As filed with the Securities and Exchange Commission on January 2, 2013

Registration No. 333-185158

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HD Supply, Inc.*

(Exact Name of Registrant as Specified in its Charter)

Delaware	5000	75-2007383
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3100 Cumberland Boulevard, Suite 1480

Atlanta, Georgia 30339

(770) 852-9000

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Ricardo Nunez, Esq.

Senior Vice President, General Counsel and Corporate Secretary

HD Supply, Inc.

3100 Cumberland Boulevard, Suite 1480

Atlanta, Georgia 30339

(770) 852-9000

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With a copy to:

Steven J. Slutzky, Esq.

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

(212) 909-6000

*	Information regarding additional registrants is contained in the Table of Additional Registrants on the following page.

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☑ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
8 1/8% Senior Secured First Priority Notes due 2019 of HD Supply, Inc.	$1,250,000,000	100%	$1,250,000,000	$170,500(2)
Guarantees of 8 1/8% Senior Secured First Priority Notes due 2019(3)	—	—	—	None(4)
11% Senior Secured Second Priority Notes due 2020 of HD Supply, Inc.	$675,000,000	100%	$675,000,000	$92,070(2)
Guarantees of 11% Senior Secured Second Priority Notes due 2020(3)	—	—	—	None(4)
11.50% Senior Notes due 2020 of HD Supply, Inc.	$1,000,000,000	100%	$1,000,000,000	$136,400(2)
Guarantees of 11.50% Senior Notes due 2020(3)	—	—	—	None(4)
Total	$2,925,000,000	100%	$2,925,000,000	$398,970(5)

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) promulgated under the Securities Act of 1933, as amended.
(2)	The registration fee has been calculated under Rule 457(f) of the Securities Act.
(3)	See the following page for a table of guarantor registrants.
(4)	Each of the guarantors will fully and unconditionally guarantee the senior notes being registered hereby. Pursuant to Rule 457(n) under the Securities Act, no separate fee for the guarantee is payable.
(5)	The registration fee was paid in full prior to the filing of the Form S-4 on November 27, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

Table of Additional Registrants*

Exact Name of Registrant as Specified in its Charter		State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification Number
Brafasco Holdings II, Inc.	Subsidiary Guarantor	Delaware	54-2167751
Brafasco Holdings, Inc.	Subsidiary Guarantor	Delaware	36-4392444
Creative Touch Interiors, Inc.	Subsidiary Guarantor	Maryland	52-1009987
HD Builder Solutions Group, LLC	Subsidiary Guarantor	Delaware	02-0647515
HD Supply Construction Supply Group, Inc.	Subsidiary Guarantor	Delaware	84-1380403
HD Supply Construction Supply, Ltd.	Subsidiary Guarantor	Florida	26-0100647
HD Supply Distribution Services, LLC	Subsidiary Guarantor	Delaware	20-2860740
HD Supply Electrical, Ltd.	Subsidiary Guarantor	Florida	26-0100654
HD Supply Facilities Maintenance Group, Inc.	Subsidiary Guarantor	Delaware	14-1900568
HD Supply Facilities Maintenance, Ltd.	Subsidiary Guarantor	Florida	52-2418852
HD Supply GP & Management, Inc.	Subsidiary Guarantor	Delaware	51-0374238
HD Supply Holdings, LLC	Subsidiary Guarantor	Florida	42-1651863
HD Supply Management, Inc.	Subsidiary Guarantor	Florida	43-2080574
HD Supply Repair & Remodel, LLC	Subsidiary Guarantor	Delaware	20-2749043
HD Supply Support Services, Inc.	Subsidiary Guarantor	Delaware	59-3758965
HD Supply Utilities Group, Inc.	Subsidiary Guarantor	Delaware	52-2048968
HD Supply Utilities, Ltd.	Subsidiary Guarantor	Florida	26-0100651
HD Supply Waterworks Group, Inc.	Subsidiary Guarantor	Delaware	05-0532711
HD Supply Waterworks, Ltd.	Subsidiary Guarantor	Florida	05-0550887
HDS IP Holding, LLC	Subsidiary Guarantor	Nevada	61-1540596
HDS Power Solutions, Inc.	Subsidiary Guarantor	Michigan	38-1992495
HSI IP, Inc.	Subsidiary Guarantor	Delaware	66-0620064
LBM Holdings, LLC	Subsidiary Guarantor	Delaware	59-0999516
ProValue, LLC	Subsidiary Guarantor	Delaware	55-0872477
White Cap Construction Supply, Inc.	Subsidiary Guarantor	Delaware	95-3043400

*	The address including zip code and telephone number including area code for each additional registrant is 3100 Cumberland Boulevard, Suite 1480, Atlanta, Georgia 30339; (770) 852-9000

The information in this prospectus is not complete and may be changed. We may not complete this exchange offer or issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 2, 2013

PROSPECTUS

HD Supply, Inc.

Offer to Exchange

$1,250,000,000 Outstanding 8 1/8% Senior Secured First Priority Notes due 2019

for $1,250,000,000 Registered 8 1/8% Senior Secured First Priority Notes due 2019

$675,000,000 Outstanding 11% Senior Secured Second Priority Notes due 2020

for $675,000,000 Registered 11% Senior Secured Second Priority Notes due 2020

$1,000,000,000 Outstanding 11.50% Senior Notes due 2020

for $1,000,000,000 Registered 11.50% Senior Notes due 2020

HD Supply, Inc. is offering to exchange: $1,250,000,000 aggregate principal amount of its outstanding unregistered 8 1/8% Senior Secured First Priority Notes due 2019, comprising $950,000,000 aggregate principal amount of its outstanding unregistered 8 1/8% Senior Secured First Priority Notes due 2019 issued on April 5, 2012 (the “April 2012 First Priority Notes”) and $300,000,000 aggregate principal amount of its outstanding unregistered 8 1/8% Senior Secured First Priority Notes due 2019 issued on August 2, 2012 (the “August 2012 First Priority Notes,” and together with the April 2012 First Priority Notes, the “Old First Priority Notes”), for a like principal amount of its registered 8 1/8% Senior Secured First Priority Notes due 2019 (the “New First Priority Notes”); $675,000,000 aggregate principal amount of its outstanding unregistered 11% Senior Secured Second Priority Notes due 2020 (the “Old Second Priority Notes”) for a like principal amount of its registered 11% Senior Secured Second Priority Notes due 2020 (the “New Second Priority Notes”); and $1,000,000,000 aggregate principal amount of its outstanding unregistered 11.50% Senior Notes due 2020 (the “Old Senior Notes”, and together with the Old First Priority Notes and the Old Second Priority Notes, the “Old Notes”) for a like principal amount of its registered 11.50% Senior Notes due 2020 (the “New Senior Notes”, and together with the New First Priority Notes and the New Second Priority Notes, the “New Notes”).

The terms of the New Notes are identical in all material respects to the terms of the Old Notes of the same series, except that the New Notes are registered under the Securities Act of 1933, as amended (the “Securities Act”), and will not contain restrictions on transfer or provisions relating to additional interest, will bear a different CUSIP number from the Old Notes of the same series and will not entitle their holders to registration rights.

No public market currently exists for the Old Notes or the New Notes.

The exchange offer will expire at 5:00 p.m., New York City time, on            , 2013 (the “Expiration Date”) unless we extend the Expiration Date. You should read the section called “The Exchange Offer” for further information on how to exchange your Old Notes for New Notes.

See “Risk Factors” beginning on page 34 for a discussion of risk factors that you should consider prior to tendering your Old Notes in the exchange offer and risk factors related to ownership of the New Notes.

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 90 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2013

You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus is accurate as of any date other than the date of this prospectus. Also, you should not assume that there has been no change in the affairs of HD Supply, Inc. and its subsidiaries since the date of this prospectus.

For additional information regarding the availability of this prospectus and other information available upon request, see “Where You Can Find More Information.”

FORWARD-LOOKING STATEMENTS AND INFORMATION

This prospectus and the information incorporated by reference herein includes forward-looking statements. Some of the forward-looking statements can be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “should,” “could,” “seeks,” “intends,” “plans,” “estimates,” “anticipates” or other comparable terms. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this report and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our consolidated results of operations, financial condition, liquidity, prospects, growth strategies and the industries in which we operate and including, without limitation, statements relating to our estimated or anticipated financial performance or results.

Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that forward-looking statements are not guarantees of future performance and that our actual consolidated results of operations, financial condition and liquidity, and the development of the industries in which we operate may differ materially from those made in or suggested by the forward-looking statements contained in this report. In addition, even if our consolidated results of operations, financial condition and liquidity, and the development of the industries in which we operate are consistent with the forward-looking statements contained in this report, those results or developments may not be indicative of results or developments in subsequent periods. A number of important factors could cause actual results to differ materially from those contained in or implied by the forward-looking statements, including those reflected in forward-looking statements relating to our operations and business, the risks and uncertainties discussed in “Risk Factors” and those described from time to time in our other filings with the SEC. Factors that could cause actual results to differ from those reflected in forward-looking statements relating to our operations and business include:

•	Inherent risks of the residential, non-residential and public infrastructure construction and facility maintenance and repair markets;

•	Our ability to achieve profitability;

•	Our ability to service our debt and to refinance all or a portion of our indebtedness;

•	Our substantial indebtedness and our ability to incur additional indebtedness;

•	Limitations and restrictions in the agreements governing our indebtedness;

•	Our ability to obtain additional financing on acceptable terms;

•	Increases in interest rates;

•	Rating agency actions with respect to our indebtedness;

•	The interests of the Equity Sponsors (as defined herein);

•	The competitive environment in which we operate and demand for our products and services in highly competitive and fragmented industries;

•	Goodwill and other impairment charges;

•	Our obligations under long-term, non-cancelable leases;

•	Consolidation among our competitors;

•	The loss of any of our significant customers;

•	Failure to collect monies owed from customers, including on credit sales;

•	Competitive pricing pressure from our customers;

•	Our ability to identify and acquire suitable acquisition candidates on favorable terms;

•	Variability in our revenues and earnings;

i

•	Cyclicality and seasonality of the residential, non-residential and infrastructure construction and facility maintenance and repair markets;

•	Fluctuations in commodity and energy prices;

•	Our ability to identify and develop relationships with a sufficient number of qualified suppliers and to maintain our supply chains;

•	Our ability to manage fixed costs;

•	Changes in our product mix;

•	The impairment of financial institutions;

•	The development of alternatives to distributors in the supply chain;

•	Our ability to manage our working capital through product purchasing and customer credit policies;

•	Inclement weather, anti-terrorism measures and other disruptions to the transportation network;

•	Interruptions in the proper functioning of information technology (“IT”) systems;

•	Our ability to implement our technology initiatives;

•	Changes in U.S. federal, state or local regulations;

•	Exposure to construction defect and product liability claims and other legal proceedings;

•	Potential material liabilities under our self-insured programs;

•	Changes in U.S. health care legislation;

•	Our ability to attract, train and retain highly qualified associates and key personnel;

•	Fluctuations in foreign currency exchange rates;

•	Inability to protect our intellectual property rights;

•	Changes in U.S. and foreign tax law;

•	Limitations on our income tax net operating loss carry forwards in the event of an ownership change;

•	Our ability to identify and integrate new products;

•	Significant costs related to compliance with environmental, health and safety laws, including new climate change regulations; and

•	Our ability to achieve and maintain effective disclosure controls and internal control over our financial reporting.

You should read this prospectus and the information incorporated by reference herein, including the uncertainties and factors discussed under “Risk Factors,” completely and with the understanding that actual future results may be materially different from expectations. All forward looking statements made in this prospectus or the information incorporated by reference herein are qualified by these cautionary statements. These forward looking statements are made only as of the date of this prospectus or the applicable document incorporated by reference herein, as the case may be, and we do not undertake any obligation, other than as may be required by law, to update or revise any forward looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, changes in future operating results over time or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends, or indications of future performance, unless expressed as such, and should only be viewed as historical data.

TRADEMARK

We use various trademarks, service marks and brand names, such as HD Supply (and design), Crown Bolt, National Waterworks (and design), USABluebook, Creative Touch Interiors and White Cap that we deem particularly important to the advertising activities and operation of our various lines of business and some of these marks are registered in the United States and, in some cases, other jurisdictions. This prospectus also refers to the brand names, trademarks or service marks of other companies. All brand names and other trademarks or service marks cited in this prospectus are the property of their respective holders.

MARKET AND INDUSTRY DATA

This prospectus includes estimates regarding market and industry data and forecasts, which are based on publicly available information, industry publications and surveys, reports from government agencies, reports by market research firms and our own estimates based on our management’s knowledge of and experience in the residential and commercial services industry and market segments in which we compete. We have not independently verified market and industry data from third party sources. This information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process, and other limitations and uncertainties inherent in surveys of market size. In addition, consumer preferences and the competitive landscape can and do change.

CERTAIN TERMS USED IN THIS PROSPECTUS

In this prospectus, unless otherwise indicated or the context otherwise requires:

•	“12.0% Senior Notes” refers to the Company’s 12.0% Senior Cash Pay Notes due 2014.

•

“ABL Priority Collateral” refers to the collateral securing the Senior ABL Facility on a first-priority basis, the Senior Term Facility and the New First Priority Notes on a second-priority basis and the New Second Priority Notes on a third-priority basis, as described in “Description of First Priority Notes” and “Description of Second Priority Notes.”

•	“Bain” refers to investment funds associated with Bain Capital Partners, LLC, or any successor to its investment management business.

•	“Carlyle” refers to investment funds associated with Carlyle Investment Management, LLC, or any successor to its investment management business.

•

“Cash Flow Priority Collateral” refers to the collateral securing the Senior Term Facility and the New First Priority Notes on a first-priority basis, the Second Priority Notes on a second-priority basis and the Senior ABL Facility on a third-priority basis, as described in “Description of First Priority Notes” and “Description of Second Priority Notes.”

•	“CD&R” refers to investment funds associated with Clayton, Dubilier & Rice, LLC, or any successor to its investment management business.

•	“Equity Sponsors” refers collectively to Bain, Carlyle and CD&R.

•

“Existing ABL Credit Facility” refers to the senior asset-based revolving credit facility entered into by HD Supply (as successor by merger to HDS Acquisition Subsidiary, Inc.) on August 30, 2007 (as amended by Amendment No. 1, dated as of October 3, 2007, Amendment No. 2, dated as of November 1, 2007, and Limited Consent and Amendment No. 3, dated as of March 19, 2010), in an aggregate principal amount of $2,100 million, a portion of which may be used for letters of credit or swing-line loans.

•	“Existing Senior Notes” refers to the Company’s 14.875% Senior Notes due 2020 issued on April 12, 2012.

•

“Existing Senior Secured Credit Facility” refers to the senior secured credit facility entered into by HD Supply (as successor by merger to HDS Acquisition Subsidiary, Inc.) on August 30, 2007, as amended on October 2, 2007 and November 1, 2007, which consists of a $1,000 million term loan facility and a $300 million revolving credit facility.

•	“Existing Term Loan” refers to the $1,000 million term loan facility under the Existing Senior Secured Credit Facility.

•	“First Priority Notes” refers to the Old First Priority Notes and the New First Priority Notes.

•	“First Priority Notes Indenture” refers to the indenture governing the First Priority Notes.

•	“HD Supply,” “the Company,” “we,” “our” and “us” refer to HD Supply, Inc. and its consolidated subsidiaries.

•	“Holding” refers to HDS Investment Holding, Inc.

•	“Indentures” refers collectively to the New First Priority Notes Indenture, the Second Priority Notes Indenture and the Senior Notes Indenture.

•	“Refinancing Transactions” refers to the transactions described in “Summary—The Refinancing Transactions.”

•	“Second Priority Notes” referes to the Old Second Prioriy Notes and the New Second Priority Notes.

•	“Second Priority Notes Indenture” refers to the indenture governing the Second Priority Notes.

•	“Senior ABL Agreement” refers to the credit agreement governing the Senior ABL Facility.

•	“Senior ABL Facility” refers to our new revolving asset backed credit facility described in “Description of Other Indebtedness.”

•	“Senior Credit Facilities” refers collectively to the Senior ABL Facility and the Senior Term Facility.

•	“Senior Notes” refers to the Old Senior Notes and the New Senior Notes.

•	“Senior Notes Indenture” refers to the indenture governing the Senior Notes.

•	“Senior Subordinated Notes” refers to the Company’s 13.5% Senior Subordinated Notes due 2015.

•	“Senior Term Agreement” refers to the credit agreement governing the Senior Term Facility.

•	“Senior Term Facility” refers to our new term credit facility described in “Description of Other Indebtedness.”

•	“Subsidiary Guarantors” refers to the subsidiaries of the issuer that will guarantee the Notes.

•	“Transactions” refers to the transactions described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Relationship with Home Depot—Historical relationship.”

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SUMMARY

This summary highlights information contained elsewhere in this prospectus and may not contain all of the information that may be important to you. For a more complete understanding of our business and the Refinancing Transactions (as defined herein), you should read this summary together with the more detailed information and financial statements appearing elsewhere and incorporated by reference in this prospectus. You should read this entire prospectus carefully, including our consolidated financial statements and the related notes as well as the “Risk Factors” and “Forward-Looking Statements and Information” sections.

Unless otherwise indicated, the information in this prospectus excludes our Industrial, Pipe, Valve and Fitting business (“IPVF”) which we sold on March 26, 2012 to Shale-Inland Holdings, LLC. Our unaudited financial statements for the nine months ended October 28, 2012 and October 30, 2011 and our annual financial statements for each of the fiscal years ended January 29, 2012 (“fiscal 2011”), January 30, 2011 (“fiscal 2010”) and January 31, 2010 (“fiscal 2009”) have been revised to present IPVF as a discontinued operation for the periods presented.

Our Company

We are one of the largest industrial distributors in the United States and Canada based on sales serving three distinct market sectors: Infrastructure & Energy, Maintenance, Repair & Improvement and Specialty Construction. With a diverse portfolio of industry-leading distribution businesses and more than 80 years of experience, we provide a broad range of products and services to approximately 440,000 professional customers including contractors, government entities, maintenance professionals, home builders and industrial businesses. Through approximately 630 locations across the United States and Canada we have an expansive offering of approximately one million stock-keeping units (“SKUs”) of quality, name-brand and proprietary-brand products at competitive prices. For the fiscal year ended January 29, 2012, we generated $7.0 billion in Net sales, $508 million of Adjusted EBITDA and incurred a Net loss of $543 million. For a reconciliation of net income (loss), the most directly comparable financial measure under GAAP, to Adjusted EBITDA, see “—Summary Consolidated Financial Data.”

We provide localized, customer-driven services to a diverse group of end markets and customers through approximately 14,400 associates and a network of approximately 630 locations across 46 U.S. states and 9 Canadian Provinces. Our comprehensive supply chain solutions consist of services such as jobsite delivery, will call or direct-ship options. Furthermore, volume purchasing, comprehensive product assortment, product knowledge and availability allow our customers to reduce procurement costs and enhance overall workforce productivity. We believe the combination of these services with our national footprint, broad purchasing scale and extensive product offering drive our long-standing customer relationships and create competitive advantage. We reach our customers through a variety of sales channels, including a service sales force, call centers, customer service representatives and a direct marketing program. The direct marketing strategy consists of a national account sales program, a HD Supply branded website and segment-specific product catalogues. Our distribution network allows us to provide reliable, on-time delivery throughout the United States.

Geographic Footprint

Our business is differentiated by diversity in the products, businesses and end markets which we serve. The following charts summarize our revenue by line of business and end market for the fiscal year ended January 29, 2012.

Our Industry

Through seven industrial distribution businesses in the U.S. and a Canadian operation, we provide a diverse range of products and services to professional customers in the Infrastructure & Energy, Maintenance, Repair & Improvement and Specialty Construction market sectors. Most of our businesses operate in markets with a high degree of customer and supplier fragmentation, which typically demand a high level of service and availability of a broad set of complex products from a large number of suppliers. These factors drive the importance of the distributor within the value chain and create barriers to entry for suppliers to sell directly to customers.

Maintenance, Repair & Improvement

Our Maintenance, Repair & Improvement businesses serve customers by delivering supplies and services needed to maintain and upgrade facilities across multiple industries. The sector is a $64 billion addressable market where our demand is driven by maintenance requirements for the existing stock of U.S. structures and traditional repair and remodel construction across multiple industries. Our businesses in this sector have non-branch based operating models. Our Facilities Maintenance and Crown Bolt businesses are distribution center based models, while our Repair & Remodel business is a retail outlet primarily serving cash and carry customers. Our leadership position within this sector should allow us to capitalize on improving business conditions within the segment. We expect to benefit from an increase in demand from our customers in maintenance repair and improvement materials during periods of lower vacancy rates and high occupancy rates.

Multifamily Vacancy Rate	Multifamily Revenue Per Occupied Stock

Source: REIS (“United States Apartment 2Q 2012 MetroTrend Futures”)

Our businesses serving customers in Maintenance, Repair & Improvement include:

Facilities Maintenance. Supplies maintenance, repair and operations (“MRO”) products and upgrade and renovation services largely to the multifamily, healthcare, hospitality, institutional and commercial properties markets. Products include kitchen and bathroom plumbing products, heating, ventilating and air conditioning (“HVAC”) products, tools and repair materials, appliances, cabinet and drawer hardware, door hardware and locksets, fasteners, lighting, electrical maintenance supplies, safety products, guest amenities, textiles, healthcare maintenance and janitorial supplies. Facilities Maintenance is a distribution center based model.

Repair & Remodel. Offers light remodeling and construction supplies primarily to small remodeling contractors and trade professionals. Products include kitchen cabinets, windows, plumbing materials, masonry, electrical equipment, lumber, flooring and tools and tool rentals for small remodeling, home improvement and do-it-yourself residential projects. Repair & Remodel is a retail outlet business primarily serving cash and carry customers.

Crown Bolt. A retail distribution operator, providing program and packaging solutions, sourcing, distribution, and in-store service, primarily serving The Home Depot, Inc., (“Home Depot” or “THD”) and other hardware stores. Products include fasteners, builders hardware, rope and chain and plumbing accessories primarily consumed in home improvement, do-it-yourself projects and residential construction. Crown Bolt is a distribution center based model.

Infrastructure & Energy

To support established infrastructure and economic growth, our Infrastructure & Energy businesses serve customers in the Infrastructure & Energy market sector by striving to meet their demand for the critical supplies and services used to build and maintain water systems, and for the generation, transmission, distribution and application of electrical power. The sector is a $42 billion addressable market where our demand is driven in the United States by an aging national infrastructure, an overburdened existing infrastructure, general population growth trends and the need for cost-effective energy distribution. We believe that our customers delayed required upgrades or repairs during the recent economic downturn and there is a substantial backlog of projects that will need to be addressed in the coming years from which we stand to benefit. In the utilities space specifically, we stand to capitalize upon forecasts of $55 billion in planned transmission investment by shareholder-owned utilities over the next four years.

Actual and Planned Transmission Investment by Shareholder—Owned Utilities (US$ in Millions)1

Source: Edison Electric Institute, Business Information Group as of July 2012.

1	Amounts adjusted for inflation and are expressed in real 2011 dollars.
2	Planned total industry expenditures are preliminary.

The broad geographic presence of these businesses, through a regionally organized distribution network of branches, reduces our exposure to economic factors in any single region. The Infrastructure & Energy sector is made up of the following businesses:

Waterworks. Distributes complete lines of water and wastewater transmission products, serving contractors and municipalities in all aspects of the water and wastewater industries. Products include pipes, fittings, valves, hydrants and meters for use in the construction, maintenance and repair of water and waste-water systems as well as fire-protection systems. Waterworks also provides adjacent offerings, including smart meters (AMR/AMI), high-density polyethylene (HDPE) pipe and specific engineered treatment plant products and services. Waterworks complements its product offering with various value-added services such as water meter testing and reconditioning, fusion machine rental, inventory management, hot-tapping, water systems audits, control valve testing and repair, onsite inventory trailers, manhole rehabilitation, line stopping and online material management.

Power Solutions. Distributes electrical transmission and distribution products, power plant MRO supplies, smart-grid technologies, and provides materials management and procurement outsourcing arrangements to the power generation and distribution industries. Products include conductors such as wire and cable, transformers, overhead transmission and distribution hardware, switches, protective devices and underground distribution, connectors used in the construction or maintenance and repair of electricity transmission and substation distribution infrastructure, and electrical wire and cable, switchgear, supplies, lighting and conduit used in residential and commercial construction.

Specialty Construction

Our Specialty Construction businesses serve professional contractors and trades by striving to meet their very distinct customized supply needs in commercial, residential and industrial applications. The sector is a $17 billion addressable market where demand is driven by single family, multifamily, commercial, municipal, and repair and remodel construction spending. White Cap is the primary business that serves this sector through a broad national presence, a regionally organized distribution network of branches. We believe we are well positioned to capitalize upon the recovery of the residential and non-residential construction sectors which are expected to see a continued rebound in the next several years from historical low levels.

Non-Residential Construction Spending ($) Indexed to 2007	Residential Construction: Single Family Starts, Indexed to 2007

Source: Management estimates based on industry data.

Our businesses serving customers in this market include:

White Cap. Distributes specialized hardware, tools and building materials to professional contractors. Products include tilt-up brace systems, forming and shoring systems, concrete chemicals, hand and power tools, rebar, ladders, safety and fall arrest equipment, specialty screws and fasteners, sealants and adhesives, drainage pipe, geo-synthetics, and erosion and sediment control used broadly across all types of residential and non-residential construction.

Creative Touch Interiors (“CTI”). Offers turnkey supply and installation services for multiple interior finish options, including flooring, cabinets, countertops, and window coverings, along with comprehensive design center services for residential, commercial and senior living projects.

HD Supply Canada

HD Supply Canada is an industrial distributor that primarily focuses on servicing fasteners/industrial supplies and specialty lighting markets. HD Supply Canada operates across nine provinces.

Our Strengths

We believe that our company has the following competitive strengths:

Market share leader with significant scale distributing a broad product offering to diverse end markets nationally: We operate in the large, fragmented U.S. and Canadian residential, non-residential and infrastructure construction, renovation and improvement markets. We have leading market share in our four major businesses. Facilities Maintenance is the largest distributor to multi-family properties and Power Solutions is the largest utilities distributor. Many of our competitors lack the resources and scale to compete with our product depth and knowledge, strong customer service, global sourcing capability, broad geographic coverage, and sophisticated information technology systems. Our expansive national footprint drives competitive advantage in our markets and gives us the ability to not only provide excellent national service but also leverage our purchasing power through our significant scale. As a result, we have developed leading market positions and believe that we are poised to capture additional market share and capitalize on continued consolidation in the industry.

Our broad end-market and geographic exposure, low customer concentration and diverse product and service offerings across our businesses help reduce the risks related to a single end market, customer or vendor. We serve a broad array of end markets with favorable long-term growth prospects, driven by many different factors. Furthermore, we operate approximately 630 locations strategically located across 46 U.S. States and 9 Canadian Provinces. Our broad business mix reduces our exposure to the seasonality and cyclicality of any individual end market or region. We offer approximately one million SKUs to approximately 440,000 professional customers, including contractors, government entities, maintenance professionals, home builders and industrial businesses. Our large, highly fragmented customer base has very low account concentration with our largest customer, Home Depot, representing only 3.9% of our total sales in fiscal year ending January 2012. In addition, no customer, other than Home Depot, represented more than 1.0% in the same year.

Addressable Market Opportunity and HD Supply’s Position (US$ in Billions)

1	Management estimates.
2	Sales for the year ended January 29, 2012.
3	Facilities Maintenance is the largest distributor to multifamily properties. Power Solutions is the largest utilities distributor.

Strategic supplier relationships. We have developed relationships with approximately 14,000 strategic suppliers, many of which are long-standing relationships. These supplier relationships provide us with reliable access to inventory, volume purchasing benefits and the ability to deliver a diverse product offering on a cost-effective basis. We maintain multiple suppliers for a substantial number of our products, thereby limiting the risk of product shortage for customers. We also have a sourcing office located in China in order to help us advantageously procure a number of supplies from low cost countries. Our strong supplier relationships allow us to leverage our existing relationships into strategic partnerships. We seek synergies across business lines with suppliers by aggregating purchases where possible to achieve favorable pricing and terms.

Highly integrated, industry-leading technology platform. Each of our portfolio companies has converged on a single, integrated technology platform specific to their business. Leveraging common technologies and centers of excellence across HD Supply, they provide leading capabilities for web commerce, order and warehouse management, pricing, reporting and business analytics. The core enterprise resource planning platforms are extended by a series of world-class on-premise and cloud-based solutions. Together, these provide seamless customer integration for sales, optimize receivables and inventory management, as well as highly-scalable internal processes without rework and waste.

Robust liquidity and strong cash flow generation. Historically, our strong competitive position and high quality products and services have allowed us to generate attractive and stable gross margins. These margins together with limited capital expenditures and modest working capital requirements significantly benefit our operating flexibility and ability to generate significant cash flow. As is typical with the flexibility associated with a distribution operating model, our cost structure is largely based on variable costs and furthermore capital expenditures were approximately 1.6% of our sales for the twelve months ended January 29, 2012. This operating model allows us to adjust to changing industry dynamics and as a result, in periods of decreased sales activity, we are able to generate cash flow as our costs are reduced and working capital contracts. In addition, we believe that our strong liquidity position is a strategic asset, as it allows us to serve our customers’ needs in all operating environments.

Experienced management team and strong equity sponsorship. Our management team is focused on stringent operational and financial metrics and has successfully navigated through the economic downturn in 2008 and 2009. In the fiscal year ending January 2012, sales grew by 9.0% year-over-year and our Adjusted EBITDA increased by 48% over the past two fiscal years. The strong rebound is largely attributable to the successful execution of our strategy by our senior management team, which has an average of more than 20 years of distribution, construction and diversified industry experience. Our CEO, Joseph DeAngelo, has over 25 years of global operating experience including 17 years at General Electric Company, where he gained extensive operational, sourcing and financial experience across numerous General Electric business units. Our business heads have significant experience across industries with our company and at other leading industrial companies such as General Electric Company, Arrow Electronics, Inc., Honeywell International Inc. and The Stanley Works. The presidents of our businesses have vast industry experience, the majority of which has been accrued in service at our legacy companies. Further, each of our Equity Sponsors brings a strong track record of creating value through their ownership of large distribution businesses, including Rexel S.A., Brenntag Holding GmbH & Co. KG and Wesco Aircraft Hardware Corp.

Our Strategy

We are focused on driving strong performance and ongoing operational improvements at our businesses through the following initiatives:

Build upon strong leadership positions among our principal lines of business. Our Waterworks and White Cap lines of business currently enjoy the leading position in their respective markets. Our Facilities Maintenance line of business has the leading position in the U.S. multifamily MRO segment of the facilities MRO market and our Power Solutions line of business has the leading position in the U.S. and Canada in the utilities distribution market. We believe that our market share substantially exceeds that of the next largest competitor in each of these four markets. We believe our scale and local-market presence position us to gain further share as we expect that our suppliers and customers will continue to seek relationships with fewer, larger distributors. Our ongoing focus will be to continue to develop our principal lines of business with a focus on leveraging our strong market positions and investing locally to grow market share.

Focus on organic sales growth initiatives. Our businesses focus on acquiring new customers as well as selling new products to existing customers. We currently sell approximately one million SKUs to approximately 440,000 customers comprised of contractors, government entities, maintenance professionals, home builders and industrial businesses. Our diversity enables us to increase our sales to existing customers by satisfying a broad range of their needs across multiple lines of business. We have multiple initiatives to identify and enter adjacent markets and new geographies to expand our customer base. Our products include the materials necessary for the construction of a facility through its ongoing maintenance and through future remodeling and expansion. We continue to invest in organic growth initiatives within our principal lines of business including in the following:

•	Facilities Maintenance: Increase market share in multifamily, hospitality, healthcare, institutional and industrial end markets.

•	Waterworks: Expand into new geographies, direct-to-distribution, and adjacent product lines such as meters, treatment plants, storm drainage and fusible plastics.

•	White Cap: Grow local market and MSA leadership and enhance merchandising.

•	Power Solutions: Increase market share within the independent owned utilities market and the generation market, establish alliances in new markets and expand existing product and solution portfolio.

Continued focus on operational efficiency and margin enhancement initiatives will lead to improved cash flows. We place a particular emphasis on maintaining a strong focus on sourcing, pricing discipline and working capital optimization. As a result our financial efficiency, during what has been an otherwise difficult operating environment over the past several years, has improved as evidenced by our expansion of gross margins from 28.0% in fiscal 2009 to 28.7% in fiscal 2011. In addition, we have successfully leveraged our fixed cost infrastructure as SG&A as a percentage of sales have declined from 23.0% in fiscal 2009 to 21.8% in fiscal 2011, which has enabled our Adjusted EBITDA to grow at a CAGR of 21.7% during this period.

Gross Margin Improvement Initiatives:

•	Continued consolidation of our vendors to aggregate total product spend, reduction of vendor overlap across our lines of business and increased sourcing from low cost countries

•	Optimize our inbound freight costs, physical facilities and delivery fleet

•

Grow sales of private-label products which typically generate higher gross margins than leading third-party brands sold by our businesses and enhance customer loyalty. Approximately 7.1% of our fiscal 2011 sales were generated by private label products

Operating Cost Enhancement Initiatives:

•	Consolidation of our back office operations reducing our overall cost structure

•	Investment in technology to improve efficiencies within our transportation management and our warehouse management systems

•	Continued optimization of investment in working capital

Proactive portfolio optimization. Through past divestitures, we have focused our portfolio around our four key business lines which we believe are positioned to achieve leading financial and strategic performance. Approximately 90% of our sales are concentrated in our primary business lines in which we believe we have companies with leading market positions. Our management team is incentivized to achieve our operational goals focused on achieving organic growth, profitability and high returns and we believe our current set of businesses will allow us to achieve these goals. We have a strong track record of integrating new businesses through “tuck-in” acquisitions and continue to evaluate accretive opportunities in adjacent geographies, customers and product categories.

Ownership and Corporate Structure

Equity Sponsor Overview

The Equity Sponsors own 83.8% of the outstanding capital stock of our parent company, Holding, without giving effect to outstanding options.

Bain Capital Partners, LLC. Established in 1984, Bain Capital Partners, LLC is one of the world’s leading private investment firms with approximately $60 billion in assets under management, over 400 investment professionals, and 10 offices in 6 countries. Bain’s affiliated advisors make private equity, public equity, leveraged debt, venture capital and absolute return investments across a wide range of industries, asset classes, and geographies. Over 28 years, Bain has completed over 460 private equity investments. Select current portfolio companies include HCA, Michael’s Stores, Bloomin’ Brands, and Sensata Technologies.

The Carlyle Group. The Carlyle Group is a global alternative asset manager with $147 billion of assets under management in 89 active funds and 52 fund of fund vehicles as of December 31, 2011. Carlyle invests across four segments—Corporate Private Equity, Real Assets, Global Market Strategies and Fund of Funds Solutions—in Africa, Asia, Australia, Europe, the Middle East, North America and South America. The Carlyle Group employs more than 1,300 people in 33 offices across six continents. Select portfolio companies include: Dunkin’ Brands Group, Nielsen, AMC and Kinder Morgan.

Clayton, Dubilier & Rice, LLC. Founded in 1978, Clayton, Dubilier & Rice, LLC is a private equity firm with an investment strategy predicated on building stronger, more profitable businesses. The firm’s professionals include a combination of financial and operating executives. Since inception, CD&R has managed the investment of approximately $16 billion in 49 U.S. and European businesses with an aggregate transaction value of approximately $80 billion. CD&R has a long history of investing in market-leading distribution businesses, including VWR International, a leading global distributor of laboratory supplies, U.S. Foodservice, the second largest broadline foodservice distributor in the United States, Rexel, the leading distributor worldwide of electrical supplies, and Diversey, a leading global manufacturer and distributor of commercial cleaning, sanitation and hygiene solutions.

The following chart illustrates our current ownership, organizational and capital structure:

*	Does not give effect to outstanding options.
(1)	Borrower under the Senior Credit Facilities and issuer of the New First Priority Notes, the Second Priority Notes, the Existing Senior Notes, the notes offered hereby and the Senior Subordinated Notes.
(2)	A Canadian subsidiary of HD Supply is a borrower under the Senior ABL Facility. Each domestic subsidiary of HD Supply (other than certain excluded subsidiaries, “Excluded Subsidiaries”) currently guarantees HD Supply’s obligations under the Senior ABL Facility, and each such domestic subsidiary and certain Canadian subsidiaries of HD Supply (other than Excluded Subsidiaries) currently guarantee the obligations of the Canadian borrower under the Senior ABL Facility. The Senior ABL Facility and guarantees thereof are secured as described under “Description of Other Indebtedness—Senior Credit Facilities—Senior ABL Facility.”
(3)	The New Notes will be guaranteed by each domestic subsidiary of HD Supply that is a borrower under the Senior ABL Facility or guarantees HD Supply’s indebtedness under any Credit Facility and that is a Wholly Owned Domestic Subsidiary or that guarantees Capital Markets Securities. See “Description of First Priority Notes—Subsidiary Guarantees,” “Description of Second Priority Notes—Subsidiary Guarantees” and “Description of Senior Notes—Subsidiary Guarantees.” These subsidiaries also guarantee the Old Notes, the Existing Senior Notes and the Senior Subordinated Notes. See “Description of Other Indebtedness—Existing Senior Notes” and “Description of Other Indebtedness—Senior Subordinated Notes.”

The Refinancing Transactions

The following transactions (the “Refinancing Transactions”) occurred on April 12, 2012:

•	Entry into a new Senior Term Facility and the repayment of all amounts outstanding under our Existing Senior Secured Credit Facility.

•	Entry into a new Senior ABL facility and the repayment of all amounts outstanding under our Existing ABL Credit Facility.

•	Bain and Carlyle exchanged certain of the 12.0% Senior Notes held by them prior to the redemption of the 12.0% Senior Notes for a portion of the Existing Senior Notes (the “Sponsor Exchange”).

•	CD&R purchased a portion of the Existing Senior Notes (the “CD&R Purchase” and together with the Sponsor Exchange, the “Existing Senior Notes Issuance”).

•	The issuance of the April 2012 First Priority Notes.

•	The issuance of the Old Second Priority Notes

•	The redemption of the remaining 12.0% Senior Notes.

•	The termination of the guarantee by Home Depot of our payment obligations for principal and interest under the Existing Term Loan under the Existing Senior Secured Credit Facility.

In addition, on August 2, 2012, we issued the August 2012 First Priority Notes.

On October 15, 2012, we issued $1 billion of the Old Senior Notes at par. As a result of the issuance, we incurred $18 million in debt issuance costs. On November 8, 2012, the net proceeds from the Old Senior Notes issuance were used to redeem $930 million of the outstanding Senior Subordinated Notes at a premium of 103.375%.

*    *    *    *    *

HD Supply, Inc. is a Delaware corporation. Our principal executive offices are located at 3100 Cumberland Boulevard, Suite 1480, Atlanta, Georgia, and our telephone number at that address is (770) 852-9000. Our website is www.hdsupply.com. Information on our website is not incorporated in this prospectus.

Summary of the Terms of the Exchange Offer

The Old Notes were issued in transactions exempt from registration under the Securities Act.

Notes Offered	$1,250,000,000 aggregate principal amount of new 8 1/8% Senior Secured First Priority Notes due 2019, which have been registered under the Securities Act;

$675,000,000 aggregate principal amount of new 11% Senior Secured Second Priority Notes due 2020, which have been registered under the Securities Act; and

$1,000,000,000 aggregate principal amount of new 11.50% Senior Notes due 2020, which have been registered under the Securities Act.

When we use the term “Notes” in this prospectus, the related discussion applies to both the Old Notes and the New Notes.

The terms of the New Notes are identical in all material respects to the terms of the Old Notes of the same series, except that the New Notes are registered under the Securities Act and will not be subject to restrictions on transfer, will bear a different CUSIP and ISIN number than the Old Notes, will not entitle their holders to registration rights and will be subject to terms relating to book-entry procedures and administrative terms relating to transfers that differ from those of the Old Notes.

The CUSIP numbers for the Old First Priority Notes are 40415R AE5 (Rule 144A) and U4047C AC1 (Regulation S). The ISIN numbers for the Old First Priority Notes are US40415RAE53 (Rule 144A) and USU4047CAC11 (Regulation S). The CUSIP numbers for the Old Second Priority Notes are 40415R AG0 (Rule 144A) and U4047C AD9 (Regulation S). The ISIN numbers for the Old Second Priority Notes are US40415RAG02 (Rule 144A) and USU4047CAD93 (Regulation S). The CUSIP numbers for the Old Senior Notes are 40415R AJ4 (Rule 144A) and U4047C AE7 (Regulation S). The ISIN numbers for the Old Senior Notes are US40415RAJ41 (Rule 144A) and USU4047CAE76 (Regulation S). The CUSIP number for the New First Priority Notes is 40415R AF2 and the ISIN number for the New First Priority Notes is US40415RAF29. The CUSIP number for the New Second Priority Notes is 40415R AH8 and the ISIN number for the New Second Priority Notes is US40415RAH84. The CUSIP number for the New Senior Notes is 40415R AK1 and the ISIN number for the New Senior Notes is US40415RAK14.

The Exchange Offer	You may exchange Old Notes of each series for a like principal amount of New Notes. The consummation of the exchange offer is not conditioned upon any minimum or maximum aggregate principal amount of Old Notes being tendered for exchange.

Resale of New Notes	We believe the New Notes that will be issued in the exchange offer may be resold by most investors without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to certain conditions. You should read the discussions under the headings “The Exchange Offer” for further information regarding the exchange offer and resale of the New Notes.

Registration Rights Agreement	We have undertaken the exchange offer pursuant to the terms of the exchange and registration rights agreements we entered into with the initial purchasers on April 12, 2012, August 2, 2012 and October 15, 2012 (together, the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, we agreed to use our commercially reasonable efforts to consummate an exchange offer for the Old Notes pursuant to an effective registration statement or to cause resales of the Old Notes to be registered. We have filed this registration statement to meet our obligations under the Registration Rights Agreement. If we fail to satisfy our obligations under the Registration Rights Agreement and a Registration Default occurs, the interest rate on the Registrable Securities will be increased by (i) 0.25 percent per annum for the first 90-day period beginning on the day immediately following such Registration Default and (ii) an additional 0.25 percent per annum with respect to each subsequent 90-day period, in each case until and including the date such Registration Default ends, up to a maximum increase of 0.50 percent per annum. See “Exchange Offer; Registration Rights.”

Consequences of Failure to Exchange the Old Notes	You will continue to hold Old Notes that remain subject to their existing transfer restrictions if:

•	you do not tender your Old Notes; or

•	you tender your Old Notes and they are not accepted for exchange.

With some limited exceptions, we will have no obligation to register the Old Notes after we consummate the exchange offer. See “The Exchange Offer—Terms of the Exchange Offer; Period for Tendering Old Notes.”

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2013 (the “Expiration Date”), unless we extend it, in which case Expiration Date means the latest date and time to which the exchange offer is extended.

Interest on the New Notes	The New Notes of each series will accrue interest from the most recent date to which interest has been paid or provided for on the Old Notes of the same series or, if no interest has been paid on the Old Notes of the same series, from the date of original issue of the Old Notes of the same series.

Conditions to the Exchange Offer

The exchange offer is subject to several customary conditions. We will not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes, and we may terminate or amend the exchange offer with respect to one or more series of notes if we determine in our reasonable judgment at any time before the Expiration Date that the exchange offer would violate applicable law, any applicable interpretation of the SEC or its staff or any order of any governmental agency or court of competent jurisdiction. The foregoing conditions are for our sole benefit and may be waived by us at any time. In addition, we will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at any time any stop order is threatened or in effect with respect to:

•	the registration statement of which this prospectus constitutes a part; or

•	the qualification of the Indentures under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

See “The Exchange Offer—Conditions to the Exchange Offer.” We reserve the right to terminate or amend the exchange offer at any time prior to the Expiration Date upon the occurrence of any of the foregoing events.

Procedures for Tendering Old Notes	If you wish to participate in any of the exchange offers, you must submit required documentation and effect a tender of Old Notes pursuant to the procedures for book-entry transfer (or other applicable procedures), all in accordance with the instructions described in this prospectus and in the relevant letter of transmittal or electronic acceptance instruction. See “The Exchange Offer—Procedures for Tendering Old Notes.”

Guaranteed Delivery Procedures	If you wish to tender your Old Notes, but cannot properly do so prior to the Expiration Date, you may tender your Old Notes according to the guaranteed delivery procedures set forth under “The Exchange Offer—Guaranteed Delivery Procedures.”

Withdrawal Rights	Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. To withdraw a tender of Old Notes, a notice of withdrawal must be actually received by the Exchange Agent at its address set forth in “The Exchange Offer—Exchange Agent” prior to 5:00 p.m., New York City time, on the Expiration Date. See “The Exchange Offer—Withdrawal Rights.”

Acceptance of Old Notes and Delivery of New Notes	Except in some circumstances, any and all Old Notes that are validly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the Expiration Date will be accepted for exchange. The New Notes issued pursuant to the exchange offer will be delivered promptly after the Expiration Date. See “The Exchange Offer—Acceptance of Old Notes for Exchange; Delivery of New Notes.”

Certain U.S. Federal Tax Considerations	We believe that the exchange of the Old Notes for the New Notes will not constitute a taxable exchange for U.S. federal income tax purposes. See “Certain United States Federal Income Tax Considerations.”

Exchange Agents	Wilmington Trust, National Association is serving as the Exchange Agent for the First Priority Notes and the Second Priority Notes and Wells Fargo Bank, National Association is serving as the Exchange Agent for the Senior Notes (each, an “Exchange Agent” and, together, the “Exchange Agents”).

Summary of the Terms of the New First Priority Notes

The terms of the New First Priority Notes offered in the exchange offer are identical in all material respects to the Old First Priority Notes, except that the New First Priority Notes:

•	are registered under the Securities Act and therefore will not be subject to restrictions on transfer;

•	will not be subject to provisions relating to additional interest;

•	will bear a different CUSIP and ISIN number;

•	will not entitle their holders to registration rights; and

•	will be subject to terms relating to book-entry procedures and administrative terms relating to transfers that differ from those of the Old First Priority Notes.

The following summary contains basic information about the New First Priority Notes and the guarantees thereof and is not intended to be complete. For a more complete understanding of the New First Priority Notes and the guarantees, please refer to the section entitled “Description of First Priority Notes” in this prospectus.

Issuer	HD Supply, Inc.

Notes Offered	$1,250,000,000 aggregate principal amount of 8 1/8% Senior Secured First Priority Notes due 2019.

Maturity	The New First Priority Notes will mature on April 15, 2019.

Interest	The New First Priority Notes will bear interest at a rate of 8 1/8%, payable in cash on April 15 and October 15, commencing on October 15, 2012. Interest accrues on the New First Priority Notes from April 12, 2012.

Ranking	The New First Priority Notes are our senior secured indebtedness and rank:

•	equal in right of payment with all of our existing and future senior indebtedness;

•	senior in right of payment to all of our existing and future subordinated indebtedness;

•

effectively equal with all of our existing and future indebtedness under the Senior Term Facility, and under certain circumstances future Additional Obligations (as defined under “Description of Intercreditor Agreements—Certain Cash Flow Intercreditor Definitions”) to the extent of the value of the Collateral (as defined under “—Collateral”);

•	effectively subordinated to all of our existing and future indebtedness under the Senior ABL Facility to the extent of the value of the ABL Priority Collateral;

•	effectively senior to all of our existing and future indebtedness under the Senior ABL Facility to the extent of the value of the Cash Flow Priority Collateral;

•

effectively senior to all of our existing and future indebtedness under the New Second Priority Notes, under certain circumstances Future Additional Obligations and all of our senior unsecured indebtedness, including the Senior Notes, to the extent of the value of the Collateral; and

•	structurally subordinated to approximately $67 million of indebtedness and other liabilities of our non-guarantor subsidiaries, including all of our foreign subsidiaries, as of October 28, 2012.

Guarantors	The New First Priority Notes are guaranteed, on a senior secured basis, by each of our direct and indirect domestic existing and future subsidiaries that is a borrower under the Senior ABL Facility or that guarantees our obligations under any credit facility and that is a Wholly Owned Domestic Subsidiary or that guarantees Capital Markets Securities. These guarantees are subject to release under specified circumstances. See “Description of First Priority Notes—Subsidiary Guarantees.” The guarantee of each Subsidiary Guarantor is a senior secured obligation of that Subsidiary Guarantor and ranks:

•	equal in right of payment with all existing and future senior indebtedness of that Subsidiary Guarantor;

•	senior in right of payment to all existing and future subordinated indebtedness of such Subsidiary Guarantor;

•

effectively equal with all existing and future indebtedness of that Subsidiary Guarantor under the Senior Term Facility, and under certain circumstances future Additional Obligations of that Subsidiary Guarantor, to the extent of the value of the Collateral owned by such Subsidiary Guarantor;

•

effectively subordinated to all existing and future indebtedness of that Subsidiary Guarantor under the Senior ABL Facility, to the extent of the value of the ABL Priority Collateral owned by such Subsidiary Guarantor;

•

effectively senior to all existing and future indebtedness of that Subsidiary Guarantor under the Senior ABL Facility to the extent of the value of the Cash Flow Priority Collateral owned by such Subsidiary Guarantor; and

•

effectively senior to all existing and future indebtedness of that Subsidiary Guarantor under the New Second Priority Notes, under certain circumstances future Additional Obligations and all unsecured indebtedness of such Subsidiary Guarantor, including its guarantee of the Senior Notes, to the extent of the value of the Collateral owned by such Subsidiary Guarantor.

As of October 28, 2012, the indebtedness and other liabilities of our non-guarantor subsidiaries was approximately $67 million. The New First Priority Notes will be structurally subordinated to the indebtedness and other liabilities of such non-guarantor subsidiaries.

Our non-guarantor subsidiaries generated approximately 6% of our Net sales for fiscal 2011 and held approximately 3% of our assets as of October 28, 2012.

Collateral	The New First Priority Notes and the related guarantees are secured by a first-priority security interest in substantially all of the tangible and intangible assets of the Company and the Subsidiary Guarantors (other than the ABL Priority Collateral, in which the New First Priority Notes and the related guarantees will have a second-priority security interest), including pledges of all capital stock of the Company’s restricted subsidiaries directly owned by the Company and the Subsidiary Guarantors (but only up to 65% of each series of capital stock of each direct foreign subsidiary owned by the Company or any Subsidiary Guarantor), subject to certain thresholds, exceptions and permitted liens, and excluding any excluded assets and Excluded Subsidiary Securities. See “Description of First Priority Notes—Security for the Notes—Cash Flow Priority Collateral.”

In addition, the New First Priority Notes and the related guarantees are secured by a second-priority security interest in substantially all of our and the Subsidiary Guarantors’ present and future assets which secure our obligations under the Senior ABL Facility on a first priority basis, including accounts receivable, inventory and other related assets and all proceeds thereof, subject to permitted liens. Such assets are referred to as the “ABL Priority Collateral.” We refer to the Cash Flow Priority Collateral and the ABL Priority Collateral together as the “Collateral.” See “Description of First Priority Notes—Security for the Notes.”

The security interests in the Collateral may be released without the consent of the holders of the New First Priority Notes if Collateral is disposed of in a transaction that complies with the First Priority Notes Indenture and security documents, and will be released: (i) so long as any ABL Obligations are outstanding, with respect to the ABL Priority Collateral, the release of all liens thereon securing the ABL Obligations (as defined in “Description of Intercreditor Agreements—Certain Definitions—Certain Base Intercreditor Definitions”) and (ii) so long as any Term Obligations are outstanding, with respect to the Cash Flow Priority Collateral, the release of all liens thereon securing the Term Obligations (as defined in “Description of Intercreditor Agreements—Certain Definitions—Certain Base Intercreditor Definitions”). In the event of a liquidation of the Collateral, the proceeds may not be sufficient to satisfy the obligations under the New First Priority Notes. See “Description of First Priority Notes—Security for the Notes—Release of Collateral.”

Rule 3-16 of Regulation S-X

The Indentures and the applicable collateral documents provide that any capital stock and other securities of any of our subsidiaries will be excluded from the Collateral to the extent the pledge of such capital stock or other securities to secure the notes would cause such subsidiary to be required to file separate financial statements with the SEC pursuant to Rule 3-16 of Regulation S-X (as in effect from time to time).

Intercreditor Agreements	The ABL Collateral Agent (as defined herein), the Term Collateral Agent (as defined herein), the First Priority Note Collateral Agent (as defined herein) and the Second Priority Note Collateral Agent (as defined herein), will enter into a separate intercreditor agreement as to the relative priorities of their respective security interests in the Collateral and certain other matters relating to the administration of security interests. In addition, the Term Collateral Agent, the First Priority Note Collateral Agent and the Second Priority Note Collateral Agent will enter into an intercreditor agreement as to the relative priorities of their respective security interests in the Collateral and certain other matters relating to the administration of security interests. See “Description of Intercreditor Agreements.”

Optional Redemption	We may redeem the New First Priority Notes, in whole or in part, at any time (1) prior to April 15, 2015, at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, plus the make-whole premium described under “Description of First Priority Notes—Optional Redemption,” and (2) on and after April 15, 2015, at the redemption prices described under “Description of First Priority Notes—Optional Redemption.”

Optional Redemption After Certain Equity Offerings	Prior to April 15, 2015, we may redeem on one or more occasions up to 35% of the original aggregate principal amount of the New First Priority Notes in an amount not exceeding the net proceeds of one or more equity offerings at the redemption prices and on the conditions described under “Description of First Priority Notes—Optional Redemption.”

Offer to Repurchase	If we experience a change of control, we must offer to repurchase all of the New First Priority Notes (unless otherwise redeemed) at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date. See “Description of First Priority Notes—Change of Control.”

If we sell assets under certain circumstances, we must use the proceeds to make an offer to purchase the New First Priority Notes at a price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase. See “Description of First Priority Notes—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock.”

Certain Covenants	The First Priority Notes Indenture contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	incur more indebtedness;

•	pay dividends, redeem stock or make other distributions;

•	make investments;

•	create restrictions on the ability of our restricted subsidiaries to pay dividends to us or make other intercompany transfers;

•	create liens;

•	transfer or sell assets;

•	merge or consolidate; and

•	enter into certain transactions with our affiliates.

These covenants are subject to important exceptions and qualifications, which are described under “Description of First Priority Notes—Certain Covenants” and “Description of First Priority Notes—Merger and Consolidation.”

Collateral Agent	ABL Collateral Agent: General Electric Capital Corporation;

Term Collateral Agent: Bank of America, N.A.; and

First Priority Note Collateral Agent: Wilmington Trust, National Association.

Risk Factors

In evaluating an investment in the New First Priority Notes, prospective investors should carefully consider, along with the other information included in this prospectus, the specific factors set forth under “Risk Factors.”

Summary of the Terms of the New Second Priority Notes

The terms of the New Second Priority Notes offered in the exchange offer are identical in all material respects to the Old Second Priority Notes, except that the New Second Priority Notes:

•	are registered under the Securities Act and therefore will not be subject to restrictions on transfer;

•	will not be subject to provisions relating to additional interest;

•	will bear a different CUSIP and ISIN number;

•	will not entitle their holders to registration rights; and

•	will be subject to terms relating to book-entry procedures and administrative terms relating to transfers that differ from those of the Old Second Priority Notes.

The following summary contains basic information about the New Second Priority Notes and the guarantees thereof and is not intended to be complete. For a more complete understanding of the New Second Priority Notes and the guarantees, please refer to the section entitled “Description of Second Priority Notes” in this prospectus.

Issuer	HD Supply, Inc.

Notes Offered	$675,000,000 aggregate principal amount of 11% Senior Secured Second Priority Notes due 2020.

Maturity	The New Second Priority Notes will mature on April 15, 2020.

Interest	The New Second Priority Notes will bear interest at a rate of 11%, payable in cash on April 15 and October 15, commencing on October 15, 2012. Interest accrues on the New Second Priority Notes from April 12, 2012.

Ranking	The New Second Priority Notes are our senior secured indebtedness and rank:

•	equal in right of payment with all of our existing and future senior indebtedness;

•	senior in right of payment to all of our existing and future subordinated indebtedness;

•

effectively subordinated to all of our existing and future indebtedness under the Senior Term Facility, the New First Priority Notes and under certain circumstances future Additional Obligations to the extent of the value of the Collateral (as defined under “—Collateral”);

•	effectively senior to all of our indebtedness under the Senior ABL Facility to the extent of the value of the Cash Flow Priority Collateral;

•	effectively subordinated to all of our existing and future indebtedness under the Senior ABL Facility to the extent of the value of the ABL Priority Collateral;

•	effectively senior to all of our unsecured indebtedness, including the Senior Notes, to the extent of the value of the Collateral; and

•	structurally subordinated to approximately $67 million of indebtedness and other liabilities of our non-guarantor subsidiaries, including all of our foreign subsidiaries, as of October 28, 2012.

Guarantors	The New Second Priority Notes are guaranteed, on a senior secured basis, by each of our direct and indirect domestic existing and future subsidiaries that is a borrower under the Senior ABL Facility or that guarantees our obligations under any Credit Facility and that is a Wholly Owned Domestic Subsidiary or that guarantees Capital Markets Securities. These guarantees are subject to release under specified circumstances. See “Description of Second Priority Notes—Subsidiary Guarantees.” The guarantee of each Subsidiary Guarantor is a senior secured obligation of that Subsidiary Guarantor and ranks:

•	equal in right of payment with all existing and future senior indebtedness of such Subsidiary Guarantor;

•	senior in right of payment to all future subordinated indebtedness of such Subsidiary Guarantor;

•

effectively subordinated to all existing and future indebtedness of such Subsidiary Guarantor under the Senior Term Facility, the First Priority Notes, and under certain circumstances future Additional Obligations of such Subsidiary Guarantor, to the extent of the value of the Collateral owned by such Subsidiary Guarantor;

•

effectively senior to all existing and future indebtedness of such Subsidiary Guarantor under the Senior ABL Facility to the extent of the value of the Cash Flow Priority Collateral owned by such Subsidiary Guarantor;

•

effectively subordinated to all existing and future indebtedness of that Subsidiary Guarantor under the Senior ABL Facility, to the extent of the value of the ABL Priority Collateral owned by such Subsidiary Guarantor; and

•

effectively senior to all unsecured indebtedness of such Subsidiary Guarantor, including its guarantee of the Senior Notes, to the extent of the value of the Collateral owned by such Subsidiary Guarantor.

As of October 28, 2012, the indebtedness and other liabilities of our non-guarantor subsidiaries was approximately $67 million. The New Second Priority Notes will be structurally subordinated to the indebtedness and other liabilities of such non-guarantor subsidiaries. Our non-guarantor subsidiaries generated approximately 6% of our Net sales for fiscal 2011 and held approximately 3% of our assets as of October 28, 2012.

Collateral	The New Second Priority Notes and the related guarantees are secured by a second-priority security interest in the Cash Flow

Priority Collateral, subject to permitted liens. See “Description of Second Priority Notes—Security for the Notes—Cash Flow Priority Collateral.”

In addition, the New Second Priority Notes and the related guarantees are secured by a third-priority security interest in the ABL Priority Collateral, subject to Permitted Liens. See “Description of Second Priority Notes—Security for the Notes.”

The security interests in the Collateral may be released without the consent of the holders of the New Second Priority Notes if Collateral is disposed of in a transaction that complies with the New Second Priority Notes Indenture and security documents, and will be released: (i) so long as any ABL Obligations are outstanding, with respect to the ABL Priority Collateral, the release of all liens thereon securing the ABL Obligations and (ii) so long as any Term Obligations as outstanding, with respect to the Cash Flow Priority Collateral, the release of all liens thereon securing the Term Obligations (or, if no Term Obligations are outstanding, all other Senior Priority Obligations (as defined in “Description of Intercreditor Agreements—Certain Definitions—Certain Cash Flow Intercreditor Definitions”). In the event of a liquidation of the Collateral, the proceeds may not be sufficient to satisfy the obligations under the New Second Priority Notes. See “Description of Second Priority Notes—Security for the Notes—Release of Collateral.”

Rule 3-16 of Regulation S-X	The Indentures and the applicable collateral documents provide that any capital stock and other securities of any of our subsidiaries will be excluded from the collateral to the extent the pledge of such capital stock or other securities to secure the notes would cause such subsidiary to be required to file separate financial statements with the SEC pursuant to Rule 3-16 of Regulation S-X (as in effect from time to time).

Intercreditor Agreements	The ABL Collateral Agent (as defined herein), the Term Collateral Agent (as defined herein), the First Priority Note Collateral Agent (as defined herein) and the Second Priority Note Collateral Agent (as defined herein), will enter into a separate intercreditor agreement as to the relative priorities of their respective security interests in the Collateral and certain other matters relating to the administration of security interests. In addition, the Term Collateral Agent, the First Priority Note Collateral Agent and the Second Priority Note Collateral Agent will enter into an intercreditor agreement as to the relative priorities of their respective security interests in the Collateral and certain other matters relating to the administration of security interests. See “Description of Intercreditor Agreements.”

Optional Redemption

We may redeem the New Second Priority Notes, in whole or in part, at any time (1) prior to April 15, 2015, at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, plus the make-whole premium described under

“Description of Second Priority Notes—Optional Redemption,” and (2) on and after April 15, 2015, at the redemption prices described under “Description of Second Priority Notes—Optional Redemption.”

Optional Redemption After Certain Equity Offerings	Prior to April 15, 2015, we may redeem on one or more occasions up to 35% of the original aggregate principal amount of the New Second Priority Notes in an amount not exceeding the net proceeds of one or more equity offerings at the redemption prices and on the conditions described under “Description of Second Priority Notes—Optional Redemption.”

Offer to Repurchase	If we experience a change of control, we must offer to repurchase all of the notes (unless otherwise redeemed) at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date. See “Description of Second Priority Notes—Change of Control.”

If we sell assets under certain circumstances, we must use the proceeds to make an offer to purchase notes at a price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase. See “Description of Second Priority Notes—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” and “Description of Second Priority Notes—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock.”

Certain Covenants	The Second Priority Notes Indenture contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	incur more indebtedness;

•	pay dividends, redeem stock or make other distributions;

•	make investments;

•	create restrictions on the ability of our restricted subsidiaries to pay dividends to us or make other intercompany transfers;

•	create liens;

•	transfer or sell assets;

•	merge or consolidate; and

•	enter into certain transactions with our affiliates.

These covenants are subject to important exceptions and qualifications, which are described under “Description of Second Priority Notes—Certain Covenants” and “Description of Second Priority Notes—Merger and Consolidation.”

Collateral Agent	ABL Collateral Agent: General Electric Capital Corporation;

Term Collateral Agent: Bank of America, N.A.; and

Second Priority Note Collateral Agent: Wilmington Trust, National Association.

Risk Factors

In evaluating an investment in the New Second Priority Notes, prospective investors should carefully consider, along with the other information included in this prospectus, the specific factors set forth under “Risk Factors.”

Summary of the Terms of the New Senior Notes

The terms of the New Senior Notes offered in the exchange offer are identical in all material respects to the Old Senior Notes, except that the New Senior Notes:

•	are registered under the Securities Act and therefore will not be subject to restrictions on transfer;

•	will not be subject to provisions relating to additional interest;

•	will bear a different CUSIP and ISIN number;

•	will not entitle their holders to registration rights; and

•	will be subject to terms relating to book-entry procedures and administrative terms relating to transfers that differ from those of the Old Senior Notes.

The following summary contains basic information about the New Senior Notes and the guarantees thereof and is not intended to be complete. For a more complete understanding of the New Senior Notes and the guarantees, please refer to the section entitled “Description of Senior Notes” in this prospectus.

Issuer	HD Supply, Inc.

Notes Offered	$1,000,000,000 aggregate principal amount of 11.50% Senior Notes due 2020.

Maturity	The New Senior Notes will mature on July 15, 2020.

Interest	The New Senior Notes will bear interest at a rate of 11.50%, payable in cash on April 15 and October 15 and at maturity, commencing on April 15, 2013. Interest accrues on the notes from October 15, 2012.

Ranking	The New Senior Notes are our unsecured senior indebtedness and rank:

•	equal in right of payment with all of our existing and future senior indebtedness;

•	senior in right of payment to all of our existing and future subordinated indebtedness;

•

effectively subordinated to all of our existing and future secured indebtedness, including, without limitation, indebtedness under the Senior Credit Facilities, the New First Priority Notes and the New Second Priority Notes, to the extent of the value of the Collateral securing such indebtedness; and

•	structurally subordinated to approximately $67 million of indebtedness and other liabilities of our non-guarantor subsidiaries, including all of our foreign subsidiaries, as of October 28, 2012.

As of October 28, 2012, we had approximately $3.3 billion of secured indebtedness, net of unamortized discount of $27 million and including unamortized premium of $22 million, $5.1 billion of senior indebtedness, net of unamortized discounts of $56 million and including unamortized premium of $22 million, and our non-guarantor subsidiaries had approximately $67 million of indebtedness. As of October 28, 2012, we also have commitments for additional borrowings under the revolving Senior ABL Facility of $867 million.

Guarantors	The New Senior Notes are guaranteed, on a senior unsecured basis, by each of our direct and indirect domestic existing and future subsidiaries that is a Wholly Owned Domestic Subsidiary (other than certain Excluded Subsidiaries), and by each other domestic subsidiary that is a borrower under a Senior ABL Facility or that guarantees our obligations under any credit facility or capital markets securities. These guarantees are subject to release under specified circumstances. See “Description of Senior Notes—Subsidiary Guarantees.” The guarantee of each Subsidiary Guarantor will be a senior unsecured obligation of that Subsidiary Guarantor and will rank:

•	equal in right of payment with all existing and future senior indebtedness of that Subsidiary Guarantor;

•	senior in right of payment to all existing and future subordinated indebtedness of such Subsidiary Guarantor;

•

effectively subordinated to all existing and future secured indebtedness of that Subsidiary Guarantor, including, without limitation, indebtedness under the Senior Credit Facilities, the First Priority Notes and the Second Priority Notes, to the extent of the value of the collateral owned by such Subsidiary Guarantor; and

•	structurally subordinated to all indebtedness and other liabilities of any non-guarantor subsidiary of that Subsidiary Guarantor.

As of October 28, 2012, the indebtedness and other liabilities of our non-guarantor subsidiaries was approximately $67 million. The notes will be structurally subordinated to the indebtedness and other liabilities of such non-guarantor subsidiaries. Our non-guarantor subsidiaries generated approximately 6% of our Net sales for fiscal 2011 and held approximately 3% of our assets as of October 28, 2012.

Optional Redemption	We may redeem the New Senior Notes, in whole or in part, at any time (1) prior to October 15, 2016, at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, plus the make-whole premium described under “Description of Senior Notes—Optional Redemption,” and (2) on and after October 15, 2016, at the redemption prices described under “Description of Senior Notes—Optional Redemption,” plus accrued and unpaid interest, if any, to the redemption date.

Optional Redemption After Certain Equity Offerings	Prior to October 15, 2015, we may redeem on one or more occasions up to 35% of the original aggregate principal amount of the notes in an amount not exceeding the net proceeds of one or more equity offerings at the redemption prices and on the conditions described under “Description of Senior Notes—Optional Redemption.”

Offer to Repurchase	If we experience a change of control, we must offer to repurchase all of the notes (unless otherwise redeemed) at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date. See “Description of Senior Notes—Change of Control.”

If we sell assets under certain circumstances, we must use the proceeds to make an offer to purchase notes at a price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase. See “Description of Senior Notes—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock.”

Certain Covenants	The Senior Notes Indenture contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	incur more indebtedness;

•	pay dividends, redeem stock or make other distributions;

•	make investments;

•	create restrictions on the ability of our restricted subsidiaries to pay dividends to us or make other intercompany transfers;

•	create liens;

•	transfer or sell assets;

•	merge or consolidate; and

•	enter into certain transactions with our affiliates.

These covenants are subject to important exceptions and qualifications, which are described under “Description of Senior Notes—Certain Covenants” and “Description of Senior Notes—Merger and Consolidation.”

Risk Factors

In evaluating an investment in the New Senior Notes, prospective investors should carefully consider, along with the other information included in this prospectus, the specific factors set forth under “Risk Factors.”

Ratios of Earnings to Fixed Charges

Our consolidated ratios of earnings to fixed charges for the nine-month period ended October 28, 2012, the fiscal years ended January 29, 2012, January 30, 2011, January 31, 2010 and February 1, 2009, the Successor period from August 30, 2007 to February 3, 2008 and the Predecessor period from January 29, 2007 to August 29, 2007 are as follows:

	Successor						Predecessor
	Nine-month period ended October 28, 2012	Fiscal year ended				Period from Aug. 30, 2007 to Feb. 3, 2008	Period from Jan. 29, 2007 to Aug. 29, 2007
		Jan. 29, 2012	Jan. 30, 2011	Jan. 31, 2010	Feb.1, 2009
Ratio of earnings to fixed charges(1)	(2)	(2)	(2)	(2)	(2)	(2)	1.1x

(1)	For the purposes of calculating the ratio of earnings to fixed charges, earnings consist of income from continuing operations before provision (benefit) for income taxes plus fixed charges. Fixed charges include cash and non-cash interest expense, whether expensed or capitalized, amortization of debt issuance cost, amortization of the guarantee by Home Depot of our payment obligations for principal and interest under the Existing Term Loan (the “THD Guarantee”) and the portion of rental expense representative of the interest factor.
(2)	For the nine-month period ended October 28, 2012, fiscal 2011, fiscal 2010, fiscal 2009, fiscal 2008, and the period from August 30, 2007 to February 3, 2008, our earnings were insufficient to cover fixed charges by $449 million, $484 million, $585 million, $678 million, $1,477 million and $275 million, respectively.

Summary Consolidated and Combined Financial and Operating Data

The following table presents our summary historical financial data, as of and for the periods indicated. The summary historical financial information as of and for the nine months ended October 28, 2012 and October 30, 2011 has been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The summary historical financial data for the fiscal years ended January 29, 2012, January 30, 2011, January 31, 2010, February 1, 2009 and for the period from August 30, 2007 to February 2008 and the period from January 29, 2007 to August 29, 2007 have been derived from our historical financial statements.

On March 26, 2012, HD Supply disposed of its Industrial Pipes, Valves and Fittings (“IPVF”) business. During fiscal 2011, HD Supply disposed of its Plumbing/HVAC and SESCO/QUESCO operations. In accordance with Accounting Standards Codification (“ASC”) 205-20, Discontinued Operations, the results of the IPVF, Plumbing/HVAC and SESCO/QUESCO operations and the gain on sale of the businesses are classified as discontinued operations. The presentation of discontinued operations includes revenues and expenses of the discontinued operations and gain on the sale of businesses, net of tax, as one line item on the Consolidated Statements of Operations. All prior period Consolidated Statements of Operations have been revised to reflect this presentation.

This “Summary Consolidated and Combined Financial and Operating Data” should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our audited consolidated financial statements and related notes included in “Audited Consolidated Financial Statements” and unaudited consolidated financial statement and related notes included in “Unaudited Consolidated Financial Statements.” Our historical consolidated and combined financial data may not be indicative of our future performance.

	Successor							Predecessor
	Historical Nine months ended		Historical Fiscal year ended				Period from August 30, 2007 to February 3, 2008	Period from January 29, 2007 to August 29, 2007
	October 28, 2012	October 30, 2011	January 29, 2012	January 30, 2011	January 31, 2010	February 1, 2009
	(Dollars in millions)
Consolidated Statement of Operations:
Net sales	$6,041	$5,376	$7,028	$6,449	$6,313	$8,198	$3,838	$5,903
Cost of sales	4,308	3,848	5,014	4,608	4,545	5,980	2,808	4,329

Gross profit	1,733	1,528	2,014	1,841	1,768	2,218	1,030	1,574
Operating expenses:
Selling, general and administrative	1,223	1,144	1,532	1,455	1,453	1,770	860	1,208
Depreciation and amortization	250	245	327	341	359	374	156	105
Restructuring	—	—	—	8	21	31	—	—
Goodwill impairment	—	—	—	—	219	867	—	—

Total operating expenses	1,473	1,389	1,859	1,804	2,052	3,042	1,016	1,313

Operating income (loss)	260	139	155	37	(284)	(824)	14	261
Interest expense	489	477	639	623	602	644	289	220
Interest income	—	—	—	—	—	(3)	—	—
Loss (gain) on extinguishment of debt	220	—	—	—	(200)	—	—	—
Other (income) expense, net	—	(1)	—	(1)	(8)	12	—	—

Income (loss) from continuing operations before provision (benefit) for income taxes and discontinued operations	(449)	(337)	(484)	(585)	(678)	(1,477)	(275)	41
Provision (benefit) for income taxes	36	59	79	28	(198)	(329)	(100)	17

Income (loss) from continuing operations	(485)	(396)	(563)	(613)	(480)	(1,148)	(175)	24
Income (loss) from discontinued operations, net of tax	19	26	20	(6)	(34)	(107)	(12)	(32)

Net income (loss)	$(466)	$(370)	$(543)	$(619)	$(514)	$(1,255)	$(163)	$56

Balance sheet data (end of period):
Working capital(1)	$1,279		$1,012	$1,176	$1,925	$2,071	$2,009
Cash and cash equivalents	158		111	292	539	771	108
Total assets	7,678		6,738	7,089	7,845	9,088	10,593
Total debt(2)	6,915		5,462	5,249	5,775	6,056	5,800
Total stockholder’s equity (deficit)	(881)		(428)	96	688	1,175	2,433
Other financial data (unaudited):
Cash interest expense(3)	$403	$307	$457	$365	$363	$397	$191	$220
EBITDA(4)	292	387	484	381	288	(455)	173	370
Adjusted EBITDA(4)	529	406	508	411	343	476	176	401
Capital expenditures	80	58	115	49	58	77	75	176
Statement of cash flows data:
Cash flows provided by (used in) operating activities, net	$(327)	$(264)	$(165)	$551	$69	$548	$364	$408
Cash flows provided by (used in) investing activities, net	(777)	—	(6)	(45)	(41)	37	(8,255)	(140)
Cash flows provided by (used in) financing activities, net	1,151	111	(10)	(755)	(263)	86	7,977	(269)

(1)	We define working capital as current assets (including cash) minus current liabilities, which include the current portion of long-term debt and accrued interest thereon.
(2)	Total debt includes current and non-current installments of long-term debt and capital leases.
(3)	Cash interest expense represents total interest expense in continuing operations less (i) amortization of deferred financing costs, (ii) amortization of the asset related to the estimated fair value of the THD Guarantee, (iii) paid-in-kind (“PIK”) interest expense on our Senior Subordinated Notes and Existing Senior Notes (iv) amortization of amounts in accumulated other comprehensive income related to derivatives and (v) amortization of original issue discounts and premium. Effective September 1, 2011, the interest expense on our Senior Subordinated Notes is no longer paid-in-kind, but rather paid in cash. Interest payments on the Existing Senior Notes will be paid in kind through October 2017.

Cash interest expense is not a recognized term under GAAP and does not purport to be an alternative to interest expense. Management believes that cash interest expense is useful for analyzing the cash flow needs and debt service requirements of the Company. The following table provides a reconciliation of interest expense, the most directly comparable financial measure under GAAP, to Cash interest expense for the periods presented (amounts in millions):

	Successor							Predecessor
	Historical Nine months ended		Historical Fiscal year ended				Period from August 30, 2007 to February 3, 2008	Period from January 29, 2007 to August 29, 2007
	October 28, 2012	October 30, 2011	January 29, 2012	January 30, 2011	January 31, 2010	February 1, 2009
Interest expense	$489	$477	$639	$623	$602	$644	$289	$220
Amortization of deferred financing costs	(18)	(28)	(37)	(36)	(33)	(33)	(14)	—
Amortization of THD Guarantee	(2)	(10)	(13)	(14)	(21)	(21)	(9)	—
PIK interest expense on our Senior Subordinated Notes and Existing Senior Notes	(63)	(132)	(132)	(206)	(182)	(192)	(75)	—
Amortization of amounts in accumulated other comprehensive income related to derivatives	—	—	—	(2)	(3)	(1)	—	—
Amortization of original issue discounts and premium	(3)	—	—	—	—	—	—	—

Cash interest expense	$403	$307	$457	$365	$363	$397	$191	$220

(4)	EBITDA, a measure used by management to evaluate operating performance, is defined as Net income (loss) less Income (loss) from discontinued operations, net of tax, plus (i) Interest expense and Interest income, net, (ii) Provision (benefit) for income taxes, and (iii) Depreciation and amortization. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and other debt service requirements. We believe EBITDA is helpful in highlighting trends because EBITDA excludes the results of decisions that are outside the control of operating management and that can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate, age and book depreciation of facilities and capital investments. We further believe that EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an EBITDA measure when reporting their results. We use non-GAAP financial measures to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to other similarly titled measures of other companies.

In addition, we present Adjusted EBITDA because it is a primary measure used by management to evaluate operating performance. Adjusted EBITDA is based on “Consolidated EBITDA,” a measure used in calculating financial ratios in several material debt covenants in our Senior Term Facility and our Senior ABL Facility. Borrowings under these facilities are a key source of liquidity and our ability to borrow under these facilities depends upon, among other things, our compliance with such financial ratio covenants. In particular, both facilities contain restrictive covenants that can restrict our activities if we do not maintain financial ratios calculated based on Consolidated EBITDA and our Senior ABL Facility requires us to maintain a minimum fixed charge coverage ratio if we do not maintain a specified amount of borrowing availability. Adjusted EBITDA is defined as EBITDA adjusted to exclude non-cash items and certain other adjustments to Consolidated Net Income permitted in calculating Consolidated EBITDA under our Senior Term Facility and our Senior ABL Facility. We believe that inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors about how the covenants in those agreements operate and about certain non-cash items, items that we do not expect to continue at the same level and other items. The Senior Term Facility and Senior ABL Facility permit us to make certain adjustments to Consolidated Net Income in calculating Consolidated EBITDA, such as projected net cost savings, which are not reflected in the Adjusted EBITDA data presented in this prospectus and the documents incorporated by reference herein. We may in the future reflect such permitted adjustments in our calculations of Adjusted EBITDA. These covenants are important to the Company as failure to comply with certain covenants would result in a default under our Senior Credit Facilities. The material covenants in our Senior Credit Facilities are discussed in “Description of Other Indebtedness—Senior Credit Facilities.”

EBITDA and Adjusted EBITDA have limitations as analytical tools and should not be considered in isolation or as substitutes for analyzing our results as reported under GAAP. Some of these limitations are:

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA and Adjusted EBITDA do not reflect our interest expense, or the requirements necessary to service interest or principal payments on our debt;

•	EBITDA and Adjusted EBITDA do not reflect our income tax expenses or the cash requirements to pay our taxes;

•	EBITDA and Adjusted EBITDA do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments; and

•

although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements.

The following table presents a reconciliation of net income (loss), the most directly comparable financial measure under GAAP, to EBITDA and Adjusted EBITDA for the periods presented (amounts in millions):

	Successor								Predecessor
	Historical Nine months ended		Historical Three months ended	Historical Fiscal year ended				Period from August 30, 2007 to February 3, 2008	Period from January 29, 2007 to August 29, 2007
	October 28, 2012	October 30, 2011	January 29, 2012	January 29, 2012	January 30, 2011	January 31, 2010	February 1, 2009
Net income (loss)	$(466)	$(370)	$(173)	$(543)	$(619)	$(514)	$(1,255)	$(163)	$56
Less income (loss) from discontinued operations, net of tax	19	26	(6)	20	(6)	(34)	107	12	32

Income (loss) from continuing operations	(485)	(396)	(167)	(563)	(613)	(480)	(1,148)	(175)	24

Interest expense	489	477	162	639	623	602	641	289	220
Provision (benefit) from income taxes	36	59	20	79	28	(198)	(329)	(100)	17
Depreciation and amortization(i)	252	247	82	329	343	364	381	159	109

EBITDA	$292	$387	$97	$484	$381	$288	$(455)	$173	$370

Adjustments to EBITDA:
Other (income) expense, net(ii)	—	(1)	1	—	(1)	(8)	12	—	—
Loss (gain) on extinguishment of debt(iii)	220	—	—	—	—	(200)	—	—	—
Goodwill impairment(iv)	—	—	—	—	—	219	867	—	—
Restructuring charge(v)	—	—	—	—	8	21	32	—	—
Stock-based compensation(vi)	13	16	4	20	17	18	14	1	31
Management fee & related expenses paid to Equity Sponsors(vii)	4	4	1	5	5	5	6	2	—
Other	—	—	(1)	(1)	1	—	—	—	—

Adjusted EBITDA	$529	$406	$102	$508	$411	$343	$476	$176	$401

(i)	Depreciation and amortization includes amounts recorded within Cost of sales in the Consolidated and Combinded Statements of Operations.
(ii)	Represents the gains/losses associated with the changes in fair value of interest rate swap contracts not accounted for under hedge accounting and other non-operating income/expense.
(iii)	Represents the loss/(gain) on extinguishment of debt including the premium/(discount) paid to repurchase or call the debt as well as the writeoff of unamortized deferred financing costs associated with such debt.
(iv)	Represents the non-cash impairment charge of goodwill recognized during fiscal 2009 and fiscal 2008 in accordance with Accounting Standards Codification 350, Intangibles—Goodwill and Other.
(v)	Represents the costs incurred for employee reductions and branch closures or consolidations. These costs include occupancy costs, severance, and other costs incurred to exit a location.
(vi)	The Predecessor period includes stock-based compensation costs for stock options, Employee Stock Purchase Plans and restricted stock. The Successor periods include stock-based compensation costs for stock options.
(vii)	The Company entered into a management agreement whereby the Company pays the Equity Sponsors a $5 million annual aggregate management fee and related expenses through August 2017.

RISK FACTORS

Investing in the Notes involves a high degree of risk. Before you make your investment decision, you should carefully consider the risks described below and the other information contained in this prospectus, including the consolidated financial statements and the related notes. If any of the following risks actually occurs, our business, financial position, results of operations or cash flows could be materially adversely affected.

Risks Relating to the New Notes and Our Indebtedness

We have substantial debt and may incur substantial additional debt, which could adversely affect our financial health and our ability to obtain financing in the future, react to changes in our business and make payments on the New Notes.

As of October 28, 2012, we had an aggregate principal amount of $6,915 million of outstanding debt, net of unamortized discounts of $56 million and including unamortized premium of $22 million.

Our substantial debt could have important consequences for the holders of our notes. Because of our substantial debt:

•	a substantial portion of our cash flow from operations must be dedicated to the payment of principal and interest on our indebtedness, thereby reducing the funds available to us for other purposes;

•

our ability to obtain additional financing for working capital, capital expenditures, acquisitions, debt service requirements or general corporate purposes and our ability to satisfy our obligations with respect to our outstanding notes may be impaired in the future;

•	we are exposed to the risk of increased interest rates because a portion of our borrowings, including under our debt facilities, is at variable rates of interest;

•

we may be at a competitive disadvantage compared to our competitors with less debt or with comparable debt at more favorable interest rates and that, as a result, may be better positioned to withstand economic downturns;

•	our ability to refinance indebtedness may be limited or the associated costs may increase;

•	our ability to engage in acquisitions without raising additional equity or obtaining additional debt financing may be impaired in the future;

•	it may be more difficult for us to satisfy our obligations to our creditors, resulting in possible defaults on and acceleration of such indebtedness;

•	we may be more vulnerable to general adverse economic and industry conditions; and

•

our flexibility to adjust to changing market conditions and our ability to withstand competitive pressures could be limited, or we may be prevented from making capital investments that are necessary or important to our operations in general, growth strategy and efforts to improve operating margins of our businesses.

Our ability to generate the significant amount of cash needed to pay interest and principal on the New Notes and service our other debt and our ability to refinance all or a portion of our indebtedness or obtain additional financing depends on many factors beyond our control.

As a holding company, we have no independent operations or material assets other than our ownership of equity interests in our subsidiaries and invested cash, and we depend on our subsidiaries to distribute funds to us so that we may pay our obligations and expenses, including to satisfy our obligations under the New Notes, our outstanding notes and the Senior Credit Facilities. Our ability to make scheduled payments on, or to refinance our obligations under, our debt depends on the ability of our subsidiaries to make distributions and dividends to us, which, in turn, depends on their operating results, cash requirements, financial condition, and general business conditions, and any legal and regulatory restrictions on the payment of dividends to which they may be subject, many of which may be beyond our control. In addition, while our subsidiaries currently have no legal or regulatory restrictions on payments of dividends to us, they may be subject to such restrictions in the future. If we do not receive sufficient distributions from our subsidiaries, we may not be able to meet our obligations to fund general corporate expenses or service our debt obligations.

If our cash flow and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets, seek to obtain additional equity capital or refinance our debt. We cannot make assurances that we will be able to refinance our debt on terms acceptable to us, or at all. In the future, our cash flow and capital resources may not be sufficient for payments of interest on and principal of our debt, and such alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations.

As of October 28, 2012, approximately $1.27 billion of our New First Priority Notes, including $22 million of unamortized premium, $675 million of our New Second Priority Notes, $1.8 billion of our Senior Subordinated Notes and approximately $784 million of the Existing Senior Notes, net of $29 million unamortized discount, were outstanding. Any Senior Subordinated Notes that remain outstanding after the application of the proceeds of this offering will mature in 2015, unless repaid, refinanced or extended. The Senior Credit Facilities will mature in 2017, unless more than $450 million of the Senior Subordinated Notes or any unsecured indebtedness incurred to refinance the Senior Subordinated Notes, remains outstanding on the date that is 90 days prior to its maturity date, in which case the Senior Credit Facilities will mature 90 days prior to the maturity of such Senior Subordinated Notes or such refinancing indebtedness. Similarly, the New First Priority Notes, the New Second Priority Notes and the Existing Senior Notes will mature in 2020, unless an event of default occurs because more than $450 million of the Senior Subordinated Notes or any unsecured indebtedness (including the New Senior Notes) incurred to refinance the Senior Subordinated Notes, remains outstanding on the date that is 45 days prior to its maturity date (or 90 days for the New First Priority Notes), in which case, the applicable indebtedness may be accelerated 45 days (or 90 days for the New First Priority Notes) prior to the maturity of such Senior Subordinated Notes or such refinancing indebtedness. On or after the fifth anniversary of the issue date of the Existing Senior Notes, we will be required to redeem or pay portions of the Existing Senior Notes in amounts intended to ensure the Existing Senior Notes are not treated as applicable high yield discount obligations for U.S. federal income tax purposes (the “AHYDO mandatory prepayments”). Agreements governing our existing indebtedness impose restrictions on our ability to incur debt to refinance the Senior Subordinated Notes and the New Notes contain additional restrictions on such incurrence. We cannot make assurances that we will be able to refinance any of our indebtedness, including Existing Senior Notes (including our obligations to make the AHYDO mandatory prepayments, if any), Senior Subordinated Notes and the Senior Credit Facilities, or obtain additional financing, particularly because of our anticipated high levels of debt and the debt incurrence restrictions imposed by the agreements governing our debt (including the restrictions imposed by the Indentures), as well as prevailing market conditions. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. Our debt facilities and the indentures governing our outstanding notes restrict our ability to dispose of assets and how we use the proceeds from any such dispositions. We cannot make assurances that we will be able to consummate those dispositions, or if we do, what the timing of the dispositions will be or whether the proceeds that we realize will be adequate to meet our debt service obligations, including amounts under our outstanding notes, when due.

Despite our current level of indebtedness, we may still be able to incur substantially more debt. This could further exacerbate the risks to our financial condition described above.

We may be able to incur significant additional indebtedness in the future, including secured debt. Although the indentures governing our other indebtedness, the Senior Term Agreement and the Senior ABL Agreement contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the additional indebtedness incurred in compliance with these restrictions could be substantial. If we incur any additional unsecured indebtedness that ranks equally with any series of the New Notes, the holders of that debt will be entitled to share ratably with the holders of such series of the New Notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of our company. If we incur additional secured indebtedness that ranks equally with the any series of the New Notes, such series of the New Notes will be effectively subordinated to the right of our and the guarantors’ existing and future secured indebtedness to the extent of the value of our and the guarantors’ assets securing such indebtedness. This may have the effect of reducing the amount of proceeds paid to you. These restrictions also will not prevent us from incurring obligations that do not constitute indebtedness, including obligations under lease arrangements that are currently recorded as operating leases even if operating leases were to be treated as debt under GAAP. In addition, the Senior ABL Facility provides commitments of up to $1,500 million (less approximately $395 million of borrowings drawn at October 28, 2012 and approximately $61 million of undrawn outstanding letters of credit with a borrowing base of approximately $1,323 million at October 28, 2012). All of those borrowings are secured by the ABL Priority Collateral on a first-priority basis. Moreover, the First Priority Indenture and the Second Priority Indenture permit us to incur certain additional indebtedness that would be secured by the Cash Flow Priority Collateral on a first-priority and second-priority basis, and the ABL Priority Collateral on a second-priority and third-priority basis. If new debt is added to our current debt levels, the related risks that we and the Subsidiary Guarantors now face could intensify. See “Description of Other Indebtedness—Senior Credit Facilities,” “Description of First Priority Notes” and “Description of Second Priority Notes.”

The agreements and instruments governing our debt, including the New Notes, contain restrictions and limitations that could significantly impact our ability to operate our business and adversely affect the holders of our notes.

The Senior Credit Facilities contain covenants that, among other things, restrict or limit our ability to:

•	dispose of assets;

•	incur additional indebtedness (including guarantees of additional indebtedness);

•	prepay the New Notes or amend other specified debt instruments;

•	pay dividends and make certain payments;

•	create liens on assets;

•	engage in certain asset sales, mergers, acquisitions, consolidations or sales of all, or substantially all, of our assets;

•	engage in certain transactions with affiliates; and

•	permit restrictions on our subsidiaries ability to pay dividends.

The indentures governing our Existing Senior Notes and Senior Subordinated Notes and the Indentures contain, restrictive covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	incur additional debt;

•	pay dividends, redeem stock or make other distributions;

•	make certain investments;

•	create liens;

•	transfer or sell assets;

•	merge or consolidate with other companies; and

•	enter into certain transactions with our affiliates.

Our ability to comply with the covenants and restrictions contained in the Senior Credit Facilities and the indentures governing our outstanding notes may be affected by economic, financial and industry conditions beyond our control. The breach of any of these covenants or restrictions could result in a default under either the Senior Credit Facilities or the indentures governing our outstanding notes that would permit the applicable lenders or noteholders, as the case may be, to declare all amounts outstanding thereunder to be due and payable, together with accrued and unpaid interest. If we are unable to repay debt, lenders having secured obligations, such as the lenders under the Senior Credit Facilities, could proceed against the collateral securing the secured obligations. In any such case, we may be unable to borrow under the Senior Credit Facilities and may not be able to repay amounts due under such facilities and the New Notes. This could have serious consequences to our financial condition and results of operations and could cause us to become bankrupt or insolvent.

The New Senior Notes will be unsecured and effectively subordinated to the rights of our and the guarantors’ existing and future secured indebtedness to the extent of the value of our and our guarantors’ assets securing such indebtedness.

The Senior Credit Facilities, the New First Priority Notes and the New Second Priority Notes are secured by collateral. The New Senior Notes and the related guarantees will be unsecured and therefore do not have the benefit of such collateral. Accordingly, the New Senior Notes and the related guarantees will be effectively subordinated to all such secured indebtedness. If an event of default occurs under the Senior Credit Facilities, the New First Priority Notes or the New Second Priority Notes, the senior secured lenders and noteholders will have a prior right to our assets securing such indebtedness, to the exclusion of the holders of the New Senior Notes, even if we are in default under the New Senior Notes. In that event, our assets would first be used to repay indebtedness and other obligations secured by such assets (including amounts outstanding under the Senior Credit Facilities, the New First Priority Notes and the New Second Priority Notes), resulting in all or a portion of our assets being unavailable to satisfy the claims of the holders of the New Senior Notes and other unsecured indebtedness, including, without limitation, the Existing Senior Notes and the Senior Subordinated Notes. Therefore, in the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of New Senior Notes will participate in our remaining assets ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as such notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor. Further, if the lenders foreclose and sell the pledged interests in any subsidiary guarantor under the New Senior Notes, then that guarantor will be released from its guarantee of the New Senior Notes automatically and immediately upon the sale. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the New Senior Notes. As a result, holders of notes may receive less, ratably, than holders of secured indebtedness.

As of October 28, 2012, approximately $3.3 billion of our indebtedness, net of unamortized discount of $27 million and including unamortized premium of $22 million, was secured. We also have commitments for additional borrowings under the revolving Senior ABL Facility of $867 million, all of which would be secured if borrowed.

The New Notes will be structurally subordinated to all obligations of our existing and future subsidiaries that do not serve as Subsidiary Guarantors of the New Notes.

The New Notes will be guaranteed, on a senior unsecured basis, by each of our direct and indirect domestic existing and future subsidiaries that is a Wholly Owned Domestic Subsidiary (other than an Excluded Subsidiary), and by each other domestic subsidiary that is a borrower under the Senior ABL Facility or that guarantees our indebtedness under any Credit Facility or Capital Markets Securities (in each case, as defined in “Description of First Priority Notes”). Our subsidiaries that do not guarantee the New Notes will have no obligation, contingent or otherwise, to pay amounts due under the New Notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment. The New Notes will be structurally subordinated to all indebtedness and other obligations of any non-guarantor subsidiary such that in the event of insolvency, liquidation, reorganization, dissolution or other winding up of any subsidiary that is not a Subsidiary Guarantor, all of that subsidiary’s creditors (including trade creditors and preferred stockholders, if any) would be entitled to payment in full out of that subsidiary’s assets before we would be entitled to any payment from that subsidiary’s assets. In addition, the creditors of any unrestricted subsidiary and its subsidiaries will have a senior claim on the assets of such unrestricted subsidiary and its subsidiaries.

In addition, the indentures governing our outstanding notes, subject to certain limitations, permit these subsidiaries to incur additional indebtedness and do not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries.

In addition, our subsidiaries that provide, or will provide, guarantees of the New Notes will be automatically released from those guarantees in accordance with the terms of the Indenture upon the occurrence of certain events, including the following:

•	the designation of that Subsidiary Guarantor as an unrestricted subsidiary;

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the release or discharge of any guarantee or indebtedness (including the Senior Credit Facilities) that resulted in the creation of the guarantee of the New Notes by such Subsidiary Guarantor if it would not then otherwise be required to guarantee the New Notes; or

•	the sale or other disposition, including the sale of substantially all the assets, of that Subsidiary Guarantor.

If any subsidiary guarantee is released, no holder of the New Notes will have a claim as a creditor against that subsidiary, and the indebtedness and other liabilities, including trade payables and preferred stock, if any, whether secured or unsecured, of that subsidiary will be effectively senior to the claim of any holders of the New Notes. See “Description of First Priority Notes—Subsidiary Guarantees.”

As of October 28, 2012, the indebtedness and other liabilities of our non-guarantor subsidiaries was approximately $67 million. The New Notes will be structurally subordinated to the indebtedness and other liabilities of such non-guarantor subsidiaries. Our non-guarantor subsidiaries generated approximately 6% of our Net sales for fiscal 2011 and held approximately 3% of our assets as of October 28, 2012.

The First Priority Notes and the Second Priority Notes will be effectively subordinated to our and the Subsidiary Guarantors’ indebtedness under the Senior ABL Facility to the extent of the value of the ABL Priority Collateral, as well as to any other secured indebtedness of us and the Subsidiary Guarantors to the extent of the value of the assets securing such indebtedness on a basis senior to the First Priority Notes and the Second Priority Notes. In addition, the Second Priority Notes will be effectively subordinated to our and the Subsidiary Guarantors’ indebtedness under the Senior Term Facility and First Priority Notes to the extent of the value of the Collateral.

The First Priority Notes and the Second Priority Notes and the guarantees will be effectively subordinated to our and the Subsidiary Guarantors’ indebtedness under the Senior ABL Facility with respect to the ABL Priority Collateral, which generally consists of accounts receivable, inventory and other current assets and all proceeds thereof, including cash, cash equivalents, deposit accounts, securities accounts, investment accounts, instruments, chattel paper, general intangibles (other than intellectual property), letters of credit, insurance proceeds and investment property in each case arising from any such accounts receivable, inventory and other current assets and all books and records relating to the foregoing. The First Priority Notes and the Second Priority Notes and guarantees will also be effectively subordinated to any other secured indebtedness of us and the Subsidiary Guarantors to the extent of the value of the assets securing such indebtedness on a basis senior to the First Priority Notes and the Second Priority Notes. The effect of this subordination is that upon a default in payment on, or the acceleration of, any indebtedness under the Senior ABL Facility, or other indebtedness secured on a basis senior to the First Priority Notes and the Second Priority Notes, or in the event of bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding involving us or the Subsidiary Guarantors of the Senior ABL Facility or of such other secured debt, the proceeds from the sale of the ABL Priority Collateral and other assets that secure indebtedness on a priority basis relative to the First Priority Notes or the Second Priority Notes, as the case may be, will be available to pay obligations on the notes only after all indebtedness secured by the ABL Priority Collateral or such other assets has been paid in full.

In addition, the Second Priority Notes will be effectively subordinated to our and the Subsidiary Guarantors’ indebtedness under the Senior Term Facility and First Priority Notes with respect to the Collateral. The effect of this subordination is that upon a default in payment on, or the acceleration of, any indebtedness under the Senior Term Facility or the First Priority Notes, or other indebtedness secured on a basis senior to the Second Priority Notes, or in the event of bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding involving us or the Subsidiary Guarantors of the Senior Term Loan, First Priority Notes or such other secured debt, the proceeds from the sale of the Collateral or other assets that secure indebtedness on a priority basis relative to the Second Priority Notes will be available to pay obligations on the Second Priority Notes only after all such indebtedness secured by the Collateral or such other assets has been paid in full.

There may not be sufficient collateral to pay all or any of the First Priority Notes and the Second Priority Notes.

No appraisal of the value of the collateral has been made in connection with this offering and the value of the collateral in the event of liquidation will depend on market and economic conditions, the availability of buyers and other factors. Consequently, liquidating the collateral securing the First Priority Notes and the Second Priority Notes may not produce proceeds in an amount sufficient to pay any amounts due on the First Priority Notes and the Second Priority Notes.

Our obligations under the Senior Term Facility are secured ratably with our obligations under the First Priority Notes by the Cash Flow Priority Collateral on a first priority basis and by the ABL Priority Collateral on a second priority basis (and certain hedging obligations with lenders under the Senior Term Facility and the Senior ABL Facility and their respective affiliates, and certain cash management agreements with lenders under the Senior Term Facility and their affiliates and with certain other designated third party providers, are also secured by the Cash Flow Priority Collateral on a first priority basis and by the ABL Priority Collateral on a second priority basis). Our obligations under the Senior ABL Facility are secured by the ABL Priority Collateral on a first priority basis and by the Cash Flow Priority Collateral on a third priority basis (and certain hedging obligations and cash management agreements with lenders under the Senior ABL Facility and their affiliates are also secured by the ABL Priority Collateral on a first priority basis and by the Cash Flow Priority Collateral on a third priority basis). As a result, upon any distribution to our creditors, foreclosure, liquidation, reorganization, bankruptcy or other insolvency proceedings, or following acceleration of our indebtedness or an event of default under our indebtedness, the lenders under the Senior ABL Facility (and under any such hedging obligations and cash management agreements) will be entitled to be repaid in full from the proceeds of the ABL Priority Collateral before any payment is made to holders of the First Priority Notes from the proceeds of such Collateral, and the Lenders under the Senior Term Facility (and under any such hedging obligations and cash management agreements) and the holders of the First Priority Notes will be entitled to be repaid in full from the proceeds of the Cash Flow Priority Collateral and the ABL Priority Collateral before any payment is made to the holders of the Second Priority Notes from the proceeds of such collateral. Moreover, the lenders under the Senior Term Facility will share the proceeds of the Cash Flow Priority Collateral ratably with the holders of the First Priority Notes, thereby diluting the collateral coverage. In addition, the terms of the Indentures permit, subject to certain limitations, the incurrence of additional debt that may be secured on a pari passu priority basis with, or a junior basis to, the First Priority Notes and on a senior or junior priority basis to, or a pari passu priority basis with, the Second Priority Notes.

The fair market value of the collateral securing the First Priority Notes and the Second Priority Notes is subject to fluctuations based on factors that include, among others, the condition of our industry, the ability to sell the collateral in an orderly sale, general economic conditions, the availability of buyers and other factors. The amount to be received upon a sale of the collateral would be dependent on numerous factors, including, but not limited to, the actual fair market value of the collateral at such time and the timing and the manner of the sale. By its nature, portions of the collateral may be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the collateral can be sold in a short period of time or in an orderly manner. In the event of a foreclosure, liquidation, reorganization, bankruptcy or other insolvency proceeding, we cannot assure you that the proceeds from any sale or liquidation of the collateral will be sufficient to pay our obligations under the First Priority Notes and the Second Priority Notes. In addition, in the event of any such proceeding, the ability of the holders of the notes to realize upon any of the collateral may be subject to bankruptcy and insolvency law limitations.

In addition, the security interest of the First Priority Notes trustee, as collateral agent for the First Priority Notes (“First Priority Note Collateral Agent”) and the security interest of the Second Priority Notes trustee, as collateral agent for the Second Priority Notes (“Second Priority Note Collateral Agent” and together with the First Priority Note Collateral Agent, the “collateral agents”), are subject to practical problems generally associated with the realization of security interests in collateral. For example, the collateral agents may need to obtain the consent of a third party to obtain or enforce a security interest in a contract. We cannot assure you that the collateral agents will be able to obtain any such consent. We also cannot assure you that the consents of any third parties will be given when required to facilitate a foreclosure on such assets. Also, certain items included in the collateral, such as licenses and other permits, may not be transferable (by their terms or pursuant to applicable law) and therefore the First Priority Notes trustee and the Second Priority Notes trustee, as collateral agents, may not be able to realize value from such items in the event of a foreclosure. In addition, state law may limit the ability of the collateral agents on behalf of the holders of the notes to foreclose on the real property and improvements included in the collateral. Accordingly, the First Priority Notes trustee and the Second Priority Notes trustee, as collateral agents for the First Priority Notes and the Second Priority Notes, may not have the ability to foreclose upon those assets and the value of the collateral may significantly decrease.

The Cash Flow Priority Collateral and the ABL Priority Collateral are subject to any and all exceptions, defects, encumbrances, liens and other imperfections as may be accepted by the collateral agents or other representatives of the Term Obligations and ABL Obligations (in each case, as defined under “Description of Intercreditor Agreements—Certain Definitions—Certain Base Intercreditor Definitions”) from time to time, whether on or after the date the First Priority Notes were issued. These exceptions, defects, encumbrances, liens and other imperfections may be significant. The existence of any such exceptions, defects, encumbrances, liens and other imperfections could adversely affect the value of the Cash Flow Priority Collateral and the ABL Priority Collateral, as well as the ability of the First Priority Notes trustee and the Second Priority Notes trustee, as collateral agents for the First Priority Notes and the Second Priority Notes, to realize or foreclose on such collateral.

Certain assets are excluded from the collateral of the New First Priority Notes and the New Second Priority Notes.

Certain assets will be excluded from the collateral securing the notes as described under “Description of First Priority Notes—Security for the Notes” and “Description of Second Priority Notes—Security for the Notes” including, among other things, (i) certain property that is subject to a Lien in respect of Purchase Money Obligations or Capitalized Lease Obligations, (ii) any fee interest in certain real property owned as of the Issue Date and identified in the schedules to the Senior Term Facility, and any fee interest in after-acquired owned real property if the fair market value of such fee interest is less than $5.0 million individually, (iii) motor vehicles and any other assets subject to certificate of title, (iv) property that has been sold or otherwise transferred in connection with a Special Purpose Financing, (v) any interest in leased real property and (vi) other collateral exceptions and exclusions in effect from time to time under the Senior Term Facility. If an event of default occurs and the notes are accelerated, the notes and the guarantees will rank equally with the holders of the other unsubordinated and unsecured indebtedness of the relevant entity with respect to such excluded property.

The pledge of the capital stock, other securities and similar items of our subsidiaries that secure the First Priority Notes and the Second Priority Notes do not constitute collateral to the extent the pledge of such capital stock or such other securities would require the filing of separate financial statements with the SEC for that subsidiary.

The First Priority Notes and the related guarantees are and the Second Priority Notes and the related guarantees are secured by a pledge of the stock of some of our subsidiaries. Under the SEC regulations currently in effect, if the par value, book value as carried by us or market value (whichever is greatest) of the capital stock, other securities or similar items of a subsidiary pledged as part of the collateral is greater than or equal to 20% of the aggregate principal amount of the notes then outstanding, such a subsidiary would be required to provide separate financial statements to the SEC. Therefore, the applicable Indenture and the applicable collateral documents provide that any capital stock and other securities of any of our subsidiaries will be excluded from the collateral to the extent the pledge of such capital stock or other securities to secure the notes would cause such subsidiary to be required to file separate financial statements with the SEC pursuant to Rule 3-16 of Regulation S-X (as in effect from time to time).

As a result, holders of the notes could lose a portion or all of their security interest in the capital stock or other securities of those subsidiaries during such period. It may be more difficult, costly and time-consuming for holders of the notes to foreclose on the assets of a subsidiary than to foreclose on its capital stock or other securities, so the proceeds realized upon any such foreclosure could be significantly less than those that would have been received upon any sale of the capital stock or other securities of such subsidiary. See “Description of First Priority Notes—Security for the Notes” and “Description of Second Priority Notes—Security for the Notes.”

Rights of holders of the First Priority Notes and the Second Priority Notes in the collateral may be adversely affected by the failure to perfect security interests in collateral.

Applicable law provides that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. The mortgages and security interests granted in favor of the collateral agents to secure the First Priority Notes and the Second Priority Notes are not in all cases required to be created or perfected by the issue date. If we, or any Subsidiary Guarantor, were to become subject to a bankruptcy proceeding, any liens recorded or perfected after the issue date would face a greater risk of being invalidated than if they had been recorded or perfected on the issue date. Liens recorded or perfected after the issue date may be treated under bankruptcy law as if they were delivered to secure previously existing indebtedness. In bankruptcy proceedings commenced within 90 days of lien perfection, a lien given to secure previously existing indebtedness is materially more likely to be avoided as a preference by the bankruptcy court than if delivered and promptly recorded on the issue date. Accordingly, if we or any Subsidiary Guarantor were to file for bankruptcy protection after the issue date of the outstanding notes and the liens had been perfected less than 90 days before commencement of such bankruptcy proceeding, the liens securing the First Priority Notes and the Second Priority Notes may be particularly subject to challenge as a result of having been delivered after the issue date. To the extent that such challenge succeeded, the holders of the notes would lose the benefit of the security that the collateral was intended to provide.

In addition, applicable law provides that certain property and rights acquired after the grant of a general security interest, such as real property, equipment subject to a certificate of title and certain proceeds, can only be perfected at the time such property and rights are acquired and identified. We and the Subsidiary Guarantors have limited obligations to perfect the security interest of the holders of the notes in specified collateral. There can be no assurance that the First Priority Notes trustee and the Second Priority Notes trustee, as the collateral agents, will monitor, or that we will inform the First Priority Notes trustee and the Second Priority Notes trustee, as the collateral agents, of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. Neither the First Priority Notes trustee and Second Priority Notes trustee nor the collateral agents have an obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest. Such failure may result in the loss of the security interest in the collateral or the priority of the security interest in favor of the noteholders against third parties.

Additionally, a failure, for any reason that is not permitted or contemplated under the security documents relating to the collateral, to perfect the security interests in the properties and assets included in the collateral securing the notes may result in a default under the First Priority Notes Indenture and/or the Second Priority Notes Indenture and the other agreements governing the First Priority Notes and the Second Priority Notes.

Holders of the First Priority Notes will not control certain decisions regarding the collateral.

The Intercreditor Agreements provide, among other things, that the lenders under our Senior Term Facility, and their authorized representative acting on their behalf, control substantially all matters related to enforcement of remedies with respect to the collateral securing the First Priority Notes that is Cash Flow Priority Collateral, and that the lenders under our ABL Facility, and their authorized representative acting on their behalf, control substantially all matters related to enforcement of remedies with respect to the collateral securing the First Priority Notes that is ABL Priority Collateral. Such lenders and such representatives may foreclose on or take other actions with respect to the collateral with which holders of the First Priority Notes may disagree or that may be contrary to the interests of holders of the First Priority Notes.

The Cash Flow Intercreditor Agreement also provides that, as among the Senior Term Facility, the First Lien Notes and the Second Lien Notes, while our Senior Term Facility is outstanding, the collateral agent with respect thereto will control all decisions related to enforcement of remedies with respect to the collateral securing the First Priority Notes at all times, unless, at such time, (i) a series of obligations secured on an senior priority basis thereunder has a greater principal amount outstanding than the then outstanding amount of the obligations under our Senior Term Facility and (ii) the collateral agent under our Senior Term Facility is not diligently pursuing enforcement actions with respect thereto for at least 120 days. Following such time, the authorized representative for the largest then-outstanding series of senior priority obligations party to the Cash Flow Intercreditor Agreement would control all decisions related to enforcement of remedies with respect to the collateral securing the First Priority Notes at all times and holders of the notes would only be permitted to take enforcement action with respect to such collateral if the First Priority Notes are the largest then-outstanding series of senior priority obligations party to the Cash Flow Intercreditor Agreement.

After the discharge of the obligations with respect to our Senior Term Facility, at which time the parties to our Senior Term Facility will no longer have the right to direct the actions with respect to the collateral securing the First Priority Notes pursuant to the Intercreditor Agreements, that right passes to the authorized representative of holders of the next largest outstanding principal amount of indebtedness secured by a senior priority lien on the collateral. If we issue additional indebtedness that is equal in priority to the lien securing our First Priority Notes in the future in a greater principal amount than the First Priority Notes, then the authorized representative for such additional indebtedness would be next in line to exercise rights under the Intercreditor Agreements, rather than the trustee as the collateral agent for the First Priority Notes. Accordingly, the trustee under the Indenture may never have the right to control remedies and take other actions with respect to the collateral.

There are circumstances other than repayment or discharge of the First Priority Notes and the Second Priority Notes under which the collateral securing the First Priority Notes and the Second Priority Notes and guarantees will be released automatically, without your consent or the consent of the applicable trustee or the applicable collateral agents, and you may not realize any payment upon disposition of such collateral.

Under various circumstances, the collateral securing the First Priority Notes and the Second Priority Notes will be released automatically, including:

•	a sale, transfer or other disposal in a transaction not prohibited under the First Priority Notes Indenture or the Second Priority Notes Indenture, as applicable;

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with respect to collateral held by a Subsidiary Guarantor, upon the release of such Subsidiary Guarantor from its guarantee in accordance with the First Priority Notes Indenture and the Second Priority Notes Indenture;

•

so long as Term Obligations are outstanding, with respect to Cash Flow Priority Collateral, upon the release of all liens thereon securing the Term Obligations (as defined under “Description of Intercreditor Agreements—Certain Definitions—Certain Base Intercreditor Definitions”);

•

so long as ABL Obligations are outstanding, with respect to ABL Priority Collateral, upon the release of all liens thereon securing the ABL Obligations (as defined under “Description of Intercreditor Agreements—Certain Definitions—Certain Base Intercreditor Definitions”);

•	in whole or in part, as applicable, with respect to collateral which has been taken by eminent domain, condemnation or other similar circumstances;

•

in whole upon satisfaction and discharge of the Indenture as described in the section titled “Description of First Priority Notes—Satisfaction and Discharge” and “Description of Second Priority Notes—Satisfaction and Discharge”;

•

in whole upon a legal defeasance or covenant defeasance of the Indenture as described in the section titled “Description of First Priority Notes—Defeasance” and “Description of Second Priority Notes—Defeasance”; and

•

with respect to all or substantially all of the Collateral, with the consent of holders holding 66 2/3% or more of the principal amount of the First Priority Notes and the Second Priority Notes (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the First Priority Notes and the Second Priority Notes) outstanding.

In addition, upon certain sales of the assets that constitute the Cash Flow Priority Collateral and the ABL Priority Collateral, we will be required to repay amounts outstanding under the Senior Term Facility, the First Priority Notes and Senior ABL Facility, respectively, prior to repayment of any of our other indebtedness, including the Second Priority Notes, with the proceeds of such collateral disposition. Moreover, the lenders under the Senior Term Facility share the Cash Flow Priority Collateral ratably with the holders of the First Priority Notes, thereby diluting the collateral coverage.

In addition, the guarantee of a Subsidiary Guarantor will be automatically released in connection with a sale of such Subsidiary Guarantor in a transaction not prohibited by the First Priority Notes Indenture or the Second Priority Notes Indenture. The First Priority Notes Indenture and the Second Priority Notes Indenture also permit us to designate one or more of our restricted subsidiaries that is a Subsidiary Guarantor as an unrestricted subsidiary. Designation of an unrestricted subsidiary will reduce the aggregate value of the collateral securing the notes to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released. If a Subsidiary Guarantor is released from its guarantee under the Senior Credit Facilities and under all Capital Markets Securities and is not a borrower under the Senior ABL Facility, it will also be automatically released under the First Priority Notes Indenture and the Second Priority Notes Indenture. See “Description of First Priority Notes” and “Description of Second Priority Notes.” See “—The New Notes will be structurally subordinated to all obligations of our existing and future subsidiaries that do not serve as Subsidiary Guarantors of the New Notes.”

In the event of a bankruptcy of us or any of the Subsidiary Guarantors, holders of the notes may be deemed to have an unsecured claim to the extent that our obligations in respect of the First Priority Notes and the Second Priority Notes exceed the value of the collateral available to secure the First Priority Notes and the Second Priority Notes.

In any bankruptcy proceeding with respect to us or any of the Subsidiary Guarantors, it is possible that the bankruptcy trustee, the debtor-in-possession or competing creditors will assert that the value of the collateral with respect to the First Priority Notes and the Second Priority Notes is less than the then-current principal amount outstanding under the First Priority Notes and the Second Priority Notes on the date of the bankruptcy filing. Upon a finding by the bankruptcy court that the First Priority Notes and the Second Priority Notes are under-collateralized, the claims in the bankruptcy proceeding with respect to the First Priority Notes and the Second Priority Notes would be bifurcated between a secured claim up to the value of the collateral and an unsecured claim for any deficiency. As a result, the claim of the holders of the notes could be unsecured in whole or in part.

Other consequences of a finding of under-collateralization would be, among other things, a lack of entitlement on the part of the notes to receive post-petition interest and a lack of entitlement to receive other “adequate protection” under federal bankruptcy laws with respect to the unsecured portion of the First Priority Notes and the Second Priority Notes. See “—Bankruptcy laws may limit the ability of holders of the notes to realize value from the collateral.” In addition, if any payments of post-petition interest had been made at the time of such a finding of under-collateralization, those payments could be recharacterized by the bankruptcy court as a reduction of the principal amount of the First Priority Notes and the Second Priority Notes.

Bankruptcy laws may limit the ability of holders of the First Priority Notes and/or the holders of the Second Priority Notes to realize value from the collateral.

The right of the collateral agents to repossess and dispose of the collateral upon the occurrence of an event of default under the First Priority Notes Indenture or the Second Priority Notes Indenture is likely to be significantly impaired by applicable bankruptcy laws if a bankruptcy case were to be commenced by or against us before the collateral agents repossessed and disposed of the pledged assets. Under applicable federal bankruptcy laws, upon the commencement of a bankruptcy case, an automatic stay goes into effect which, among other things, stays:

•

the commencement or continuation of any action or proceeding against the debtor that was or could have been commenced before the commencement of the bankruptcy case to recover a claim against the debtor that arose before the commencement of the bankruptcy case;

•	any act to obtain possession of, or control over, property of the bankruptcy estate or the debtor;

•	any act to create, perfect or enforce any lien against property of the bankruptcy estate; and

•	any act to collect or recover a claim against the debtor that arose before the commencement of the bankruptcy case.

For example, under Title 11 of the United States Code, as amended (the “Bankruptcy Code”), pursuant to the automatic stay imposed upon the bankruptcy filing, a secured creditor is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, or taking other actions to levy against a debtor, without bankruptcy court approval. Moreover, the Bankruptcy Code permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection” with respect to the secured portion of its claim against the debtor. The meaning of the term “adequate protection” may vary according to circumstances (and is within the discretion of the bankruptcy court), but it is intended in general to protect the secured creditor against decreases in the value of the secured creditor’s interest in the collateral as a result of the automatic stay or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. Adequate protection may take the form of cash payments or the granting of additional or replacement security, if and at such times as the court in its discretion determines. Generally, adequate protection payments, in the form of interest or otherwise, are not required to be paid by a debtor to a secured creditor unless the bankruptcy court determines that the value of the secured creditor’s interest in the collateral is declining during the pendency of the bankruptcy case. Due to the imposition of the automatic stay, the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, and even if the notes were fully collateralized, it is impossible to predict (a) how long payments under the notes could be delayed following commencement of a bankruptcy case, (b) whether or when the collateral agents could repossess or dispose of the pledged assets and (c) whether or to what extent holders of the notes would be compensated for any delay in payment or loss of value of the pledged assets through the requirement of “adequate protection,” or what form any such adequate protection would take.

The collateral is subject to casualty risks and potential environmental liabilities.

We maintain insurance for our properties against loss or damage by fire or other hazards to a similar extent as other companies operating properties of a similar nature in the same or similar localities. There are, however, some losses that may be either uninsurable or not economically insurable, or insured for values less than the then current fair market value of relevant equipment, in whole or in part. As a result, insurance proceeds may not compensate us fully for our losses. If there is a total or partial loss of any of the pledged assets, the proceeds received by us in respect thereof may not be sufficient to satisfy all the secured obligations, including the First Priority Notes and the Second Priority Notes.

Moreover, the collateral agents may need to evaluate the impact of potential liabilities before determining to foreclose on collateral consisting of real property because owners and operators of real property may be held liable under environmental laws for the costs of investigating or remediating contamination or preventing the release or threatened release of hazardous substances at such real property. Consequently, the collateral agents may be unable to or may decline to foreclose on such collateral or exercise remedies available in respect thereof if it does not receive indemnification to its satisfaction from the holders of notes.

We will in most cases have control over the collateral.

The security documents generally allow us and the Subsidiary Guarantors to remain in possession of, to retain exclusive control over, to freely operate and to collect, invest and dispose of any income from, the collateral. These rights may adversely affect the value of the collateral at any time.

Any future pledge of collateral in favor of the holders of the notes might be voidable in bankruptcy.

Any future pledge of collateral in favor of the holders of the notes, including pursuant to security documents delivered after the date of the First Priority Notes Indenture and the Second Priority Notes Indenture, might be voidable by the pledgor (as debtor-in-possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, under the Bankruptcy Code, if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the notes to receive a greater recovery than what the holders of the notes would receive in a liquidation under Chapter 7 of the Bankruptcy Code if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period.

The value of the collateral securing the the First Priority Notes and the Second Priority Notes may not be sufficient to give the holders of the notes the right to receive post-petition interest.

In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us, holders of notes will only be entitled to post-petition interest under the Bankruptcy Code to the extent that the value of their security interest in the collateral is greater than their pre-bankruptcy claim. Holders of notes that have a security interest in the collateral with a value equal or less than their pre-bankruptcy claim will not be entitled to post-petition interest under the Bankruptcy Code. No appraisal of the fair market value of the collateral has been prepared in connection with this offering and we therefore cannot assure you that the value of the holders’ interest in the collateral will equal or exceed the principal amount of the the First Priority Notes and the Second Priority Notes.

We may not be able to repurchase the New Notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding New Notes and Old Notes, the Existing Senior Notes and the Senior Subordinated Notes (if any)

that remain outstanding at 101% of their principal amount, plus accrued and unpaid interest to the purchase date. Additionally, under the Senior Term Facility and the Senior ABL Facility, a change of control (as defined therein) constitutes an event of default that permits the lenders to accelerate the maturity of borrowings under the respective agreements and terminate their commitments to lend. The source of funds for any purchase of the New Notes and the Old Notes, the Existing Senior Notes and any Senior Subordinated Notes and repayment of borrowings under the Senior Term Facility and the Senior ABL Facility would be our available cash or cash generated from our and our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the New Notes upon a change of control because we may not have sufficient financial resources to purchase all of the debt securities that are tendered upon a change of control and repay our other indebtedness that will become due. We may require additional financing from third parties to fund any such purchases, and we may be unable to obtain financing on satisfactory terms or at all. Further, our ability to repurchase the New Notes may be limited by law. In order to avoid the obligations to repurchase the New Notes and the Old Notes, the Existing Senior Notes and any Senior Subordinated Notes that remain outstanding and events of default and potential breaches of the Senior Term Agreement and the Senior ABL Credit Agreement, we may have to avoid certain change of control transactions that would otherwise be beneficial to us.

In addition, some important corporate events, such as leveraged recapitalizations, may not, under the Indenture, constitute a “change of control” that would require us to repurchase the New Notes, even though those corporate events could increase the level of our indebtedness or otherwise adversely affect our capital structure, credit ratings or the value of the New Notes. See “Description of First Priority Notes—Change of Control,” “Description of Second Priority Notes—Change of Control” and “Description of Senior Notes—Change of Control.”

We may have future capital needs and may not be able to obtain additional financing on acceptable terms.

Although we believe that our current cash position and the additional committed funding available under our Senior ABL Facility is sufficient for our current operations, any reductions in our available borrowing capacity, or our inability to renew or replace our debt facilities, when required or when business conditions warrant, could have a material adverse effect on our business, financial condition and results of operations. The economic conditions, credit market conditions, and economic climate affecting our industry, as well as other factors, may constrain our financing abilities. Our ability to secure additional financing, if available, and to satisfy our financial obligations under indebtedness outstanding from time to time will depend upon our future operating performance, the availability of credit generally, economic conditions and financial, business and other factors, many of which are beyond our control. The market conditions and the macroeconomic conditions that affect our industry could have a material adverse effect on our ability to secure financing on favorable terms, if at all.

We may be unable to secure additional financing or financing on favorable terms or our operating cash flow may be insufficient to satisfy our financial obligations under the indebtedness outstanding from time to time. Furthermore, if financing is not available when needed, or is available on unfavorable terms, we may be unable to take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our business, financial condition and results of operations. If additional funds are raised through the issuance of additional equity securities, our stockholders may experience significant dilution.

Increases in interest rates would increase the cost of servicing our debt and could reduce our profitability.

A significant portion of our outstanding debt, including under the Senior Credit Facilities, bears interest at variable rates. As a result, increases in interest rates would increase the cost of servicing our debt and could materially reduce our profitability and cash flows. Each 1% increase in interest rates on our variable-rate debt would increase our annual forecasted interest expense by approximately $14 million based on balances as of October 28, 2012 and excluding the effect of the interest rate floor on our Senior Term Facility. Assuming all revolving loans were fully drawn, each one percentage point change in interest rates would result in a $25 million change in annual cash interest expense on our Senior Credit Facilities, excluding the effect of the interest rate floor on our Senior Term Facility. The impact of increases in interest rates could be more significant for us than it would be for some other companies because of our substantial indebtedness.

Holders of the New Notes may not be able to determine when a change of control giving rise to their right to have the New Notes repurchased has occurred following a sale of “substantially all” of our assets.

The definition of change of control in the Indentures includes a phrase relating to the sale of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale of less than all our assets to another person may be uncertain.

Federal and state fraudulent transfer laws may permit a court to void the New Notes or the guarantees, and if that occurs, you may not receive any payments on the New Notes.

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the New Notes and the incurrence of the guarantees of the New Notes. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the New Notes or the guarantees thereof could be voided as a fraudulent transfer or conveyance if we or any of the Subsidiary Guarantors, as applicable, (a) issued the New Notes or incurred the guarantee with the intent of hindering, delaying or defrauding creditors or (b) received less than reasonably equivalent value or fair consideration in return for either issuing the New Notes or incurring the guarantee and, in the case of (b) only, one of the following is also true at the time thereof:

•	we or any of the Subsidiary Guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the New Notes or the incurrence of the guarantee;

•

the issuance of the New Notes or the incurrence of the guarantee left us or any of the Subsidiary Guarantors, as applicable, with an unreasonably small amount of capital or assets to carry on the business; or

•	we or any of the Subsidiary Guarantors intended to, or believed that we or such Subsidiary Guarantor would, incur debts beyond our or such Subsidiary Guarantor’s ability to pay as they mature.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or a valid antecedent debt is satisfied. A court would likely find that a Subsidiary Guarantor did not receive reasonably equivalent value or fair consideration for its guarantee to the extent such Subsidiary Guarantor did not obtain a reasonably equivalent benefit from the issuance of the New Notes.

We cannot be certain as to the standards a court would use to determine whether or not we or any of the Subsidiary Guarantors were insolvent at the relevant time or, regardless of the standard that a court uses, whether the New Notes or the guarantees would be subordinated to our or any of our Subsidiary Guarantors’ other debt. In general, however, a court would deem an entity insolvent if:

•	the sum of its debts, including contingent and unliquidated liabilities, was greater than the fair saleable value of all of its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they became due.

Each subsidiary guarantee contains a provision intended to limit the Subsidiary Guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its subsidiary guarantee to be a fraudulent transfer. This provision may not be effective to protect the subsidiary guarantees from being avoided under fraudulent transfer law. A recent bankruptcy court action in Florida questioned the validity of such a customary savings clause in a guaranty.

To the extent that any of the subsidiary guarantees is avoided, then, as to that subsidiary, the guaranty will not be enforceable.

If a court were to find that the issuance of the New Notes or the incurrence of a guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the New Notes or that guarantee, could subordinate the New Notes or that guarantee to presently existing and future indebtedness of ours or of the related Subsidiary Guarantor or could require the holders of the New Notes to repay any amounts received with respect to that guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the New Notes. Further, the avoidance of the New Notes could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of that debt.

Finally, as a court of equity, the bankruptcy court may subordinate the claims in respect of the New Notes to other claims against us under the principle of equitable subordination if the court determines that (1) the holders of notes engaged in some type of inequitable conduct, (2) the inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holders of notes and (3) equitable subordination is not inconsistent with the provisions of the Bankruptcy Code.

Certain restrictive covenants in the Indentures will not apply during any time that such notes achieve investment grade ratings.

Most of the restrictive covenants in the Indentures will not apply during any time that the New Notes achieve investment grade ratings from Moody’s Investment Service, Inc. and Standard & Poor’s, and no default or event of default has occurred. If these restrictive covenants cease to apply, we may take actions, such as incurring additional debt or making certain dividends or distributions, which would otherwise be prohibited under the Indentures. Ratings are given by these rating agencies based upon analyses that include many subjective factors. The investment grade ratings, if granted, may not reflect all of the factors that would be important to holders of the New Notes.

The market for non-investment grade debt has been subject to severe disruptions that have caused substantial volatility in the prices of securities similar to the New Notes.

Historically, the market for non-investment grade debt has been subject to severe disruptions that have caused substantial volatility in the prices of securities similar to the New Notes. The market for the New Notes may experience similar disruptions, and any such disruptions may adversely affect the liquidity in that market or the prices at which you may sell your notes or exchange notes. Investment funds advised by entities associated with the Equity Sponsors may purchase notes in the market without any special limitation. In addition, subsequent to their initial issuance, the New Notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

A downgrade, suspension or withdrawal of the rating assigned by a rating agency to the New Notes or our Senior Credit Facilities, if any, could cause the liquidity or market value of the New Notes to decline.

Our Senior Subordinated Notes, the Old Notes and the New Notes and the Existing Senior Notes have been rated by Standard & Poor’s Corporation and Moody’s Investor Services. Our Senior Credit Facilities have also been rated by Standard & Poor’s and Moody’s. In determining our credit ratings, the rating agencies consider a number of both quantitative and qualitative factors. These factors include earnings, fixed charges such as interest, cash flows, total debt outstanding, total secured debt, off balance sheet obligations and other commitments, total capitalization and various ratios calculated from these factors. Our debt securities, including the New Notes offered hereby, and our debt facilities may in the future be rated by additional rating agencies. We cannot make assurances that any rating so assigned will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, circumstances relating to the basis of the rating, such as an adverse change to our business, so warrant. The interest rates and other terms within our current credit agreements are not impacted by rating agency actions. Any lowering or withdrawal of a rating by a rating agency could reduce the liquidity or market value of our outstanding notes and make our ability to raise new funds or renew maturing debt more difficult.

Risks Relating to Our Business

We are subject to inherent risks of the residential, non-residential and public infrastructure construction and facility maintenance and repair markets, including risks related to general economic conditions.

Demand for our products and services depends to a significant degree on spending in the residential, non-residential and infrastructure construction and facility maintenance and repair markets. The level of activity in these end markets depends on a variety of factors that we cannot control.

Historically, both new housing starts and residential remodeling have decreased in slow economic periods. In addition, residential construction activity can impact the level of non-residential construction activity. Other factors impacting the level of activity in the residential and nonresidential construction markets include:

•	changes in interest rates;

•	unemployment rates;

•	high foreclosure rates and unsold/foreclosure inventory;

•	unsold new housing inventory;

•	periods of economic slowdown or recession;

•	availability of financing (including the impact of disruption in the mortgage markets);

•	adverse changes in local, regional, or general economic conditions;

•	adverse changes in industrial economic outlook;

•	a decrease in the affordability of homes;

•	vacancy rates;

•	capacity utilization;

•	capital spending;

•	commercial investment;

•	corporate profitability;

•	local, state and federal government regulation; and

•	shifts in populations away from the markets that we serve.

In the infrastructure construction market, the level of activity depends largely on interest rates, availability and commitment of public funds for municipal spending, capacity utilization and general economic conditions. In the facility maintenance and repair market, the level of activity depends largely on occupancy rates within multifamily, hospitality, healthcare and institutional facilities markets. Because all of our markets are sensitive to changes in the economy, downturns (or lack of substantial improvement) in the economy in any region in which we operate have adversely affected and could continue to adversely affect our business, financial condition and results of operations. For example, we distribute many of our products to waterworks contractors in connection with residential, commercial and industrial construction projects. The water and wastewater transmission products industry is affected by changes in economic conditions, including national, regional and local standards in construction activity, and the amount spent by municipalities on waterworks infrastructure. While we operate in many markets in the United States and Canada, our business is particularly impacted by changes in the economies of California, Texas, and Florida, which represented approximately 15%, 13%, and 10%, respectively, in Net sales for fiscal 2011.

In addition, the residential, non-residential and public infrastructure construction and facility maintenance and repair markets in which we compete are sensitive to general business and economic conditions in the United States and worldwide, including availability of credit, interest rates, fluctuations in capital, credit and mortgage markets, and business and consumer confidence. There was a significant decline in economic growth, both in the U.S. and globally, that began in the second half of 2007 and continued through 2009. In addition, volatility and disruption in the capital markets during that period reached unprecedented levels, with stock markets falling dramatically and credit becoming very expensive or unavailable to many companies without regard to those companies’ underlying financial strength. As a result of these developments, many lenders and institutional investors reduced, and in some cases, ceased to provide funding to borrowers. Adverse developments in global financial markets and general business and economic conditions, including through recession, downturn or otherwise, could have a material adverse effect on our business, financial condition, results of operations and cash flows, including our ability and the ability of our customers and suppliers to access capital. Although there have been some indications of stabilization in the general economy and certain industries and markets in which we operate, there can be no guarantee that any improvement in these areas will continue or be sustained.

We have been, and expect to continue to be, adversely impacted by the decline in the new residential construction market since its peak in 2005.

Most of our businesses are dependent to varying degrees upon the new residential construction market. The homebuilding industry is undergoing a significant and sustained downturn. According to the U.S. Census Bureau, actual single family housing starts in the U.S. during 2011 decreased 8% from 2010 levels. We believe that the market downturn over the past several years is attributable to a variety of factors including: the lasting impact of the recent economic recession; limited credit availability; excess home inventories; a substantial reduction in speculative home investment; a decline in consumer confidence; higher unemployment; and an industry-wide softening of demand. The multi-year downturn in the homebuilding industry has resulted in a substantial reduction in demand for our products and services, which in turn had a significant adverse effect on our business and operating results during fiscal years 2008 to 2011. In addition, the mortgage markets continue to experience disruption and reduced availability of mortgages for potential homebuyers due to more restrictive standards to qualify for mortgages, including with respect to new home construction loans.

We cannot predict the duration of the current housing industry market conditions, or the timing or strength of any future recovery of housing activity in our markets. We also cannot provide any assurances that the homebuilding industry will recover to historical levels, or that the operational strategies we have implemented to address the current market conditions will be successful. Continued weakness in the new residential construction market would have a significant adverse effect on our business, financial condition and operating results. In addition, because of these factors, there may be fluctuations in our operating results, and the results for any historical period may not be indicative of results for any future period.

The non-residential construction industry continues to experience a downturn which could materially and adversely affect our business, liquidity and results of operations.

Many of our businesses are dependent on the non-residential construction industry and the slowdown and volatility of the United States economy in general is having an adverse effect on our businesses that serve this industry. According to the U.S. Census Bureau, actual non-residential construction put-in-place in the U.S. during 2011 declined 2% from 2010 levels and 16% from 2009. From time to time, our businesses that serve the non-residential construction industry have also been adversely affected in various parts of the country by declines in non-residential construction starts due to, among other things, changes in tax laws affecting the real estate industry, high interest rates and the level of residential construction activity. Continued uncertainty about current economic conditions will continue to pose a risk to our businesses that serve the non-residential construction industry as participants in this industry may postpone spending in response to tighter credit, negative financial news and/or declines in income or asset values, which could have a continued material negative effect on the demand for our products and services.

We cannot predict the duration of the current market conditions, or the timing or strength of any future recovery of non-residential construction activity in our markets. Continued weakness in the non-residential construction market would have a significant adverse effect on our business, financial condition and operating results. In addition, because of these factors, there may be fluctuations in our operating results, and the results for any historical period may not be indicative of results for any future period.

Residential renovation and improvement activity levels may not return to historic levels which may negatively impact our business, liquidity and results of operations.

Certain of our businesses rely on residential renovation and improvement (including repair and remodeling) activity levels. Unlike most previous cyclical declines in new home construction in which we did not experience comparable declines in our home improvement businesses, the recent economic decline adversely affected our home improvement businesses as well. According to Moody’s Economy.com, residential improvement project spending in the United States increased only 4% in 2011. Continued high mortgage delinquency and foreclosure rates, limitations in the availability of mortgage and home improvement financing and significantly lower housing turnover, may continue to limit consumers’ spending, particularly on discretionary items, and affect their confidence level leading to continued reduced spending on home improvement projects. The impact of these economic factors specific to the home improvement industry is exacerbated by unemployment.

We cannot predict the timing or strength of a significant recovery in these markets. Continued depressed activity levels in consumer spending for home improvement and new home construction will continue to adversely affect our results of operations and our financial position. Furthermore, continued economic weakness may cause unanticipated shifts in consumer preferences and purchasing practices and in the business models and strategies of our customers. Such shifts may alter the nature and prices of products demanded by the end consumer and our customers and could adversely affect our operating performance.

We may be unable to achieve or maintain profitability.

We have set goals to progressively improve our profitability over time by growing our sales, increasing our gross margin and reducing our expenses as a percentage of sales. For the fiscal years 2011 and 2010 we had net losses of $543 million and $619 million, respectively. There can be no assurance that we will achieve our enhanced profitability goals. Factors that could significantly adversely affect our efforts to achieve these goals include, but are not limited to, the following:

•	failure to grow our revenue through organic growth or through acquisitions;

•	failure to improve our revenue mix by investing (including through acquisitions) in businesses that provide higher margins than we have been able to generate historically;

•	failure to achieve improvements in purchasing or to maintain or increase our rebates from vendors through our vendor consolidation and/or low-cost country initiatives;

•	failure to improve our gross margins through the utilization of improved pricing practices and technology and sourcing savings;

•	failure to maintain or reduce our overhead and support expenses as we grow;

•	failure to effectively evaluate future inventory reserves;

•	failure to collect monies owed from customers; and

•	failure to integrate any businesses acquired.

Any of these failures or delays may adversely affect our ability to increase our profitability.

Goodwill is subject to impairment testing and may affect future operating results.

As of October 28, 2012, goodwill represented approximately 43% of our total assets. Goodwill is not amortized and is subject to impairment testing at least annually using a fair value based approach. The identification and measurement of impairment involves the estimation of the fair value of reporting units. Accounting for impairment contains uncertainty because management must use judgment in determining appropriate assumptions to be used in the measurement of fair value. The estimates of fair value of reporting units are based on the best information available as of the date of the assessment and incorporate management assumptions about expected future cash flows and contemplate other valuation techniques. Future cash flows can be affected by changes in industry or market conditions among other things.

The recoverability of goodwill is evaluated at least annually and when events or changes in circumstances indicate that the fair value of a reporting unit has more likely than not declined below its carrying value. The annual impairment test performed during the third quarter of each fiscal year resulted in no impairment of goodwill during the nine months ended October 28, 2012, nor fiscal 2011 or fiscal 2010. During fiscal 2009, we recorded a goodwill impairment charge of $224 million, of which $219 million relates to continuing operations, driven by a reduction in expected future cash flows for certain businesses primarily as a result of the decline in the residential construction market and general weakness in the U.S. economy.

In view of the general economic downturn in the U.S., we may be required to take additional impairment charges relating to our operations or close under-performing locations.

During fiscal 2009, we recorded impairment charges related to the carrying value of goodwill for four of our reporting units. While a goodwill impairment charge was not recorded during fiscal 2011 or fiscal 2010, if weakness in the residential and/or non-residential construction markets and/or the general U.S. economy continues, we may need to take additional goodwill and/or asset impairment charges relating to certain of our reporting units and asset groups. Any such non-cash charges would have an adverse effect on our financial results.

In addition, we have closed certain under-performing branches. As of January 29, 2012, approximately 235 net branches have been closed and approximately 9,000 employees have been terminated since the Transactions. We may have to close additional branches in certain of our markets. Such facility closures could have a significant adverse effect on our financial condition, operating results and cash flows.

We occupy most of our facilities under long-term non-cancelable leases. We may be unable to renew leases at the end of their terms. If we close a facility, we remain obligated under the applicable lease.

Most of our facilities are located in leased premises. Many of our current leases are non-cancelable and typically have terms ranging from 3 to 10 years and most provide options to renew for specified periods of time. We believe that leases we enter into in the future will likely be long-term and non-cancelable and have similar renewal options. If we close or idle a facility, we generally remain committed to perform our obligations under the applicable lease, which includes, among other things, payment of the base rent for the balance of the lease term. Over the course of the last three fiscal years, we closed or idled facilities for which we remain liable on the lease obligations. Our obligation to continue making rental payments in respect of leases for closed or idled facilities could have a material adverse effect on our business and results of operations.

The industries in which we operate are highly competitive and fragmented, and demand for our products and services could decrease if we are not able to compete effectively.

The industries in which we operate are fragmented, including the residential, non-residential and public infrastructure construction and facility repair and maintenance markets. There is significant competition in each of our businesses. Our competition includes other wholesalers and manufacturers that sell products directly to their respective customer base and some of our customers that resell our products. To a limited extent, retailers of electrical fixtures and supplies, building materials, maintenance repair and operations supplies, and contractors’ tools also compete with us. We also expect that new competitors may develop over time as internet-based enterprises become more established and reliable and refine their service capabilities. Competition varies depending on product line, customer classification and geographic area. The principal competitive factors in our business include, but are not limited to:

•	availability and cost of materials and supplies;

•	technical product knowledge and expertise as to application and usage;

•	advisory or other service capabilities;

•	ability to build and maintain customer relationships;

•	effective use of technology to identify sales and operational opportunities;

•	same-day delivery capabilities in certain product lines; and

•	pricing of products and provisions of credit.

We compete with many local, regional and, in several markets and product categories, other national distributors. Several of our competitors in one or more of our businesses have substantially greater financial and other resources than us. No assurance can be given that we will be able to respond effectively to such competitive pressures. Increased competition by existing and future competitors could result in reductions in sales, prices, volumes and gross margins that could materially adversely affect our business, financial condition and results of operations. Furthermore, our success will depend, in part, on our ability to maintain our market share and gain market share from competitors.

In addition, our contracts with municipalities are often awarded and renewed through periodic competitive bidding. We may not be successful in obtaining or renewing these contracts. Our inability to replace a significant number of contracts lost through competitive bidding processes with other revenue sources within a reasonable time could be harmful to our business and financial performance.

Our competitors in the residential, non-residential and infrastructure construction and facility maintenance and repair distribution markets continue to consolidate, which could cause these markets to become more competitive and could negatively impact our business.

Our competitors in the residential, non-residential and infrastructure construction and facility maintenance and repair distribution markets in the United States and Canada are consolidating. This consolidation is being driven by customer needs and supplier capabilities, which could cause the industries to become more competitive as greater economies of scale are achieved by distributors. Customers are increasingly aware of the total costs of fulfillment and of the need to have consistent sources of supply at multiple locations. We believe these customer needs could result in fewer distributors as the remaining distributors become larger and capable of being a consistent source of supply.

There can be no assurance that we will be able to take advantage effectively of the trend toward consolidation. The trend in our industry toward consolidation could make it more difficult for us to maintain operating margins and could also increase competition for our acquisition targets and result in higher purchase price multiples. Furthermore, as our industrial and construction customers face increased foreign competition and potentially lose business to foreign competitors or shift their operations overseas in an effort to reduce expenses, we may face increased difficulty in growing and maintaining our market share and growth prospects.

The loss of any of our significant customers could adversely affect our financial condition.

Our ten largest customers generated approximately 9.6% of our Net sales in fiscal 2011, and our largest customer accounted for 3.9% of our Net sales in that same period. We cannot guarantee that we will maintain or improve our relationships with these customers or that we will continue to supply these customers at historical levels. During the economic downturn, some of our customers reduced their operations. For example, some homebuilder customers exited or severely curtailed building activity in certain of our markets. There is no assurance that our customers will determine to increase their operations or return to historic levels. Slow economic recovery could continue to have a significant adverse effect on our financial condition, operating results and cash flows.

In addition, consolidation among customers could also result in a loss of some of our present customers to our competitors. The loss of one or more of our significant customers or deterioration in our relations with any of them could significantly affect our financial condition, operating results and cash flows. Our Crown Bolt business is party to a strategic agreement with Home Depot, which provides a guaranteed revenue stream to Crown Bolt through January 31, 2015 by specifying minimum annual purchase requirements from Home Depot. As of October 28, 2012, the net book value of the strategic purchase agreement is $50 million and the net book value of goodwill assigned to Crown Bolt is $215 million. From time to time, we have discussions with Home Depot concerning amending, extending or replacing the current strategic purchase agreement, as well as the potential terms of any such amendment, extension or replacement. Some of the options discussed with Home Depot concerning the amendment, extension or replacement of the agreement could result in a future impairment of the strategic purchase agreement, the goodwill assigned to Crown Bolt or both, which could be significant.

Generally, our customers are not required to purchase any minimum amount of products from us. The contracts into which we have entered with most of our customers typically provide that we supply particular products or services for a certain period of time when and if ordered by the customer. Should our customers purchase our products in significantly lower quantities than they have in the past, such decreased purchases could have a material adverse effect on our financial condition, operating results and cash flows.

The majority of our net sales are credit sales which are made primarily to customers whose ability to pay is dependent, in part, upon the economic strength of the industry and geographic areas in which they operate, and the failure to collect monies owed from customers could adversely affect our financial condition.

The majority of our Net sales volume in fiscal 2011 was facilitated through the extension of credit to our customers whose ability to pay is dependent, in part, upon the economic strength of the construction industry in the areas where they operate. Our businesses offer credit to customers, either through unsecured credit that is based solely upon the creditworthiness of the customer, or secured credit for materials sold for a specific job where the security lies in lien rights associated with the material going into the job. The type of credit offered depends both on the financial strength of the customer and the nature of the business in which the customer is involved. End users, resellers and other non-contractor customers generally purchase more on unsecured credit than secured credit. The inability of our customers to pay off their credit lines in a timely manner, or at all, would adversely affect our financial condition, operating results and cash flows. Furthermore, our collections efforts with respect to non-paying or slow-paying customers could negatively impact our customer relations going forward.

Because we depend on the creditworthiness of our customers, if the financial condition of our customers declines, our credit risk could increase. Significant contraction in the construction market, coupled with tightened credit availability and financial institution underwriting standards, could adversely affect certain of our customers. Should one or more of our larger customers declare bankruptcy, it could adversely affect the collectability of our accounts receivable, bad debt reserves and net income.

We are subject to competitive pricing pressure from our customers.

Certain of our largest customers historically have exerted significant pressure on their outside suppliers to keep prices low because of their market share and their ability to leverage such market share in the highly fragmented building products supply industry. The economic downturn has resulted in increased pricing pressures from our customers. If we are unable to generate sufficient cost savings to offset any price reductions, our financial condition, operating results and cash flows may be adversely affected.

We may not achieve the acquisition component of our growth strategy.

Acquisitions will continue to be an important component of our growth strategy; however, there can be no assurance that we will be able to continue to grow our business through acquisitions as we have done historically or that any businesses acquired will perform in accordance with expectations or that business judgments concerning the value, strengths and weaknesses of businesses acquired will prove to be correct. Future acquisitions may result in the incurrence of debt and contingent liabilities and an increase in interest expense and amortization expenses and significant charges relative to integration costs. Our strategy could be impeded if we do not identify suitable acquisition candidates and our financial condition and results of operations will be adversely affected if we overpay for acquisitions.

Acquisitions involve a number of special risks, including:

•	problems implementing disclosure controls and procedures;

•	unforeseen difficulties extending internal control over financial reporting and performing the required assessment at the newly-acquired business;

•	potential adverse short-term effects on operating results through increased costs or otherwise;

•	diversion of management’s attention, failure to recruit new, and retain existing, key personnel of the acquired business;

•	failure to successfully implement infrastructure, logistics and systems integration;

•	our business growth could outpace the capability of our systems;

•	unforeseen liabilities inherent in the acquired business that manifest themselves after the acquisition is completed; and

•

the risks inherent in the systems of the acquired business and risks associated with unanticipated events or liabilities, any of which could have a material adverse effect on our business, financial condition and results of operations.

In addition, we may not be able to obtain financing necessary to complete acquisitions on attractive terms or at all.

A range of factors may make our quarterly and monthly revenues and earnings variable.

We have historically experienced, and in the future expect to continue to experience, variability in revenues and earnings on a quarterly and monthly basis. The factors expected to contribute to this variability include, among others: (i) the cyclical nature of some of the markets in which we compete, including the new residential and commercial construction markets, (ii) general economic conditions in the various local markets in which we compete, (iii) the pricing policies of our competitors, (iv) the production schedules of our customers, and (v) the effects of the weather. These factors, among others, make it difficult to project our operating results on a consistent basis, which may affect the price of our securities.

The residential, non-residential and infrastructure construction and facility maintenance and repair markets are cyclical and seasonal.

Although weather patterns affect our operating results throughout the year, adverse weather historically has reduced construction and maintenance and repair activity in the first and fourth quarters in our markets. In contrast, our highest volume of Net sales historically has occurred in our second fiscal quarter. To the extent that hurricanes, severe storms, floods, other natural disasters or similar events occur in the markets in which we operate, our business may be adversely affected. In addition, most of our businesses experience seasonal variation as a result of the dependence of our customers on suitable weather to engage in construction, maintenance and renovation and improvement projects. For example, White Cap sells products used primarily in the residential and non-residential construction industry. Generally, during the winter months, construction activity declines due to inclement weather and shorter daylight hours. As a result, operating results for the businesses that experience such seasonality may vary significantly from period to period. We anticipate that fluctuations from period to period will continue in the future.

Fluctuating commodity prices may adversely impact our results of operations.

The cost of steel, aluminum, copper, ductile iron, polyvinyl chlorides (“PVC”) and other commodities used in the products we distribute can be volatile. Although we attempt to resist cost increases by our suppliers and to pass on increased costs to our customers, we are not always able to do so quickly or at all. In addition, if prices decrease for commodities used in products we distribute, we may have inventories purchased at higher prices than prevailing market prices. Significant fluctuations in the cost of the commodities used in products we distribute have in the past adversely affected, and in the future may adversely affect, our results of operations and financial condition.

If petroleum prices increase, our results of operations could be adversely affected.

Petroleum prices have fluctuated significantly in recent years. Prices and availability of petroleum products are subject to political, economic and market factors that are outside our control. Political events in petroleum-producing regions as well as hurricanes and other weather-related events may cause the price of fuel to increase. Within several of our principal and other businesses, we deliver a significant volume of products to our customers by truck. Our operating profit will be adversely affected if we are unable to obtain the fuel we require or to fully offset the anticipated impact of higher fuel prices through increased prices or fuel surcharges to our customers. Besides passing fuel costs on to customers, we have not entered into any hedging arrangements that protect against fuel price increases and we do not have any long-term fuel purchase contracts. If shortages occur in the supply of necessary petroleum products and we are not able to pass along the full impact of increased petroleum prices to our customers, our results of operations would be adversely affected.

Product shortages and cyclicality in the residential, non-residential and infrastructure construction and facility maintenance and repair markets may impair our operating results.

Our ability to offer a wide variety of products to our customers is dependent upon our ability to obtain adequate product supply from manufacturers or other suppliers. Generally, our products are obtainable from various sources and in sufficient quantities. However, the loss of, or substantial decrease in the availability of, products from our suppliers, or the loss of our key supplier agreements, could adversely impact our financial condition, operating results and cash flows. In addition, supply interruptions could arise from shortages of raw materials (including petroleum products), labor disputes or weather conditions affecting products or shipments, transportation disruptions or other factors beyond our control. Short and long-term disruptions in our supply chain would result in a need to maintain higher inventory levels as we replace similar product domestically, a higher cost of product and ultimately a decrease in our Net sales and profitability. A disruption in the timely availability of our products by our key suppliers would result in a decrease in our revenues and profitability, especially in our businesses with supplier concentration, such as our Waterworks business. Although in many instances we have agreements with our suppliers, these agreements are generally terminable by either party on limited notice. Failure by our suppliers to continue to supply us with products on commercially reasonable terms, or at all, would put pressure on our operating margins and have a material adverse effect on our financial condition, operating results and cash flows. Short-term changes in the cost of these materials, some of which are subject to significant fluctuations, are sometimes, but not always passed on to our customers. Our delayed ability to pass on material price increases to our customers could adversely impact our financial condition, operating results and cash flows.

In addition, the residential, non-residential and infrastructure construction and facility maintenance and repair markets are subject to cyclical market pressures. The length and magnitude of these cycles have varied over time and by market. Prices of the products we sell are historically volatile and subject to fluctuations arising from changes in supply and demand, national and international economic conditions, labor costs, competition, market speculation, government regulation and trade policies, as well as from periodic delays in the delivery of our products. We have a limited ability to control the timing and amount of changes to prices that we pay for our products. In addition, the supply of our products fluctuates based on available manufacturing capacity. A shortage of capacity, or excess capacity, in the industry can result in significant increases or declines in market prices for those products, often within a short period of time. Such price fluctuations can adversely affect our financial condition, operating results and cash flows.

We rely on third party suppliers and long supply chains, and if we fail to identify and develop relationships with a sufficient number of qualified suppliers, or if there is a significant interruption in our supply chains, our ability to timely and efficiently access products that meet our standards for quality could be adversely affected.

We buy our products and supplies from suppliers located throughout the world and they manufacture or purchase in the United States and abroad the products we buy from them. Our ability to continue to identify and develop relationships with qualified suppliers who can satisfy our standards for quality and our need to access products and supplies in a timely and efficient manner is a significant challenge. We may be required to replace a supplier if their products do not meet our quality or safety standards. In addition, our suppliers could discontinue selling products manufactured in foreign countries at any time for reasons that may or may not be in our control or the suppliers’ control. Our operating results and inventory levels could suffer if we are unable to promptly replace a supplier who is unwilling or unable to satisfy our requirements with a supplier providing similar products. Our suppliers’ ability to deliver products may also be affected by financing constraints caused by credit market conditions, which could negatively impact our revenue and cost of products sold, at least until alternate sources of supply are arranged. In addition, since a portion of the products that we distribute is produced in foreign countries, we are dependent on long supply chains for the successful delivery of many of our products. The length and complexity of these supply chains make them vulnerable to numerous risks, many of which are beyond our control, which could cause significant interruptions or delays in delivery of our products. Factors such as political instability, the financial instability of suppliers, suppliers’ noncompliance with applicable laws, trade restrictions, labor disputes, currency fluctuations, changes in tariff or import policies, severe weather, terrorist attacks and transport capacity and cost may disrupt these supply chains and our ability to access products and supplies. If we increase the percentage of our products that are sourced from lower-cost countries, these risks will be amplified. Moreover, these risks will be amplified by our ongoing efforts to consolidate our supplier base across our businesses. We expect more of our products will be imported in the future, which will further increase these risks. A significant interruption in our supply chains caused by any of the above factors could result in increased costs or delivery delays and result in a decrease in our Net sales and profitability.

We have substantial fixed costs and, as a result, our operating income is sensitive to changes in our net sales.

A significant portion of our expenses are fixed costs (including personnel), which do not fluctuate with Net sales. Consequently, a percentage decline in our Net sales could have a greater percentage effect on our operating income if we do not act to reduce personnel or take other cost reduction actions. Any decline in our Net sales would cause our profitability to be adversely affected. Moreover, a key element of our strategy is managing our assets, including our substantial fixed assets, more effectively, including through sales or other disposals of excess assets. Our failure to rationalize our fixed assets in the time, and within the costs, we expect could have an adverse effect on our results of operations and financial condition.

A change in our product mix could adversely affect our results of operations.

Our results may be affected by a change in our product mix. Our outlook, budgeting and strategic planning assume a certain volume mix of sales as well as a product mix of sales. If actual results vary from this projected volume and product mix of sales, our financial results could be negatively impacted.

The impairment or failure of financial institutions may adversely affect us.

We have exposure to counterparties with which we execute transactions, including U.S. and foreign commercial banks, insurance companies, investment banks, investment funds and other financial institutions, some of which may be exposed to bankruptcy, illiquidity, default or similar risks. Many of these transactions could expose us to risk in the event of the bankruptcy, receivership, default or similar event involving a counterparty. For example, one of the financial institutions that was committed to fund our Existing ABL Credit Facility failed to meet a funding request by the Company in the first quarter of 2011. While we have not realized any significant losses to date, the bankruptcy, receivership, default or similar event involving one of our financial institution counterparties could have a material adverse impact on our access to funding or our ability to meet our financing agreement obligations.

The development of alternatives to distributors in the supply chain could cause a decrease in our sales and operating results and limit our ability to grow our business.

Our customers could begin purchasing more of their product needs directly from manufacturers, which would result in decreases in our Net sales and earnings. Our suppliers could invest in infrastructure to expand their own local sales force and sell more products directly to our customers, which also would negatively impact our business. For example, multiple municipalities may outsource their entire waterworks systems to a single company, thereby increasing such company’s leverage in the marketplace and its ability to buy directly from suppliers, which may have a material adverse effect on our operating results.

In addition to these factors, our customers may elect to establish their own building products manufacturing and distribution facilities, or give advantages to manufacturing or distribution intermediaries in which they have an economic stake. These changes in the supply chain could adversely affect our financial condition, operating results and cash flows.

Because our business is working-capital intensive, we rely on our ability to manage our product purchasing and customer credit policies.

Our operations are working-capital intensive, and our inventories, accounts receivable and accounts payable are significant components of our net asset base. We manage our inventories and accounts payable through our purchasing policies and our accounts receivable through our customer credit policies. If we fail to adequately manage our product purchasing or customer credit policies, our working capital and financial condition may be adversely affected.

Inclement weather, anti-terrorism measures and other disruptions to the transportation network could impact our distribution system and our operations.

Our ability to provide efficient distribution of products to our customers is an integral component of our overall business strategy. Disruptions at distribution centers or shipping ports, due to events such as the flooding from Hurricane Irene and the outbreaks of tornadoes in 2011, blizzards in 2010, and the hurricanes of 2005, may affect our ability to both maintain key products in inventory and deliver products to our customers on a timely basis, which may in turn adversely affect our results of operations.

Furthermore, in the aftermath of terrorist attacks in the United States, federal, state and local authorities have implemented and continue to implement various security measures that affect many parts of the transportation network in the United States and abroad. Our customers typically need quick delivery and rely on our on-time delivery capabilities. If security measures disrupt or impede the timing of our deliveries, we may fail to meet the needs of our customers, or may incur increased expenses to do so.

Interruptions in the proper functioning of IT systems could disrupt operations and cause unanticipated increases in costs or decreases in revenues, or both.

Because we use our information systems to, among other things, manage inventories and accounts receivable, make purchasing decisions and monitor our results of operations, the proper functioning of our IT systems is critical to the successful operation of our business. Although our IT systems are protected through physical and software safeguards and remote processing capabilities exist, IT systems are still vulnerable to natural disasters, power losses, unauthorized access, telecommunication failures and other problems. If critical IT systems fail, or are otherwise unavailable, our ability to process orders, track credit risk, identify business opportunities, maintain proper levels of inventories, collect accounts receivable and pay expenses and otherwise manage our businesses would be adversely affected.

The implementation of our technology initiatives could disrupt our operations in the near term, and our technology initiatives might not provide the anticipated benefits or might fail.

We have made, and will continue to make, significant technology investments in each of our businesses and in our administrative functions. Our technology initiatives are designed to streamline our operations to allow our associates to continue to provide high quality service to our customers and to provide our customers a better experience, while improving the quality of our internal control environment. The cost and potential problems and interruptions associated with the implementation of our technology initiatives could disrupt or reduce the efficiency of our operations in the near term. In addition, our new or upgraded technology might not provide the anticipated benefits, it might take longer than expected to realize the anticipated benefits or the technology might fail altogether.

We may experience a failure in or breach of our operational or information security systems, or those of our third party service providers, as a result cyber attacks or information security breaches.

Information security risks have generally increased in recent years because of the proliferation of new technologies and the increased sophistication and activities of perpetrators of cyber attacks. A failure in or breach of our operational or information security systems, or those of our third party service providers, as a result of cyber attacks or information security breaches could disrupt our business, result in the disclosure or misuse of confidential or proprietary information, damage our reputation, increase our costs and/or cause losses. As a result, cyber security and the continued development and enhancement of the controls and processes designed to protect our systems, computers, software, data and networks from attack, damage or unauthorized access remain a priority for us. Although we believe that we have robust information security procedures and other safeguards in place, as cyber threats continue to evolve, we may be required to expend additional resources to continue to enhance our information security measures and/or to investigate and remediate any information security vulnerabilities.

Third party service providers are responsible for managing a significant portion of our information systems. Our business and results of operations may be adversely affected if the third party service provider does not perform satisfactorily.

Our costs of doing business could increase as a result of U.S. federal, state or local regulations.

Our operations are principally affected by various statutes, regulations and laws in the 46 U.S. states and nine Canadian provinces in which we operate. While we are not engaged in a “regulated” industry, we are subject to various laws applicable to businesses generally, including laws affecting land usage, zoning, the environment, health and safety, transportation, labor and employment practices (including pensions), competition, immigration and other matters. Additionally, building codes may affect the products our customers are allowed to use, and consequently, changes in building codes may affect the saleability of our products. Changes in U.S. federal, state or local regulations governing the sale of some of our products could increase our costs of doing business. In addition, changes to U.S. federal, state and local tax regulations could increase our costs of doing business. We sell products to governmental customers and must comply with requirements in connection with such contracts. We cannot provide assurance that we will not incur material costs or liabilities in connection with regulatory requirements.

We deliver products to many of our customers through our own fleet of vehicles. The U.S. Department of Transportation, or the “DOT,” regulates our operations in domestic interstate commerce. We are subject to safety requirements governing interstate operations prescribed by the DOT. Vehicle dimensions and driver hours of service also remain subject to both federal and state regulation. More restrictive limitations on vehicle weight and size, trailer length and configuration, or driver hours of service could increase our costs, which, if we are unable to pass these cost increases on to our customers, would reduce our gross margins, increase our selling, general and administrative expenses and reduce our net income.

We cannot predict whether future developments in law and regulations concerning our businesses will affect our business financial condition and results of operations in a negative manner. Similarly, we cannot assess whether our businesses will be successful in meeting demands of regulatory agencies in a manner which will not materially adversely affect our business, financial condition or results of operations.

The nature of our business exposes us to construction defect and product liability claims as well as other legal proceedings.

We rely on manufacturers and other suppliers to provide us with the products we sell and distribute. As we do not have direct control over the quality of the products manufactured or supplied by such third party suppliers, we are exposed to risks relating to the quality of the products we distribute and install. It is possible that inventory from a manufacturer or supplier could be sold to our customers and later be alleged to have quality problems or to have caused personal injury, subjecting us to potential claims from customers or third parties. We have been subject to claims in the past, which have been resolved without material financial impact. We are involved in construction defect and product liability claims relating to our various construction trades and the products we distribute and manufacture and relating to products we have installed. In certain situations, we have undertaken to voluntarily remediate any defects, which can be a costly measure.

We also operate a large fleet of trucks and other vehicles and therefore face the risk of accidents. While we currently maintain insurance coverage to address a portion of these types of liabilities, we cannot make assurances that we will be able to obtain such insurance on acceptable terms in the future, if at all, or that any such insurance will provide adequate coverage against potential claims. Further, while we seek indemnification against potential liability for products liability claims from relevant parties, including but not limited to manufacturers and distributors, we cannot guarantee that we will be able to recover under such indemnification agreements. Moreover, as we increase the number of private label products we distribute, our exposure to potential liability for products liability claims may increase. Product liability claims can be expensive to defend and can divert the attention of management and other personnel for significant time periods, regardless of the ultimate outcome. An unsuccessful product liability defense could be highly costly and accordingly result in a decline in revenues and profitability. In addition, uncertainties with respect to the Chinese legal system may adversely affect us in resolving claims arising from our proprietary brand products manufactured in China. Because many laws and regulations are relatively new and the Chinese legal system is still evolving, the interpretations of many laws, regulations and rules are not always uniform. Finally, even if we are successful in defending any claim relating to the products we distribute, claims of this nature could negatively impact customer confidence in our products and our company.

We are involved in a number of legal proceedings, and while we cannot predict the outcomes of such proceedings and other contingencies with certainty, some of these outcomes may adversely affect our operations or increase our costs.

We are involved in a number of legal proceedings, including government inquiries and investigations, as well as class action, products liability, consumer, employment, tort and other litigation. We cannot predict with certainty the outcomes of these legal proceedings and other contingencies, including environmental remediation and other proceedings commenced by government authorities. The outcome of some of these legal proceedings and other contingencies could require us to take, or refrain from taking, actions which could adversely affect our operations or could require us to pay substantial amounts of money. Additionally, defending against these lawsuits and proceedings may involve significant expense and diversion of management’s attention and resources from other matters. We have been contacted by prosecutors for the South Coast Air Quality Management District (“SCAQMD”) in California regarding allegations that we sold products in violation of applicable SCAQMD VOC (volatile organic compound) rules. We have received a request for information from SCAQMD seeking information related to the alleged violations. We are in the process of responding to the request for information. We cannot predict the outcome of this matter. While we may be required to pay a fine or other penalty, which could be significant, we do not expect the outcome to have a material adverse effect on our consolidated financial condition or results of operations. See “Business—Legal proceedings.”

If we become subject to material liabilities under our self-insured programs, our financial results may be adversely affected.

We provide workers’ compensation, automobile and product/general liability coverage through a high deductible insurance program. In addition, we provide medical coverage to our employees through a self-insured preferred provider organization. Though we believe that we have adequate insurance coverage in excess of self-insured retention levels, our results of operations and financial condition may be adversely affected if the number and severity of insurance claims increases.

We may see increased costs arising from health care reform.

In March 2010, the United States government enacted comprehensive health care reform legislation which, among other things, includes guaranteed coverage requirements, eliminates pre-existing condition exclusions and annual and lifetime maximum limits, restricts the extent to which policies can be rescinded and imposes new and significant taxes on health insurers and health care benefits. The legislation imposes implementation effective dates which began in 2010 and extend through 2020, and many of the changes require additional guidance from government agencies or federal regulations. Therefore, due to the phased-in nature of the implementation and the lack of interpretive guidance, it is difficult to determine at this time what impact the health care reform legislation will have on our financial results. Possible adverse effects of the health reform legislation include increased costs, exposure to expanded liability and requirements for us to revise ways in which we provide healthcare and other benefits to our employees. In addition, our results of operations, financial position and cash flows could be materially adversely affected.

Our success depends upon our ability to attract, train and retain highly qualified associates and key personnel.

To be successful, we must attract, train and retain a large number of highly qualified associates while controlling related labor costs. Our ability to control labor costs is subject to numerous external factors, including prevailing wage rates and health and other insurance costs. We compete with other businesses for these associates and invest significant resources in training and motivating them. There is no assurance that we will be able to attract or retain highly qualified associates in the future, including, in particular, those employed by companies we acquire. A very small proportion of our employees are currently covered by collective bargaining or other similar labor agreements. Historically, the effects of collective bargaining and other similar labor agreements on us have not been significant. However, if a larger number of our employees were to unionize, including in the wake of any future legislation that makes it easier for employees to unionize, the effect on us may be negative. Any inability by us to negotiate acceptable new contracts under these collective bargaining arrangements could cause strikes or other work stoppages, and new contracts could result in increased operating costs. If any such strikes or other work stoppages occur, or if other employees become represented by a union, we could experience a disruption of our operations and higher labor costs. Labor relations matters affecting our suppliers of products and services could also adversely affect our business from time to time.

In addition, our business results depend largely upon our executives as well as our branch managers and sales personnel, including those of companies recently acquired, and their experience, knowledge of local market dynamics and specifications and long-standing customer relationships. We customarily sign employment letters providing for an agreement not to compete with key personnel of companies we acquire in order to maintain key customer relationships and manage the transition of the acquired business. Our inability to retain or hire qualified branch managers or sales personnel at economically reasonable compensation levels would restrict our ability to grow our business, limit our ability to continue to successfully operate our business and result in lower operating results and profitability.

Fluctuations in foreign currency exchange rates may significantly reduce our revenues and profitability.

As an industrial distributor of manufactured products, our profitability is tied to the prices we pay to the manufacturers from which we purchase our products. Some of our suppliers price their products in currencies other than the U.S. dollar or incur costs of production in non-U.S. currencies. Accordingly, depreciation of the U.S. dollar against foreign currencies increases the prices we pay for these products. Even short-term currency fluctuations could adversely impact revenues and profitability if we are unable to pass higher supply costs on to our customers. Our delayed ability to pass on material price increases to our customers could adversely impact our financial condition, operating results and cash flows.

If we are unable to protect our intellectual property rights, or we infringe on the intellectual property rights of others, our ability to compete could be negatively impacted.

Our ability to compete effectively depends, in part, upon our ability to protect and preserve proprietary aspects of our intellectual property, including our trademarks and customer lists. The use of our intellectual property or similar intellectual property by others could adversely impact our ability to compete, cause us to lose Net sales or otherwise harm our business. If it became necessary for us to resort to litigation to protect these rights, any proceedings could be burdensome and costly, and we may not prevail.

Also, we cannot be certain that the products that we sell do not and will not infringe issued patents or other intellectual property rights of others. Further, we are subject to legal proceedings and claims in the ordinary course of our business, including claims of alleged infringement of the trademarks, patents and other intellectual property rights of third parties by us or our customers in connection with their use of the products that we distribute. Should we be found liable for infringement, we (or our suppliers) may be required to enter into licensing agreements (if available on acceptable terms or at all) or pay damages and cease making or selling certain products. Moreover, we may need to redesign or sell different products to avoid future infringement liability. Any of the foregoing could cause us to incur significant costs, prevent us from selling our products or negatively impact our ability to compete.

Income tax payments may ultimately differ from amounts currently recorded by us. Future tax law changes may materially increase our prospective income tax expense.

We are subject to income taxation in many jurisdictions in the U.S. as well as numerous foreign jurisdictions. Judgment is required in determining our worldwide income tax provision and, accordingly, there are many transactions and computations for which our final income tax determination is uncertain. We are routinely audited by income tax authorities in many tax jurisdictions. Although we believe the recorded tax estimates are reasonable, the ultimate outcome from any audit (or related litigation) could be materially different from amounts reflected in our income tax provisions and accruals. Future settlements of income tax audits may have a material effect on earnings between the period of initial recognition of tax estimates in the financial statements and the point of ultimate tax audit settlement. Additionally, it is possible that future income tax legislation in any jurisdiction to which we are subject may be enacted that could have a material impact on our worldwide income tax provision beginning with the period that such legislation becomes effective.

We carried back tax net operating losses (“NOL”) from our tax years ended on February 3, 2008 and February 1, 2009 to tax years during which we were a member of Home Depot’s U.S. federal consolidated tax group. As a result of those NOL carrybacks, Home Depot received cash refunds from the Internal Revenue Service (“IRS”) in the amount of approximately $354 million. Under an agreement (the “Agreement”) between Holding and Home Depot, Home Depot paid to us the refund proceeds resulting from the NOL carrybacks. In connection with an audit of our U.S. federal income tax returns filed for the tax years ended on February 3, 2008 and February 1, 2009, the IRS has disallowed certain deductions claimed by us. During May 2012, the IRS issued a formal Revenue Agent’s Report challenging approximately $299 million (excluding interest) of the cash refunds resulting from our NOL carrybacks. As of October 28, 2012, we estimate the interest to which the IRS would be entitled, if successful in all claims, to be approximately $36 million. If the IRS is ultimately successful with respect to the proposed adjustments, we, pursuant to the terms of the Agreement, would be required to pay Home Depot an amount equal to the disallowed refunds plus related interest. If the IRS is successful in defending its positions with respect to the disallowed deductions, certain of those disallowed deductions may be available to us in the form of increases in our deferred tax assets by approximately $231 million before any valuation allowance. We believe that our positions with respect to the deductions and the corresponding NOL carrybacks are supported by, and consistent with, applicable tax law. In collaboration with Home Depot, we have challenged the proposed adjustments by filing a formal protest with the Office of Appeals Division within the IRS. During the administrative appeal period and as allowed under statute, we intend to vigorously defend our positions rather than pay any amount related to the proposed adjustments. In the event of an unfavorable outcome at the Office of Appeals, we will strongly consider litigating the matter in U.S. Tax Court. The unpaid assessment would continue to accrue interest at the statutory rate until resolved. If we are ultimately required to pay a significant amount related to the proposed adjustments to Home Depot pursuant to the terms of the Agreement (or to the IRS), our cash flows, future results of operations and financial positions could be affected in a significant and adverse manner.

Our income tax net operating loss carry forwards could be substantially limited if we experience an ownership change for U.S. federal income tax purposes.

As of October 28, 2012, we had significant amounts of U.S. federal net operating loss carry forwards and state net operating loss carry forwards. Our ability to deduct these net operating loss carry forwards against future taxable income could be substantially limited if we experience an “ownership change,” as defined in Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”). In general, an ownership change would occur if there is a change in ownership of more than 50% of our stock over a three-year period. Any such limitation on the use of our net operating loss carry forwards could result in the payment of taxes above the amounts currently estimated for future periods and have a negative effect on our future results of operations and financial position.

We may not be able to identify new products and new product lines and integrate them into our distribution network, which may impact our ability to compete.

Our business depends in part on our ability to identify future products and product lines that complement existing products and product lines and that respond to our customers’ needs. We may not be able to compete effectively unless our product selection keeps up with trends in the markets in which we compete or trends in new products. In addition, our ability to integrate new products and product lines into our distribution network could impact our ability to compete. Furthermore, the success of new products and new product lines will depend on market demand and there is a risk that new products and new product lines will not deliver expected results, which could negatively impact our future sales and results of operations.

We could incur significant costs in complying with environmental, health and safety laws or permits or as a result of satisfying any liability or obligation imposed under such laws or permits.

Our operations are subject to various federal, state, local and foreign environmental, health and safety laws and regulations. Among other things, these laws regulate the emission or discharge of materials into the environment, govern the use, storage, treatment, disposal and management of hazardous substances and wastes, protect the health and safety of our employees and the end-users of our products, regulate the materials used in and the recycling of products and impose liability for the costs of investigating and remediating, and damages resulting from, present and past releases of hazardous substances. Violations of these laws and regulations or non-compliance with any conditions contained in any environmental permit can result in substantial fines or penalties, injunctive relief, requirements to install pollution or other controls or equipment, civil and criminal sanctions, permit revocations and/or facility shutdowns. We could be held liable for the costs to address contamination of any real property we have ever owned, operated or used as a disposal site. We could also incur fines, penalties, sanctions or be subject to third-party claims for property damage, personal injury or nuisance or otherwise as a result of violations of or liabilities under environmental laws of in connection with releases of hazardous or other materials. In addition, changes in, or new interpretations of, existing laws, regulations or enforcement policies, the discovery of previously unknown contamination, or the imposition of other environmental liabilities or obligations in the future, including additional investigation or other obligations with respect to any potential health hazards of our products or business activities or the imposition of new permit requirements, may lead to additional compliance or other costs that could have material adverse effect on our business, financial condition or results of operations. See “—We are involved in a number of legal proceedings, and while we cannot predict the outcome of such proceedings and other contingencies with certainty, some of these outcomes may adversely affect our operations or increase our costs.”

We may be affected by global climate change or by legal, regulatory or market responses to such potential change.

Concern over climate change, including the impact of global warming, has led to significant federal, state, and international legislative and regulatory efforts to limit greenhouse gas (“GHG”) emissions. For example, in the past several years, the U.S. Congress has considered various bills that would regulate GHG emissions. While these bills have not yet received sufficient Congressional support for enactment, some form of federal climate change legislation is possible in the future. Even in the absence of such legislation, the Environmental Protection Agency, spurred by judicial interpretation of the Clean Air Act, may regulate GHG emissions, especially diesel engine emissions, and this could impose substantial costs on us. These costs include an increase in the cost of the fuel and other energy we purchase and capital costs associated with updating or replacing our internal fleet of trucks and other vehicles prematurely. In addition, new laws or future regulation could directly and indirectly affect our customers and suppliers (through an increase in the cost of production or their ability to produce satisfactory products) and our business (through the impact on our inventory availability, cost of sales, operations or demands for the products we sell). Until the timing, scope and extent of any future regulation becomes known, we cannot predict its effect on our cost structure or our operating results. Notwithstanding our dedication to being a responsible corporate citizen, it is reasonably possible that such legislation or regulation could impose material costs on us. Moreover, even without such legislation or regulation, increased awareness and any adverse publicity in the global marketplace about the GHGs emitted by companies involved in the transportation of goods could harm our reputation and reduce customer demand for our services.

Our failure to maintain effective disclosure controls and internal control over financial reporting could adversely affect our business, financial position and results of operations.

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. We are required to evaluate the effectiveness of our disclosure controls and internal control over financial reporting on a periodic basis and publicly disclose the results of these evaluations and related matters, in accordance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. These reporting and other obligations place significant additional demands on our management and administrative and operational resources, including our accounting resources, which could adversely affect our operations among other things. To comply with these requirements, we have upgraded, and are continuing to upgrade our systems, including information technology, implemented additional financial and management controls, reporting systems and procedures and hired additional legal, internal audit, accounting and finance staff. We cannot be certain that we will be successful in maintaining adequate control over our financial reporting and financial processes. Furthermore, as we grow our business, our disclosure controls and internal controls will become more complex, and we may require significantly more resources to ensure that these controls remain effective. If we are unable to continue upgrading our financial and management controls, reporting systems, information technology and procedures in a timely and effective fashion, additional management and other resources of our company may need to be devoted to assist in compliance with the disclosure and financial reporting requirements and other rules that apply to reporting companies, which could adversely affect our business, financial position and results of operations.

Due to an exemption established by rules of the SEC for non-accelerated filers, we are not required to have and have not had our independent registered public accounting firm perform an evaluation of our internal control over financial reporting as of the end of our fiscal year in accordance with the provisions of the Sarbanes-Oxley Act of 2002. Had our independent registered public accounting firm performed an evaluation of our internal control over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act of 2002, additional control deficiencies may have been identified by our independent registered public accounting firm and those control deficiencies could have also represented one or more material weaknesses.

The interests of the Equity Sponsors may differ from the interests of holders of our debt.

As a result of the Transactions, the Equity Sponsors and their affiliates own most of the outstanding capital stock of our parent company, Holding. Holding entered into a stockholders agreement with its stockholders in connection with the closing of the Transactions which contains, among other things, provisions relating to Holding’s governance, transfer restrictions, tag-along rights, drag-along rights, preemptive rights and certain unanimous approval rights. This stockholders agreement provides that the Equity Sponsors are entitled to elect (or cause to be elected) nine out of ten of Holding’s directors, which includes three designees of each Equity Sponsor. One of the directors designated by the Equity Sponsor associated with CD&R shall serve as the chairman. See “Certain Relationships and Related Party Transactions—Stockholders agreement and stockholder arrangements”. The interests of the Equity Sponsors may differ from our interest and from those of holders of our outstanding notes in material respects. For example, the Equity Sponsors may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their overall equity portfolios, even though such transactions might involve risks to holders of our outstanding notes. The Equity Sponsors are in the business of making investments in companies, and may from time to time in the future, acquire interests in businesses that directly or indirectly compete with certain portions of our business or are suppliers of our customers. The companies in which one or more of the Equity Sponsors invest may also pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us. Additionally, the Equity Sponsors may determine that the disposition of some or all of their interests in our company would be beneficial to the Equity Sponsors at a time when such disposition could be detrimental to the holders of our outstanding notes. If we encounter financial difficulties, or we are unable to pay our debts as they mature, the interests of our equity holders might conflict with those of the holders of our outstanding notes. In that situation, for example, the holders of our outstanding notes might want us to raise additional equity from our equity holders or other investors to reduce our leverage and pay our debts, while our equity holders might not want to increase their investment in us or have their ownership diluted and instead choose to take other actions, such as selling our assets. The Equity Sponsors have no obligation to provide us with financing and are able to sell their equity ownership in us at any time. Moreover, the Equity Sponsors’ ownership of our company may have the effect of discouraging offers to acquire control of our Company.

Risks Related to Not Participating in the Exchange Offer

You may have difficulty selling the Old Notes that you do not exchange.

If you do not exchange your Old Notes for the New Notes offered in the exchange offer, your Old Notes will continue to be subject to significant restrictions on transfer. Those transfer restrictions are described in the Indentures and arose because the Old Notes were originally issued under exemptions from the registration requirements of the Securities Act.

The Old Notes may not be offered, sold or otherwise transferred, except in compliance with the registration requirements of the Securities Act, pursuant to an exemption from registration under the Securities Act or in a transaction not subject to the registration requirements of the Securities Act, and in compliance with applicable state securities laws. The Company did not register the Old Notes under the Securities Act, and it does not intend to do so. If you do not exchange your Old Notes, your ability to sell those Notes will be significantly limited.

If a large number of outstanding Old Notes are exchanged for New Notes issued in the exchange offer, it may be more difficult for you to sell your unexchanged Old Notes due to the limited amounts of Old Notes that would remain outstanding following the exchange offer.

THE EXCHANGE OFFER

Pursuant to the Registration Rights Agreement, we agreed to prepare and file with the SEC a registration statement on an appropriate form under the Securities Act with respect to a proposed offer to the holders of the Old Notes to issue and deliver to such holders of Old Notes, in exchange for their Old Notes, a like aggregate principal amount of New Notes that are identical in all material respects to the Old Notes, except for provisions relating to registration rights and the transfer restrictions relating to the Old Notes, and except for certain related differences described below. See “Exchange Offer; Registration Rights.”

Terms of the Exchange Offer; Period for Tendering Old Notes

This prospectus and the accompanying letter of transmittal contain the terms and conditions of the exchange offer. Upon the terms and subject to the conditions included in this prospectus and in the accompanying letter of transmittal, which together constitute the exchange offer, we will accept for exchange Old Notes which are properly tendered on or prior to the Expiration Date, unless you have previously withdrawn them.

When you tender Old Notes as provided below, our acceptance of the Old Notes will constitute a binding agreement between you and us upon the terms and subject to the conditions in this prospectus and in the accompanying letter of transmittal. In tendering Old Notes, you should also note the following important information:

•	You may only tender Old Notes in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

•

We will keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date on which notice of the exchange offer is mailed to holders of the Old Notes. We are sending this prospectus, together with the letter of transmittal, on or about the date of this prospectus, to all of the registered holders of Old Notes at their addresses listed in the Trustee’s security register with respect to the Old Notes.

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2013; provided, however, that we, in our sole discretion, may extend the period of time for which the exchange offer is open.

•

As of the date of this prospectus, $2,925,000,000 aggregate principal amount of Old Notes was outstanding. The exchange offer is not conditioned upon any minimum principal amount of Old Notes or of any series of Old Notes being tendered.

•	Our obligation to accept Old Notes for exchange in the exchange offer is subject to the conditions described under “— Conditions to the Exchange Offer.”

•

We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance of any Old Notes, by giving oral (promptly followed in writing) or written notice of an extension to the Exchange Agent and notice of that extension to the holders of Notes as described below. During any extension, all Old Notes previously tendered will remain subject to the exchange offer unless withdrawal rights are exercised as described under “—Withdrawal Rights.” Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder of notes promptly after the expiration or termination of the exchange offer.

•

We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any Old Notes that we have not yet accepted for exchange, at any time prior to the Expiration Date. If we make a material change to the terms of the exchange offer, including the waiver of a material condition, we will, to the extent required by law, disseminate additional offer materials and extend the period of time for which the exchange offer is open so that at least five business days remain in the exchange offer following notice of a material change.

•

We will give oral (promptly followed in writing) or written notice of any extension, amendment, termination or non-acceptance described above to holders of the Old Notes as promptly as practicable. If we extend the Expiration Date, we will give notice by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement and subject to applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a release to an appropriate news agency. Such announcement may state that we are extending the exchange offer for a specified period of time.

•	Holders of Old Notes do not have any appraisal or dissenters’ rights in connection with the exchange offer.

•

Old Notes which are not tendered for exchange, or are tendered but not accepted, in connection with the exchange offer will remain outstanding and be entitled to the benefits of the applicable Indenture, but will not be entitled to any further registration rights under the Registration Rights Agreement.

•	We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

•	By executing, or otherwise becoming bound by, the letter of transmittal, you will be making to us the representations described under “— Resale of the New Notes.”

Important rules concerning the exchange offer

You should note the following important rules concerning the exchange offer:

•

All questions as to the validity, form, eligibility, time of receipt and acceptance of Old Notes tendered for exchange will be determined by us in our sole discretion, which determination shall be final and binding.

•

We reserve the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or to not accept any particular Old Notes if such acceptance might, in our judgment or the judgment of our counsel, be unlawful.

•

We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular Old Notes either before or after the Expiration Date, including the right to waive the ineligibility of any holder who seeks to tender Old Notes in the exchange offer. Unless we agree to waive any defect or irregularity in connection with the tender of Old Notes for exchange, you must cure any defect or irregularity within any reasonable period of time as we shall determine.

•

Our interpretation of the terms and conditions of the exchange offer as to any particular Old Notes either before or after the Expiration Date shall be final and binding on all parties. Neither we, the Exchange Agents nor any other person shall be under any duty to notify you of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of them incur any liability for failing to so notify you.

Procedures for Tendering Old Notes

What to submit and how

If you, as a holder of any Old Notes, wish to tender your Old Notes for exchange in the exchange offer, you must, except as described under “— Guaranteed Delivery Procedures,” transmit the following on or prior to the Expiration Date to the Exchange Agent:

(1) if Old Notes are tendered in accordance with the book-entry procedures described under “—Book-Entry Transfer,” an Agent’s Message, as defined below, transmitted through DTC’s ATOP, or (2) a properly completed and duly executed letter of transmittal, or a facsimile copy thereof, to the Exchange Agent at the address set forth below under “—Exchange Agent,” including all other documents required by the letter of transmittal.

In addition,

(1) a timely confirmation of a book-entry transfer of Old Notes into the Exchange Agent’s account at DTC using the procedure for book-entry transfer described under “—Book-Entry Transfer” (a “Book-Entry Confirmation”), along with an Agent’s Message, must be actually received by the Exchange Agent prior to the Expiration Date, or

(2) certificates for Old Notes must be actually received by the Exchange Agent along with the letter of transmittal on or prior to the Expiration Date, or

(3) you must comply with the guaranteed delivery procedures described below.

The term “Agent’s Message” means a message, transmitted through ATOP by DTC to, and received by, the Exchange Agent and forming a part of a Book-Entry Confirmation, that states that DTC has received an express acknowledgement that the tendering holder has received and agrees to be bound by the letter of transmittal or, in the case of an Agent’s Message relating to guaranteed delivery, that such holder has received and further agrees to be bound by the notice of guaranteed delivery, and that we may enforce the letter of transmittal, and the notice of guaranteed delivery, as the case may be, against such holder.

The method of delivery of Old Notes, letters of transmittal, notices of guaranteed delivery and all other required documentation, including delivery of Old Notes through DTC and transmission of Agent’s Messages through DTC’s ATOP, is at your election and risk. Delivery will be deemed made only when all required documentation is actually received by the Exchange Agent. Delivery of documents or instructions to DTC does not constitute delivery to the Exchange Agent. If delivery is by mail, we recommend that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure timely delivery to the Exchange Agent. Holders tendering Old Notes or transmitting Agent’s Messages through DTC’s ATOP must allow sufficient time for completion of ATOP procedures during DTC’s normal business hours. No Old Notes, Agent’s Messages, letters of transmittal, notices of guaranteed delivery or any other required documentation should be sent to us.

How to sign your letter of transmittal and other documents

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes being surrendered for exchange are tendered:

(1) by a registered holder of the Old Notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or

(2) for the account of an “eligible guarantor” institution within the meaning of Rule 17Ad-15 under the Exchange Act, or a commercial bank or trust company having an office or correspondent in the United States that is a member in good standing of a medallion program recognized by the Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (“STAMP”), the Stock Exchanges Medallion Program (“SEMP”) and the New York Stock Exchange Medallion Signature Program (“MSP”) (each, an “Eligible Institution”).

If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantees must be by an Eligible Institution.

If the letter of transmittal is signed by a person or persons other than the registered holder or holders of Old Notes, the Old Notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders appear on the Old Notes and with the signatures guaranteed.

If the letter of transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers or corporations or others acting in a fiduciary or representative capacity, the person should so indicate when signing and, unless waived by us, proper evidence satisfactory to us of such person’s authority to so act must be submitted.

Acceptance of Old Notes for Exchange; Delivery of New Notes

Once all of the conditions to the exchange offer are satisfied or waived, we will accept all Old Notes properly tendered and not properly withdrawn, and will issue the New Notes promptly after The Expiration Date. See “—Conditions to the Exchange Offer” below. For purposes of the exchange offer, our giving of oral (promptly followed in writing) or written notice of acceptance to the Exchange Agent will be considered our acceptance of the tendered Old Notes.

In all cases, we will issue New Notes in exchange for Old Notes that are accepted for exchange only after timely receipt by the Exchange Agent of:

•	a Book-Entry Confirmation or Old Notes in proper form for transfer,

•	a properly transmitted Agent’s Message or a properly completed and duly executed letter of transmittal, and

•	all other required documentation.

If we do not accept any tendered Old Notes for any reason included in the terms and conditions of the exchange offer, if you submit certificates representing Old Notes in a greater principal amount than you wish to exchange or if you properly withdraw tendered Old Notes in accordance with the procedures described under “—Withdrawal Rights,” we will return any unaccepted, non-exchanged or properly withdrawn Old Notes, as the case may be, without expense to the tendering holder. In the case of Old Notes tendered by book-entry transfer into the Exchange Agent’s account at DTC using the book-entry transfer procedures described below, unaccepted, non-exchanged or properly withdrawn Old Notes will be credited to an account maintained with DTC. We will return the Old Notes or have them credited to the DTC account, as applicable, promptly after the expiration or termination of the exchange offer.

Book-Entry Transfer

The Exchange Agent will make a request to establish an account with respect to the Old Notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution that is a participant in DTC’s systems, including Euroclear Bank, S.A./N.V., as operator of the Euroclear System (“Euroclear”), or Clearstream Banking, société anonyme (“Clearstream”) may make book-entry delivery of Old Notes by causing DTC to transfer Old Notes into the Exchange Agent’s account at DTC in accordance with DTC’s ATOP procedures for transfer. However, the exchange for the Old Notes so tendered will only be made after timely confirmation of book-entry transfer of Old Notes into the Exchange Agent’s account, and timely receipt by the Exchange Agent of an Agent’s Message and all other documents required by the letter of transmittal. Only participants in DTC may deliver Old Notes by book-entry transfer.

Although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent’s account at DTC, the letter of transmittal, or a facsimile copy thereof, properly completed and duly executed, with any required signature guarantees, or an Agent’s Message, with all other required documentation, must in any case be transmitted to and received by the Exchange Agent at its address listed under “—Exchange Agent” on or prior to the Expiration Date, or you must comply with the guaranteed delivery procedures described below under “—Guaranteed Delivery Procedures.”

If your Old Notes are held through DTC, you must complete the accompanying form called “Instructions to Registered Holder and/or Book-Entry Participant,” which will instruct the DTC participant through whom you hold your Old Notes of your intention to tender your Old Notes or not tender your Old Notes. Please note that delivery of documents or instructions to DTC does not constitute delivery to the Exchange Agent and we will not be able to accept your tender of Old Notes until the Exchange Agent actually receives from DTC the information and documentation described under “—Acceptance of Old Notes for Exchange; Delivery of New Notes.”

Guaranteed Delivery Procedures

If you are a registered holder of Old Notes and you want to tender your Old Notes but the procedure for book-entry transfer cannot be completed prior to the Expiration Date, your Old Notes are not immediately available or time will not permit your Old Notes to reach the Exchange Agent before the Expiration Date, a tender may be effected if:

•	the tender is made through an Eligible Institution, as defined above,

•

prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution, by facsimile transmission, mail or hand delivery, a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us, or an Agent’s Message with respect to guaranteed delivery in lieu thereof, in either case stating:

•	the name and address of the holder of Old Notes,

•	the amount of Old Notes tendered,

•

that the tender is being made by delivering such notice and guaranteeing that, within three New York Stock Exchange trading days after the Expiration Date, a Book-Entry Confirmation or the certificates for all physically tendered Old Notes, in proper form for transfer, together with either an appropriate Agent’s Message or a properly completed and duly executed letter of transmittal in lieu thereof, and all other required documentation, will be deposited by that Eligible Institution with the Exchange Agent, and

•

a Book-Entry Confirmation or the certificates for all physically tendered Old Notes, in proper form for transfer, together with either an appropriate Agent’s Message or a properly completed and duly executed letter of transmittal in lieu thereof, and all other required documentation, are received by the Exchange Agent within three New York Stock Exchange trading days after the Expiration Date.

Withdrawal Rights

You can withdraw your tender of Old Notes at any time on or prior to 5:00 p.m., New York City time, on the Expiration Date.

For a withdrawal to be effective, a written notice of withdrawal must be actually received by the Exchange Agent prior to such time, properly transmitted either through DTC’s ATOP or to the Exchange Agent at the address listed below under “—Exchange Agent.” Any notice of withdrawal must:

•	specify the name of the person having tendered the Old Notes to be withdrawn;

•	identify the Old Notes to be withdrawn;

•	specify the principal amount of the Old Notes to be withdrawn;

•	contain a statement that the tendering holder is withdrawing its election to have such Notes exchanged for New Notes;

•

except in the case of a notice of withdrawal transmitted through DTC’s ATOP system, be signed by the holder in the same manner as the original signature on the letter of transmittal by which the Old Notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the Trustee with respect to the Old Notes register the transfer of the Old Notes in the name of the person withdrawing the tender;

•	if certificates for Old Notes have been delivered to the Exchange Agent, specify the name in which the Old Notes are registered, if different from that of the withdrawing holder;

•

if certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of those certificates, specify the serial numbers of the particular certificates to be withdrawn, and, except in the case of a notice of withdrawal transmitted through DTC’s ATOP system, include a notice of withdrawal signed in the same manner as the letter of transmittal by which the Old Notes were tendered, including any required signature guarantees; and

•

if Old Notes have been tendered using the procedure for book-entry transfer described above, specify the name and number of the account at DTC from which the Old Notes were tendered and the name and number of the account at DTC to be credited with the withdrawn Old Notes, and otherwise comply with the procedures of DTC.

Please note that all questions as to the validity, form, eligibility and time of receipt of notices of withdrawal will be determined by us, and our determination shall be final and binding on all parties. Any Old Notes so withdrawn will be considered not to have been validly tendered for exchange for purposes of the exchange offer. New Notes will not be issued in exchange for such withdrawn Old Notes unless the Old Notes so withdrawn are validly re-tendered.

If you have properly withdrawn Old Notes and wish to re-tender them, you may do so by following one of the procedures described under “—Procedures for Tendering Old Notes” above at any time on or prior to the Expiration Date.

Conditions to the Exchange Offer

Notwithstanding any other provisions of the exchange offer, we will not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend the exchange offer, if we determine in our reasonable judgment at any time before the Expiration Date that the exchange offer would violate applicable law or any applicable interpretation of the staff of the SEC.

The foregoing conditions are for our sole benefit and may be waived by us regardless of the circumstances giving rise to that condition. Our failure at any time to exercise the foregoing rights shall not be considered a waiver by us of that right. The rights described in the prior paragraph are ongoing rights which we may assert at any time and from time to time.

In addition, we will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at any time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the Indentures under the Trust Indenture Act.

We reserve the right to terminate or amend the exchange offer at any time prior to the Expiration Date upon the occurrence of any of the foregoing events.

Exchange Agent

Wilmington Trust, National Association has been appointed as the Exchange Agent for the exchange offer for the First Priority Notes and the Second Priority Notes and Wells Fargo Bank, National Association has been appointed as the Exchange Agent for the exchange offer for the Senior Notes. All executed letters of transmittal, notices of guaranteed delivery, notices of withdrawal and any other required documentation should be directed to the applicable Exchange Agent at the address set forth below. Requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the applicable Exchange Agent, addressed as follows:

For First Priority Notes and Second Priority Notes, Deliver To:

By mail, hand or overnight courier:	By facsimile:	For information or confirmation by telephone:

Wilmington Trust, National Association c/o Wilmington Trust Company Corporate Capital Markets Rodney Square North 1100 North Market Street Wilmington, Delaware 19890-1626	(302) 636-4139	Sam Hamed (302) 636-6181

For Senior Notes, Deliver To:

By mail, hand or overnight courier:	By facsimile:	For information or confirmation by telephone:

Wells Fargo Bank, National Association 608 2nd Avenue South Minneapolis, MN 55402	(612) 667-6282	Corporate Trust Operations (800) 344-5128, Option 0

Delivery to an address other than the address of the Exchange Agents as listed above or transmission of instructions via facsimile other than as listed above does not constitute a valid delivery.

Fees and Expenses

The principal solicitation is being made by mail; however, additional solicitation may be made by telephone or in person by our officers, regular employees and affiliates. We will not pay any additional compensation to any of our officers and employees who engage in soliciting tenders. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer. However, we will pay the Exchange Agents reasonable and customary fees (including attorney fees and expenses) for their services and will reimburse them for their reasonable out-of-pocket expenses in connection with the exchange offer.

The estimated cash expenses to be incurred in connection with the exchange offer, including legal, accounting, SEC filing, printing and Exchange Agent expenses, will be paid by us and are estimated in the aggregate to be $1.0 million.

Transfer Taxes

Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct us to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax.

Resale of the New Notes

Under existing interpretations of the staff of the SEC contained in several no-action letters to third parties, the New Notes would in general be freely transferable by holders thereof (other than affiliates of us) after the exchange offer without further registration under the Securities Act (subject to certain representations required to be made by each holder of Old Notes participating in the exchange offer, as set forth below). The relevant no-action letters include the Exxon Capital Holdings Corporation letter, which was made available by the SEC on May 13, 1988, the Morgan Stanley & Co. Incorporated letter, which was made available by the SEC on June 5, 1991, the K-111 Communications Corporation letter, which was made available by the SEC on May 14, 1993, and the Shearman & Sterling letter, which was made available by the SEC on July 2, 1993.

However, any purchaser of Old Notes who is an “affiliate” of ours or who intends to participate in the exchange offer for the purpose of distributing the New Notes:

•	will not be able to rely on such SEC interpretation;

•	will not be able to tender its Old Notes in the exchange offer; and

•

must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of Old Notes unless such sale or transfer is made pursuant to an exemption from those requirements.

By executing, or otherwise becoming bound by, the letter of transmittal, you will represent to us that:

•	any New Notes to be received by you will be acquired in the ordinary course of business;

•	you have no arrangements or understandings with any person to participate in the distribution of the Old Notes or New Notes within the meaning of the Securities Act; and

•	you are not our “affiliate” within the meaning of Rule 405 under the Securities Act;

•

if you are a broker-dealer, you will receive the New Notes for your own account in exchange for the Old Notes acquired as a result of market-making activities or other trading activities and that you will deliver a prospectus in connection with any resale of New Notes (see “Plan of Distribution”);

•	if you are not a broker-dealer, you are not engaged in and do not intend to engage in the distribution of the New Notes; and

•	you are not acting on behalf of any person that could not truthfully make any of the foregoing representations contained in this paragraph.

We have not sought, and do not intend to seek, a no-action letter from the SEC with respect to the effects of the exchange offer, and there can be no assurance that the SEC staff would make a similar determination with respect to the New Notes as it has made in previous no-action letters.

In addition, in connection with any resales of those Old Notes, each participating broker-dealer receiving New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such exchanging dealer as a result of market-making activities or other trading activities, must represent that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. We have agreed that for a period of up to 90 days after the exchange offer is consummated, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

The SEC has taken the position in the Shearman & Sterling no-action letter, which it made available on July 2, 1993, that broker-dealers may fulfill their prospectus delivery requirements with respect to the New Notes, other than a resale of an unsold allotment from the original sale of the Old Notes, by delivery of the prospectus contained in the exchange offer registration statement.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the Registration Rights Agreements we entered into in connection with the private offerings of the Old Notes. We will not receive any cash proceeds from the issuance of the New Notes under the exchange offer. In consideration for issuing the New Notes as contemplated by this prospectus, we will receive Old Notes in like principal amounts, the terms of which are identical in all material respects to the New Notes, subject to limited exceptions. Old Notes surrendered in exchange for New Notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the New Notes will not result in any increase in our indebtedness.

SELECTED HISTORICAL FINANCIAL DATA

The following table presents our selected historical financial data, as of and for the periods indicated. The selected historical financial information as of and for the nine months ended October 28, 2012 and October 30, 2011 has been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The selected historical financial data for the fiscal years ended January 29, 2012, January 30, 2011 and January 31, 2010, February 1, 2009 and for the period from August 30, 2007 to February 3, 2008 and the period from January 29, 2007 to August 29, 2007 have been derived from our historical financial statements.

On March 26, 2012, HD Supply disposed of its Industrial Pipes, Valves and Fittings (“IPVF”) business. During fiscal 2011, HD Supply disposed of its Plumbing/HVAC and SESCO/QUESCO operations. In accordance with Accounting Standards Codification (“ASC”) 205-20, Discontinued Operations, the results of the IPVF, Plumbing/HVAC and SESCO/QUESCO operations and the gain on sale of the businesses are classified as discontinued operations. The presentation of discontinued operations includes revenues and expenses of the discontinued operations and gain on the sale of businesses, net of tax, as one line item on the Consolidated Statements of Operations. All prior period Consolidated Statements of Operations have been revised to reflect this presentation.

This “Selected Historical Financial Data” should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our audited consolidated financial statements and related notes included in “Audited Consolidated Financial Statements” and unaudited consolidated financial statement and related notes included in “Unaudited Consolidated Financial Statements.” Our historical consolidated and combined financial data may not be indicative of our future performance.

	Successor							Predecessor
	Historical Nine months ended		Historical Fiscal year ended				Period from August 30, 2007 to February 3, 2008	Period from January 29, 2007 to August 29, 2007
	October 28, 2012	October 30, 2011	January 29, 2012	January 30, 2011	January 31, 2010	February 1, 2009
	(Dollars in millions)
Consolidated Statement of Operations:
Net sales	$6,041	$5,376	$7,028	$6,449	$6,313	$8,198	$3,838	$5,903
Cost of sales	4,308	3,848	5,014	4,608	4,545	5,980	2,808	4,329

Gross profit	1,733	1,528	2,014	1,841	1,768	2,218	1,030	1,574
Operating expenses:
Selling, general and administrative	1,223	1,144	1,532	1,455	1,453	1,770	860	1,208
Depreciation and amortization	250	245	327	341	359	374	156	105
Restructuring	—	—	—	8	21	31	—	—
Goodwill impairment	—	—	—	—	219	867	—	—

Total operating expenses	1,473	1,389	1,859	1,804	2,052	3,042	1,016	1,313

Operating income (loss)	260	139	155	37	(284)	(824)	14	261
Interest expense	489	477	639	623	602	644	289	220
Interest income	—	—	—	—	—	(3)	—	—
Loss (gain) on extinguishment of debt	220	—	—	—	(200)	—	—	—
Other (income) expense, net	—	(1)	—	(1)	(8)	12	—	—

Income (loss) from continuing operations before provision (benefit) for income taxes and discontinued operations	(449)	(337)	(484)	(585)	(678)	(1,477)	(275)	41
Provision (benefit) for income taxes	36	59	79	28	(198)	(329)	(100)	17

Income (loss) from continuing operations	(485)	(396)	(563)	(613)	(480)	(1,148)	(175)	24
Income (loss) from discontinued operations, net of tax	19	26	20	(6)	(34)	(107)	(12)	(32)

Net income (loss)	$(466)	$(370)	$(543)	$(619)	$(514)	$(1,255)	$(163)	$56

	Successor							Predecessor
	Historical Nine months ended		Historical Fiscal year ended				Period from August 30, 2007 to February 3, 2008	Period from January 29, 2007 to August 29, 2007
	October 28, 2012	October 30, 2011	January 29, 2012	January 30, 2011	January 31, 2010	February 1, 2009
	(Dollars in millions)
Balance sheet data (end of period):
Working capital(1)	$1,279		$1,012	$1,176	$1,925	$2,071	$2,009
Cash and cash equivalents	158		111	292	539	771	108
Total assets	7,678		6,738	7,089	7,845	9,088	10,593
Total debt(2)	6,915		5,462	5,249	5,775	6,056	5,800
Total stockholder’s equity (deficit)	(881)		(428)	96	688	1,175	2,433
Other financial data (unaudited):
Cash interest expense(3)	$403	$307	$457	$365	$363	$397	$191	$220
EBITDA(4)	292	387	484	381	288	(455)	173	370
Adjusted EBITDA(4)	529	406	508	411	343	476	176	401
Capital expenditures	80	58	115	49	58	77	75	176
Statement of cash flows data:
Cash flows provided by (used in) operating activities, net	$(327)	$(264)	$(165)	$551	$69	$548	$364	$408
Cash flows provided by (used in) investing activities, net	(777)	—	(6)	(45)	(41)	37	(8,255)	(140)
Cash flows provided by (used in) financing activities, net	1,151	111	(10)	(755)	(263)	86	7,977	(269)

(1)	We define working capital as current assets (including cash) minus current liabilities, which include the current portion of long-term debt and accrued interest thereon.
(2)	Total debt includes current and non-current installments of long-term debt and capital leases.
(3)	Cash interest expense represents total interest expense in continuing operations less (i) amortization of deferred financing costs, (ii) amortization of the asset related to the estimated fair value of the THD Guarantee, (iii) paid-in-kind (“PIK”) interest expense on our Senior Subordinated Notes and Existing Senior Notes (iv) amortization of amounts in accumulated other comprehensive income related to derivatives and (v) amortization of original issue discounts and premium. Effective September 1, 2011, the interest expense on our Senior Subordinated Notes is no longer paid-in-kind, but rather paid in cash. Interest payments on the Existing Senior Notes will be paid in kind through October 2017.

Cash interest expense is not a recognized term under GAAP and does not purport to be an alternative to interest expense. Management believes that cash interest expense is useful for analyzing the cash flow needs and debt service requirements of the Company. The following table provides a reconciliation of interest expense, the most directly comparable financial measure under GAAP, to Cash interest expense for the periods presented (amounts in millions):

	Successor							Predecessor
	Historical Nine months ended		Historical Fiscal year ended				Period from August 30, 2007 to February 3, 2008	Period from January 29, 2007 to August 29, 2007
	October 28, 2012	October 30, 2011	January 29, 2012	January 30, 2011	January 31, 2010	February 1, 2009
Interest expense	$489	$477	$639	$623	$602	$644	$289	$220
Amortization of deferred financing costs	(18)	(28)	(37)	(36)	(33)	(33)	(14)	—
Amortization of THD Guarantee	(2)	(10)	(13)	(14)	(21)	(21)	(9)	—
PIK interest expense on our Senior Subordinated Notes and Existing Senior Notes	(63)	(132)	(132)	(206)	(182)	(192)	(75)	—
Amortization of amounts in accumulated other comprehensive income related to derivatives	—	—	—	(2)	(3)	(1)	—	—
Amortization of original issue discounts and premium	(3)	—	—	—	—	—	—	—

Cash interest expense	$403	$307	$457	$365	$363	$397	$191	$220

(4)

EBITDA, a measure used by management to evaluate operating performance, is defined as Net income (loss) less Income (loss) from discontinued operations, net of tax, plus (i) Interest expense and Interest income, net, (ii) Provision (benefit) for income taxes, and (iii) Depreciation and amortization. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and other debt service requirements. We believe EBITDA is helpful in highlighting trends because EBITDA excludes the results of decisions that are outside the control of operating management and that can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate, age and book depreciation of facilities and capital investments. We further believe that EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an EBITDA measure when reporting their results. We use non-GAAP financial measures to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to other similarly titled measures of other companies.

In addition, we present Adjusted EBITDA because it is a primary measure used by management to evaluate operating performance. Adjusted EBITDA is based on “Consolidated EBITDA,” a measure used in calculating financial ratios in several material debt covenants in our Senior Term Facility and our Senior ABL Facility. Borrowings under these facilities are a key source of liquidity and our ability to borrow under these facilities depends upon, among other things, our compliance with such financial ratio covenants. In particular, both facilities contain restrictive covenants that can restrict our activities if we do not maintain financial ratios calculated based on Consolidated EBITDA and our Senior ABL Facility requires us to maintain a minimum fixed charge coverage ratio if we do not maintain a specified amount of borrowing availability. Adjusted EBITDA is defined as EBITDA adjusted to exclude non-cash items and certain other adjustments to Consolidated Net Income permitted in calculating Consolidated EBITDA under our Senior Term Facility and our Senior ABL Facility. We believe that inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors about how the covenants in those agreements operate and about certain non-cash items, items that we do not expect to continue at the same level and other items. The Senior Term Facility and Senior ABL Facility permit us to make certain adjustments to Consolidated Net Income in calculating Consolidated EBITDA, such as projected net cost savings, which are not reflected in the Adjusted EBITDA data presented in this prospectus and the documents incorporated by reference herein. We may in the future reflect such permitted adjustments in our calculations of Adjusted EBITDA. These covenants are important to the Company as failure to comply with certain covenants would result in a default under our Senior Credit Facilities. The material covenants in our Senior Credit Facilities are discussed in “Description of Other Indebtedness—Senior Credit Facilities.”

EBITDA and Adjusted EBITDA have limitations as analytical tools and should not be considered in isolation or as substitutes for analyzing our results as reported under GAAP. Some of these limitations are:

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA and Adjusted EBITDA do not reflect our interest expense, or the requirements necessary to service interest or principal payments on our debt;

•	EBITDA and Adjusted EBITDA do not reflect our income tax expenses or the cash requirements to pay our taxes;

•	EBITDA and Adjusted EBITDA do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments; and

•

although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements.

The following table presents a reconciliation of net income (loss), the most directly comparable financial measure under GAAP, to EBITDA and Adjusted EBITDA for the periods presented (amounts in millions):

	Successor								Predecessor
	Historical Nine months ended		Historical Three months ended	Historical Fiscal year ended				Period from August 30, 2007 to February 3, 2008	Period from January 29, 2007 to August 29, 2007
	October 28, 2012	October 30, 2011	January 29, 2012	January 29, 2012	January 30, 2011	January 31, 2010	February 1, 2009
Net income (loss)	$(466)	$(370)	$(173)	$(543)	$(619)	$(514)	$(1,255)	$(163)	$56
Less income (loss) from discontinued operations, net of tax	19	26	(6)	20	(6)	(34)	107	12	32

Income (loss) from continuing operations	(485)	(396)	(167)	(563)	(613)	(480)	(1,148)	(175)	24

Interest expense	489	477	162	639	623	602	641	289	220
Provision (benefit) from income taxes	36	59	20	79	28	(198)	(329)	(100)	17
Depreciation and amortization(i)	252	247	82	329	343	364	381	159	109

EBITDA	$292	$387	$97	$484	$381	$288	$(455)	$173	$370

Adjustments to EBITDA:
Other (income) expense, net(ii)	—	(1)	1	—	(1)	(8)	12	—	—
Loss (gain) on extinguishment of debt(iii)	220	—	—	—	—	(200)	—	—	—
Goodwill impairment(iv)	—	—	—	—	—	219	867	—	—
Restructuring charge(v)	—	—	—	—	8	21	32	—	—
Stock-based compensation(vi)	13	16	4	20	17	18	14	1	31
Management fee & related expenses paid to Equity Sponsors(vii)	4	4	1	5	5	5	6	2	—
Other	—	—	(1)	(1)	1	—	—	—	—

Adjusted EBITDA	$529	$406	$102	$508	$411	$343	$476	$176	$401

(i)	Depreciation and amortization includes amounts recorded within Cost of sales in the Consolidated and Combinded Statements of Operations.
(ii)	Represents the gains/losses associated with the changes in fair value of interest rate swap contracts not accounted for under hedge accounting and other non-operating income/expense.
(iii)	Represents the loss/(gain) on extinguishment of debt including the premium/(discount) paid to repurchase or call the debt as well as the writeoff of unamortized deferred financing costs associated with such debt.
(iv)	Represents the non-cash impairment charge of goodwill recognized during fiscal 2009 and fiscal 2008 in accordance with Accounting Standards Codification 350, Intangibles—Goodwill and Other.
(v)	Represents the costs incurred for employee reductions and branch closures or consolidations. These costs include occupancy costs, severance, and other costs incurred to exit a location.
(vi)	The Predecessor period includes stock-based compensation costs for stock options, Employee Stock Purchase Plans and restricted stock. The Successor periods include stock-based compensation costs for stock options.
(vii)	The Company entered into a management agreement whereby the Company pays the Equity Sponsors a $5 million annual aggregate management fee and related expenses through August 2017.

Quarterly Financial Data

The following tables present quarterly unaudited financial results for the nine months ended October 28, 2012 and the fiscal years ended January 29, 2012 (fiscal 2011) and January 30, 2011 (fiscal year 2010), reflecting the results of our IPVF, Plumbing/HVAC and SESCO/QUESCO businesses, as discontinued operations.

	Fiscal 2012			Fiscal 2011				Fiscal 2010
(Dollars in millions)	Q1-12	Q2-12	Q3-12	Q1-11	Q2-11	Q3-11	Q4-11	Q1-10	Q2-10	Q3-10	Q4-10
Net Sales	$1,836	$2,059	$2,146	$1,608	$1,875	$1,893	$1,652	$1,552	$1,719	$1,724	$1,454
Cost of Sale	1,313	1,465	1,530	1,148	1,342	1,358	1,166	1,109	1,231	1,236	1,032

Gross Profit	523	594	616	460	533	535	486	433	488	488	422
Operating Expenses:
Selling, General & Administrative	397	408	418	370	385	389	388	371	370	365	349
Depreciation & Amortization	83	83	84	82	82	81	82	87	87	84	83
Restructuring	—	—	—	—	—	—	—	5	3	—	—

Total Operating Expenses	480	491	502	452	467	470	470	463	460	449	432
Operating Income (Loss)	43	103	114	8	66	65	16	(20)	28	39	(10)
Interest Expense	166	158	165	158	159	160	162	156	155	153	159
Loss on extinguishment of debt	220	—	—	—	—	—	—	—	—	—	—
Other (income) expense, net	—	—	—	(1)	—	—	1	4	(2)	(1)	(2)

Income (loss) from continuing operations before income taxes	(343)	(55)	(51)	(149)	(93)	(95)	(147)	(180)	(125)	(113)	(167)
Income Tax (Benefit) Expense	33	1	2	20	15	24	20	22	(12)	(15)	33

Income (Loss) from continuing operations	(376)	(56)	(53)	(169)	(108)	(119)	(167)	(202)	(113)	(98)	(200)
Income (loss) from discontinued operations, net of tax	16	—	3	5	7	14	(6)	—	(2)	(1)	(3)

Net Income (Loss)	$(360)	$(56)	$(50)	$(164)	$(101)	$(105)	$(173)	$(202)	$(115)	$(99)	$(203)

EBITDA(1)	$(94)	$187	$199	$92	$148	$147	$97	$64	$117	$125	$75
Adjusted EBITDA(1)	$133	$192	$204	$96	$155	$155	$102	$78	$124	$130	$79

(1)	Reconciliation of Quarterly Net Income (Loss) to Adjusted EBITDA

	Fiscal 2012			Fiscal 2011				Fiscal 2010
(Dollars in millions)	Q1-12	Q2-12	Q3-12	Q1-11	Q2-11	Q3-11	Q4-11	Q1-10	Q2-10	Q3-10	Q4-10
Net Income (Loss)	$(360)	$(56)	$(50)	$(164)	$(101)	$(105)	$(173)	$(202)	$(115)	$(99)	$(203)
Less (income) loss from discontinued operations, net of tax	16	—	3	5	7	14	(6)	—	(2)	(1)	(3)

Income (loss) from continuing operations	(376)	(56)	(53)	(169)	(108)	(119)	(167)	(202)	(113)	(98)	(200)
Interest expense, net	166	158	165	158	159	160	162	156	155	153	159
Provision (benefit) for income taxes	33	1	2	20	15	24	20	22	(12)	(15)	33
Depreciation and amortization(i)	83	84	85	83	82	82	82	88	87	85	83

EBITDA	(94)	187	199	92	148	147	97	64	117	125	75

Adjustments to EBITDA
Other (income) expense, net(ii)	—	—	—	(1)	—	—	1	4	(2)	(1)	(2)
Loss on extinguishment of debt(iii)	220	—	—	—	—	—	—	—	—	—	—
Restructuring charge(iv)	—	—	—	—	—	—	—	5	3	—	—
Stock-based compensation(v)	5	5	3	4	5	7	4	4	4	5	4
Management fee & related expenses paid to Equity Sponsors(vi)	1	2	1	1	2	1	1	1	2	1	1
Other	1	(2)	1	—	—	—	(1)	—	—	—	1

Adjusted EBITDA	$133	$192	$204	$96	$155	$155	$102	$78	$124	$130	$79

(i)	Depreciation and amortization includes amounts recorded within Cost of sales in the Consolidated Statements of Operations.
(ii)	Represents the gains/losses associated with the changes in fair value of interest rate swap contracts not accounted for under hedge accounting and other non-operating income/expense.
(iii)	Represents the loss on extinguishment of debt including the premium paid to call the debt as well as the writeoff of unamortized deferred financing costs associated with such debt.
(iv)	Represents the costs incurred for employee reductions and branch closures or consolidations. These costs include occupancy costs, severance, and other costs incurred to exit a location.
(v)	Represents stock-based compensation costs for stock options.
(vi)	The Company entered into a management agreement whereby the Company pays the Equity Sponsors a $5 million annual aggregate management fee and related expenses through August 2017.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

HD Supply, Inc. is one of the largest industrial distribution companies in North America. With a diverse portfolio of industry-leading businesses, we provide a broad range of products and services to approximately 440,000 professional customers in the infrastructure and energy, maintenance, repair and improvement, and specialty construction markets.

We provide an expansive offering of approximately one million SKUs of name brand and propriety brand products at competitive prices. Through approximately 630 locations across 46 states and 9 Canadian provinces, we provide localized, customer-driven services including jobsite delivery, will call or direct-ship options, diversified logistics and innovative solutions that contribute to our customers’ success.

Description of market sectors

Through seven industrial distribution businesses in the U.S. and a Canadian operation, we provide products and services to professional customers in the Infrastructure & Energy, Maintenance, Repair & Improvement and Specialty Construction market sectors, as presented below:

Infrastructure & Energy—To support established infrastructure and economic growth, our Infrastructure & Energy businesses serve customers in the Infrastructure & Energy market sector by striving to meet their demand for the critical supplies and services used to build and maintain water systems, and for the generation, transmission, distribution and application of electrical power. This market sector is made up of the following businesses:

•	Waterworks—Distributes complete lines of water and wastewater transmission products, serving contractors and municipalities in all aspects of the water and wastewater industries.

•

Power Solutions (formerly “Utilities/Electrical”)— Distributes electrical transmission and distribution products, power plant maintenance, repair and operations (“MRO”) supplies, smart-grid technologies, and provides materials management and procurement outsourcing arrangements to the power generation and distribution industries and distributes electrical products such as wire and cable, switch gear supplies, lighting and conduit to residential and commercial contractors.

Maintenance, Repair & Improvement—Our Maintenance, Repair & Improvement businesses serve customers in the Maintenance, Repair & Improvement market sector by striving to meet their continual demand for supplies needed to fix and upgrade facilities across multiple industries. This market sector is made up of the following businesses:

•	Facilities Maintenance—Supplies MRO products and upgrade and renovation services largely to the multifamily, healthcare, hospitality, and institutional markets.

•	Crown Bolt—A retail distribution operator, providing program and packaging solutions, sourcing, distribution, and in-store service, primarily serving The Home Depot, Inc.

•	Repair & Remodel—Offers light remodeling and construction supplies primarily to small remodeling contractors and trade professionals.

Specialty Construction—Our Specialty Construction businesses serve customers in the Specialty Construction market sector by striving to meet their very distinct, customized supply needs in commercial, residential and industrial applications. This market sector is made up of the following businesses:

•	White Cap—Distributes specialized hardware, tools, building materials, and safety equipment to professional contractors.

•

Creative Touch Interiors (“CTI”)— Offers turnkey supply and installation services for multiple interior finish options, including flooring, cabinets, countertops, and window coverings, along with comprehensive design center services for residential, commercial, and senior living projects.

For a description of the relationship among our market sectors, our businesses and our financial reporting segments, see “Business—Our sectors.”

Acquisitions

We enter into strategic acquisitions to expand into new markets, new platforms, and new geographies in an effort to better service existing customers and attract new ones. In accordance with the acquisition method of accounting under Accounting Standards Codification (“ASC”) 805, Business Combinations, the results of the acquisitions we completed are reflected in our consolidated financial statements from the date of acquisition forward.

On December 4, 2012 we acquired substantially all of the assets of Water Products of Oklahoma, Inc., Arkansas Water Products, LLC, and Municipal Water Supply, LP. These businesses distribute water, sewer, gas and related products such as pipes, valves, fittings, hydrants, pumps and meters, and offer maintenance products and repair services primarily to municipalities and contractors. The business will be operated as part of the Waterworks segment.

On June 29, 2012, we purchased Peachtree Business Products LLC (“Peachtree”) for approximately $196 million. Headquartered in Marietta, Georgia, Peachtree specializes in customizable business and property marketing supplies, serving residential and commercial property managers, medical facilities, schools and universities, churches and funeral homes. Peachtree is operated as part of our Facilities Maintenance business. For additional information, see “Notes to Audited Consolidated Financial Statements—Note 2—Acquisitions” and “Notes to Unaudited Consolidated Financial Statements—Note 2—Acquisitions.”

On May 2, 2011, we closed on a transaction to acquire substantially all of the assets of Rexford Albany Municipal Supply Company, Inc. (“RAMSCO”) for approximately $21 million. RAMSCO specializes in distributing water, sanitary and storm sewer materials primarily to municipalities and contractors through four locations in upstate New York. These locations are operated as part of the HD Supply Waterworks business.

Discontinued operations

On March 26, 2012, we sold all of the issued and outstanding equity interests in our Industrial Pipes, Valves and Fittings (“IPVF”) business to Shale-Inland Holdings, LLC for proceeds of approximately $469 million. Upon closing, we received cash proceeds of approximately $464 million, net of $5 million of transaction costs. As a result of the sale, we recorded a $9 million pre-tax gain in the first quarter of fiscal 2012. During the third quarter of fiscal 2012, the Company received $13 million for the final working capital settlement, and, as a result, recorded an additional $3 million pre-tax gain.

On September 9, 2011, we sold all of the issued and outstanding equity interests in our Plumbing/HVAC business to Hajoca Corporation. We received cash proceeds of approximately $116 million, net of $8 million remaining in escrow and $4 million of transaction costs. As a result of the sale, we recorded a $7 million pre-tax gain in fiscal 2011. During the first quarter of fiscal 2012, the Company paid an additional $1 million in transaction costs. During the third quarter of fiscal 2012, the Company received $4 million from escrow.

On February 28, 2011, we sold substantially all of the assets of SESCO/QUESCO, an electrical products division of HD Supply Canada, to Sonepar Canada, and received proceeds of approximately $11 million, less $1 million remaining in escrow. As a result of the sale, we recorded a $2 million pre-tax gain in fiscal 2011. During the second quarter of fiscal 2012, we received $1 million from escrow.

Financial Information

In accordance with ASC 205-20, Discontinued Operations, the results of the IPVF, Plumbing/HVAC and SESCO/QUESCO operations as well as the gain on sale of businesses are classified as discontinued operations. The presentation of discontinued operations includes revenues and expenses of the discontinued operations and the gain on the sale of businesses, net of tax, as one line item on the Consolidated Statements of Operations and Comprehensive Income. All prior period Consolidated Statements of Operations and Comprehensive Income presented have been revised to reflect this presentation. For additional detail related to the results of operations of the discontinued operations, see “Notes to Audited Consolidated Financial Statements—Note 3—Discontinued Operations” and “Notes to Unaudited Consolidated Financial Statements—Note 3—Discontinued Operations.”

Key business metrics

Net sales

We earn our revenues primarily from the sale of approximately one million construction, infrastructure, maintenance and renovation and improvement related products and our provision of related services to approximately 440,000 professional customers, including contractors, government entities, maintenance professionals, home builders and industrial businesses. We recognize our revenue, net of sales tax and allowances for returns and discounts, when persuasive evidence of an agreement exists, delivery has occurred or services have been rendered, price to the buyer is fixed and determinable and collectability is reasonably assured. Net sales in certain of our businesses fluctuate with the costs of commodities used in the products we distribute.

We ship products to customers predominantly by internal fleet and to a lesser extent by third party carriers. Revenues are recognized from product sales when title to the products is passed to the customer, which generally occurs at the point of destination for products shipped by internal fleet and at the point of shipment for products shipped by third party carriers.

We include shipping and handling fees billed to customers in Net sales. Shipping and handling costs associated with inbound freight are capitalized to inventories and relieved through Cost of sales as inventories are sold. Shipping and handling costs associated with outbound freight are included in Selling, general and administrative expenses and totaled $96 million, $91 million, and $84 million in fiscal 2011, fiscal 2010, and fiscal 2009, respectively.

Gross profit

Gross profit primarily represents the difference between the product cost from our suppliers (net of earned rebates and discounts) including the cost of inbound freight and the sale price to our customers. The cost of outbound freight (including internal transfers), purchasing, receiving and warehousing are included in Selling, general and administrative expenses within operating expenses. Our gross profits may not be comparable to those of other companies, as other companies may include all of the costs related to their distribution network in cost of sales.

Operating expenses

Operating expenses are primarily comprised of selling, general and administrative costs, which include payroll expenses (salaries, wages, employee benefits, payroll taxes and bonuses), rent, insurance, utilities, repair and maintenance and professional fees. In addition, operating expenses include depreciation and amortization.

EBITDA and Adjusted EBITDA

EBITDA, a measure used by management to evaluate operating performance, is defined as Net income (loss) less Income (loss) from discontinued operations, net of tax, plus (i) Interest expense and Interest income, net, (ii) Provision (benefit) for income taxes, and (iii) Depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted to exclude non-cash items and certain other adjustments to Consolidated Net Income.

EBITDA and Adjusted EBITDA are not recognized terms under accounting principles generally accepted in the United States of America (“U.S. GAAP”) and do not purport to be alternatives to net income as measures of operating performance or to cash flows from operating activities as measures of liquidity. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and other debt service requirements. We believe EBITDA and Adjusted EBITDA are helpful in highlighting trends because they exclude the results of decisions that are outside the control of operating management and that can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate, age and book depreciation of facilities and capital investments. We further believe that EBITDA and Adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present EBITDA and Adjusted EBITDA measures when reporting their results. We use non-GAAP financial measures to supplement U.S. GAAP results to provide a more complete understanding of the factors and trends affecting the business than U.S. GAAP results alone. Because not all companies use identical calculations, our presentation of EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

EBITDA and Adjusted EBITDA have limitations as analytical tools and should not be considered in isolation or as substitutes for analyzing our results as reported under U.S. GAAP. Some of these limitations are:

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA and Adjusted EBITDA do not reflect our interest expense, or the requirements necessary to service interest or principal payments on our debt;

•	EBITDA and Adjusted EBITDA do not reflect our income tax expenses or the cash requirements to pay our taxes;

•	EBITDA and Adjusted EBITDA do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments; and

•

although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements.

Relationship with Home Depot

Historical relationship

On August 30, 2007, investment funds associated with Bain Capital Partners, LLC, The Carlyle Group and Clayton, Dubilier & Rice, Inc. formed HDS Investment Holding, Inc. (“Holding”) and entered into a stock purchase agreement with The Home Depot, Inc. (“Home Depot” or “THD”) pursuant to which Home Depot agreed to sell to Holding or to a wholly owned subsidiary of Holding certain intellectual property and all of the outstanding common stock of HD Supply, Inc. and the Canadian subsidiary CND Holdings, Inc. On August 30, 2007, through a series of transactions, Holding’s direct wholly-owned subsidiary, HDS Holding Corporation, acquired direct control of HD Supply through the merger of its wholly owned subsidiary, HDS Acquisition Corp., with and into HD Supply. Through these transactions (the “Transactions”), Home Depot was paid cash of $8.2 billion and 12.5% of Holding’s common stock worth $325 million for certain intellectual property and all of the outstanding common stock of HD Supply and CND Holdings, including all dividends and interest payable associated with those shares.

On-going relationship

We derive revenue from the sale of products to Home Depot. Revenue from these sales is recorded at an amount that approximates market. In addition to sales, we purchase products from Home Depot. All purchases are at amounts that management believes an unrelated third party would pay.

Strategic agreement

On the date of the Transactions, Home Depot entered into a strategic purchase agreement with Crown Bolt. This agreement provides a guaranteed revenue stream to Crown Bolt through January 31, 2015 by specifying minimum annual purchase requirements from Home Depot. As of October 28, 2012, the net book value of the strategic purchase agreement is $50 million and the net book value of goodwill assigned to Crown Bolt is $215 million. From time to time, we have discussions with Home Depot concerning amending, extending or replacing the current strategic purchase agreement, as well as the potential terms of any such amendment, extension or replacement. Some of the options discussed with Home Depot concerning the amendment, extension or replacement of the agreement could result in a future impairment of the strategic purchase agreement, the goodwill assigned to Crown Bolt or both, which could be significant.

Seasonality

In a typical year, our operating results are impacted by seasonality. Historically, sales of our products have been higher in the second and third quarters of each fiscal year due to favorable weather and longer daylight conditions during these periods. Seasonal variations in operating results may also be significantly impacted by inclement weather conditions, such as cold or wet weather, which can delay construction projects.

Basis of presentation

HD Supply’s fiscal year is a 52- or 53-week period ending on the Sunday nearest to January 31. Fiscal years ended January 29, 2012 (“fiscal 2011”), January 30, 2011 (“fiscal 2010”), and January 31, 2010 (“fiscal 2009”) all include 52 weeks. The three months ended October 28, 2012 (“third quarter 2012”) and October 30, 2011 (“third quarter 2011”) both include thirteen weeks. The nine months ended October 28, 2012 and October 30, 2011 both include thirty-nine weeks.

Consolidated results of operations — Nine Months Ended October 28, 2012 and October 30, 2011

	Three Months Ended		Percentage Increase (Decrease)	Nine Months Ended		Percentage Increase (Decrease)
Dollars in millions	October 28, 2012	October 30, 2011		October 28, 2012	October 30, 2011
Net Sales	$2,146	$1,893	13.4	$6,041	$5,376	12.4
Gross Profit	616	535	15.1	1,733	1,528	13.4
Operating expenses:
Selling, general and administrative	418	389	7.5	1,223	1,144	6.9
Depreciation and amortization	84	81	3.7	250	245	2.0

Total operating expenses	502	470	6.8	1,473	1,389	6.0
Operating Income	114	65	75.4	260	139	87.1
Interest expense	165	160	3.1	489	477	2.5
Loss on extinguishment of debt	—	—	—	220	—	*
Other (income) expense, net	—	—	—	—	(1)	*

Income (Loss) from Continuing Operations Before Provision (Benefit) for Income Taxes	(51)	(95)	(46.3)	(449)	(337)	33.2
Provision (benefit) for income taxes	2	24	(91.7)	36	59	(39.0)

Income (Loss) from Continuing Operations	(53)	(119)	(55.5)	(485)	(396)	22.5
Income (loss) from discontinued operations, net of tax	3	14	(78.6)	19	26	(26.9)

Net Income (Loss)	$(50)	$(105)	(52.4)	$(466)	$(370)	25.9

Non-GAAP financial data:
EBITDA(a)	$199	$147	35.4	$292	$387	(24.5)
Adjusted EBITDA(a)	$204	$155	31.6	$529	$406	30.3

	% of Net Sales		Basis Point Increase (Decrease)	% of Net Sales		Basis Point Increase (Decrease)
	Three Months Ended			Nine Months Ended
	October 28, 2012	October 30, 2011		October 28, 2012	October 30, 2011
Net Sales	100.0%	100.0%	—	100.0%	100.0%	—
Gross Profit	28.7	28.3	40	28.7	28.4	30
Operating expenses:
Selling, general and administrative	19.5	20.5	(100)	20.2	21.3	(110)
Depreciation and amortization	3.9	4.3	(40)	4.2	4.5	(30)
Total operating expenses	23.4	24.8	(140)	24.4	25.8	(140)
Operating Income	5.3	3.5	180	4.3	2.6	170
Interest expense	7.7	8.5	(80)	8.1	8.9	(80)
Loss on extinguishment of debt	—	—	—	3.6	—	*
Other (income) expense, net	—	—	—	—	—	*
Income (Loss) from Continuing Operations Before Provision (Benefit) for Income Taxes	(2.4)	(5.0)	(260)	(7.4)	(6.3)	(110)
Provision (benefit) for income taxes	0.1	1.3	(120)	0.6	1.1	(50)
Income (Loss) from Continuing Operations	(2.5)	(6.3)	380	(8.0)	(7.4)	(60)
Income (loss) from discontinued operations, net of tax	0.1	0.7	(60)	0.3	0.5	(20)
Net Income (Loss)	(2.4)	(5.6)	320	(7.7)	(6.9)	(80)
Non-GAAP financial data:
EBITDA(a)	9.3	7.8	150	4.8	7.2	(240)
Adjusted EBITDA(a)	9.5	8.2	130	8.8	7.6	120

*	not meaningful
(a)	For a reconciliation of EBITDA and Adjusted EBITDA to Income (loss) from continuing operations and Net income (loss), see “Summary—Summary Consolidated Financial Data.”

Nine months ended October 28, 2012 compared to nine months ended October 30, 2011

Highlights

Net sales in third quarter 2012 increased $253 million, or 13.4%, compared to third quarter 2011. All of our market sectors realized increases in Net sales, led by the Maintenance, Repair & Improvement market sector. During third quarter 2012, our sales initiatives and cost control resulted in an improvement in our Operating income of $49 million, or 75.4%, as compared to third quarter 2011 and an improvement in our third quarter 2012 Adjusted EBITDA of $49 million, or 31.6%, as compared to third quarter 2011. As of October 28, 2012, our available liquidity was $982 million.

Our increases in Net Sales and Adjusted EBITDA were achieved despite the continued weak economy and construction markets. However, single-family housing starts are projected to increase by a 20% to 30% compound annual rate from 2011 to 2014. A compound annual growth rate of between 6% and 13% is forecasted for non-residential construction from 2011 to 2014.

Net sales

Net sales in third quarter 2012 increased $253 million, or 13.4%, compared to third quarter 2011 and $665 million, or 12.4%, in the first nine months of fiscal 2012 as compared to the same period in fiscal 2011.

Each of our market sectors experienced an increase in Net sales during both the third quarter 2012 and the first nine months of fiscal 2012 as compared to same periods of fiscal 2011. The Net sales increases were primarily due to sales initiatives at each of our market sectors and, to a lesser extent, increases in market volume. Organic sales growth was 12.4% for third quarter 2012 and 11.8% in the first nine months of fiscal 2012 as compared to the same periods of fiscal 2011.

Gross profit

Gross profit increased $81 million, or 15.1%, during third quarter 2012 as compared to third quarter 2011 and $205 million, or 13.4%, in the first nine months of fiscal 2012 as compared to the same period in fiscal 2011.

An increase in gross profit in third quarter 2012 and the first nine months of fiscal 2012 as compared to the same periods in fiscal 2011 was experienced across all of our market sectors. The increase in gross profit during both periods was driven by our Maintenance, Repair & Improvement and Specialty Construction sectors.

Gross profit as a percentage of Net sales (“gross margin”) was 28.7% in third quarter 2012, an increase of approximately 40 basis points as compared to third quarter 2011. In the first nine months of fiscal 2012, gross margin of 28.7% increased approximately 30 basis points as compared to the same period in fiscal 2011. The improvement in both periods was driven by our Maintenance, Repair & Improvement and Specialty Construction sectors.

Operating expenses

Operating expenses increased $32 million, or 6.8%, during third quarter 2012 and $84 million, or 6.0%, in the first nine months of fiscal 2012 as compared to the same periods of fiscal 2011.

Selling, general and administrative expenses increased $29 million, or 7.5%, during third quarter 2012 and $79 million, or 6.9%, in the first nine months of fiscal 2012 as compared to the same periods of fiscal 2011, driven by our Maintenance, Repair & Improvement sector. The increases are primarily as a result of increases in variable expenses due to sales volume increases and investment in sales initiatives. Depreciation and amortization expense increased slightly, with an increase of $3 million, or 3.7%, in third quarter 2012 and $5 million, or 2.0%, in the first nine months of fiscal 2012 as compared to the same periods of fiscal 2011. The increase is due to the timing of investment in property and equipment.

Operating expenses as a percentage of Net sales decreased approximately 140 basis points to 23.4% in the third quarter 2012 and approximately 140 basis points to 24.4% in the first nine months of fiscal 2012 as compared to the same periods in fiscal 2011. The improvement reflects the leverage of fixed costs through sales volume increases, primarily at our Specialty Construction market.

Operating income (loss)

Operating income increased $49 million, or 75.4%, during third quarter 2012 and $121 million, or 87.1%, in the first nine months of fiscal 2012 as compared to the same periods of fiscal 2011. These improvements were due to the improvement in Net sales and Gross profit and control over growth in Operating expenses.

Operating income as a percentage of Net sales increased approximately 180 basis points in third quarter 2012 and approximately 170 basis points in the first nine months of fiscal 2012 as compared to the same periods of fiscal 2011. The improvement in both periods was driven by our Specialty Construction market sector, and, to a lesser extent, our Maintenance, Repair & Improvement and Infrastructure & Energy market sectors.

Interest expense

Interest expense increased $5 million, or 3.1%, during third quarter 2012 and $12 million, or 2.5%, in the first nine months of fiscal 2012 as compared to the same periods of fiscal 2011. The increase in third quarter 2012 was primarily due to an increase in outstanding borrowings, partially offset by lower amortization of deferred debt costs and no amortization of the THD Guarantee in the second and third quarters of fiscal 2012 as a result of the Refinancing Transactions. The increase in interest expense during the first nine months of fiscal 2012 was primarily due to the additional interest expense paid as a result of the shortened call period on the early extinguishment of the 12.0% Senior Notes and an increase in outstanding borrowings, partially offset by lower amortization of deferred debt costs and no amortization of the THD Guarantee in the second and third quarters of fiscal 2012.

Loss on extinguishment of debt

In connection with the refinancing of most of our debt instruments in first quarter 2012, we recorded a charge of $220 million to Other (income) expense, net in the Consolidated Statement of Operations and Comprehensive Income (Loss) in accordance with U.S. GAAP (ASC 470-50, Debt-Modifications and Extinguishments). This charge consisted of $150 million for the premium paid to the holders of the 12.0% Senior Notes, as contractually required, upon early extinguishment, $46 million write-off of unamortized deferred debt costs and $24 million to write-off the remaining unamortized value associated with Home Depot’s guarantee of the Company’s payment obligations for principal and interest under the Term Loan under the Existing Senior Secured Credit Facility that was terminated in the refinancing. See “Notes to Audited Consolidated Financial Statements—Note 6—Debt” and “Notes to Unaudited Consolidated Financial Statements—Note 6—Debt.”

Other (income) expense, net

During first quarter 2011, we recognized a gain of $1 million related to the maturity of our interest rate swaps.

Provision (benefit) for income taxes

The provision for income taxes from continuing operations in third quarter 2012 was $2 million compared to $24 million in third quarter 2011. The effective rate for continuing operations for third quarter 2012 was a provision of 2.9%, reflecting the impact of increasing the U.S. valuation allowance, increasing the deferred tax liability for U.S. goodwill amortization for tax purposes, and the accrual of income taxes for foreign and certain state jurisdictions. The effective rate for continuing operations for third quarter 2011 was 24.8%, reflecting the impact of increasing the U.S. valuation allowance, increasing the deferred tax liability for U.S. goodwill amortization for tax purposes, additional unrecognized tax benefits and the accrual of income taxes for foreign and certain state jurisdictions.

The provision for income taxes from continuing operations in the first nine months of fiscal 2012 was $36 million compared to $59 million in the first nine months of fiscal 2011. The effective rate for continuing operations for the first nine months of fiscal 2012 was a provision of 8.0%, reflecting the impact of increasing the U.S. valuation allowance, increasing the deferred tax liability for U.S. goodwill amortization for tax purposes, and the accrual of income taxes for foreign and certain state jurisdictions. The tax expense for the first nine months of fiscal 2012 was partially offset by an adjustment to the Company’s valuation allowance as a result of the acquisition of additional deferred tax liabilities in conjunction with the Peachtree acquisition. The effective rate for continuing operations for the first nine months of fiscal 2011 was 17.5%, reflecting the impact of increasing the U.S. valuation allowance, increasing the deferred tax liability for U.S. goodwill amortization for tax purposes, additional unrecognized tax benefits and the accrual of income taxes for foreign and certain state jurisdictions.

We regularly assess the realization of our net deferred tax assets and the need for any valuation allowance. This assessment requires management to make judgments about the benefits that could be realized from future taxable income, as well as other positive and negative factors influencing the realization of deferred tax assets.

EBITDA and Adjusted EBITDA

EBITDA increased $52 million, or 35.4%, in third quarter 2012 as compared to third quarter 2011 and decreased $95 million in the first nine months of fiscal 2012 as compared to the first nine months of fiscal 2011. The decrease in the year-to-date period is primarily due to the $220 million loss on extinguishment of debt. Adjusted EBITDA, which excludes the loss on extinguishment of debt, increased $49 million, or 31.6%, in third quarter 2012 and $123 million, or 30.3%, in the first nine months of fiscal 2012 as compared to the same periods of fiscal 2011.

The increase in Adjusted EBITDA in both periods of fiscal 2012 is primarily due to the increases in Net sales and Gross profit. Adjusted EBITDA as a percentage of Net sales increased approximately 130 basis points to 9.5% in third quarter 2012 and approximately 120 basis points to 8.8% in the first nine months of fiscal 2012 as compared to the same periods of 2011, primarily due to the leverage of fixed costs through sales volume increases and efforts to control variable expenses.

Consolidated results of operations—Fiscal Years 2011, 2010, 2009

	Fiscal Year			Percentage Increase (Decrease)
Dollars in millions	2011	2010	2009	2011 vs. 2010	2010 vs. 2009
Net sales	$7,028	$6,449	$6,313	9.0	2.2
Gross profit	2,014	1,841	1,768	9.4	4.1
Operating expenses:
Selling, general & administrative	1,532	1,455	1,453	5.3	0.1
Depreciation & amortization	327	341	359	(4.1)	(5.0)
Restructuring	—	8	21	*	(61.9)
Goodwill impairment	—	—	219	*	*

Total operating expenses	1,859	1,804	2,052	3.0	(12.1)
Operating income (loss)	155	37	(284)	*	*
Interest expense	639	623	602	2.6	3.5
Other (income) expense, net	—	(1)	(208)	*	*

Income (loss) from continuing operations before provision (benefit) for income taxes	(484)	(585)	(678)	17.3	13.7
Provision (benefit) for income taxes	79	28	(198)	*	*

Income (loss) from continuing operations	$(563)	$(613)	$(480)	8.2	(27.7)

Other Financial Data:
EBITDA(a)	$484	$381	$288	27.0	32.3
Adjusted EBITDA(a)	$508	$411	$343	23.6	19.8

*	not meaningful.
(a)	For a reconciliation of EBITDA and Adjusted EBITDA to Income (loss) from continuing operations and Net income (loss), see “Summary—Summary Consolidated Financial Data.”

	% of Net Sales Fiscal Year			Basis Point Increase (Decrease)
	2011	2010	2009	2011 vs. 2010	2010 vs. 2009
Net sales	100.0%	100.0%	100.0%	—	—
Gross profit	28.7	28.5	28.0	20	50
Operating expenses:
Selling, general & administrative	21.8	22.6	23.0	(80)	(40)
Depreciation & amortization	4.7	5.2	5.7	(50)	(50)
Restructuring	—	0.1	0.3	(10)	(20)
Goodwill impairment	—	—	3.5	—	(350)

Total operating expenses	26.5	27.9	32.5	(140)	(460)
Operating income (loss)	2.2	0.6	(4.5)	160	510
Interest expense	9.1	9.7	9.5	(60)	20
Other (income) expense, net	—	—	(3.3)	—	(330)

Income (loss) from continuing operations before provision (benefit) for income taxes	(6.9)	(9.1)	(10.7)	220	160
Provision (benefit) for income taxes	1.1	0.4	(3.1)	70	350

Income (loss) from continuing operations	(8.0)	(9.5)	(7.6)	150	(190)

Other Financial Data:
EBITDA(a)	6.9	5.9	4.6	100	130
Adjusted EBITDA(a)	7.2	6.4	5.4	80	100

*	not meaningful.
(a)	For a reconciliation of EBITDA and Adjusted EBITDA to Income (loss) from continuing operations and Net income (loss), see “Summary—Summary Consolidated Financial Data.”

Fiscal 2011 compared to fiscal 2010

Highlights

Net sales in fiscal 2011 increased $579 million, or 9.0%, compared to fiscal 2010. All of our market sectors realized increases in Net sales, led by the Infrastructure & Energy market sector. Despite continued weakness in the economy, during fiscal 2011, our sales initiatives, continued focus on margin expansion and cost control resulted in an increase in our Operating income of $118 million and our Adjusted EBITDA of $97 million, or 23.6%, as compared to fiscal 2010.

Our increases in Net Sales and Adjusted EBITDA were achieved despite the continued weak economy and construction markets. Single-family housing starts declined approximately 8% in 2011, but are projected to increase by a 20% to 30% compound annual rate from 2011 to 2014. Non-residential construction declined 2% in 2011 versus 2010. A compound annual growth rate of between 6% and 13% is forecasted from 2011 to 2014.

Net sales

Net sales increased $579 million, or 9.0%, to $7,028 million during fiscal 2011 as compared to fiscal 2010.

Each of our market sectors experienced an increase in Net sales during fiscal 2011 as compared to fiscal 2010. Net sales were positively impacted by improvements in the energy market, sales initiatives, and commodity prices. Our Infrastructure & Energy market sector experienced the largest growth, with an increase of $276 million, or 8.8%, in fiscal 2011 as compared to fiscal 2010.

Gross profit

Gross profit increased $173 million, or 9.4%, to $2,014 million during fiscal 2011 as compared to fiscal 2010.

An increase in gross profit in fiscal 2011 was experienced across all of our market sectors. The improvements in gross profit were primarily driven by increased sales volumes. Gross profit as a percentage of Net sales (“gross margin”) increased approximately 20 basis points to 28.7% in fiscal 2011 from 28.5% in fiscal 2010, primarily as a result of product mix.

Operating expenses

Operating expenses increased $55 million, or 3.0%, to $1,859 million during fiscal 2011 as compared to fiscal 2010.

Selling, general and administrative expenses increased at all of our market sectors during fiscal 2011 as compared to fiscal 2010, primarily as a result of increases in variable expenses due to sales volume increases and, to a lesser extent, an increase in employee benefits related to the restoration of the Company’s match on the 401(k) defined contribution plan. Selling, general and administrative expenses as a percentage of Net sales declined approximately 80 basis points to 21.8% in fiscal 2011 as compared to fiscal 2010, through the leverage of fixed costs through sales volume increases and efforts to control variable expenses.

Depreciation and amortization expense declined primarily due to lower capital expenditures in recent years. During fiscal 2010, we recorded $8 million of restructuring charges under the fiscal 2009 restructuring plan.

Operating income (loss)

Operating income of $155 million increased $118 million during fiscal 2011 as compared to fiscal 2010, as a result of the improvement in Net sales and Gross profit and control over growth in Operating expenses. Operating income as a percentage of Net sales increased approximately 160 basis points in fiscal 2011 as compared to fiscal 2010. The improvement was driven by our Specialty Construction and Maintenance, Repair & Improvement market sectors, and, to a lesser extent, our and Infrastructure & Energy market sector.

Interest expense

Interest expense associated with interest-bearing debt was higher in fiscal 2011 as compared to fiscal 2010. The increase is due to an increase in the principal of the Senior Subordinated Notes due to the paid-in-kind interest capitalization, partially offset by a decline in average debt balances on the Existing ABL Credit Facility and Cash Flow Revolver as compared to fiscal 2010. Interest expense in fiscal 2011 was also positively impacted by a reduction in interest rates on our variable rate debt as compared to fiscal 2010.

Other (income) expense, net

During fiscal 2010, we recognized a $6 million gain related to the valuation of our interest rate swaps.

In connection with the amendment of our debt agreements in first quarter 2010, we incurred financing fees of approximately $34 million, of which approximately $3 million were charged to Other (income) expense, net in the Consolidated Statement of Operations for fiscal 2010 in accordance with U.S. GAAP (Accounting Standards Codification (“ASC”) 470- 50, Debt-Modifications and Extinguishments). The remaining $31 million was deferred and is being amortized to interest expense over the term of the amended agreements. In addition, in connection with the $30 million prepayment of non-extending Term Loans under the Senior Secured Credit Facility in first quarter 2010, we wrote-off the unamortized pro-rata portion of the THD Guarantee and the unamortized pro-rata portion of the deferred debt costs, resulting in a charge of $2 million, reflected in Other (income) expense, net in the Consolidated Statements of Operations for fiscal 2010.

Provision (benefit) for income taxes

The provision (benefit) for income taxes from continuing operations increased to a $79 million provision in fiscal 2011 from a $28 million provision in fiscal 2010. The effective rate for continuing operations for fiscal

2011 was an expense of 16.4%, mainly driven by the impact of a $243 million increase in the U.S. valuation allowance on deferred tax assets. The U.S. valuation allowance for fiscal 2011 includes an increase of $58 million related to deferred tax liabilities generated by indefinite lived intangibles. The deferred tax liability associated with indefinite life intangibles is not available as a source of taxable income to support the realization of deferred tax assets created by other deductible temporary timing differences. The effective rate for continuing operations for fiscal 2010 was an expense of 4.8% driven by the impact of a $217 million increase in the valuation allowance on deferred tax assets.

We regularly assess the realization of our net deferred tax assets and the need for any valuation allowance. This assessment requires management to make judgments as to the recoverability of the deferred tax assets and if it is determined that it is “more likely than not” that the benefits will not be realized, valuation allowances are recognized. In evaluating whether it is “more likely than not” that the Company would recover these deferred tax assets, future taxable income, the reversal of existing temporary differences, and tax planning strategies are considered.

EBITDA and Adjusted EBITDA

EBITDA increased $103 million, or 27.0%, in fiscal 2011 as compared to fiscal 2010 and Adjusted EBITDA increased $97 million, or 23.6%, in fiscal 2011 as compared to fiscal 2010. The increase in EBITDA and Adjusted EBITDA is primarily due to the increases in Net sales and Gross profit. Adjusted EBITDA as a percentage of Net sales increased approximately 80 basis points to 7.2% in fiscal 2011, primarily due to the leverage of fixed costs through sales volume increases and efforts to control variable expenses.

Fiscal 2010 compared to fiscal 2009

Highlights

Net sales in fiscal 2010 increased $136 million, or 2.2%, compared to fiscal 2009, led by increased volume in the Maintenance, Repair & Improvement market sector. For the first time since 2006, the residential construction market, measured by single family housing starts, experienced positive growth in 2010, of 7%.

Our Operating income in fiscal 2010 improved by $321 million, primarily as a result of the non-cash goodwill impairment charge of $219 million recorded in fiscal 2009. As a result of our continued cost reduction and margin expansion efforts, our Operating income in fiscal 2010 increased by $102 million as compared to fiscal 2009 excluding the goodwill impairment charge. During fiscal 2010, our Adjusted EBITDA increased $68 million, or 19.8%, as compared to fiscal 2009.

During fiscal 2010, the Company recorded charges of $8 million for branch closures and consolidations under previously announced plans. During fiscal 2009, the Company recorded charges of $21 million for branch closures, primarily at our Specialty Construction and Infrastructure & Energy market sectors under a plan initiated in the third quarter of fiscal 2009. Fiscal 2009 was also negatively impacted by inventory valuation charges of $5 million recorded in the fourth quarter as a result of continued weakness in the construction market. The inventory valuation charges are included in Cost of sales in the Company’s consolidated statement of operations. We continued to benefit from our ongoing corporate cost reduction efforts and branch closure and consolidation activities.

Net sales

Net sales increased $136 million, or 2.2%, to $6,449 million during fiscal 2010 as compared to fiscal 2009.

The increase in Net sales in fiscal 2010 was driven by our Maintenance, Repair & Improvement and Infrastructure & Energy market sectors, offset by a decrease at our Specialty Construction market sector. Net sales were positively impacted by market volumes, efforts to gain market share, sales initiatives, commodity prices, and approximately $34 million of positive impact from the Canadian exchange rate in fiscal 2010 as compared to fiscal 2009. Partially offsetting these increases was the negative impact of the continuing weakness in the residential construction market and the continued weakening in the commercial construction market.

Gross profit

Gross profit increased $73 million, or 4.1%, to $1,841 million during fiscal 2010 as compared to fiscal 2009.

The increase in gross profit during fiscal 2010 was driven by our Maintenance, Repair & Improvement and Specialty Construction market sectors. Gross profit for our Infrastructure & Energy market sector increased slightly during fiscal 2010 as compared to fiscal 2009.

Gross profit as a percentage of Net sales (“gross margin”) increased approximately 50 basis points to 28.5% in fiscal 2010 from 28.0% in fiscal 2009. The increases were driven by improved product sourcing, product mix, and a shift in our business mix toward our higher margin Maintenance, Repair & Improvement sector. In addition, the gross margin in fiscal 2009 was negatively impacted by $5 million of inventory valuation charges.

Operating expenses

Operating expenses decreased $248 million, or 12.1%, to $1,804 million during fiscal 2010 as compared to fiscal 2009. Operating expenses in fiscal 2009 included a goodwill impairment charge of $219 million. Excluding the goodwill impairment charge in fiscal 2009, Operating expenses decreased $29 million, or 1.6%, in fiscal 2010 as compared to fiscal 2009.

Selling, general and administrative expenses increased during fiscal 2010 as compared to fiscal 2009 at our Maintenance, Repair & Improvement sector primarily related to software implementation, freight costs and personnel expenses supporting new sales growth initiatives and volume increases. Substantially offsetting these increases were decreases at our Specialty Construction and Infrastructure & Energy sectors, primarily due to personnel reductions, reduced operating costs due to branch closures, and other cost reduction initiatives begun during fiscal 2009.

Depreciation and amortization expense decreased during fiscal 2010 as compared to fiscal 2009 due to the timing of asset acquisitions and amortization of intangible assets. This decrease was partially offset by an increase in software amortization expense. In addition, Operating expenses included restructuring charges of $8 million and $21 million during fiscal 2010 and fiscal 2009, respectively.

Operating expenses as a percentage of Net sales decreased significantly in fiscal 2010 as compared to fiscal 2009, primarily due to the goodwill impairment charge in fiscal 2009. Excluding the goodwill impairment charge, Operating expenses as a percentage of Net sales decreased approximately 100 basis points in fiscal 2010 as compared to fiscal 2009. This decrease was driven by personnel reductions, reduced operating costs due to branch closures, and other cost reduction efforts at our Specialty Construction and Infrastructure & Energy sectors, partially offset by an increase in expenses at our Maintenance, Repair & Improvement sector.

Operating income (loss)

Operating income of $37 million improved $321 million during fiscal 2010 as compared to an Operating loss of $284 million in fiscal 2009, primarily due to the goodwill impairment charge in fiscal 2009. Excluding the goodwill impairment charge in fiscal 2009, Operating income improved $102 million during fiscal 2010 as compared to fiscal 2009, primarily at our Specialty Construction sector, though all of our sectors experienced improvements in Operating income, excluding goodwill impairments. Operating income as a percentage of Net sales increased significantly in fiscal 2010 as compared fiscal 2009, primarily due to the goodwill impairment charge in fiscal 2009. Excluding the goodwill impairment charge, Operating income as a percentage of Net sales increased approximately 160 basis points in fiscal 2010 as compared to fiscal 2009. The improvement in fiscal 2010 was driven by our Specialty Construction sector and, to a lesser extent, our Infrastructure & Energy and Maintenance, Repair & Improvement sectors.

Interest expense

Interest expense associated with interest-bearing debt was higher in fiscal 2010 as compared to fiscal 2009. The increase in interest expense is primarily due to an increase in the principal of the Senior Subordinated Notes due to the paid-in-kind interest capitalization and an increase in interest rates as a result of our credit amendments, partially offset by a decline in average debt balances. The lower average debt balances in fiscal 2010 were due to repayments on the Existing ABL Credit Facility, Term Loan, and Revolving Credit Facility, partially offset by the interest capitalization on the Senior Subordinated Notes.

Other (income) expense, net

During fiscal 2010, we recognized a $6 million gain related to the valuation of our interest rate swaps.

In connection with the amendment of our debt agreements in first quarter 2010, we incurred financing fees of approximately $34 million, of which approximately $3 million were charged to Other (income) expense, net in the Consolidated Statement of Operations for fiscal 2010 in accordance with U.S. GAAP (ASC 470- 50, Debt-Modifications and Extinguishments). The remaining $31 million was deferred and is being amortized to interest expense over the term of the amended agreements. In addition, in connection with the first quarter 2010 $30 million prepayment of non-extending Term Loans under the Existing Senior Secured Credit Facility, we wrote-off the unamortized pro-rata portion of the THD Guarantee and the unamortized pro-rata portion of the deferred debt costs, resulting in a charge of $2 million, reflected in Other (income) expense, net in the Consolidated Statements of Operations for fiscal 2010.

During first quarter 2009, we repurchased $252 million principal amount, plus accrued interest of $15 million, of the Senior Subordinated Notes due 2015 for $62 million. As a result, we recognized a $200 million pre-tax gain for the extinguishment of this portion of the Senior Subordinated Notes, net of the write-off of unamortized deferred debt issuance costs. In addition, we recognized an $11 million gain in fiscal 2009 related to the valuation of our interest rate swaps.

Provision (benefit) for income taxes

The provision (benefit) for income taxes from continuing operations decreased to a $28 million provision in fiscal 2010 from a $198 million benefit in fiscal 2009. The effective rate for continuing operations for fiscal 2010 was an expense of 4.8%, driven by the impact of a $217 million increase in the valuation allowance on deferred tax assets. The effective rate for continuing operations for fiscal 2009 was a benefit of 29.2%, driven by the impact of the goodwill impairment.

EBITDA and Adjusted EBITDA

EBITDA increased $93 million, or 32.3%, in fiscal 2010 as compared to fiscal 2009 and Adjusted EBITDA increased $68 million, or 19.8%, in fiscal 2010 as compared to fiscal 2009. The increase in EBITDA and Adjusted EBITDA is primarily due to the increases in Net sales and Gross profit. Fiscal 2009 EBITDA was negatively affected by the $219 million goodwill impairment, offset by the $200 million gain on debt extinguishment, net of the write-off of unamortized deferred debt issuance costs. Adjusted EBITDA as a percentage of Net sales increased approximately 100 basis points to 6.4% in fiscal 2010, primarily due to the leverage of fixed costs through sales volume increases and efforts to control variable expenses.

Results of operations by market sector

Infrastructure & Energy

	Nine Months Ended		Increase (Decrease)
Dollars in millions	October 28, 2012	October 30, 2011
Net sales	$2,864	$2,611	9.7%
Operating income	$66	$41	61%
% of Net sales	2.3%	1.6%	70	bps
Depreciation & amortization	97	93	4.3%

Adjusted EBITDA	$163	$134	21.6%
% of Net sales	5.7%	5.1%	60	bps

				Increase (Decrease)
	Fiscal Year			2011 vs. 2010		2010 vs. 2009
Dollars in millions	2011	2010	2009
Net sales	$3,396	$3,120	$3,060	8.8%		2.0%
Operating income (loss)	$38	$19	$(181)	100.0%		*
% of Net sales	1.1%	0.6%	(5.9)%	50	bps	650	bps
Depreciation and amortization	124	123	124	0.8%		(0.8)%
Restructuring	—	1	7	*		*
Goodwill impairment	—	—	188	—		*

Adjusted EBITDA	$162	$143	$138	13.3%		3.6%
% of Net sales	4.8%	4.6%	4.5%	20	bps	10	bps

*	not meaningful.

Nine months ended October 28, 2012 compared to nine months ended October 30, 2011

Net Sales

Net sales increased $103 million, or 11.2%, in third quarter 2012 as compared to third quarter 2011 and increased $253 million, or 9.7%, in the first nine months of fiscal 2012 as compared to the same period of fiscal 2011.

The increase in Net sales in third quarter 2012 was driven by increases of $63 million, or 12.8%, at Waterworks and $39 million, or 9.1%, at Power Solutions. The increase in Net sales in the first nine months of fiscal 2012 was driven by increases of $168 million, or 12.2%, at Waterworks and $84 million, or 6.8%, at Power Solutions.

The Net sales increase at Waterworks in third quarter 2012 was primarily due to core market-share growth and new sales initiatives. The increase in Net sales at Power Solutions was driven by increasing demand from large investor-owned utilities.

The Net sales increase at Waterworks in the year-to-date period was primarily due to sales initiatives, increases in commodity prices, primarily polyvinyl chloride (“PVC”) and ductile iron products, and core market-share growth. Organic sales growth at Waterworks was 12.8% in third quarter 2012 and 11.6% in the first nine months of fiscal 2012 as compared to the same periods of fiscal 2011. The Net sales increase at Power Solutions was driven by increasing demand from large investor-owned utilities and sales initiatives.

Adjusted EBITDA

Adjusted EBITDA increased $10 million, or 18.9%, during third quarter 2012 as compared to third quarter 2011 and increased $29 million, or 21.6%, in the first nine months of fiscal 2012 as compared to the same period of fiscal 2011.

The increase in third quarter was driven by an increase of $5 million at Waterworks and $4 million at Power Solutions. The increase in Adjusted EBITDA in the year-to-date period was driven by an increase of $18 million at Waterworks and $11 million at Power Solutions. The Adjusted EBITDA increase in both periods across the sector was driven by increasing sales.

Adjusted EBITDA as a percentage of Net sales increased approximately 40 basis points in third quarter 2012 as compared to third quarter 2011 and increased approximately 60 basis points in the first nine months of fiscal 2012 as compared to the same period of fiscal 2011. The increase in both periods was driven primarily by the leverage of fixed costs through sales volume increases, efforts to control variable expenses and product mix. In addition, both periods were negatively impacted by gross margin compression at Waterworks from fluctuating commodity prices.

Fiscal 2011 compared to fiscal 2010

Net sales

Net sales increased $276 million, or 8.8%, to $3,396 million during fiscal 2011 as compared to fiscal 2010.

The increase in Net sales in fiscal 2011 was driven by increases of $163 million, or 11.2%, at Power Solutions and $113 million, or 6.8%, at Waterworks.

Net sales growth at Power Solutions and Waterworks was primarily due to sales initiatives, increased transmission and substation projects, and positive impacts from fluctuating commodity prices, primarily copper and steel at Power Solutions and primarily PVC at Waterworks. The acquisition of RAMSCO also contributed to the Net sales increase at Waterworks.

Adjusted EBITDA

Adjusted EBITDA increased $19 million, or 13.3%, during fiscal 2011 as compared to fiscal 2010, driven by an increase of $18 million at Waterworks. Adjusted EBITDA increased $1 million at Power Solutions.

The Adjusted EBITDA increase at Waterworks was driven by volume increases and positive impacts from fluctuating commodity prices. The positive impacts at Waterworks were partially offset by higher Selling, general and administrative costs, primarily due to variable compensation as a result of higher volumes.

Adjusted EBITDA as a percentage of Net sales increased approximately 20 basis points in fiscal 2011 as compared to fiscal 2010. The increase was driven primarily by the leverage of fixed costs through sales volume increases and efforts to control variable expenses at Waterworks and Power Solutions, partially offset by slight gross margin compression at Power Solutions.

Fiscal 2010 compared to fiscal 2009

Net sales

Net sales increased $60 million, or 2.0%, to $3,120 million during fiscal 2010 as compared to fiscal 2009.

The increase in Net sales in fiscal 2010 was due to an increase of $53 million, or 3.7%, at Power Solutions and an increase of $7 million, or 0.4%, at Waterworks.

The Net sales growth at Power Solutions was driven by volume increases due to a gradual improvement in the residential market, partially offset by lower capital and maintenance spend by utilities in most customer end-markets primarily due to continued weakness in the overall economy and continued focus on working capital management. In addition, Net sales increased at Power Solutions and Waterworks through sales initiatives and positive impacts from fluctuating commodity prices, primarily copper and steel at Power Solutions and primarily PVC at Waterworks.

Adjusted EBITDA

Adjusted EBITDA increased $5 million, or 3.6%, during fiscal 2010 as compared to fiscal 2009, driven by an increase of $9 million at Power Solutions. These increases were partially offset by a decrease in Adjusted EBITDA at Waterworks of $5 million.

The Adjusted EBITDA increase at Power Solutions was driven by volume increases in the residential market, partially offset by volume declines in the utilities sector. Waterworks experienced decreases in Selling, general and administrative costs primarily due to volume declines and personnel reductions. Offsetting these positive impacts to Adjusted EBITDA, Waterworks experienced margin compression in fiscal 2010 as a result of competitive pricing pressures and product mix.

Adjusted EBITDA as a percentage of net sales increased approximately 10 basis points in fiscal 2010 as compared to fiscal 2009. The increase in fiscal 2010 was driven by the leverage of fixed costs through sales volume increases, partially offset by margin compression at Waterworks.

Maintenance, Repair & Improvement

	Nine Months Ended		Increase (Decrease)
Dollars in millions	October 28, 2012	October 30, 2011
Net sales	$1,985	$1,745	13.8%
Operating income	$241	$195	23.6%
% of Net sales	12.1%	11.2%	90	bps
Depreciation & amortization	111	107	3.7%

Adjusted EBITDA	$352	$302	16.6%
% of Net sales	17.7%	17.3%	40	bps

				Increase (Decrease)
	Fiscal Year			2011 vs. 2010		2010 vs. 2009
Dollars in millions	2011	2010	2009
Net sales	$2,292	$2,117	$2,023	8.3%		4.6%
Operating income	$254	$205	$156	23.9%		31.4%
% of Net sales	11.1%	9.7%	7.7%	140	bps	200	bps
Depreciation and amortization	143	146	149	(2.1)%		(2.0)%
Restructuring	—	—	1	—		*
Goodwill impairment	—	—	30	—		*

Adjusted EBITDA	$397	$351	$336	13.1%		4.5%
% of Net sales	17.3%	16.6%	16.6%	70	bps	—

*	not meaningful.

Nine months ended October 28, 2012 compared to nine months ended October 30, 2011

Net Sales

Net sales increased $94 million, or 15.6%, in third quarter 2012 as compared to third quarter 2011 and increased $240 million, or 13.8%, in the first nine months of fiscal 2012 as compared to the same period of fiscal 2011.

The increases in Net sales in third quarter 2012 and the first nine months of fiscal 2012 were driven by Facilities Maintenance, which had increases of $90 million, or 18.2%, and $214 million, or 14.9%, respectively, and, to a lesser extent, Crown Bolt and Repair & Remodel. The Net sales growth at Facilities Maintenance in both periods was primarily due to new initiatives in the multi-family, hospitality, and healthcare markets. Net sales in both periods were also positively impacted by improving market conditions in the hospitality and multi-family markets. Organic sales growth at Facilities Maintenance was 14.5% in third quarter 2012 and 13.2% in the first nine months of fiscal 2012 as compared to the same periods of fiscal 2011.

Adjusted EBITDA

Adjusted EBITDA increased $24 million, or 23.3%, during third quarter 2012 as compared to third quarter 2011 and increased $50 million, or 16.6%, in the first nine months of fiscal 2012 as compared to the same period of fiscal 2011.

The increase in Adjusted EBITDA in both periods was driven by increases at Facilities Maintenance of $25 million in third quarter 2012 and $52 million in the year-to-date period. These increases were due to volume increases and new sales initiatives, partially offset by increased Selling, general and administrative expense related to the volume increases and new initiatives.

Adjusted EBITDA as a percentage of Net sales increased approximately 110 basis points to 18.2% in third quarter 2012 as compared to third quarter 2011 and increased approximately 40 basis points to 17.7% in the first nine months of fiscal 2012 as compared to the same period of 2011. The increase in both periods was primarily due to the leverage of fixed costs through sales volume increases, partially offset by the investment in new sales initiatives at Facilities Maintenance.

Fiscal 2011 compared to fiscal 2010

Net sales

Net sales increased $175 million, or 8.3%, to $2,292 million during fiscal 2011 as compared to fiscal 2010.

The increase in Net sales in fiscal 2011 was driven by Facilities Maintenance, which had an increase of $188 million, or 11.2%, and, to a lesser extent, Repair & Remodel, which had an increase of $10 million, or 7.1%. Partially offsetting this sales growth was a decline in Net sales at Crown Bolt.

The Net sales growth at Facilities Maintenance was driven by new initiatives primarily in the hospitality, multi-family, and healthcare markets. In addition, Net sales were positively impacted by favorable market conditions in the multi-family and hospitality industries. The Net sales growth at Repair & Remodel was driven by volume, primarily as a result of sales initiatives and the opening of a new location in the Los Angeles market during the second quarter of fiscal 2010. The decrease in Crown Bolt’s Net sales was primarily due to the discontinuation of the audio-visual product line at the end of fiscal 2010. During fiscal 2011 and fiscal 2010, Crown Bolt recorded $20 million and $12 million, respectively, in Net sales in accordance with the minimum purchase requirement provisions of the strategic purchase agreement with Home Depot.

Adjusted EBITDA

Adjusted EBITDA increased $46 million, or 13.1%, during fiscal 2011 as compared to fiscal 2010.

The increase in Adjusted EBITDA was driven by Facilities Maintenance and, to a lesser extent, Crown Bolt and Repair & Remodel. The increase at Facilities Maintenance in fiscal 2011 was due to volume increases and new sales initiatives, partially offset by increased Selling, general and administrative expense related to the volume increases and new initiatives. Also, contributing to the increased Selling, general and administrative expenses were increased average fuel prices and the reinstatement of the Company’s 401(k) match.

Adjusted EBITDA as a percentage of Net sales increased approximately 70 basis points to 17.3% in fiscal 2011 as compared to fiscal 2010, primarily due to the leverage of fixed costs through sales volume increases and efforts to control variable expense at Facilities Maintenance and Repair & Remodel, and gross margin improvements due to product mix at Crown Bolt. These increases were partially offset by investment in sales force additions at Facilities Maintenance and a shift in mix within the sector.

Fiscal 2010 compared to fiscal 2009

Net sales

Net sales increased $94 million, or 4.6%, to $2,117 million during fiscal 2010 as compared to fiscal 2009.

The increase in Net sales in fiscal 2010 was driven by Facilities Maintenance, which had an increase of $73 million, or 4.5%. Crown Bolt and Repair & Remodel also had a combined increase in Net sales during fiscal 2010 of $21 million, or 5.0%, as compared to fiscal 2009.

The Net sales growth at Facilities Maintenance was driven by new initiatives primarily in the hospitality, multi-family, and healthcare markets. The Net sales growth at Repair & Remodel was driven by volume, primarily as a result of sales initiatives and the opening of a new location in the Los Angeles market. During fiscal 2010, Crown Bolt recorded $12 million in Net sales in accordance with the minimum purchase requirement provisions of the strategic purchase agreement with Home Depot. Partially offsetting this positive impact to Crown Bolt’s Net sales was a decrease in Net sales due to volume and price decreases.

Adjusted EBITDA

Adjusted EBITDA increased $15 million, or 4.5%, during fiscal 2010 as compared to fiscal 2009.

The increase in Adjusted EBITDA was driven by the $12 million of Net sales recorded at Crown Bolt in accordance with the strategic purchase agreement provisions. In addition, the sector experienced improvements in gross margin driven by sales initiatives, favorable product mix, and certain one-time costs incurred during fiscal 2009. Partially offsetting these favorable impacts was an increase in Selling, general and administrative costs related to software implementation, freight costs and personnel expenses supporting new sales growth initiatives and volume increases.

Adjusted EBITDA as a percentage of Net sales remained flat in fiscal 2010 as compared to fiscal 2009. The positive impacts of the gross margin increases were offset by an increase in Selling, general and administrative expenses.

Specialty Construction

	Nine Months Ended		Increase (Decrease)
Dollars in millions	October 28, 2012	October 30, 2011
Net sales	$1,059	$891	18.9%
Operating income (loss)	$20	$(27)	*
% of Net sales	1.9%	(3.0)%	490	bps
Depreciation & amortization	29	33	12.1%

Adjusted EBITDA	$49	$6	*
% of Net sales	4.6%	0.7%	390	bps

				Increase (Decrease)
	Fiscal Year			2011 vs. 2010		2010 vs. 2009
Dollars in millions	2011	2010	2009
Net sales	$1,171	$1,061	$1,095	10.4%		(3.1)%
Operating income (loss)	$(38)	$(84)	$(142)	(54.8)%		(40.8)%
% of Net sales	(3.2)%	(7.9)%	(13.0)%	(470	) bps	(510	) bps
Depreciation and amortization	43	51	61	(15.7)%		(16.4)%
Restructuring	—	8	13	*		(38.5)%

Adjusted EBITDA	$5	$(25)	$(68)	*		(63.2)%
% of Net sales	0.4%	(2.4)%	(6.2)%	280	bps	(380	) bps

*	not meaningful.

Nine months ended October 28, 2012 compared to nine months ended October 30, 2011

Net Sales

Net sales increased $53 million, or 16.1%, in third quarter 2012 as compared to third quarter 2011 and increased $168 million, or 18.9%, in the first nine months of fiscal 2012 as compared to the same period of fiscal 2011.

The increase in Net sales in both third quarter 2012 and the first nine months of fiscal 2012 was driven by White Cap, which had an increase of $41 million, or 14.8%, and $143 million, or 19.1%, respectively, and, to a lesser extent, CTI. The Net sales growth at White Cap in both periods was primarily due to new sales initiatives. The increase in Net sales at CTI in both periods was primarily due to sales initiatives, improvements in the residential housing market and sales to senior living facilities.

Adjusted EBITDA

Adjusted EBITDA increased $14 million, or 140%, during third quarter 2012 as compared to third quarter 2011 and increased $43 million, or 717%, in the first nine months of fiscal 2012 as compared to the same period of fiscal 2011.

The improvement in Adjusted EBITDA in both periods was driven by White Cap, and, to a lesser extent, CTI. The improvement at White Cap in both periods was primarily driven by gross profit increases, as a result of sales initiatives, improved margin due to mix and sourcing initiatives. The improvement at CTI in both periods was primarily driven by sales increases and cost control initiatives.

Adjusted EBITDA as a percentage of Net sales increased approximately 330 basis points to 6.3% in third quarter 2012 as compared to third quarter 2011 and increased approximately 390 basis points to 4.6% in the first nine months of fiscal 2012 as compared to the same period of fiscal 2011, primarily due to improved gross margins and the leverage of fixed costs through sales volume increases at both businesses, and cost control initiatives at CTI.

Fiscal 2011 compared to fiscal 2010

Net sales

Net sales increased $110 million, or 10.4%, to $1,171 million during fiscal 2011 as compared to fiscal 2010.

The increase in Net sales was driven by a $130 million, or 15.2%, increase at White Cap, partially offset by a decline in Net sales at CTI. The increase in Net sales at White Cap was driven primarily by sales initiatives and, to a lesser extent, rising commodity prices, primarily steel. The decrease in Net sales during fiscal 2011 at CTI was driven by volume declines in the residential construction market, in part due to the expiration of the U.S. tax incentives for homebuyers in the second quarter of fiscal 2010.

Adjusted EBITDA

Adjusted EBITDA improved $30 million during fiscal 2011 to $5 million compared to a loss of $25 million in fiscal 2010.

The improvement in Adjusted EBITDA was driven by White Cap, and, to a lesser extent, CTI. White Cap’s improvement was primarily driven by gross profit increases as a result of volume and commodity impacts, the leverage of fixed costs through sales volume increases, and efforts to control variable expenses. The improvement in CTI’s Adjusted EBITDA was primarily due to a decrease in Selling, general, and administrative expense, as a result of personnel reductions, the closure of certain underperforming branches, and efforts to control variable expenses.

Adjusted EBITDA as a percentage of Net sales improved to 0.4% in fiscal 2011 from (2.4%) in fiscal 2010, primarily due to the leverage of fixed costs through sales volume increases and efforts to control variable expenses at White Cap and, to a lesser extent, improved gross margins at both businesses and a shift in mix within the sector.

Fiscal 2010 compared to fiscal 2009

Net sales

Net sales decreased $34 million, or 3.1%, to $1,061 million during fiscal 2010 as compared to fiscal 2009.

White Cap and CTI experienced declines in Net sales of $20 million and $14 million, respectively, in fiscal 2010 as compared to fiscal 2009, which represent declines of 2.3% and 6.4%, respectively. The Net sales decreases were driven by a continued impact of the weakened construction markets as the residential recovery has stalled. Partially offsetting these declines were favorable impacts to Net sales during fiscal 2010 due to rising commodity prices.

Adjusted EBITDA

Adjusted EBITDA improved $43 million during fiscal 2010 to a loss of $25 million compared to a loss of $68 million in fiscal 2009.

The improvement in Adjusted EBITDA in fiscal 2010 was driven by a decrease in Selling, general and administrative expenses, primarily due to personnel reductions, reduced operating costs due to branch closures, and other cost reduction initiatives begun during fiscal 2009. In addition, fiscal 2010 Adjusted EBITDA was favorably impacted by gross profit increases, driven by product mix, commodity impacts, and one-time costs incurred during fiscal 2009.

Adjusted EBITDA as a percentage of Net sales improved approximately 380 basis points in fiscal 2010 as compared to fiscal 2009. The improvement was primarily due to improved gross margins and significant reductions in fixed costs across the sector.

Liquidity and capital resources

Sources and uses of cash

Our sources of funds, primarily from operations, cash on-hand, and, to the extent necessary, from readily available external financing arrangements, are sufficient to meet all current obligations on a timely basis. We believe that these sources of funds will be sufficient to meet the operating needs of our business for at least the next twelve months.

During the first nine months of fiscal 2012, our sources of funds were primarily due to cash receipts from operations, net debt borrowings, and proceeds from the sale of IPVF. These sources of cash were offset by the costs associated with the debt refinancing, investment of cash restricted for debt repayment, payment of interest on debt, and the acquisition of Peachtree Business Products LLC.

As of October 28, 2012, our combined liquidity of approximately $982 million was comprised of $158 million in cash and cash equivalents and $824 million of available borrowings under our ABL Facility, based on qualifying inventory and receivables.

Although we believe that our end-markets will improve and enable us to generate higher earnings and cash flows in future years, even in the absence of this expected improvement, we believe our current liquidity and earnings are sufficient to meet all of our operating needs and financial obligations through 2014. The chart below illustrates how our liquidity changes based on historical Adjusted EBITDA and capital expenditures, and our anticipated debt service requirements (amounts in millions).

	Three Months Ended January 2013	Fiscal Year
		2013	2014
Starting Liquidity(1)	$982	$1,031	$1,037
Add:
Adjusted EBITDA(2)	102	631	631
Subtract:
Cash Interest Payments(3)	22	500	500
Capital Expenditures(2)	29	115	115
Debt Principal Payments(4)	2	10	10

Ending Liquidity	$1,031	$1,037	$1,043

(1)	Starting liquidity for the three months ended January 2013 is equal to our ending liquidity at October 28, 2012.
(2)	Adjusted EBITDA for the three months ended January 2013 is equal to the Adjusted EBITDA for the fourth quarter of fiscal 2011. Capital Expenditures for the three months ended January 2013 are equal to 25% of the fiscal 2011 Capital Expenditures. Adjusted EBITDA for fiscal 2013 and fiscal 2014 are equal to the Adjusted EBITDA for the twelve months ended October 28, 2012. Capital Expenditures for fiscal 2013 and fiscal 2014 are equal to the fiscal 2011 Capital Expenditures. For a reconciliation of the nine months ended October 28, 2012 and the three months ended January 29, 2012 Adjusted EBITDA to Net income (loss), the most directly comparable financial measure under U.S. GAAP, see “Selected Historical Financial Data.” By including these assumptions in this report we do not intend to make any projection regarding future Adjusted EBITDA or capital expenditure levels. Actual results in the future may differ materially from historic levels.
(3)	Our cash interest payments for the three months ended January 2013 are expected to be approximately $22 million. This excludes the interest paid on November 8, 2012, for the partial redemption of the 13.5% Senior Subordinated Notes as the cash used for this payment was restricted as of October 28, 2012; therefore, was not included in our starting liquidity. Our cash interest payments for fiscal 2013 and fiscal 2014 are expected to be approximately $500 million.
(4)	Represents required principal payments on our Term Loan due October 2017. This does not include the principal and premium paid on November 8, 2012, for the partial redemption of the 13.5% Senior Subordinated Notes as the cash used for these payments was restricted as of October 28, 2012; therefore, was not included in our starting liquidity.

Information about the Company’s cash flows, by category, is presented in the Consolidated Statements of Cash Flows and is summarized as follows:

Net cash provided by (used for):

	Nine Months Ended		Increase (Decrease)
Amounts in millions	October 28, 2012	October 30, 2011

Operating activities	$(327)	$(264)	$(63)
Investing activities	(777)	—	(777)
Financing activities	1,151	111	1,040

Working capital

Working capital, excluding cash and cash equivalents, increased to $1,121 million as of October 28, 2012 from $1,081 million as of October 30, 2011. During March 2012, we sold our IPVF business. Excluding the disposition impact, working capital increased approximately $350 million, primarily due to an increase in Receivables and Inventory reflecting higher sales volumes and a decrease in accrued interest, offset by an increase in Accounts Payable and a decrease in Deferred tax assets.

Working capital, excluding cash and cash equivalents, increased to $901 million as of the end of fiscal 2011 from $884 million as of the end of fiscal 2010. The increase was primarily driven by an increase in receivables and inventory as well as a decrease to accounts payable due to the timing of inventory purchases, substantially offset by the working capital decrease for the sale of businesses and increases in accrued interest and the current maturities of long-term debt.

Working capital, excluding cash and cash equivalents, decreased to $884 million as of the end of fiscal 2010 from $1,386 million as of the end of fiscal 2009. The decrease was primarily driven by the collection of an income tax receivable of $220 million and an increase to accounts payable of $321 million due to the timing of inventory purchases.

Operating activities

Cash flow from operating activities in the first nine months of fiscal 2012 was a use of $327 million compared with a use of $264 million in the first nine months of fiscal 2011. Cash interest paid during the first nine months of fiscal 2012 was $576 million compared to $340 million in first nine months of fiscal 2011. Excluding the cash interest payments in both periods, cash flow from operating activities increased $173 million in the first nine months of fiscal 2012 as compared to the same period of fiscal 2011. The increase was primarily due the timing of payments for the purchase of inventory and the increase in sales volume, partially offset by an increase in working capital, excluding the impact of dispositions, to support increasing sales volumes.

Cash flow from operating activities in fiscal 2011 was a use of $165 million compared with cash flows provided by operating activities of $551 million in fiscal 2010. The decrease was primarily due to the timing of payments for the purchase of inventory and the receipt of an IRS refund in fiscal 2010 of $220 million.

Cash flow from operating activities in fiscal 2010 was $551 million compared with $69 million in fiscal 2009. The increase was primarily due to the timing of payments for the purchase of inventory and the receipt of an IRS refund of $220 million in fiscal 2010. These increases were partially offset by the receipt of an IRS refund in fiscal 2009 of $134 million.

Investing activities

During the first nine months of fiscal 2012, cash used in investing activities was $777 million, primarily driven by the investment of $985 million of cash proceeds from the sale of the 11.5% Senior Notes, $196 million payments for a business acquisition and $80 million in capital expenditures. These payments were partially offset by $481 million of net proceeds from the sale of a business. During the first nine months of fiscal 2011, cash provided by investing activities was zero, driven by $98 million of proceeds from the sale of businesses and $4 million of proceeds from the sale of property and equipment, offset by $58 million in capital expenditures, $21 million in business acquisition payments, and $23 million in investments.

During fiscal 2011, cash used in investing activities was $6 million, primarily driven by $115 million of capital expenditures and the $21 million acquisition of RAMSCO, partially offset by $128 million of proceeds from the sale of businesses. During fiscal 2011, capital expenditures increased $66 million as compared to fiscal 2010, driven by the purchase of open-ended vehicle leases and reflecting our commitment to invest in our business through information technology, greenfield expansion, and other strategic initiatives.

During fiscal 2010, cash used in investing activities was $45 million, primarily driven by $49 million of capital expenditures.

During fiscal 2009, cash used in investing activities was $41 million, primarily driven by $58 million of capital expenditures and the $16 million acquisition of ORCO, partially offset by the receipt of $22 million for the final working capital adjustment related to the Transactions.

Financing activities

During the first nine months of fiscal 2012, cash provided by financing activities was $1,151 million, due to net debt borrowings of $1,245 million, which includes a $150 million contractually required premium paid to extinguish the 12.0% Senior Notes prior to maturity, offset by payments of $95 million for debt issuance costs. During the first nine months of fiscal 2011, cash provided by financing activities was $111 million, due to net debt borrowings.

During fiscal 2011, cash used in financing activities was $10 million, due entirely to net debt repayments.

During fiscal 2010, cash used in financing activities was $755 million, due to net debt repayments of $722 million, including the prepayment on the Term Loan of $30 million, and $34 million in financing fees related to the amendment of our credit agreements.

During fiscal 2009, cash used in financing activities was $263 million, as a result of net debt repayments, including the repurchase of $252 million principal amount of the Senior Subordinated Notes for $62 million.

External Financing

As of October 28, 2012, we had an aggregate principal amount of $6.9 billion of outstanding debt, net of unamortized discounts and premiums of $34 million, and an additional $867 million of available borrowings under our ABL Facility (after giving effect to the borrowing base limitations and approximately $61 million in letters of credit issued and including $43 million of borrowings available on qualifying cash balances). In addition, as of October 28, 2012, we had $985 million of cash restricted for the redemption of debt. From time to time, depending on market conditions and other factors, we may seek to refinance a portion or all of our indebtedness.

On October 15, 2012, HD Supply, Inc. issued $1,000 million of 11.5% Senior Notes due 2020 (the “11.5% Senior Notes”) at par. As a result of the issuance, the Company incurred $18 million in debt issuance costs, of which $15 million was paid as of October 28, 2012.

On November 8, 2012, the net proceeds of the $1,000 million 11.5% Senior Notes issuance were used to redeem $930 million of the Company’s outstanding 13.5% Senior Subordinated Notes at a premium of 103.375% plus $23 million of accrued interest. As a result, in the fourth quarter of fiscal 2012, the Company will report a $37 million loss on extinguishment, which includes a $31 million premium payment to redeem the 13.5% Senior Subordinated Notes and $5 million to write-off the pro-rata portion of the unamortized deferred debt costs. Subsequent to the redemption, $889 million of the Company’s 13.5% Senior Subordinated Notes remains outstanding.

On April 12, 2012, HD Supply, Inc. consummated the following transactions (the “Refinancing Transactions”) in connection with the refinancing of the senior portion of its debt structure:

•	the issuance of $950 million of its 8.125% Senior Secured First Priority Notes due 2019 (the “First Priority Notes”);

•	the issuance of $675 million of its 11% Senior Secured Second Priority Notes due 2020 (the “Second Priority Notes”);

•	the issuance of approximately $757 million of its 14.875% Senior Notes due 2020 (the “Senior Notes”);

•	entry into a new senior term facility (the “Senior Term Facility”) maturing in 2017 and providing for term loans in an aggregate principal amount of $1,000 million; and

•

entry into a new senior asset based lending facility (the “ABL Facility”) maturing in 2017 and providing for senior secured revolving loans and letters of credit of up to a maximum aggregate principal amount of $1,500 million.

The proceeds of the First Priority Notes, the Second Priority Notes, the 14.875% Senior Notes, the Senior Term Facility and the ABL Facility were used to repay amounts outstanding under existing indebtedness and to pay related fees and expenses.

On August 2, 2012, the Company issued $300 million additional aggregate principal amount of its 8 1/8% First Priority Notes due 2019 (the “Additional Notes”) at a premium of 107.5%. At closing, the Company received approximately $317 million, net of transaction fees. The Additional Notes were issued under the indenture pursuant to which HD Supply previously issued $950 million aggregate principal amount of 8 1/8% First Priority Notes due 2019, all of which remains outstanding. The net proceeds from the sale of the Additional Notes were applied to reduce outstanding borrowings under the Company’s ABL facility.

As a result of the Refinancing Transactions and the sale of the Additional Notes, the Company incurred $80 million in debt issuance costs, all of which was paid as of October 28, 2012, and recorded a $220 million loss on extinguishment, which included a $150 million premium payment to redeem the Old Senior Notes, $46 million to write-off the pro-rata portion of the unamortized deferred debt costs, and $24 million to write-off the remaining unamortized value associated with Home Depot’s guarantee of the Company’s payment obligations for principal and interest under the Term Loan under the Existing Senior Secured Credit Facility that was terminated in the refinancing.

For additional information on the Company’s external financing arrangements, see “Notes to Audited Consolidated Financial Statements—Note 6—Debt” and “Notes to Unaudited Consolidated Financial Statements—Note 6—Debt.”

Long-term debt as of October 28, 2012 and January 29, 2012 consisted of the following (dollars in millions):

	October 28, 2012		January 29, 2012
	Outstanding Principal	Interest Rate %(1)	Outstanding Principal	Interest Rate %(1)
ABL Facility due April 12, 2017	$395	2.21	$—	—
Term Loan due October 12, 2017, net of unamortized discount of $27 million as of October 28, 2012	970	7.25	—	—
8.125% First Priority Notes due April 15, 2019, including unamortized premium of $22 million as of October 28, 2012	1,272	8.13	—	—
11.0% Second Priority Notes due April 15, 2020	675	11.00	—	—
11.5% Senior Notes due July 15, 2020	1,000	11.50
14.875% Senior Notes due October 12, 2020, net of unamortized discount of $29 million as of October 28, 2012	784	14.88	—	—
Term Loan due August 30, 2012	—	—	73	1.53
Term Loan due April 1, 2014	—	—	855	3.03
ABL Term Loan due April 1, 2014	—	—	214	3.56
12.0% Senior Notes due September 1, 2014	—	—	2,500	12.00
13.5% Senior Subordinated Notes due September 1, 2015	1,819	13.50	1,820	13.50

Total long-term debt	$6,915		5,462
Less current installments	(940)		(82)

Long-term debt, excluding current installments	$5,975		$5,380

(1)	Represents the stated rate of interest, without including the effect of discounts and premiums.

Debt covenants

The Company’s outstanding debt agreements contain various restrictive covenants including, but not limited to, limitations on additional indebtedness and dividend payments and stipulations regarding the use of proceeds from asset dispositions. The Company is in compliance with all such covenants.

Rating agency actions

During the third quarter of fiscal 2012, Moody’s Investors Service (“Moody’s”) changed HD Supply’s rating outlook to positive, from a stable outlook. During the first quarter of fiscal 2012, Moody’s upgraded HD Supply’s rating to Caa1, with a stable outlook, from Caa2, with a negative outlook. The speculative grade liquidity assessment remains SGL-3. Moody’s cited improvements in our operations and credit metrics. In addition, Moody’s acknowledged the refinancing of our existing capital structure which extended our maturity profile effectively by one year to 2015. The interest rates and other terms within our current credit agreements are not impacted by rating agency actions.

Interest rate swaps

We maintained interest rate swap agreements to exchange fixed and variable rate interest payment obligations without the exchange of the underlying principal amounts. At execution, our swaps committed us to pay fixed interest and receive variable interest, effectively converting $400 million of floating-rate debt to fixed rate debt. Swaps with a combined $200 million notional value matured on January 31, 2010. The remaining swaps with a combined $200 million notional value matured on January 31, 2011, the first day of fiscal 2011.

The following table summarizes the weighted average rates and notional amounts of these agreements for the periods presented.

	Fiscal 2011	Fiscal 2010	Fiscal 2009
Weighted average notional value outstanding (millions)	—	$200	$400
Weighted average fixed rate paid	—	3.9%	3.8%
Weighted average floating rate received	—	0.3%	0.3%

Commodity and interest rate risk

Commodity risk

We are aware of the potentially unfavorable effects inflationary pressures may create through higher asset replacement costs and related depreciation, higher interest rates and higher material costs. In addition, our operating performance is affected by price fluctuations in the commodity-based products that we purchase and sell, which contain commodities such as steel, copper, aluminum, PVC, petroleum and other commodities. We are also exposed to fluctuations in petroleum costs as we deliver a substantial portion of the products we sell by truck. We seek to minimize the effects of inflation and changing prices through economies of purchasing and inventory management resulting in cost reductions and productivity improvements as well as price increases to maintain reasonable gross margins.

As discussed above, our results of operations were favorably or negatively impacted by fluctuating commodity prices based on our ability or inability to pass increases in the prices of certain commodity-based products to our customers. Such commodity price fluctuations have from time to time produced volatility in our financial performance and could continue to do so in the future.

Interest rate risk related to debt

We are exposed to market risk associated with changes in interest rates, foreign currency exchange rate fluctuations and certain commodity prices. To reduce these risks, we selectively use financial instruments and other proactive management techniques. We do not use financial instruments for trading purposes or speculation. During the first quarter of fiscal 2012, we refinanced a significant portion of our outstanding indebtedness. During the second and third quarters of fiscal 2012, we issued additional debt. As a result of these transactions, our interest rate risk related to debt has materially changed. See “Notes to Unaudited Consolidated Financial Statements—Note 6—Debt.”

We are subject to interest rate risk associated with our Senior ABL Facility and our Senior Term Facility. While changes in interest rates impact the fair value of the fixed rate debt, there is no impact to earnings and cash flow. Alternatively, while changes in interest rates do not affect the fair value of our variable-interest rate debt, they do affect future earnings and cash flows. A 1% increase in interest rates on our variable-rate debt would increase our annual forecasted interest expense by approximately $14 million (based on our borrowings as of October 28, 2012 and excluding the effect of the interest rate floor on our Senior Term Facility).

Off-balance sheet arrangements

In accordance with generally accepted accounting principles in the United States, operating leases for a portion of our real estate and other assets are not reflected in our Consolidated Balance Sheets.

Contractual obligations

The following table discloses aggregate information about our contractual obligations as of January 29, 2012 and the periods in which payments are due (amounts in millions):

		Payments Due By Period
	Total	Fiscal 2012	Fiscal 2013-2014	Fiscal 2015-2016	Fiscal Years after 2016
Long-term debt	$5,462	$82	$3,560	$1,820	$—
Interest on long-term debt(1)	1,987	595	1,146	246	—
Operating leases	482	126	180	90	86
Purchase obligations(2)	671	671	—	—	—

Total contractual cash obligations(3)	$8,602	$1,474	$4,886	$2,156	$86

(1)	The interest on long-term debt includes payments for agent administration fees.
(2)	Purchase obligations include various commitments with vendors to purchase goods and services, primarily inventory. These purchase obligations are generally cancelable, but the Company has no intent to cancel.
(3)	The contractual obligations table excludes $214 million of unrecognized tax benefits due to uncertainty regarding the timing of future cash payments, if any, related to the liabilities recorded in accordance with the U.S. GAAP guidance for uncertain tax positions.

Pro forma contractual obligations

The following table discloses aggregate information about our contractual obligations, giving pro forma effect to the Refinancing Transactions, the offering of the August 2012 First Priority Notes and the offering of the Old Senior Notes, as of January 29, 2012 and the periods in which payments are due (amounts in millions):

		Payments Due By Period
	Total	Fiscal 2012	Fiscal 2013-2014	Fiscal 2015-2016	Fiscal Years after 2016
Long-term debt	$6,482	$8	$20	$910	$5,544	(1)
Interest on long-term debt(1)	3,735	492	982	858	1,403
Operating leases	482	126	180	90	86
Purchase obligations(2)	671	671	—	—	—

Total contractual cash obligations(3)	$11,370	$1,297	$1,182	$1,858	$7,033

(1)	The Existing Senior Notes will mature in 2020, unless an event of default occurs because more than 25% of the aggregate principal amount of the Senior Subordinated Notes remains outstanding on the date that is 45 days prior to its maturity date, in which case, the maturity of the Existing Senior Notes may be accelerated 45 days prior to the maturity of the Senior Subordinated Notes. See “Description of Other Indebtedness—Existing Senior Notes.” Includes estimates of potential payments or redemptions of the Existing Senior Notes intended to ensure the Existing Senior Notes are not treated as applicable high yield discount obligations for U.S. federal income tax purposes. Includes $910 million for interest that will be paid in kind through 2017, increasing the balance of the indebtedness outstanding rather than paid in cash.
(2)	Purchase obligations include various commitments with vendors to purchase goods and services, primarily inventory. These purchase obligations are generally cancelable, but the Company has no intent to cancel.
(3)	The contractual obligations table excludes $214 million of unrecognized tax benefits due to uncertainty regarding the timing of future cash payments, if any, related to the liabilities recorded in accordance with the U.S. GAAP guidance for uncertain tax positions.

Recent accounting pronouncements

Multiple-deliverable revenue arrangements—In October 2009, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2009-13, “Multiple-Deliverable Revenue Arrangements—a consensus of the FASB Emerging Issues Task Force” (“ASU 2009-13”). This ASU addresses how to separate deliverables under multiple-deliverable arrangements and how to measure and allocate arrangement consideration to one or more units of accounting. In addition, ASU 2009-13 expands the disclosures related to a company’s multiple-deliverable revenue arrangements. The Company adopted the provisions of ASU 2009-13 on January 31, 2011. The adoption did not have an impact on the consolidated financial statements or results of operations.

Fair value measurement—In May 2011, the FASB issued ASU No. 2011-04, “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs” (“ASU 2011-04”). The amendments in this ASU are intended to improve the comparability of fair value measurements presented and disclosed in financial statements prepared in accordance with U.S. GAAP and International Financial Reporting Standards (“IFRS”). The amendments in this ASU explain how to measure fair value. They do not require additional fair value measurements and are not intended to establish valuation standards or affect valuation practices outside of financial reporting. The amendments in this ASU are to be applied prospectively and are effective during interim and annual periods beginning after December 15, 2011. The Company adopted the provisions of ASU 2011-04 on January 30, 2012. The adoption did not have an impact on the consolidated financial statements or results of operations.

Comprehensive income—In June 2011, the FASB issued ASU No. 2011-05, “Presentation of Comprehensive Income” (“ASU 2011-05”), to increase the prominence of items reported in other comprehensive income and to facilitate convergence of U.S. GAAP and IFRS. ASU 2011-05 eliminates the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity and requires that all non-owner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In the two-statement approach, the first statement should present total net income and its components followed consecutively by a second statement that should present total other comprehensive income, the components of other comprehensive income, and the total of comprehensive income. In December 2011, the FASB issued ASU No. 2011-12, “Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05” (“ASU 2011-12”), which deferred the requirement to present on the face of the financial statements reclassification adjustments for items that are reclassified from other comprehensive income to net income while the FASB further deliberates this aspect of the proposal. The amendments contained in ASU 2011-05 do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. For public entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. The Company adopted the provisions of ASU 2011-05 on January 30, 2012. The adoption of ASU 2011-05 did not have an impact on the Company’s financial position or results of operations.

Goodwill impairment testing—In September 2011, the FASB issued ASU No. 2011-08, “Testing Goodwill for Impairment” (“ASU 2011-08”), which simplifies how entities test goodwill for impairment and permits an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. ASU 2011-08 will be effective for fiscal years, and interim periods within those years, beginning after December 15, 2011, although early adoption is permitted. The Company adopted the provisions of ASU 2011-08 on January 30, 2012. The adoption of ASU 2011-08 did not have an impact on the Company’s financial position or results of operations.

Critical accounting policies

Our critical accounting policies include:

Revenue recognition

We recognize revenue when persuasive evidence of an agreement exists, delivery has occurred or services have been rendered, the price to the buyer is fixed and determinable and collectability is reasonably assured. We ship products to customers predominantly by internal fleet and to a lesser extent by third party carriers. Revenues, net of sales tax and allowances for returns and discounts, are recognized from product sales when title to the products is passed to the customer, which generally occurs at the point of destination for products shipped by internal fleet and at the point of shipping for products shipped by third party carriers.

Allowance for doubtful accounts

We evaluate the collectability of accounts receivable based on numerous factors, including past transaction history with customers, their credit worthiness and an assessment of our lien and bond rights. Initially, we estimate an allowance for doubtful accounts as a percentage of aged receivables. This estimate is periodically adjusted when we become aware of a specific customer’s inability to meet its financial obligations (e.g., bankruptcy filing) or as a result of changes in our historical collection patterns. While we have a large customer base that is geographically dispersed, a slowdown in the markets in which we operate may result in higher than expected uncollectible accounts, and therefore, the need to revise estimates for bad debts. To the extent historical credit experience is not indicative of future performance or other assumptions used by management do not prevail, the allowance for doubtful accounts could differ significantly, resulting in either higher or lower future provisions for doubtful accounts.

Inventories

Inventories are carried at the lower of cost or market. The cost of substantially all of our inventories is determined by the moving or weighted average cost method. We evaluate our inventory value at the end of each quarter to ensure that it is carried at the lower of cost or market. This evaluation includes an analysis of historical physical inventory results, a review of potential excess and obsolete inventories based on inventory aging and anticipated future demand. Periodically, each branch’s perpetual inventory records are adjusted to reflect any declines in net realizable value below inventory carrying cost. To the extent historical physical inventory results are not indicative of future results and if future events impact, either favorably or unfavorably, the saleability of our products or our relationship with certain key vendors, our inventory reserves could differ significantly, resulting in either higher or lower future inventory provisions.

Consideration received from vendors

At the beginning of each calendar year, we enter into agreements with many of our vendors providing for inventory purchase rebates (“vendor rebates”) upon achievement of specified volume purchasing levels. We accrue the receipt of vendor rebates as part of our cost of sales for products sold based on progress towards earning the vendor rebates, taking into consideration cumulative purchases of inventory to date and projected purchases through the end of the year. An estimate of unearned vendor rebates is included in the carrying value of inventory at each period end for vendor rebates to be received on products not yet sold. While we believe we will continue to receive consideration from vendors in fiscal 2012 and thereafter, there can be no assurance that vendors will continue to provide comparable amounts of vendor rebates in the future.

Impairment of long-lived assets

Long-lived assets, including property and equipment, are reviewed for possible impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. To analyze recoverability, we project undiscounted future cash flows over the remaining life of the asset. If these projected cash flows are less than the carrying amount, an impairment loss is recognized based on the fair value of the asset less any costs of disposition. Our judgment regarding the existence of impairment indicators are based on market and operational performance. Future events could cause us to conclude that impairment indicators exist and that assets are impaired. Evaluating the impairment also requires us to estimate future operating results and cash flows that require judgment by management. If different estimates were used, the amount and timing of asset impairments could be affected.

Goodwill

Goodwill represents the excess of the purchase price paid over the fair value of the net assets acquired in connection with business acquisitions. Accounting Standards Codification 350, Intangibles—Goodwill and Other, requires entities to periodically assess the carrying value of goodwill by reviewing the fair value of the net assets underlying all acquisition-related goodwill on a reporting unit basis, as defined by ASC 350. We assess the recoverability of goodwill in the third quarter of each fiscal year. We also use judgment in assessing whether we need to test goodwill more frequently for impairment than annually given factors such as unexpected adverse economic conditions, competition, product changes and other external events. If the carrying amount of a reporting unit that contains goodwill exceeds fair value, a possible impairment would be indicated.

In accordance with ASU 2011-08, during fiscal 2012, we determined that it was not more likely than not that the fair value of Facilities Maintenance and White Cap was less than the carrying value for each business unit. Based on this assessment, we determined that it was not necessary to perform the two-step goodwill impairment test for these two reporting units. We bypassed this qualitative analysis for the remaining five reporting units and proceeded with the first step of the two-step goodwill impairment test. We determine the fair value of a reporting unit using a discounted cash flow (“DCF”) analysis and a market comparable method, with each method being equally weighted in the calculation.

Determining fair value requires the exercise of significant judgment, including judgment about appropriate discount rates, the amount and timing of expected future cash flows, as well as relevant comparable company earnings multiples for the market comparable approach. The cash flows employed in the DCF analyses are based on the Company’s most recent long-range forecast and, for years beyond the forecast, the Company’s estimates, which are based on estimated exit multiples ranging from six to seven times the final forecasted year earnings before interest, taxes, depreciation and amortization. The discount rates used in the DCF analyses are intended to reflect the risks inherent in the future cash flows of the respective reporting units and range from 11.5% to 14.0%. For the market comparable approach, the Company evaluated comparable company public trading values, using earnings multiples and sales multiples that are used to value the reporting units.

There was no indication of impairment in any of the Company’s reporting units during the fiscal 2012, the fiscal 2011 or the fiscal 2010 annual testing and accordingly, the second step of the goodwill impairment analysis was not performed. At the time of our fiscal 2012 annual testing, the fair value of the reporting units exceeded their carrying value by the following percentages: 47% for Waterworks, 31% for Utilities, 6% for Crown Bolt, 40% for Repair & Remodel, and 116% for Electrical.

The Company’s discounted cash flow model is based on HD Supply’s expectation of future market conditions for each of the reporting units, as well as discount rates that would be used by market participants in an arms-length transaction. Future events could cause the Company to conclude that market conditions have declined or discount rates have increased to the extent that the Company’s goodwill could be further impaired. It is not possible at this time to determine if any such future impairment charge would result.

Income Taxes

Income taxes are determined under the liability method as required by ASC 740, Income Taxes. Income tax expense or benefit is based on pre-tax financial accounting income. Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. This measurement is reduced, if necessary, by a valuation allowance based on the amount of tax benefits that, based on available evidence, are not “more likely than not” to be realized. The Company recorded a valuation allowance related to its U.S. continuing operations of $259 million, $228 million, and $7 million in fiscal 2011, fiscal 2010, and fiscal 2009, as it believes it is “more likely than not” all of the U.S. deferred income tax assets will not be realized. In addition, the Company recorded a $7 million valuation allowance reduction and a $2 million valuation allowance increase related to its U.S. discontinued operations for fiscal 2011 and fiscal 2010, respectively. In the first nine months of fiscal 2012, the Company recorded a valuation allowance on its total U.S. operations of $185 million of which $192 million related to continuing operations which was reduced by $7 million for discontinued operations.

The Company follows the U.S. GAAP guidance for uncertain tax positions within ASC 740, Income Taxes. ASC 740 provides guidance related to the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. The standard prescribes the minimum recognition threshold that a tax position is required to meet before being recognized in the financial statements. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure. Initial recognition, derecognition and measurement is based on management’s judgment given the facts, circumstances and information available at the reporting date. If these judgments are not accurate then future income tax expense or benefit could be different.

Self-insurance

We have a high deductible insurance program for most losses related to general liability, product liability, environmental liability, automobile liability, workers’ compensation, and we are self-insured for medical claims and certain legal claims. The expected ultimate cost for claims incurred as of the balance sheet date is not discounted and is recognized as a liability. Self-insurance losses for claims filed and claims incurred but not reported are accrued based upon estimates of the aggregate liability for uninsured claims using loss development factors and actuarial assumptions followed in the insurance industry and historical loss development experience.

To the extent the projected future development of the losses resulting from environmental, workers’ compensation, automobile, general and product liability claims incurred as of October 28, 2012 differs from the actual development of such losses in future periods, our insurance reserves could differ significantly, resulting in either higher or lower future insurance expense.

Management estimates

Management believes the assumptions and other considerations used to estimate amounts reflected in our consolidated financial statements are appropriate. However, if actual experience differs from the assumptions and other considerations used in estimating amounts reflected in our consolidated financial statements, the resulting changes could have a material adverse effect on our consolidated results of operations, and in certain situations, could have a material adverse effect on our financial condition.

New accounting guidance

Fair value measurement—In May 2011, the FASB issued ASU No. 2011-04, “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs” (“ASU 2011-04”). The amendments in this ASU are intended to improve the comparability of fair value measurements presented and disclosed in financial statements prepared in accordance with U.S. GAAP and International Financial Reporting Standards (“IFRS”s). The amendments in this ASU explain how to measure fair value. They do not require additional fair value measurements and are not intended to establish valuation standards or affect valuation practices outside of financial reporting. The Company adopted the provisions of ASU 2011-04 on January 30, 2012. The adoption did not have an impact on the consolidated financial statements or results of operations.

Comprehensive income—In June 2011, the FASB issued ASU No. 2011-05, “Presentation of Comprehensive Income” (“ASU 2011-05”), to increase the prominence of items reported in other comprehensive income and to facilitate convergence of U.S. GAAP and IFRS. ASU 2011-05 eliminates the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity and requires that all non-owner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In the two-statement approach, the first statement should present total net income and its components followed consecutively by a second statement that should present total other comprehensive income, the components of other comprehensive income, and the total of comprehensive income. The Company adopted the provisions of ASU 2011-05 on January 30, 2012. The adoption of ASU 2011-05 did not have an impact on the Company’s financial position or results of operations.

Goodwill impairment testing—In September 2011, the FASB issued ASU No. 2011-08, “Testing Goodwill for Impairment” (“ASU 2011-08”), which simplifies how entities test goodwill for impairment and permits an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. The Company adopted the provisions of ASU 2011-08 on January 30, 2012. The adoption of ASU 2011-08 did not have an impact on the Company’s financial position or results of operations.

BUSINESS

HD Supply is one of the largest industrial distributors in the United States and Canada based on sales serving three distinct market sectors: Infrastructure & Energy, Maintenance, Repair & Improvement and Specialty Construction, each of which offers different products and services to the end customer. The three market sectors are made up of seven industrial distribution businesses. Through approximately 630 locations across the United States and Canada, HD Supply operates a diverse portfolio of distribution businesses that provide approximately one million SKUs to approximately 440,000 professional customers, including contractors, government entities, maintenance professionals, home builders and industrial businesses.

Our history

In March 1997, The Home Depot, Inc. (“Home Depot”), our former parent, acquired Maintenance Warehouse / America Corp., a Texas corporation organized on January 26, 1985, and a direct marketer of maintenance, repair and operations (“MRO”) products to the hospitality and multifamily housing markets. Since 1997, our business has grown rapidly, primarily through the acquisition of more than 40 businesses. We changed our name to HD Supply, Inc. on January 1, 2007 and converted to a Delaware corporation on August 31, 2007.

From fiscal 2000 to fiscal 2004, we extended our presence into new categories while growing existing businesses through 10 acquisitions. New businesses included plumbing and HVAC (through the acquisition of Apex Supply), flooring products and installation (Floors Inc., Floor Works, Arvada Hardwood Floor Co.) and specialty hardware, tools and materials for construction contractors (White Cap).

Growth at existing businesses was driven organically and through “tuck-in” acquisitions, expanding our presence in the Maintenance, Repair & Improvement segment (N-E Thing Supply, Economy Maintenance Supply) and flooring and design services for professional homebuilders (Creative Touch Interiors). In fiscal 2005, we accelerated the pace of consolidation by acquiring 18 businesses, the largest of which was National Waterworks, a leading distributor of products used to build, repair and maintain water and wastewater transmission systems. In fiscal 2006, we transformed our business with the acquisition of Hughes Supply, which doubled our Net sales and further established our market leadership in a number of our largest businesses, which we supplemented with 11 other strategic acquisitions.

In 2007, through the Transactions, investment funds associated with the Equity Sponsors formed Holding and purchased HD Supply from Home Depot. In connection with the Transactions, Home Depot obtained a 12.5% interest in the common stock of Holding.

Since 2007, we have focused on extending our presence in key growth sectors and exiting less attractive sectors. In February 2008, we sold our Lumber and Building Materials operations to ProBuild Holdings. In June 2009, we purchased substantially all of the assets of ORCO Construction Supply, the second largest construction materials distributor in the U.S., through our White Cap business. In February 2011, we sold all of the assets of SESCO/QUESCO, an electrical products division of HD Supply Canada, to Sonepar Canada. In May 2011, we purchased all of the assets of Rexford Albany Municipal Supply Company, Inc., expanding our Waterworks business in upstate New York. In September 2011, we sold our Plumbing/HVAC operations to Hajoca Corporation. In March 2012, we sold our Industrial PVF business to Shale-Inland Holdings LLC. In June 2012, we acquired Peachtree Business Products LLC, which specializes in customizable business and property marketing supplies, serving residential and commercial property managers, medical facilities, schools and universities, churches and funeral homes. Peachtree Business Products LLC is operated as part of our Facilities Maintenance business.

Our sectors

Through seven industrial distribution companies in the U.S. and a Canadian operation, we provide products and services to professional customers in the Infrastructure & Energy, Maintenance, Repair & Improvement and

Specialty Construction market sectors. Most of our businesses operate in markets with a high degree of customer and supplier fragmentation, which typically demand a high level of service and availability of a broad set of complex products from a large number of suppliers. These factors drive the importance of the distributor within the value chain and create barriers to entry for suppliers to sell directly to customers.

The following table sets forth the relationship among our three market sectors, our seven businesses and our four financial reporting segments.

Market sector	Business	Financial reporting segment
• Infrastructure & Energy	• Waterworks	• Waterworks

	• Power Solutions	• Power Solutions

• Maintenance, Repair & Improvement	• Facilities Maintenance	• Facilities Maintenance

	• Crown Bolt	• Other

	• Repair & Remodel	• Other

• Specialty Construction	• White Cap	• White Cap

	• CTI	• Other

For segment information, including Net sales, Adjusted EBITDA and Total assets of each financial reporting segment, and financial geographic data see “Notes to Audited Consolidated Financial Statements—Note 15—Segment Information” and “Notes to Unadudited Consolidated Financial Statements—Note 12—Segment Information.”

Customers and suppliers

We maintain a customer base of approximately 440,000 customers, the majority of which represent long-term relationships. Home Depot is our largest customer, accounting for 3.9% of fiscal 2011 Net sales. We are subject to very low customer concentration with no customer, other than Home Depot, representing more than 1% of fiscal 2011 Net sales, reducing our exposure to any single customer.

We have developed relationships with approximately 14,000 strategic suppliers, many of which are long-standing. These supplier relationships provide us with reliable access to inventory, volume purchasing benefits and the ability to deliver a diverse product offering on a cost-effective basis. We maintain multiple suppliers for a substantial number of our products, thereby limiting the risk of product shortage for customers.

Competition

We operate in a highly fragmented industry and hold a leading position in multiple sectors. Our national competitors include Wolseley (Ferguson Enterprises), Rexel, Grainger, Wesco, Fastenal, Watsco and Interline Brands. The majority of our competitors, however, are mid-size regional distributors and small, local distributors.

Seasonality

In a typical year, our operating results are impacted by seasonality. Historically, sales of our products have been higher in the second and third quarters of each fiscal year due to favorable weather and longer daylight conditions during these periods. Seasonal variations in operating results may also be significantly impacted by inclement weather conditions, such as cold or wet weather, which can delay construction projects.

Infrastructure & Energy market sector

We serve customers in the Infrastructure & Energy market sector by striving to meet their demand for the critical supplies and services required to support established infrastructure and promote economic growth. The Waterworks and Power Solutions businesses serve this sector. Their broad geographic presence, through a regionally organized distribution network of branches, reduces our exposure to economic factors in any single region.

Products

Waterworks: Pipes, fittings, valves, hydrants and meters for use in the construction, maintenance and repair of water and waste-water systems as well as fire-protection systems.

Power Solutions: Conductors (wire and cable), transformers, overhead transmission and distribution hardware, switches, protective devices and underground distribution, connectors used in the construction or maintenance and repair of electricity transmission and substation distribution infrastructure, and electrical wire and cable, switchgear, supplies, lighting and conduit used in residential and commercial construction.

Maintenance, Repair & Improvement market sector

We serve customers in the Maintenance, Repair & Improvement market sector by delivering supplies and services needed to maintain and upgrade facilities across multiple industries. Our businesses serving customers in this market sector include Facilities Maintenance, Repair & Remodel and Crown Bolt. Facilities Maintenance and Crown Bolt are distribution center based models, while the Repair & Remodel business is a retail outlet primarily serving cash and carry customers.

Products

Facilities Maintenance: Kitchen and bathroom plumbing products, heating, ventilating and air conditioning (“HVAC”) products, tools and repair materials, appliances, cabinet and drawer hardware, door hardware and locksets, fasteners, lighting, electrical maintenance supplies, safety products, guest amenities, textiles, healthcare maintenance and janitorial supplies for the maintenance, repair and ongoing operations of multifamily, hospitality, healthcare, institutional and commercial properties.

Crown Bolt: Fasteners, builders hardware, rope and chain, and plumbing accessories primarily consumed in home improvement, do-it-yourself projects and residential construction.

Repair & Remodel: Kitchen cabinets, windows, plumbing materials, masonry, electrical equipment, lumber, flooring and tools and tool rentals for small remodeling, home improvement and do-it-yourself residential projects.

Specialty Construction market sector

We serve customers in the Specialty Construction market sector by delivering distinct, targeted products and services for commercial, residential and industrial applications. Our businesses serving this market sector include White Cap and CTI. Their broad geographic presence, through a regionally organized distribution network of branches, reduces our exposure to economic factors in any single region.

Products

White Cap: Tilt-up brace systems, forming and shoring systems, concrete chemicals, hand and power tools, rebar, ladders, safety and fall arrest equipment, specialty screws and fasteners, sealants and adhesives, drainage pipe, geo-synthetics, and erosion and sediment control used broadly across all types of residential and non-residential construction.

CTI: Flooring, cabinets, countertops and window coverings, along with comprehensive design center services, for the interior finish of residential, commercial, and senior living projects.

HD Supply Canada

HD Supply Canada (“HDS Canada”) is an industrial distributor that primarily focuses on servicing fasteners/ industrial supplies and specialty lighting markets. HDS Canada operates across nine provinces. In the Canadian specialty lighting distribution market, HDS Canada competes with other large national players as well as regional distributors. In the fasteners market, HDS Canada’s key competitors are a few large, national players, including Fastenal and Acklands-Grainger, as well as regional competitors.

Operations

Intellectual property

Our trademarks and those of our subsidiaries, certain of which are material to our business, are registered or otherwise legally protected in the United States, Canada and elsewhere. We, together with our subsidiaries, own approximately 200 trademarks registered worldwide. We also rely upon trade secrets and know-how to develop and maintain our competitive position. We protect intellectual property rights through a variety of methods, including trademark, patent, copyright and trade secret laws, in addition to confidentiality agreements with suppliers, employees, consultants and others who have access to our proprietary information. Generally, registered trademarks have a perpetual life, provided that they are renewed on a timely basis and continue to be used properly as trademarks. We intend to maintain our material trademark registrations so long as they remain valuable to our business. Other than the trademarks HD Supply (and design), Crown Bolt, National Waterworks (and design), USABluebook, Creative Touch Interiors and White Cap, we do not believe our business is dependent to a material degree on trademarks, patents, copyrights or trade secrets. Other than commercially available software licenses, we do not believe that any of our licenses for third-party intellectual property are material to our business, taken as a whole. See “Risk Factors—If we are unable to protect our intellectual property rights, or we infringe on the intellectual property rights of others, our ability to compete could be negatively impacted.”

Employees

In domestic and international operations, we had approximately 14,500 employees as of October 28, 2012, consisting of approximately 8,800 hourly personnel and 5,700 salaried employees. As of October 28, 2012, less than one percent of our hourly workforce was covered by three separate collective bargaining agreements.

Regulation

Our operations are affected by various statutes, regulations and laws in the markets in which we operate, which historically have not had a material effect on our business. While we are not engaged in a “regulated” industry, we are subject to various laws applicable to businesses generally, including laws affecting land usage, zoning, the environment, health and safety, transportation, labor and employment practices (including pensions), competition, immigration and other matters. Additionally, building codes may affect the products our customers are allowed to use, and consequently, changes in building codes may affect the saleability of our products. The transportation and disposal of many of our products are also subject to federal regulations. The U.S. Department of Transportation (“DOT”) regulates our operations in domestic interstate commerce. We are subject to safety requirements governing interstate operations prescribed by the DOT. Vehicle dimensions and driver hours of service also remain subject to both federal and state regulation. See “Risk Factors—Our costs of doing business could increase as a result of U.S. federal, state or local regulations.”

Environmental, health and safety matters

We are subject to a broad range of foreign, federal, state and local environmental, health and safety laws and regulations, including those pertaining to air emissions, water discharges, the handling, disposal and transport of solid and hazardous materials and wastes, the investigation and remediation of contamination and otherwise relating to health and safety and the protection of the environment and natural resources. As our operations, and those of many of the companies we have acquired, to a limited extent involve and have involved the handling, transport and distribution of materials that are, or could be classified as, toxic or hazardous, there is some risk of contamination and environmental damage inherent in our operations and the products we handle, transport and distribute. Our environmental, health and safety liabilities and obligations may result in significant capital expenditures and other costs, which could negatively impact our business, financial condition and results of operations. We may be fined or penalized by regulators for failing to comply with environmental, health and safety laws and regulations, or we may be held responsible for such failures by companies we have acquired. In addition, contamination resulting from our current or past operations, and those of many of the companies we have acquired, may trigger investigation or remediation obligations, which may have a material adverse effect on our business, financial condition and results of operations.

Legal proceedings

HD Supply is involved in litigation from time to time in the ordinary course of business. In management’s opinion, none of the proceedings are material in relation to the consolidated operations, cash flows, or financial position of HD Supply and the Company has adequate reserves to cover its estimated probable loss exposure.

In April 2012, the Company was contacted by prosecutors for SCAQMD in California regarding allegations that the Company sold products in violation of applicable SCAQMD VOC (volatile organic compound) rules. The Company has received a request for information from SCAQMD seeking information related to the alleged violations. The Company is in the process of responding to the request for information. Although the Company cannot predict the outcome of this matter, it does not expect the outcome to have a material adverse effect on its consolidated financial condition or results of operations.

MANAGEMENT

The following table sets forth certain information concerning our executive officers and directors:

Name	Age	Position
Joseph J. DeAngelo	51	Chief Executive Officer, Director of Holding and HD Supply
Ronald J. Domanico	54	Senior Vice President and Chief Financial Officer
Ricardo Nunez	48	Senior Vice President, General Counsel and Corporate Secretary
Vidya Chauhan	55	Senior Vice President, Strategic Business Development
Michele M. Markham	50	Senior Vice President and Chief Information Officer
Margaret Newman	44	Senior Vice President, Human Resources, Marketing & Communications
Joseph lzganics	51	Senior Vice President, HD Supply
Mark Fabere	54	Senior Vice President, Operations
Jerry Webb	54	President, HD Supply Waterworks
Anesa Chaibi	46	President, HD Supply Facilities Maintenance
John Stegeman	51	Executive President, HD Supply and President, HD Supply White Cap
Rick J. McClure	54	President, HD Supply Power Solutions
Steven Margolius	54	Chief Operating Officer, HD Supply Power Solutions and HD Supply Chief Commercial Officer
Richard Fiechter	61	President, HD Supply Repair & Remodel
Gary Landress	61	President, Crown Bolt
Vasken Altounian	53	President, HD Supply Canada
James G. Berges	65	Chairman of the Board of Directors of Holding and HD Supply
Vipul Amin	36	Director of Holding and HD Supply
Brian Bernasek	40	Director of Holding and HD Supply
Paul B. Edgerley	57	Director of Holding and HD Supply
Mitchell Jacobson	61	Director of Holding and HD Supply
Lew Klessel	45	Director of Holding and HD Supply
Gregory Ledford	55	Director of Holding and HD Supply
Nathan K. Sleeper	39	Director of Holding and HD Supply
Stephen M. Zide	52	Director of Holding and HD Supply

Joseph J. DeAngelo has been Chief Executive Officer since January 2005 and has been a director of Holding and HD Supply since August 30, 2007. Mr. DeAngelo served as Executive Vice President and Chief Operating Officer of Home Depot from January 2007 through August 30, 2007. From August 2005 to December 2006, he served as Senior Vice President—HD Supply. From January 2005 to August 2005, Mr. DeAngelo served as Senior Vice President—Home Depot Supply, Pro Business and Tool Rental and from April 2004 through January 2005, he served as Senior Vice President—Pro Business and Tool Rental. Mr. DeAngelo previously served as Executive Vice President of The Stanley Works, a tool manufacturing company, from March 2003 through April 2004. From 1986 until April 2003, Mr. DeAngelo held various positions with General Electric Company. His final position with GE was as President and Chief Executive Officer of GE TIP/Modular Space, a division of GE Capital. Mr. DeAngelo holds a bachelor’s degree in Accounting and Economics from the State University of New York at Albany.

Ronald J. Domanico has been Senior Vice President and Chief Financial Officer since April 2010, joining HD Supply from Caraustar Industries, Inc., a leading manufacturer of recycled paperboard and converter of paperboard products, where he served as vice president and chief financial officer beginning October 2002. Caraustar and certain of its subsidiaries filed voluntary petitions on May 31, 2009 in the United States Bankruptcy Court for the Northern District of Georgia seeking relief under the provisions of Chapter 11 of the Bankruptcy Code, and successfully emerged from bankruptcy in August 2009. Prior to joining Caraustar, Mr. Domanico was executive vice president and chief financial officer at AHL Services, Inc. From 1981 to 2000, he worked at Kraft Foods and Nabisco in progressively senior roles of increasing responsibility in financial management, operations, planning and business development. Mr. Domanico’s last eleven years at Kraft and

Nabisco, including seven years living abroad, were in chief financial officer positions. When he left the company, he was senior vice president and Chief Financial Officer for Nabisco International and Chief Executive Officer for Nabisco Asia. Mr. Domanico was named to the Caraustar board of directors in May 2006 and served until his departure in 2009. He is also a board member of the Georgia Council on Economic Education, The Coles College of Business at Kennesaw State University, the Georgia Amateur Wrestling Association and the Fellowship of Christian Athletes—Wrestling and also serves on the advisory board of the CFO Roundtable. Mr. Domanico holds an M.B.A. with a concentration in Finance from the University of Illinois in Urbana-Champaign.

Ricardo Nunez has served as Senior Vice President, General Counsel and Corporate Secretary since August 2007 and is responsible for all Legal, Regulatory and Compliance affairs of the Company. Mr. Nunez served as Vice President of Legal Operations of The Home Depot, Inc. from August 2005 to August 2007. Previously, he held leadership positions at General Electric (GE) Energy, which included lead legal counsel responsible for global manufacturing and sourcing, global compliance, and sales of products and services. Prior to joining GE Energy, Mr. Nunez served as counsel at Esso Inter-America Inc., the Exxon affiliate, responsible for downstream operations throughout Latin America and the Caribbean. Mr. Nunez also spent four years at Steel, Hector & Davis, a law firm based in Florida, where he practiced real estate and land use law primarily. He is active in various civic and charitable organizations and currently serves on the board of directors of several of those organizations. Mr. Nunez holds a bachelor’s degree in Economics from the Wharton School at the University of Pennsylvania and a J.D. from Columbia Law School.

Vidya Chauhan has served as Senior Vice President, Strategic Business Development since July 2005. Prior to that, he worked as a consultant to Home Depot from October 2004 to July 2005. Mr. Chauhan pursued personal and other interests between December 2000 and October 2004. Prior to working with Home Depot and HD Supply, he worked at General Electric Company for 18 years, most recently in the position of Vice President and Chief Risk Officer for GE Auto Financial, between 1998 and 2000. Mr. Chauhan has also held several business development and leadership roles within GE Capital Services, Corporate Audit Staff and the Aerospace division between 1982 and 1998. Before commencing his corporate career, Mr. Chauhan was a Lieutenant with the U.S. Navy Submarine Force, where he served for five years as a Nuclear Engineer. He is a graduate of the University of Pennsylvania with a degree in Mathematics and Physics.

Michele M. Markham has served as Senior Vice President and Chief Information Officer since she joined HD Supply in November 2005. Prior to joining HD Supply, Ms. Markham worked for General Electric Infrastructure as Global Indirect Sourcing Manager from June 2004 until November 2005. Ms. Markham was appointed Senior Vice President and Chief Information Officer at GE Capital–TIP/Modular Space from May 2002 until June 2004. From May 1995 until May 2002, she worked at GE Appliances in various Finance and Information Technology leadership roles. From March 1987 until May 1995, Ms. Markham worked at GE Plastics holding Finance, Sales and Information Technology positions. Ms. Markham holds an M.B.A., with a Finance concentration from Union College and holds a B.S. in Computer Science from Siena College.

Margaret Newman has served as Senior Vice President of Human Resources, Marketing and Communications since July 2008, after having joined HD Supply in April 2007. Prior to joining HD Supply, Ms. Newman held senior HR leadership roles at Conseco Insurance Group, from August 2005 to April 2007, and at Sears Roebuck and Company, from September 1997 to August 2005. She has over 19 years of business experience in the manufacturing industry, building her expertise in organizational effectiveness, acquisition and integration, benefits design, talent acquisition and management, leadership development, and employee engagement. Ms. Newman holds a bachelor’s degree in Psychology from Coe College and master’s degree in Sociology from the University of Wisconsin.

Joseph Izganics has served as Senior Vice President, HD Supply since April 2010 leading the Creative Touch Interiors, Crown Bolt, HD Supply Repair & Remodel, and HD Supply Canada businesses. Prior to joining HD Supply, Mr. Izganics served as a division president for The Home Depot, where he was responsible for 800 stores across the Eastern United States. He joined The Home Depot in 1989 as an Assistant Manager in training and worked his way up through various leadership positions to Division President. With more than nineteen years of experience, he has served as Store Manager, District Manager, Regional Vice President and Division President for The Home Depot. From 2005 to 2007, he served as Senior Vice President of Pro Business and Tool Rental of Home Depot and served as its Senior Vice President of Services from 2002 to 2005. Prior to joining The Home Depot, he helped start a garden center business and held management positions with Mr. Goodbuys Home Center.

Mark Fabere has served as Senior Vice President, Operations since August 2012. Prior to that, he served as vice president of global sourcing for HD Supply from January 2011 to August 2012. Mr. Fabere joined HD Supply in 2005, as a regional vice president, Creative Touch Interiors. He has since held leadership positions of increasing responsibility in operational roles supporting all of the HD Supply businesses. Mr. Fabere began his career in the GE Corporate Technical Sales and Marketing Leadership Program in 1985. He also graduated from the GE Corporate Training Leadership Program for Manufacturing and Operations. He subsequently held roles in quality, distribution, manufacturing, operations, and Six Sigma Quality and held the role of Plant Manager for one of GE Lighting’s largest manufacturing facilities. Mr. Fabere also worked for GE Equipment Services as senior vice president of operations for the trailer fleet service and modular space enterprise. Mr. Fabere holds a bachelor’s degree in Mechanical Engineering from Iowa State University.

Jerry Webb has served as President, HD Supply Waterworks since March 2007. Mr. Webb joined the HD Supply team in connection with the acquisition of National Waterworks Holdings, Inc., by HD Supply in August 2005. Mr. Webb previously served as Vice President of the Southeast Region of National Waterworks and, subsequent to our acquisition of National Waterworks, of HD Supply Waterworks from November 2002 through March 2007. Mr. Webb started his career as a sales representative with Davis Water and Waste Industries from 1986 until 1988, and worked as a Branch Manager from 1988 until 1995. He then served as National Sales Manager of Davis Water between 1995 and 1996. Following the acquisition of Davis by U.S. Filter, Mr. Webb served as Vice President for the Southeast Region of U.S. Filter from 1996 until 2002. Mr. Webb received a B.B.A. degree in Accounting from Valdosta State University.

Anesa Chaibi has served as President, HD Supply Facilities Maintenance since September 2005. Ms. Chaibi served as General Manager of Global Quality and Commercial Operations for GE Water & Process Technologies in 2005. From 2003 until 2005, Ms. Chaibi was General Manager, Global Sourcing at GE Water & Process Technologies, and in 2004, became the General Manager, Global Sourcing for GE Infrastructure. In 2001, Ms. Chaibi joined GE Power Systems as General Manager, Product Management and Operations for the Digital Energy business unit, and in January 2002, she was appointed General Manager for the Advanced Power Systems division, a position she held through April 2003. Ms. Chaibi started her career with General Electric in 1989 in the Technical Leadership Program, and held roles of increasing responsibility throughout GE Silicones and GE Plastics until 1995. After receiving her M.B.A. at Duke University in 1997, she returned to General Electric as a manager for Corporate Initiatives in 1998, having worked as a consultant for the CSC Index from 1997 to 1998. Ms. Chaibi received her undergraduate degree in Chemical Engineering from West Virginia University.

John Stegeman joined HD Supply in April 2010 as Executive President. Effective September 2010, Mr. Stegeman was also appointed to serve as President, HD Supply White Cap, in addition to continuing his role of providing strategic input to HD Supply Waterworks, HD Supply Electrical, and HD Supply Plumbing/HVAC in his Executive President role. Prior to joining HD Supply, Mr. Stegeman was most recently president and CEO of Ferguson Enterprises, headquartered in Newport News, Virginia from 2005 to 2009. He began his career with Ferguson in 1985 as a management trainee and advanced through the company holding various management positions in three of Ferguson’s five business groups: Waterworks, Plumbing, and Heating and Air Conditioning. Mr. Stegeman made a major impact on the Waterworks business group, where he was senior vice president before being named Chief Operating Officer of Ferguson in May 2005. Mr. Stegeman received a bachelor’s degree from Virginia Tech and has attended advanced management programs at Wharton School of Business, IMD, Duke’s Fuqua School of Business, University of Virginia Darden School of Business and Columbia University.

Rick J. McClure has served as President, HD Supply Power Solutions since March 2006. He served in the same position at Hughes Supply from March 2004, and was Vice President of Utilities at Hughes Supply from August 2002 until March 2004. Mr. McClure was President and Chief Executive Officer of Utiliserve from 1997 to August 2002, and spent almost 20 years in leadership roles within Operations Management and Sales & Operations Management at Utiliserve between 1978 and 2002. Mr. McClure holds a degree in Electrical Engineering from the University of Colorado at Denver.

Steven Margolius has served as Chief Operating Officer, HD Supply Power Solutions and HD Supply Chief Commercial Officer since April 2011. Mr. Margolius served as Executive Vice President and Chief Operating Officer of United Sporting Companies from April 2010 until March 2011. Mr. Margolius served as President, HD Supply Electrical from April 2006 to March 2010 and as President, HD Supply Plumbing/HVAC from July 2009 to March 2010. Prior to joining the Company, Mr. Margolius served for five years as Vice President of Finance and Support Services for Arrow Electronics, North American Components Division. In addition to his financial role at Arrow, he led the Logistics organization and served as the leader for the Global Lean Sigma initiative. Mr. Margolius spent 15 years with General Electric Company, most recently serving as the General Manager for Pricing at GE Appliances. While with GE, he held multiple financial leadership roles in the areas of Global Financial Planning and Analysis, Sales and Marketing, and Manufacturing. His GE assignments have been in Europe and the U.S. and spanned the Power Systems, Plastics, Silicones, and Appliances businesses as well as the Corporate Audit Staff. Mr. Margolius is a graduate of the State University of New York and has received additional executive education at the Harvard Business School and the Stanford Business School.

Richard Fiechter has served as President, HD Supply, Repair & Remodel since June 2005. During his 29-year tenure with HD Supply and its predecessor companies, Mr. Fiechter has held various positions from Regional Manager to President, including serving as Vice President, General Manager of Contractors’ Warehouse from April 1997 to June 2005. Prior to HD Supply, Mr. Fiechter was employed for 10 years by Payless Cashways, a home improvement products chain in the Midwest. Before Payless, Mr. Fiechter was a protégé of Ron Carver, owner of Carver Lumber, for over four years. Mr. Fiechter completed military service in 1976 as a Drill Sergeant in the United States Army.

Raymond “Gary” Landress has served as the President of Crown Bolt since July 5, 2011. Prior to joining Crown Bolt, from 1998 to 2011, Mr. Landress served as the Senior Vice President at Fu Hsing Americas, a Taiwanese door lock manufacturing company, where he was responsible for the company’s U.S. operations and supporting top-tier customers. From 1992 to 1998 Mr. Landress served as the Senior Vice President and GM at Test Rite and from 1986 to 1992 he served as the Senior Vice President and COO at Titon Industries, where he led Operations, Manufacturing, Supply Chain, Sourcing, Sales, Merchandising, Marketing, and Product/Package Design.

Vasken Altounian has served as President, HD Supply Canada since January 2008. Prior to joining the Company, Mr. Altounian was Chief Executive Officer of Rtica Corp., a development stage company in the insulation industry, from March 2007 to December 2007. Prior to joining Rtica Corp., Mr. Altounian spent 24 years with Delta Faucet Company, a division of Masco Corp., where he served as Executive Vice President of Sales and Marketing, globally at Delta Faucet in Indianapolis, from May 2005 to February 2007 and served as President of Delta Faucet Canada from April 1999 to May 2005. Mr. Altounian has a B.E. in Mechanical Engineering from the American University of Beirut, an M.S. in Industrial Engineering from Columbia University and an M.B.A. from Indiana University.

James G. Berges has been the Chairman of the Board of Directors of Holding since August 30, 2007 and of HD Supply since November 19, 2009. Mr. Berges has been an operating partner of Clayton, Dubilier & Rice, LLC since 2005. Mr. Berges was President of Emerson Electric Co. from 1999 and served as director of Emerson Electric Co. since 1997 until his retirement in 2005. Emerson Electric Co. is a global manufacturer of products, systems and services for industrial automation, process control, HVAC, electronics and communications, and appliances and tools. Mr. Berges holds a B.S. in Electrical Engineering from the University of Notre Dame. He is a director of PPG Industries, Inc., NCI Building Systems, Inc., and Atkore International and chairman of the board of Sally Beauty Holdings, Inc. and Hussman International, Inc. He also served as director of MKS Instruments, Inc. from February 2002 to May 2007 and Diversey, Inc. from 2009 to 2010.

Vipul Amin became a director of Holding and of HD Supply on April 17, 2012. Mr. Amin is a Principal with The Carlyle Group’s U.S. Buyout group, focusing primarily on buyouts, privatizations and strategic minority investments throughout the U.S. in the industrial and transportation sector. Since joining The Carlyle Group in 2000, Mr. Amin has been actively involved in various of the firm’s portfolio companies, including PQ Corporation and HD Supply currently. In addition, Mr. Amin was a member of the transaction team that executed Carlyle’s investments in each of John Maneely Company and Rexnord Corporation. Prior to joining Carlyle, Mr. Amin was employed with Bowles Hollowell Connor and Co. Mr. Amin received an M.B.A. from Harvard University and an A.B. in philosophy from Duke University.

Brian Bernasek became a director of Holding and of HD Supply on January 31, 2011. Mr. Bernasek is a Managing Director of The Carlyle Group where he focuses on investment opportunities primarily in the industrial and transportation sectors. Since joining The Carlyle Group in 2000, Mr. Bernasek has been actively involved in several of the firm’s investments, including Allison Transmission, AxleTech International, Rexnord Corporation and The Hertz Corporation. Prior to joining The Carlyle Group, Mr. Bernasek held positions with Investcorp International, a private equity firm, and in the investment banking division of Morgan Stanley & Co. Mr. Bernasek is a graduate of the University of Notre Dame and received his M.B.A. from the Harvard Business School. He is also a member of the Board of Directors of Allison Transmission and The Hertz Corporation.

Paul B. Edgerley became a director of Holding on August 30, 2007 and of HD Supply on November 19, 2009. Mr. Edgerley joined Bain Capital in 1988 and has been a Managing Director since 1990. Paul focuses on investment in the industrial and consumer product sectors. He currently serves on the Board of Directors of The Boston Celtics, Steel Dynamics, Sensata Technologies, MEI Conlux and Hero MotoCorp. Prior to joining Bain Capital, Mr. Edgerley spent five years at Bain & Company where he worked as a Consultant and Manager in the healthcare, information services, retail and automobile industries. Previously, he was a certified public accountant working at Peat Marwick, Mitchell & Company. Mr. Edgerley was awarded an MBA with distinction from Harvard Business School and a BS from Kansas State University.

Mitchell Jacobson became a director of Holding on October 15, 2007 and of HD Supply on November 19, 2009. Mr. Jacobson has served as Chairman of the Board of Directors of MSC Industrial Direct Co., Inc. (“MSC”) since January 1998. Mr. Jacobson also served as President of MSC from December 1995 until November 2003 and as Chief Executive Officer from December 1995 until November 2005. Mr. Jacobson served as President and Chief Executive Officer of Sid Tool Co., Inc., a wholly-owned subsidiary of MSC, from June 1982 to November 2003, continuing as Chief Executive Officer until November 2005. Mr. Jacobson currently serves on the Board of Directors of Wolfgang Puck Worldwide. In addition, he serves on the Board of Trustees for New York University and the Board of Trustees for New York University School of Law, and is the Chair of the New York University School of Law Foundation Investment Committee. He serves as a Trustee for New York Presbyterian Hospital, as the Chair for New York Presbyterian Hospital Hedge Fund Sub-Committee, and as the Vice Chair of the Committee on Patient Centered Care and Service Quality. Further, he is a director of the Sid Jacobson Jewish Community Center. Mr. Jacobson is a graduate of Brandeis University and the New York University School of Law.

Lew Klessel became a director of Holding on October 15, 2007 and of HD Supply on November 19, 2009. Mr. Klessel is a Managing Director at Bain Capital where he has worked since 2005. Prior to joining Bain Capital, Mr. Klessel held a variety of operating and strategy leadership positions from 1997 to 2005 at Home Depot, most recently as President of HD Supply Facilities Maintenance. He has also been a strategy consultant with McKinsey & Company and a Certified Public Accountant with Ernst & Young. Mr. Klessel received an M.B.A. from Harvard Business School and a B.S. from the Wharton School at the University of Pennsylvania. He also serves as a director for Michaels Stores and Guitar Center.

Gregory S. Ledford became a director of Holding and of HD Supply on January 31, 2011. Mr. Ledford is a Managing Director of The Carlyle Group where he leads U.S. buyout opportunities in the Industrial and Transportation sectors. Since joining The Carlyle Group in 1988, Mr. Ledford has led the firm’s investments in Allison Transmission, AxleTech International, The Hertz Corporation, Horizon Lines, Grand Vehicle Works and Piedmont Holdings. From 1991 to 1997, he served as Chairman and Chief Executive Officer of The Reilly Corp., a former Carlyle portfolio company that was successfully sold in September 1997. Prior to joining The Carlyle Group, Mr. Ledford was Director of Capital Leasing for MCI Telecommunications. Mr. Ledford is a graduate of the University of Virginia’s McIntire School of Commerce, where he serves as the Vice President of the Fountain Board, and received his M.B.A. from Loyola College. Mr. Ledford is also a member of the Board of Directors of Allison Transmission, The Hertz Corporation and Veyance Technologies.

Nathan K. Sleeper became a director of Holding and HD Supply on April 14, 2010. Mr. Sleeper is a partner of Clayton, Dubilier & Rice, LLC and has significant financial and investment experience from his involvement in its investment in numerous portfolio companies and has played active roles in overseeing those businesses. Prior to joining Clayton, Dubilier & Rice, LLC in 2000, he worked in the investment banking division of Goldman, Sachs & Co. and at investment firm Tiger Management Corp. Mr. Sleeper has also served as a director of Hussman International, Inc. since September 2011, Atkore International Group, Inc. since December 2010, NCI Building Systems since October 2009, U.S. Foodservice, Inc. since July 2007, and Culligan Ltd. since October 2004. Mr. Sleeper holds a B.A. from Williams College and an M.B.A. from Harvard Business School.

Stephen M. Zide became a director of Holding and HD Supply on June 18, 2007. Mr. Zide has been a Managing Director of Bain Capital since 2001 and joined the firm in 1997. From 1998 to 2000, Mr. Zide was a Managing Director of Pacific Equity Partners, a strategic partner of Bain Capital in Sydney, Australia. Prior to joining Bain Capital, Mr. Zide was a partner of the law firm of Kirkland & Ellis LLP, where he was a founding member of the New York office and specialized in representing private equity and venture capital firms. Mr. Zide received an M.B.A. from Harvard Business School, a J.D. from Boston University School of Law and a B.A. from the University of Rochester. He serves as a director of Sensata Technologies B.V., Innophos Holdings, Inc., The Weather Channel, LLC and Trinseo LLC.

All of the directors of Holding were appointed by the Equity Sponsors pursuant to the Stockholders’ Agreement of Holding dated August 30, 2007, as subsequently amended. Each of the Equity Sponsors is also an affiliate of the Company. On November 19, 2009, Holding and HD Supply took certain corporate actions to align the membership of the two Boards of Directors.

Corporate Governance

Board Composition

Our business and affairs are managed under the direction of our Boards of Directors. We currently have ten directors. Our directors hold office until their successors have been elected and qualified or until the earlier of their resignation or removal.

We are a closely held corporation, and there is currently no established public trading market for our common stock.

As a result of the Transactions, Holding entered into a Stockholders’ Agreement with its stockholders which provides that the Equity Sponsors are entitled to elect (or cause to be elected) nine out of ten of Holding’s directors, which includes three designees of each Equity Sponsor. The tenth director is our Chief Executive Officer. One of the directors designated by the Equity Sponsor associated with Clayton, Dubilier & Rice, Inc. serves as the chairman. Pursuant to an agreement between Clayton, Dubilier & Rice Fund VII, L.P. and Mitchell Jacobson, the fund appointed Mr. Jacobson to serve as a director of Holding for so long as Mr. Jacobson and his immediate family continue to hold certain minimum investments in Holding and certain other conditions are met.

See “Certain Relationships and Related Transactions.” As discussed above, the composition of the Board of Directors of Holding mirrors that of HD Supply. There were no material changes in 2011 to the procedures by which security holders may recommend nominees to our Boards of Directors.

When considering whether directors and nominees have the experience, qualifications, attributes or skills, taken as a whole, to enable the Boards of Directors to satisfy their oversight responsibilities effectively in light of our business and structure, the Boards of Directors focused primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth immediately above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business. In particular, the members of the Boards of Directors considered the following important characteristics:

•

Messrs. Berges and Sleeper are representatives appointed by Clayton, Dubilier & Rice, Inc. and have significant financial and investment experience from their involvement in Clayton’s investment in numerous portfolio companies and have played active roles in overseeing those businesses;

•

Mr. Jacobson, our independent director who was also appointed by CD&R, has extensive experience in our industry, including service as Chairman of the Board, Chief Executive Officer and in various other executive positions of a large publicly traded industrial supply company;

•

Messrs. Ledford, Bernasek and Holt are representatives appointed by The Carlyle Group, and have significant financial and investment experience from their involvement in The Carlyle Group’s investment in numerous portfolio companies and have played active roles in overseeing those businesses;

•

Messrs. Zide, Edgerley and Klessel are representatives appointed by Bain Capital Partners LLC (“Bain”), and have significant financial and investment experience from their involvement in Bain’s investment in numerous portfolio companies and have played active roles in overseeing those businesses; and

•

Our Chief Executive Officer, Mr. DeAngleo, has extensive experience in our industry, including as a senior executive of the Company and its predecessor since 2004, as well as leadership experience with other leading companies, including General Electric Company.

In addition, we believe Mr. Berges’ experience in the manufacturing industry and Mr. Klessel’s experience in the home improvement industry are valuable to our Board of Directors. In addition to private equity, several of the directors representing our Equity Sponsors also have backgrounds in other fields that bring a diversity of experience to our Board, including law – Mr. Zide, investment banking – Mr. Bernasek, strategy consulting – Mr. Klessel, and accounting – Mr. Edgerley. We also value the experience that our directors bring from their other boards. All of the directors appointed by the Equity Sponsors serve on the boards of other public companies (companies with public equity and/or public debt), including numerous portfolio companies.

The composition of the Board of Directors for HD Supply and Holding is the same. The Boards consist of ten directors who have diverse backgrounds and experience and are chaired by James G. Berges.

Committees of the Board of Directors

The Boards of Directors of both Holding and HD Supply have an Audit Committee, Compensation Committee and Executive Committee, the composition of which is the same for each of Holding and HD Supply. The Audit Committees, consisting of Messrs. Jacobson, Klessel, and Bernasek, have the responsibility for, among other things, assisting the Board of Directors of HD Supply in reviewing: our financial reporting and other internal control processes; our financial statements; the independent auditors’ qualifications and independence; the performance of our internal audit function and independent auditors; and our compliance with legal and regulatory requirements and our code of business conduct and ethics. The Compensation Committees, consisting of Messrs. Zide, Bernasek, and Sleeper, have the responsibility for reviewing and approving the compensation and benefits of our employees, directors and consultants, administering our employee benefits plans, authorizing and ratifying stock option grants and other incentive arrangements and authorizing employment and related agreements. The Executive Committees, consisting of Messrs. Bernasek, Berges, and Klessel, meet between meetings of the Boards and have the power to exercise all the powers and authority of the Boards with respect to matters delegated to the Committees by the Boards, except for the limitations under Section 144(c) of the Delaware General Corporation Law, and/or applicable limitations under the companies’ organizational documents.

Code of Conduct and Guidelines for Ethical Behavior

Our Boards maintain a Code of Ethics for Senior Financial Officers that applies to our senior financial officers including our principal executive officer, principal financial officer, principal accounting officer, or persons performing similar functions. A copy of the Code of Ethics for Senior Financial Officers is available on our website at http://governance.hdsupply.com. We will promptly disclose any future amendments to this code on our website as well as any waivers from this code for executive officers and directors. Copies of this code are also available in print from our Corporate Secretary upon request. We also maintain a Code of Business Conduct and Ethics that governs all of our employees.

Audit Committee and Financial Experts

Our Board of Directors has a separately-designated standing Audit Committee. Messrs. Jacobson, Klessel, and Bernasek are the members of the Audit Committee. Mr. Jacobson, an independent director, has been identified as an “audit committee financial expert” as that term is defined in the rules and regulations of the SEC.

EXECUTIVE COMPENSATION

Overview

The following Compensation Discussion and Analysis provides information regarding the material elements of our fiscal 2011 compensation program for our “named executive officers,” also referred to as the “NEOs.” The NEOs for fiscal 2011 are HD Supply’s principal executive officer, principal financial officer, and the three most highly compensated executive officers for fiscal 2011 other than the principal executive and financial officers. The Compensation Committees of Holding’s and HD Supply’s Boards (collectively, the “Committee”), pursuant to their charters, are responsible for establishing, implementing and reviewing on an annual basis both our compensation programs and actual compensation paid to our NEOs, except for our Chief Executive Officer, with respect to whom the Committee’s decisions are subject to the review and final approval of Holding’s Board.

Executive Summary

As a result of improving market conditions, the Company’s execution of key initiatives, and cost saving strategies, the overall financial performance for fiscal 2011 was above expectations. The strong fiscal 2011 performance of the Company resulted in the following compensation decisions:

•

All of our NEOs earned a cash award under the annual cash incentive program, the Management Incentive Plan. As a result of our performance exceeding expectations, the awards earned ranged from 132% to 150% of target.

•

Key leaders, including the NEOs, were awarded a stock option grant in April 2011. The options are intended to ensure that our current leadership team is retained and remains focused on the execution of key initiatives, and vest in their entirety on the third anniversary of the grant date.

•

Steven Margolius was rehired by HD Supply in April 2011. Mr. Margolius was previously employed by us as President, Electrical from April 2006 to March 2010. In connection with his rehiring, his compensation in 2011 included a signing bonus and a stock option grant.

Determining Executive Compensation

At HD Supply, our Human Resources team, in partnership with the Committee, drives the design and implementation of all executive compensation programs. Our finance team heavily supports the process by providing financial analysis and input and review of program design. Except with respect to his own compensation, our Chief Executive Officer has final management-level review of any compensation program before it is sent to the Committee for consideration and approval. The Committee has the task of evaluating and approving our material compensation programs, including our equity compensation program. We frequently consult with the Committee during the design process to obtain their direction and feedback on how the design of our executive compensation programs support the overall strategy of the Company. As described below, data from outside consultants are also used during the design process to obtain further insight into the features of our compensation program.

Philosophy and Objectives

Our company is built on the philosophy of “One Team, Driving Customer Success and Value Creation,” a philosophy we believe is best embodied by our SPIRIT values:

Service:	Help our customers succeed by delivering exceptional service and the best total value experience

Performance:	Exceed our commitments everyday to our team, customers, sponsors and communities

Integrity:	Treat team members the way you would like you and your family to be treated

Respect:	Always do the right thing and always take the high road

Innovation:	Seek new ways to build a reliable, effective and efficient chain of execution for our customers

Teamwork:	Win together by creating an environment where every individual puts the team first

The Committee and our management believe that fostering these values requires a performance culture geared toward customer success and sustainable, long-term profitability. The Company’s compensation programs are designed to reward achievement of these goals, thereby attracting and retaining talent that will contribute to such a culture. In particular, our executive compensation programs are intended to meet the following objectives:

•

To balance commitment, long-term financial success, short-term operational excellence and achievement of short-term goals. This balance includes but is not limited to driving profitable growth while aligning our executives’ long term interests with shareholders’ interests.

•	To attract, retain and motivate our top executive talent.

•	To differentiate rewards based on outstanding individual performance so as to promote a high performance culture.

In addition, we intend that our compensation programs will be aligned with:

•

Our business strategy: Our compensation programs link pay to our strategy by rewarding profitability, long-term growth, excellence in achievement of short-term operational and financial goals and by reinforcing the “One Team” philosophy.

•

Our shareholders’ interests: Through the strategic use of equity-based compensation, the total compensation of our executives is directly linked to the sustained value they create for our shareholders.

•

Our goal of retaining and motivating key talent: To retain the best executive talent, the total compensation opportunity is designed to provide attractive levels of compensation if performance targets are met and upside opportunity when performance targets are exceeded.

Compensation Consultants and Use of Comparator Data

For the last three fiscal years, the Company has engaged Pearl Meyer & Partners to provide input with respect to our executive compensation programs including a market review of the competitiveness of total compensation of our executives and a review of our equity program. A representative from Pearl Meyer & Partners attends our Committee meetings.

In general, neither the Company nor the Committee has conclusively relied on any of the data or advice received from the consulting firm as to the amount of any particular item of compensation. The consultant provides input which the Company and Committee take into consideration, as the case may be, on the particular element of compensation under consideration.

Comparator Data

The Committee reviews compensation levels and practices at comparator companies in setting the compensation of our NEOs and when reviewing the establishment of the Company’s compensation programs for other associates. The information is used to help the Committee better understand the competitive market and how executives are compensated at other companies that are similar in size or industry, and companies with whom we compete for talent.

Our unique portfolio model makes finding direct comparators challenging. We seek comparators that share a similar industrial distribution model or are a direct competitor to a specific line of business within our portfolio.

Companies are therefore included in the comparator group because they (1) operate in the same business as the Company or one of our portfolio companies (industrial distribution of building supplies), (2) operate in a similar business (distribution of any product), or (3) operate in a similar business model (business to business). The comparator group was developed by management and the Committee, with input from our compensation consultant, and has been used to provide input into both the value of total compensation for executives as well as the relative value of each component of compensation. We do not rely on percentile rankings of compensation within the comparator group to determine specific compensation amounts for the NEOs; rather, the comparator group is used to identify programs and levels of pay, which management and the Committee consider when evaluating our own programs and value of those programs.

In fiscal 2011, we used the following comparator group:

Reason included in the comparator group
Name of company	Same business	Similar business	Similar business model
Arrow Electronics Inc.		X
Coca-Cola Enterprises			X
Conagra Foods		X
Danaher, Corp			X
Fastenal Co.		X
Genuine Parts			X
Interline Brands Inc.	X
MSC Industrial Direct		X
Masco Corp	X
Office Depot		X
Owens & Minor		X
Pepsi Bottling Group			X
Staples, Inc.			X
Watsco, Inc.			X
WESCO International, Inc.	X
W.W. Grainger, Inc.	X

The comparator group is reviewed and updated each year as appropriate. No changes were made to the fiscal 2011 comparator group as compared to fiscal 2010.

Employment of Chief Operating Officer Utilities/Electrical & Chief Commercial Officer

During fiscal 2011, we rehired one senior executive officer. Steven Margolius was rehired in April 2011 as Chief Operations Officer, Utilities/Electrical and Chief Commercial Officer. Mr. Margolius was previously employed by HD Supply in the role of President, Electrical from April 2006 to March 2010.

Effective April 4, 2011, we entered into a letter agreement with Mr. Margolius which provides for (1) a base salary of $385,000 per year, (2) an annual target bonus of 60% (which is the same target bonus percent in effect when he left the Company), (3) a signing bonus in the amount of $75,000 (subject to a prorated clawback provision should Mr. Margolius voluntarily resign prior to April 4, 2013), and (4) the right to participate in other employee or fringe benefit programs for senior executives, including the Stock Plan. Mr. Margolius received a stock option grant on April 11, 2011 as outlined in his offer of employment. The option grant consisted of 226,417 options having a strike price of $4.15 and a grant date fair value of $464,155 and 339,625 options having a strike price of $10.00 and a grant date fair value of $410,946. These options vest in five equal annual installments on each of the first through fifth anniversaries of the grant date. The number of stock options outlined in Mr. Margolius’s letter agreement is consistent with the number of stock options Mr. Margolius forfeited when he left the Company in March 2010. The agreement also contains non-competition and non-solicitation provisions.

Components of Compensation

The Company believes that the compensation programs it maintains are important in achieving the compensation goals described above. For fiscal 2011, the principal components of compensation for the named executive officers were:

•	base salary;

•	annual cash incentives;

•	equity incentive compensation; and

•	benefits and perquisites.

We also provided a signing bonus and an equity grant to Mr. Margolius who was rehired in fiscal 2011. Each of our NEOs is party to an employment offer letter from us which contains certain employment and severance arrangements. These severance arrangements are discussed more fully below under “Potential Payments upon Termination or Change in Control.”

The design of each component of compensation fits into the overall executive pay program and supports the philosophy and objectives previously discussed in the following manner:

Pay component	Objective of pay component	Key measures

• Base salary	• Provides competitive pay while managing fixed costs	• Individual performance and contribution • Scope of responsibilities • Experience

• Annual cash incentives

•   Focuses on short-term operational metrics that drive and support our long-term strategy

•   Where applicable, creates incentives for performance based on performance of individual NEOs’ businesses

•   To reward an executive for superior individual performance against non-financial goals

• Achievement of agreed upon operating plan goals in profitability and working capital efficiency • Achievement of non-financial goals

• Signing bonuses	• To attract qualified executives • To compensate an executive for forfeited equity or cash incentives with a prior company	• Individual qualifications and experience

• Equity awards granted in the form of stock options

•   Aligns executive interests to shareholders by rewarding long-term focus on profitability and value creation for the enterprise

•   Assists in the retention of key talent

•   Creates an “ownership culture”

• Growth in stock value • Employment retention through the vesting period of the stock options

• Benefits and perquisites	• Benefits provide a safety net of protection in the case of illness, disability or death. • Perquisites generally enable the executive to perform their duties efficiently and minimize distractions	• Benefits are provided to executives on the same basis as provided to our salaried associates • Perquisites are valued by our executives at minimal cost to us

A discussion of each of the components of compensation for the NEOs is below, including a discussion of the factors considered in determining the applicable amount payable or achievable under each component.

Base Salary

Base salaries are set to attract and retain top executive talent while managing fixed costs at an appropriate level. The determination of any particular executive’s base salary is based on personal performance and contribution, experience in the role, changes to the scope of responsibilities, market rates of pay and internal equity. Each year, the Chief Executive Officer, with input from Human Resources, proposes base salary increases, if any, for all NEOs, excluding himself, based on performance and the Company’s merit increase budget. His proposal is reviewed and approved (with or without modifications) or disapproved by the Committee. Changes to Mr. DeAngelo’s base rate of pay are initiated and approved by the Committee directly, subject to the review and final approval of Holding’s Board.

In fiscal 2011, Mr. DeAngelo declined to be considered for a pay increase and Mr. Margolius returned to the Company after annual pay increases had been implemented.

Increases were recommended and approved by the Committee for Mr. Izganics, Mr. Domanico, and Ms. Chaibi. Mr. Izganics received an increase of 20% in fiscal 2011. Thirteen percent of this increase was based on his offer letter agreement of March 2010 and 7% of the increase was to make his base pay more competitive relative to the fiscal 2011 market. Mr. Domanico received a 4% increase, which was in line with the market. Ms. Chaibi received an 11.2% increase based on both merit and market considerations.

Annual Cash Incentives

Annual cash incentives are designed to focus the NEOs on producing superior results against key financial metrics relevant to the Company as a whole or to the individual businesses that the NEO leads. By tying a significant portion of the executive’s total annual cash compensation to annual variable pay, we reinforce our “pay for performance” culture and focus our executives on critical short-term financial and operational objectives which also support our long-term financial goals.

Management Incentive Plan

All of our NEOs participate in the Management Incentive Plan (“MIP”), which provides cash-based incentives dependent on annual results against the key financial metrics described below. A committee which includes Human Resources personnel, the CFO and the Controller (the “MIP Committee”), monitors the MIP to ensure compliance with its intent and terms and to periodically review and make certain recommendations to the Committee, as discussed below.

MIP target payouts to our NEOs are expressed as a percentage of base salary. Annually, these percentage targets are reviewed against comparator data and adjusted, if necessary, based on the Committee’s estimation of what level of targeted payouts is necessary to retain and motivate our executives. In fiscal 2011, management recommended and the Committee approved no changes to the percentage of base pay targets for Ms. Chaibi and Messrs. DeAngelo, Domanico, and Izganics. The percentage of base pay target for Mr. Margolius was set in the terms of his employment letter and is consistent with his percentage of base pay target when he left the Company in March 2010.

For fiscal 2011, MIP performance targets were based on MIP-adjusted earnings before interest, taxes, depreciation, and amortization (“EBITDA”). For purposes of the MIP, management fees and related expenses paid to the Equity Sponsors and stock-based compensation costs for stock options are excluded from MIP-adjusted EBITDA, both as to the targets and as to MIP-adjusted EBITDA as ultimately determined. In addition, in accordance with the MIP, from time to time throughout the year, the MIP Committee may request that the Committee exclude from the MIP-adjusted EBITDA calculation certain non-recurring items, certain items which are beyond the control of management or certain items which may adversely affect current results but contribute to long-term profitability improvement.

In addition, a working capital charge is added to or subtracted from MIP-adjusted EBITDA to maintain the focus on working capital control. The working capital charge is defined as the difference between the planned and actual rolling twelve months cash gap days converted to dollars and multiplied by one percent (an implied 12% annual rate that approximates our weighted average cost of capital).

For fiscal year 2011, we viewed adjusted EBITDA as the key operating metric that would drive business profitability and the working capital charge as a key metric that would ensure efficient use of working capital. The MIP provides a threshold level (at which 25% of the target percentage of base salary is earned), a target (or “plan”) level (at which 100% of the target percentage of base salary is earned), and a maximum level for superior results (at which 200% of the target percentage of base salary may be earned for associates assigned to one of our specific business units and 150% for associates assigned to our Global Support Center).

	MIP-Adjusted EBITDA
	Performance Required	Payout % Earned
Threshold	Achieve 90% of Plan	25%
Plan	Achieve 100% of Plan	100%
Maximum	Achieve 110% of Plan	150% or 200%

Payout = Salary x Target % of Salary x Payout % Earned

For fiscal 2011, the MIP goal for the Company as a whole was a MIP-adjusted EBITDA of $512 million (which includes our Plumbing/HVAC business through its sale in September 2011). The Committee, in approving these plan goals in March 2011, viewed these levels as appropriate in order to keep the primary focus on adjusted EBITDA.

We exceeded our goal for fiscal 2011. Our MIP-adjusted EBITDA was $566 million (which includes the results of our Plumbing/HVAC business through its sale in September 2011). As a result, each of our NEOs earned an incentive award. As President of Facilities Maintenance, Ms. Chaibi’s MIP payout is based on a combination of the performance of Facilities Maintenance and her individual performance. For 2011, Facilities Maintenance’s financial goal was a MIP-adjusted EBITDA of $303 million. Facilities Maintenance exceeded its goal with a MIP-adjusted EBITDA of $322 million.

Fiscal 2011 performance resulted in the following payments being made to our NEOs under the MIP:

	Target % (expressed as a % of base salary)	MIP-Adjusted EBITDA payout % earned	Aggregate MIP payment
Joseph J. DeAngelo	125%	150.0%	$1,640,625
Ronald J. Domanico	75%	150.0%	$614,250
Anesa Chaibi	60%	131.6%	$414,927
Steven Margolius	60%	150.0%	$259,875
Joseph Izganics	60%	150.0%	$405,000

Mr. Margolius’s MIP award was prorated based upon his rehire date with the Company.

2012 MIP Award

In 2012, we expect no changes to MIP as MIP-adjusted EBITDA will continue to be the sole performance measure to ensure singular focus on the metric that drives company value most directly.

Equity Incentive Compensation

Our NEOs participate in Holding’s Stock Incentive Plan (the “Stock Plan”). The Stock Plan was adopted by Holding’s Board of Directors shortly following our divestiture from Home Depot. Holding established the Stock Plan because it viewed the granting of equity awards under the Stock Plan as the most effective way to align executive performance to our key goal of increasing value for Holding’s shareholders. The view of the Holding Board of Directors was that, assuming that our management is successful in increasing the value of the Company, awards under the Stock Plan will have the highest potential value for all participants as a percentage of total compensation.

Holding’s Board of Directors believed the best way to accomplish these goals was to provide one up-front grant of stock options with a significant vesting period and, at the same time, provide the opportunity to purchase Holding shares. Therefore, our NEOs were granted options to purchase shares of Holding common stock and were also offered the opportunity to purchase additional Holding common shares. The program makes “founding owners” of our NEOs and is intended to motivate them to increase the value of the Company, and therefore Holding’s share price, over time. The vesting component was intended to maximize the retentive effect of the Stock Plan. The up-front nature of the option grants was intended to position our executives for the highest possible return (because, if the share value of Holding increases over time, annual or other periodic grants would have higher strike prices and, therefore, less intrinsic value to our executives).

While the Committee does not intend to make routine annual grants to any of our NEOs or other associates, the Committee may, from time to time, determine that an additional grant to one or more of our NEOs or other associates is appropriate in order to retain or reward key talent. In addition, the Committee will consider making grants in the case of new hires or promotions.

2011 Option Grants

To ensure that our current leadership team is retained and remains focused on the execution of key initiatives, the Committee awarded key leaders with an equity grant on April 11, 2011. The Committee and Management worked together to determine an appropriate allocation strategy for the stock option pool available for grant to all key leaders that was based on EBITDA performance, overall contribution to the Company, and positioning of total compensation relative to the market. The stock options were awarded with a strike price of $4.15 and vest in their entirety on the third anniversary of the grant date. The strike price of the options was based on an independent valuation of the Company’s stock price at the time of grant and approved by the Board. The decision to have the options vest in their entirety after a three year period was intended to enhance the retentive nature of the award. All of our NEOs received stock options. Additional information regarding the Stock Plan and the 2011 option grant can be found in the information accompanying the Summary Compensation Table and related tables below.

In 2011, in connection with his rehiring, we awarded Mr. Margolius stock options in an amount equal to the options he forfeited when he left the Company in March 2010, as previously described in the Employment of Chief Operating Officer, Utilities/Electrical & Chief Commercial Officer section.

Benefits and Perquisites
The benefits provided to our NEOs are the same as those generally provided to our other salaried associates and include medical, vision and dental insurance, basic life insurance and accidental death and dismemberment insurance, short and long term disability insurance and a 401(k) plan.

Our executives participate in a limited number of perquisite programs. We maintain these programs because they are valued by our NEOs but impose relatively little cost to us.

All of the NEOs participate in the Executive Death Benefit Only Plan. Under this plan, the beneficiary of a participant who dies while employed by us is entitled to a lump sum payment of $500,000. We have purchased and own life insurance contracts on each of the NEOs for the purpose of funding this benefit.

The NEOs are also offered Supplemental Term Life Insurance. This plan provides participants with 20-year level premium term life insurance, with coverage in $500,000 increments up to $5,000,000. The participant owns the policy, and the Company pays the premium on his or her behalf. The value of the premium is fully taxable. At the end of the year, each participant receives an additional payment equal to the gross amount of taxes paid on the benefit. This additional payment is also fully taxable and is grossed up.

Other benefits provided to our NEOs include company cars, executive physicals and reimbursement for financial services. The value of providing company cars and reimbursement for financial services is taxable and is grossed up to avoid reducing the value of the benefits.

Tax and accounting considerations

While the accounting and tax treatment of compensation generally has not been a consideration in determining the amounts of compensation for our executive officers, the Committee and management have taken into account the accounting and tax impact of various program designs to balance the potential cost to the Company with the value to the executive.

The expenses associated with executive compensation issued to our executive officers and other key associates are reflected in our financial statements. We account for stock-based programs in accordance with the requirements of ASC 718, Compensation-Stock Compensation, which requires companies to recognize in the income statement the grant date value of equity-based compensation issued to associates over the vesting period of such awards.

Compensation committee interlocks and insider participation

The Compensation Committee for each of Holding and HD Supply currently consists of Steven Zide (Chairman), Brian Bernasek and Nate Sleeper. All committee members are representatives from the equity owners of HD Supply. Mr. Zide is an executive of Bain Capital, Mr. Bernasek is an executive of The Carlyle Group and Mr. Sleeper is an executive of Clayton Dubilier & Rice, Inc.

Compensation committee report

The Compensation Committee for each of Holding and HD Supply has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in its annual report on Form 10-K.

The Compensation Committee:

Brian Bernasek

Nathan K. Sleeper

Stephen M. Zide

Executive compensation

Summary Compensation Table for Fiscal 2011

The following table sets forth the compensation of our Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers.

Name and Principal Position	Fiscal Year	Salary $	Bonus $(1)	Option Awards $(2)	Non-Equity Incentive Plan Compensation $(3)	All Other Compensation $(4)	Total $
Joseph J. DeAngelo	2011	875,000	—	2,267,282	1,640,625	47,170	4,830,077
Chief Executive Officer	2010	875,000	—	1,327,625	1,435,054	73,937	3,711,616
	2009	875,000	—	—	—	22,590	897,590

Ronald J. Domanico (5)	2011	541,200	—	944,699	614,250	40,594	2,140,743
Senior Vice President and Chief Financial Officer	2010	403,800	300,000	1,268,800	516,619	29,196	2,518,415

Anesa Chaibi	2011	509,100	—	1,889,401	414,927	43,546	2,856,974
President, Facilities Maintenance	2010	439,100	—	287,653	307,314	43,014	1,077,081
	2009	414,600	25,000	—	231,000	37,208	707,808

Steven Margolius (6)	2011	311,000	75,000	1,158,512	259,875	31,110	1,835,497
Chief Operating Officer,	2010	65,100	—	243,398	—	5,325	313,823
Utilities/ Electrical and Chief Commercial Officer	2009	341,300	—	—	42,600	31,150	415,050

Joseph Izganics (7)	2011	432,700	—	755,761	405,000	40,075	1,633,536
Senior Vice President, Creative Touch Interiors, Crown Bolt, Repair & Remodel, & HDS Canada	2010	307,200	100,000	1,030,900	245,911	13,302	1,697,313

(1)	Bonus amount includes: (a) sign-on bonuses of $300,000, $75,000, and $100,000 paid to Mr. Domanico, Mr. Margolius and Mr. Izganics, respectively, as outlined in their offers of employment; (b) a discretionary bonus of $25,000 paid to Ms. Chaibi for fiscal year 2009.
(2)	The fiscal 2011 amounts represent the grant date fair value of the April 2011 stock option grant as described in “Compensation Discussion and Analysis – Components of Compensation – Equity Incentive Compensation”. The fiscal 2011 amount for Mr. Margolius also includes the grant date fair value of the sign-on stock option award granted as outlined in his offer of employment. The fiscal 2010 amounts for Mr. DeAngelo, Ms. Chaibi, and Mr. Margolius result from an Option Exchange Program and represent the incremental fair value of options granted in fiscal 2010 over the fair value of options exchanged and canceled (Mr. Margolius’s options were subsequently forfeited and cancelled when he left the Company in March 2010). The fiscal 2010 amounts for Mr. Domanico and Mr. Izganics represent the aggregate grant date fair value of option awards granted as outlined in their offers of employment. No option awards were granted in fiscal 2009. Information about the assumptions used to value these awards can be found in “Notes to Audited Consolidated Financial Statements—Note 10—Stock-based Compensation and Employee Benefit Plans.”
(3)	Non-equity incentive plan compensation reflects amounts paid under the MIP for all NEOs for the applicable year. See “Compensation Discussion and Analysis—Components of Compensation—Annual Cash Incentives” for a discussion of the incentive compensation plans in fiscal 2011. The fiscal 2011 amount for Mr. Margolius and the fiscal 2010 amount for Mr. Izganics represent prorated awards based upon their hire date with the Company.

(4)	The All Other Compensation column is made up of the following amounts for fiscal 2011:

	All Other Compensation
Name	Tax Gross Up on Perquisites	Use of a Company Car	Supplemental Health and Welfare Benefits	Financial Planning Assistance	Relocation Assistance	Total $
Joseph J. DeAngelo	17,154	12,016	—	18,000	—	47,170
Ronald J. Domanico	16,220	16,374	—	8,000	—	40,594
Anesa Chaibi	16,331	16,215	3,000	8,000	—	43,546
Steven Margolius	3,712	6,472	—	—	20,925	31,109
Joseph Izganics	9,411	13,293	17,372	—	—	40,076

(5)	Mr. Domanico joined the Company effective April 19, 2010.
(6)	Mr. Margolius re-joined the Company effective April 4, 2011. Mr. Margolius was previously employed by HD Supply in the role of President, Electrical from April 2006 to March 2010.
(7)	Mr. Izganics joined the Company effective March 31, 2010.

Grants of Plan-Based Awards for Fiscal Year 2011

The following table provides information concerning awards granted to the NEOs in the last fiscal year under any plan.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold $	Target $	Maximum $
Joseph J. DeAngelo
2011 MIP		273,438	1,093,750	1,640,625	—	—	—
Stock Plan (2)	4/11/2011	—	—	—	1,105,991	4.15	2,267,282
Ronald J. Domanico
2011 MIP		102,375	409,500	614,250	—	—	—
Stock Plan (2)	4/11/2011	—	—	—	460,829	4.15	944,699
Anesa Chaibi
2011 MIP		75,060	300,240	600,480	—	—	—
Stock Plan	4/11/2011	—	—	—	921,659	4.15	1,889,401
Steven Margolius
2011 MIP		57,750	231,000	346,500	—	—	—
Stock Plan (2)	4/11/2011	—	—	—	138,249	4.15	283,410
Stock Plan (3)	4/11/2011	—	—	—	226,417	4.15	464,155
Stock Plan (3)	4/11/2011	—	—	—	339,625	10.00	410,946
Joseph Izganics
2011 MIP		67,500	270,000	405,000	—	—	—
Stock Plan (2)	4/11/2011	—	—	—	368,664	4.15	755,761

(1)	The MIP plan sets the threshold payout at 25% of the target payout and the maximum payout at 150% of the target payout for Messrs. DeAngelo, Domanico, Margolius, and Izganics and at 200% of the target payout for Ms. Chaibi. A discussion of the MIP in fiscal 2011 is included in the Components of Compensation discussion.
(2)	Represents the stock option grant to key leaders. These options vest in their entirety on the third anniversary of the grant date.
(3)	Represents the stock option grant outlined in his offer of employment. These options vest in five equal annual installments on each of the first through fifth anniversaries of the grant date.

Narrative disclosure to summary compensation table and grant plan based awards table

Stock Plan

The Stock Plan and an Associate Stock Option Agreement govern each option award and provide, among other things, the vesting provisions of the options and the option term. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents. See “Potential Payments upon Termination or Change in Control” for information regarding the cancellation or acceleration of vesting of stock options upon an option holder’s termination of employment or a change in control of the Company.

Employment Agreement

We have entered into an employment offer letter with each of our named executive officers See “Employment of Chief Operating Officer, Utilities/Electrical & Chief Commercial Officer” and “Potential Payments upon Termination or Change in Control” for a summary of the material provisions of these letter agreements.

Outstanding Equity Awards at Fiscal Year-End 2011

The following table sets forth the unexercised and unvested stock options held by named executive officers at fiscal year end. Each equity grant is shown separately for each named executive officer. Options granted on April 11, 2011 vest in their entirety and become exercisable on the third anniversary of the grant date except as noted; all other options vest and become exercisable in equal annual installments on the first five anniversaries of the grant date. No named executive officer holds any stock awards.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Grant Date	Option Expiration Date
Joseph J. DeAngelo	370,500	1,482,000	$10.00	2/03/2010	2/3/2020
	247,000	988,000	$4.15	2/03/2010	2/3/2020
	—	1,105,991	$4.15	4/11/2011	4/11/2021
	617,500	3,575,991

Ronald J. Domanico	96,000	384,000	$10.00	6/8/2010	6/8/2020
	64,000	256,000	$4.15	6/8/2010	6/8/2020
	—	460,829	$4.15	4/11/2011	4/11/2021
	160,000	1,100,829

Anesa Chaibi	80,275	321,100	$10.00	2/03/2010	2/3/2020
	53,516	214,068	$4.15	2/03/2010	2/3/2020
	—	921,659	$4.15	4/11/2011	4/11/2021
	133,791	1,456,827

Steven Margolius (1)	—	339,625	$10.00	4/11/2011	4/11/2021
	—	226,417	$4.15	4/11/2011	4/11/2021
	—	138,249	$4.15	4/11/2011	4/11/2021
	—	704,291

Joseph Izganics	78,000	312,000	$10.00	6/8/2010	6/8/2020
	52,000	208,000	$4.15	6/8/2010	6/8/2020
	—	368,664	$4.15	4/11/2011	4/11/2021
	130,000	888,664

(1)	The stock options grant to Mr. Margolius outlined in his offer of employment, consisting of 226,417 options having a strike price of $4.15 and 339,625 options having a strike price of $10.00, vest in five equal annual installments on each of the first through fifth anniversaries of the grant date.

Option Exercises and Stock Vested for Fiscal 2011

None of our named executive officers exercised any of their stock options during fiscal 2011. No stock awards have been granted to our named executive officers.

Pension Benefits and Nonqualified Deferred Compensation for Fiscal 2011

We do not provide any defined benefit plans or nonqualified defined contribution plans to our named executive officers.

Potential Payments upon Termination or Change in Control

Pursuant to either their employment arrangements or the Company’s historical practice, in the event of termination without cause on January 29, 2012, the last day of fiscal 2011, all of our NEOs would be entitled to 24 months of base pay continuation.

The employment arrangements do not provide for any payout upon termination as a result of death, retirement, disability, or termination for cause.

If there is a change in control, the Stock Plan provides for accelerated vesting of unvested stock options. Had a change in control occurred on January 29, 2012, only those options having a strike price of $4.15 would have provided a benefit as the value of our common stock on such date did not exceed the strike price of other outstanding options. Our most recent independent valuation, completed in November 2011, valued our common stock at $4.58 per share. Assuming this stock price as of January 29, 2012, our NEOs would have received a benefit from the accelerated vesting of unvested stock options in the following amounts: Mr. DeAngelo—$900,416; Mr. Domanico—$308,236; Ms. Chaibi—$488,363; Mr. Margolius—$156,806; and Mr. Izganics—$247,966.

Stock Plan

Under the Stock Plan, an executive’s unvested stock options are canceled upon the termination of his or her employment, except for terminations due to death or disability. Upon death or disability, unvested stock options vest and remain exercisable. In the case of a termination for “cause” (as defined in the Stock Plan), the executive’s unvested and vested stock options are canceled as of the effective date of the termination. Following a termination of employment other than for “cause”, vested options are canceled unless the executive exercises them within 90 days (180 days if the termination was due to death, disability or retirement) or, if sooner, prior to the options’ normal expiration date.

If the termination of employment occurs prior to a public offering, the Company and the Equity Sponsors have the right to purchase any shares of Holding common stock that the executive acquired upon the exercise of options. Upon a termination other than for cause (as defined in the Stock Plan), the purchase price per share is equal to the fair market value (as defined in the Stock Plan) of the shares on the later of the date (i) the executive’s employment terminated and (ii) that is six months and one day after the shares were purchased by the executive. Upon termination for cause, the purchase price is equal to the lesser of fair market value and the cost of the shares to the executive.

If the Company experiences a change in control (as defined in the Stock Plan), stock options will generally accelerate and be canceled in exchange for a cash payment equal to the change in control price per share minus the exercise price of the applicable option, unless the Board of Directors of Holding elects to provide for alternative awards in lieu of acceleration and payment. The Board of Directors of Holding also has the discretion to accelerate the vesting of options at any time and from time to time.

Under the Stock Plan a “change in control” is defined as:

•

the acquisition by any person, entity or “group” (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) of 50% or more of the combined voting power of the Company’s then outstanding voting securities, other than any such acquisition by the Company, any of its subsidiaries, any associate benefit plan of the Company or any of its subsidiaries, or by the Equity Sponsors, or any affiliates of any of the foregoing;

•

the merger, consolidation or other similar transaction involving the Company, as a result of which persons who were stockholders of the Company immediately prior to such merger, consolidation, or other similar transaction do not, immediately thereafter, own, directly or indirectly, more than 50% of the combined voting power entitled to vote generally in the election of directors of the merged or consolidated Company; or

•

the sale, transfer or other disposition of all or substantially all of the assets of the Company to one or more persons or entities that are not, immediately prior to such sale, transfer or other disposition, affiliates of the Company.

A public offering of our common shares does not constitute a change in control.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Equity Compensation Plan Information at Fiscal Year-End 2011

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights ($) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders
Equity compensation plans not approved by security holders
Stock options granted under the HDS Investment Holding, Inc. Stock Incentive Plan (1)	29,536,641	6.44	1,394,081	(1)
Common stock sold or granted to participants under the HDS Investment Holding, Inc. Stock Incentive Plan (1)	1,114,346	N/A	24,995,524	(1)

Deferred Share Units granted to participants under the HDS Investment Holding, Inc. Stock Incentive Plan (1)	—	N/A	24,995,524	(1)

Total	30,650,987	N/A	24,995,524	(1)

(1)	Pursuant to the HDS Investment Holding, Inc. Stock Incentive Plan, the board of directors of Holdings is authorized to grant or sell, as the case may be, stock options, common stock and deferred share units up to a total of 55,646,511 shares of common stock, of which 30,930,722 may be issued in the form of stock options. Accordingly, the amounts set forth in column (c) reflect the maximum number of shares of common stock issuable within each category. However, the maximum number of shares remaining available for future issuance in any combination cannot exceed 24,995,524. See “Notes to Audited Consolidated Financial Statements—Note 10—Stock-Based Compensation and Employee Benefit Plans” for a description of the Stock Incentive Plan.

Security Ownership of Certain Beneficial Owners and Management

HDS Holding Corporation owns all of our outstanding common stock and HDS Investment Holding, Inc. (or “Holding”) owns all of the outstanding common stock of HDS Holding Corporation. As of November 2, 2012, there were 261,157,339 shares of common stock of Holding outstanding. The following table sets forth information as of November 2, 2012 with respect to the ownership of the common stock of Holding by:

•	each person known to own beneficially more than 5% of the common stock of Holding;

•	each director of Holding;

•	each of the named executive officers in the Summary Compensation Table above; and

•	all executive officers and directors of HD Supply as a group.

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Except as otherwise indicated in the footnotes to this table, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock. Unless otherwise indicated, the address for each individual listed below is c/o HD Supply, Inc., 3100 Cumberland Boulevard, Suite 1480, Atlanta, Georgia 30339.

Name and address of beneficial owner	Number	Percent
Bain Capital Integral Investors 2006, LLC(1)	72,943,750	27.21
Carlyle Partners V, L.P. and related funds(2)	72,943,750	27.21
Clayton, Dubilier & Rice Fund VII, L.P. and related funds(3)	72,923,750	27.20
THD Holdings, LLC	32,500,000	12.12
James G. Berges(6)	—	—
Joseph J. DeAngelo(4)	1,635,000	*
Paul B. Edgerley(5)	—	—
Vipul Amin(7)	—	—
Mitchell Jacobson(8)	8,618,750	3.22
Lew Klessel(5)	—	—
Brian Bernasek(7)	—	—
Nathan K. Sleeper(6)	—	—
Gregory Ledford(7)	—	—
Stephen M. Zide(5)	—	—
Ronald J. Domanico(4)	370,000	*
Anesa Chaibi(4)	287,583	*
Steven Margolius(4)	138,208	*
Joseph Izganics(4)	284,096	*
All executive officers of HD Supply and directors of Holding as a group (25 persons)	13,468,135	5.02

*	Less than 1%

(1)	Bain Capital Investors, LLC (“BCI”) is the administrative member of Bain Capital Integral Investors 2006, LLC (“Integral”). As a result, BCI may be deemed to be the beneficial owner of the shares held by Integral. BCI disclaims beneficial ownership of such shares, except to the extent of its pecuniary interest therein. The address of each of BCI and Integral is c/o Bain Capital Investors, LLC, John Hancock Tower, 200 Clarendon Street, Boston, MA 02116.

(2)	Represents shares held by the following investment funds associated with The Carlyle Group: Carlyle Partners V, L.P., Carlyle Partners V-A, L.P., CP V Coinvestment A, L.P., and CP V Coinvestment B, L.P., which are together referred to as the “Carlyle Funds.” Carlyle Partners, V, L.P. holds 68,580,768 shares, Carlyle Partners V-A, L.P. holds 1,379,063 shares, CP V Coinvestment A, L.P. holds 2,641,536 shares, and CP V Coinvestment B, L.P. holds 342,383 shares. Investment discretion and control over the shares held by each of the Carlyle Funds is exercised by TCG Holdings, L.L.C. through its indirect subsidiary, TC Group V, L.P., which is the sole general partner of each of the Carlyle Funds. TCG Holdings, L.L.C. is the managing member of TC Group, L.L.C. TC Group, L.L.C. is the sole managing member of TC Group V Managing GP, L.L.C. TC Group V Managing GP, L.L.C is the sole general partner of TC Group V, L.P. TCG Holdings, L.L.C. is managed by a three person managing board, and all board action relating to the voting or disposition of these shares requires approval of a majority of the board. William E. Conway, Jr., Daniel A. D’Aniello and David M. Rubenstein, as the managing members of TCG Holdings, L.L.C., may be deemed to share beneficial ownership of the shares beneficially owned by TCG Holdings, L.L.C. Such persons disclaim such beneficial ownership. The Carlyle Group’s address is 1001 Pennsylvania Avenue, N.W., Suite 220 South, Washington, D.C. 20004.

(3)	Represents shares held by the following group of investment funds associated with or designated by Clayton, Dubilier & Rice, LLC: (i) 60,000,000 shares of common stock held by Clayton, Dubilier & Rice Fund VII, L.P., whose general partner is CD&R Associates VII, Ltd., whose sole stockholder is CD&R Associates VII, L.P., whose general partner is CD&R Investment Associates VII, Ltd.; (ii) 427,208 shares of common stock held by CD&R Parallel Fund VII, L.P., whose general partner is CD&R Parallel Fund Associates VII, Ltd.; and (iii) 12,496,542 shares of common stock held by Clayton, Dubilier & Rice Fund VII (Co-Investment), L.P., whose general partner is CD&R Associates VII (Co-Investment), Ltd., whose sole stockholder is CD&R Associates VII, L.P., whose general partner is CD&R Investment Associates VII, Ltd. Each of CD&R Investment Associates VII, Ltd. and CD&R Parallel Fund Associates VII, Ltd. is managed by a three-person board of directors, and all board action relating to the voting or disposition of these shares requires approval of a majority of the board. Joseph L. Rice, Donald J. Gogel and Kevin J. Conway, as the directors of CD&R Investment Associates VII, Ltd. and CD&R Parallel Fund Associates VII., Ltd., may be deemed to share beneficial ownership of the shares shown as beneficially owned by the funds associated with Clayton, Dubilier & Rice, LLC. Such persons disclaim such beneficial ownership.

Each of CD&R Associates VII, Ltd., CD&R Associates VII, L.P. and CD&R Investment Associates VII, Ltd. expressly disclaims beneficial ownership of the shares held by Clayton, Dubilier & Rice Fund VII, L.P., as well as of the shares held by each of Clayton, Dubilier & Rice Fund VII (Co-Investment) L.P. and CD&R Parallel Fund VII, L.P. CD&R Parallel Fund Associates VII, Ltd. expressly disclaims beneficial ownership of the shares held by each of CD&R Parallel Fund VII, L.P., Clayton, Dubilier & Rice Fund VII, L.P. and Clayton, Dubilier & Rice Fund VII (Co-Investment) L.P.

The address for each of Clayton Dubilier & Rice Fund VII, L.P., CD&R Parallel Fund VII, L.P., Clayton, Dubilier & Rice Fund VII (Co-Investment), L.P., CD&R Associates VII (Co-Investment), Ltd., CD&R Associates VII, Ltd., CD&R Associates VII, L.P., CD&R Parallel Fund Associates VII, Ltd. and CD&R Investment Associates VII, Ltd. is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. The address for Clayton, Dubilier & Rice, LLC is 375 Park Avenue, 18th Floor, New York, NY 10152.

(4)	Includes, with respect to: (i) Joseph DeAngelo, 400,000 shares of common stock and 1,235,000 vested stock options (or vesting within 60 days of November 2, 2012); (ii) Ronald Domanico, 50,000 shares of common stock and 320,000 vested stock options (or vesting within 60 days of November 2,, 2012); (iii) Anesa Chaibi, 20,000 shares of common stock and 267,583 vested stock options (or vesting within 60 days of November 2, 2012); (iv) Steven Margolius, 25,000 shares of common stock and 113,208 vested stock options (or vesting within 60 days of November 2, 2012); and (v) Joseph Izganics, 24,096 shares of common stock and 260,000 vested stock options (or vesting within 60 days of November 2, 2012).

(5)	Messrs. Edgerley, Klessel and Zide are Managing Directors of BCI, which is the administrative member of Integral. By virtue of these relationships, each of Messrs. Edgerley, Klessel and Zide may be deemed to be the beneficial owner of the shares of Holding held by Integral. Each of Messrs. Edgerley, Klessel and Zide disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(6)	Does not include 72,923,750 shares of common stock held by investment funds associated with or designated by Clayton, Dubilier & Rice, LLC. Messrs. Berges and Sleeper are directors of Holding and executives of Clayton, Dubilier & Rice, LLC. They disclaim any beneficial ownership of the shares held by investment funds associated with or designated by Clayton, Dubilier & Rice, LLC.

(7)	Does not include 72,943,750 shares of common stock held by investment funds associated with or designated by The Carlyle Group. Messrs. Amin, Bernasek and Ledford are directors of Holding and executives of The Carlyle Group. They disclaim any beneficial ownership of the shares held by investment funds associated with or designated by The Carlyle Group.

(8)	Includes (i) 8,515,000 shares of common stock held by JFI-HDS, LLC; Mr. Jacobson is the managing member of JFI-HDS Partner, LLC which is the managing member of JFI-HDS, LLC, and (ii) 103,750 shares held by JFI-HDS Affiliates, LLC; Mr. Jacobson is the managing member of JFI-HDS Partner, LLC which is the managing member of JFI-HDS Affiliates, LLC.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Stockholders agreement and stockholder arrangements

In connection with the closing of the Transactions, Holding, the Equity Sponsors and their affiliates and other stockholders of Holding entered into a stockholders agreement that contains, among other things, provisions relating to Holding’s governance, transfer restrictions, tag-along rights, drag-along rights, preemptive rights and certain unanimous approval rights. This stockholders agreement provides that affiliates of the Equity Sponsors who are stockholders of Holding are entitled to elect (or cause to be elected) all of Holding’s directors, which will include three designees of each Equity Sponsor. Our Chief Executive Officer also serves as a director of Holding. One of the directors designated by the Equity Sponsor associated with CD&R serves as the chairman.

Pursuant to an agreement between Clayton, Dubilier & Rice Fund VII, L.P. and Mitchell Jacobson, the fund appointed Mr. Jacobson to serve as a director of Holding for so long as Mr. Jacobson and his immediate family continue to hold certain minimum investments in Holding and certain other conditions are met.

Management and consulting agreements

In connection with the closing of the Transactions, Holding and we entered into management agreements with the Equity Sponsors (or their respective affiliates), pursuant to which the Equity Sponsors provide Holding, us and our subsidiaries with financial advisory and management consulting services. Pursuant to the management agreements, we pay the Equity Sponsors an aggregate annual fee of $5 million for such services, subject to adjustments from time to time, and we may pay to the Equity Sponsors an aggregate fee equal to a specified percentage of the transaction value of certain types of transactions that Holding or we complete, in each case, plus out-of-pocket expenses and subject to approval by the Equity Sponsors, their permitted transferees or their designated affiliates who are shareholders of Holding. Each Agreement expires by its terms in August 2017.

Prior to the Transactions, Clayton, Dubilier & Rice, Inc. entered into a consulting agreement with Mitchell Jacobson for consulting services in connection with the Transactions. Pursuant to an assumption and termination agreement among us, Clayton, Dubilier & Rice, Inc. and Mitchell Jacobson, we assumed responsibility for, among other things, the indemnification of Mitchell Jacobson for his services to CD&R as a consultant under that agreement.

Indemnification agreements

In connection with the Transactions, we entered into indemnification agreements with Holding and the Equity Sponsors pursuant to which, following the completion of the Transactions, Holding and we agreed to indemnify the Equity Sponsors, their respective managers, administrative members and the administrative members or general partners of any other investment vehicle that is our stockholder and is managed by such manager or its affiliates and their respective successors and assigns, and the respective directors, officers, shareholders, partners, members, employees, agents, advisors, consultants, representatives and controlling persons of each of them, or of their partners, shareholders or members in their capacity as such, against certain liabilities arising out of performance of the Transactions, the performance of the consulting agreement, securities offerings by us and certain other claims and liabilities. We and Holding also entered into a similar indemnification agreement with Home Depot providing for indemnification of Home Depot, its affiliates, directors, officers, shareholders, partners, members, employees, agents, representatives and controlling persons against certain liabilities arising from securities offerings by us (including this offering).

Tax sharing agreement

HD Supply is not responsible for the payment or indemnification of any consolidated U.S. federal income taxes while it was a member of the Home Depot federal consolidated group. However, HD Supply is responsible for all U.S. federal income taxes for each member of its current federal consolidated group for any period before such member was part of the Home Depot federal consolidated group. In addition, HD Supply is responsible for all prior-year state and international income taxes of each member of its current consolidated group.

The Internal Revenue Service has issued notices of proposed adjustments that propose to disallow certain of our deductions and the carryback of certain of our net operating losses to taxable years during which we were a member of Home Depot’s U.S. federal consolidated income tax return. The carryback of the net operating losses was made in accordance with (and subject to the terms of) an agreement entered into between our ultimate parent corporation, HDS Investment Holding, Inc., and Home Depot. See “Notes to Audited Consolidated Financial Statements—Note 14—Commitments and Contingencies” and “Notes to Unaudited Consolidated Financial Statements—Note 11—Commitments and Contingencies.”

Exchange of 12.0% Senior Notes for Existing Senior Notes

Pursuant to one or more exchange and/or purchase agreements, in connection with the Refinancing Transactions, Bain and Carlyle exchanged certain of the 12.0% Senior Notes held by them for a portion of the Existing Senior Notes in the Sponsor Exchange, and CD&R purchased a portion of the Existing Senior Notes from us for cash in the CD&R Purchase. The net proceeds from the offering of the April 2012 First Priority Notes and the Old Second Priority Notes, together with other sources were used to redeem the Old Existing Senior Notes and fund the other Refinancing Transactions. A portion of the 12.0% Senior Notes redeemed were owned by Bain and Carlyle. See “Description of Other Indebtedness—Existing Senior Notes” for a description of the terms of the Existing Senior Notes.

Debt Securities of the Company

The Equity Sponsors hold the entire aggregate principal amount outstanding of the Existing Senior Notes. Management of the Company has been informed that, as of October 28, 2012, affiliates of certain of the Equity Sponsors beneficially owned $713 million aggregate principal amount, or 39% of the Company’s Senior Subordinated Notes and approximately $42 million aggregate principal amount of the Company’s other outstanding indebtedness. The Company redeemed $930 million aggregate principal amount of its Senior Subordinated Notes on November 8, 2012, and affiliates of Equity Sponsors that hold Senior Subordinated Notes had such notes redeemed on a pro rata basis.

Investment funds advised by entities associated with Bain and Carlyle may have purchased Old Notes in the initial offerings of such notes and may have bought or sold Old Notes in open market transactions. Such investment funds will not, however, be able to participate in the exchange offer, which may impair the liquidity of the market for the New Notes following the consummation of the exchange offer.

Certain Transactions Related to Home Depot

On August 30, 2007, investment funds associated with the Equity Sponsors formed Holding and entered into a stock purchase agreement with Home Depot pursuant to which Home Depot agreed to sell to Holding or to a wholly owned subsidiary of Holding certain intellectual properties and all the outstanding common stock of HD Supply, Inc. and the Canadian subsidiary CND Holdings, Inc. On August 30, 2007, through a series of transactions, Holding’s direct wholly owned subsidiary, HDS Holding Corporation, acquired direct control of HD Supply through the merger of its wholly owned subsidiary, HDS Acquisition Corp., with and into HD Supply, Inc. and the Canadian subsidiary CND Holdings, Inc. Through these transactions (the “Related Transactions”), Home Depot was paid cash of $8.2 billion and 12.5% of Holding’s common stock worth $325 million for certain intellectual property and all of the outstanding common stock of HD Supply, Inc. and CND Holdings, Inc. including all dividends and interest payable associated with those shares. During fiscal 2009, HD Supply, Inc. and the Canadian subsidiary CND Holdings, Inc. received $22 million from Home Depot for the working capital adjustment and settlement of other items finalizing the purchase price of the Related Transactions.

Home Depot

Sales and Purchases—HD Supply derived revenue from the sale of products to Home Depot of $275 million, $299 million, and $290 million in fiscal 2011, fiscal 2010, and fiscal 2009, respectively. The revenue was recorded at an amount that generally approximates fair value. Accounts receivable from the sale of products to Home Depot were $45 million and $27 million at January 29, 2012 and January 30, 2011, respectively, and are included within Receivables in the accompanying Consolidated Balance Sheets. In addition to sales, HD Supply purchased product from Home Depot of less than $1 million in each of fiscal 2011, fiscal 2010, and fiscal 2009. All purchases were recorded in Cost of sales when the inventory was sold.

Strategic Agreement—On the date of the Related Transactions, Home Depot entered into a strategic purchase agreement with Crown Bolt, HD Supply’s distribution services line of business. This agreement provides a guaranteed revenue stream to Crown Bolt through January 31, 2015 by specifying minimum annual purchase requirements from Home Depot. The minimum annual purchase requirements range from $257 million at the outset of the agreement in 2007 to $401 million in the final year. Crown Bolt recorded $20 million and $12 million during fiscal 2011 and fiscal 2010, respectively, in Net sales in accordance with the minimum purchase requirement provisions of this strategic purchase agreement.

Equity Sponsors

In conjunction with the closing of the Related Transactions, the Company entered into a management agreement whereby the Company will pay the Equity Sponsors a $5 million annual aggregate management fee (“Sponsor Management Fee”) and related expenses through August 2017. During each of fiscal 2011, fiscal 2010, and fiscal 2009, the Company recorded $5 million of Sponsor Management Fees and related expenses, which are included in Selling, general and administrative expense in the Consolidated Statements of Operations.

Management of the Company has been informed that, as of January 29, 2012, affiliates of certain of the Equity Sponsors beneficially owned approximately $833 million aggregate principal amount, or 33%, of the Company’s 12.0% Senior Notes due 2014 and $713 million aggregate principal amount, or 39%, of the Company’s 13.5% Senior Subordinated Notes due 2015.

HD Supply purchased product from affiliates of the Equity Sponsors for approximately $61 million, $46 million, and $60 million in fiscal 2011, fiscal 2010, and fiscal 2009, respectively. In addition, HD Supply sold product to affiliates of the Equity Sponsors for approximately $3 million, $3 million, and $3 million in fiscal 2011, fiscal 2010, and fiscal 2009, respectively. Management believes these transactions were conducted at prices that an unrelated third party would pay.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Credit Facilities

Senior Term Facility

The Senior Term Facility consists of a senior secured Term Loan Facility (the “Term Loan Facility”; the term loans thereunder, the “Term Loans”) providing for Term Loans in an aggregate principal amount of $1,000.0 million. On April 12, 2012, proceeds of the Term Loans, together with proceeds from the Senior ABL Facility, were used to (i) repay all amounts outstanding under the Existing Senior Secured Credit Facility, (ii) repay all amounts outstanding under the Existing ABL Credit Facility (iii) repurchase all remaining outstanding 12.0% Senior Notes and (iv) pay related fees and expenses. The Term Loan Facility also permits HD Supply, Inc. to add one or more incremental term loan facilities to be included in the Term Loan Facility or one or more revolving credit facility commitments or letter of credit facility commitments to be included in the Term Loan Facility. As of October 28, 2012, the outstanding principal balance of the Term Loans was $970 million, net of unamortized discount of $27 million.

Maturity; Prepayment

The Term Loan Facility will mature on October 12, 2017 (the “Term Loan Maturity Date”). The Term Loans under the Term Loan Facility will amortize in equal quarterly installments in aggregate annual amounts equal to 1.00% of the original principal amount of the Term Loan Facility with the balance payable on the Term Loan Maturity Date; provided that if more than $450 million aggregate principal amount of our Senior Subordinated Notes remain outstanding as of the date occurring 90 days prior to the date of the final scheduled maturity of the Senior Subordinated Notes, the Term Loan Facility will mature, and the balances of any then outstanding Term Loans will be payable, on the date occurring 90 days prior to the final scheduled maturity of the Senior Subordinated Notes and in the event that more than $450 million aggregate principal amount of any unsecured indebtedness incurred to refinance the Senior Subordinated Notes remains outstanding on the date (the “Second Springing Maturity Date”) that is 90 days prior to the maturity date of such refinancing indebtedness, the Term Loan Facility will mature on the earlier of the Second Springing Maturity Date and October 12, 2017; provided further that the individual applicable lenders may agree to extend the maturity of their Term Loans upon our request and without the consent of any other applicable lender.

Prior to the first anniversary of the closing date of the Term Loan Facility, the loans under the Term Loan Facility may not be optionally prepaid. During the second and third years following the closing date of the Term Loan Facility, the Term Loans may be optionally prepaid at a price of 102% and 101%, respectively, of the principal amount being prepaid. On and after the third anniversary of the closing date of the Term Loan Facility, the Term Loans may be prepaid without premium or penalty. Subject to certain exceptions, the Term Loan Facility will be subject to mandatory prepayment in an amount equal to:

•	100% of the net proceeds of certain asset sales and certain insurance recovery events; and

•	50% of annual excess cash flow for any fiscal year, such percentage to decrease to 0% depending on the attainment of certain leverage ratio targets.

Guarantee; Security

HD Supply, Inc. is the borrower under the Term Loan Facility. Each of our existing and subsequently acquired or organized direct or indirect wholly-owned domestic restricted subsidiaries, subject to certain exceptions, in each case to the extent otherwise permitted by applicable law, regulation and contractual provision (the “Subsidiary Guarantors”) guarantee our payment obligations under the Term Loan Facility.

The Term Loan Facility is not guaranteed by Home Depot.

The Term Loan Facility and the guarantees thereof is secured in favor of the administrative agent and collateral agent, by (i) all of the capital stock of HD Supply, Inc., all capital stock of all domestic subsidiaries owned by HD Supply, Inc. and the Subsidiary Guarantors and 65% of the capital stock of any foreign subsidiary owned directly by HD Supply, Inc. or any Subsidiary Guarantors (it being understood that a foreign subsidiary holding company will be deemed a foreign subsidiary) and (ii) substantially all other tangible and intangible assets owned by HD Supply, Inc. and each Subsidiary Guarantor, in each case to the extent permitted by applicable law and subject to certain exceptions and subject to the priority of liens between the Term Loan Facility, the First Priority Notes, the Second Priority Notes and the Senior ABL Facility.

Interest

The interest rates applicable to the loans under the Term Loan Facility are based on a fluctuating rate of interest measured by reference to either, at our option, (i) an adjusted London inter-bank offered rate (adjusted for statutory reserve requirements), plus a borrowing margin of 6.00%, or (ii) an alternate base rate, plus a borrowing margin of 5.00%.

Fees

Customary fees were payable in respect of the Term Loan Facility.

Covenants

The Term Loan Facility contains a number of negative covenants that, among other things, limit or restrict the ability of HD Supply, Inc. and its material restricted subsidiaries to incur other indebtedness (including guarantees of other indebtedness); incur liens; pay dividends or make other restricted payments, including investments; prepay or amend the terms of other indebtedness; enter into certain types of transactions with affiliates; sell certain assets; sell or otherwise dispose of all or substantially all of its assets; enter into agreements restricting dividends or other distributions by subsidiaries to HD Supply, Inc. or a Subsidiary Guarantor or, in the case of HD Supply, Inc., consolidate or merge.

The Term Loan Facility also contains certain affirmative covenants, including financial and other reporting requirements.

Events of Default

The Term Loan Facility provides for customary events of default, including non-payment of principal, interest or fees, violation of covenants, material inaccuracy of representations or warranties, specified cross payment default and cross acceleration to other material indebtedness, certain bankruptcy events, certain ERISA events, material invalidity of guarantees or security interests and material judgments.

Senior ABL Facility

The Senior ABL Facility provides for senior secured revolving loans and letters of credit of up to a maximum aggregate principal amount of $1,500 million (subject to availability under a borrowing base). Extensions of credit under the Senior ABL Facility are limited by a borrowing base calculated periodically based on specified percentages of the value of eligible inventory and eligible accounts receivables, subject to certain reserves and other adjustments. As of October 28, 2012, the outstanding principal drawn on the Senior ABL Facility was $395 million.

A portion of the Senior ABL Facility is available for letters of credit and swingline loans. The Senior ABL Facility also permits HD Supply, Inc. to add one or more incremental term loan facilities to be included in the Senior ABL Facility or one or more revolving credit facility commitments to be included in the Senior ABL Facility.

Maturity; Prepayments

The Senior ABL Facility will mature on April 12, 2017; provided that if more than $450 million aggregate principal amount of our Senior Subordinated Notes remain outstanding as of the date occurring 90 days prior to the date of the final scheduled maturity of the Senior Subordinated Notes, the Senior ABL Facility will mature, and the balances of any then outstanding loans under the Senior ABL Facility will be payable, on the date occurring 90 days prior to the final scheduled maturity of the Senior Subordinated Notes and in the event that more than $450 million aggregate principal amount of any unsecured indebtedness incurred to refinance the Senior Subordinated Notes remains outstanding on the date (the “Second Springing Maturity Date”) that is 90 days prior to the scheduled maturity date of such refinancing indebtedness, the Senior ABL Facility will mature on the earlier of the Second Springing Maturity Date and April 12, 2017; provided further that the individual applicable lenders may agree to extend the maturity of their loans under the Senior ABL Facility upon our request and without the consent of any other applicable lender.

The Senior ABL Facility may be prepaid at our option at any time without premium or penalty and will be subject to mandatory prepayment if the outstanding Senior ABL Facility exceeds either the aggregate commitments with respect thereto or the current borrowing base, in an amount equal to such excess. Mandatory prepayments do not result in a permanent reduction of the lenders’ commitments under the Senior ABL Facility.

Guarantees; Security

HD Supply, Inc. and certain of its subsidiaries, including HD Supply Canada, Inc., a Canadian subsidiary (the “Canadian Borrower”), are the borrowers under the Senior ABL Facility. Each of HD Supply, Inc.’s existing and subsequently acquired or organized direct or indirect wholly-owned domestic restricted subsidiaries, subject to certain exceptions, in each case to the extent otherwise permitted by applicable law, regulation and contractual provision (the “Subsidiary Guarantors”) guarantee our payment obligations under the Senior ABL Facility (and, in the case of Canadian obligations, each direct and indirect wholly-owned Canadian subsidiary, subject to certain exceptions, in each case to the extent otherwise permitted by applicable law, regulation and contractual provision (the “Canadian Guarantors”) guarantee the Canadian Borrower’s payment obligations under the Senior ABL Facility).

Our obligations under the Senior ABL Facility and the guarantees thereof, are secured in favor of the administrative agent and U.S. ABL collateral agent, by (i) all of the capital stock of HD Supply, Inc., all capital stock of all domestic subsidiaries owned by HD Supply, Inc. and the Subsidiary Guarantors and 65% of the capital stock of any foreign subsidiary held directly by HD Supply, Inc. or any Subsidiary Guarantor (it being understood that a foreign subsidiary holding company will be deemed a foreign subsidiary) and (ii) substantially all other tangible and intangible assets owned by HD Supply, Inc. and each Subsidiary Guarantor, in each case to the extent permitted by applicable law and subject to certain exceptions and subject to the priority of liens between the Term Loan Facility, the First Priority Notes, the Second Priority Notes and the Senior ABL Facility.

The Canadian obligations under the Senior ABL Facility are also secured by liens on substantially all assets of the Canadian Borrower and the Canadian Guarantors, subject to certain exceptions.

Interest

The interest rates applicable to the loans under the Senior ABL Facility are subject to a pricing grid based on average daily excess availability for the previous fiscal quarter.

Fees

Customary fees are payable in respect of the Senior ABL Facility, including letter of credit fees and commitment fees.

Covenants

The Senior ABL Facility contains a number of covenants that, among other things, limit or restrict our ability and, in certain cases, our subsidiaries to make acquisitions, mergers, consolidations, dividends, and to prepay certain indebtedness (including the notes), in each case to the extent any such transaction would reduce availability under the Senior ABL Facility below a specified amount.

The Senior ABL Facility also contains certain affirmative covenants, including financial and other reporting requirements.

Events of Default

The Senior ABL Facility also provides for customary events of default, including non-payment of principal, interest or fees, violation of covenants, material inaccuracy of representations or warranties, specified cross default and cross acceleration to other material indebtedness, certain bankruptcy events, certain ERISA events, material invalidity of guarantees or security interest, material judgments and change of control.

Existing Senior Notes

In connection with the Refinancing Transactions, HD Supply, Inc. issued approximately $757 million of 14.875% Senior Notes due October 12, 2020 (the “Existing Senior Notes”). As a result of PIK interest capitalizations, as of October 28, 2012, the outstanding principal balance of the Existing Senior Notes was $784 million, net of unamortized discount of $29 million.

Interest

Interest on the Existing Senior Notes is paid semi-annually, on April 12 and October 12 of each year. Interest payments will be payments in kind (“PIK”) for any semi-annual period ending on or prior to October 12, 2017 at a rate of 14.875% and thereafter will bear cash interest at the same interest rate.

Guarantees

The Existing Senior Notes are guaranteed by each of our wholly owned domestic subsidiaries (subject to certain exceptions) and by each of our other domestic subsidiaries that is a borrower under the Senior ABL Facility or that guarantees payment of indebtedness of HD Supply, Inc. under certain credit facilities or capital markets securities.

Mandatory Redemption

On or after the fifth anniversary of the issue date, HD Supply, Inc. will be required to redeem or pay portions of the Existing Senior Notes in amounts intended to ensure the Existing Senior Notes are not treated as applicable high yield discount obligations for U.S. federal income tax purposes.

Optional Redemption

HD Supply, Inc. may redeem the Existing Senior Notes, in whole or in part, at any time (1) prior to April 12, 2015, at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, plus a customary make-whole premium and (2) on and after April 12, 2015, at the applicable redemption price set forth below (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to the relevant redemption date, if redeemed during the 12-month period commencing on April 12 of the years set forth below:

Redemption Period	Redemption Price
2015	111.1563%
2016	107.4375%
2017	103.7188%
2018 and thereafter	100.000%

In addition, at any time prior to April 12, 2015, HD Supply, Inc. may redeem up to 35% of the aggregate principal amount of the Existing Senior Notes with the proceeds of certain equity offerings at a redemption price of 114.875% of the principal amount in respect of the Existing Senior Notes being redeemed, plus accrued and unpaid interest to the redemption date, provided, however, that if the Existing Senior Notes are redeemed, an aggregate principal amount of Existing Senior Notes equal to at least 50% of the original aggregate principal amount of Existing Senior Notes must remain outstanding immediately after each such redemption of Existing Senior Notes.

Offer to Repurchase

In the event of certain events that constitute a Change of Control (as defined in the indenture governing the Existing Senior Notes), HD Supply, Inc. must offer to repurchase all of the Existing Senior Notes (unless otherwise redeemed) at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date. If HD Supply, Inc. or any of its restricted subsidiaries sells assets under certain circumstances, HD Supply, Inc. must use the proceeds to make an offer to purchase the Existing Senior Notes at a price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase.

Covenants

The indenture governing the Existing Senior Notes includes affirmative and negative covenants that generally track those in the indenture governing the Second Priority Notes, to the extent applicable.

Events of Default

The indenture governing the Existing Senior Notes also provides for events of default, which, if any of them occurs, would permit or require the principal, premium, if any, interest and other monetary obligations on all the then outstanding Existing Senior Notes to be due and payable immediately. It is an event of default if more than $450.0 million aggregate principal amount of (1) the Senior Subordinated Notes remains outstanding on the date that is 45 days prior to the scheduled maturity date of the Senior Subordinated Notes or (2) any unsecured indebtedness of HD Supply, Inc. or any restricted subsidiary (including the notes offered hereby) incurred to refinance the Senior Subordinated Notes remains outstanding on the date that is 45 days prior to the scheduled maturity date of the such refinancing indebtedness. Because the proceeds of the notes are to be used to refinance a portion of our Senior Subordinated Notes, unless the terms of the Existing Senior Notes are amended or otherwise modified, holders (or the trustee) of the Existing Senior Notes could accelerate such Existing Senior Notes 45 days prior to the scheduled maturity date of the notes offered hereby.

Senior Subordinated Notes

On August 30, 2007, HD Supply, Inc. issued $1.3 billion of Senior Subordinated PIK Notes (the “Senior Subordinated Notes”). During fiscal 2009, the Company repurchased $252 million principal amount, plus accrued interest of $15 million, of the Senior Subordinated Notes for $62 million. As a result, we recognized a $200 million pre-tax gain for the extinguishment of this portion of the Senior Subordinated Notes, net of the write-off of unamortized deferred debt issuance costs. In addition, during the second quarter of fiscal 2012, we repurchased $1 million aggregate principal amount of the Senior Subordinated Notes at a 3% discount. As a result of PIK interest capitalizations and the extinguishment of a portion of the principal, as of October 28, 2012, the outstanding principal balance of the Senior Subordinated Notes was $1.8 billion.

Interest

Interest on the Senior Subordinated Notes is paid semi-annually, on March 1 and September 1 of each year. The first eight payment periods through September 2011 were payments in kind (“PIK”) and therefore increased the balance of the outstanding indebtedness rather than paid in cash.

Guarantees

The Senior Subordinated Notes are guaranteed by each of our domestic subsidiaries that is a borrower under the Senior ABL Facility or that guarantees payment of indebtedness of HD Supply, Inc. or a Subsidiary Guarantor under certain credit facilities and is a wholly-owned domestic subsidiary or that guarantees capital markets securities (the “Subsidiary Guarantors”).

Redemption

HD Supply, Inc. may redeem the Senior Subordinated Notes, in whole or in part, at any time (1) prior to September 1, 2011, at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, plus a customary make-whole premium and (2) on and after September 1, 2011, at the applicable redemption price set forth below (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to the relevant redemption date, if redeemed during the 12-month period commencing on September 1 of the years set forth below:

Redemption Period	Redemption Price
2011	106.750%
2012	103.375%
2013 and thereafter	100.000%

Offer to Repurchase

In the event of certain events that constitute a Change of Control (as defined in the indenture governing the Senior Subordinated Notes), HD Supply, Inc. must offer to repurchase all of the Senior Subordinated Notes (unless otherwise redeemed) at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date. If HD Supply, Inc. or any of its restricted subsidiaries sells assets under certain circumstances, HD Supply, Inc. must use the proceeds to make an offer to purchase the Senior Subordinated Notes at a price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase.

Covenants

The indenture governing the Senior Subordinated Notes contains covenants that, among other things, limit the ability of HD Supply, Inc. and its restricted subsidiaries to: incur more indebtedness; pay dividends, redeem stock or make other distributions; make investments; create restrictions on the ability of HD Supply, Inc.’s restricted subsidiaries to pay dividends to HD Supply, Inc. or make other intercompany transfers; create liens securing indebtedness; transfer or sell assets; merge or consolidate; and enter into certain transactions with HD Supply, Inc.’s affiliates.

Events of Default

The indenture governing the Senior Subordinated Notes also provides for events of default, which, if any of them occurs, would permit or require the principal, premium, if any, interest and other monetary obligations on all the then outstanding Senior Subordinated Notes to be due and payable immediately.

DESCRIPTION OF FIRST PRIORITY NOTES

General

The old 8 1/ 8% Senior Secured Notes due April 15, 2019 (the “Old Notes”) were issued, and the new old 8 1/ 8% Senior Secured Notes due April 15, 2019 (the “New Notes”) will be issued, under an Indenture, dated as of April 12, 2012 (the “Notes Indenture”), among the Company, as issuer, the Subsidiary Guarantors, Wilmington Trust, National Association, as Trustee (the “Trustee”) and Wilmington Trust, National Association, as Note Collateral Agent (the “Note Collateral Agent”).

The Indenture, the Notes, the Intercreditor Agreements and the Note Security Documents contain provisions that define your rights and govern the obligations of the Company under the Notes. Copies of the forms of the Indenture, the Notes, the Intercreditor Agreements and the Note Security Documents will be made available to prospective purchasers of the Notes upon request, when available. See “Where You Can Find More Information.”

The following is a summary of certain provisions of the Indenture, the Notes, the Intercreditor Agreements, and the Note Security Documents. It does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, the Notes, the Intercreditor Agreements, and the Note Security Documents, including the definitions of certain terms therein and (in the case of the Indenture) those terms to be made a part thereof by the Trust Indenture Act of 1939, as amended. The term “Company” and the other capitalized terms defined in “—Certain Definitions” below are used in this “Description of First Priority Notes” as so defined, except as otherwise provided herein. Any reference to a “Holder” or a “Noteholder” in this “Description of First Priority Notes” refers to the Holders of the Notes. The Old Notes and the New Notes, are each considered collectively to be a single class for all purposes under the Indenture, including, without limitations, for the purposes of waivers, amendments, redemptions and offers to purchase. In this “Description of First Priority Notes”, any reference to (i) “Notes” refers collectively to the Old Notes and the New Notes, unless the context otherwise requires, and (ii) a “class” of Notes refers to the Old Notes and the New Notes collectively as a class, as applicable.

Brief Description of the Notes

The Notes are:

•	Senior Indebtedness of the Company;

•

secured by (x) the Cash Flow Priority Collateral owned by the Company on a basis that is equal in priority with the Senior Term Facility and senior in priority to the Senior ABL Facility and the Senior Second Priority Notes and (y) the ABL Priority Collateral owned by the Company on a basis that is junior in priority to the Senior ABL Facility, equal in priority with the Senior Term Facility and senior in priority to the Senior Second Priority Notes, pursuant to the terms of the Intercreditor Agreements, and subject to certain Liens permitted under the Indenture;

•

equal or senior in priority as to the Cash Flow Priority Collateral owned by the Company with respect to any Additional Obligations (as defined under “Description of Intercreditor Agreements—Certain Definitions—Certain Base Intercreditor Definitions”) incurred by the Company after the Issue Date;

•

effectively subordinated to all Indebtedness and other liabilities (including Trade Payables) of the Company’s Subsidiaries (other than Subsidiaries that become Subsidiary Guarantors pursuant to the provisions described below under “—Subsidiary Guarantees”);

•	pari passu in right of payment with all existing and future Senior Indebtedness of the Company;

•	senior in right of payment to all existing and future Subordinated Obligations of the Company;

•

effectively senior to (i) all existing and future unsecured Indebtedness of the Company to the extent of the value of the Collateral owned by the Company, (ii) all existing and future Indebtedness of the

Company under the Senior Second Priority Note Documents to the extent of the value of the Collateral owned by the Company, and (iii) all existing and future Indebtedness of the Company under the Senior ABL Facility to the extent of the value of the Cash Flow Priority Collateral owned by the Company, in each case after giving effect to any senior Lien on such Collateral; and

•

effectively subordinated to (i) all existing and future Indebtedness of the Company under the Senior ABL Facility, to the extent of the value of the ABL Priority Collateral owned by the Company and (ii) any existing or future Indebtedness of the Company that is secured by Liens on assets that do not constitute a part of the Collateral to the extent of the value of such assets.

Brief Description of the Subsidiary Guarantees

The Subsidiary Guarantees of each Subsidiary Guarantor in respect of the Notes are:

•	Senior Indebtedness of such Subsidiary Guarantor;

•

secured by (x) the Cash Flow Priority Collateral owned by such Subsidiary Guarantor on a basis that is equal in priority with the Senior Term Facility and senior in priority to the Senior ABL Facility and the Senior Second Priority Notes and (y) the ABL Priority Collateral owned by such Subsidiary Guarantor on a basis that is junior in priority to the Senior ABL Facility, equal in priority with the Senior Term Facility and senior in priority to the Senior Second Priority Notes, pursuant to the terms of the Intercreditor Agreements, and subject to certain Liens permitted under the Indenture;

•

equal or senior in priority as to the Cash Flow Priority Collateral owned by such Subsidiary Guarantor with respect to any Additional Obligations incurred by such Subsidiary Guarantor after the Issue Date;

•

effectively subordinated to all Indebtedness and other liabilities (including Trade Payables) of any Subsidiary Guarantor’s Subsidiaries (other than Subsidiaries that become Subsidiary Guarantors pursuant to the provisions described below under “—Subsidiary Guarantees”);

•	pari passu in right of payment with all existing and future Senior Indebtedness of such Subsidiary Guarantor;

•	senior in right of payment to all existing and future Guarantor Subordinated Obligations of such Subsidiary Guarantor;

•

effectively senior to (i) all existing and future unsecured Indebtedness of such Subsidiary Guarantor to the extent of the value of the Collateral owned by such Subsidiary Guarantor, (ii) all existing and future Indebtedness of such Subsidiary Guarantor under the Senior Second Priority Note Documents to the extent of the value of the Collateral owned by such Subsidiary Guarantor, and (iii) all existing and future Indebtedness of such Subsidiary Guarantor under the Senior ABL Facility to the extent of the value of the Cash Flow Priority Collateral owned by such Subsidiary Guarantor, in each case after giving effect to any senior Lien on such Collateral; and

•

effectively subordinated to (i) all existing and future Indebtedness of such Subsidiary Guarantor under the Senior ABL Facility, to the extent of the value of the ABL Priority Collateral owned by such Subsidiary Guarantor and (ii) any existing or future Indebtedness of such Subsidiary Guarantor that is secured by Liens on assets that do not constitute a part of the Collateral to the extent of the value of such assets.

Principal, Maturity and Interest

The Notes will mature on April 15, 2019. Each Note bears interest at the rate of 8 1/8% per annum shown on the front cover of this prospectus from April 12, 2012, or from the most recent date to which interest has been paid or provided for. Interest is payable semiannually in cash to Holders of record at the close of business on April 1 or October 1 immediately preceding the interest payment date on April 15 and October 15 of each year, commencing October 15, 2012. Interest will be paid on the basis of a 360-day year consisting of twelve 30-day months.

An aggregate principal amount of $1,250.0 million of Notes is currently outstanding. Additional securities may be issued under the Indenture in one or more series from time to time (“Additional Notes”), subject to the limitations set forth under “—Certain Covenants—Limitation on Indebtedness” and “—Certain Covenants—Limitation on Liens,” which will vote as a class with the Notes (except as otherwise provided herein) and otherwise be treated as Notes for purposes of the Indenture. The Indenture permits the Company to designate the maturity date, interest rate and optional redemption provisions applicable to each series of Additional Notes, which may differ from the maturity date, interest rate and optional redemption provisions applicable to the Notes issued on the Issue Date. Additional Notes that differ with respect to maturity date, interest rate or optional redemption provisions from the Notes issued on the Issue Date will constitute a different series of notes from such initial Notes. Additional Notes that have the same maturity date, interest rate and optional redemption provisions as the Notes issued on the Issue Date will be treated as the same series as such initial Notes unless otherwise designated by the Company. The Company similarly will be entitled to vary the application of certain other provisions to any series of Additional Notes.

Other Terms

Principal of, and premium, if any, and interest on, the Notes are payable, and the Notes may be exchanged or transferred, at the office or agency of the Company maintained for such purposes (which initially shall be the corporate trust office of the Trustee), except that, at the option of the Company, payment of interest may be made by wire transfer of immediately available funds to the account designated to the Company by the Person entitled thereto or by check mailed to the address of the registered holders of the Notes as such address appears in the Note Register.

The New Notes will be issued in the form of global notes that will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company, and purchasers of Notes will not receive or are not entitled to receive physical, certificated Notes (except in the very limited circumstances described herein). The Notes were issued only in fully registered form, without coupons. The Notes were issued only in minimum denominations of $2,000 (the “Minimum Denomination”) and any integral multiple of $1,000 in excess thereof.

Optional Redemption

The Notes are redeemable, at the Company’s option, at any time prior to maturity at varying redemption prices in accordance with the applicable provisions set forth below.

The Notes are redeemable, at the Company’s option, in whole or in part, at any time and from time to time on and after April 15, 2015, and prior to maturity at the applicable redemption price set forth below. Such redemption may be made upon notice mailed by first class mail to each Holder’s registered address, not less than 30 nor (other than in the case of defeasance or satisfaction and discharge) more than 60 days prior to the date of redemption (the “Redemption Date”). The Company may provide in such notice that payment of the redemption price and the performance of the Company’s obligations with respect to such redemption may be performed by another Person. Any such redemption and notice may, in the Company’s discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the occurrence of a Change of Control. The Notes are so redeemable at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to the relevant Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on April 15 of the years set forth below:

Redemption Period	Price
2015	106.094%
2016	104.063%
2017	102.031%
2018 and thereafter	100.000%

In addition, the Indenture provides that at any time and from time to time prior to April 15, 2015, the Company at its option may redeem Notes in an aggregate principal amount equal to up to 35% of the original aggregate principal amount of the Notes (including the principal amount of any Additional Notes of the same series), with funds in an equal aggregate amount (the “Redemption Amount”) not exceeding the aggregate proceeds of one or more Equity Offerings (as defined below), at a redemption price (expressed as a percentage of principal amount thereof) of 108.125%, plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that if Notes are redeemed, an aggregate principal amount of Notes equal to at least 50% of the original aggregate principal amount of Notes (including the principal amount of any Additional Notes of the same series) must remain outstanding immediately after each such redemption of Notes. “Equity Offering” means a sale of Capital Stock (x) that is a sale of Capital Stock of the Company (other than Disqualified Stock) or (y) proceeds of which in an amount equal to or exceeding the Redemption Amount are contributed to the equity capital of the Company or any of its Restricted Subsidiaries. Such redemption may be made upon notice mailed by first class mail to each Holder’s registered address, not less than 30 nor more than 60 days prior to the Redemption Date (but in no event more than 180 days after the completion of the related Equity Offering). The Company may provide in such notice that payment of the redemption price and performance of the Company’s obligations with respect to such redemption may be performed by another Person. Any such notice may be given prior to the completion of the related Equity Offering, and any such redemption or notice may, at the Company’s discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the completion of the related Equity Offering.

At any time prior to April 15, 2015, Notes may also be redeemed in whole or in part, at the Company’s option, at a price (the “Redemption Price”) equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued but unpaid interest, if any, to, the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date). Such redemption may be made upon notice mailed by first class mail to each Holder’s registered address, not less than 30 nor more than 60 days prior to the Redemption Date. The Company may provide in such notice that payment of the Redemption Price and performance of the Company’s obligations with respect to such redemption may be performed by another Person. Any such redemption or notice may, at the Company’s discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the occurrence of a Change of Control.

“Applicable Premium” means, with respect to a Note at any Redemption Date, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess of (A) the present value at such Redemption Date of (1) the redemption price of such Note on April 15, 2015 (such redemption price being that described in the second paragraph of this “—Optional Redemption” section) plus (2) all required remaining scheduled interest payments due on such Note through such date (excluding accrued and unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Note on such Redemption Date, as calculated by the Company or on behalf of the Company by such Person as the Company shall designate; provided that such calculation shall not be a duty or obligation of the Trustee.

“Treasury Rate” means, with respect to a Redemption Date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to such Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to April 15, 2015; provided, however, that if the period from the Redemption Date to such date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to such date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

Selection

In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, in integral multiples of $1,000, although no Note of the Minimum Denomination in original principal amount or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

Subsidiary Guarantees

As of the Issue Date, each Wholly Owned Domestic Subsidiary (other than an Excluded Subsidiary), and each other Domestic Subsidiary that is a borrower under the Senior ABL Facility or that guarantees payment of Indebtedness of the Company under any Credit Facility or Capital Markets Securities, guaranteed payment of the Notes under the Indenture. From and after the Issue Date, the Company will cause each Wholly Owned Domestic Subsidiary (other than an Excluded Subsidiary), and each other Domestic Subsidiary that is a borrower under the Senior ABL Facility or that guarantees payment of Indebtedness of the Company under any Credit Facility or Capital Markets Securities, to execute and deliver to the Trustee a supplemental indenture or other instrument pursuant to which such Domestic Subsidiary will guarantee payment of the Notes, whereupon such Domestic Subsidiary will become a Subsidiary Guarantor for all purposes under the Indenture. In addition, the Company may cause any Subsidiary that is not a Subsidiary Guarantor so to guarantee payment of the Notes and become a Subsidiary Guarantor.

Each Subsidiary Guarantor, as primary obligor and not merely as surety, jointly and severally, irrevocably and fully and unconditionally guarantees, on a senior basis, the punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all monetary obligations of the Company under the Indenture and the Notes, whether for principal of or interest on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Subsidiary Guarantors being herein called the “Subsidiary Guaranteed Obligations”). Such Subsidiary Guarantor agrees to pay, in addition to the amount stated above, any and all reasonable out-of-pocket expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under its Subsidiary Guarantee.

The obligations of each Subsidiary Guarantor are limited to the maximum amount, as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor (including but not limited to any Guarantee by it of any Credit Facility Indebtedness), result in the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law, or being void or unenforceable under any law relating to insolvency of debtors.

Each such Subsidiary Guarantee is a continuing Guarantee and shall (i) remain in full force and effect until payment in full of the principal amount of all outstanding Notes (whether by payment at maturity, purchase, redemption, defeasance, retirement or other acquisition) and all other Subsidiary Guaranteed Obligations then due and owing unless earlier terminated as described below, (ii) be binding upon such Subsidiary Guarantor and (iii) inure to the benefit of and be enforceable by the Trustee, the Holders and their permitted successors, transferees and assigns.

Notwithstanding the preceding paragraph, any Subsidiary Guarantor will automatically and unconditionally be released from all obligations under its Subsidiary Guarantee, and such Subsidiary Guarantee shall thereupon terminate and be discharged and of no further force or effect, (i) concurrently with any direct or indirect sale or disposition (by merger or otherwise) of any Subsidiary Guarantor or any interest therein in accordance with the terms of the Indenture (including the covenants described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” and “—Merger and Consolidation”) by the Company or a Restricted Subsidiary, following which such Subsidiary Guarantor is no longer a Restricted Subsidiary of the Company, (ii) at any time that such Subsidiary Guarantor is released from all of its obligations under all of its Guarantees of payment of any Indebtedness of the Company or any Subsidiary Guarantor under the Senior Credit Facilities and Capital Markets Securities and is not a borrower under the Senior ABL Facility (it being understood that a release subject to contingent reinstatement is still a release, and that if any such Guarantee is so reinstated, such Subsidiary Guarantee shall also be reinstated to the extent that such Subsidiary Guarantor would then be required to provide a Subsidiary Guarantee pursuant to the covenant described under “—Certain Covenants—Future Subsidiary Guarantors”), (iii) upon the merger or consolidation of any Subsidiary Guarantor with and into the Company or another Subsidiary Guarantor that is the surviving Person in such merger or consolidation, or upon the liquidation of such Subsidiary Guarantor following the transfer of all of its assets to the Company or another Subsidiary Guarantor, (iv) concurrently with any Subsidiary Guarantor becoming an Unrestricted Subsidiary, (v) during the Suspension Period, upon the merger or consolidation of any Subsidiary Guarantor with and into another Subsidiary that is not a Subsidiary Guarantor with such other Subsidiary being the surviving Person in such merger or consolidation, or upon liquidation of such Subsidiary Guarantor following the transfer of all of its assets to a Subsidiary that is not a Subsidiary Guarantor, (vi) upon legal or covenant defeasance of the Company’s obligations, or satisfaction and discharge of the Indenture, or (vii) subject to customary contingent reinstatement provisions, upon payment in full of the aggregate principal amount of all Notes then outstanding and all other Subsidiary Guaranteed Obligations then due and owing. In addition, the Company has the right, upon 30 days’ notice to the Trustee, to cause any Subsidiary Guarantor that has not guaranteed payment of any Indebtedness of the Company or any Subsidiary Guarantor under the Senior Credit Facilities or Capital Markets Securities and is not a borrower under the Senior ABL Facility to be unconditionally released from all obligations under its Subsidiary Guarantee, and such Subsidiary Guarantee shall thereupon terminate and be discharged and of no further force or effect. Upon any such occurrence specified in this paragraph, the Trustee shall execute any documents reasonably requested by the Company in order to evidence such release, discharge and termination in respect of such Subsidiary Guarantee.

Neither the Company nor any Subsidiary Guarantor shall be required to make a notation on the Notes to reflect any such Subsidiary Guarantee or any such release, termination or discharge.

Ranking

The Indebtedness evidenced by the Notes (a) is Senior Indebtedness of the Company, (b) ranks pari passu in right of payment with all existing and future Senior Indebtedness of the Company, (c) is secured by the Collateral, which Collateral is shared on a pari passu or senior basis with any Additional Obligations incurred thereafter and (d) is senior in right of payment to all existing and future Subordinated Obligations of the Company. The ABL Obligations, Term Obligations and Second Lien Note Obligations (in each case, as defined under “Description of Intercreditor Agreements—Certain Definitions—Certain Base Intercreditor Definitions”) are also secured by the Collateral. Pursuant to the terms of the Intercreditor Agreements, the Liens securing Indebtedness evidenced by the Notes (x) with respect to the Cash Flow Priority Collateral, rank senior to the Liens securing the ABL Obligations, the Second Lien Note Obligations and certain Additional Obligations and equal with the Liens securing the Term Obligations and certain Additional Obligations, and (y) with respect to the ABL Priority Collateral, rank junior to the Liens securing the ABL Obligations, equal with the Liens securing the Term Obligations and certain Additional Obligations and senior to the Liens securing the Second Lien Note Obligations and certain Additional Obligations, in each case subject to certain Liens permitted under the Indenture. Such security interests are described under “—Security for the Notes.” The Notes are effectively subordinated to all Indebtedness and other liabilities (including Trade Payables) of the Company’s Subsidiaries (other than any Subsidiaries that become Subsidiary Guarantors pursuant to the provisions described above under “—Subsidiary Guarantees”).

Each Subsidiary Guarantee in respect of Notes (a) is Senior Indebtedness of the applicable Subsidiary Guarantor, (b) ranks pari passu in right of payment with all existing and future Senior Indebtedness of such Person, (c) is secured by the Collateral, which Collateral is shared on a pari passu or senior basis with any Additional Obligations incurred thereafter and (d) is senior in right of payment to all existing and future

Guarantor Subordinated Obligations of such Person. The ABL Obligations, Term Obligations and Second Lien Note Obligations are also secured by the Collateral. Pursuant to the terms of the Intercreditor Agreements, the Liens securing Indebtedness evidenced by the Subsidiary Guarantees (x) with respect to the Cash Flow Priority Collateral, rank senior to the Liens securing the ABL Obligations, the Second Lien Note Obligations and certain Additional Obligations and equal with the Liens securing the Term Obligations and certain Additional Obligations, and (y) with respect to the ABL Priority Collateral, rank junior to the Liens securing the ABL Obligations, equal with the Liens securing the Term Obligations and certain Additional Obligations and senior to the Liens securing the Second Lien Note Obligations and certain Additional Obligations, in each case subject to certain Liens permitted under the Indenture. Such security interests are described under “—Security for the Notes.” Such Subsidiary Guarantee is also effectively subordinated to all Indebtedness and other liabilities (including Trade Payables) of the Subsidiaries of such Person (other than any Subsidiaries that become Subsidiary Guarantors pursuant to the provisions described above under “—Subsidiary Guarantees”).

Security for the Notes

The Notes and the Subsidiary Guarantees have the benefit of the Collateral, which generally consists of substantially all of the tangible and intangible assets of the Company and the Subsidiary Guarantors, including pledges of all Capital Stock of the Company’s Restricted Subsidiaries directly owned by the Company and the Subsidiary Guarantors (but only up to 65% of each series of Capital Stock of each direct Foreign Subsidiary owned by the Company or any Subsidiary Guarantor), subject to certain thresholds and exceptions, and excluding any Excluded Assets and Excluded Subsidiary Securities. Collateral of the Company secures the Obligations of the Company under the Notes, and Collateral of each Subsidiary Guarantor secures the Obligations of such Subsidiary Guarantor under its Subsidiary Guarantee.

Not all assets of the Company and the Company’s subsidiaries constitute Collateral. See “Risk Factors—Risks Relating to the New Notes and Our Indebtedness—Certain assets are excluded from the collateral.” The Cash Flow Priority Collateral excludes all assets that do not secure Term Obligations at any time and from time to time, so long as any Term Obligations are outstanding. The assets that secure Term Obligations may be subject to exceptions and exclusions that may change over time, in the determination of the Company, the Subsidiary Guarantors and the agent or other representative of holders of the Term Obligations. The assets that currently secure the Term Obligations do not include, and accordingly the Collateral that secures the Notes excludes, the Excluded Assets. “Excluded Assets” is defined in the Note Security Documents, and includes (i) certain property that is subject to a Lien in respect of Purchase Money Obligations or Capitalized Lease Obligations, (ii) any fee interest in certain real property owned as of the Issue Date, and any fee interest in after-acquired owned real property if the fair market value of such fee interest is less than $5.0 million individually, (iii) motor vehicles and any other assets subject to certificate of title, (iv) property that has been sold or otherwise transferred in connection with a Special Purpose Financing, (v) any interest in leased real property and (vi) other collateral exceptions and exclusions in effect from time to time under the Senior Term Facility. The Collateral also excludes any Excluded Subsidiary Securities. In addition, the Company and the Subsidiary Guarantors are not required to (x) take any action in any jurisdiction other than the United States of America, or required by the laws of any such jurisdiction, in order to create any security interests (or other Liens) in assets located or titled outside of the United States of America or to perfect any security interests (or other Liens) in any Collateral, (y) deliver control agreements with respect to, or confer perfection by “control” over, any deposit accounts, bank or securities account or other Collateral, except, in the case of Collateral that constitutes Capital Stock or intercompany notes in certificated form, delivering such Capital Stock or intercompany notes (in the case of intercompany notes, limited to any such note with a principal amount in excess of $3.0 million) to the Note Collateral Agent (or another Person as required under the Intercreditor Agreements) or (z) deliver landlord lien waivers, estoppels or collateral access letters. Certain control agreements have been delivered for the benefit of the ABL Collateral Agent.

The Company and the Subsidiary Guarantors will be able to incur additional Indebtedness in the future that could be secured by Liens sharing in all or part of the Collateral, which security interests may rank equally with or junior to the security interest of the Holders of the Notes. The amount of all such additional Indebtedness will be limited by the covenants described under “—Certain Covenants—Limitation on Liens” and “—Certain Covenants—Limitation on Indebtedness.” Under certain circumstances the amount of such additional secured Indebtedness could be significant.

The Collateral consists of (i) the Cash Flow Priority Collateral, as to which (x) the Holders of the Notes and the holders of Term Obligations and certain Additional Obligations have a security interest ranking senior to the security interest of the holders of ABL Obligations, Second Lien Note Obligations and certain Additional Obligations, and (y) the Holders of the Notes have a security interest ranking equal with the security interest of the holders of Term Obligations and certain Additional Obligations, and (ii) the ABL Priority Collateral, as to which (x) the holders of ABL Obligations have a security interest ranking senior to the security interest of the Holders of the Notes and the holders of Term Obligations, Second Lien Note Obligations and certain Additional Obligations, (y) the Holders of the Notes and the holders of Term Obligations and certain Additional Obligations have a security interest ranking senior to the security interest of the holders of Second Lien Note Obligations and certain Additional Obligations, and (z) the Holders of the Notes have a security interest ranking equal with the security interest of the holders of Term Obligations and certain Additional Obligations.

Cash Flow Priority Collateral

The Notes and the Subsidiary Guarantees are secured by the Cash Flow Priority Collateral, which security interest ranks senior to the security interest of the holders of ABL Obligations, Second Lien Note Obligations and certain Additional Obligations, and equal with the security interest of the holders of Term Obligations and certain Additional Obligations. For purposes of this “Description of First Priority Notes”, the term “Cash Flow Priority Collateral” is used as defined in the Base Intercreditor Agreement, but excluding Excluded Subsidiary Securities. The Cash Flow Priority Collateral generally consists of all Collateral, other than the ABL Priority Collateral, and excludes Excluded Assets.

Except as provided in the Cash Flow Intercreditor Agreement, Holders of the Notes are not able to take any enforcement action with respect to the Cash Flow Priority Collateral without the written consent of the Senior Priority Representative (as defined under “Description of Intercreditor Agreements—Certain Definitions—Certain Cash Flow Intercreditor Definitions”). See “Description of Intercreditor Agreements—Certain Cash Flow Intercreditor Provisions—Remedies Standstill.” Except as provided in the Cash Flow Intercreditor Agreement, holders of Liens on the Cash Flow Priority Collateral that are governed by the Cash Flow Intercreditor Agreement and rank junior to the security interest of the Holders of the Notes, including holders of the Second Lien Note Obligations, are not able to take any enforcement action with respect to the Cash Flow Priority Collateral so long as any Notes are outstanding. See “Description of Intercreditor Agreements—Certain Cash Flow Intercreditor Provisions—Remedies Standstill.” Except as provided in the Base Intercreditor Agreement, holders of the ABL Obligations, are not able to take any enforcement action with respect to the Cash Flow Priority Collateral so long as any Notes are outstanding. See “Description of Intercreditor Agreements—Certain Base Intercreditor Provisions—Remedies Standstill.”

ABL Priority Collateral

The Notes and the Subsidiary Guarantees are secured by the ABL Priority Collateral, which security interest ranks junior to the security interest of the holders of ABL Obligations, equal with the security interest of the holders of Term Obligations and certain Additional Obligations, and senior to the security interest of the holders of Second Lien Note Obligations and certain Additional Obligations. For purposes of this “Description of First Priority Notes”, the term “ABL Priority Collateral” is used as defined in the Base Intercreditor Agreement. The ABL Priority Collateral generally consists of (subject to certain thresholds and exceptions) all Collateral consisting of accounts receivable, inventory and other current assets and all proceeds thereof, including cash, cash equivalents, deposit accounts, securities accounts, investment accounts, instruments, chattel paper, general intangibles (other than intellectual property), letters of credit, insurance proceeds and investment property, in each case arising from any such accounts receivable, inventory and other current assets, and all books and records relating to any of the foregoing. See “Description of Intercreditor Agreements—Certain Definitions—Certain Base Intercreditor Agreement Definitions—ABL Priority Collateral.”

Except as provided in the Base Intercreditor Agreement, holders of Liens on the ABL Priority Collateral that are governed by the Base Intercreditor Agreement and rank junior to the security interest of the holders of ABL Obligations, including Holders of the Notes, are not able to take any enforcement action with respect to the ABL Priority Collateral so long as any ABL Obligation is outstanding. See “Description of Intercreditor Agreements—Certain Base Intercreditor Provisions—Remedies Standstill.”

After Acquired Property

Promptly, but in no event later than 90 days, following the acquisition by the Company or any Subsidiary Guarantor of any After Acquired Property, the Company or such Subsidiary Guarantor shall execute and deliver such mortgages, Note Security Document supplements, security instruments and financing statements as shall be reasonably necessary to cause such After Acquired Property to be made subject to a perfected Lien (subject to Liens permitted under the Indenture, including Permitted Liens) in favor of the Note Collateral Agent for the benefit of the Trustee and the Holders of the Notes, and thereupon all provisions of the Indenture and the Note Security Documents relating to the Collateral shall be deemed to relate to such After Acquired Property to the same extent and with the same force and effect; provided that (a) if any ABL Obligations are outstanding at such time, in the case of After Acquired Property constituting ABL Priority Collateral, the execution and delivery of such documents will only be required, and such After Acquired Property will only become part of the Collateral securing the Notes, if and to the extent that such After Acquired Property becomes part of the Collateral securing the ABL Obligations substantially concurrently therewith, (b) if any Term Obligations are outstanding at such time, in the case of After Acquired Property constituting Cash Flow Priority Collateral, the execution and delivery of such documents will only be required, and such After Acquired Property will only become part of the Collateral securing the Notes, if and to the extent that such After Acquired Property becomes part of the Collateral securing the Term Obligations, (c) the Collateral in any event will exclude Excluded Subsidiary Securities and (d) in any event the Company or such Subsidiary Guarantor will not be required to (x) take any action in any jurisdiction other than the United States of America, or required by the laws of any such jurisdiction, in order to create any security interests (or other Liens) in assets located or titled outside of the United States of America or to perfect any security interests (or other Liens) in any Collateral, (y) deliver control agreements with respect to, or confer perfection by “control” over, any deposit accounts, bank or securities account or other Collateral, except, in the case of Collateral that constitutes Capital Stock or intercompany notes in certificated form, delivering such Capital Stock or intercompany notes (in the case of intercompany notes, limited to any such note with a principal amount in excess of $3.0 million) to the Note Collateral Agent (or another Person as required under the Intercreditor Agreements) or (z) deliver landlord lien waivers, estoppels or collateral access letters.

Note Security Documents

The Company, the Subsidiary Guarantors, the Note Collateral Agent and the Trustee have entered into one or more Note Security Documents creating and establishing the terms of the Liens that secure the Notes and the Subsidiary Guarantees. These Liens secure the payment when due of all of the Obligations of the Company and the Subsidiary Guarantors under the Notes, the Indenture, the Subsidiary Guarantees and the Note Security Documents, as provided in the Note Security Documents. The Company and the Subsidiary Guarantors were unable to complete on or prior to the Issue Date all filings and other similar actions required in connection with the perfection of such security interests, and will use their commercially reasonable efforts to complete such actions as soon as reasonably practicable (but not later than 180 days) after the Issue Date. Wilmington Trust, National Association has been appointed, pursuant to the Indenture, as the Note Collateral Agent.

Brief Description of Intercreditor Agreements

On the Issue Date, the Company, the Subsidiary Guarantors, the ABL Agent, the Term Agent, the First Lien Note Agent and the Second Lien Note Agent entered into the Base Intercreditor Agreement, and the Company, the Subsidiary Guarantors, the Term Agent, the First Lien Note Agent and the Second Lien Note Agent entered into the Cash Flow Intercreditor Agreement. Although the Holders of the Notes are not party to the Intercreditor Agreements, by their acceptance of the Notes they agree to be bound thereby. Certain capitalized terms used in this “—Brief Description of Intercreditor Agreements” that are not defined in this “Description of First Priority Notes” are used as defined under “Description of Intercreditor Agreements—Certain Definitions.” For a further description of the terms of the Intercreditor Agreements, see “Description of Intercreditor Agreements.”

The Base Intercreditor Agreement generally provides that:

(1)	any Lien in respect of any ABL Priority Collateral that secures any Cash Flow Collateral Obligations shall in all respects be junior and subordinate to all Liens in respect of such ABL Priority Collateral granted to secure any ABL Obligations;

(2)	any Lien in respect of any ABL Priority Collateral that secures any ABL Obligations shall in all respects be senior and prior to all Liens in respect of such ABL Priority Collateral granted to secure any Cash Flow Collateral Obligations;

(3)	any Lien in respect of any Cash Flow Priority Collateral that secures any ABL Obligations shall in all respects be junior and subordinate to all Liens in respect of such Cash Flow Priority Collateral granted to secure any Cash Flow Collateral Obligations (except as may be separately otherwise agreed by, and solely as between, any Additional Agent and the ABL Agent on behalf of the respective creditors they represent);

(4)	any Lien in respect of any Cash Flow Priority Collateral that secures any Cash Flow Collateral Obligations shall in all respects be senior and prior to all Liens in respect of such Cash Flow Priority Collateral granted to secure any ABL Obligations (except as may be separately otherwise agreed by, and solely as between, any Additional Agent and the ABL Agent on behalf of the respective creditors they represent); and

(5)	any Lien in respect of any Collateral that secures any Cash Flow Collateral Obligations shall in all respects be pari passu and equal in priority with any Lien in respect of such Collateral that secures any other Cash Flow Collateral Obligations (except as provided in the Cash Flow Intercreditor Agreement, or as may be separately otherwise agreed by and between, and solely as among, any two or more Cash Flow Collateral Agents on behalf of the respective creditors they represent).

Lien priority as between the ABL Obligations, on the one hand, and the First Lien Note Obligations, the Term Obligations, the Second Lien Note Obligations and the Additional Obligations, on the other hand, with respect to any Collateral is governed solely by the Base Intercreditor Agreement, except as may be separately otherwise agreed in writing by or among any applicable parties thereto.

The Cash Flow Intercreditor Agreement generally provides that:

(1)	any Lien in respect of any Collateral that secures any Junior Priority Obligations shall be junior and subordinate in all respects to all Liens granted to secure any Senior Priority Obligations;

(2)	any Lien in respect of any Collateral that secures any Senior Priority Obligations shall be senior and prior in all respects to all Liens granted to secure any Junior Priority Obligations;

(3)	except as may be separately otherwise agreed by and between or among any applicable Senior Priority Agents on behalf of the respective creditors they represent, any Lien in respect of any Collateral that secures any Senior Priority Obligations shall be pari passu and equal in priority in all respects with any Lien in respect of such Collateral that secures any other Senior Priority Obligations; and

(4)	except as may be separately otherwise agreed by and between or among any applicable Junior Priority Agents on behalf of the respective creditors they represent, any Lien in respect of any Collateral that secures any Junior Priority Obligations shall be pari passu and equal in priority in all respects with any Lien in respect of such Collateral that secures any other Junior Priority Obligations.

Lien priority as between the Senior Priority Obligations and the Junior Priority Obligations with respect to any Collateral is governed solely by the Cash Flow Intercreditor Agreement, except as may be separately otherwise agreed in writing by or among any applicable parties thereto.

By their acceptance of the Notes, the Holders of the Notes authorize the First Lien Note Agent and the Trustee, as applicable, to enter into any intercreditor agreement on behalf of, and binding with respect to, the Holders of the Notes and their interest in designated assets, in connection with the incurrence of any Additional Indebtedness, including to clarify the respective rights of all parties in and to designated assets. The Trustee will enter into any such intercreditor agreement at the request of the Company, provided that the Company will have delivered to the Trustee an Officer’s Certificate to the effect that such other intercreditor agreement complies with the provisions of the Indenture and the Note Security Documents.

The Company has the right to determine whether Additional Obligations under the Intercreditor Agreements will, as between such Additional Obligations and the First Lien Note Obligations, rank pari passu or junior with respect to the Collateral, and as between or among such Additional Obligations and any other Additional Obligations, rank pari passu, senior or junior with respect to the Collateral, to the extent permitted under the applicable Senior Priority Documents and Junior Priority Documents. The terms on which any Additional Obligations will rank pari passu or junior in priority to the First Lien Note Obligations with respect to the Collateral will be set forth in the Cash Flow Intercreditor Agreement.

Release of Collateral

The Company and the Subsidiary Guarantors will be entitled to the releases of property and other assets included in the Collateral from the Liens securing the Notes under any one or more of the following circumstances:

•	so long as any ABL Obligations are outstanding, in the case of any property or other assets constituting ABL Priority Collateral, upon the release of all Liens thereon securing ABL Obligations;

•

so long as any Term Obligations are outstanding, in the case of any property or other assets constituting Cash Flow Priority Collateral, upon the release of all Liens thereon securing Term Obligations;

•

to enable the disposition of such property or assets to any Person (other than the Company or a Subsidiary Guarantor) to the extent not prohibited under the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock”;

•

the release of Excess Collateral Proceeds or Excess Other Proceeds (whether in respect of any Asset Disposition of Collateral or non-Collateral) that remain unexpended after the conclusion of an applicable Offer conducted in accordance with the Indenture;

•	in the case of a Subsidiary Guarantor that is released from its Subsidiary Guarantee, the release of the property and assets of such Subsidiary Guarantor;

•	as described under “—Amendments and Waivers” below; or

•

as described under “Description of Intercreditor Agreements—Certain Base Intercreditor Provisions—Releases” and “Description of Intercreditor Agreements—Certain Cash Flow Intercreditor Provisions—Releases.”

The security interests in all Collateral securing the Notes and Guarantees also will be released upon (i) payment in full of the principal of, together with accrued and unpaid interest on, the Notes and all other Obligations under the Indenture, the Subsidiary Guarantees under the Indenture and the Note Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, is paid or (ii) a legal defeasance or covenant defeasance under the Indenture as described below under “—Defeasance” or a discharge of the Indenture as described under “—Satisfaction and Discharge.”

Change of Control

Upon the occurrence after the Issue Date of a Change of Control (as defined below), each Holder of Notes will have the right to require the Company to repurchase all or any part of such Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that the Company shall not be obligated to repurchase Notes pursuant to this covenant in the event that it has exercised its right to redeem all of the Notes as described under “—Optional Redemption.” The Transactions shall not constitute or give rise to a Change of Control.

The term “Change of Control” means:

(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders or a Parent, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company, provided that (x) so long as the Company is a Subsidiary of any Parent, no “person” shall be deemed to be or become a “beneficial owner” of more than 50% of the total voting power of the Voting Stock of the Company unless such “person” shall be or become a “beneficial owner” of more than 50% of the total voting power of the Voting Stock of such Parent and (y) any Voting Stock of which any Permitted Holder is the “beneficial owner” shall not in any case be included in any Voting Stock of which any such “person” is the “beneficial owner”;

(ii) the Company merges or consolidates with or into, or sells or transfers (in one or a series of related transactions) all or substantially all of the assets of the Company and its Restricted Subsidiaries to, another Person (other than one or more Permitted Holders) and any “person” (as defined in clause (i) above), other than one or more Permitted Holders or any Parent, is or becomes the “beneficial owner” (as so defined), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the surviving Person in such merger or consolidation, or the transferee Person in such sale or transfer of assets, as the case may be, provided that (x) so long as such surviving or transferee Person is a Subsidiary of a parent Person, no “person” shall be deemed to be or become a “beneficial owner” of more than 50% of the total voting power of the Voting Stock of such surviving or transferee Person unless such “person” shall be or become a “beneficial owner” of more than 50% of the total voting power of the Voting Stock of such parent Person and (y) any Voting Stock of which any Permitted Holder is the “beneficial owner” shall not in any case be included in any Voting Stock of which any such “person” is the “beneficial owner”; or

(iii) the adoption by vote of the stockholders of the Company of a plan for the liquidation or dissolution of the Company.

In the event that, at the time of such Change of Control, the terms of any Credit Facility Indebtedness constituting Designated Senior Indebtedness restrict or prohibit the repurchase of the Notes pursuant to this covenant, then prior to the mailing of the notice to Holders provided for in the immediately following paragraph but in any event not later than 30 days following the date the Company obtains actual knowledge of any Change of Control (unless the Company has exercised its right to redeem all the Notes as described under “—Optional Redemption”), the Company shall, or shall cause one or more of its Subsidiaries to, (i) repay in full all such Credit Facility Indebtedness subject to such terms or offer to repay in full all such Credit Facility Indebtedness and repay the Credit Facility Indebtedness of each lender who has accepted such offer or (ii) obtain the requisite consent under the agreements governing such Credit Facility Indebtedness to permit the repurchase of the Notes as provided for in the immediately following paragraph. The Company shall first comply with the provisions of the immediately preceding sentence before it shall be required to repurchase Notes pursuant to the provisions described below. The Company’s failure to comply with such provisions or the provisions of the immediately following paragraph shall constitute an Event of Default described in clause (iv) and not in clause (ii) under “—Defaults” below.

Unless the Company has exercised its right to redeem all the Notes as described under “—Optional Redemption,” the Company shall, not later than 30 days following the date the Company obtains actual knowledge of any Change of Control having occurred, mail a notice (a “Change of Control Offer”) to each Holder with a copy to the Trustee stating: (1) that a Change of Control has occurred or may occur and that such Holder has, or upon such occurrence will have, the right to require the Company to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date); (2) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); (3) the instructions determined by the Company, consistent with this covenant, that a Holder must follow in order to have its Notes purchased; and (4) if such notice is mailed prior to the occurrence of a Change of Control, that such offer is conditioned on the occurrence of such Change of Control. No Note will be repurchased in part if less than the Minimum Denomination in original principal amount of such Note would be left outstanding.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

The Change of Control purchase feature is a result of negotiations between the Company and the initial purchasers. The Company has no present plans to engage in a transaction involving a Change of Control, although it is possible that the Company could decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Company’s capital structure or credit ratings. Restrictions on the ability of the Company to Incur additional Indebtedness are contained in the covenants described under “—Certain Covenants—Limitation on Indebtedness” and “—Certain Covenants—Limitation on Liens.” Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture does contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction.

The occurrence of a Change of Control would constitute a default under each Senior Credit Agreement. Agreements governing Indebtedness of the Company may contain prohibitions of certain events that would constitute a Change of Control or require such Indebtedness to be repurchased or repaid upon a Change of Control. Agreements governing Indebtedness of the Company may prohibit the Company from repurchasing the Notes upon a Change of Control unless such Indebtedness has been repurchased or repaid (or an offer made to effect such repurchase or repayment has been made and the Indebtedness of those creditors accepting such offer has been repurchased or repaid) and/or other specified requirements have been met. Moreover, the exercise by the Holders of their right to require the Company to repurchase the Notes could cause a default under such agreements, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company and its Subsidiaries. Finally, the Company’s ability to pay cash to the Holders upon a repurchase may be limited by the Company’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. The provisions under the Indenture relating to the Company’s obligation to make an offer to purchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes. As described above under “—Optional Redemption,” the Company also has the right to redeem the Notes at specified prices, in whole or in part, upon a Change of Control or otherwise. See “Risk Factors—Risks Relating to the New Notes and Our Indebtedness—We may not be able to repurchase the New Notes upon a change of control.”

The definition of Change of Control includes a phrase relating to the sale or other transfer of “all or substantially all” of the assets of the Company and its Restricted Subsidiaries. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company and its Restricted Subsidiaries and therefore it may be unclear as to whether a Change of Control has occurred and whether the Holders of the Notes have the right to require the Company to repurchase such Notes.

Certain Covenants

The Indenture contains covenants including, among others, the covenants as described below. If on any day following the Issue Date (a) the Notes have Investment Grade Ratings from both Rating Agencies, and (b) no Default has occurred and is continuing under the Indenture, then, beginning on that day subject to the provisions of the following paragraph, the covenants specifically listed under the following captions in this “Description of First Priority Notes” section of this prospectus (collectively, the “Suspended Covenants”) will be suspended:

(i)	“—Limitation on Indebtedness”;

(ii)	“—Limitation on Restricted Payments”;

(iii)	“—Limitation on Restrictions on Distributions from Restricted Subsidiaries”;

(iv)	“—Limitation on Sales of Assets and Subsidiary Stock”;

(v)	“—Limitation on Transactions with Affiliates”;

(vi)	“—Future Subsidiary Guarantors”; and

(vii)	clause (iii) of the first paragraph of “—Merger and Consolidation.”

During any period that the foregoing covenants have been suspended, the Board of Directors may not designate any of the Company’s Subsidiaries as Unrestricted Subsidiaries unless such designation would have complied with the covenant described under “—Limitation on Restricted Payments” as if such covenant would have been in effect during such period.

If on any subsequent date one or both of the Rating Agencies downgrade the ratings assigned to the Notes below an Investment Grade Rating, the foregoing covenants will be reinstated as of and from the date of such rating decline (any such date, a “Reversion Date”). The period of time between the suspension of covenants as set forth above and the Reversion Date is referred to as the “Suspension Period.” Upon such reinstatement, all Indebtedness Incurred during the Suspension Period will be deemed to have been Incurred under the exception provided by clause (b)(iii) of “—Limitation on Indebtedness.” With respect to Restricted Payments made after any such reinstatement, the amount of Restricted Payments will be calculated as if the covenant described under “—Limitation on Restricted Payments” had been in effect prior to, but not during, the Suspension Period. For purposes of the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock,” upon the occurrence of a Reversion Date the amount of Excess Collateral Proceeds or Excess Other Proceeds not applied in accordance with such covenant will be deemed to be reset to zero.

During the Suspension Period, any reference in the definitions of “Permitted Liens” and “Unrestricted Subsidiary” to the covenant described under “—Limitation on Indebtedness” or any provision thereof shall be construed as if such covenant were in effect during the Suspension Period.

Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of any actions taken by the Company or any Subsidiary (including for the avoidance of doubt any failure to comply with the Suspended Covenants) during any Suspension Period and the Company and any Subsidiary will be permitted, without causing a Default or Event of Default or breach of any kind under the Indenture, to honor, comply with or otherwise perform any contractual commitments or obligations entered into during a Suspension Period following a Reversion Date and to consummate the transactions contemplated thereby.

There can be no assurance that the Notes will ever achieve or maintain Investment Grade Ratings.

The Indenture contains covenants including, among others, the covenants as described below.

Limitation on Indebtedness. The Indenture provides as follows:

(a) The Company will not, and will not permit any Restricted Subsidiary to, Incur any Indebtedness; provided, however, that the Company or any Restricted Subsidiary may Incur Indebtedness if on the date of the Incurrence of such Indebtedness, after giving effect to the Incurrence thereof, the Consolidated Coverage Ratio would be equal to or greater than 2.00 to 1.00, provided further that the aggregate principal amount of Indebtedness that may be Incurred pursuant to the foregoing by Restricted Subsidiaries that are not Subsidiary Guarantors shall not exceed $150.0 million at any one time outstanding.

(b) Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries may Incur the following Indebtedness:

(i) Indebtedness Incurred pursuant to any Credit Facility (including but not limited to in respect of letters of credit or bankers’ acceptances issued or created thereunder) and Indebtedness Incurred other than under any Credit Facility, and (without limiting the foregoing), in each case, any Refinancing Indebtedness in respect thereof, in a maximum principal amount at any time outstanding not exceeding in the aggregate the amount equal to (A) $2,100 million plus (B) (x) the greater of $1,700.0 million and the Borrowing Base less (y) the aggregate principal amount of Indebtedness Incurred by Special Purpose Subsidiaries that are Domestic Subsidiaries and then outstanding pursuant to clause (ix) of this paragraph (b), plus (C) in the event of any refinancing of any such Indebtedness, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing;

(ii) Indebtedness (A) of any Restricted Subsidiary to the Company or (B) of the Company or any Restricted Subsidiary to any Restricted Subsidiary; provided, that any such Indebtedness owed to a Restricted Subsidiary that is not a Subsidiary Guarantor shall be expressly subordinated in right of payment to all obligations of the obligor with respect to the Notes and all Subsidiary Guarantees and provided further that any subsequent issuance or transfer of any Capital Stock of such Restricted Subsidiary to which such Indebtedness is owed, or other event, that results in such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of such Indebtedness (except to the Company or a Restricted Subsidiary) will be deemed, in each case, an Incurrence of such Indebtedness by the issuer thereof not permitted by this clause (ii);

(iii) Indebtedness represented by the Senior Second Priority Notes and the Senior Unsecured Notes issued on the Issue Date (or issued in respect thereof or in exchange therefor), any Indebtedness (other than the Indebtedness described in clause (i) or (ii) above) outstanding on the Issue Date, any Indebtedness represented by Senior Unsecured Notes issued in connection with the payment of PIK Interest (as defined in the Senior Unsecured Indenture), and any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (iii) or paragraph (a) above;

(iv) Purchase Money Obligations and Capitalized Lease Obligations, and any Refinancing Indebtedness with respect thereto; provided that the aggregate principal amount of such Purchase Money Obligations Incurred to finance the acquisition of Capital Stock of any Person at any time outstanding pursuant to this clause shall not exceed an amount equal to the greater of $150.0 million and 3.0% of Consolidated Tangible Assets;

(v) Indebtedness (A) supported by a letter of credit issued pursuant to any Credit Facility in a principal amount not exceeding the face amount of such letter of credit or (B) consisting of accommodation guarantees for the benefit of trade creditors of the Company or any of its Restricted Subsidiaries;

(vi)(A) Guarantees by the Company or any Restricted Subsidiary of Indebtedness or any other obligation or liability of the Company or any Restricted Subsidiary (other than any Indebtedness Incurred by the Company or such Restricted Subsidiary, as the case may be, in violation of the covenant described under “—Limitation on Indebtedness”), or (B) without limiting the covenant described under “—Limitation on Liens,” Indebtedness of the Company or any Restricted Subsidiary arising by reason of any Lien granted by or applicable to such Person securing Indebtedness of the Company or any Restricted Subsidiary (other than any Indebtedness Incurred by the Company or such Restricted Subsidiary, as the case may be, in violation of the covenant described under “—Limitation on Indebtedness”);

(vii) Indebtedness of the Company or any Restricted Subsidiary (A) arising from the honoring of a check, draft or similar instrument drawn against insufficient funds, provided that such Indebtedness is extinguished within five Business Days of its Incurrence, or (B) consisting of guarantees, indemnities, obligations in respect of earnouts or other purchase price adjustments, or similar obligations, Incurred in connection with the acquisition or disposition of any business, assets or Person;

(viii) Indebtedness of the Company or any Restricted Subsidiary in respect of (A) letters of credit, bankers’ acceptances or other similar instruments or obligations issued, or relating to liabilities or obligations incurred, in the ordinary course of business (including those issued to governmental entities in connection with self-insurance under applicable workers’ compensation statutes), or (B) completion guarantees, surety, judgment, appeal or performance bonds, or other similar bonds, instruments or obligations, provided, or relating to liabilities or obligations incurred, in the ordinary course of business, or (C) Hedging Obligations, entered into for bona fide hedging purposes, or (D) Management Guarantees or Management Indebtedness, or (E) the financing of insurance premiums in the ordinary course of business, or (F) take-or-pay obligations under supply arrangements incurred in the ordinary course of business, or (G) netting, overdraft protection and other arrangements arising under standard business terms of any bank at which the Company or any Restricted Subsidiary maintains an overdraft, cash pooling or other similar facility or arrangement, or (H) Junior Capital (in an amount not to exceed $100.0 million in the aggregate at any time outstanding), or (I) Bank Products Obligations;

(ix) Indebtedness (A) of a Special Purpose Subsidiary secured by a Lien on all or part of the assets disposed of in, or otherwise Incurred in connection with, a Financing Disposition or (B) otherwise Incurred in connection with a Special Purpose Financing; provided that (1) such Indebtedness is not recourse to the Company or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings), (2) in the event such Indebtedness shall become recourse to the Company or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings), such Indebtedness will be deemed to be, and must be classified by the Company as, Incurred at such time (or at the time initially Incurred) under one or more of the other provisions of this covenant for so long as such Indebtedness shall be so recourse; and (3) in the event that at any time thereafter such Indebtedness shall comply with the provisions of the preceding subclause (1), the Company may classify such Indebtedness in whole or in part as Incurred under this clause (b)(ix) of this covenant;

(x) Contribution Indebtedness and any Refinancing Indebtedness with respect thereto;

(xi) Indebtedness of (A) the Company or any Restricted Subsidiary Incurred to finance or refinance, or otherwise Incurred in connection with, any acquisition of any assets (including Capital Stock), business or Person, or any merger or consolidation of any Person with or into the Company or any Restricted Subsidiary, or (B) any Person that is acquired by or merged or consolidated with or into the Company or any Restricted Subsidiary (including Indebtedness thereof Incurred in connection with any such acquisition, merger or consolidation), provided that on the date of such acquisition, merger or consolidation, after giving effect thereto, either (1) the Company could Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) above or (2) the Consolidated Coverage Ratio of the Company would equal or exceed the Consolidated Coverage Ratio of the Company immediately prior to giving effect thereto; and any Refinancing Indebtedness with respect to any such Indebtedness;

(xii) Indebtedness of the Company or any Restricted Subsidiary Incurred as consideration in connection with any acquisition of any assets (including Capital Stock), business or Person, or any merger or consolidation of any Person with or into the Company or any Restricted Subsidiary, and any Refinancing Indebtedness with respect thereto, in an aggregate principal amount at any time outstanding not exceeding $100.0 million; and

(xiii) Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount at any time outstanding not exceeding an amount equal to the greater of $150.0 million and 3.5% of Consolidated Tangible Assets.

(c) For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant, (i) any other obligation of the obligor on such Indebtedness (or of any other Person who could have Incurred such Indebtedness under this covenant) arising under any Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation supporting such Indebtedness shall be disregarded to the extent that such Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation secures the principal amount of such Indebtedness; (ii) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in paragraph (b) above, the Company, in its sole discretion, shall classify such item of Indebtedness and may include the amount and type of such Indebtedness in one or more of such clauses (including in part under one such clause and in part under another such clause); provided that any Indebtedness Incurred pursuant to clause (b)(iv) of this covenant as limited by the proviso thereto, or clause (b)(xiii) of this covenant shall, at the Company’s election, cease to be deemed Incurred or outstanding for purposes of such clause but shall be deemed Incurred for the purposes of paragraph (a) of this covenant from and after the first date on which such Restricted Subsidiary could have Incurred such Indebtedness under paragraph (a) of this covenant without reliance on such clause; (iii) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP; and (iv) the principal amount of Indebtedness outstanding under any clause of paragraph (b) above shall be determined after giving effect to the application of proceeds of any such Indebtedness to refinance any such other Indebtedness. Any Indebtedness Incurred by the Company on the Issue Date under the Notes, the Senior Term Facility or the Senior ABL Facility shall be classified as Incurred under clause (b)(i) of this covenant.

(d) For purposes of determining compliance with any dollar denominated restriction on the Incurrence of Indebtedness denominated in a foreign currency, the dollar equivalent principal amount of such Indebtedness Incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness, provided that (x) the dollar equivalent principal amount of any such Indebtedness outstanding on the Issue Date shall be calculated based on the relevant currency exchange rate in effect on the Issue Date, (y) if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency (or in a different currency from such Indebtedness so being Incurred), and such refinancing would cause the applicable dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such dollar denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount (whichever is higher) of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing and (z) the dollar equivalent principal amount of Indebtedness denominated in a foreign currency and Incurred pursuant to a Senior Credit Facility shall be calculated based on the relevant currency exchange rate in effect on, at the Company’s option, (i) the Issue Date, (ii) any date on which any of the respective commitments under such Senior Credit Facility shall be reallocated between or among facilities or subfacilities thereunder, or on which such rate is otherwise calculated for any purpose thereunder, or (iii) the date of such Incurrence. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Limitation on Restricted Payments. The Indenture provides as follows:

(a) The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any such payment in connection with any merger or consolidation to which the Company is a party) except (x) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and (y) dividends or distributions payable to the Company or any Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to other holders of its Capital Stock on no more than a pro rata basis, measured by value), (ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company held by Persons other than the Company or a Restricted Subsidiary (other than any acquisition of Capital Stock deemed to occur upon the exercise of options if such Capital Stock represents a portion of the exercise price thereof), (iii) voluntarily purchase, repurchase, redeem, defease or otherwise voluntarily acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Senior Unsecured Indebtedness or Subordinated Obligations (other than a purchase, repurchase, redemption, defeasance or other acquisition or retirement for value in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such acquisition or retirement, not made by exchange for, or out of the proceeds of, the Incurrence of Secured Indebtedness (as defined below) other than up to $300.0 million of borrowings under the Senior ABL Facility in the aggregate) or (iv) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, purchase, repurchase, redemption, defeasance, other acquisition or retirement or Investment being herein referred to as a “Restricted Payment”), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment and after giving effect thereto:

(1) a Default shall have occurred and be continuing (or would result therefrom);

(2) the Company could not Incur at least an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “—Limitation on Indebtedness”; or

(3) the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a resolution of the Board of Directors) declared or made subsequent to the Issue Date and then outstanding would exceed, without duplication, the sum of:

(A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) beginning on April 30, 2012 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which consolidated financial statements of the Company are available (or, in case such Consolidated Net Income shall be a negative number, 100% of such negative number);

(B) the aggregate Net Cash Proceeds and the fair value (as determined in good faith by the Company) of property or assets received (x) by the Company as capital contributions to the Company after the Issue Date or from the issuance or sale (other than to a Restricted Subsidiary) of its Capital Stock (other than Disqualified Stock or Designated Preferred Stock) after the Issue Date (other than Excluded Contributions and Contribution Amounts) or (y) by the Company or any Restricted Subsidiary from the Incurrence by the Company or any Restricted Subsidiary after the Issue Date of Indebtedness that shall have been converted into or exchanged for Capital Stock of the Company (other than Disqualified Stock or Designated Preferred Stock) or Capital Stock of any Parent, plus the amount of any cash and the fair value (as determined in good faith by the Company) of any property or assets, received by the Company or any Restricted Subsidiary upon such conversion or exchange;

(C)(i) the aggregate amount of cash and the fair value (as determined in good faith by the Company) of any property or assets received from dividends, distributions, interest payments, return of capital, repayments of Investments or other transfers of assets to the Company or any

Restricted Subsidiary from any Unrestricted Subsidiary, including dividends or other distributions related to dividends or other distributions made pursuant to clause (x) of the following paragraph (b), plus (ii) the aggregate amount resulting from the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary (valued in each case as provided in the definition of “Investment”); and

(D) in the case of any disposition or repayment of any Investment constituting a Restricted Payment (without duplication of any amount deducted in calculating the amount of Investments at any time outstanding included in the amount of Restricted Payments or in the calculation of availability under paragraph (b) of this covenant), the aggregate amount of cash and the fair value (as determined in good faith by the Company) of any property or assets received by the Company or a Restricted Subsidiary with respect to all such dispositions and repayments.

(b) The provisions of the foregoing paragraph (a) do not prohibit any of the following (each, a “Permitted Payment”):

(i)(x) any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Capital Stock of the Company (“Treasury Capital Stock”), Senior Unsecured Indebtedness or Subordinated Obligations made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the issuance or sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary) (“Refunding Capital Stock”) or a capital contribution to the Company, in each case other than Excluded Contributions and Contribution Amounts; provided, that the Net Cash Proceeds from such issuance, sale or capital contribution shall be excluded in subsequent calculations under clause (3)(B) of the preceding paragraph (a) and (y) if immediately prior to such acquisition or retirement of such Treasury Capital Stock, dividends thereon were permitted pursuant to clause (xi) of this paragraph (b), dividends on such Refunding Capital Stock in an aggregate amount per annum not exceeding the aggregate amount per annum of dividends so permitted on such Treasury Capital Stock;

(ii) any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Senior Unsecured Indebtedness or Subordinated Obligations (v) made by exchange for, or out of the proceeds of the Incurrence of, Indebtedness of the Company or Refinancing Indebtedness Incurred in compliance with the covenant described under “—Limitation on Indebtedness” (provided that (x) if such Indebtedness is Incurred pursuant to clause (b)(i) of such covenant and has Senior Lien Priority or Pari Passu Lien Priority, then on the date of such Incurrence after giving effect thereto, the Consolidated Secured Leverage Ratio shall not exceed 3.25 to 1.0 (any such Indebtedness, “Secured Indebtedness”), and (y) in the case of any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Indebtedness incurred pursuant to clause (b)(viii)(H) of the covenant described under “—Limitation on Indebtedness,” such Indebtedness or Refinancing Indebtedness shall be solely comprised of Subordinated Obligations), (w) from Net Available Cash or an equivalent amount to the extent permitted by the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock,” (x) following the occurrence of a Change of Control (or other similar event described therein as a “change of control”), but only if the Company shall have complied with the covenant described under “—Change of Control” and, if required, purchased all Notes tendered pursuant to the offer to repurchase all the Notes required thereby, prior to purchasing or repaying such Senior Unsecured Indebtedness or Subordinated Obligations, (y) constituting Acquired Indebtedness or (z) constituting Indebtedness of the Company or any Restricted Subsidiary to a Restricted Subsidiary that is not a Subsidiary Guarantor that has been subordinated pursuant to clause (b)(ii) of the covenant described under “—Limitation on Indebtedness”;

(iii) any dividend paid or redemption made within 60 days after the date of declaration thereof or of the giving of notice thereof, as applicable, if at such date of declaration or notice such dividend or redemption would have complied with the preceding paragraph (a);

(iv) Investments or other Restricted Payments in an aggregate amount outstanding at any time not to exceed the amount of Excluded Contributions;

(v) loans, advances, dividends or distributions by the Company to any Parent to permit any Parent to repurchase or otherwise acquire its Capital Stock (including any options, warrants or other rights in respect thereof), or payments by the Company to repurchase or otherwise acquire Capital Stock of any Parent or the Company (including any options, warrants or other rights in respect thereof), in each case from Management Investors (including any repurchase or acquisition by reason of the Company or any Parent retaining any Capital Stock, option, warrant or other right in respect of tax withholding obligations, and any related payment in respect of any such obligation), such payments, loans, advances, dividends or distributions not to exceed an amount (net of repayments of any such loans or advances) equal to (x)(1) $50.0 million, plus (2) $10.0 million multiplied by the number of calendar years that have commenced since the Issue Date, plus (y) the Net Cash Proceeds received by the Company since the Issue Date from, or as a capital contribution from, the issuance or sale to Management Investors of Capital Stock (including any options, warrants or other rights in respect thereof), to the extent such Net Cash Proceeds are not included in any calculation under clause (3)(B)(x) of the preceding paragraph (a), plus (z) the cash proceeds of key man life insurance policies received by the Company or any Restricted Subsidiary (or by any Parent and contributed to the Company) since the Issue Date to the extent such cash proceeds are not included in any calculation under clause (3)(A) of the preceding paragraph (a); provided that any cancellation of Indebtedness owing to the Company or any Restricted Subsidiary by any Management Investor in connection with any repurchase or other acquisition of Capital Stock (including any options, warrants or other rights in respect thereof) from any Management Investor shall not constitute a Restricted Payment for purposes of this covenant or any other provision of the applicable Indenture;

(vi) the payment by the Company of, or loans, advances, dividends or distributions by the Company to any Parent to pay, dividends on the common stock or equity of the Company or any Parent following a public offering of such common stock or equity in an amount not to exceed in any fiscal year 6.0% of the aggregate gross proceeds received by the Company (whether directly, or indirectly through a contribution to common equity capital) in or from such public offering;

(vii) Restricted Payments (including loans or advances) in an aggregate amount outstanding at any time not to exceed an amount (net of repayments of any such loans or advances) equal to the greater of $50.0 million and 1.0% of Consolidated Tangible Assets;

(viii) loans, advances, dividends or distributions to any Parent or other payments by the Company or any Restricted Subsidiary (A) to satisfy or permit any Parent to satisfy obligations under the Management Agreements, (B) pursuant to the Tax Sharing Agreement, or (C) to pay or permit any Parent to pay any Parent Expenses or any Related Taxes;

(ix) payments by the Company, or loans, advances, dividends or distributions by the Company to any Parent to make payments, to holders of Capital Stock of the Company or any Parent in lieu of issuance of fractional shares of such Capital Stock, not to exceed $5.0 million in the aggregate outstanding at any time;

(x) dividends or other distributions of, or Investments paid for or made with, Capital Stock, Indebtedness or other securities of Unrestricted Subsidiaries;

(xi)(A) dividends on any Designated Preferred Stock of the Company issued after the Issue Date, provided that at the time of such issuance and after giving effect thereto on a pro forma basis, the Consolidated Coverage Ratio would be at least 2.00 to 1.00 and, in the case of cash dividends on Designated Preferred Stock, such dividend shall for purposes of the determination of such Consolidated Coverage Ratio be deemed to constitute Consolidated Interest Expense, or (B) any dividend on Refunding Capital Stock that is Preferred Stock in excess of the amount of dividends thereon permitted by clause (i) of this paragraph (b), provided that at the time of the declaration of such dividend and after giving effect thereto on a pro forma basis, the Consolidated Coverage Ratio would be at least 2.00 to 1.00 and, in the case of cash dividends on Refunding Capital Stock, such dividend shall for purposes of the determination of such Consolidated Coverage Ratio be deemed to constitute Consolidated

Interest Expense, or (C) loans, advances, dividends or distributions to any Parent to permit dividends on any Designated Preferred Stock of any Parent issued after the Issue Date, in an amount (net of repayments of any such loans or advances) not exceeding the aggregate cash proceeds received by the Company from the issuance or sale of such Designated Preferred Stock of such Parent;

(xii) Investments in Unrestricted Subsidiaries in an aggregate amount outstanding at any time not exceeding the greater of $75.0 million and 1.5% of Consolidated Tangible Assets;

(xiii) distributions or payments of Special Purpose Financing Fees;

(xiv) dividends to holders of any class or series of Disqualified Stock, or of any Preferred Stock of a Restricted Subsidiary, Incurred in accordance with the terms of the covenant described under “—Limitation on Indebtedness” above; and

(xv) any Restricted Payment pursuant to or in connection with the Transactions or the 2007 Transactions;

provided, that (A) in the case of clauses (i)(y), (iii), (vi), (ix) and (xi)(B), the net amount of any such Permitted Payment shall be included in subsequent calculations of the amount of Restricted Payments, (B) in all cases other than pursuant to clause (A) immediately above, the net amount of any such Permitted Payment shall be excluded in subsequent calculations of the amount of Restricted Payments and (C) solely with respect to clause (vii), no Default or Event of Default shall have occurred or be continuing at the time of any such Permitted Payment after giving effect thereto. The Company, in its sole discretion, may classify any Investment or other Restricted Payment as being made in part under one of the provisions of this covenant (or, in the case of any Investment, the clauses of Permitted Investments) and in part under one or more other such provisions (or, as applicable, clauses).

(c) Notwithstanding the foregoing provisions of this covenant, the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay any cash dividend or make any cash distribution on or in respect of the Company’s Capital Stock or purchase for cash or otherwise acquire for cash any Capital Stock of the Company or any Parent, for the purpose of paying any cash dividend or making any cash distribution to, or acquiring Capital Stock of the Company or any Parent for cash from, the Investors, or Guarantee any Indebtedness of any Affiliate of the Company for the purpose of paying such dividend, making such distribution or so acquiring such Capital Stock to or from the Investors, in each case by means of utilization of the cumulative Restricted Payment credit provided by clause (3) of the preceding paragraph (a), or the exceptions provided by clause (iii), (vii), (x) or (xii) of the preceding paragraph (b) or clause (xv) or (xviii) of the definition of “Permitted Investments,” unless at the time and after giving effect to such payment, (x) the Consolidated Total Leverage Ratio of the Company would have been equal to or less than 6.0 to 1.0 and (y) such payment is otherwise in compliance with this covenant.

Notwithstanding any other provision of the Indenture, the Indenture shall not restrict any redemption or other payment by the Company or any Restricted Subsidiary made as a Mandatory Principal Redemption (as defined in the Senior Unsecured Indenture) in respect of the Senior Unsecured Notes or any similar “AHYDO saver” provision of any other agreement or instrument in respect of Senior Unsecured Indebtedness, and the Company’s determination in good faith of any Mandatory Principal Redemption Amount (as so defined) or the amount of any such similar “AHYDO saver” payment shall be conclusive and binding for all purposes under the Indenture.

Limitation on Restrictions on Distributions from Restricted Subsidiaries. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company or, in the case of a Restricted Subsidiary that is not a Subsidiary Guarantor, to a Subsidiary Guarantor, (ii) make any loans or advances to the Company or, in the case of a Restricted Subsidiary that is not a

Subsidiary Guarantor, to a Subsidiary Guarantor or (iii) transfer any of its property or assets to the Company or, in the case of a Restricted Subsidiary that is not a Subsidiary Guarantor, to a Subsidiary Guarantor (provided that dividend or liquidation priority between classes of Capital Stock, or subordination of any obligation (including the application of any remedy bars thereto) to any other obligation, will not be deemed to constitute such an encumbrance or restriction), except any encumbrance or restriction:

(1) pursuant to an agreement or instrument in effect at or entered into on the Issue Date, any Credit Facility, the Indenture, the Note Security Documents, the Intercreditor Agreements, the Notes, the Senior Second Priority Note Documents, the Senior Second Priority Notes, the Senior Unsecured Indenture, the Senior Unsecured Notes, the Senior Subordinated Indenture or the Senior Subordinated Notes;

(2) pursuant to any agreement or instrument of a Person, or relating to Indebtedness or Capital Stock of a Person, which Person is acquired by or merged or consolidated with or into the Company or any Restricted Subsidiary, or which agreement or instrument is assumed by the Company or any Restricted Subsidiary in connection with an acquisition of assets from such Person, as in effect at the time of such acquisition, merger or consolidation (except to the extent that such Indebtedness was incurred to finance, or otherwise in connection with, such acquisition, merger or consolidation); provided that for purposes of this clause (2), if a Person other than the Company is the Successor Company with respect thereto, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed, as the case may be, by the Company or a Restricted Subsidiary, as the case may be, when such Person becomes such Successor Company;

(3) pursuant to an agreement or instrument (a “Refinancing Agreement”) effecting a refinancing of Indebtedness Incurred pursuant to, or that otherwise extends, renews, refunds, refinances or replaces, an agreement or instrument referred to in clause (1) or (2) of this covenant or this clause (3) (an “Initial Agreement”) or contained in any amendment, supplement or other modification to an Initial Agreement (an “Amendment”); provided, however, that the encumbrances and restrictions contained in any such Refinancing Agreement or Amendment taken as a whole are not materially less favorable to the Holders of the Notes than encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such Refinancing Agreement or Amendment relates (as determined in good faith by the Company);

(4)(A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any lease, license or other contract, (B) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture, (C) contained in mortgages, pledges or other security agreements securing Indebtedness of a Restricted Subsidiary to the extent restricting the transfer of the property or assets subject thereto, (D) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary, (E) pursuant to Purchase Money Obligations that impose encumbrances or restrictions on the property or assets so acquired, (F) on cash or other deposits, net worth or inventory imposed by customers or suppliers under agreements entered into in the ordinary course of business, (G) pursuant to customary provisions contained in agreements and instruments entered into in the ordinary course of business (including but not limited to leases and licenses) or in joint venture and other similar agreements, (H) that arises or is agreed to in the ordinary course of business and does not detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or such Restricted Subsidiary, (I) pursuant to Hedging Obligations entered into for bona fide hedging purposes or (J) pursuant to Bank Products Obligations;

(5) with respect to a Restricted Subsidiary (or any of its property or assets), imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(6) by reason of any applicable law, rule, regulation or order, or required by any regulatory authority having jurisdiction over the Company or any Restricted Subsidiary or any of their businesses; or

(7) pursuant to an agreement or instrument (A) relating to any Indebtedness permitted to be Incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “—Limitation on Indebtedness” (i) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Holders of the Notes than the encumbrances and restrictions contained in the Initial Agreements (as determined in good faith by the Company), or (ii) if such encumbrance or restriction is not materially more disadvantageous to the Holders of the Notes than is customary in comparable financings (as determined in good faith by the Company) and either (x) the Company determines in good faith that such encumbrance or restriction will not materially affect the Company’s ability to make principal or interest payments on the Notes or (y) such encumbrance or restriction applies only if a default occurs in respect of a payment or financial covenant relating to such Indebtedness, (B) relating to any sale of receivables by or Indebtedness of a Foreign Subsidiary or (C) relating to Indebtedness of or a Financing Disposition by or to or in favor of any Special Purpose Entity.

Limitation on Sales of Assets and Subsidiary Stock. The Indenture provides as follows:

(a) The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless

(i) the Company or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the fair market value of the shares and assets subject to such Asset Disposition, as such fair market value shall be determined in good faith by the Company, which determination shall be conclusive (including as to the value of all noncash consideration),

(ii) in the case of any Asset Disposition (or series of related Asset Dispositions) having a fair market value of $25.0 million or more, at least 75.0% of the consideration therefor (excluding, in the case of an Asset Disposition (or series of related Asset Dispositions), any consideration by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, that are not Indebtedness) received by the Company or such Restricted Subsidiary is in the form of cash, and

(iii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or any Restricted Subsidiary, as the case may be) in accordance with paragraph (b) or (c) below, as applicable.

(b) To the extent that such Net Available Cash is from an Asset Disposition of any Collateral, an amount equal to 100% of such Net Available Cash is applied by the Company (or any Restricted Subsidiary, as the case may be) as follows:

(A) first, either (x) to the extent that such Net Available Cash is from an Asset Disposition of any ABL Priority Collateral, and to the extent that the Company elects (or is required by the terms of any Indebtedness under the Senior ABL Facility or any other Indebtedness constituting ABL Obligations), to prepay, repay or purchase any such Indebtedness or (in the case of letters of credit, bankers’ acceptances or other similar instruments) cash collateralize any such Indebtedness within 450 days after the later of the date of such Asset Disposition and the date of receipt of such Net Available Cash, or (y) to the extent that the Company or such Restricted Subsidiary elects, to invest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary with an amount equal to Net Available Cash received by the Company or another Restricted Subsidiary) within 450 days from the later of the date of such Asset Disposition and the date of receipt of such Net Available Cash, or, if such investment in Additional Assets is a project authorized by the Board of Directors that will take longer than such 450 days to complete, the period of time necessary to complete such project;

(B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A) above (such balance, the “Excess Collateral Proceeds”), to make an offer to purchase Notes and (to the extent the Company or such Restricted Subsidiary elects, or is required by the terms thereof) to purchase, redeem or repay any Indebtedness under the Senior Term Facility, any Additional Obligations of the Company or a Restricted Subsidiary having Pari Passu Lien Priority, or any other Indebtedness having Pari Passu Lien Priority, pursuant and subject to the conditions of the Indenture and the agreements governing such other Indebtedness; and

(C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B) above, to fund (to the extent consistent with any other applicable provision of the Indenture) any general corporate purpose (including but not limited to the repurchase, repayment or other acquisition or retirement of any Senior Unsecured Indebtedness or Subordinated Obligations);

provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (B) above, the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

Notwithstanding the foregoing provisions of this paragraph (b), the Company and the Restricted Subsidiaries shall not be required to apply any Net Available Cash or equivalent amount in accordance with this paragraph (b) except to the extent that the aggregate Net Available Cash from all Asset Dispositions subject to this paragraph (b) or equivalent amount that is not applied in accordance with this paragraph (b) exceeds $75.0 million. If the aggregate principal amount of Notes and/or other Indebtedness of the Company or a Restricted Subsidiary validly tendered and not withdrawn (or otherwise subject to purchase, redemption or repayment) in connection with an offer pursuant to clause (B) above exceeds the Excess Collateral Proceeds, the Excess Collateral Proceeds will be apportioned between such Notes and such other Indebtedness of the Company or a Restricted Subsidiary, with the portion of the Excess Collateral Proceeds payable in respect of such Notes to equal the lesser of (x) the Excess Collateral Proceeds amount multiplied by a fraction, the numerator of which is the outstanding principal amount of such Notes and the denominator of which is the sum of the outstanding principal amount of the Notes and the outstanding principal amount of the relevant other Indebtedness of the Company or a Restricted Subsidiary, and (y) the aggregate principal amount of Notes validly tendered and not withdrawn.

(c) To the extent that such Net Available Cash is from an Asset Disposition of any assets not constituting Collateral (“Other Assets”), an amount equal to 100% of such Net Available Cash is applied by the Company (or any Restricted Subsidiary, as the case may be) as follows:

(A) first, either (x) to the extent that the Company elects (or is required by the terms of any Credit Facility Indebtedness, any Senior Indebtedness of the Company or any Subsidiary Guarantor or any Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor), to prepay, repay or purchase any such Indebtedness or (in the case of letters of credit, bankers’ acceptances or other similar instruments) cash collateralize any such Indebtedness (in each case other than Indebtedness owed to the Company or a Restricted Subsidiary) within 450 days after the later of the date of such Asset Disposition and the date of receipt of such Net Available Cash, or (y) to the extent that the Company or such Restricted Subsidiary elects, to invest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary with an amount equal to Net Available Cash received by the Company or another Restricted Subsidiary) within 450 days from the later of the date of such Asset Disposition and the date of receipt of such Net Available Cash, or, if such investment in Additional Assets is a project authorized by the Board of Directors that will take longer than such 450 days to complete, the period of time necessary to complete such project;

(B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A) above (such balance, the “Excess Other Proceeds”), to make an offer to purchase Notes and (to the extent the Company or such Restricted Subsidiary elects, or is required by the terms thereof) to purchase, redeem or repay any Indebtedness under the Senior Term Facility, any Additional Obligations of the Company or a Restricted Subsidiary having Pari Passu Lien Priority, or any other Indebtedness having Pari Passu Lien Priority, pursuant and subject to the conditions of the Indenture and the agreements governing such other Indebtedness; and

(C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B) above, to fund (to the extent consistent with any other applicable provision of the Indenture) any general corporate purpose (including but not limited to the repurchase, repayment or other acquisition or retirement of any Senior Unsecured Indebtedness or Subordinated Obligations);

provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (B) above, the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

Notwithstanding the foregoing provisions of this paragraph (c), the Company and the Restricted Subsidiaries shall not be required to apply any Net Available Cash or equivalent amount in accordance with this paragraph (c) except to the extent that the aggregate Net Available Cash from all Asset Dispositions subject to this paragraph (c) or equivalent amount that is not applied in accordance with this paragraph (c) exceeds $75.0 million. If the aggregate principal amount of Notes and/or other Indebtedness of the Company or a Restricted Subsidiary validly tendered and not withdrawn (or otherwise subject to purchase, redemption or repayment) in connection with an offer pursuant to clause (B) above exceeds the Excess Other Proceeds, the Excess Other Proceeds will be apportioned between such Notes and such other Indebtedness of the Company or a Restricted Subsidiary, with the portion of the Excess Other Proceeds payable in respect of such Notes to equal the lesser of (x) the Excess Other Proceeds amount multiplied by a fraction, the numerator of which is the outstanding principal amount of such Notes and the denominator of which is the sum of the outstanding principal amount of the Notes and the outstanding principal amount of the relevant other Indebtedness of the Company or a Restricted Subsidiary, and (y) the aggregate principal amount of Notes validly tendered and not withdrawn.

(d) For the purposes of clause (ii) of paragraph (a) above, the following are deemed to be cash: (1) Temporary Cash Investments and Cash Equivalents, (2) the assumption of Indebtedness of the Company (other than Disqualified Stock of the Company) or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on payment of the principal amount of such Indebtedness in connection with such Asset Disposition, (3) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Company and each other Restricted Subsidiary are released from any Guarantee of payment of the principal amount of such Indebtedness in connection with such Asset Disposition, (4) securities received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days, (5) consideration consisting of Indebtedness of the Company or any Restricted Subsidiary, (6) Additional Assets and (7) any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in an Asset Disposition having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause, not to exceed an aggregate amount at any time outstanding equal to the greater of $125.0 million and 2.5% of Consolidated Tangible Assets (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value).

(e) In the event of an Asset Disposition that requires the purchase of Notes pursuant to clause (B) of paragraph (b) or (c) above, the Company will be required to purchase Notes tendered pursuant to an offer by the Company for the Notes (the “Offer”) at a purchase price of 100% of their principal amount plus accrued and unpaid interest to the date of purchase in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the Notes tendered pursuant to the Offer is less than the Net Available Cash allotted to the purchase of Notes, the remaining Net Available Cash will be available to the Company for use in accordance with clause (B) of paragraph (b) or (c) above (to repay other Indebtedness of the Company or a Restricted Subsidiary) or clause (C) of paragraph (b) or (c) above. The Company shall not be required to make an Offer for Notes pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clause (A) of paragraph (b) or (c) above, as applicable) is less than $75.0 million for any particular Asset Disposition (which lesser amounts shall be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). No Note will be repurchased in part if less than the Minimum Denomination in original principal amount of such Note would be left outstanding.

(f) For the purposes of paragraphs (b) and (c) of this covenant, (i) in the event of any Asset Disposition of Capital Stock of a Person that has any right, title or interest to or in assets constituting both Collateral and Other Assets, such Asset Disposition shall instead be deemed to be an Asset Disposition of such assets, and the Company shall allocate the Net Available Cash from such Asset Disposition between the Collateral and the Other Assets in proportion to their respective fair market values as determined by the Company in good faith (which determination shall be conclusive), (ii) any Asset Disposition of Capital Stock of any Person that has any right, title or interest to or in assets constituting only Other Assets will be subject to paragraph (c) and not paragraph (b) of this covenant, and (iii) any Asset Disposition of Capital Stock of any Person that has any right, title or interest to or in assets constituting only Collateral will be subject to paragraph (b) and not paragraph (c) of this covenant.

(g) The Company shall, not later than 45 days after the Company becomes obligated to make an Offer pursuant to this covenant, mail a notice to each Holder with a copy to the Trustee stating: (1) that an Asset Disposition that requires the purchase of a portion of the Notes has occurred and that such Holder has the right (subject to the prorating described below) to require the Company to purchase a portion of such Holder’s Notes at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to provisions in the applicable Indenture regarding the preservation of payment of interest rights); (2) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed; (3) the instructions determined by the Company, consistent with this covenant, that a Holder must follow in order to have its Notes purchased; and (4) the amount of the Offer. If, upon the expiration of the period for which the Offer remains open, the aggregate principal amount of Notes surrendered by Holder exceeds the amount of the Offer, the Company shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of the Minimum Denomination or integral multiples of $1,000 in excess thereof shall be purchased).

(h) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

Limitation on Transactions with Affiliates. The Indenture provides as follows:

(a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) involving aggregate consideration in excess of $10.0 million unless (i) the terms of such Affiliate Transaction are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time in a transaction with a Person who is not such an Affiliate and (ii) if such Affiliate Transaction involves aggregate consideration in excess of $40.0 million, the terms of such Affiliate Transaction have been approved by a majority of the Board of Directors. For purposes of this paragraph, any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in this paragraph if (x) such Affiliate Transaction is approved by a majority of the Disinterested Directors or (y) in the event there are no Disinterested Directors, a fairness opinion is provided by a nationally recognized appraisal or investment banking firm with respect to such Affiliate Transaction.

(b) The provisions of the preceding paragraph (a) do not apply to:

(i) any Restricted Payment Transaction,

(ii)(1) the entering into, maintaining or performance of any employment or consulting contract, collective bargaining agreement, benefit plan, program or arrangement, related trust agreement or any other similar arrangement for or with any current or former employee, officer, director or consultant of or to the Company, any Restricted Subsidiary or any Parent heretofore or hereafter entered into in the ordinary course of business, including vacation, health, insurance, deferred compensation, severance, retirement, savings or other similar plans, programs or arrangements, (2) payments, compensation, performance of indemnification or contribution obligations, the making or cancellation of loans or any issuance, grant or award of stock, options, other equity related interests or other securities, to any such employees, officers, directors or consultants in the ordinary course of business, (3) the payment of reasonable fees to directors of the Company or any of its Subsidiaries or any Parent (as determined in good faith by the Company, such Subsidiary or such Parent), (4) any transaction with an officer or director of the Company or any of its Subsidiaries or any Parent in the ordinary course of business not involving more than $100,000 in any one case or (5) Management Advances and payments in respect thereof (or in reimbursement of any expenses referred to in the definition of such term),

(iii) any transaction between or among any of the Company, one or more Restricted Subsidiaries, and/or one or more Special Purpose Entities,

(iv) any transaction arising out of agreements or instruments in existence on the Issue Date (other than any Tax Sharing Agreement or Management Agreement referred to in clause (b)(vii) of this covenant), and any payments made pursuant thereto,

(v) any transaction in the ordinary course of business on terms that are fair to the Company and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or senior management of the Company, or are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that could be obtained at the time in a transaction with a Person who is not an Affiliate of the Company,

(vi) any transaction in the ordinary course of business, or approved by a majority of the Board of Directors, between the Company or any Restricted Subsidiary and any Affiliate of the Company controlled by the Company that is a joint venture or similar entity,

(vii)(1) the execution, delivery and performance of any Tax Sharing Agreement and any Management Agreement, and (2) payments to CD&R, Bain Capital or Carlyle or any of their respective Affiliates (w) of any and all out-of-pocket expenses in connection with the Transactions, (x) for any management consulting, financial advisory, financing, underwriting or placement services or in respect of other investment banking activities pursuant to the Management Agreements, provided that payments under this clause (x) shall not exceed $7.5 million per calendar year, (y) in connection with any acquisition, disposition, merger, recapitalization or similar transactions, which payments are made pursuant to the Management Agreements or are approved by a majority of the Board of Directors in good faith, and (z) of all out-of-pocket expenses incurred in connection with such services or activities,

(viii) the Transactions, all transactions in connection therewith (including but not limited to the financing thereof), the execution, delivery and performance of all agreements and instruments in connection with the Transactions, and all fees and expenses paid or payable in connection with the Transactions,

(ix) any issuance or sale of Capital Stock (other than Disqualified Stock) of the Company or Junior Capital or any capital contribution to the Company,

(x) any amendment, supplement, waiver or other modification to or of the Senior Unsecured Notes, the Senior Unsecured Indenture or any related agreements, documents and instruments, or any of the terms and provisions of any thereof, to provide for the payment of interest in cash instead of in additional principal, or in additional principal instead of in cash, in each case in whole or in part, and

(xi) any investment by any Investor in securities of the Company or any of its Restricted Subsidiaries so long as (i) such securities are being offered generally to other investors on the same or more favorable terms and (ii) such investment by all Investors constitutes less than 5% of the proposed or outstanding issue amount of such class of securities.

Limitation on Liens. The Indenture provides that the Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist any Lien (other than Permitted Liens) on any of its property or assets (including Capital Stock of any other Person), whether owned on the date of the Indenture or thereafter acquired, securing any Indebtedness (the “Initial Lien”), unless (a) in the case of an Initial Lien on any Collateral, such Initial Lien expressly has Junior Lien Priority on such Collateral in relation to the Notes and the Subsidiary Guarantees, as applicable or (b) in the case of an Initial Lien on any other asset or property, contemporaneously therewith effective provision is made to secure the Indebtedness due under the Indenture and the Notes or, in respect of any Initial Lien on any Restricted Subsidiary’s property or assets, any Subsidiary Guarantee of such Restricted Subsidiary, equally and ratably with (or on a senior basis to, in the case of Subordinated Obligations or Guarantor Subordinated Obligations) such obligation for so long as such obligation is so secured by such Initial Lien. Any such Lien thereby created in favor of the Notes or any such Subsidiary Guarantee will be automatically and unconditionally released and discharged upon (i) the release and discharge of the Initial Lien to which it relates, (ii) in the case of any such Lien in favor of any such Subsidiary Guarantee, upon the termination and discharge of such Subsidiary Guarantee in accordance with the terms of the Indenture or (iii) any sale, exchange or transfer (other than a transfer constituting a transfer of all or substantially all of the assets of the Company that is governed by the provisions of the covenant described under “—Merger and Consolidation” below) to any Person not an Affiliate of the Company of the property or assets secured by such Initial Lien, or of all of the Capital Stock held by the Company or any Restricted Subsidiary in, or all or substantially all the assets of, any Restricted Subsidiary creating such Initial Lien.

Future Subsidiary Guarantors. As set forth more particularly under “—Subsidiary Guarantees,” the Indenture provides that from and after the Issue Date, the Company will cause each Person that becomes a Wholly Owned Domestic Subsidiary (other than an Excluded Subsidiary), and each other Domestic Subsidiary that is a borrower under the Senior ABL Facility or that guarantees payment of Indebtedness of the Company under any Credit Facility or Capital Markets Securities, to execute and deliver to the Trustee within 30 days a supplemental indenture or other instrument pursuant to which such Domestic Subsidiary will guarantee payment of the Notes, whereupon such Domestic Subsidiary will become a Subsidiary Guarantor for all purposes under the Indenture; provided, that any such guarantee described under clause (x) or (y) by a Person in effect at the time such Person is acquired by or merged or consolidated with or into the Company or any Restricted Subsidiary (and not created with, or in contemplation of, such acquisition, merger or consolidation) shall not trigger an obligation to guarantee the Notes so long as the aggregate principal amount of guaranteed Indebtedness relying on this proviso, together with the aggregate principal amount of Indebtedness incurred by Restricted Subsidiaries that are not Subsidiary Guarantors pursuant to paragraph (a) of the covenant described under “—Limitation on Indebtedness,” shall not exceed $300.0 million at any time outstanding. Within 90 days of so becoming a Subsidiary Guarantor, the Company will also cause such Subsidiary Guarantor to execute and deliver such documents and instruments as shall be reasonably necessary to cause its property and assets of a type that would constitute Collateral to be made subject to a perfected Lien (subject to Liens permitted by the Indenture, including Permitted Liens) in favor of the Note Collateral Agent, as and to the extent provided in the Indenture, as described under “Security for the Notes.” The Company will also have the right to cause any other Subsidiary so to guarantee payment of the Notes. Subsidiary Guarantees will be subject to release and discharge under certain circumstances prior to payment in full of the Notes. See “—Subsidiary Guarantees.”

SEC Reports. The Indenture provides that, notwithstanding that the Company may not be required to be or remain subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, the Company will file with the SEC (unless such filing is not permitted under the Exchange Act or by the SEC), so long as the Notes are outstanding, the annual reports, information, documents and other reports that the Company is required to file with the SEC pursuant to such Section 13(a) or 15(d) or would be so required to file if the Company were so subject. If, at any time, any audited or reviewed financial statements or information required to be included in any such filing are not reasonably available on a timely basis as a result of the Company’s accountants not being “independent” (as defined pursuant to the Exchange Act and the rules and regulations of the SEC thereunder), the Company may, in lieu of making such filing or transmitting or making available the information, documents and reports so required to be filed, elect to make a filing on an alternative form or transmit or make available unaudited or unreviewed financial statements or information substantially similar to such required audited or reviewed financial statements or information, provided that (a) the Company shall in any event be required to make such filing and so transmit or make available such audited or reviewed financial statements or information no later than the first anniversary of the date on which the same was otherwise required pursuant to the preceding provisions of this paragraph (such initial date, the “Reporting Date”) and (b) if the Company makes such an election and such filing has not been made, or such information, documents and reports have not been transmitted or made available, as the case may be, within 90 days after such Reporting Date, liquidated damages will accrue on the Notes at a rate of 0.50% per annum from the date that is 90 days after such Reporting Date to the earlier of (x) the date on which such filing has been made, or such information, documents and reports have been transmitted or made available, as the case may be, and (y) the first anniversary of such Reporting Date (provided that not more than 0.50% per annum in liquidated damages shall be payable for any period regardless of the number of such elections by the Company).

Notwithstanding the foregoing, the Company shall not be required to file or cause to be filed with the SEC or transmit or make available (or to make any filing with the SEC that would be required to include) separate financial statements of any Subsidiary solely as a result of the inclusion of any class of securities of any such Subsidiary in the Collateral.

The Company will be deemed to have satisfied the requirements of this covenant if any Parent files and provides reports, documents and information of the types otherwise so required, in each case within the applicable time periods, and the Company is not required to file such reports, documents and information separately under the applicable rules and regulations of the SEC (after giving effect to any exemptive relief) because of the filings by such Parent. The Company also will comply with the other provisions of TIA § 314(a).

Merger and Consolidation

The Indenture provides that the Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

(i) the resulting, surviving or transferee Person (the “Successor Company”) will be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) will expressly assume all the obligations of the Company under the Notes and the Indenture by executing and delivering to the Trustee a supplemental indenture or one or more other documents or instruments in form reasonably satisfactory to the Trustee;

(ii) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default will have occurred and be continuing;

(iii) immediately after giving effect to such transaction, either (A) the Company (or, if applicable, the Successor Company with respect thereto) could Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of the covenant described under “—Certain Covenants—Limitation on Indebtedness,” or (B) the Consolidated Coverage Ratio of the Company (or, if applicable, the Successor Company with respect thereto) would equal or exceed the Consolidated Coverage Ratio of the Company immediately prior to giving effect to such transaction;

(iv) each Subsidiary Guarantor (other than (x) any Subsidiary Guarantor that will be released from its obligations under its Subsidiary Guarantee in connection with such transaction and (y) any party to any such consolidation or merger) shall have delivered a supplemental indenture or other document or instrument in form reasonably satisfactory to the Trustee, confirming its Subsidiary Guarantee (other than any Subsidiary Guarantee that will be discharged or terminated in connection with such transaction); and

(v) the Company will have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger or transfer complies with the provisions described in this paragraph, provided that (x) in giving such opinion such counsel may rely on an Officer’s Certificate as to compliance with the foregoing clauses (ii) and (iii) and as to any matters of fact, and (y) no Opinion of Counsel will be required for a consolidation, merger or transfer described in the last paragraph of this covenant.

Immediately after giving effect to such transaction, the Collateral owned by the Successor Company upon giving effect thereto (including any Collateral transferred to the Successor Company pursuant to such transaction) shall continue to constitute Collateral under the Indenture and the Note Security Documents and be subject to the Lien in favor of the Note Collateral Agent for the benefit of the Trustee and the Holders of the Notes, and shall not be subject to any Lien other than Permitted Liens, in each case except as otherwise permitted by or provided in the Indenture and the Note Security Documents. Any property and assets of any Person that is so consolidated or merged with the Company, to the extent of a type that would constitute Collateral under the Note Security Documents (excluding, for the avoidance of doubt, any Excluded Assets and Excluded Subsidiary Securities), shall be treated as After Acquired Property and the Successor Company shall take such action as may be reasonably necessary to cause such property and assets to be made subject to a Lien in favor of the Note Collateral Agent for the benefit of the Trustee and the Holders of the Notes, in each case to the extent required under the covenant described under “—Security for the Notes—After Acquired Property.”

Any Indebtedness that becomes an obligation of the Successor Company or any Restricted Subsidiary (or that is deemed to be Incurred by any Restricted Subsidiary that becomes a Restricted Subsidiary) as a result of any such transaction undertaken in compliance with this covenant, and any Refinancing Indebtedness with respect thereto, shall be deemed to have been Incurred in compliance with the covenant described under “—Certain Covenants—Limitation on Indebtedness.”

The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and thereafter the predecessor Company shall be relieved of all obligations and covenants under the Indenture, except that the predecessor Company in the case of a lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the Notes.

Clauses (ii) and (iii) of the first paragraph of this “—Merger and Consolidation” covenant will not apply to any transaction in which the Company consolidates or merges with or into or transfers all or substantially all its properties and assets to (x) an Affiliate incorporated or organized for the purpose of reincorporating or reorganizing the Company in another jurisdiction or changing its legal structure to a corporation or other entity or (y) a Restricted Subsidiary of the Company so long as all assets of the Company and the Restricted Subsidiaries immediately prior to such transaction (other than Capital Stock of such Restricted Subsidiary) are owned by such Restricted Subsidiary and its Restricted Subsidiaries immediately after the consummation thereof. The first paragraph of this “—Merger and Consolidation” covenant will not apply to (1) any transaction in which any Restricted Subsidiary consolidates with, merges into or transfers all or part of its assets to the Company or (2) the Transactions.

Defaults

An Event of Default is defined in the Indenture as:

(i) a default in any payment of interest on any Note when due, continued for a period of 30 days;

(ii) a default in the payment of principal of any Note when due, whether at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration of acceleration or otherwise;

(iii) the failure by the Company to comply with its obligations under the first paragraph of the covenant described under “—Merger and Consolidation” above;

(iv) the failure by the Company to comply for 30 days after notice with any of its obligations under the covenant described under “—Change of Control” above (other than a failure to purchase Notes);

(v) the failure by the Company to comply for 60 days after notice with its other agreements contained in the Notes or the Indenture;

(vi) the failure by any Subsidiary Guarantor to comply for 45 days after notice with its obligations under its Subsidiary Guarantee;

(vii) the failure by the Company or any Restricted Subsidiary to pay any Indebtedness for borrowed money (other than Indebtedness owed to the Company or any Restricted Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, if the total amount of such Indebtedness so unpaid or accelerated exceeds $100.0 million or its foreign currency equivalent; provided, that no Default or Event of Default will be deemed to occur with respect to any such Indebtedness that is paid or otherwise acquired or retired (or for which such failure to pay or acceleration is waived or rescinded) within 20 Business Days after such failure to pay or such acceleration (the “cross acceleration provision”);

(viii) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the “bankruptcy provisions”);

(ix) the rendering of any judgment or decree for the payment of money in an amount (net of any insurance or indemnity payments actually received in respect thereof prior to or within 90 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful) in excess of $100.0 million or its foreign currency equivalent against the Company or a Significant Subsidiary that is not discharged, or bonded or insured by a third Person, if such judgment or decree remains outstanding for a period of 90 days following such judgment or decree and is not discharged, waived or stayed (the “judgment default provision”);

(x) more than $450.0 million of the aggregate principal amount of (1) the Senior Subordinated Notes remains outstanding on the date that is 90 days prior to the scheduled maturity date of the Senior Subordinated Notes or (2) any unsecured Indebtedness of the Company or any Restricted Subsidiary incurred to refinance the Senior Subordinated Notes remains outstanding on the date that is 90 days prior to the scheduled maturity date of such Indebtedness;

(xi) the failure of any Subsidiary Guarantee by a Subsidiary Guarantor that is a Significant Subsidiary to be in full force and effect (except as contemplated by the terms thereof or of the Indenture) or the denial or disaffirmation in writing by any Subsidiary Guarantor that is a Significant Subsidiary of its obligations under the Indenture or any Subsidiary Guarantee (other than by reason of the termination of the Indenture or such Subsidiary Guarantee or the release of such Subsidiary Guarantee in accordance with such Subsidiary Guarantee or the Indenture), if such Default continues for 10 days; or

(xii) with respect to any Collateral, individually or in the aggregate, having a fair market value in excess of $100.0 million, any of the Note Security Documents ceases to be in full force and effect, or any of the Note Security Documents ceases to give the holders of the Notes the Liens purported to be created thereby, or any of the Note Security Documents is declared null and void or the Company or any Subsidiary Guarantor denies in writing that it has any further liability under any Note Security Document (in each case (i) other than in accordance with the terms of the Indenture or any of the Note Security Documents or (ii) unless waived by the requisite creditors under the Senior ABL Agreement (or by their agent or other representative on their behalf) or the Senior Term Agreement (or by their agent or other representative on their behalf) if, after that waiver, the Company is in compliance with the covenant described under “—Security for the Notes”), except to the extent that any loss of perfection or priority results from the failure of the Note Collateral Agent, the ABL Agent (as defined in the Base Intercreditor Agreement), the Term Agent (as defined in the Base Intercreditor Agreement), any Additional Agent (as defined in the Base Intercreditor Agreement) or the Cash Flow Collateral Representative (as defined in the Base Intercreditor Agreement) to maintain possession of certificates actually delivered to it representing securities, promissory notes or other instruments pledged under the Note Security Documents, or otherwise results from the gross negligence or willful misconduct of the Trustee, the Note Collateral Agent, the ABL Agent, the Term Agent, any Additional Agent or the Cash Flow Collateral Representative; provided, that if a failure of the sort described in this clause (xii) is susceptible of cure (including with respect to any loss of Lien priority on material portions of the Collateral), no Event of Default shall arise under this clause (xii) with respect thereto until 30 days after notice of such failure shall have been given to the Company by the Trustee or the Holders of at least 30% in principal amount of the then outstanding Notes issued under the Indenture.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a Default under clause (iv), (v) or (vi) will not constitute an Event of Default until the Trustee or the Holders of at least 30% in principal amount of the outstanding Notes notify the Company in writing of the Default and the Company does not cure such Default within the time specified in such clause after receipt of such notice.

If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing, the Trustee by written notice to the Company, or the Holders of at least 30% in principal amount of the outstanding Notes by written notice to the Company and the Trustee, may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon the effectiveness of such a declaration, such principal and interest will be due and payable immediately.

Notwithstanding the foregoing, if an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and accrued but unpaid interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless (i) such Holder has previously given the Trustee written notice that an Event of Default is continuing, (ii) Holders of at least 30% in principal amount of the outstanding Notes have requested the Trustee in writing to pursue the remedy, (iii) such Holders have offered the Trustee security or indemnity satisfactory to it against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and (v) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, or premium, if any, or interest on, any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Noteholders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default occurring during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event that would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

Amendments and Waivers

Amendments and Waivers With the Consent of Holders

Subject to certain exceptions, the Indenture, the Notes, the Note Security Documents and the Intercreditor Agreements may be amended with the consent of the Holders of not less than a majority in principal amount of the Notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the Holders of not less than a majority in principal amount of the Notes then outstanding (including in each case, consents obtained in connection with a tender offer or exchange offer for Notes); provided that (x) if any such amendment or waiver will only affect one series of Notes (or less than all series of Notes) then outstanding under the Indenture, then only the consent of the Holders of a majority in principal amount of the Notes of such series then outstanding (including, in each case, consents obtained in connection with a tender offer or exchange offer for Notes) shall be required and (y) if any such amendment or waiver by its terms will affect a series of Notes in a manner different and materially adverse relative to the manner such amendment or waiver affects other series of Notes, then the consent of the Holders of a majority in principal amount of the Notes of such series then outstanding (including, in each case, consents obtained in connection with a tender offer or exchange offer for Notes) shall be required. However, without the consent of each Holder of an outstanding Note affected, no amendment or waiver may (i) reduce the principal amount of Notes whose Holders must consent to an amendment or waiver, (ii) reduce the rate of or extend the time for payment of interest on any Note, (iii) reduce the principal of or extend the Stated Maturity of any Note, (iv) reduce the premium payable upon the redemption of any Note, or change the date on which any Note may be redeemed as described under “—Optional Redemption” above, (v) make any Note payable in money other than that stated in such Note, (vi) impair the right of any Holder to receive payment of principal of and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any such payment on or with respect to such Holder’s Notes, or (vii) make any change in the amendment or waiver provisions described in this sentence.

In addition, without the consent of the Holders of at least 66-2/3% in principal amount of Notes then outstanding, no amendment, supplement or waiver may (1) make any change to any Note Security Document, any Intercreditor Agreement, or the specified provisions in the Indenture dealing with the Collateral or the Note Security Documents, that would release all or substantially all of the Collateral from the Liens of the Note Security Documents (except as permitted by the terms of the Indenture, the Note Security Documents and the Intercreditor Agreements) or would change or alter the priority of the security interests in the Collateral under any Intercreditor Agreement in any manner adverse to the Holders in any material respect, or (2) make any other change to any Note Security Document, any Intercreditor Agreement, or the specified provisions in the Indenture dealing with the Collateral or the Note Security Documents, or the application of trust proceeds of the Collateral pursuant to the Indenture, that would adversely affect the Holders in any material respect, in each case other than in accordance with the terms of the Indenture, the Note Security Documents and the Intercreditor Agreements.

Amendments and Waivers Without the Consent of Holders

Without the consent of any Holder, the Company, the Trustee, the Note Collateral Agent and (as applicable) any Subsidiary Guarantor may amend the Indenture, any Note, any Note Security Document or any Intercreditor Agreement to cure any ambiguity, mistake, omission, defect or inconsistency, to provide for the assumption by a successor of the obligations of the Company or a Subsidiary Guarantor under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes, to add Guarantees with respect to the Notes, to secure the Notes or to add to the Collateral (including to mortgage, pledge, hypothecate or grant any other Lien in favor of the Note Collateral Agent for the benefit of the Trustee and the Holders of the Notes, as additional security for the payment and performance of all or any portion of the Obligations with respect to the Notes, in any property or assets, including any that are required to be mortgaged, pledged or hypothecated, or in which a Lien is required to be granted, to or for the benefit of the Note Collateral Agent pursuant to the Indenture, any of the Note Security Documents or otherwise), to evidence a successor Trustee or Note Collateral Agent, to provide for Additional Obligations pursuant to any Intercreditor Agreement, to confirm and evidence the release, termination or discharge of any Guarantee or Lien with respect to or securing the Notes when such release, termination or discharge is provided for under the Indenture or any of the Note Security Documents, to add to the covenants of the Company for the benefit of the Noteholders or to surrender any right or power conferred upon the Company, to provide for or confirm the issuance of Additional Notes or Exchange Notes, to conform the text of the Indenture, the Notes, any Note Security Document, the Base Intercreditor Agreement, the Cash Flow Intercreditor Agreement or any Subsidiary Guarantee to any provision of the “Description of First Priority Notes” or the “Description of Intercreditor Agreements” section of the offering memorandum dated April 5, 2012, to increase the minimum denomination of Notes to equal the dollar equivalent of €1,000 rounded up to the nearest $1,000 (including for purposes of redemption or repurchase of any Note in part), to make any change that does not materially adversely affect the rights of any Holder, or to comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA or otherwise.

In addition, (a) the Base Intercreditor Agreement provides that, subject to certain exceptions, any amendment, waiver or consent to any of the ABL Collateral Documents, to the extent applicable to the ABL Priority Collateral (including the release of any Liens on ABL Priority Collateral), will also apply automatically to the comparable Note Security Documents with respect to the security interest of the Holders in the ABL Priority Collateral, and (b) the Cash Flow Intercreditor Agreement provides that, subject to certain exceptions, any amendment, waiver or consent to any of the Term Collateral Documents (as defined in “Description of Intercreditor Agreements—Certain Definitions—Certain Cash Flow Intercreditor Definitions”), to the extent applicable to the Cash Flow Priority Collateral (including the release of any Liens on Cash Flow Priority Collateral), will also apply automatically to the comparable Note Security Documents with respect to the security interest of the Holders in the Cash Flow Priority Collateral.

Each Intercreditor Agreement may be amended from time to time with the consent of the parties thereto. In addition, the Company may, without the consent of any other party thereto, amend the Base Intercreditor Agreement to designate indebtedness as “Additional Indebtedness,” and to designate one or more agreements as an “ABL Credit Agreement,” a “Cash Flow Collateral Facility,” a “First Lien Indenture,” a “Second Lien Indenture,” or an “Additional Credit Facility.” See “Description of Intercreditor Agreements—Certain Base Intercreditor Provisions—Designation of Additional Indebtedness” and “Description of Intercreditor Agreements—Certain Definitions—Certain Base Intercreditor Definitions.” In addition, the Company may, without the consent of any other party thereto, amend the Cash Flow Intercreditor Agreement to designate indebtedness as “Additional Indebtedness,” or to designate one or more agreements as a “Senior Priority Credit Facility,” a “Junior Priority Credit Facility,” a “First Lien Indenture”, a “Second Lien Indenture,” a “Term Credit Agreement,” or an “Additional Credit Facility.” See “Description of Intercreditor Agreements—Certain Cash Flow Intercreditor Provisions—Designation of Additional Indebtedness” and “Description of Intercreditor Agreements—Certain Definitions—Certain Cash Flow Intercreditor Definitions.”

The consent of the Noteholders is not necessary under the Indenture to approve the particular form of any proposed amendment or waiver. It is sufficient if such consent approves the substance of the proposed amendment or waiver. Until an amendment or waiver becomes effective, a consent to it by a Noteholder is a continuing consent by such Noteholder and every subsequent Holder of all or part of the related Note. Any such Noteholder or subsequent holder may revoke such consent as to its Note by written notice to the Trustee or the Company, received thereby before the date on which the Company certifies to the Trustee that the Holders of the requisite principal amount of Notes have consented to such amendment or waiver. After an amendment or waiver that requires the consent of the Noteholders under the Indenture becomes effective, the Company is required to mail to Noteholders a notice briefly describing such amendment or waiver. However, the failure to give such notice to all Noteholders, or any defect therein, will not impair or affect the validity of the amendment or waiver.

Defeasance

The Company at any time may terminate all obligations of the Company under the Notes and the Indenture (“legal defeasance”), except for certain obligations, including those relating to the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company at any time may terminate its obligations under certain covenants under the Indenture, including the covenants described under “—Certain Covenants,” “—Security for the Notes—After Acquired Property” and “—Change of Control,” the operation of the default provisions relating to such covenants described under “—Defaults” above, the operation of the cross acceleration provision, the bankruptcy provisions with respect to Subsidiaries and the judgment default provision described under “—Defaults” above, and the limitations contained in clauses (iii), (iv) and (v) and the second paragraph under “—Merger and Consolidation” above (“covenant defeasance”). If the Company exercises its legal defeasance option or its covenant defeasance option, each Subsidiary Guarantor will be released from all of its obligations with respect to its Subsidiary Guarantee, and Liens on the Collateral securing the Indebtedness evidenced by the Notes will be released and the Note Security Documents shall cease to be of further effect.

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (iv), (v) (as it relates to the covenants described under “—Certain Covenants” or “—Security for the Notes—After Acquired Property” above), (vi), (vii), (viii) (but only with respect to events of bankruptcy, insolvency or reorganization of a Subsidiary), (ix), (x) or (xi) under “—Defaults” above or because of the failure of the Company to comply with clause (iii), (iv) or (v) or the second paragraph under “—Merger and Consolidation” above.

Either defeasance option may be exercised to any redemption date or to the maturity date for the Notes. In order to exercise either defeasance option, the Company must irrevocably deposit or cause to be deposited in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations, or a combination thereof, sufficient (without reinvestment) to pay principal of, and premium (if any) and interest on, the Notes to redemption or maturity, as the case may be (provided that if such redemption is made pursuant to the provisions described in the fifth paragraph under “—Optional Redemption,” (x) the amount of money or U.S. Government Obligations, or a combination thereof, that the Company must irrevocably deposit or cause to be deposited will be determined using an assumed Applicable Premium calculated as of the date of such deposit, and (y) the Company must irrevocably deposit or cause to be deposited additional money in trust on the redemption date as necessary to pay the Applicable Premium as determined on such date), and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel (x) must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law since the Issue Date and (y) need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation have become due and payable, will become due and payable at their Stated Maturity within one year, or have been or are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company).

Satisfaction and Discharge

The Indenture and the Note Security Documents will be discharged and cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (i) either (a) all Notes previously authenticated and delivered (other than certain lost, stolen or destroyed Notes, and certain Notes for which provision for payment was previously made and thereafter the funds have been released to the Company) have been cancelled or delivered to the Trustee for cancellation or (b) all Notes not previously cancelled or delivered to the Trustee for cancellation (x) have become due and payable, (y) will become due and payable at their Stated Maturity within one year or (z) have been or are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company; (ii) the Company has irrevocably deposited or caused to be deposited with the Trustee money, U.S. Government Obligations or a combination thereof, sufficient (without reinvestment) to pay and discharge the entire Indebtedness on the Notes not previously cancelled or delivered to the Trustee for cancellation, for principal, premium, if any, and interest to the date of redemption or their Stated Maturity, as the case may be (provided that if such redemption is made pursuant to the provisions described in the fifth paragraph under “—Optional Redemption,” (x) the amount of money or U.S. Government Obligations, or a combination thereof, that the Company must irrevocably deposit or cause to be deposited will be determined using an assumed Applicable Premium calculated as of the date of such deposit, and (y) the Company must irrevocably deposit or cause to be deposited additional money in trust on the redemption date as necessary to pay the Applicable Premium as determined on such date); (iii) the Company has paid or caused to be paid all other sums payable under the Indenture by the Company; and (iv) the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel each to the effect that all conditions precedent under the “—Satisfaction and Discharge” section of the Indenture relating to the satisfaction and discharge of the Indenture have been complied with, provided that any such counsel may rely on any Officer’s Certificate as to matters of fact (including as to compliance with the foregoing clauses (i), (ii) and (iii)).

No Personal Liability of Directors, Officers, Employees, Incorporators and Stockholders

No director, officer, employee, incorporator or stockholder of the Company, any Subsidiary Guarantor or any Subsidiary of any thereof shall have any liability for any obligation of the Company or any Subsidiary Guarantor under the Indenture, the Notes, any Subsidiary Guarantee, the Note Security Documents or the Intercreditor Agreements, or for any claim based on, in respect of, or by reason of, any such obligation or its creation. Each Noteholder, by accepting the Notes, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Concerning the Trustee and the Note Collateral Agent

Wilmington Trust, National Association is the Trustee under the Indenture and is appointed by the Company as initial Registrar and Paying Agent with regard to the Notes. Wilmington Trust, National Association is the Note Collateral Agent under the Indenture and the Note Security Documents.

The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are set forth specifically in the Indenture. During the existence of an Event of Default, the Trustee will exercise such of the rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The Indenture and the TIA impose certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, that if it acquires any conflicting interest as described in the TIA, it must eliminate such conflict, apply to the SEC for permission to continue as Trustee with such conflict, or resign.

The Indenture provides that neither the Trustee nor the Note Collateral Agent shall be responsible for the existence, genuineness, value or protection of any Collateral (except for the safe custody of Collateral in its possession and for trust monies actually received), for the legality, effectiveness or sufficiency of any Note Security Document, or for the creation, perfection, priority, sufficiency or protection of any Lien on Collateral.

Transfer and Exchange

A Noteholder may transfer or exchange Notes in accordance with the Indenture. Upon any transfer or exchange, the Registrar and the Trustee may require such Noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require such Noteholder to pay any taxes or other governmental charges required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption or purchase or to transfer or exchange any Note for a period of 15 Business Days prior to the day of the mailing of the notice of redemption or purchase. No service charge will be made for any registration of transfer or exchange of the Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other governmental charge payable in connection with the transfer or exchange. The Notes will be issued in registered form and the registered holder of a Note will be treated as the owner of such Note for all purposes.

Governing Law

The Indenture provides that it and the Notes are governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

Certain Indenture Definitions

“2007 Transactions” means the “Transactions” as defined in the Senior Subordinated Indenture.

“Acquired Indebtedness” means Indebtedness of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case other than Indebtedness Incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to be Incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

“Acquisition Indebtedness” means Indebtedness of (i) the Company or any Restricted Subsidiary Incurred to finance or refinance, or otherwise Incurred in connection with, any acquisition of any assets (including Capital Stock), business or Person, or any merger or consolidation of any Person with or into the Company or any Restricted Subsidiary, or (ii) any Person that is acquired by or merged or consolidated with or into the Company or any Restricted Subsidiary (including Indebtedness thereof Incurred in connection with any such acquisition, merger or consolidation).

“Additional Assets” means (i) any property or assets that replace the property or assets that are the subject of an Asset Disposition; (ii) any property or assets (other than Indebtedness and Capital Stock) used or to be used by the Company or a Restricted Subsidiary or otherwise useful in a Related Business (including any capital expenditures on any property or assets already so used); (iii) the Capital Stock of a Person that is engaged in a Related Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or (iv) Capital Stock of any Person that at such time is a Restricted Subsidiary acquired from a third party.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For the avoidance of doubt, THD and its Affiliates will not be deemed to be Affiliates of the Company or any of its Subsidiaries.

“After Acquired Property” means any and all assets or property (other than Excluded Assets and Excluded Subsidiary Securities) acquired by the Company or any Subsidiary Guarantor after the Issue Date that constitutes Collateral.

“Asset Disposition” means any sale, lease, transfer or other disposition of shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares, or (in the case of a Foreign Subsidiary) to the extent required by applicable law), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Company or any of its Restricted Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction), other than (i) a disposition to the Company or a Restricted Subsidiary, (ii) a disposition in the ordinary course of business, (iii) a disposition of Cash Equivalents, Investment Grade Securities or Temporary Cash Investments, (iv) the sale or discount (with or without recourse, and on customary or commercially reasonable terms) of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable, (v) any Restricted Payment Transaction, (vi) a disposition that is governed by the provisions described under “—Merger and Consolidation,” (vii) any Financing Disposition, (viii) any “fee in lieu” or other disposition of assets to any governmental authority or agency that continue in use by the Company or any Restricted Subsidiary, so long as the Company or any Restricted Subsidiary may obtain title to such assets upon reasonable notice by paying a nominal fee, (ix) any exchange of property pursuant to or intended to qualify under Section 1031 (or any successor section) of the Code, or any exchange of equipment to be leased, rented or otherwise used in a Related Business, (x) any financing transaction with respect to property built or acquired by the Company or any Restricted Subsidiary after the Issue Date, including without limitation any sale/leaseback transaction or asset securitization, (xi) any disposition arising from foreclosure, condemnation or similar action with respect to any property or other assets, or exercise of termination rights under any lease, license, concession or other agreement or pursuant to buy/sell arrangements under any joint venture or similar agreement or arrangement, (xii) any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary, (xiii) a disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), entered into in connection with such acquisition, (xiv) a disposition of not more than 5.0% of the outstanding Capital Stock of a Foreign Subsidiary that has been approved by the Board of Directors, (xv) any disposition or series of related dispositions for aggregate consideration not to exceed $30.0 million, (xvi) any Exempt Sale and Leaseback Transaction or (xvii) the abandonment or other disposition of patents, trademarks or other intellectual property that are, in the reasonable judgment of the Company, no longer economically practicable to maintain or useful in the conduct of the business of the Company and its Subsidiaries taken as a whole.

“Bain Capital” means Bain Capital, LLC.

“Bain Capital Investors” means, collectively, (i) Bain Capital, (ii) Bain Capital Partners Fund IX, L.P. and any legal successor thereto, and (iii) any Affiliate of any Bain Capital Investor, but not including any portfolio company of any Bain Capital Investor.

“Bank Products Agreement” means any agreement pursuant to which a bank or other financial institution agrees to provide treasury or cash management services (including, without limitation, controlled disbursements, automated clearinghouse transactions, return items, netting, overdrafts and interstate depository network services).

“Bank Products Obligations” of any Person means the obligations of such Person pursuant to any Bank Products Agreement.

“Base Intercreditor Agreement” means the Intercreditor Agreement, dated as of the Issue Date, among the ABL Agent, the Term Agent, the Note Collateral Agent and the Second Lien Note Agent, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Board of Directors” means, for any Person, the board of directors or other governing body of such Person or, if such Person does not have such a board of directors or other governing body and is owned or managed by a single entity, the Board of Directors of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such Board of Directors. Unless otherwise provided, “Board of Directors” means the Board of Directors of the Company.

“Borrowing Base” means the sum of (1) 65% of the book value of Inventory of the Company and its Restricted Subsidiaries, (2) 85% of the book value of Receivables of the Company and its Restricted Subsidiaries and (3) Unrestricted Cash of the Company and its Restricted Subsidiaries (in each case, determined as of the end of the most recently ended fiscal month of the Company for which internal consolidated financial statements of the Company are available, and, in the case of any determination relating to any Incurrence of Indebtedness, on a pro forma basis including (x) any property or assets of a type described above acquired since the end of such fiscal month and (y) any property or assets of a type described above being acquired in connection therewith). The Borrowing Base, as of any date of determination, shall not include Inventory, the acquisition of which shall have been financed or refinanced by the Incurrence of Purchase Money Obligations pursuant to clause (b)(iv) of the covenant described under “—Certain covenants—Limitation on Indebtedness,” to the extent such Purchase Money Obligations (or any Refinancing Indebtedness in respect thereof) shall then remain outstanding pursuant to such clause (on a pro forma basis after giving effect to an Incurrence of Indebtedness and the application of proceeds therefrom).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banking institutions are authorized or required by law to close in New York City (or any other city in which a Paying Agent maintains its office).

“Capital Markets Securities” means bonds, debentures, notes or other similar debt securities of the Company or any Subsidiary Guarantor (other than the Notes) with an aggregate principal amount outstanding in excess of $150.0 million.

“Capital Stock” of any Person means any and all shares of, rights to purchase, warrants or options for, or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligation” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP. The Stated Maturity of any Capitalized Lease Obligation shall be the date of the last payment of rent or any other amount due under the related lease.

“Captive Insurance Subsidiary” means any Subsidiary of the Company that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Carlyle” means Carlyle Investment Management, LLC.

“Carlyle Investors” means, collectively, (i) Carlyle, (ii) Carlyle Partners V, L. P. and any legal successor thereto, and (iii) any Affiliate of any Carlyle Investor, but not including any portfolio company of any Carlyle Investor.

“Cash Equivalents” means any of the following: (a) money, (b) securities issued or fully guaranteed or insured by the United States of America, Canada or a member state of the European Union or any agency or instrumentality of any thereof, (c) time deposits, certificates of deposit or bankers’ acceptances of (i) any lender under a Senior Credit Agreement or any affiliate thereof, (ii) JPMorgan Chase Bank, N.A., SunTrust Bank, Wells Fargo Bank, National Association, Bank of America, N.A., Wachovia Bank, National Association, Scotiabank, The Toronto-Dominion Bank, Bank of Montreal, or any of their respective affiliates, or (iii) any commercial bank having capital and surplus in excess of $500.0 million (or the foreign currency equivalent thereof as of the date of such investment) and the commercial paper of the holding company of which is rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (d) money market instruments, commercial paper or other short-term obligations rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (e) investments in money market funds subject to the risk limiting conditions of Rule 2a-7 or any successor rule of the SEC under the Investment Company Act of 1940, as amended, (f) Canadian dollars, and (g) investments similar to any of the foregoing denominated in Canadian dollars or any other foreign currencies approved by the Board of Directors.

“Cash Flow Intercreditor Agreement” means the Intercreditor Agreement, dated as of the Issue Date, between the Term Agent, the Note Collateral Agent and the Second Lien Note Agent, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“CD&R” means Clayton, Dubilier & Rice, LLC and any successor in interest thereto, or any successor to CD&R’s investment management business.

“CD&R Investors” means, collectively, (i) CD&R, (ii) Clayton, Dubilier & Rice Fund VII, L.P., or any legal successor thereto, (iii) CD&R Parallel Fund VII, L.P., or any legal successor thereto, and (iv) any Affiliate of any CD&R Investor, but not including any portfolio company of any CD&R Investor.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all the assets and properties subject to the Liens created by the Note Security Documents.

“Collateral Agreement” means the collateral agreement, dated as of the Issue Date, among the Note Collateral Agent, the Company and the Subsidiary Guarantors party thereto from time to the time, as amended, amended and restated, supplemented, waived, modified, renewed or replaced from time to time.

“Commodities Agreement” means, in respect of a Person, any commodity futures contract, forward contract, option or similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or beneficiary.

“Company” means HD Supply, Inc., a Delaware corporation, and any successor in interest thereto.

“Consolidated Coverage Ratio” as of any date of determination means the ratio of (i) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Company are available to (ii) Consolidated Interest Expense for such four fiscal quarters; provided, that

(1) if since the beginning of such period the Company or any Restricted Subsidiary has Incurred any Indebtedness that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation shall be computed based on (A) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (B) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation),

(2) if since the beginning of such period the Company or any Restricted Subsidiary has repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged any Indebtedness that is no longer outstanding on such date of determination (each, a “Discharge”) or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a Discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid), Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such Discharge had occurred on the first day of such period,

(3) if since the beginning of such period the Company or any Restricted Subsidiary shall have disposed of any company, any business or any group of assets constituting an operating unit of a business (any such disposition, a “Sale”), the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to (A) the Consolidated Interest Expense attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Sale for such period (including but not limited to through the assumption of such Indebtedness by another Person) plus (B) if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such Sale,

(4) if since the beginning of such period the Company or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise acquired any company, any business or any group of assets constituting an operating unit of a business, including any such Investment or acquisition occurring in connection with a transaction causing a calculation to be made hereunder (any such Investment or acquisition, a “Purchase”), Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any related Indebtedness) as if such Purchase occurred on the first day of such period, and

(5) if since the beginning of such period any Person became a Restricted Subsidiary or was merged or consolidated with or into the Company or any Restricted Subsidiary, and since the beginning of such period such Person shall have Discharged any Indebtedness or made any Sale or Purchase that would have required an adjustment pursuant to clause (2), (3) or (4) above if made by the Company or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Discharge, Sale or Purchase occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred or repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged in connection therewith, the pro forma calculations in respect thereof (including without limitation in respect of anticipated net cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by the Chief Financial Officer or an authorized Officer of the Company; provided that such net cost savings or synergies are reasonably identifiable and factually supportable. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness). If any Indebtedness bears, at the option of the Company or a Restricted Subsidiary, a rate of interest based on a prime or similar rate, a eurocurrency interbank offered rate or other fixed or floating rate, and such Indebtedness is being given pro forma effect, the interest expense on such Indebtedness shall be calculated by applying such optional rate as the Company or such Restricted Subsidiary may designate. If any Indebtedness that is being given pro forma effect was Incurred under a revolving credit facility, the interest expense on such Indebtedness shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate determined in good faith by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated EBITDA” means, for any period, the Consolidated Net Income for such period, plus (a) the following to the extent deducted in calculating such Consolidated Net Income, without duplication: (i) provision for all taxes (whether or not paid, estimated or accrued) based on income, profits or capital (including penalties and interest, if any), (ii) Consolidated Interest Expense, all items excluded from the definition of Consolidated Interest Expense pursuant to clause (iii) thereof (other than Special Purpose Financing Expense), any Special Purpose Financing Fees, and (for purposes of the Consolidated Total Leverage Ratio) any Special Purpose Financing Expense, (iii) depreciation, amortization (including but not limited to amortization of intangibles and amortization and write-off of financing costs) and all other non-cash charges or non-cash losses, (iv) any expenses or charges related to any Equity Offering, Investment or Indebtedness permitted by the Indenture (whether or not consummated or incurred, and including any non-consummated sale of Capital Stock to the extent the proceeds thereof were intended to be contributed to the equity capital of the Company or any of its Restricted Subsidiaries), (v) the amount of any loss attributable to non-controlling interests and (vi) any management, monitoring, consulting and advisory fees and related expenses paid to any of CD&R, Bain Capital, Carlyle or any of their respective Affiliates, plus (b) the amount of net cost savings projected by the Company in good faith to be realized as a result of actions taken or to be taken (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (x) such cost savings are reasonably identifiable and factually supportable, (y) such net cost savings are reasonably expected to be realized within 18 months of the date of calculation of Consolidated EBITDA as evidenced by an Officer’s Certificate prepared as of the date for which Consolidated EBITDA is being calculated and (z) the aggregate amount of cost savings added pursuant to this clause (b) shall not exceed $50.0 million for any four consecutive quarter period (which adjustments may be incremental to (but not duplicative of) pro forma adjustments made pursuant to the proviso to the definition of “Consolidated Coverage Ratio,” “Consolidated Secured Leverage Ratio” or “Consolidated Total Leverage Ratio”), plus (c) to the extent deducted in calculating such Consolidated Net Income, (i) the amount of loss on any Financing Disposition, and (ii) any costs or expenses pursuant to any management or employee stock option or other equity-related plan, program or arrangement, or other benefit plan, program or arrangement, or any stock subscription or shareholder agreement, to the extent funded with cash proceeds contributed to the capital of the Company or an issuance of Capital Stock of the Company (other than Disqualified Stock) and excluded from the calculation set forth in clause (a)(3) of the covenant described under “Certain Covenants—Limitation on Restricted Payments.”

“Consolidated Interest Expense” means, for any period, (i) the total interest expense of the Company and its Restricted Subsidiaries to the extent deducted in calculating Consolidated Net Income, net of any interest income of the Company and its Restricted Subsidiaries, including without limitation, any such interest expense consisting of (a) interest expense attributable to Capitalized Lease Obligations, (b) amortization of debt discount, (c) interest in respect of Indebtedness of any other Person that has been Guaranteed by the Company or any Restricted Subsidiary, but only to the extent that such interest is actually paid by the Company or any Restricted Subsidiary, (d) non-cash interest expense, (e) the interest portion of any deferred payment obligation and (f) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, plus (ii) Preferred Stock dividends paid in cash in respect of Disqualified Stock of the Company held by Persons other than the Company or a Restricted Subsidiary and minus (iii) to the extent otherwise included in such interest expense referred to in clause (i) above, amortization or write-off of financing costs, Special Purpose Financing Expense, accretion or accrual of discounted liabilities not constituting Indebtedness, expense resulting from discounting of Indebtedness in conjunction with recapitalization or purchase accounting, and any “additional interest” in respect of registration rights arrangements for any securities (including the Notes), in each case under clauses (i) through (iii) as determined on a Consolidated basis in accordance with GAAP; provided, that gross interest expense shall be determined after giving effect to any net payments made or received by the Company and its Restricted Subsidiaries with respect to Interest Rate Agreements.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its Restricted Subsidiaries, determined on a Consolidated basis in accordance with GAAP and before any reduction in respect of Preferred Stock dividends; provided, that there shall not be included in such Consolidated Net Income:

(i) any net income (loss) of any Person that is not the Company or a Restricted Subsidiary, except that the Company’s equity in the net income of any such Person for such period shall be included in such

Consolidated Net Income up to the aggregate amount actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (ii) below),

(ii) solely for purposes of determining the amount available for Restricted Payments under clause (a)(3)(A) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments,” any net income (loss) of any Restricted Subsidiary that is not a Subsidiary Guarantor if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of similar distributions by such Restricted Subsidiary, directly or indirectly, to the Company by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its stockholders (other than (x) restrictions that have been waived or otherwise released, (y) restrictions pursuant to any of the Notes, the Indenture, the Note Security Documents, the Intercreditor Agreements, the Senior Second Priority Indenture, the other Senior Second Priority Note Documents, the Senior Unsecured Indenture, the Senior Unsecured Notes, the Senior Subordinated Indenture and the Senior Subordinated Notes and (z) restrictions in effect on the Issue Date with respect to a Restricted Subsidiary and other restrictions with respect to such Restricted Subsidiary that taken as a whole are not materially less favorable to the Noteholders than such restrictions in effect on the Issue Date), except that the Company’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of any dividend or distribution that was or that could have been made by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary (subject, in the case of a dividend that could have been made to another Restricted Subsidiary, to the limitation contained in this clause),

(iii) any gain or loss realized upon (x) the sale, abandonment or other disposition of any asset of the Company or any Restricted Subsidiary (including pursuant to any sale/leaseback transaction) that is not sold, abandoned or otherwise disposed of in the ordinary course of business (as determined in good faith by the Board of Directors) or (y) the disposal, abandonment or discontinuation of operations of the Company or any Restricted Subsidiary, and any income (loss) from disposed, abandoned or discontinued operations,

(iv) any item classified or disclosed as an extraordinary, unusual or nonrecurring gain, loss or charge (including fees, expenses and charges associated with the Transactions or any acquisition, merger or consolidation after the Issue Date),

(v) the cumulative effect of a change in accounting principles,

(vi) all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments,

(vii) any unrealized gains or losses in respect of Currency Agreements,

(viii) any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person,

(ix) any non-cash compensation charge arising from any grant of stock, stock options or other equity based awards,

(x) to the extent otherwise included in Consolidated Net Income, any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Company or any Restricted Subsidiary owing to the Company or any Restricted Subsidiary,

(xi) any non-cash charge, expense or other impact attributable to application of the purchase or recapitalization method of accounting (including the total amount of depreciation and amortization, cost of sales or other non-cash expense resulting from the write-up of assets to the extent resulting from such purchase or recapitalization accounting adjustments),

(xii) any impairment charge or asset write-off, including any charge or write-off related to intangible assets, long-lived assets or investments in debt and equity securities, and any amortization of intangibles,

(xiii) any fees and expenses (or amortization thereof), and any charges or costs, in connection with any acquisition, Investment, Asset Disposition, issuance of Capital Stock, issuance, repayment or refinancing of Indebtedness, or amendment or modification of any agreement or instrument relating to any Indebtedness (in each case, whether or not completed, and including any such transaction consummated prior to the Issue Date),

(xiv) any accruals and reserves established or adjusted within twelve months after the Issue Date that are established as a result of the Transactions, and any changes as a result of adoption or modification of accounting policies, and

(xv) to the extent covered by insurance and actually reimbursed (or the Company has determined that there exists reasonable evidence that such amount will be reimbursed by the insurer and such amount is not denied by the applicable insurer in writing within 180 days and is reimbursed within 365 days of the date of such evidence (with a deduction in any future calculation of Consolidated Net Income for any amount so added back to the extent not so reimbursed within such 365 day period)), any expenses with respect to liability or casualty events or business interruption.

Notwithstanding the foregoing, for the purpose of clause (a)(3)(A) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income, without duplication, any income consisting of dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary, and any income consisting of return of capital, repayment or other proceeds from dispositions or repayments of Investments consisting of Restricted Payments, in each case to the extent such income would be included in Consolidated Net Income and such related dividends, repayments, transfers, return of capital or other proceeds are applied by the Company to increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(C) or (D) thereof.

“Consolidated Secured Indebtedness” means, as of any date of determination, (1) an amount equal to the Consolidated Total Indebtedness (without regard to clause (2) of the definition thereof) as of such date that in each case is then secured by Liens on property or assets of the Company and its Restricted Subsidiaries (other than property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby) and consists of the Notes or Indebtedness having Senior Lien Priority or Pari Passu Lien Priority, minus (2) the amount of Unrestricted Cash held by the Company and its Restricted Subsidiaries as of the most recent date with respect to which a balance sheet is available.

“Consolidated Secured Leverage Ratio” means, as of any date of determination, the ratio of (i) Consolidated Secured Indebtedness as at such date (after giving effect to any Incurrence or Discharge of Indebtedness on such date) to (ii) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Company are available, provided, that:

(1) if since the beginning of such period the Company or any Restricted Subsidiary shall have made a Sale, the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

(2) if since the beginning of such period the Company or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made a Purchase (including any Purchase occurring in connection with a transaction causing a calculation to be made hereunder), Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

(3) if since the beginning of such period any Person became a Restricted Subsidiary or was merged or consolidated with or into the Company or any Restricted Subsidiary, and since the beginning of such period such Person shall have made any Sale or Purchase that would have required an adjustment pursuant to clause (1) or (2) above if made by the Company or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto, the pro forma calculations in respect thereof (including, without limitation, in respect of anticipated net cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by the Chief Financial Officer or an authorized Officer of the Company; provided that such net cost savings or synergies are reasonably identifiable and factually supportable.

“Consolidated Tangible Assets” means, as of any date of determination, the total assets less the sum of the goodwill, net, and other intangible assets, net, in each case reflected on the consolidated balance sheet of the Company and its Restricted Subsidiaries as at the end of the most recently ended fiscal quarter of the Company for which such a balance sheet is available, determined on a Consolidated basis in accordance with GAAP (and, in the case of any determination relating to any Incurrence of Indebtedness or any Investment, on a pro forma basis including any property or assets being acquired in connection therewith).

“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to (1) the aggregate principal amount of outstanding Indebtedness of the Company and its Restricted Subsidiaries as of such date consisting of (without duplication) Indebtedness for borrowed money (including Purchase Money Obligations and unreimbursed outstanding drawn amounts under funded letters of credit (other than letters of credit in respect of trade payables)), Capitalized Lease Obligations, debt obligations evidenced by bonds, debentures, notes or similar instruments, Disqualified Stock, and (in the case of any Restricted Subsidiary that is not a Subsidiary Guarantor) Preferred Stock, determined on a Consolidated basis in accordance with GAAP (excluding items eliminated in Consolidation, and for the avoidance of doubt, excluding Hedging Obligations), minus (2) the amount of Unrestricted Cash held by the Company and its Restricted Subsidiaries as of the most recent date with respect to which a balance sheet is available.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (i) Consolidated Total Indebtedness as at such date (after giving effect to any Incurrence or Discharge of Indebtedness on such date) to (ii) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Company are available, provided that:

(1) if since the beginning of such period the Company or any Restricted Subsidiary shall have made a Sale, the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

(2) if since the beginning of such period the Company or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made a Purchase (including any Purchase occurring in connection with a transaction causing a calculation to be made hereunder), Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

(3) if since the beginning of such period any Person became a Restricted Subsidiary or was merged or consolidated with or into the Company or any Restricted Subsidiary, and since the beginning of such period such Person shall have made any Sale or Purchase that would have required an adjustment pursuant to clause (1) or (2) above if made by the Company or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto, the pro forma calculations in respect thereof (including without limitation in respect of anticipated net cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by the Chief Financial Officer or an authorized Officer of the Company; provided that such net cost savings or synergies are reasonably identifiable and factually supportable.

“Consolidation” means the consolidation of the accounts of each of the Restricted Subsidiaries with those of the Company in accordance with GAAP; provided that “Consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Company or any Restricted Subsidiary in any Unrestricted Subsidiary will be accounted for as an investment. The term “Consolidated” has a correlative meaning.

“Contingent Obligation” means, with respect to any Person, any obligation of such Person guaranteeing any obligation that does not constitute Indebtedness (a “primary obligation”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (1) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (2) to advance or supply funds (a) for the purchase or payment of any such primary obligation, or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contractual Obligation” means, as to any Person, any provision of any material security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contribution Amounts” means the aggregate amount of capital contributions applied by the Company to permit the Incurrence of Contribution Indebtedness pursuant to clause (b)(x) of the covenant described under “—Certain Covenants—Limitation on Indebtedness.”

“Contribution Indebtedness” means Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of the Company or such Restricted Subsidiary after the Issue Date (whether through the issuance or sale of Capital Stock or otherwise); provided that such Contribution Indebtedness (a) is incurred within 180 days after the making of the related cash contribution and (b) is so designated as Contribution Indebtedness pursuant to an Officer’s Certificate on the date of Incurrence thereof.

“Credit Facilities” means one or more of (i) the Senior Term Facility, (ii) the Senior ABL Facility and (iii) any other facilities or arrangements designated by the Company, in each case with one or more banks or other lenders or institutions providing for revolving credit loans, term loans, receivables, inventory or real estate financings (including without limitation through the sale of receivables, inventory, real estate and/or other assets to such institutions or to special purpose entities formed to borrow from such institutions against such receivables, inventory, real estate and/or other assets or the creation of any Liens in respect of such receivables, inventory, real estate and/or other assets in favor of such institutions), letters of credit or other Indebtedness, in each case, including all agreements, instruments and documents executed and delivered pursuant to or in connection with any of the foregoing, including but not limited to any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original banks, lenders or institutions or other banks, lenders or institutions or otherwise, and whether provided under any original Credit Facility or one or more other credit agreements, indentures, financing agreements or other Credit Facilities or otherwise). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Credit Facility Indebtedness” means any and all amounts, whether outstanding on the Issue Date or thereafter incurred, payable under or in respect of any Credit Facility, including without limitation any principal, premium, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Restricted Subsidiary whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees, other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

“Currency Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangements (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary.

“Default” means any event or condition that is, or after notice or passage of time or both would be, an Event of Default.

“Designated Noncash Consideration” means the Fair Market Value of noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Noncash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation.

“Designated Preferred Stock” means Preferred Stock of the Company (other than Disqualified Stock) or any Parent that is issued for cash (other than to a Restricted Subsidiary) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate of the Company.

“Designated Senior Indebtedness” means with respect to a Person (i) the Credit Facility Indebtedness under or in respect of any Senior Credit Facility and (ii) any other Senior Indebtedness of such Person that, at the date of determination, has an aggregate principal amount equal to or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25.0 million and is specifically designated by such Person in an agreement or instrument evidencing or governing such Senior Indebtedness as “Designated Senior Indebtedness” for purposes of the Indenture.

“Disinterested Directors” means, with respect to any Affiliate Transaction, one or more members of the Board of Directors of the Company, or one or more members of the Board of Directors of a Parent, having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of any such Board of Directors shall not be deemed to have such a financial interest by reason of such member’s holding Capital Stock of the Company or any Parent or any options, warrants or other rights in respect of such Capital Stock.

“Disqualified Stock” means, with respect to any Person, any Capital Stock (other than Management Stock) that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control,” or an Asset Disposition) (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control,” or an Asset Disposition), in whole or in part, in each case on or prior to the final Stated Maturity of the Notes; provided that Capital Stock issued to any employee benefit plan, or by any such plan to any employees of the Company or any Subsidiary, shall not constitute Disqualified Stock solely because it may be required to be repurchased or otherwise acquired or retired in order to satisfy applicable statutory or regulatory obligations.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company other than a Foreign Subsidiary.

“Dormant Subsidiary” means any Subsidiary of the Company that carries on no operations, had revenues of less than $4.0 million during the most recently completed period of four consecutive fiscal quarters of the Company and has total assets of less than $4.0 million as of the last day of such period; provided that the assets of all Subsidiaries constituting Dormant Subsidiaries shall at no time exceed $20.0 million in the aggregate and the revenues of all Subsidiaries constituting Dormant Subsidiaries for any four consecutive fiscal quarters shall at no time exceed $20.0 million in the aggregate.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Contribution” means Net Cash Proceeds, or the Fair Market Value of property or assets, received by the Company as capital contributions to the Company after the Issue Date or from the issuance or sale (other than to a Restricted Subsidiary) of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the Company, in each case to the extent designated as an Excluded Contribution pursuant to an Officer’s Certificate of the Company and not previously included in the calculation set forth in clause (a)(3)(B)(x) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” for purposes of determining whether a Restricted Payment may be made.

“Excluded Subsidiary” means any (a) Special Purpose Subsidiary, (b) Subsidiary of a Foreign Subsidiary, (c) Unrestricted Subsidiary, (d) Immaterial Subsidiary, (e) Dormant Subsidiary, (f) Captive Insurance Subsidiary, (g) Domestic Subsidiary that is prohibited by any applicable Contractual Obligation or Requirement of Law from guaranteeing or granting Liens to secure the Notes at the time such Subsidiary becomes a Restricted Subsidiary (and for so long as such restriction or any replacement or renewal thereof is in effect) or (h) Domestic Subsidiary with respect to which, in the reasonable judgment of the Company, the cost or other consequences (including any adverse tax consequences) of providing a Guarantee of the Notes shall be excessive in view of the benefits to be obtained by the Holders of the Notes therefrom.

“Excluded Subsidiary Securities” means any Capital Stock and other securities of a Subsidiary to the extent that the pledge of or grant of any other Lien on such Capital Stock and other securities results in the Company being required to file separate financial statements of such Subsidiary with the SEC (or any other governmental authority) pursuant to either Rule 3-10 or 3-16 of Regulation S-X under the Securities Act, or any other law, rule or regulation as in effect from time to time, but only to the extent necessary to not be subject to such requirement.

“Exempt Sale and Leaseback Transaction” means any Sale and Leaseback Transaction (a) in which the sale or transfer of property occurs within 90 days of the acquisition of such property by the Company or any of its Subsidiaries or (b) that involves property with a book value of $20.0 million or less and is not part of a series of related Sale and Leaseback Transactions involving property with an aggregate value in excess of such amount and entered into with a single Person or group of Persons. For purposes of the foregoing, “Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing by the Company or any of its Subsidiaries of real or personal property that has been or is to be sold or transferred by the Company or any such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Company or such Subsidiary.

“Fair Market Value” means, with respect to any asset or property, the fair market value of such asset or property as determined in good faith by the Board of Directors, whose determination will be conclusive.

“Financing Disposition” means any sale, transfer, conveyance or other disposition of, or creation or incurrence of any Lien on, property or assets (a) by the Company or any Subsidiary thereof to or in favor of any Special Purpose Entity, or by any Special Purpose Subsidiary, in each case in connection with the Incurrence by a Special Purpose Entity of Indebtedness, or obligations to make payments to the obligor on Indebtedness, which may be secured by a Lien in respect of such property or assets or (b) by the Company or any Subsidiary thereof to or in favor of any Special Purpose Entity that is not a Special Purpose Subsidiary.

“Fixed GAAP Date” means the Issue Date, provided that at any time after the Issue Date, the Company may by written notice to the Trustee elect to change the Fixed GAAP Date to be the date specified in such notice, and upon such notice, the Fixed GAAP Date shall be such date for all periods beginning on and after the date specified in such notice.

“Fixed GAAP Terms” means (a) the definitions of the terms “Borrowing Base,” “Capitalized Lease Obligation,” “Consolidated Coverage Ratio,” “Consolidated EBITDA,” “Consolidated Interest Expense,” “Consolidated Net Income,” “Consolidated Secured Indebtedness,” “Consolidated Secured Leverage Ratio,” “Consolidated Total Leverage Ratio,” “Consolidated Tangible Assets,” “Consolidated Total Indebtedness,” “Consolidation,” “Inventory” or “Receivables,” (b) all defined terms in the Indenture to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions, and (c) any other term or provision of the Indenture, the Note Security Documents or the Notes that, at the Company’s election, may be specified by the Company by written notice to the Trustee from time to time.

“Foreign Subsidiary” means (a) any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any state thereof or the District of Columbia and any Restricted Subsidiary of such Foreign Subsidiary and (b) any Restricted Subsidiary of the Company that has no material assets other than securities or Indebtedness of one or more Foreign Subsidiaries (or Subsidiaries thereof), intellectual property relating to such Foreign Subsidiaries (or Subsidiaries thereof) and other assets relating to an ownership interest in any such securities, Indebtedness, intellectual property or Subsidiaries.

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the Fixed GAAP Date (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of the Indenture), including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, and subject to the following: If at any time the SEC permits or requires U.S. domiciled companies subject to the reporting requirements of the Exchange Act to use IFRS in lieu of GAAP for financial reporting purposes, the Company may elect by written notice to the Trustee to so use IFRS in lieu of GAAP and, upon any such notice, references herein to GAAP shall thereafter be construed to mean (a) for periods beginning on and after the date specified in such notice, IFRS as in effect on the date specified in such notice (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of the Indenture) and (b) for prior periods, GAAP as defined in the first sentence of this definition. All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor Subordinated Obligations” means, with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is expressly subordinated in right of payment to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee pursuant to a written agreement.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodities Agreement.

“Holder” or “Noteholder” means the Person in whose name a Note is registered in the Note Register.

“Holding” means HDS Holding Corporation, a Delaware corporation, and any successor in interest thereto.

“Holding Parent” means HDS Investment Holding, Inc., a Delaware corporation, and any successor in interest thereto.

“IFRS” means International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants, or any successor to either such Board, or the SEC, as the case may be), as in effect from time to time.

“Immaterial Subsidiary” means (i) any Subsidiary of the Company existing on the Closing Date with the consent of the Term Agent and (ii) any Subsidiary of the Company organized or acquired after the Closing Date, in the case of each of (i) and (ii) designated by the Company to the Trustee in writing, that had (a) total consolidated revenues of less than 2.5% of the total consolidated revenues of the Company and its Subsidiaries during the most recently completed period of four consecutive fiscal quarters of the Company and (b) total consolidated assets of less than 2.5% of the total consolidated assets of the Company and its Subsidiaries as of the last day of such period; provided that (x) for purposes of the provisions described under “—Subsidiary Guarantees,” “—Security for the Notes—After Acquired Property,” and “—Certain Covenants—Future Subsidiary Guarantors”, any Special Purpose Subsidiary shall be deemed to be an “Immaterial Subsidiary,” and (y) Immaterial Subsidiaries (other than any Special Purpose Subsidiary) shall not, in the aggregate, (1) have had revenues in excess of 10.0% of the total consolidated revenues of the Company and its Subsidiaries during the most recently completed period of four consecutive fiscal quarters or (2) have had total assets in excess of 10.0% of the total consolidated assets of the Company and its Subsidiaries as of the last day of such period. Any Subsidiary so designated as an Immaterial Subsidiary that fails to meet the foregoing as of the last day of any such four consecutive fiscal quarter period shall continue to be deemed an “Immaterial Subsidiary” hereunder until the date that is 60 days following the filing, transmittal or making available of annual or quarterly financial statements pursuant to the covenant described under “—Certain Covenants—SEC Reports” with respect to the last quarter of such four consecutive fiscal quarter period.

“Incur” means issue, assume, enter into any Guarantee of, incur or otherwise become liable for; and the terms “Incurs,” “Incurred” and “Incurrence” shall have a correlative meaning; provided, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. Accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness, and the payment of dividends on Capital Stock constituting Indebtedness in the form of additional shares of the same class of Capital Stock, will not be deemed to be an Incurrence of Indebtedness. Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed Incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(i) the principal of indebtedness of such Person for borrowed money,

(ii) the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,

(iii) all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit, bankers’ acceptances or other instruments plus the aggregate amount of drawings thereunder that have not then been reimbursed),

(iv) all obligations of such Person to pay the deferred and unpaid purchase price of property (except Trade Payables), which purchase price is due more than one year after the date of placing such property in final service or taking final delivery and title thereto,

(v) all Capitalized Lease Obligations of such Person,

(vi) the redemption, repayment or other repurchase amount of such Person with respect to any Disqualified Stock of such Person or (if such Person is a Subsidiary of the Company other than a Subsidiary Guarantor) any Preferred Stock of such Subsidiary, but excluding, in each case, any accrued dividends (the amount of such obligation to be equal at any time to the maximum fixed involuntary redemption, repayment or repurchase price for such Capital Stock, or if less (or if such Capital Stock has no such fixed price), to the involuntary redemption, repayment or repurchase price therefor calculated in accordance with the terms thereof as if then redeemed, repaid or repurchased, and if such price is based upon or measured by the fair market value of such Capital Stock, such fair market value shall be as determined in good faith by the Board of Directors or the board of directors or other governing body of the issuer of such Capital Stock),

(vii) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of Indebtedness of such Person shall be the lesser of (A) the fair market value of such asset at such date of determination (as determined in good faith by the Company) and (B) the amount of such Indebtedness of such other Persons,

(viii) all Guarantees by such Person of Indebtedness of other Persons, to the extent so Guaranteed by such Person, and

(ix) to the extent not otherwise included in this definition, net Hedging Obligations of such Person (the amount of any such obligation to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time);

provided that Indebtedness shall not include Contingent Obligations Incurred in the ordinary course of business.

The amount of Indebtedness of any Person at any date shall be determined as set forth above or otherwise provided in the Indenture, or otherwise shall equal the amount thereof that would appear as a liability on a balance sheet of such Person (excluding any notes thereto) prepared in accordance with GAAP.

“Intercreditor Agreements” means, collectively, the Base Intercreditor Agreement, the Cash Flow Intercreditor Agreement and any other intercreditor agreement entered into from time to time in accordance with the Indenture.

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, future agreement, option agreement, swap agreement, cap agreement, collar agreement, hedge agreement or other similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is party or a beneficiary.

“Inventory” means goods held for sale, lease or use by a Person in the ordinary course of business, net of any reserve for goods that have been segregated by such Person to be returned to the applicable vendor for credit and net of any applicable unearned vendor rebates, as determined in accordance with GAAP.

“Investment” in any Person by any other Person means any direct or indirect advance, loan or other extension of credit (other than to customers, dealers, licensees, franchisees, suppliers, directors, officers or employees of any Person in the ordinary course of business) or capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only, (i) “Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary, provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Company’s

“Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation, (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value (as determined in good faith by the Company) at the time of such transfer and (iii) for purposes of clause (3)(C) of paragraph (a) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments,” the amount resulting from the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary shall be the Fair Market Value of the Investment in such Unrestricted Subsidiary at the time of such redesignation (excluding the amount of such Investment then outstanding pursuant to clause (xv) or (xviii) of the definition of the term “Permitted Investments” or clause (vii) or (xii) of paragraph (b) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments”). Guarantees shall not be deemed to be Investments. The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Company’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment; provided, that to the extent that the amount of Restricted Payments outstanding at any time pursuant to paragraph (a) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” is so reduced by any portion of any such amount or value that would otherwise be included in the calculation of Consolidated Net Income, such portion of such amount or value shall not be so included for purposes of calculating the amount of Restricted Payments that may be made pursuant to paragraph (a) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

“Investment Grade Rating” means a rating of Baa3 or better by Moody’s and BBB- or better by S&P (or, in either case, the equivalent of such rating by such organization), or an equivalent rating by any other Rating Agency.

“Investment Grade Securities”: means (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents); (ii) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries; (iii) investments in any fund that invests exclusively in investments of the type described in clauses (i) and (ii), which fund may also hold immaterial amounts of cash pending investment or distribution; and (iv) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investors” means (i) the CD&R Investors, the Bain Capital Investors and the Carlyle Investors and (ii) any of their respective legal successors.

“Issue Date” means April 12, 2012.

“Junior Capital” means, collectively, any Indebtedness of any Parent or the Company that (i) is not secured by any asset of the Company or any Restricted Subsidiary, (ii) is expressly subordinated to the prior payment in full of the Notes on terms consistent with, or (taken as a whole) not materially less favorable to the Holders than, those contained in the Senior Subordinated Indenture (as determined in good faith by the Company), (iii) has a final maturity date that is not earlier than, and provides for no scheduled payments of principal prior to, the date that is 91 days after the maturity of the Notes (other than through conversion or exchange of any such Indebtedness for Capital Stock (other than Disqualified Stock) of the Company, Capital Stock of any Parent or any other Junior Capital), (iv) has no mandatory redemption or prepayment obligations other than obligations that are subject to the prior payment in full in cash of the Notes and (v) does not require the payment of cash interest until the date that is 91 days after the maturity of the Notes.

“Junior Lien Priority” means with respect to specified Indebtedness, secured by a Lien on specified Collateral ranking junior to the Lien on such Collateral securing the Notes or any Subsidiary Guarantee, as applicable, either pursuant to the Cash Flow Intercreditor Agreement or one or more other intercreditor agreements having terms no less favorable to the Holders with respect to such Collateral than the terms of the Cash Flow Intercreditor Agreement, as determined in good faith by the Company.

“Liabilities” means, collectively, any and all claims, obligations, liabilities, causes of action, actions, suits, proceedings, investigations, judgments, decrees, losses, damages, fees, costs and expenses (including without limitation interest, penalties and fees and disbursements of attorneys, accountants, investment bankers and other professional advisors), in each case whether incurred, arising or existing with respect to third parties or otherwise at any time or from time to time.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Management Advances” means (1) loans or advances made to directors, officers, employees or consultants of any Parent, the Company or any Restricted Subsidiary (x) in respect of travel, entertainment or moving related expenses incurred in the ordinary course of business, (y) in respect of moving related expenses incurred in connection with any closing or consolidation of any facility, or (z) in the ordinary course of business and (in the case of this clause (z)) not exceeding $10.0 million in the aggregate outstanding at any time, (2) promissory notes of Management Investors acquired in connection with the issuance of Management Stock to such Management Investors, (3) Management Guarantees, or (4) other Guarantees of borrowings by Management Investors in connection with the purchase of Management Stock, which Guarantees are permitted under the covenant described under “—Certain Covenants—Limitation on Indebtedness.”

“Management Agreements” means, collectively, (i) the Subscription Agreements, each dated as of August 30, 2007, between Holding Parent and each of the Investors party thereto, (ii) the Consulting Agreements, each dated as of August 30, 2007, among Holding Parent, the Company and each of CD&R, Bain Capital and Carlyle, or Affiliates thereof, respectively, (iii) the Indemnification Agreements, each dated as of August 30, 2007, among the Company, Holding Parent and each of (a) CD&R and each CD&R Investor, (b) Bain Capital and each Bain Capital Investor, and (c) Carlyle and each Carlyle Investor, or Affiliates thereof, respectively, (iv) the Registration Rights Agreement, dated as of August 30, 2007, among Holding Parent and the Investors party thereto and any other Person party thereto from time to time, (v) the Stockholders Agreement, dated as of August 30, 2007, by and among Holding Parent and the Investors party thereto and any other Person party thereto from time to time and (vi) any other agreement primarily providing for indemnification and/or contribution for the benefit of any Permitted Holder in respect of Liabilities resulting from, arising out of or in connection with, based upon or relating to (a) any management, consulting, financial advisory, financing, underwriting or placement services or other investment banking activities, (b) any offering of securities or other financing activity or arrangement of or by any Parent or any of its Subsidiaries or (c) any action or failure to act of or by any Parent or any of its Subsidiaries (or any of their respective predecessors); in each case in clauses (i) through (vi) as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof and of the Indenture.

“Management Guarantees” means guarantees (x) of up to an aggregate principal amount outstanding at any time of $25.0 million of borrowings by Management Investors in connection with their purchase of Management Stock or (y) made on behalf of, or in respect of loans or advances made to, directors, officers, employees or consultants of any Parent, the Company or any Restricted Subsidiary (1) in respect of travel, entertainment and moving related expenses incurred in the ordinary course of business, or (2) in the ordinary course of business and (in the case of this clause (2)) not exceeding $10.0 million in the aggregate outstanding at any time.

“Management Indebtedness” means Indebtedness Incurred to any Management Investor to finance the repurchase or other acquisition of Capital Stock of the Company or any Parent (including any options, warrants or other rights in respect thereof) from any Management Investor, which repurchase or other acquisition of Capital Stock is permitted by the covenant described under “—Limitation on Restricted Payments.”

“Management Investors” means the officers, directors, employees and other members of the management of any Parent, the Company or any of their respective Subsidiaries, or family members or relatives thereof (provided that, solely for purposes of the definition of “Permitted Holders,” such relatives shall include only those Persons who are or become Management Investors in connection with estate planning for or inheritance from other Management Investors, as determined in good faith by the Company, which determination shall be conclusive), or trusts, partnerships or limited liability companies for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Company or any Parent.

“Management Stock” means Capital Stock of the Company or any Parent (including any options, warrants or other rights in respect thereof) held by any of the Management Investors.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Net Available Cash” from an Asset Disposition means an amount equal to the cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or to be accrued as a liability under GAAP, as a consequence of such Asset Disposition (including as a consequence of any transfer of funds in connection with the application thereof in accordance with the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock”), (ii) all payments made, and all installment payments required to be made, on any Indebtedness (x) that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or (y) that must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition, including but not limited to any payments required to be made to increase borrowing availability under any revolving credit facility, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition, or to any other Person (other than the Company or a Restricted Subsidiary) owning a beneficial interest in the assets disposed of in such Asset Disposition, (iv) any liabilities or obligations associated with the assets disposed of in such Asset Disposition and retained, indemnified or insured by the Company or any Restricted Subsidiary after such Asset Disposition, including without limitation pension and other post-employment benefit liabilities, liabilities related to environmental matters, and liabilities relating to any indemnification obligations associated with such Asset Disposition, and (v) the amount of any purchase price or similar adjustment (x) claimed by any Person to be owed by the Company or any Restricted Subsidiary, until such time as such claim shall have been settled or otherwise finally resolved, or (y) paid or payable by the Company or any Restricted Subsidiary, in either case in respect of such Asset Disposition.

“Net Cash Proceeds,” with respect to any issuance or sale of any securities or Indebtedness of the Company or any Subsidiary by the Company or any Subsidiary, or any capital contribution, means the cash proceeds of such issuance, sale or contribution net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance, sale or contribution and net of taxes paid or payable as a result thereof.

“Note Security Documents” means the Collateral Agreement and any mortgages, security agreements, pledge agreements or other instruments evidencing or creating Liens on the assets of the Company and the Subsidiary Guarantors to secure the obligations under the Notes and the Indenture, as amended, restated, supplemented, waived or otherwise modified from time to time.

“Obligations” means, with respect to any Indebtedness, any principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Restricted Subsidiary whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, Guarantees of such Indebtedness (or of Obligations in respect thereof), other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

“Officer” means, with respect to the Company or any other obligor upon the Notes, the Chairman of the Board, the President, the Chief Executive Officer, the Chief Financial Officer, any Vice President, the Controller, the Treasurer or the Secretary (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity (or any other individual designated as an “Officer” for the purposes of the Indenture by the Board of Directors).

“Officer’s Certificate” means, with respect to the Company or any other obligor upon the Notes, a certificate signed by one Officer of such Person.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

“Parent” means any of Holding, Holding Parent, any Other Parent, and any other Person that is a Subsidiary of Holding, Holding Parent or any Other Parent and of which the Company is a Subsidiary. As used herein, “Other Parent” means a Person of which the Company becomes a Subsidiary after the Issue Date, provided that either (x) immediately after the Company first becomes a Subsidiary of such Person, more than 50% of the Voting Stock of such Person shall be held by one or more Persons that held more than 50% of the Voting Stock of a Parent of the Company immediately prior to the Company first becoming such Subsidiary or (y) such Person shall be deemed not to be an Other Parent for the purpose of determining whether a Change of Control shall have occurred by reason of the Company first becoming a Subsidiary of such Person.

“Parent Expenses” means (i) costs (including all professional fees and expenses) incurred by any Parent in connection with maintaining its existence or in connection with its reporting obligations under, or in connection with compliance with, applicable laws or applicable rules of any governmental, regulatory or self-regulatory body or stock exchange, the Indenture, the Senior Second Priority Indenture, the Senior Unsecured Indenture, the Senior Subordinated Indenture or any other agreement or instrument relating to Indebtedness of the Company or any Restricted Subsidiary, including in respect of any reports filed with respect to the Securities Act, the Exchange Act or the respective rules and regulations promulgated thereunder, (ii) expenses incurred by any Parent in connection with the acquisition, development, maintenance, ownership, prosecution, protection and defense of its intellectual property and associated rights (including but not limited to trademarks, service marks, trade names, trade dress, patents, copyrights and similar rights, including registrations and registration or renewal applications in respect thereof; inventions, processes, designs, formulae, trade secrets, know-how, confidential information, computer software, data and documentation, and any other intellectual property rights; and licenses of any of the foregoing) to the extent such intellectual property and associated rights relate to the business or businesses of the Company or any Subsidiary thereof, (iii) indemnification obligations of any Parent owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with or for the benefit of any such Person (including the Management Agreements), or obligations in respect of director and officer insurance (including premiums therefor), (iv) other administrative and operational expenses of any Parent incurred in the ordinary course of business, and (v) fees and expenses incurred by any Parent in connection with any offering of Capital Stock or Indebtedness, (w) which offering is not completed, or (x) where the net proceeds of such offering are intended to be received by or contributed or loaned to the Company or a Restricted Subsidiary, or (y) in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received, contributed or loaned, or (z) otherwise on an interim basis prior to completion of such offering so long as any Parent shall cause the amount of such expenses to be repaid to the Company or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed.

“Pari Passu Lien Priority” means, with respect to specified Indebtedness, secured by a Lien on specified Collateral ranking equal with the Lien on such Collateral securing the Notes or any Subsidiary Guarantee, as applicable, either pursuant to the Cash Flow Intercreditor Agreement or one or more other intercreditor agreements having terms no less favorable to the Holders in relation to the holders of such specified Indebtedness with respect to such Collateral than the terms of the Cash Flow Intercreditor Agreement applicable to the rights of the Holders in relation to the holders of Term Obligations with respect to the Collateral, as determined in good faith by the Company.

“Permitted Holder” means any of the following: (i) any of the Investors; (ii) any of the Management Investors and their respective Affiliates; (iii) any investment fund or vehicle managed or sponsored by CD&R, Bain Capital, Carlyle or any Affiliate thereof, and any Affiliate of or successor to any such investment fund or vehicle; (iv) any limited or general partners of, or other investors in, any CD&R Investor, Bain Capital Investor or Carlyle Investor or any of their respective Affiliates, or any such investment fund or vehicle (as to any such limited partner or other investor, solely to the extent of any Capital Stock of the Company or any Parent actually received by way of dividend or distribution from any such Investor, Affiliate, or investment fund or vehicle); and (v) any Person acting in the capacity of an underwriter in connection with a public or private offering of Capital Stock of any Parent or the Company. In addition, any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) whose status as a “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) constitutes or results in a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture, together with its Affiliates, shall thereafter constitute Permitted Holders.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in, or consisting of, any of the following:

(i) a Restricted Subsidiary, the Company, or a Person that will, upon the making of such Investment, become a Restricted Subsidiary (and any Investment held by such Person that was not acquired by such Person in contemplation of so becoming a Restricted Subsidiary);

(ii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, or is liquidated into, the Company or a Restricted Subsidiary (and, in each case, any Investment held by such other Person that was not acquired by such Person in contemplation of such merger, consolidation or transfer);

(iii) Temporary Cash Investments, Investment Grade Securities or Cash Equivalents;

(iv) receivables owing to the Company or any Restricted Subsidiary, if created or acquired in the ordinary course of business;

(v) any securities or other Investments received as consideration in, or retained in connection with, sales or other dispositions of property or assets, including Asset Dispositions made in compliance with the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock”;

(vi) securities or other Investments received in settlement of debts created in the ordinary course of business and owing to, or of other claims asserted by, the Company or any Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments, including in connection with any bankruptcy proceeding or other reorganization of another Person;

(vii) Investments in existence or made pursuant to legally binding written commitments in existence on the Issue Date;

(viii) Currency Agreements, Interest Rate Agreements, Commodities Agreements and related Hedging Obligations, which obligations are Incurred in compliance with the covenant described under “—Certain Covenants—Limitation on Indebtedness”;

(ix) pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business or (y) otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under the covenant described under “—Certain Covenants—Limitation on Liens”;

(x)(1) Investments in or by any Special Purpose Subsidiary, or in connection with a Financing Disposition (described in clause (a) of the definition thereof) by or to or in favor of any Special Purpose Entity, including Investments of funds held in accounts permitted or required by the arrangements governing such Financing Disposition or any related Indebtedness, or (2) any promissory note issued by the Company, or any Parent, provided that if such Parent receives cash from the relevant Special Purpose Entity in exchange for such note, an equal cash amount is contributed by any Parent to the Company;

(xi) bonds secured by assets leased to and operated by the Company or any Restricted Subsidiary that were issued in connection with the financing of such assets so long as the Company or any Restricted Subsidiary may obtain title to such assets at any time by paying a nominal fee, canceling such bonds and terminating the transaction;

(xii) Notes;

(xiii) any Investment to the extent made using Capital Stock of the Company (other than Disqualified Stock), or Capital Stock of any Parent or Junior Capital, as consideration;

(xiv) Management Advances;

(xv) Investments in Related Businesses in an aggregate amount outstanding at any time not to exceed the greater of $125.0 million and 2.5% of Consolidated Tangible Assets;

(xvi) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of paragraph (b) of the covenant described under “—Certain Covenants—Limitation on Transactions with Affiliates” (except transactions described in clauses (i), (v) and (vi) of such paragraph), including any Investment pursuant to any transaction described in clause (ii) of such paragraph (whether or not any Person party thereto is at any time an Affiliate of the Company);

(xvii) any Investment by any Captive Insurance Subsidiary in connection with its provision of insurance to the Company or any of its Subsidiaries, which Investment is made in the ordinary course of business of such Captive Insurance Subsidiary, or by reason of applicable law, rule, regulation or order, or that is required or approved by any regulatory authority having jurisdiction over such Captive Insurance Subsidiary or its business, as applicable; and

(xviii) other Investments in an aggregate amount outstanding at any time not to exceed the greater of $125.0 million and 2.5% of Consolidated Tangible Assets.

If any Investment pursuant to clause (xv) or (xviii) above, or clause (vii) of paragraph (b) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments,” as applicable, is made in any Person that is not a Restricted Subsidiary and such Person thereafter (A) becomes a Restricted Subsidiary or (B) is merged or consolidated into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary, then such Investment shall thereafter be deemed to have been made pursuant to clause (i) or (ii) above, respectively, and not clause (xv) or (xviii) above, or clause (vii) of paragraph (b) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments,” as applicable (and, in the case of the foregoing clause (A), for so long as such Person continues to be a Restricted Subsidiary unless and until such Person is merged or consolidated into or transfers or conveys all or substantially all its assets to, or is liquidated into, the Company or a Restricted Subsidiary).

“Permitted Liens” means:

(a) Liens for taxes, assessments or other governmental charges not yet delinquent or the nonpayment of which in the aggregate would not reasonably be expected to have a material adverse effect on the Company and its Restricted Subsidiaries or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or a Subsidiary thereof, as the case may be, in accordance with GAAP;

(b) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business in respect of obligations that are not overdue for a period of more than 60 days or that are bonded or that are being contested in good faith and by appropriate proceedings;

(c) pledges, deposits or Liens in connection with workers’ compensation, unemployment insurance and other social security and other similar legislation or other insurance related obligations (including, without limitation, pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

(d) pledges, deposits or Liens to secure the performance of bids, tenders, trade, government or other contracts (other than for borrowed money), obligations for utilities, leases, licenses, statutory obligations, completion guarantees, surety, judgment, appeal or performance bonds, other similar bonds, instruments or obligations, and other obligations of a like nature incurred in the ordinary course of business;

(e) easements (including reciprocal easement agreements), rights-of-way, building, zoning and similar restrictions, utility agreements, covenants, reservations, restrictions, encroachments, charges, and other similar encumbrances or title defects incurred, or leases or subleases granted to others, which do not in the aggregate materially interfere with the ordinary conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole;

(f) Liens existing on, or provided for under written arrangements existing on, the Issue Date, or (in the case of any such Liens securing Indebtedness of the Company or any of its Subsidiaries existing or arising under written arrangements existing on the Issue Date) securing any Refinancing Indebtedness in respect of such Indebtedness so long as the Lien securing such Refinancing Indebtedness is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or under such written arrangements could secure) the original Indebtedness;

(g)(i) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Company or any Restricted Subsidiary has easement rights or on any leased property and subordination or similar agreements relating thereto and (ii) any condemnation or eminent domain proceedings affecting any real property;

(h) Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Hedging Obligations, Bank Products Obligations, Purchase Money Obligations or Capitalized Lease Obligations Incurred in compliance with the covenant described under “—Certain Covenants—Limitation on Indebtedness”;

(i) Liens arising out of judgments, decrees, orders or awards in respect of which the Company or any Restricted Subsidiary shall in good faith be prosecuting an appeal or proceedings for review, which appeal or proceedings shall not have been finally terminated, or if the period within which such appeal or proceedings may be initiated shall not have expired;

(j) leases, subleases, licenses or sublicenses to or from third parties;

(k) Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of (1) Indebtedness Incurred in compliance with clause (b)(i), (b)(iv), (b)(v), (b)(vii), (b)(viii) (other than Junior Capital) or (b)(ix) of the covenant described under “—Certain Covenants—Limitation on Indebtedness,” or clause (b)(iii) thereof (other than the Senior Unsecured Notes, the Senior Subordinated Notes or Refinancing Indebtedness Incurred in respect of Indebtedness under Senior Unsecured Notes, Senior Subordinated Notes or described in paragraph (a) thereof), (2) (A) Acquisition Indebtedness Incurred in compliance with clause (b)(x) or (b)(xi) of the covenant described under “—Certain Covenants—Limitation on Indebtedness,” provided that (x) such Liens are limited to all or part of the same property or assets, including Capital Stock (plus improvements, accessions, proceeds or dividends or distributions in respect thereof, or replacements of any thereof) acquired, or of any Person acquired or merged or consolidated with or into the Company or any Restricted Subsidiary, in any transaction to which such Acquisition Indebtedness relates or (y) on the date of the Incurrence of such Indebtedness after giving effect to such Incurrence, the Consolidated Secured Leverage Ratio would equal or be less than the Consolidated Secured Leverage Ratio immediately prior to giving effect thereto or (B) any Refinancing Indebtedness Incurred in respect thereof, (3) the Notes, (4) Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor (limited, in the case of this clause (4), to Liens on any of the property and assets of any Restricted Subsidiary that is not a Subsidiary Guarantor), (5) Indebtedness or other obligations of any Special Purpose Entity, or (6) obligations in respect of Management Advances or Management Guarantees; in each case including Liens securing any Guarantee of any thereof;

(l) Liens existing on property or assets of a Person at the time such Person becomes a Subsidiary of the Company (or at the time the Company or a Restricted Subsidiary acquires such property or assets, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary);

provided, however, that such Liens are not created in connection with, or in contemplation of, such other Person becoming such a Subsidiary (or such acquisition of such property or assets), and that such Liens are limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate; provided, further, that for purposes of this clause (l), if a Person other than the Company is the Successor Company with respect thereto, any Subsidiary thereof shall be deemed to become a Subsidiary of the Company, and any property or assets of such Person or any such Subsidiary shall be deemed acquired by the Company or a Restricted Subsidiary, as the case may be, when such Person becomes such Successor Company;

(m) Liens on Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(n) any encumbrance or restriction (including, but not limited to, pursuant to put and call agreements or buy/sell arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(o) Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness secured by, or securing any refinancing, refunding, extension, renewal or replacement (in whole or in part) of any other obligation secured by, any other Permitted Liens, provided that any such new Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the obligations to which such Liens relate;

(p) Liens (1) arising by operation of law (or by agreement to the same effect) in the ordinary course of business, (2) on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets, (3) on receivables (including related rights), (4) on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent that such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose, (5) securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities (including in connection with purchase orders and other agreements with customers), (6) in favor of the Company or any Subsidiary (other than Liens on property or assets of the Company or any Subsidiary Guarantor in favor of any Subsidiary that is not a Subsidiary Guarantor), (7) arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business, (8) on inventory or other goods and proceeds securing obligations in respect of bankers’ acceptances issued or created to facilitate the purchase, shipment or storage of such inventory or other goods, (9) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft, cash pooling or similar obligations incurred in the ordinary course of business, (10) attaching to commodity trading or other brokerage accounts incurred in the ordinary course of business, (11) arising in connection with repurchase agreements permitted under the covenant described under “—Certain Covenants—Limitation on Indebtedness” on assets that are the subject of such repurchase agreements or (12) in favor of any Special Purpose Entity in connection with any Financing Disposition;

(q) other Liens securing obligations incurred in the ordinary course of business, which obligations do not exceed $75.0 million at any time outstanding; and

(r) Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Indebtedness Incurred in compliance with the covenant described under “—Certain Covenants—Limitation on Indebtedness,” provided that on the date of the Incurrence of such Indebtedness after giving effect to such Incurrence (or on the date of the initial borrowing of such Indebtedness after giving pro forma effect to the Incurrence of the entire committed amount of such Indebtedness, in which case such committed amount may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with this clause), the Consolidated Secured Leverage Ratio shall not exceed 3.25 to 1.0.

For purposes of determining compliance with this definition, (x) a Lien need not be incurred solely by reference to one category of Permitted Liens described in this definition but may be incurred under any combination of such categories (including in part under one such category and in part under any other such category) and (y) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens, the Company shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this definition.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” as applied to the Capital Stock of any corporation means Capital Stock of any class or classes (however designated) that by its terms is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Purchase” has the meaning set forth in paragraph (4) of the definition of “Consolidated Coverage Ratio.”

“Purchase Money Obligations” means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets, and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“Rating Agency” means Moody’s or S&P or, if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company which shall be substituted for Moody’s or S&P or both, as the case may be.

“Real Property” means land, buildings, structures and other improvements located thereon, fixtures attached thereto, and rights, privileges, easements and appurtenances related thereto, and related property interests.

“Receivable” means a right to receive payment pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay, as determined in accordance with GAAP.

“refinance” means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell or extend (including pursuant to any defeasance or discharge mechanism); and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in the Indenture shall have a correlative meaning.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refinance any Indebtedness existing on the date of the Indenture or Incurred in compliance with such Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary (to the extent permitted in such Indenture) and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, that (1) (x) if the Indebtedness being refinanced is Subordinated Obligations or Guarantor Subordinated Obligations, the Refinancing Indebtedness shall have a final Stated Maturity at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the final Stated Maturity of the Indebtedness being refinanced (or if shorter, the Notes), and (y) if the Indebtedness being refinanced was incurred pursuant to clause (b)(viii)(H) of the covenant described under “—Certain Covenants— Limitation on Indebtedness”, the Refinancing Indebtedness shall be Subordinated Obligations or Guarantor Subordinated Obligations, as applicable, (2) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced, plus (y) fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such Refinancing Indebtedness and (3) Refinancing Indebtedness shall not include (x) Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor that refinances Indebtedness of the Company or a Subsidiary Guarantor that could not have been initially Incurred by such Restricted Subsidiary pursuant to the covenant described under “—Certain Covenants—Limitation on Indebtedness” or (y) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

“Registration Rights Agreement” means the Exchange and Registration Rights Agreement, dated as of the Issue Date, between the Company and the initial purchasers of the Notes, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Related Business” means those businesses in which the Company or any of its Subsidiaries is engaged on the date of the Indenture, or that are similar, related, complementary, incidental or ancillary thereto or extensions, developments or expansions thereof.

“Related Taxes” means (x) any taxes, charges or assessments, including but not limited to sales, use, transfer, rental, ad valorem, value-added, stamp, property, consumption, franchise, license, capital, net worth, gross receipts, excise, occupancy, intangibles or similar taxes, charges or assessments (other than federal, state, foreign, provincial or local taxes measured by income, and federal, state, foreign, provincial or local withholding imposed by any government or other taxing authority on payments made by any Parent other than to another Parent), required to be paid by any Parent by virtue of its being incorporated or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than the Company, any of its Subsidiaries or any Parent), or being a holding company parent of the Company, any of its Subsidiaries or any Parent or receiving dividends from or other distributions in respect of the Capital Stock of the Company, any of its Subsidiaries or any Parent, or having guaranteed any obligations of the Company or any of its Subsidiaries, or having made any payment in respect of any of the items for which the Company or any of its Subsidiaries is permitted to make payments to any Parent pursuant to the covenant described under “—Certain Covenants—Limitation on Restricted Payments,” or acquiring, developing, maintaining, owning, prosecuting, protecting or defending its intellectual property and associated rights (including but not limited to receiving or paying royalties for the use thereof) relating to the business or businesses of the Company or any of its Subsidiaries, (y) any taxes of a Parent attributable to any taxable period (or portion thereof) ending on or prior to the Issue Date or incurred in connection with the 2007 Transactions or the Transactions, or attributable to any Parent’s receipt of (or entitlement to) any payment in connection with the 2007 Transactions or the Transactions, including any payment received after the Issue Date pursuant to any agreement related to the 2007 Transactions or the Transactions, or (z) any other federal, state, foreign, provincial or local taxes measured by income for which any Parent is liable up to an amount not to exceed, with respect to federal taxes, the amount of any such taxes that the Company and its Subsidiaries would have been required to pay on a separate company basis, or on a consolidated basis as if the Company had filed a consolidated return on behalf of an affiliated group (as defined in Section 1504 of the Code or an analogous provision of state, foreign, provincial or local law) of which it were the common parent, or with respect to state, foreign, provincial or local taxes, the amount of any such taxes that the Company and its Subsidiaries would have been required to pay on a separate company basis, or on a combined basis as if the Company had filed a combined return on behalf of an affiliated group consisting only of the Company and its Subsidiaries (in each case, reduced by any such taxes paid directly by the Company or its Subsidiaries).

“Requirement of Law” means, as to any Person, the certificate of incorporation and by laws or other organizational or governing documents of such Person, and any law, statute, ordinance, code, decree, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its material property or to which such Person or any of its material property is subject, including laws, ordinances and regulations pertaining to zoning, occupancy and subdivision of real properties.

“Restricted Payment Transaction” means any Restricted Payment permitted pursuant to the covenant described under “—Certain Covenants—Limitation on Restricted Payments,” any Permitted Payment, any

Permitted Investment, or any transaction specifically excluded from the definition of the term “Restricted Payment” (including pursuant to the exception contained in clause (i) and the parenthetical exclusions contained in clauses (ii) and (iii) of such definition).

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Sale” has the meaning set forth in paragraph (3) of the definition of “Consolidated Coverage Ratio.”

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior ABL Agreement” means the Credit Agreement, dated as of the Issue Date, among the Company; the other borrowers party thereto from time to time; the lenders and other financial institutions party thereto from time to time; and General Electric Capital Corporation, as administrative agent and collateral agent, as such agreement may be amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior ABL Agreement or one or more other credit agreements or otherwise, unless such agreement, instrument or document expressly provides that is not intended to be and is not a Senior ABL Agreement).

“Senior ABL Facility” means the collective reference to the Senior ABL Agreement, any Loan Documents (as defined therein), any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior ABL Agreement or one or more other credit agreements, indentures (including the Indenture) or financing agreements or otherwise, unless such agreement, instrument or document expressly provides that it is not intended to be and is not a Senior ABL Facility). Without limiting the generality of the foregoing, the term “Senior ABL Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Senior Credit Agreements” means, collectively, the Senior ABL Agreement and the Senior Term Agreement.

“Senior Credit Facilities” means, collectively, the Senior ABL Facility and the Senior Term Facility.

“Senior Indebtedness” means any Indebtedness of the Company or any Restricted Subsidiary other than (x) in the case of the Company, Subordinated Obligations and (y) in the case of any Subsidiary Guarantor, Guarantor Subordinated Obligations.

“Senior Lien Priority” means, with respect to specified Indebtedness, secured by a Lien on specified Collateral ranking senior to the Lien on such Collateral securing the Notes or any Subsidiary Guarantee, as applicable, either pursuant to the Base Intercreditor Agreement or one or more other intercreditor agreements having terms no less favorable to the Holders in relation to the holders of such specified Indebtedness with respect to such Collateral than the terms of the Base Intercreditor Agreement applicable to the rights of the Holders in relation to the rights of holders of ABL Obligations (as defined in the Base Intercreditor Agreement) with respect to ABL Priority Collateral, as determined in good faith by the Company.

“Senior Second Priority Indenture” means the Indenture, dated as of the Issue Date, among the Company, the subsidiary guarantors party thereto from time to time and Wilmington Trust, National Association, as trustee, governing the 11% Senior Secured Second Priority Notes due 2020 of the Company, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Senior Second Priority Note Documents” means, collectively, the Senior Second Priority Indenture and the “Note Security Documents” as such term is defined in the Senior Second Priority Indenture.

“Senior Second Priority Notes” means the “Notes” as such term is defined in the Senior Second Priority Indenture.

“Senior Subordinated Indenture” means the Indenture, dated as of August 30, 2007, among the Company, the subsidiary guarantors party thereto from time to time and Wells Fargo Bank, National Association, as trustee, governing the 13.5% Senior Subordinated Notes due 2015 of the Company, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Senior Subordinated Notes” means the “Notes” as such term is defined in the Senior Subordinated Indenture.

“Senior Term Agreement” means the Credit Agreement, dated as of the Issue Date, among the Company; the lenders and other financial institutions party thereto from time to time; and Bank of America, N.A., as administrative agent and collateral agent, as such agreement may be amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior Term Agreement or one or more other credit agreements or otherwise, unless such agreement, instrument or document expressly provides that is not intended to be and is not a Senior Term Agreement).

“Senior Term Facility” means the collective reference to the Senior Term Agreement, any Loan Documents (as defined therein), any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior Term Agreement or one or more other credit agreements, indentures (including the Indenture) or financing agreements or otherwise, unless such agreement, instrument or document expressly provides that it is not intended to be and is not a Senior Term Facility). Without limiting the generality of the foregoing, the term “Senior Term Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Senior Unsecured Indebtedness” means (a) the Senior Unsecured Notes and (b) any senior unsecured Indebtedness that refinances Senior Unsecured Notes or Subordinated Obligations, provided that in the event that any such Indebtedness is Incurred only in part to so refinance Senior Unsecured Notes or Subordinated Obligations, the Company at its option may classify a corresponding portion of such Indebtedness (not exceeding the principal amount of Senior Unsecured Notes or Subordinated Obligations so refinanced) as being Senior Unsecured Indebtedness and the remaining portion of such Indebtedness as not being Senior Unsecured Indebtedness.

“Senior Unsecured Indenture” means the Indenture, dated as of the Issue Date, among the Company, the subsidiary guarantors party thereto from time to time and Wilmington Trust, National Association, as trustee, governing the 14.875% Senior Notes due 2020 of the Company, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Senior Unsecured Notes” means the “Notes” as such term is defined in the Senior Unsecured Indenture.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC, as such Regulation is in effect on the Issue Date.

“Special Purpose Entity” means (x) any Special Purpose Subsidiary or (y) any other Person that is engaged in the business of (i) acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time), other accounts and/or other receivables, and/or related assets and/or (ii) acquiring, selling, leasing, financing or refinancing Real Property acquired after the Issue Date and/or related rights (including under leases and insurance policies) and/or assets (including managing, exercising and disposing of any such rights and/or assets) and/or (iii) financing or refinancing in respect of Capital Stock of any Special Purpose Subsidiary.

“Special Purpose Financing” means any financing or refinancing of assets consisting of or including Receivables and/or Real Property (in the case of Real Property, acquired after the Issue Date) of the Company or any Restricted Subsidiary that have been transferred to a Special Purpose Entity or made subject to a Lien in a Financing Disposition (including any financing or refinancing in respect of Capital Stock of a Special Purpose Subsidiary held by another Special Purpose Subsidiary).

“Special Purpose Financing Expense” means for any period, (a) the aggregate interest expense for such period on any Indebtedness of any Special Purpose Subsidiary that is a Restricted Subsidiary, which Indebtedness is not recourse to the Company or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings), and (b) Special Purpose Financing Fees.

“Special Purpose Financing Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Special Purpose Financing.

“Special Purpose Financing Undertakings” means representations, warranties, covenants, indemnities, guarantees of performance and (subject to clause (y) of the proviso below) other agreements and undertakings entered into or provided by the Company or any of its Restricted Subsidiaries that the Company determines in good faith (which determination shall be conclusive) are customary or otherwise necessary or advisable in connection with a Special Purpose Financing or a Financing Disposition; provided that (x) it is understood that Special Purpose Financing Undertakings may consist of or include (i) reimbursement and other obligations in respect of notes, letters of credit, surety bonds and similar instruments provided for credit enhancement purposes, (ii) Hedging Obligations, or other obligations relating to Interest Rate Agreements, Currency Agreements or Commodities Agreements entered into by the Company or any Restricted Subsidiary, in respect of any Special Purpose Financing or Financing Disposition, or (iii) any Guarantee in respect of customary recourse obligations (as determined in good faith by the Company) in connection with any collateralized mortgage-backed securitization or any other Special Purpose Financing or Financing Disposition in respect of Real Property, including in respect of Liabilities in the event of any involuntary case commenced with the collusion of any Special Purpose Subsidiary or any Affiliate thereof, or any voluntary case commenced by any Special Purpose Subsidiary, under any applicable Bankruptcy Law, and (y) subject to the preceding clause (x), any such other agreements and undertakings shall not include any Guarantee of Indebtedness of a Special Purpose Subsidiary by the Company or a Restricted Subsidiary that is not a Special Purpose Subsidiary.

“Special Purpose Subsidiary” means a Subsidiary of the Company that (a) is engaged solely in (x) the business of (i) acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time) and other accounts and receivables (including any thereof constituting or evidenced by chattel paper, instruments or general intangibles), all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto, and/or (ii) acquiring, selling, leasing, financing or refinancing Real Property acquired after the Issue Date and/or related rights (including under leases and insurance policies) and/or assets (including managing, exercising and disposing of any such rights and/or assets), all proceeds thereof and all rights (contractual and other), collateral and/or other assets relating thereto, and/or (iii) owning or holding Capital Stock of any Special Purpose Subsidiary and/or engaging in any financing or refinancing in respect thereof, and (y) any business or activities incidental or related to such business, and (b) is designated as a “Special Purpose Subsidiary” by the Company.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and its successors.

“Stated Maturity” means, with respect to any Indebtedness, the date specified in such Indebtedness as the fixed date on which the payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase or repayment of such Indebtedness at the option of the holder thereof upon the happening of any contingency).

“Subordinated Obligations” means any Indebtedness of the Company (whether outstanding on the date of the Indenture or thereafter Incurred) that is expressly subordinated in right of payment to the Notes pursuant to a written agreement.

“Subsidiary” of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other equity interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person or (ii) one or more Subsidiaries of such Person.

“Subsidiary Guarantee” means any guarantee of the Notes that may from time to time be entered into by a Restricted Subsidiary of the Company on the Issue Date or after the Issue Date pursuant to the covenant described under “—Certain Covenants—Future Subsidiary Guarantors.” As used in the Indenture, “Subsidiary Guarantee” refers to a Subsidiary Guarantee of the Notes.

“Subsidiary Guarantor” means any Restricted Subsidiary of the Company that enters into a Subsidiary Guarantee. As used in the Indenture, “Subsidiary Guarantor” refers to a Subsidiary Guarantor of the Notes.

“Successor Company” shall have the meaning assigned thereto in clause (i) under “—Merger and Consolidation.”

“Tax Sharing Agreement” means the Tax Sharing Agreement, dated as of August 30, 2007, among the Company, Holding and Holding Parent, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof and of the Indenture.

“Temporary Cash Investments” means any of the following: (i) any investment in (x) direct obligations of the United States of America, Canada, a member state of the European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Company or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any thereof, or obligations Guaranteed by the United States of America, Canada, or a member state of the European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Company or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any of the foregoing, or obligations guaranteed by any of the foregoing or (y) direct obligations of any foreign country recognized by the United States of America rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (ii) overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by (x) any bank or other institutional lender under a Credit Facility or any affiliate thereof, (y) JPMorgan Chase Bank, N.A., SunTrust Bank, Wells Fargo Bank, National Association, Bank of America, N.A., Wachovia Bank, National Association, Scotiabank, The Toronto-Dominion Bank, Bank of Montreal or any of their respective affiliates, or (z) a bank or trust company that is organized under the laws of the United States of America, any state thereof, Canada, any province thereof, or any foreign country recognized by the United States of America having capital and surplus aggregating in excess of $250.0 million (or the foreign currency equivalent thereof) and whose long term debt is rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization) at the time such Investment is made, (iii) repurchase obligations for underlying securities or instruments of the types described in clause (i) or (ii) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) Investments in commercial paper, maturing not more than 24 months after the date of acquisition, issued by a Person (other than that of the Company or any of its Subsidiaries), with a rating at the time as of which any Investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (v) Investments in securities maturing not more than 24 months after the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America or any province of Canada, or by any political subdivision or taxing authority of any thereof, and rated at least “BBB-” by S&P or “Baa3” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vi) Indebtedness or Preferred Stock (other than of the Company or any of its Subsidiaries) having a rating of “A” or higher by S&P or “A2” or higher by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vii) investment funds investing 95% of their assets in securities of the type described in clauses (i)—(vi) above (which funds may also hold reasonable amounts of cash pending investment and/or distribution), (viii) any money market deposit accounts issued or offered by a domestic commercial bank or a commercial bank organized and located in a country recognized by the United States of America or Canada, in each case, having capital and surplus in excess of $250.0 million (or the foreign currency equivalent thereof), or investments in money market funds subject to the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the Investment Company Act of 1940, as amended, and (ix) similar investments approved by the Board of Directors in the ordinary course of business.

“THD” means The Home Depot, Inc., and any successor in interest thereto.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa—77bbbb) as in effect on the date of the Indenture, except as otherwise provided therein.

“Trade Payables” means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

“Transactions” means, collectively, any or all of the following: (i) the entry into the Indenture, the Base Intercreditor Agreement, the Cash Flow Intercreditor Agreement, the Note Security Documents and the Registration Rights Agreement, and the offer and issuance of the Notes, (ii) the entry into the Senior Second Priority Indenture, the other Senior Second Priority Note Documents, and any related exchange and registration rights agreement, and the offer and issuance of the Senior Second Priority Notes, (iii) the entry into the Senior Credit Facilities and Incurrence of Indebtedness thereunder by one or more of the Company and its Subsidiaries, (iv) the entry into the Senior Unsecured Indenture and any related exchange and registration rights agreement, and the offer and issuance of the Senior Unsecured Notes, (v) the repayment of certain existing Indebtedness of the Company and its Subsidiaries, (vi) the exchange of certain existing Indebtedness of the Company and its Subsidiaries for Senior Unsecured Notes, and (vii) all other transactions relating to any of the foregoing (including payment of fees and expenses related to any of the foregoing).

“Trustee” means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

“Trust Officer” means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect in the state of New York from time to time.

“Unrestricted Cash” means cash, Cash Equivalents and Temporary Cash Investments, other than (i) as disclosed in the consolidated financial statements of the Company as a line item on the balance sheet as “restricted cash” and (ii) cash, Cash Equivalents and Temporary Cash Investments of a Captive Insurance Subsidiary to the extent such cash, Cash Equivalents and Temporary Cash Investments are not permitted by applicable law or regulation to be dividended, distributed or otherwise transferred to the Company or any Restricted Subsidiary that is not a Captive Insurance Subsidiary.

“Unrestricted Subsidiary” means (i) any Subsidiary of the Company that at the time of determination is an Unrestricted Subsidiary, as designated by the Board of Directors in the manner provided below, (ii) any Subsidiary of an Unrestricted Subsidiary and (iii) unless designated a Restricted Subsidiary as provided below, NHDSA Holding, LLC and NHDSA LLC. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Restricted Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, that (A) such designation was made at or prior to the Issue Date, or (B) the Subsidiary to be so designated has total consolidated assets of $1,000 or less or (C) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments.” The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that immediately after giving effect to such designation (x) the Company could Incur at least $1.00 of additional Indebtedness under paragraph (a) in the covenant described under “—Certain Covenants—Limitation on Indebtedness” or (y) the Consolidated Coverage Ratio would be greater than it was immediately prior to giving effect to such designation or (z) such Subsidiary shall be a Special Purpose Subsidiary with no Indebtedness outstanding other than Indebtedness that can be Incurred (and upon such designation shall be deemed to be Incurred and outstanding) pursuant to paragraph (b) of the covenant described under “—Certain Covenants—Limitation on Indebtedness.” Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Company’s Board of Directors giving effect to such designation and an Officer’s Certificate of the Company certifying that such designation complied with the foregoing provisions. For the avoidance of doubt, any Senior Subordinated Notes in which a beneficial interest is held by any Unrestricted Subsidiary on the Issue Date may be acquired or retired by the Company or any Restricted Subsidiary without restriction under the covenant described under “—Certain Covenants—Limitation on Restricted Payments” and any such acquisition or retirement shall be deemed specifically excluded from the definition of “Restricted Payment.”

“U.S. Government Obligation” means (x) any security that is (i) a direct obligation of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or (ii) an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case under the preceding clause (i) or (ii) is not callable or redeemable at the option of the issuer thereof, and (y) any depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any U.S. Government Obligation that is specified in clause (x) above and held by such bank for the account of the holder of such depositary receipt, or with respect to any specific payment of principal of or interest on any U.S. Government Obligation that is so specified and held, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal or interest evidenced by such depositary receipt.

“Voting Stock” of an entity means all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of directors or all interests in such entity with the ability to control the management or actions of such entity.

“Wholly Owned Domestic Subsidiary” means as to any Person, any Domestic Subsidiary of such Person that is a Subsidiary of such Person, and of which such Person owns, directly or indirectly through one or more Wholly Owned Domestic Subsidiaries, all of the Capital Stock of such Domestic Subsidiary.

Registration Rights; Exchange Offer

The Company entered into the Exchange and Registration Rights Agreement (the “Exchange and Registration Rights Agreement”) with respect to the Notes, pursuant to which we agreed, for the benefit of the Holders of the Notes, to use our commercially reasonable efforts:

(1) to file with the SEC one or more registration statements, which we refer to as the Exchange Offer Registration Statement, under the Securities Act relating to an exchange offer, which we refer to as the Exchange Offer, pursuant to which new notes substantially identical to the Notes (except that such new notes will not contain terms with respect to the payment of additional interest described below or transfer restrictions), which we refer to as the Exchange Notes, would be offered in exchange for the then outstanding Notes tendered at the option of the Holders thereof; and

(2) to cause the Exchange Offer Registration Statement to become effective within 270 days following the Issue Date.

We further agreed to use commercially reasonable efforts to commence the Exchange Offer promptly after the Exchange Offer Registration Statement has become effective, hold the offer open for the period required by applicable law (including pursuant to any applicable interpretation by the staff of the SEC), but in any event for at least 10 business days, and exchange the Exchange Notes for all Notes validly tendered and not withdrawn before the expiration of the offer.

Under existing SEC interpretations contained in several no action letters to third parties, the Exchange Notes would in general be freely transferable by Holders thereof (other than affiliates of the Company) after the Exchange Offer without further registration under the Securities Act (subject to certain representations required to be made by each Holder of Notes participating in the Exchange Offer, as set forth below). However, any purchaser of Notes who is an “affiliate” of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes (1) will not be able to rely on such SEC interpretations, (2) will not be able to tender its Notes in the Exchange Offer and (3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Notes unless such sale or transfer is made pursuant to an exemption from such requirements. In addition, in connection with any resales of Exchange Notes, broker dealers, which we refer to as Participating Broker Dealers, receiving Exchange Notes in the Exchange Offer will be subject to a prospectus delivery requirement with respect to resales of those Exchange Notes. The SEC has taken the position that Participating Broker Dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes (other than a resale of an unsold allotment from the original sale of the Notes) by delivery of the prospectus contained in the Exchange Offer Registration Statement. Under the Exchange and Registration Rights Agreement, we are required to allow Participating Broker Dealers to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such Exchange Notes for a period of 90 days after the consummation of the Exchange Offer. Each beneficial holder of Notes who wishes to exchange such Notes for Exchange Notes in the Exchange Offer will be required to represent (1) that any Exchange Notes to be received by it will be acquired in the ordinary course of its business, (2) that at the time of the commencement of the Exchange Offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes, (3) that it is not an affiliate of ours, as defined in Rule 405 of the Securities Act, (4) if it is not a broker dealer, that it is not engaged in, and does not intend to engage in, the distribution of Exchange Notes, (5) if it is a Participating Broker Dealer, that it will deliver a prospectus in connection with any resale of such Exchange Notes, and (6) that it is not acting on behalf of any person who could not truthfully make the foregoing representations.

However, if:

(1) on or before the date of consummation of the Exchange Offer, the existing SEC interpretations are changed such that the Exchange Notes would not in general be freely transferable in such manner on such date;

(2) the Exchange Offer has not been completed within 360 days following the Issue Date;

(3) under certain circumstances, the initial purchasers so request with respect to Notes not eligible to be exchanged for Exchange Notes in the Exchange Offer; or

(4) any Holder of the Notes (other than an Initial Purchaser) is not permitted by applicable law to participate in the Exchange Offer, or if any Holder may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not available for such resales by such Holder (other than, in either case, due solely to the status of such Holder as an affiliate of the Company within the meaning of the Securities Act or due to such Holder’s inability to make the representations referred to above), we will use our commercially reasonable efforts to file, as promptly as reasonably practicable, one or more registration statements under the Securities Act relating to a shelf registration, which we refer to as the Shelf Registration Statement, of the Notes or Exchange Notes, as the case may be, for resale by Holders or, in the case of clause (3), of the Notes held by the initial purchasers for resale by the initial purchasers, which we refer to as the Resale Registration, and will use our commercially reasonable efforts to cause the Shelf Registration Statement to become effective within 90 days following the date on which the obligation to file the Shelf Registration Statement arises. We will use our commercially reasonable efforts to cause the Shelf Registration Statement to remain effective until the earlier of one year following the effective date of such registration statement or such shorter period that will terminate when all the securities covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement or are distributed to the public pursuant to Rule 144 or would be eligible to be sold by a Person that is not an “affiliate” (as defined in Rule 144) of us pursuant to Rule 144 without volume restriction. Under certain circumstances, we may suspend the availability of the Shelf Registration Statement for certain periods of time.

We will, in the event of the Resale Registration, provide to the Holder or Holders of the applicable Notes copies of this prospectus that is a part of the Shelf Registration Statement, notify such Holder or Holders when the Resale Registration for the applicable Notes has become effective and take certain other actions as are required to permit unrestricted resales of the applicable Notes. A Holder of Notes that sells such Notes pursuant to the Resale Registration generally would be required to be named as a selling securityholder in the prospectus related to the Shelf Registration Statement and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Exchange and Registration Rights Agreement that are applicable to such a Holder (including certain indemnification obligations). In addition, each such Holder of Notes will be required, among other things, to deliver information to be used in connection with the Shelf Registration Statement within the time periods set forth in the Exchange and Registration Rights Agreement in order to benefit from the provisions regarding additional interest set forth below.

Although we are filing the registration statement of which this prospectus forms a part to satisfy our obligations as previously described, there can be no assurance that such registration statement will become effective.

In the event that:

(1) the Exchange Offer has not been consummated within 360 days following the Issue Date; or

(2) if a Shelf Registration Statement is required to be filed under the Exchange and Registration Rights Agreement, the Shelf Registration Statement is not declared effective within 90 days following the date on which the obligation to file the Shelf Registration Statement arises; or

(3) any Shelf Registration Statement required by the Exchange and Registration Rights Agreement is filed and declared effective, and during the period the Company is required to use its commercially reasonable efforts to cause the Shelf Registration Statement to remain effective (i) the Company shall have suspended and be continuing to suspend the availability of the Shelf Registration Statement for more than 60 days in the aggregate in any consecutive twelve month period, or (ii) such Shelf Registration Statement ceases to be effective and such Shelf Registration Statement is not replaced within 90 days by a Shelf Registration Statement that is filed and declared effective

(any such event referred to in clauses (1) through (3) we refer to as a Registration Default), then additional interest will accrue on the Transfer Restricted Notes (as defined below), for the period from the occurrence of a Registration Default (but only with respect to one Registration Default at any particular time) until such time as all Registration Defaults have been cured at a rate per annum equal to 0.25% during the first 90-day period following the occurrence of such Registration Default which rate shall increase by an additional 0.25% during each subsequent 90-day period, up to a maximum of 0.50% regardless of the number of Registration Defaults that shall have occurred and be continuing. Any such additional interest will be paid in the same manner and on the same dates as interest payments in respect of Transfer Restricted Notes. Following the cure of all Registration Defaults, the accrual of such additional interest will cease. A Registration Default with respect to a failure to file, cause to become effective or maintain the effectiveness of a Shelf Registration Statement will be deemed cured upon consummation of the Exchange Offer in the case of a Shelf Registration Statement required to be filed due to a failure to consummate the Exchange Offer within the required time period. References in this “Description of First Priority Notes,” except for provisions described above under the caption “—Amendments and Waivers,” to interest on the Notes shall include additional interest, if any.

For purposes of the foregoing, Transfer Restricted Notes means each Additional Note until (1) the date on which such Additional Note has been exchanged for a freely transferable Exchange Note in the Exchange Offer, (2) the date on which such Additional Note has been effectively registered under the Securities Act and disposed of in accordance with a Shelf Registration Statement, (3) the date on which such Additional Note is distributed to the public pursuant to Rule 144 of the Securities Act or (4) the earliest date that is no less than 480 days after the Issue Date and on which such Additional Note would be eligible to be sold by a Person that is not an “affiliate” (as defined in Rule 144) of us pursuant to Rule 144 without volume restriction.

Notes not tendered in the Exchange Offer will bear interest at the applicable rate set forth on the cover page of this offering circular and will be subject to all the terms and conditions specified in the applicable Indenture, including transfer restrictions. The Exchange Notes will be accepted for clearance through DTC.

The summary herein of certain provisions of the Exchange and Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Exchange and Registration Rights Agreement, a copy of which will be available upon request to us.

The Notes and the Exchange Notes will be respectively considered collectively to be a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase, and for purposes of this “Description of First Priority Notes” (except under this caption “Registration Rights; Exchange Offer”) all references herein to Notes shall be deemed to refer collectively to Notes and any Exchange Notes, unless the context otherwise requires.

Book Entry, Delivery and Form

The Global Notes

The New Notes to be issued in exchange for Old Notes will be issued in the form of registered notes in global form, without interest coupons, which we refer to as the global notes, consisting of Notes sold to qualified institutional buyers under Rule 144A will be represented by the Rule 144A global note.

Upon issuance, each of the global notes was deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC. Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC, which we refer to as DTC participants, or persons who hold beneficial interests through DTC participants.

We expect that under procedures established by DTC:

•

upon deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the initial purchasers; and

•

ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Each global note and beneficial interests in each global note is subject to restrictions on transfer as described under “Notice to Investors.”

These restrictions on transfer apply from the closing date of the offering of the Notes until the date that is one year after the later of the closing date of the offering and the last date that we or any of our affiliates was the owner of the Notes or any predecessor of the Notes, which period we refer to as the Resale Restriction Period, and will not apply after the Resale Restriction Period ends.

Exchanges Among the Global Notes

Beneficial interests in one global note of a series may generally be exchanged for interests in another global note of the same series. Depending on whether the transfer is being made during or after the Resale Restriction Period, and to which global note the transfer is being made, the trustee may require the seller to provide certain written certifications in the form provided in the Indenture.

A beneficial interest in a global note that is transferred to a person who takes delivery through another global note will, upon transfer, become subject to any transfer restrictions and other procedures applicable to beneficial interests in the other global note.

Book-Entry Procedures for the Global Notes

All interests in the global notes are subject to the operations and procedures of DTC, Euroclear and Clearstream. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. None of the Company, the Trustee, the Note Collateral Agent or the initial purchasers are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the Notes represented by that global note for all purposes under the Indenture.

Except as provided below, owners of beneficial interests in a global note:

•	are not entitled to have Notes represented by the global note registered in their names;

•	will not receive or are not entitled to receive physical, certificated notes; and

•

are not considered the owners or holders of the Notes under the applicable indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the Indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of Notes under the Indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium (if any) and interest with respect to the Notes represented by a global note will be made by the paying agent to DTC’s nominee as the registered holder of the global note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.

Cross market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a global note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a global note from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a global note to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the business day for Euroclear or Clearstream following the DTC settlement date.

DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related Notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 120 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 120 days;

•	we, at our option, notify the trustee that we elect to cause the issuance of certificated notes; or

•	certain other events provided in the Indenture should occur.

DESCRIPTION OF SECOND PRIORITY NOTES

General

The old 11% Senior Secured Notes due April 15, 2020 (the “Old Notes”) were issued, and the new 11% Senior Secured Notes due April 15, 2020 (the “New Notes”) will be issued, under an Indenture, dated as of April 12, 2012 (the “Notes Indenture”), among the Company, as issuer, the Subsidiary Guarantors, Wilmington Trust, National Association, as Trustee (the “Trustee”) and Wilmington Trust, National Association, as Note Collateral Agent (the “Note Collateral Agent”).

The Indenture, the Notes, the Intercreditor Agreements and the Note Security Documents contain provisions that define your rights and govern the obligations of the Company under the Notes. Copies of the forms of the Indenture, the Notes, the Intercreditor Agreements and the Note Security Documents will be made available to prospective purchasers of the Notes upon request, when available.

The following is a summary of certain provisions of the Indenture, the Notes, the Intercreditor Agreements, and the Note Security Documents. It does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, the Notes, the Intercreditor Agreements, and the Note Security Documents, including the definitions of certain terms therein and (in the case of the Indenture) those terms to be made a part thereof by the Trust Indenture Act of 1939, as amended. The term “Company” and the other capitalized terms defined in “—Certain Definitions” below are used in this “Description of Second Priority Notes” as so defined, except as otherwise provided herein. Any reference to a “Holder” or a “Noteholder” in this “Description of Second Priority Notes” refers to the Holders of the Notes The Old Notes and the New Notes, are each considered collectively to be a single class for all purposes under the Indenture, including, without limitations, for the purposes of waivers, amendments, redemptions and offers to purchase. In this “Description of Second Priority Notes”, any reference to (i) “Notes” refers collectively to the Old Notes and the New Notes, unless the context otherwise requires, and (ii) a “class” of Notes refers to the Old Notes and the New Notes collectively as a class, as applicable.

Brief Description of the Notes

The Notes are:

•	Senior Indebtedness of the Company;

•

secured by (x) the Cash Flow Priority Collateral owned by the Company on a basis that is junior in priority to the Senior Term Facility and the Senior First Priority Notes and senior in priority to the Senior ABL Facility and (y) the ABL Priority Collateral owned by the Company on a basis that is junior in priority to both Senior Credit Facilities and the Senior First Priority Notes, pursuant to the terms of the Intercreditor Agreements, and subject to certain Liens permitted under the Indenture;

•

equal or senior (or under certain circumstances, junior) in priority as to the Cash Flow Priority Collateral owned by the Company with respect to any Additional Obligations (as defined under “Description of Intercreditor Agreements—Certain Definitions—Certain Base Intercreditor Definitions”) incurred by the Company after the Issue Date;

•

effectively subordinated to all Indebtedness and other liabilities (including Trade Payables) of the Company’s Subsidiaries (other than Subsidiaries that become Subsidiary Guarantors pursuant to the provisions described below under “—Subsidiary Guarantees”);

•	pari passu in right of payment with all existing and future Senior Indebtedness of the Company;

•	senior in right of payment to all existing and future Subordinated Obligations of the Company;

•

effectively senior to (i) all existing and future unsecured Indebtedness of the Company to the extent of the value of the Collateral owned by the Company, and (ii) all existing and future Indebtedness of the Company under the Senior ABL Facility to the extent of the value of the Cash Flow Priority Collateral owned by the Company, in each case after giving effect to any senior Lien on such Collateral; and

•

effectively subordinated to (i) all existing and future Indebtedness of the Company under the Senior Term Facility and the Senior First Priority Notes, and under certain circumstances future Additional Obligations of the Company, to the extent of the value of the Collateral owned by the Company, (ii) all existing and future Indebtedness of the Company under the Senior ABL Facility to the extent of the value of the ABL Priority Collateral owned by the Company and (iii) any existing or future Indebtedness of the Company that is secured by Liens on assets that do not constitute a part of the Collateral to the extent of the value of such assets.

Brief Description of the Subsidiary Guarantees

The Subsidiary Guarantees of each Subsidiary Guarantor in respect of the Notes are:

•	Senior Indebtedness of such Subsidiary Guarantor;

•

secured by (x) the Cash Flow Priority Collateral owned by such Subsidiary Guarantor on a basis that is junior in priority to the Senior Term Facility and the Senior First Priority Notes and senior in priority to the Senior ABL Facility and (y) the ABL Priority Collateral owned by such Subsidiary Guarantor on a basis that is junior in priority to both Senior Credit Facilities and the Senior First Priority Notes, pursuant to the terms of the Intercreditor Agreements, and subject to certain Liens permitted under the Indenture;

•

equal or senior (or under certain circumstances, junior) in priority as to the Cash Flow Priority Collateral owned by such Subsidiary Guarantor with respect to any Additional Obligations incurred by such Subsidiary Guarantor after the Issue Date;

•

effectively subordinated to all Indebtedness and other liabilities (including Trade Payables) of any Subsidiary Guarantor’s Subsidiaries (other than Subsidiaries that become Subsidiary Guarantors pursuant to the provisions described below under “—Subsidiary Guarantees”);

•	pari passu in right of payment with all existing and future Senior Indebtedness of such Subsidiary Guarantor;

•	senior in right of payment to all existing and future Guarantor Subordinated Obligations of such Subsidiary Guarantor;

•

effectively senior to (i) all existing and future unsecured Indebtedness of such Subsidiary Guarantor to the extent of the value of the Collateral owned by such Subsidiary Guarantor, and (ii) all existing and future Indebtedness of such Subsidiary Guarantor under the Senior ABL Facility to the extent of the value of the Cash Flow Priority Collateral owned by such Subsidiary Guarantor, in each case after giving effect to any senior Lien on such Collateral; and

•

effectively subordinated to (i) all existing and future Indebtedness of such Subsidiary Guarantor under the Senior Term Facility and the Senior First Priority Note Documents, and under certain circumstances future Additional Obligations of such Subsidiary Guarantor, to the extent of the value of the Collateral owned by such Subsidiary Guarantor, (ii) all existing and future Indebtedness of such Subsidiary Guarantor under the Senior ABL Facility to the extent of the value of the ABL Priority Collateral owned by such Subsidiary Guarantor and (iii) any existing or future Indebtedness of such Subsidiary Guarantor that is secured by Liens on assets that do not constitute a part of the Collateral to the extent of the value of such assets.

Principal, Maturity and Interest

The Notes will mature on April 15, 2020. Each Note bears interest at the rate of 11% per annum shown on the front cover of this prospectus from April 12, 2012, or from the most recent date to which interest has been paid or provided for. Interest is payable semiannually in cash to Holders of record at the close of business on April 1 or October 1 immediately preceding the interest payment date on April 15 and October 15 of each year, commencing October 15, 2012. Interest will be paid on the basis of a 360-day year consisting of twelve 30-day months.

An aggregate principal amount of $675.0 million of Notes is currently outstanding. Additional securities may be issued under the Indenture in one or more series from time to time (“Additional Notes”), subject to the limitations set forth under “—Certain Covenants—Limitation on Indebtedness” and “—Certain Covenants—Limitation on Liens,” which will vote as a class with the Notes (except as otherwise provided herein) and otherwise be treated as Notes for purposes of the Indenture. The Indenture permits the Company to designate the maturity date, interest rate and optional redemption provisions applicable to each series of Additional Notes, which may differ from the maturity date, interest rate and optional redemption provisions applicable to the Notes issued on the Issue Date. Additional Notes that differ with respect to maturity date, interest rate or optional redemption provisions from the Notes issued on the Issue Date will constitute a different series of Notes from such initial Notes. Additional Notes that have the same maturity date, interest rate and optional redemption provisions as the Notes issued on the Issue Date will be treated as the same series as such initial Notes unless otherwise designated by the Company. The Company similarly will be entitled to vary the application of certain other provisions to any series of Additional Notes.

Other Terms

Principal of, and premium, if any, and interest on, the Notes are payable, and the Notes may be exchanged or transferred, at the office or agency of the Company maintained for such purposes (which initially shall be the corporate trust office of the Trustee), except that, at the option of the Company, payment of interest may be made by wire transfer of immediately available funds to the account designated to the Company by the Person entitled thereto or by check mailed to the address of the registered holders of the Notes as such address appears in the Note Register.

The New Notes will be issued in the form of global notes that will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company, and purchasers of Notes will not receive or are not entitled to receive physical, certificated Notes (except in the very limited circumstances described herein). The Notes were issued only in fully registered form, without coupons. The Notes were issued only in minimum denominations of $2,000 (the “Minimum Denomination”) and any integral multiple of $1,000 in excess thereof.

Optional Redemption

The Notes are redeemable, at the Company’s option, at any time prior to maturity at varying redemption prices in accordance with the applicable provisions set forth below.

The Notes are redeemable, at the Company’s option, in whole or in part, at any time and from time to time on and after April 15, 2016, and prior to maturity at the applicable redemption price set forth below. Such redemption may be made upon notice mailed by first class mail to each Holder’s registered address, not less than 30 nor (other than in the case of defeasance or satisfaction and discharge) more than 60 days prior to the date of redemption (the “Redemption Date”). The Company may provide in such notice that payment of the redemption price and the performance of the Company’s obligations with respect to such redemption may be performed by another Person. Any such redemption and notice may, in the Company’s discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the occurrence of a Change of Control. The Notes are so redeemable at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to the relevant Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on April 15 of the years set forth below:

Redemption Period	Price
2016	105.500%
2017	102.750%
2018 and thereafter	100.000%

In addition, the Indenture provides that at any time and from time to time prior to April 15, 2015, the Company at its option may redeem Notes in an aggregate principal amount equal to up to 35% of the original aggregate principal amount of the Notes (including the principal amount of any Additional Notes of the same series), with funds in an equal aggregate amount (the “Redemption Amount”) not exceeding the aggregate proceeds of one or more Equity Offerings (as defined below), at a redemption price (expressed as a percentage of principal amount thereof) of 111.000%, plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that if Notes are redeemed, an aggregate principal amount of Notes equal to at least 50% of the original aggregate principal amount of Notes (including the principal amount of any Additional Notes of the same series) must remain outstanding immediately after each such redemption of Notes. “Equity Offering” means a sale of Capital Stock (x) that is a sale of Capital Stock of the Company (other than Disqualified Stock) or (y) proceeds of which in an amount equal to or exceeding the Redemption Amount are contributed to the equity capital of the Company or any of its Restricted Subsidiaries. Such redemption may be made upon notice mailed by first class mail to each Holder’s registered address, not less than 30 nor more than 60 days prior to the Redemption Date (but in no event more than 180 days after the completion of the related Equity Offering). The Company may provide in such notice that payment of the redemption price and performance of the Company’s obligations with respect to such redemption may be performed by another Person. Any such notice may be given prior to the completion of the related Equity Offering, and any such redemption or notice may, at the Company’s discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the completion of the related Equity Offering.

At any time prior to April 15, 2016, Notes may also be redeemed in whole or in part, at the Company’s option, at a price (the “Redemption Price”) equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued but unpaid interest, if any, to, the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date). Such redemption may be made upon notice mailed by first class mail to each Holder’s registered address, not less than 30 nor more than 60 days prior to the Redemption Date. The Company may provide in such notice that payment of the Redemption Price and performance of the Company’s obligations with respect to such redemption may be performed by another Person. Any such redemption or notice may, at the Company’s discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the occurrence of a Change of Control.

“Applicable Premium” means, with respect to a Note at any Redemption Date, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess of (A) the present value at such Redemption Date of (1) the redemption price of such Note on April 15, 2016 (such redemption price being that described in the second paragraph of this “—Optional Redemption” section) plus (2) all required remaining scheduled interest payments due on such Note through such date (excluding accrued and unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Note on such Redemption Date, as calculated by the Company or on behalf of the Company by such Person as the Company shall designate; provided that such calculation shall not be a duty or obligation of the Trustee.

“Treasury Rate” means, with respect to a Redemption Date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to such Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to April 15, 2016; provided, however, that if the period from the Redemption Date to such date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to such date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

Selection

In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, in integral multiples of $1,000, although no Note of the Minimum Denomination in original principal amount or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

Subsidiary Guarantees

As of the Issue Date, each Wholly Owned Domestic Subsidiary (other than an Excluded Subsidiary), and each other Domestic Subsidiary that is a borrower under the Senior ABL Facility or that guarantees payment of Indebtedness of the Company under any Credit Facility or Capital Markets Securities, guaranteed payment of the Notes under the Indenture. From and after the Issue Date, the Company will cause each Wholly Owned Domestic Subsidiary (other than an Excluded Subsidiary) and each other Domestic Subsidiary that is a borrower under the Senior ABL Facility or that guarantees payment of Indebtedness of the Company under any Credit Facility or Capital Markets Securities, to execute and deliver to the Trustee a supplemental indenture or other instrument pursuant to which such Domestic Subsidiary will guarantee payment of the Notes, whereupon such Domestic Subsidiary will become a Subsidiary Guarantor for all purposes under the Indenture. In addition, the Company may cause any Subsidiary that is not a Subsidiary Guarantor so to guarantee payment of the Notes and become a Subsidiary Guarantor.

Each Subsidiary Guarantor, as primary obligor and not merely as surety, jointly and severally, irrevocably and fully and unconditionally Guarantees, on a senior basis, the punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all monetary obligations of the Company under the Indenture and the Notes, whether for principal of or interest on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Subsidiary Guarantors being herein called the “Subsidiary Guaranteed Obligations”). Such Subsidiary Guarantor agrees to pay, in addition to the amount stated above, any and all reasonable out-of-pocket expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under its Subsidiary Guarantee.

The obligations of each Subsidiary Guarantor are limited to the maximum amount, as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor (including but not limited to any Guarantee by it of any Credit Facility Indebtedness), result in the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law, or being void or unenforceable under any law relating to insolvency of debtors.

Each such Subsidiary Guarantee is a continuing Guarantee and shall (i) remain in full force and effect until payment in full of the principal amount of all outstanding Notes (whether by payment at maturity, purchase, redemption, defeasance, retirement or other acquisition) and all other Subsidiary Guaranteed Obligations then due and owing unless earlier terminated as described below, (ii) be binding upon such Subsidiary Guarantor and (iii) inure to the benefit of and be enforceable by the Trustee, the Holders and their permitted successors, transferees and assigns.

Notwithstanding the preceding paragraph, any Subsidiary Guarantor will automatically and unconditionally be released from all obligations under its Subsidiary Guarantee, and such Subsidiary Guarantee shall thereupon terminate and be discharged and of no further force or effect, (i) concurrently with any direct or indirect sale or disposition (by merger or otherwise) of any Subsidiary Guarantor or any interest therein in accordance with the terms of the Indenture (including the covenants described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” and “—Merger and Consolidation”) by the Company or a Restricted Subsidiary, following which such Subsidiary Guarantor is no longer a Restricted Subsidiary of the Company, (ii) at any time that such Subsidiary Guarantor is released from all of its obligations under all of its Guarantees of payment of any Indebtedness of the Company or any Subsidiary Guarantor under the Senior Credit Facilities and Capital Markets Securities and is not a borrower under the Senior ABL Facility (it being understood that a release subject to contingent reinstatement is still a release, and that if any such Guarantee is so reinstated, such Subsidiary Guarantee shall also be reinstated to the extent that such Subsidiary Guarantor would then be required to provide a Subsidiary Guarantee pursuant to the covenant described under “—Certain Covenants—Future Subsidiary Guarantors”), (iii) upon the merger or consolidation of any Subsidiary Guarantor with and into the Company or another Subsidiary Guarantor that is the surviving Person in such merger or consolidation, or upon the liquidation of such Subsidiary Guarantor following the transfer of all of its assets to the Company or another Subsidiary Guarantor, (iv) concurrently with any Subsidiary Guarantor becoming an Unrestricted Subsidiary, (v) during the Suspension Period, upon the merger or consolidation of any Subsidiary Guarantor with and into another Subsidiary that is not a Subsidiary Guarantor with such other Subsidiary being the surviving Person in such merger or consolidation, or upon liquidation of such Subsidiary Guarantor following the transfer of all of its assets to a Subsidiary that is not a Subsidiary Guarantor, (vi) upon legal or covenant defeasance of the Company’s obligations, or satisfaction and discharge of the Indenture, or (vii) subject to customary contingent reinstatement provisions, upon payment in full of the aggregate principal amount of all Notes then outstanding and all other Subsidiary Guaranteed Obligations then due and owing. In addition, the Company has the right, upon 30 days’ notice to the Trustee, to cause any Subsidiary Guarantor that has not guaranteed payment of any Indebtedness of the Company or any Subsidiary Guarantor under the Senior Credit Facilities or Capital Markets Securities and is not a borrower under the Senior ABL Facility to be unconditionally released from all obligations under its Subsidiary Guarantee, and such Subsidiary Guarantee shall thereupon terminate and be discharged and of no further force or effect. Upon any such occurrence specified in this paragraph, the Trustee shall execute any documents reasonably requested by the Company in order to evidence such release, discharge and termination in respect of such Subsidiary Guarantee.

Neither the Company nor any Subsidiary Guarantor shall be required to make a notation on the Notes to reflect any such Subsidiary Guarantee or any such release, termination or discharge.

Ranking

The Indebtedness evidenced by the Notes (a) is Senior Indebtedness of the Company, (b) ranks pari passu in right of payment with all existing and future Senior Indebtedness of the Company, (c) is secured by the Collateral, which Collateral is shared on a junior, pari passu or senior basis with any Additional Obligations incurred thereafter and (d) is senior in right of payment to all existing and future Subordinated Obligations of the Company. The ABL Obligations, Term Obligations and First Lien Note Obligations (in each case, as defined under “Description of Intercreditor Agreements—Certain Definitions—Certain Base Intercreditor Definitions”) are also secured by the Collateral. Pursuant to the terms of the Intercreditor Agreements, the Liens securing Indebtedness evidenced by the Notes (x) with respect to the Cash Flow Priority Collateral, rank senior to the Liens securing the ABL Obligations and junior to the Liens securing the Term Obligations, the First Lien Note Obligations and certain Additional Obligations, and (y) with respect to the ABL Priority Collateral, rank junior to the Liens securing the ABL Obligations, the Term Obligations, the First Lien Note Obligations and certain Additional Obligations, in each case subject to certain Liens permitted under the Indenture. Such security interests are described under “—Security for the Notes.” The Notes are effectively subordinated to all Indebtedness and other liabilities (including Trade Payables) of the Company’s Subsidiaries (other than any Subsidiaries that become Subsidiary Guarantors pursuant to the provisions described above under “—Subsidiary Guarantees”).

Each Subsidiary Guarantee in respect of Notes (a) is Senior Indebtedness of the applicable Subsidiary Guarantor, (b) ranks pari passu in right of payment with all existing and future Senior Indebtedness of such Person, (c) is secured by the Collateral, which Collateral will be shared on a junior, pari passu or senior basis with any Additional Obligations incurred thereafter and (d) is senior in right of payment to all existing and future Guarantor Subordinated Obligations of such Person. The ABL Obligations, Term Obligations and First Lien Note Obligations are also secured by the Collateral. Pursuant to the terms of the Intercreditor Agreements, the

Liens securing Indebtedness evidenced by the Subsidiary Guarantees (x) with respect to the Cash Flow Priority Collateral, rank senior to the Liens securing the ABL Obligations and junior to the Liens securing the Term Obligations, the First Lien Note Obligations and certain Additional Obligations, and (y) with respect to the ABL Priority Collateral, rank junior to the Liens securing the ABL Obligations, the Term Obligations, the First Lien Note Obligations and certain Additional Obligations, in each case subject to certain Liens permitted under the Indenture. Such security interests are described under “—Security for the Notes.” Such Subsidiary Guarantee is also effectively subordinated to all Indebtedness and other liabilities (including Trade Payables) of the Subsidiaries of such Person (other than any Subsidiaries that become Subsidiary Guarantors pursuant to the provisions described above under “—Subsidiary Guarantees”).

Security for the Notes

The Notes and the Subsidiary Guarantees have the benefit of the Collateral, which generally consists of substantially all of the tangible and intangible assets of the Company and the Subsidiary Guarantors, including pledges of all Capital Stock of the Company’s Restricted Subsidiaries directly owned by the Company and the Subsidiary Guarantors (but only up to 65% of each series of Capital Stock of each direct Foreign Subsidiary owned by the Company or any Subsidiary Guarantor), subject to certain thresholds and exceptions, and excluding any Excluded Assets and Excluded Subsidiary Securities. Collateral of the Company secures the Obligations of the Company under the Notes, and Collateral of each Subsidiary Guarantor secures the Obligations of such Subsidiary Guarantor under its Subsidiary Guarantee.

Not all assets of the Company and the Company’s subsidiaries constitute Collateral. See “Risk Factors—Risks Relating to the Notes and Our Indebtedness—Certain assets are excluded from the collateral.” The Cash Flow Priority Collateral excludes all assets that do not secure Term Obligations at any time and from time to time, so long as any Term Obligations are outstanding. The assets that secure Term Obligations may be subject to exceptions and exclusions that may change over time, in the determination of the Company, the Subsidiary Guarantors and the agent or other representative of holders of the Term Obligations. The assets that currently secure the Term Obligations do not include, and accordingly the Collateral that secures the Notes excludes, the Excluded Assets. “Excluded Assets” is defined in the Note Security Documents, and includes (i) certain property that is subject to a Lien in respect of Purchase Money Obligations or Capitalized Lease Obligations, (ii) any fee interest in certain real property owned as of the Issue Date, and any fee interest in after-acquired owned real property if the fair market value of such fee interest is less than $5.0 million individually, (iii) motor vehicles and any other assets subject to certificate of title, (iv) property that has been sold or otherwise transferred in connection with a Special Purpose Financing, (v) any interest in leased real property and (vi) other collateral exceptions and exclusions in effect from time to time under the Senior Term Facility. The Collateral also excludes any Excluded Subsidiary Securities. In addition, the Company and the Subsidiary Guarantors are not required to (x) take any action in any jurisdiction other than the United States of America, or required by the laws of any such jurisdiction, in order to create any security interests (or other Liens) in assets located or titled outside of the United States of America or to perfect any security interests (or other Liens) in any Collateral, (y) deliver control agreements with respect to, or confer perfection by “control” over, any deposit accounts, bank or securities account or other Collateral, except, in the case of Collateral that constitutes Capital Stock or intercompany notes in certificated form, delivering such Capital Stock or intercompany notes (in the case of intercompany notes, limited to any such note with a principal amount in excess of $3.0 million) to the Note Collateral Agent (or another Person as required under the Intercreditor Agreements) or (z) deliver landlord lien waivers, estoppels or collateral access letters. Certain control agreements have been delivered for the benefit of the ABL Collateral Agent.

The Company and the Subsidiary Guarantors will be able to incur additional Indebtedness in the future that could be secured by Liens sharing in all or part of the Collateral, which security interests may rank senior to, equally with or junior to the security interest of the Holders of the Notes. The amount of all such additional Indebtedness will be limited by the covenants described under “—Certain Covenants—Limitation on Liens” and “—Certain Covenants—Limitation on Indebtedness.” Under certain circumstances the amount of such additional secured Indebtedness could be significant.

The Collateral consists of (i) the Cash Flow Priority Collateral, as to which (x) the Holders of the Notes and the holders of Term Obligations, First Lien Note Obligations and certain Additional Obligations have a security interest ranking senior to the security interest of the holders of ABL Obligations, and (y) the Holders of the Notes have a security interest ranking junior to the security interest of the holders of Term Obligations, First Lien Note Obligations and certain Additional Obligations, and (ii) the ABL Priority Collateral, as to which (x) the holders of ABL Obligations have a security interest ranking senior to the security interest of the Holders of the Notes and the holders of Term Obligations, First Lien Note Obligations and certain Additional Obligations, and (y) the Holders of the Notes have a security interest ranking junior to the security interest of the holders of Term Obligations, First Lien Note Obligations and certain Additional Obligations.

Cash Flow Priority Collateral

The Notes and the Subsidiary Guarantees are secured by the Cash Flow Priority Collateral, which security interest ranks senior to the security interest of the holders of ABL Obligations, and junior to the security interest of the holders of Term Obligations, First Lien Note Obligations and certain Additional Obligations. For purposes of this “Description of Second Priority Notes”, the term “Cash Flow Priority Collateral” is used as defined in the Base Intercreditor Agreement, but excluding Excluded Subsidiary Securities. The Cash Flow Priority Collateral generally consists of all Collateral, other than the ABL Priority Collateral, and excludes Excluded Assets.

Except as provided in the Cash Flow Intercreditor Agreement, Holders of the Notes are not able to take any enforcement action with respect to the Cash Flow Priority Collateral so long as any Term Obligations or First Lien Note Obligations are outstanding. See “Description of Intercreditor Agreements—Certain Cash Flow Intercreditor Provisions—Remedies Standstill.” Except as provided in the Base Intercreditor Agreement, holders of the ABL Obligations are not able to take any enforcement action with respect to the Cash Flow Priority Collateral so long as any Notes are outstanding. See “Description of Intercreditor Agreements—Certain Base Intercreditor Provisions—Remedies Standstill.”

ABL Priority Collateral

The Notes and the Subsidiary Guarantees are secured by the ABL Priority Collateral, which security interest ranks junior to the security interest of the holders of ABL Obligations, Term Obligations, First Lien Note Obligations and certain Additional Obligations. For purposes of this “Description of Second Priority Notes”, the term “ABL Priority Collateral” is used as defined in the Base Intercreditor Agreement. The ABL Priority Collateral generally consists of (subject to certain thresholds and exceptions) all Collateral consisting of accounts receivable, inventory and other current assets and all proceeds thereof, including cash, cash equivalents, deposit accounts, securities accounts, investment accounts, instruments, chattel paper, general intangibles (other than intellectual property), letters of credit, insurance proceeds and investment property, in each case arising from any such accounts receivable, inventory and other current assets, and all books and records relating to any of the foregoing. See “Description of Intercreditor Agreements—Certain Definitions—Certain Base Intercreditor Agreement Definitions—“ABL Priority Collateral.””

Except as provided in the Base Intercreditor Agreement, holders of Liens on the ABL Priority Collateral that are governed by the Base Intercreditor Agreement and rank junior to the security interest of the holders of ABL Obligations, including Holders of the Notes, are not able to take any enforcement action with respect to the ABL Priority Collateral so long as any ABL Obligation is outstanding. See “Description of Intercreditor Agreements—Certain Base Intercreditor Provisions—Remedies Standstill.”

After Acquired Property

Promptly, but in no event later than 90 days, following the acquisition by the Company or any Subsidiary Guarantor of any After Acquired Property, the Company or such Subsidiary Guarantor shall execute and deliver such mortgages, Note Security Document supplements, security instruments and financing statements as shall be reasonably necessary to cause such After Acquired Property to be made subject to a perfected Lien (subject to Liens permitted under the Indenture, including Permitted Liens) in favor of the Note Collateral Agent for the benefit of the Trustee and the Holders of the Notes, and thereupon all provisions of the Indenture and the Note Security Documents relating to the Collateral shall be deemed to relate to such After Acquired Property to the same extent and with the same force and effect; provided that (a) if any ABL Obligations are outstanding at such time, in the case of After Acquired Property constituting ABL Priority Collateral, the execution and delivery of such documents will only be required, and such After Acquired Property will only become part of the Collateral securing the Notes, if and to the extent that such After Acquired Property becomes part of the Collateral securing the ABL Obligations substantially concurrently therewith, (b) if any Term Obligations are outstanding at such time, in the case of After Acquired Property constituting Cash Flow Priority Collateral, the execution and delivery of such documents will only be required, and such After Acquired Property will only become part of the Collateral securing the Notes, if and to the extent that such After Acquired Property becomes part of the Collateral securing the Term Obligations and certain Additional Obligations having Senior Lien Priority substantially concurrently therewith, (c) the Collateral in any event will exclude Excluded Subsidiary Securities and (d) in any event the Company or such Subsidiary Guarantor will not be required to (x) take any action in any jurisdiction other than the United States of America, or required by the laws of any such jurisdiction, in order to create any security interests (or other Liens) in assets located or titled outside of the United States of America or to perfect any security interests (or other Liens) in any Collateral, (y) deliver control agreements with respect to, or confer perfection by “control” over, any deposit accounts, bank or securities account or other Collateral, except, in the case of Collateral that constitutes Capital Stock or intercompany notes in certificated form, delivering such Capital Stock or intercompany notes (in the case of intercompany notes, limited to any such note with a principal amount in excess of $3.0 million) to the Note Collateral Agent (or another Person as required under the Intercreditor Agreements) or (z) deliver landlord lien waivers, estoppels or collateral access letters.

Note Security Documents

The Company, the Subsidiary Guarantors, the Note Collateral Agent and the Trustee have entered into one or more Note Security Documents creating and establishing the terms of the Liens that secure the Notes and the Subsidiary Guarantees. These Liens secure the payment when due of all of the Obligations of the Company and the Subsidiary Guarantors under the Notes, the Indenture, the Subsidiary Guarantees and the Note Security Documents, as provided in the Note Security Documents. The Company and the Subsidiary Guarantors were unable to complete on or prior to the Issue Date all filings and other similar actions required in connection with the perfection of such security interests, and will use their commercially reasonable efforts to complete such actions as soon as reasonably practicable (but not later than 180 days) after the Issue Date. Wilmington Trust, National Association has been appointed, pursuant to the Indenture, as the Note Collateral Agent.

Brief Description of Intercreditor Agreements

On the Issue Date, the Company, the Subsidiary Guarantors, the ABL Agent, the Term Agent, the First Lien Note Agent and the Second Lien Note Agent entered into the Base Intercreditor Agreement, and the Company, the Subsidiary Guarantors, the Term Agent, the First Lien Note Agent and the Second Lien Note Agent entered into the Cash Flow Intercreditor Agreement. Although the Holders of the Notes are not party to the Intercreditor Agreements, by their acceptance of the Notes they agree to be bound thereby. Certain capitalized terms used in this “—Brief Description of Intercreditor Agreements” that are not defined in this “Description of Second Priority Notes” are used as defined under “Description of Intercreditor Agreements—Certain Definitions.” For a further description of the terms of the Intercreditor Agreements, see “Description of Intercreditor Agreements.”

The Base Intercreditor Agreement generally provides that:

(1)	any Lien in respect of any ABL Priority Collateral that secures any Cash Flow Collateral Obligations shall in all respects be junior and subordinate to all Liens in respect of such ABL Priority Collateral granted to secure any ABL Obligations;

(2)	any Lien in respect of any ABL Priority Collateral that secures any ABL Obligations shall in all respects be senior and prior to all Liens in respect of such ABL Priority Collateral granted to secure any Cash Flow Collateral Obligations;

(3)	any Lien in respect of any Cash Flow Priority Collateral that secures any ABL Obligations shall in all respects be junior and subordinate to all Liens in respect of such Cash Flow Priority Collateral granted to secure any Cash Flow Collateral Obligations (except as may be separately otherwise agreed by, and solely as between, any Additional Agent and the ABL Agent on behalf of the respective creditors they represent);

(4)	any Lien in respect of any Cash Flow Priority Collateral that secures any Cash Flow Collateral Obligations shall in all respects be senior and prior to all Liens in respect of such Cash Flow Priority Collateral granted to secure any ABL Obligations (except as may be separately otherwise agreed by, and solely as between, any Additional Agent and the ABL Agent on behalf of the respective creditors they represent); and

(5)	any Lien in respect of any Collateral that secures any Cash Flow Collateral Obligations shall in all respects be pari passu and equal in priority with any Lien in respect of such Collateral that secures any other Cash Flow Collateral Obligations (except as provided in the Cash Flow Intercreditor Agreement, or as may be separately otherwise agreed by and between, and solely as among, any two or more Cash Flow Collateral Agents on behalf of the respective creditors they represent).

Lien priority as between the ABL Obligations, on the one hand, and the Second Lien Note Obligations, the Term Obligations, the First Lien Note Obligations and the Additional Obligations, on the other hand, with respect to any Collateral is governed solely by the Base Intercreditor Agreement, except as may be separately otherwise agreed in writing by or among any applicable parties thereto.

The Cash Flow Intercreditor Agreement generally provides that:

(1)	any Lien in respect of any Collateral that secures any Junior Priority Obligations shall be junior and subordinate in all respects to all Liens granted to secure any Senior Priority Obligations;

(2)	any Lien in respect of any Collateral that secures any Senior Priority Obligations shall be senior and prior in all respects to all Liens granted to secure any Junior Priority Obligations;

(3)	except as may be separately otherwise agreed by and between or among any applicable Senior Priority Agents on behalf of the respective creditors they represent, any Lien in respect of any Collateral that secures any Senior Priority Obligations shall be pari passu and equal in priority in all respects with any Lien in respect of such Collateral that secures any other Senior Priority Obligations; and

(4)	except as may be separately otherwise agreed by and between or among any applicable Junior Priority Agents on behalf of the respective creditors they represent, any Lien in respect of any Collateral that secures any Junior Priority Obligations shall be pari passu and equal in priority in all respects with any Lien in respect of such Collateral that secures any other Junior Priority Obligations.

Lien priority as between the Senior Priority Obligations and the Junior Priority Obligations with respect to any Collateral is governed solely by the Cash Flow Intercreditor Agreement, except as may be separately otherwise agreed in writing by or among any applicable parties thereto.

By their acceptance of the Notes, the Holders of the Notes authorize the Second Lien Note Agent and the Trustee, as applicable, to enter into any intercreditor agreement on behalf of, and binding with respect to, the Holders of the Notes and their interest in designated assets, in connection with the incurrence of any Additional Indebtedness, including to clarify the respective rights of all parties in and to designated assets. The Trustee will enter into any such intercreditor agreement at the request of the Company, provided that the Company will have delivered to the Trustee an Officer’s Certificate to the effect that such other intercreditor agreement complies with the provisions of the Indenture and the Note Security Documents.

The Company has the right to determine whether Additional Obligations under the Intercreditor Agreements will, as between or among such Additional Obligations and the Second Lien Note Obligations and any other Additional Obligations, rank pari passu, senior or junior with respect to the Collateral, to the extent permitted under the applicable Senior Priority Documents and Junior Priority Documents. The terms on which any Additional Obligations will rank senior in priority to the Second Lien Note Obligations with respect to the

Collateral will be set forth in the Cash Flow Intercreditor Agreement and the terms on which any Additional Obligations will rank junior in priority to the Second Lien Note Obligations with respect to the Collateral would be set forth in a separate intercreditor agreement.

Release of Collateral

The Company and the Subsidiary Guarantors will be entitled to the releases of property and other assets included in the Collateral from the Liens securing the Notes under any one or more of the following circumstances:

•	so long as any ABL Obligations are outstanding, in the case of any property or other assets constituting ABL Priority Collateral, upon the release of all Liens thereon securing ABL Obligations;

•

so long as any Term Obligations are outstanding, in the case of any property or other assets constituting Cash Flow Priority Collateral, upon the release of all Liens thereon securing Term Obligations (or, if no Term Obligations are then outstanding, all other Senior Priority Obligations (as defined in the Cash Flow Intercreditor Agreement));

•

to enable the disposition of such property or assets to any Person (other than the Company or a Subsidiary Guarantor) to the extent not prohibited under the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock”;

•

the release of Excess Collateral Proceeds or Excess Other Proceeds (whether in respect of any Asset Disposition of Collateral or non-Collateral) that remain unexpended after the conclusion of an applicable Offer conducted in accordance with the Indenture;

•	in the case of a Subsidiary Guarantor that is released from its Subsidiary Guarantee, the release of the property and assets of such Subsidiary Guarantor;

•	as described under “—Amendments and Waivers” below; or

•

as described under “Description of Intercreditor Agreements—Certain Base Intercreditor Provisions—Releases” and “Description of Intercreditor Agreements—Certain Cash Flow Intercreditor Provisions—Releases.”

The security interests in all Collateral securing the Notes and Guarantees also will be released upon (i) payment in full of the principal of, together with accrued and unpaid interest on, the Notes and all other Obligations under the Indenture, the Subsidiary Guarantees under the Indenture and the Note Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, is paid or (ii) a legal defeasance or covenant defeasance under the Indenture as described below under “—Defeasance” or a discharge of the Indenture as described under “—Satisfaction and Discharge.”

Change of Control

Upon the occurrence after the Issue Date of a Change of Control (as defined below), each Holder of Notes will have the right to require the Company to repurchase all or any part of such Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that the Company shall not be obligated to repurchase Notes pursuant to this covenant in the event that it has exercised its right to redeem all of the Notes as described under “—Optional Redemption.” The Transactions shall not constitute or give rise to a Change of Control.

The term “Change of Control” means:

(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders or a Parent, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company, provided that (x) so long as the Company is a Subsidiary of any Parent, no

“person” shall be deemed to be or become a “beneficial owner” of more than 50% of the total voting power of the Voting Stock of the Company unless such “person” shall be or become a “beneficial owner” of more than 50% of the total voting power of the Voting Stock of such Parent and (y) any Voting Stock of which any Permitted Holder is the “beneficial owner” shall not in any case be included in any Voting Stock of which any such “person” is the “beneficial owner”;

(ii) the Company merges or consolidates with or into, or sells or transfers (in one or a series of related transactions) all or substantially all of the assets of the Company and its Restricted Subsidiaries to, another Person (other than one or more Permitted Holders) and any “person” (as defined in clause (i) above), other than one or more Permitted Holders or any Parent, is or becomes the “beneficial owner” (as so defined), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the surviving Person in such merger or consolidation, or the transferee Person in such sale or transfer of assets, as the case may be, provided that (x) so long as such surviving or transferee Person is a Subsidiary of a parent Person, no “person” shall be deemed to be or become a “beneficial owner” of more than 50% of the total voting power of the Voting Stock of such surviving or transferee Person unless such “person” shall be or become a “beneficial owner” of more than 50% of the total voting power of the Voting Stock of such parent Person and (y) any Voting Stock of which any Permitted Holder is the “beneficial owner” shall not in any case be included in any Voting Stock of which any such “person” is the “beneficial owner”; or

(iii) the adoption by vote of the stockholders of the Company of a plan for the liquidation or dissolution of the Company.

In the event that, at the time of such Change of Control, the terms of any Credit Facility Indebtedness constituting Designated Senior Indebtedness restrict or prohibit the repurchase of the Notes pursuant to this covenant, then prior to the mailing of the notice to Holders provided for in the immediately following paragraph but in any event not later than 30 days following the date the Company obtains actual knowledge of any Change of Control (unless the Company has exercised its right to redeem all the Notes as described under “—Optional Redemption”), the Company shall, or shall cause one or more of its Subsidiaries to, (i) repay in full all such Credit Facility Indebtedness subject to such terms or offer to repay in full all such Credit Facility Indebtedness and repay the Credit Facility Indebtedness of each lender who has accepted such offer or (ii) obtain the requisite consent under the agreements governing such Credit Facility Indebtedness to permit the repurchase of the Notes as provided for in the immediately following paragraph. The Company shall first comply with the provisions of the immediately preceding sentence before it shall be required to repurchase Notes pursuant to the provisions described below. The Company’s failure to comply with such provisions or the provisions of the immediately following paragraph shall constitute an Event of Default described in clause (iv) and not in clause (ii) under “—Defaults” below.

Unless the Company has exercised its right to redeem all the Notes as described under “—Optional Redemption,” the Company shall, not later than 30 days following the date the Company obtains actual knowledge of any Change of Control having occurred, mail a notice (a “Change of Control Offer”) to each Holder with a copy to the Trustee stating: (1) that a Change of Control has occurred or may occur and that such Holder has, or upon such occurrence will have, the right to require the Company to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date); (2) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); (3) the instructions determined by the Company, consistent with this covenant, that a Holder must follow in order to have its Notes purchased; and (4) if such notice is mailed prior to the occurrence of a Change of Control, that such offer is conditioned on the occurrence of such Change of Control. No Note will be repurchased in part if less than the Minimum Denomination in original principal amount of such Note would be left outstanding.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

The Change of Control purchase feature is a result of negotiations between the Company and the initial purchasers. The Company has no present plans to engage in a transaction involving a Change of Control, although it is possible that the Company could decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Company’s capital structure or credit ratings. Restrictions on the ability of the Company to Incur additional Indebtedness are contained in the covenants described under “—Certain Covenants—Limitation on Indebtedness” and “—Certain Covenants—Limitation on Liens.” Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture does not contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction.

The occurrence of a Change of Control would constitute a default under each Senior Credit Agreement. Agreements governing Indebtedness of the Company may contain prohibitions of certain events that would constitute a Change of Control or require such Indebtedness to be repurchased or repaid upon a Change of Control. Agreements governing Indebtedness of the Company may prohibit the Company from repurchasing the Notes upon a Change of Control unless such Indebtedness has been repurchased or repaid (or an offer made to effect such repurchase or repayment has been made and the Indebtedness of those creditors accepting such offer has been repurchased or repaid) and/or other specified requirements have been met. Moreover, the exercise by the Holders of their right to require the Company to repurchase the Notes could cause a default under such agreements, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company and its Subsidiaries. Finally, the Company’s ability to pay cash to the Holders upon a repurchase may be limited by the Company’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. The provisions under the Indenture relating to the Company’s obligation to make an offer to purchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes. As described above under “—Optional Redemption,” the Company also has the right to redeem the Notes at specified prices, in whole or in part, upon a Change of Control or otherwise. See “Risk Factors—Risks Relating to the New Notes and Our Indebtedness—We may not be able to repurchase the New Notes upon a change of control.”

The definition of Change of Control includes a phrase relating to the sale or other transfer of “all or substantially all” of the assets of the Company and its Restricted Subsidiaries. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company and its Restricted Subsidiaries and therefore it may be unclear as to whether a Change of Control has occurred and whether the Holders of the Notes have the right to require the Company to repurchase such Notes.

Certain Covenants

The Indenture contains covenants including, among others, the covenants as described below. If on any day following the Issue Date (a) the Notes have Investment Grade Ratings from both Rating Agencies, and (b) no Default has occurred and is continuing under the Indenture, then, beginning on that day subject to the provisions of the following paragraph, the covenants specifically listed under the following captions in this “Description of Second Priority Notes” section of this prospectus (collectively, the “Suspended Covenants”) will be suspended:

(i)	“—Limitation on Indebtedness”;

(ii)	“—Limitation on Restricted Payments”;

(iii)	“—Limitation on Restrictions on Distributions from Restricted Subsidiaries”;

(iv)	“—Limitation on Sales of Assets and Subsidiary Stock”;

(v)	“—Limitation on Transactions with Affiliates”;

(vi)	“—Future Subsidiary Guarantors”; and

(vii)	clause (iii) of the first paragraph of “—Merger and Consolidation.”

During any period that the foregoing covenants have been suspended, the Board of Directors may not designate any of the Company’s Subsidiaries as Unrestricted Subsidiaries unless such designation would have complied with the covenant described under “—Limitation on Restricted Payments” as if such covenant would have been in effect during such period.

If on any subsequent date one or both of the Rating Agencies downgrade the ratings assigned to the Notes below an Investment Grade Rating, the foregoing covenants will be reinstated as of and from the date of such rating decline (any such date, a “Reversion Date”). The period of time between the suspension of covenants as set forth above and the Reversion Date is referred to as the “Suspension Period.” Upon such reinstatement, all Indebtedness Incurred during the Suspension Period will be deemed to have been Incurred under the exception provided by clause (b)(iii) of “—Limitation on Indebtedness.” With respect to Restricted Payments made after any such reinstatement, the amount of Restricted Payments will be calculated as if the covenant described under “—Limitation on Restricted Payments” had been in effect prior to, but not during, the Suspension Period. For purposes of the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock,” upon the occurrence of a Reversion Date the amount of Excess Collateral Proceeds or Excess Other Proceeds not applied in accordance with such covenant will be deemed to be reset to zero.

During the Suspension Period, any reference in the definitions of “Permitted Liens” and “Unrestricted Subsidiary” to the covenant described under “—Limitation on Indebtedness” or any provision thereof shall be construed as if such covenant were in effect during the Suspension Period.

Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of any actions taken by the Company or any Subsidiary (including for the avoidance of doubt any failure to comply with the Suspended Covenants) during any Suspension Period and the Company and any Subsidiary will be permitted, without causing a Default or Event of Default or breach of any kind under the Indenture, to honor, comply with or otherwise perform any contractual commitments or obligations entered into during a Suspension Period following a Reversion Date and to consummate the transactions contemplated thereby.

There can be no assurance that the Notes will ever achieve or maintain Investment Grade Ratings.

The Indenture contains covenants including, among others, the covenants as described below.

Limitation on Indebtedness. The Indenture provides as follows:

(a) The Company will not, and will not permit any Restricted Subsidiary to, Incur any Indebtedness; provided, however, that the Company or any Restricted Subsidiary may Incur Indebtedness if on the date of the Incurrence of such Indebtedness, after giving effect to the Incurrence thereof, the Consolidated Coverage Ratio would be equal to or greater than 2.00 to 1.00, provided, further, that the aggregate principal amount of Indebtedness that may be Incurred pursuant to the foregoing by Restricted Subsidiaries that are not Subsidiary Guarantors shall not exceed $150.0 million at any one time outstanding.

(b) Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries may Incur the following Indebtedness:

(i) Indebtedness Incurred pursuant to any Credit Facility (including but not limited to in respect of letters of credit or bankers’ acceptances issued or created thereunder) and Indebtedness Incurred other than under any Credit Facility, and (without limiting the foregoing), in each case, any Refinancing Indebtedness in respect thereof, in a maximum principal amount at any time outstanding not exceeding in the aggregate the amount equal to (A) $2,100 million, plus (B) (x) the greater of $1,700.0 million and the Borrowing Base less (y) the aggregate principal amount of Indebtedness Incurred by Special Purpose Subsidiaries that are Domestic Subsidiaries and then outstanding pursuant to clause (ix) of this paragraph (b), plus (C) in the event of any refinancing of any such Indebtedness, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing;

(ii) Indebtedness (A) of any Restricted Subsidiary to the Company or (B) of the Company or any Restricted Subsidiary to any Restricted Subsidiary; provided, that any such Indebtedness owed to a Restricted Subsidiary that is not a Subsidiary Guarantor shall be expressly subordinated in right of payment to all obligations of the obligor with respect to the Notes and all Subsidiary Guarantees and provided, further, that any subsequent issuance or transfer of any Capital Stock of such Restricted Subsidiary to which such Indebtedness is owed, or other event, that results in such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of such Indebtedness (except to the Company or a Restricted Subsidiary) will be deemed, in each case, an Incurrence of such Indebtedness by the issuer thereof not permitted by this clause (ii);

(iii) Indebtedness represented by the Notes and the Senior Unsecured Notes issued on the Issue Date (or issued in respect thereof or in exchange therefor), any Indebtedness (other than the Indebtedness described in clause (i) or (ii) above) outstanding on the Issue Date, any Indebtedness represented by Senior Unsecured Notes issued in connection with the payment of PIK Interest (as defined in the Senior Unsecured Indenture), and any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (iii) or paragraph (a) above;

(iv) Purchase Money Obligations and Capitalized Lease Obligations, and any Refinancing Indebtedness with respect thereto; provided that the aggregate principal amount of such Purchase Money Obligations Incurred to finance the acquisition of Capital Stock of any Person at any time outstanding pursuant to this clause shall not exceed an amount equal to the greater of $150.0 million and 3.0% of Consolidated Tangible Assets;

(v) Indebtedness (A) supported by a letter of credit issued pursuant to any Credit Facility in a principal amount not exceeding the face amount of such letter of credit or (B) consisting of accommodation guarantees for the benefit of trade creditors of the Company or any of its Restricted Subsidiaries;

(vi)(A) Guarantees by the Company or any Restricted Subsidiary of Indebtedness or any other obligation or liability of the Company or any Restricted Subsidiary (other than any Indebtedness Incurred by the Company or such Restricted Subsidiary, as the case may be, in violation of the covenant described under “—Limitation on Indebtedness”), or (B) without limiting the covenant described under “—Limitation on Liens,” Indebtedness of the Company or any Restricted Subsidiary arising by reason of any Lien granted by or applicable to such Person securing Indebtedness of the Company or any Restricted Subsidiary (other than any Indebtedness Incurred by the Company or such Restricted Subsidiary, as the case may be, in violation of the covenant described under “—Limitation on Indebtedness”);

(vii) Indebtedness of the Company or any Restricted Subsidiary (A) arising from the honoring of a check, draft or similar instrument drawn against insufficient funds, provided that such Indebtedness is extinguished within five Business Days of its Incurrence, or (B) consisting of guarantees, indemnities, obligations in respect of earnouts or other purchase price adjustments, or similar obligations, Incurred in connection with the acquisition or disposition of any business, assets or Person;

(viii) Indebtedness of the Company or any Restricted Subsidiary in respect of (A) letters of credit, bankers’ acceptances or other similar instruments or obligations issued, or relating to liabilities or obligations incurred, in the ordinary course of business (including those issued to governmental entities in connection with self-insurance under applicable workers’ compensation statutes), or (B) completion guarantees, surety, judgment, appeal or performance bonds, or other similar bonds, instruments or obligations, provided, or relating to liabilities or obligations incurred, in the ordinary course of business, or (C) Hedging Obligations, entered into for bona fide hedging purposes, or (D) Management Guarantees or Management Indebtedness, or (E) the financing of insurance premiums in the ordinary course of business, or (F) take-or-pay obligations under supply arrangements incurred in the ordinary course of business, or (G) netting, overdraft protection and other arrangements arising under standard business terms of any bank at which the Company or any Restricted Subsidiary maintains an overdraft, cash pooling or other similar facility or arrangement, or (H) Junior Capital (in an amount not to exceed $100.0 million in the aggregate at any time outstanding), or (I) Bank Products Obligations;

(ix) Indebtedness (A) of a Special Purpose Subsidiary secured by a Lien on all or part of the assets disposed of in, or otherwise Incurred in connection with, a Financing Disposition or (B) otherwise Incurred in connection with a Special Purpose Financing; provided that (1) such Indebtedness is not recourse to the Company or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings), (2) in the event such Indebtedness shall become recourse to the Company or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings), such Indebtedness will be deemed to be, and must be classified by the Company as, Incurred at such time (or at the time initially Incurred) under one or more of the other provisions of this covenant for so long as such Indebtedness shall be so recourse; and (3) in the event that at any time thereafter such Indebtedness shall comply with the provisions of the preceding subclause (1), the Company may classify such Indebtedness in whole or in part as Incurred under this clause (b)(ix) of this covenant;

(x) Contribution Indebtedness and any Refinancing Indebtedness with respect thereto;

(xi) Indebtedness of (A) the Company or any Restricted Subsidiary Incurred to finance or refinance, or otherwise Incurred in connection with, any acquisition of any assets (including Capital Stock), business or Person, or any merger or consolidation of any Person with or into the Company or any Restricted Subsidiary, or (B) any Person that is acquired by or merged or consolidated with or into the Company or any Restricted Subsidiary (including Indebtedness thereof Incurred in connection with any such acquisition, merger or consolidation), provided that on the date of such acquisition, merger or consolidation, after giving effect thereto, either (1) the Company could Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) above or (2) the Consolidated Coverage Ratio of the Company would equal or exceed the Consolidated Coverage Ratio of the Company immediately prior to giving effect thereto; and any Refinancing Indebtedness with respect to any such Indebtedness;

(xii) Indebtedness of the Company or any Restricted Subsidiary Incurred as consideration in connection with any acquisition of any assets (including Capital Stock), business or Person, or any merger or consolidation of any Person with or into the Company or any Restricted Subsidiary, and any Refinancing Indebtedness with respect thereto, in an aggregate principal amount at any time outstanding not exceeding $100.0 million; and

(xiii) Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount at any time outstanding not exceeding an amount equal to the greater of $150.0 million and 3.5% of Consolidated Tangible Assets.

(c) For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant, (i) any other obligation of the obligor on such Indebtedness (or of any other Person who could have Incurred such Indebtedness under this covenant) arising under any Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation supporting such Indebtedness shall be disregarded to the extent that such Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation secures the principal amount of such Indebtedness; (ii) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in paragraph (b) above, the Company, in its sole discretion, shall classify such item of Indebtedness and may include the amount and type of such Indebtedness in one or more of such clauses (including in part under one such clause and in part under another such clause); provided that any Indebtedness Incurred pursuant to clause (b)(iv) of this covenant as limited by the proviso thereto, or clause (b)(xiii) of this covenant shall, at the Company’s election, cease to be deemed Incurred or outstanding for purposes of such clause but shall be deemed Incurred for the purposes of paragraph (a) of this covenant from and after the first date on which such Restricted Subsidiary could have Incurred such Indebtedness under paragraph (a) of this covenant without reliance on such clause; (iii) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP; and (iv) the principal amount of Indebtedness outstanding under any clause of paragraph (b) above shall be determined after giving effect to the application of proceeds of any such Indebtedness to refinance any such other Indebtedness. Any Indebtedness Incurred by the Company on the Issue Date under the Senior First Priority Notes, the Senior Term Facility or the Senior ABL Facility shall be classified as Incurred under clause (b)(i) of this covenant.

(d) For purposes of determining compliance with any dollar denominated restriction on the Incurrence of Indebtedness denominated in a foreign currency, the dollar equivalent principal amount of such Indebtedness Incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness, provided that (x) the dollar equivalent principal amount of any such Indebtedness outstanding on the Issue Date shall be calculated based on the relevant currency exchange rate in effect on the Issue Date, (y) if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency (or in a different currency from such Indebtedness so being Incurred), and such refinancing would cause the applicable dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such dollar denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount (whichever is higher) of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing and (z) the dollar equivalent principal amount of Indebtedness denominated in a foreign currency and Incurred pursuant to a Senior Credit Facility shall be calculated based on the relevant currency exchange rate in effect on, at the Company’s option, (i) the Issue Date, (ii) any date on which any of the respective commitments under such Senior Credit Facility shall be reallocated between or among facilities or subfacilities thereunder, or on which such rate is otherwise calculated for any purpose thereunder, or (iii) the date of such Incurrence. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Limitation on Restricted Payments. The Indenture provides as follows:

(a) The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any such payment in connection with any merger or consolidation to which the Company is a party) except (x) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and (y) dividends or distributions payable to the Company or any Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to other holders of its Capital Stock on no more than a pro rata basis, measured by value), (ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company held by Persons other than the Company or a Restricted Subsidiary (other than any acquisition of Capital Stock deemed to occur upon the exercise of options if such Capital Stock represents a portion of the exercise price thereof), (iii) voluntarily purchase, repurchase, redeem, defease or otherwise voluntarily acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Senior Unsecured Indebtedness or Subordinated Obligations (other than a purchase, repurchase, redemption, defeasance or other acquisition or retirement for value in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such acquisition or retirement, not made by exchange for, or out of the proceeds of, the Incurrence of Secured Indebtedness (as defined below) other than up to $300.0 million of borrowings under the Senior ABL Facility in the aggregate) or (iv) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, purchase, repurchase, redemption, defeasance, other acquisition or retirement or Investment being herein referred to as a “Restricted Payment”), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment and after giving effect thereto:

(1) a Default shall have occurred and be continuing (or would result therefrom);

(2) the Company could not Incur at least an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “—Limitation on Indebtedness”; or

(3) the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a resolution of the Board of Directors) declared or made subsequent to the Issue Date and then outstanding would exceed, without duplication, the sum of:

(A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) beginning on April 30, 2012 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which consolidated financial statements of the Company are available (or, in case such Consolidated Net Income shall be a negative number, 100% of such negative number);

(B) the aggregate Net Cash Proceeds and the fair value (as determined in good faith by the Company) of property or assets received (x) by the Company as capital contributions to the Company after the Issue Date or from the issuance or sale (other than to a Restricted Subsidiary) of its Capital Stock (other than Disqualified Stock or Designated Preferred Stock) after the Issue Date (other than Excluded Contributions and Contribution Amounts) or (y) by the Company or any Restricted Subsidiary from the Incurrence by the Company or any Restricted Subsidiary after the Issue Date of Indebtedness that shall have been converted into or exchanged for Capital Stock of the Company (other than Disqualified Stock or Designated Preferred Stock) or Capital Stock of any Parent, plus the amount of any cash and the fair value (as determined in good faith by the Company) of any property or assets, received by the Company or any Restricted Subsidiary upon such conversion or exchange;

(C)(i) the aggregate amount of cash and the fair value (as determined in good faith by the Company) of any property or assets received from dividends, distributions, interest payments, return of capital, repayments of Investments or other transfers of assets to the Company or any Restricted Subsidiary from any Unrestricted Subsidiary, including dividends or other distributions related to dividends or other distributions made pursuant to clause (x) of the following paragraph (b), plus (ii) the aggregate amount resulting from the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary (valued in each case as provided in the definition of “Investment”); and

(D) in the case of any disposition or repayment of any Investment constituting a Restricted Payment (without duplication of any amount deducted in calculating the amount of Investments at any time outstanding included in the amount of Restricted Payments or in the calculation of availability under paragraph (b) of this covenant), the aggregate amount of cash and the fair value (as determined in good faith by the Company) of any property or assets received by the Company or a Restricted Subsidiary with respect to all such dispositions and repayments.

(b) The provisions of the foregoing paragraph (a) do not prohibit any of the following (each, a “Permitted Payment”):

(i)(x) any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Capital Stock of the Company (“Treasury Capital Stock”), Senior Unsecured Indebtedness or

Subordinated Obligations made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the issuance or sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary) (“Refunding Capital Stock”) or a capital contribution to the Company, in each case other than Excluded Contributions and Contribution Amounts; provided, that the Net Cash Proceeds from such issuance, sale or capital contribution shall be excluded in subsequent calculations under clause (3)(B) of the preceding paragraph (a) and (y) if immediately prior to such acquisition or retirement of such Treasury Capital Stock, dividends thereon were permitted pursuant to clause (xi) of this paragraph (b), dividends on such Refunding Capital Stock in an aggregate amount per annum not exceeding the aggregate amount per annum of dividends so permitted on such Treasury Capital Stock;

(ii) any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Senior Unsecured Indebtedness or Subordinated Obligations (v) made by exchange for, or out of the proceeds of the Incurrence of, Indebtedness of the Company or Refinancing Indebtedness Incurred in compliance with the covenant described under “— Limitation on Indebtedness” (provided that (x) if such Indebtedness is Incurred pursuant to clause (b)(i) of such covenant and (1) has Senior Lien Priority, then on the date of such Incurrence after giving effect thereto, the Consolidated Senior Priority Leverage Ratio shall not exceed 3.25 to 1.0, or (2) has Pari Passu Lien Priority, then on the date of such Incurrence after giving effect thereto, the Consolidated Secured Leverage Ratio shall not exceed 4.5 to 1.0 (any such Indebtedness, “Secured Indebtedness”), and (y) in the case of any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Indebtedness incurred pursuant to clause (b)(viii)(H) of the covenant described under “—Limitation on Indebtedness,” such Indebtedness or Refinancing Indebtedness shall be solely comprised of Subordinated Obligations), (w) from Net Available Cash or an equivalent amount to the extent permitted by the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock,” (x) following the occurrence of a Change of Control (or other similar event described therein as a “change of control”), but only if the Company shall have complied with the covenant described under “—Change of Control” and, if required, purchased all Notes tendered pursuant to the offer to repurchase all the Notes required thereby, prior to purchasing or repaying such Senior Unsecured Indebtedness or Subordinated Obligations, (y) constituting Acquired Indebtedness or (z) constituting Indebtedness of the Company or any Restricted Subsidiary to a Restricted Subsidiary that is not a Subsidiary Guarantor that has been subordinated pursuant to clause (b)(ii) of the covenant described under “—Limitation on Indebtedness”;

(iii) any dividend paid or redemption made within 60 days after the date of declaration thereof or of the giving of notice thereof, as applicable, if at such date of declaration or notice such dividend or redemption would have complied with the preceding paragraph (a);

(iv) Investments or other Restricted Payments in an aggregate amount outstanding at any time not to exceed the amount of Excluded Contributions;

(v) loans, advances, dividends or distributions by the Company to any Parent to permit any Parent to repurchase or otherwise acquire its Capital Stock (including any options, warrants or other rights in respect thereof), or payments by the Company to repurchase or otherwise acquire Capital Stock of any Parent or the Company (including any options, warrants or other rights in respect thereof), in each case from Management Investors (including any repurchase or acquisition by reason of the Company or any Parent retaining any Capital Stock, option, warrant or other right in respect of tax withholding obligations, and any related payment in respect of any such obligation), such payments, loans, advances, dividends or distributions not to exceed an amount (net of repayments of any such loans or advances) equal to (x)(1) $50.0 million, plus (2) $10.0 million multiplied by the number of calendar years that have commenced since the Issue Date, plus (y) the Net Cash Proceeds received by the Company since the Issue Date from, or as a capital contribution from, the issuance or sale to Management Investors of Capital Stock (including any options, warrants or other rights in respect thereof), to the extent such Net Cash Proceeds are not included in any calculation under clause (3)(B)(x) of the preceding paragraph (a), plus (z) the cash proceeds of key man life insurance policies received by the Company or any Restricted Subsidiary (or by any Parent and contributed to the Company) since the Issue Date to the extent such cash proceeds are not included in any calculation under clause (3)(A) of the preceding paragraph (a); provided that any cancellation of Indebtedness owing to the Company or any Restricted Subsidiary by any Management Investor in connection with any repurchase or other acquisition of Capital Stock (including any options, warrants or other rights in respect thereof) from any Management Investor shall not constitute a Restricted Payment for purposes of this covenant or any other provision of the applicable Indenture;

(vi) the payment by the Company of, or loans, advances, dividends or distributions by the Company to any Parent to pay, dividends on the common stock or equity of the Company or any Parent following a public offering of such common stock or equity in an amount not to exceed in any fiscal year 6.0% of the aggregate gross proceeds received by the Company (whether directly, or indirectly through a contribution to common equity capital) in or from such public offering;

(vii) Restricted Payments (including loans or advances) in an aggregate amount outstanding at any time not to exceed an amount (net of repayments of any such loans or advances) equal to the greater of $50.0 million and 1.0% of Consolidated Tangible Assets;

(viii) loans, advances, dividends or distributions to any Parent or other payments by the Company or any Restricted Subsidiary (A) to satisfy or permit any Parent to satisfy obligations under the Management Agreements, (B) pursuant to the Tax Sharing Agreement, or (C) to pay or permit any Parent to pay any Parent Expenses or any Related Taxes;

(ix) payments by the Company, or loans, advances, dividends or distributions by the Company to any Parent to make payments, to holders of Capital Stock of the Company or any Parent in lieu of issuance of fractional shares of such Capital Stock, not to exceed $5.0 million in the aggregate outstanding at any time;

(x) dividends or other distributions of, or Investments paid for or made with, Capital Stock, Indebtedness or other securities of Unrestricted Subsidiaries;

(xi)(A) dividends on any Designated Preferred Stock of the Company issued after the Issue Date, provided that at the time of such issuance and after giving effect thereto on a pro forma basis, the Consolidated Coverage Ratio would be at least 2.00 to 1.00 and, in the case of cash dividends on Designated Preferred Stock, such dividend shall for purposes of the determination of such Consolidated Coverage Ratio be deemed to constitute Consolidated Interest Expense, or (B) any dividend on Refunding Capital Stock that is Preferred Stock in excess of the amount of dividends thereon permitted by clause (i) of this paragraph (b), provided that at the time of the declaration of such dividend and after giving effect thereto on a pro forma basis, the Consolidated Coverage Ratio would be at least 2.00 to 1.00 and, in the case of cash dividends on Refunding Capital Stock, such dividend shall for purposes of the determination of such Consolidated Coverage Ratio be deemed to constitute Consolidated Interest Expense, or (C) loans, advances, dividends or distributions to any Parent to permit dividends on any Designated Preferred Stock of any Parent issued after the Issue Date, in an amount (net of repayments of any such loans or advances) not exceeding the aggregate cash proceeds received by the Company from the issuance or sale of such Designated Preferred Stock of such Parent;

(xii) Investments in Unrestricted Subsidiaries in an aggregate amount outstanding at any time not exceeding the greater of $75.0 million and 1.5% of Consolidated Tangible Assets;

(xiii) distributions or payments of Special Purpose Financing Fees;

(xiv) dividends to holders of any class or series of Disqualified Stock, or of any Preferred Stock of a Restricted Subsidiary, Incurred in accordance with the terms of the covenant described under “—Limitation on Indebtedness” above; and

(xv) any Restricted Payment pursuant to or in connection with the Transactions or the 2007 Transactions;

provided, that (A) in the case of clauses (i)(y), (iii), (vi), (ix) and (xi)(B), the net amount of any such Permitted Payment shall be included in subsequent calculations of the amount of Restricted Payments, (B) in all cases other than pursuant to clause (A) immediately above, the net amount of any such Permitted Payment shall be excluded in subsequent calculations of the amount of Restricted Payments and (C) solely with respect to clause (vii), no Default or Event of Default shall have occurred or be continuing at the time of any such Permitted Payment after giving effect thereto. The Company, in its sole discretion, may classify any Investment or other Restricted Payment as being made in part under one of the provisions of this covenant (or, in the case of any Investment, the clauses of Permitted Investments) and in part under one or more other such provisions (or, as applicable, clauses).

(c) Notwithstanding the foregoing provisions of this covenant, the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay any cash dividend or make any cash distribution on or in respect of the Company’s Capital Stock or purchase for cash or otherwise acquire for cash any Capital Stock of the Company or any Parent, for the purpose of paying any cash dividend or making any cash distribution to, or acquiring Capital Stock of the Company or any Parent for cash from, the Investors, or Guarantee any Indebtedness of any Affiliate of the Company for the purpose of paying such dividend, making such distribution or so acquiring such Capital Stock to or from the Investors, in each case by means of utilization of the cumulative Restricted Payment credit provided by clause (3) of the preceding paragraph (a), or the exceptions provided by clause (iii), (vii), (x) or (xii) of the preceding paragraph (b) or clause (xv) or (xviii) of the definition of “Permitted Investments,” unless at the time and after giving effect to such payment, (x) the Consolidated Total Leverage Ratio of the Company would have been equal to or less than 6.0 to 1.0 and (y) such payment is otherwise in compliance with this covenant.

Notwithstanding any other provision of the Indenture, the Indenture shall not restrict any redemption or other payment by the Company or any Restricted Subsidiary made as a Mandatory Principal Redemption (as defined in the Senior Unsecured Indenture) in respect of the Senior Unsecured Notes or any similar “AHYDO saver” provision of any other agreement or instrument in respect of Senior Unsecured Indebtedness, and the Company’s determination in good faith of any Mandatory Principal Redemption Amount (as so defined) or the amount of any such similar “AHYDO saver” payment shall be conclusive and binding for all purposes under the Indenture.

Limitation on Restrictions on Distributions from Restricted Subsidiaries. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company or, in the case of a Restricted Subsidiary that is not a Subsidiary Guarantor, to a Subsidiary Guarantor, (ii) make any loans or advances to the Company or, in the case of a Restricted Subsidiary that is not a Subsidiary Guarantor, to a Subsidiary Guarantor or (iii) transfer any of its property or assets to the Company or, in the case of a Restricted Subsidiary that is not a Subsidiary Guarantor, to a Subsidiary Guarantor (provided that dividend or liquidation priority between classes of Capital Stock, or subordination of any obligation (including the application of any remedy bars thereto) to any other obligation, will not be deemed to constitute such an encumbrance or restriction), except any encumbrance or restriction:

(1) pursuant to an agreement or instrument in effect at or entered into on the Issue Date, any Credit Facility, the Indenture, the Note Security Documents, the Intercreditor Agreements, the Notes, the Senior First Priority Note Documents, the Senior First Priority Notes, the Senior Unsecured Indenture, the Senior Unsecured Notes, the Senior Subordinated Indenture or the Senior Subordinated Notes;

(2) pursuant to any agreement or instrument of a Person, or relating to Indebtedness or Capital Stock of a Person, which Person is acquired by or merged or consolidated with or into the Company or any Restricted Subsidiary, or which agreement or instrument is assumed by the Company or any Restricted Subsidiary in connection with an acquisition of assets from such Person, as in effect at the time of such acquisition, merger or consolidation (except to the extent that such Indebtedness was incurred to finance, or otherwise in connection with, such acquisition, merger or consolidation); provided that for purposes of this clause (2), if a Person other than the Company is the Successor Company with respect thereto, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed, as the case may be, by the Company or a Restricted Subsidiary, as the case may be, when such Person becomes such Successor Company;

(3) pursuant to an agreement or instrument (a “Refinancing Agreement”) effecting a refinancing of Indebtedness Incurred pursuant to, or that otherwise extends, renews, refunds, refinances or replaces, an agreement or instrument referred to in clause (1) or (2) of this covenant or this clause (3) (an “Initial Agreement”) or contained in any amendment, supplement or other modification to an Initial Agreement (an “Amendment”); provided, however, that the encumbrances and restrictions contained in any such Refinancing Agreement or Amendment taken as a whole are not materially less favorable to the Holders of the Notes than encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such Refinancing Agreement or Amendment relates (as determined in good faith by the Company);

(4)(A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any lease, license or other contract, (B) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture, (C) contained in mortgages, pledges or other security agreements securing Indebtedness of a Restricted Subsidiary to the extent restricting the transfer of the property or assets subject thereto, (D) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary, (E) pursuant to Purchase Money Obligations that impose encumbrances or restrictions on the property or assets so acquired, (F) on cash or other deposits, net worth or inventory imposed by customers or suppliers under agreements entered into in the ordinary course of business, (G) pursuant to customary provisions contained in agreements and instruments entered into in the ordinary course of business (including but not limited to leases and licenses) or in joint venture and other similar agreements, (H) that arises or is agreed to in the ordinary course of business and does not detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or such Restricted Subsidiary, (I) pursuant to Hedging Obligations entered into for bona fide hedging purposes or (J) pursuant to Bank Products Obligations;

(5) with respect to a Restricted Subsidiary (or any of its property or assets), imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(6) by reason of any applicable law, rule, regulation or order, or required by any regulatory authority having jurisdiction over the Company or any Restricted Subsidiary or any of their businesses; or

(7) pursuant to an agreement or instrument (A) relating to any Indebtedness permitted to be Incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “—Limitation on Indebtedness” (i) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Holders of the Notes than the encumbrances and restrictions contained in the Initial Agreements (as determined in good faith by the Company), or (ii) if such encumbrance or restriction is not materially more disadvantageous to the Holders of the Notes than is customary in comparable financings (as determined in good faith by the Company) and either (x) the Company determines in good faith that such encumbrance or restriction will not materially affect the Company’s ability to make principal or interest payments on the Notes or (y) such encumbrance or restriction applies only if a default occurs in respect of a payment or financial covenant relating to such Indebtedness, (B) relating to any sale of receivables by or Indebtedness of a Foreign Subsidiary or (C) relating to Indebtedness of or a Financing Disposition by or to or in favor of any Special Purpose Entity.

Limitation on Sales of Assets and Subsidiary Stock. The Indenture provides as follows:

(a) The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless

(i) the Company or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the fair market value of the shares and assets subject to such Asset Disposition, as such fair market value shall be determined in good faith by the Company, which determination shall be conclusive (including as to the value of all noncash consideration),

(ii) in the case of any Asset Disposition (or series of related Asset Dispositions) having a fair market value of $25.0 million or more, at least 75.0% of the consideration therefor (excluding, in the case of an Asset Disposition (or series of related Asset Dispositions), any consideration by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, that are not Indebtedness) received by the Company or such Restricted Subsidiary is in the form of cash, and

(iii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or any Restricted Subsidiary, as the case may be) in accordance with paragraph (b) or (c) below, as applicable.

(b) To the extent that such Net Available Cash is from an Asset Disposition of any Collateral, an amount equal to 100% of such Net Available Cash is applied by the Company (or any Restricted Subsidiary, as the case may be) as follows:

(A) first, either (x) to the extent that such Net Available Cash is from an Asset Disposition of any ABL Priority Collateral, and to the extent that the Company elects (or is required by the terms of any Indebtedness under the Senior ABL Facility or any other Indebtedness constituting ABL Obligations), to prepay, repay or purchase any such Indebtedness or (in the case of letters of credit, bankers’ acceptances or other similar instruments) cash collateralize any such Indebtedness within 450 days after the later of the date of such Asset Disposition and the date of receipt of such Net Available Cash, or (y) to the extent that the Company elects (or is required by the terms of any Indebtedness under the Senior Term Facility or any other Indebtedness having Senior Lien Priority), to prepay, repay or purchase any such Indebtedness or (in the case of letters of credit, bankers’ acceptances or other similar instruments) cash collateralize any such Indebtedness within 450 days after the later of the date of such Asset Disposition and the date of receipt of such Net Available Cash, or (z) to the extent that the Company or such Restricted Subsidiary elects, to invest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary with an amount equal to Net Available Cash received by the Company or another Restricted Subsidiary) within 450 days from the later of the date of such Asset Disposition and the date of receipt of such Net Available Cash, or, if such investment in Additional Assets is a project authorized by the Board of Directors that will take longer than such 450 days to complete, the period of time necessary to complete such project;

(B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A) above (such balance, the “Excess Collateral Proceeds”), to make an offer to purchase Notes and (to the extent the Company or such Restricted Subsidiary elects, or is required by the terms thereof) to purchase, redeem or repay any Additional Obligations of the Company or a Restricted Subsidiary, or any other Indebtedness having Senior Lien Priority or Pari Passu Lien Priority, pursuant and subject to the conditions of the Indenture and the agreements governing such other Indebtedness; and

(C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B) above, to fund (to the extent consistent with any other applicable provision of the Indenture) any general corporate purpose (including but not limited to the repurchase, repayment or other acquisition or retirement of any Senior Unsecured Indebtedness or Subordinated Obligations);

provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A)(y) or (B) above, the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

Notwithstanding the foregoing provisions of this paragraph (b), the Company and the Restricted Subsidiaries shall not be required to apply any Net Available Cash or equivalent amount in accordance with this paragraph (b) except to the extent that the aggregate Net Available Cash from all Asset Dispositions subject to this paragraph (b) or equivalent amount that is not applied in accordance with this paragraph (b) exceeds $75.0 million. If the aggregate principal amount of Notes and/or other Indebtedness of the Company or a Restricted Subsidiary validly tendered and not withdrawn (or otherwise subject to purchase, redemption or repayment) in connection with an offer pursuant to clause (B) above exceeds the Excess Collateral Proceeds, the Excess Collateral Proceeds will be apportioned between such Notes and such other Indebtedness of the Company or a Restricted Subsidiary, with the portion of the Excess Collateral Proceeds payable in respect of such Notes to equal the lesser of (x) the Excess Collateral Proceeds amount multiplied by a fraction, the numerator of which is the outstanding principal amount of such Notes and the denominator of which is the sum of the outstanding principal amount of the Notes and the outstanding principal amount of the relevant other Indebtedness of the Company or a Restricted Subsidiary, and (y) the aggregate principal amount of Notes validly tendered and not withdrawn.

(c) To the extent that such Net Available Cash is from an Asset Disposition of any assets not constituting Collateral (“Other Assets”), an amount equal to 100% of such Net Available Cash is applied by the Company (or any Restricted Subsidiary, as the case may be) as follows:

(A) first, either (x) to the extent that the Company elects (or is required by the terms of any Credit Facility Indebtedness, any Senior Indebtedness of the Company or any Subsidiary Guarantor or any Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor), to prepay, repay or purchase any such Indebtedness or (in the case of letters of credit, bankers’ acceptances or other similar instruments) cash collateralize any such Indebtedness (in each case other than Indebtedness owed to the Company or a Restricted Subsidiary) within 450 days after the later of the date of such Asset Disposition and the date of receipt of such Net Available Cash, or (y) to the extent that the Company or such Restricted Subsidiary elects, to invest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary with an amount equal to Net Available Cash received by the Company or another Restricted Subsidiary) within 450 days from the later of the date of such Asset Disposition and the date of receipt of such Net Available Cash, or, if such investment in Additional Assets is a project authorized by the Board of Directors that will take longer than such 450 days to complete, the period of time necessary to complete such project;

(B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A) above (such balance, the “Excess Other Proceeds”), to make an offer to purchase Notes and (to the extent the Company or such Restricted Subsidiary elects, or is required by the terms thereof) to purchase, redeem or repay any Additional Obligations of the Company or a Restricted Subsidiary, or any other Indebtedness having Senior Lien Priority or Pari Passu Lien Priority, pursuant and subject to the conditions of the Indenture and the agreements governing such other Indebtedness; and

(C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B) above, to fund (to the extent consistent with any other applicable provision of the Indenture) any general corporate purpose (including but not limited to the repurchase, repayment or other acquisition or retirement of any Senior Unsecured Indebtedness or Subordinated Obligations);

provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (B) above, the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

Notwithstanding the foregoing provisions of this paragraph (c), the Company and the Restricted Subsidiaries shall not be required to apply any Net Available Cash or equivalent amount in accordance with this paragraph (c) except to the extent that the aggregate Net Available Cash from all Asset Dispositions subject to this paragraph (c) or equivalent amount that is not applied in accordance with this paragraph (c) exceeds $75.0 million. If the aggregate principal amount of Notes and/or other Indebtedness of the Company or a Restricted Subsidiary validly tendered and not withdrawn (or otherwise subject to purchase, redemption or repayment) in connection with an offer pursuant to clause (B) above exceeds the Excess Other Proceeds, the Excess Other Proceeds will be apportioned between such Notes and such other Indebtedness of the Company or a Restricted Subsidiary, with the portion of the Excess Other Proceeds payable in respect of such Notes to equal the lesser of (x) the Excess Other Proceeds amount multiplied by a fraction, the numerator of which is the outstanding principal amount of such Notes and the denominator of which is the sum of the outstanding principal amount of the Notes and the outstanding principal amount of the relevant other Indebtedness of the Company or a Restricted Subsidiary, and (y) the aggregate principal amount of Notes validly tendered and not withdrawn.

(d) For the purposes of clause (ii) of paragraph (a) above, the following are deemed to be cash: (1) Temporary Cash Investments and Cash Equivalents, (2) the assumption of Indebtedness of the Company (other than Disqualified Stock of the Company) or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on payment of the principal amount of such Indebtedness in connection with such Asset Disposition, (3) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Company and each other Restricted Subsidiary are released from any Guarantee of payment of the principal amount of such Indebtedness in connection with such Asset Disposition, (4) securities received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days, (5) consideration consisting of Indebtedness of the Company or any Restricted Subsidiary, (6) Additional Assets and (7) any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in an Asset Disposition having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause, not to exceed an aggregate amount at any time outstanding equal to the greater of $125.0 million and 2.5% of Consolidated Tangible Assets (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value).

(e) In the event of an Asset Disposition that requires the purchase of Notes pursuant to clause (B) of paragraph (b) or (c) above, the Company will be required to purchase Notes tendered pursuant to an offer by the Company for the Notes (the “Offer”) at a purchase price of 100% of their principal amount plus accrued and unpaid interest to the date of purchase in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the Notes tendered pursuant to the Offer is less than the Net Available Cash allotted to the purchase of Notes, the remaining Net Available Cash will be available to the Company for use in accordance with clause (B) of paragraph (b) or (c) above (to repay other Indebtedness of the Company or a Restricted Subsidiary) or clause (C) of paragraph (b) or (c) above. The Company shall not be required to make an Offer for Notes pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clause (A) of paragraph (b) or (c) above, as applicable) is less than $75.0 million for any particular Asset Disposition (which lesser amounts shall be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). No Note will be repurchased in part if less than the Minimum Denomination in original principal amount of such Note would be left outstanding.

(f) For the purposes of paragraphs (b) and (c) of this covenant, (i) in the event of any Asset Disposition of Capital Stock of a Person that has any right, title or interest to or in assets constituting both Collateral and Other Assets, such Asset Disposition shall instead be deemed to be an Asset Disposition of such assets, and the Company shall allocate the Net Available Cash from such Asset Disposition between the Collateral and the Other Assets in proportion to their respective fair market values as determined by the Company in good faith (which determination shall be conclusive), (ii) any Asset Disposition of Capital Stock of any Person that has any right, title or interest to or in assets constituting only Other Assets will be subject to paragraph

(c) and not paragraph (b) of this covenant, and (iii) any Asset Disposition of Capital Stock of any Person that has any right, title or interest to or in assets constituting only Collateral will be subject to paragraph (b) and not paragraph (c) of this covenant.

(g) The Company shall, not later than 45 days after the Company becomes obligated to make an Offer pursuant to this covenant, mail a notice to each Holder with a copy to the Trustee stating: (1) that an Asset Disposition that requires the purchase of a portion of the Notes has occurred and that such Holder has the right (subject to the prorating described below) to require the Company to purchase a portion of such Holder’s Notes at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to provisions in the applicable Indenture regarding the preservation of payment of interest rights); (2) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed; (3) the instructions determined by the Company, consistent with this covenant, that a Holder must follow in order to have its Notes purchased; and (4) the amount of the Offer. If, upon the expiration of the period for which the Offer remains open, the aggregate principal amount of Notes surrendered by Holder exceeds the amount of the Offer, the Company shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of the Minimum Denomination or integral multiples of $1,000 in excess thereof shall be purchased).

(h) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

Limitation on Transactions with Affiliates. The Indenture provides as follows:

(a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) involving aggregate consideration in excess of $10.0 million unless (i) the terms of such Affiliate Transaction are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time in a transaction with a Person who is not such an Affiliate and (ii) if such Affiliate Transaction involves aggregate consideration in excess of $40.0 million, the terms of such Affiliate Transaction have been approved by a majority of the Board of Directors. For purposes of this paragraph, any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in this paragraph if (x) such Affiliate Transaction is approved by a majority of the Disinterested Directors or (y) in the event there are no Disinterested Directors, a fairness opinion is provided by a nationally recognized appraisal or investment banking firm with respect to such Affiliate Transaction.

(b) The provisions of the preceding paragraph (a) do not apply to:

(i) any Restricted Payment Transaction,

(ii)(1) the entering into, maintaining or performance of any employment or consulting contract, collective bargaining agreement, benefit plan, program or arrangement, related trust agreement or any other similar arrangement for or with any current or former employee, officer, director or consultant of or to the Company, any Restricted Subsidiary or any Parent heretofore or hereafter entered into in the ordinary course of business, including vacation, health, insurance, deferred compensation, severance, retirement, savings or other similar plans, programs or arrangements, (2) payments, compensation, performance of indemnification or contribution obligations, the making or cancellation of loans or any issuance, grant or award of stock, options, other equity related interests or other securities, to any such employees, officers, directors or consultants in the ordinary course of business, (3) the payment of reasonable fees to directors of the Company or any of its Subsidiaries or any Parent (as determined in good faith by the Company, such Subsidiary or such Parent), (4) any transaction with an officer or director of the Company or any of its Subsidiaries or any Parent in the ordinary course of business not involving more than $100,000 in any one case or (5) Management Advances and payments in respect thereof (or in reimbursement of any expenses referred to in the definition of such term),

(iii) any transaction between or among any of the Company, one or more Restricted Subsidiaries, and/or one or more Special Purpose Entities,

(iv) any transaction arising out of agreements or instruments in existence on the Issue Date (other than any Tax Sharing Agreement or Management Agreement referred to in clause (b)(vii) of this covenant), and any payments made pursuant thereto,

(v) any transaction in the ordinary course of business on terms that are fair to the Company and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or senior management of the Company, or are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that could be obtained at the time in a transaction with a Person who is not an Affiliate of the Company,

(vi) any transaction in the ordinary course of business, or approved by a majority of the Board of Directors, between the Company or any Restricted Subsidiary and any Affiliate of the Company controlled by the Company that is a joint venture or similar entity,

(vii)(1) the execution, delivery and performance of any Tax Sharing Agreement and any Management Agreement, and (2) payments to CD&R, Bain Capital or Carlyle or any of their respective Affiliates (w) of any and all out-of-pocket expenses in connection with the Transactions, (x) for any management consulting, financial advisory, financing, underwriting or placement services or in respect of other investment banking activities pursuant to the Management Agreements, provided that payments under this clause (x) shall not exceed $7.5 million per calendar year, (y) in connection with any acquisition, disposition, merger, recapitalization or similar transactions, which payments are made pursuant to the Management Agreements or are approved by a majority of the Board of Directors in good faith, and (z) of all out-of-pocket expenses incurred in connection with such services or activities,

(viii) the Transactions, all transactions in connection therewith (including but not limited to the financing thereof), the execution, delivery and performance of all agreements and instruments in connection with the Transactions, and all fees and expenses paid or payable in connection with the Transactions,

(ix) any issuance or sale of Capital Stock (other than Disqualified Stock) of the Company or Junior Capital or any capital contribution to the Company,

(x) any amendment, supplement, waiver or other modification to or of the Senior Unsecured Notes, the Senior Unsecured Indenture or any related agreements, documents and instruments, or any of the terms and provisions of any thereof, to provide for the payment of interest in cash instead of in additional principal, or in additional principal instead of in cash, in each case in whole or in part, and

(xi) any investment by any Investor in securities of the Company or any of its Restricted Subsidiaries so long as (i) such securities are being offered generally to other investors on the same or more favorable terms and (ii) such investment by all Investors constitutes less than 5% of the proposed or outstanding issue amount of such class of securities.

Limitation on Liens. The Indenture provides that the Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist any Lien (other than Permitted Liens) on any of its property or assets (including Capital Stock of any other Person), whether owned on the date of the Indenture or thereafter acquired, securing any Indebtedness (the “Initial Lien”), unless (a) in the case of an Initial Lien on any Collateral, such Initial Lien expressly has Junior Lien Priority on such Collateral in relation to the Notes and the Subsidiary Guarantees, as applicable or (b) in the case of an Initial Lien on any other asset or property, contemporaneously therewith effective provision is made to secure the Indebtedness due under the Indenture and the Notes or, in respect of any Initial Lien on any Restricted Subsidiary’s property or assets, any

Subsidiary Guarantee of such Restricted Subsidiary, equally and ratably with (or on a senior basis to, in the case of Subordinated Obligations or Guarantor Subordinated Obligations) such obligation for so long as such obligation is so secured by such Initial Lien. Any such Lien thereby created in favor of the Notes or any such Subsidiary Guarantee will be automatically and unconditionally released and discharged upon (i) the release and discharge of the Initial Lien to which it relates, (ii) in the case of any such Lien in favor of any such Subsidiary Guarantee, upon the termination and discharge of such Subsidiary Guarantee in accordance with the terms of the Indenture or (iii) any sale, exchange or transfer (other than a transfer constituting a transfer of all or substantially all of the assets of the Company that is governed by the provisions of the covenant described under “—Merger and Consolidation” below) to any Person not an Affiliate of the Company of the property or assets secured by such Initial Lien, or of all of the Capital Stock held by the Company or any Restricted Subsidiary in, or all or substantially all the assets of, any Restricted Subsidiary creating such Initial Lien.

Future Subsidiary Guarantors. As set forth more particularly under “—Subsidiary Guarantees,” the Indenture provides that from and after the Issue Date, the Company will cause each Person that becomes a Wholly Owned Domestic Subsidiary (other than an Excluded Subsidiary), and each other Domestic Subsidiary that is a borrower under the Senior ABL Facility or that guarantees payment of Indebtedness of the Company under any Credit Facility or Capital Markets Securities, to execute and deliver to the Trustee within 30 days a supplemental indenture or other instrument pursuant to which such Domestic Subsidiary will guarantee payment of the Notes, whereupon such Domestic Subsidiary will become a Subsidiary Guarantor for all purposes under the Indenture; provided, that any such guarantee described under clause (x) or (y) by a Person in effect at the time such Person is acquired by or merged or consolidated with or into the Company or any Restricted Subsidiary (and not created with, or in contemplation of, such acquisition, merger or consolidation) shall not trigger an obligation to guarantee the Notes so long as the aggregate principal amount of guaranteed Indebtedness relying on this proviso, together with the aggregate principal amount of Indebtedness incurred by Restricted Subsidiaries that are not Subsidiary Guarantors pursuant to paragraph (a) of the covenant described under “—Limitation on Indebtedness,” shall not exceed $300.0 million at any time outstanding. Within 90 days of so becoming a Subsidiary Guarantor, the Company will also cause such Subsidiary Guarantor to execute and deliver such documents and instruments as shall be reasonably necessary to cause its property and assets of a type that would constitute Collateral to be made subject to a perfected Lien (subject to Liens permitted by the Indenture, including Permitted Liens) in favor of the Note Collateral Agent, as and to the extent provided in the Indenture, as described under “Security for the Notes.” The Company will also have the right to cause any other Subsidiary so to guarantee payment of the Notes. Subsidiary Guarantees will be subject to release and discharge under certain circumstances prior to payment in full of the Notes. See “—Subsidiary Guarantees.”

SEC Reports. The Indenture provides that, notwithstanding that the Company may not be required to be or remain subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, the Company will file with the SEC (unless such filing is not permitted under the Exchange Act or by the SEC), so long as the Notes are outstanding, the annual reports, information, documents and other reports that the Company is required to file with the SEC pursuant to such Section 13(a) or 15(d) or would be so required to file if the Company were so subject. If, at any time, any audited or reviewed financial statements or information required to be included in any such filing are not reasonably available on a timely basis as a result of the Company’s accountants not being “independent” (as defined pursuant to the Exchange Act and the rules and regulations of the SEC thereunder), the Company may, in lieu of making such filing or transmitting or making available the information, documents and reports so required to be filed, elect to make a filing on an alternative form or transmit or make available unaudited or unreviewed financial statements or information substantially similar to such required audited or reviewed financial statements or information, provided that (a) the Company shall in any event be required to make such filing and so transmit or make available such audited or reviewed financial statements or information no later than the first anniversary of the date on which the same was otherwise required pursuant to the preceding provisions of this paragraph (such initial date, the “Reporting Date”) and (b) if the Company makes such an election and such filing has not been made, or such information, documents and reports have not been transmitted or made available, as the case may be, within 90 days after such Reporting Date, liquidated damages will accrue on the Notes at a rate of 0.50% per annum from the date that is 90 days after such Reporting Date to the earlier of (x) the date on which such filing has been made, or such information, documents and reports have been transmitted or made available, as the case may be, and (y) the first anniversary of such Reporting Date (provided that not more than 0.50% per annum in liquidated damages shall be payable for any period regardless of the number of such elections by the Company).

Notwithstanding the foregoing, the Company shall not be required to file or cause to be filed with the SEC or transmit or make available (or to make any filing with the SEC that would be required to include) separate financial statements of any Subsidiary solely as a result of the inclusion of any class of securities of any such Subsidiary in the Collateral.

The Company will be deemed to have satisfied the requirements of this covenant if any Parent files and provides reports, documents and information of the types otherwise so required, in each case within the applicable time periods, and the Company is not required to file such reports, documents and information separately under the applicable rules and regulations of the SEC (after giving effect to any exemptive relief) because of the filings by such Parent. The Company also will comply with the other provisions of TIA § 314(a).

Merger and Consolidation

The Indenture provides that the Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

(i) the resulting, surviving or transferee Person (the “Successor Company”) will be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) will expressly assume all the obligations of the Company under the Notes and the Indenture by executing and delivering to the Trustee a supplemental indenture or one or more other documents or instruments in form reasonably satisfactory to the Trustee;

(ii) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default will have occurred and be continuing;

(iii) immediately after giving effect to such transaction, either (A) the Company (or, if applicable, the Successor Company with respect thereto) could Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of the covenant described under “—Certain Covenants—Limitation on Indebtedness,” or (B) the Consolidated Coverage Ratio of the Company (or, if applicable, the Successor Company with respect thereto) would equal or exceed the Consolidated Coverage Ratio of the Company immediately prior to giving effect to such transaction;

(iv) each Subsidiary Guarantor (other than (x) any Subsidiary Guarantor that will be released from its obligations under its Subsidiary Guarantee in connection with such transaction and (y) any party to any such consolidation or merger) shall have delivered a supplemental indenture or other document or instrument in form reasonably satisfactory to the Trustee, confirming its Subsidiary Guarantee (other than any Subsidiary Guarantee that will be discharged or terminated in connection with such transaction); and

(v) the Company will have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger or transfer complies with the provisions described in this paragraph, provided that (x) in giving such opinion such counsel may rely on an Officer’s Certificate as to compliance with the foregoing clauses (ii) and (iii) and as to any matters of fact, and (y) no Opinion of Counsel will be required for a consolidation, merger or transfer described in the last paragraph of this covenant.

Immediately after giving effect to such transaction, the Collateral owned by the Successor Company upon giving effect thereto (including any Collateral transferred to the Successor Company pursuant to such transaction) shall continue to constitute Collateral under the Indenture and the Note Security Documents and be subject to the Lien in favor of the Note Collateral Agent for the benefit of the Trustee and the Holders of the Notes, and shall not be subject to any Lien other than Permitted Liens, in each case except as otherwise permitted by or provided in the Indenture and the Note Security Documents. Any property and assets of any Person that is so consolidated or merged with the Company, to the extent of a type that would constitute Collateral under the Note Security Documents (excluding, for the avoidance of doubt, any Excluded Assets and Excluded Subsidiary Securities), shall be treated as After Acquired Property and the Successor Company shall take such action as may be reasonably necessary to cause such property and assets to be made subject to a Lien in favor of the Note Collateral Agent for the benefit of the Trustee and the Holders of the Notes, in each case to the extent required under the covenant described under “—Security for the Notes—After Acquired Property.”

Any Indebtedness that becomes an obligation of the Successor Company or any Restricted Subsidiary (or that is deemed to be Incurred by any Restricted Subsidiary that becomes a Restricted Subsidiary) as a result of any such transaction undertaken in compliance with this covenant, and any Refinancing Indebtedness with respect thereto, shall be deemed to have been Incurred in compliance with the covenant described under “—Certain Covenants—Limitation on Indebtedness.”

The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and thereafter the predecessor Company shall be relieved of all obligations and covenants under the Indenture, except that the predecessor Company in the case of a lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the Notes.

Clauses (ii) and (iii) of the first paragraph of this “—Merger and Consolidation” covenant will not apply to any transaction in which the Company consolidates or merges with or into or transfers all or substantially all its properties and assets to (x) an Affiliate incorporated or organized for the purpose of reincorporating or reorganizing the Company in another jurisdiction or changing its legal structure to a corporation or other entity or (y) a Restricted Subsidiary of the Company so long as all assets of the Company and the Restricted Subsidiaries immediately prior to such transaction (other than Capital Stock of such Restricted Subsidiary) are owned by such Restricted Subsidiary and its Restricted Subsidiaries immediately after the consummation thereof. The first paragraph of this “—Merger and Consolidation” covenant will not apply to (1) any transaction in which any Restricted Subsidiary consolidates with, merges into or transfers all or part of its assets to the Company or (2) the Transactions.

Defaults

An Event of Default is defined in the Indenture as:

(i) a default in any payment of interest on any Note when due, continued for a period of 30 days;

(ii) a default in the payment of principal of any Note when due, whether at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration of acceleration or otherwise;

(iii) the failure by the Company to comply with its obligations under the first paragraph of the covenant described under “—Merger and Consolidation” above;

(iv) the failure by the Company to comply for 30 days after notice with any of its obligations under the covenant described under “—Change of Control” above (other than a failure to purchase Notes);

(v) the failure by the Company to comply for 60 days after notice with its other agreements contained in the Notes or the Indenture;

(vi) the failure by any Subsidiary Guarantor to comply for 45 days after notice with its obligations under its Subsidiary Guarantee;

(vii) the failure by the Company or any Restricted Subsidiary to pay any Indebtedness for borrowed money (other than Indebtedness owed to the Company or any Restricted Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, if the total amount of such Indebtedness so unpaid or accelerated exceeds $100.0 million or its foreign currency equivalent; provided, that no Default or Event of Default will be deemed to occur with respect to any such Indebtedness that is paid or otherwise acquired or retired (or for which such failure to pay or acceleration is waived or rescinded) within 20 Business Days after such failure to pay or such acceleration (the “cross acceleration provision”);

(viii) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the “bankruptcy provisions”);

(ix) the rendering of any judgment or decree for the payment of money in an amount (net of any insurance or indemnity payments actually received in respect thereof prior to or within 90 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful) in excess of $100.0 million or its foreign currency equivalent against the Company or a Significant Subsidiary that is not discharged, or bonded or insured by a third Person, if such judgment or decree remains outstanding for a period of 90 days following such judgment or decree and is not discharged, waived or stayed (the “judgment default provision”);

(x) more than $450 million aggregate principal amount of (1) the Senior Subordinated Notes remains outstanding on the date that is 45 days prior to the scheduled maturity date of the Senior Subordinated Notes or (2) any unsecured Indebtedness of the Company or any Restricted Subsidiary incurred to refinance the Senior Subordinated Notes remains outstanding on the date that is 45 days prior to the scheduled maturity date of such Indebtedness;

(xi) the failure of any Subsidiary Guarantee by a Subsidiary Guarantor that is a Significant Subsidiary to be in full force and effect (except as contemplated by the terms thereof or of the Indenture) or the denial or disaffirmation in writing by any Subsidiary Guarantor that is a Significant Subsidiary of its obligations under the Indenture or any Subsidiary Guarantee (other than by reason of the termination of the Indenture or such Subsidiary Guarantee or the release of such Subsidiary Guarantee in accordance with such Subsidiary Guarantee or the Indenture), if such Default continues for 10 days; or

(xii) with respect to any Collateral, individually or in the aggregate, having a fair market value in excess of $100.0 million, any of the Note Security Documents ceases to be in full force and effect, or any of the Note Security Documents ceases to give the holders of the Notes the Liens purported to be created thereby, or any of the Note Security Documents is declared null and void or the Company or any Subsidiary Guarantor denies in writing that it has any further liability under any Note Security Document (in each case (i) other than in accordance with the terms of the Indenture or any of the Note Security Documents or (ii) unless waived by the requisite creditors under the Senior ABL Agreement (or by their agent or other representative on their behalf) or the Senior Term Agreement (or by their agent or other representative on their behalf) if, after that waiver, the Company is in compliance with the covenant described under “—Security for the Notes”), except to the extent that any loss of perfection or priority results from the failure of the Note Collateral Agent, the ABL Agent (as defined in the Base Intercreditor Agreement), the Term Agent (as defined in the Base Intercreditor Agreement), the First Lien Note Agent (as defined in the Base Intercreditor Agreement), any Additional Agent (as defined in the Base Intercreditor Agreement) or the Cash Flow Collateral Representative (as defined in the Base Intercreditor Agreement) to maintain possession of certificates actually delivered to it representing securities, promissory notes or other instruments pledged under the Note Security Documents, or otherwise results from the gross negligence or willful misconduct of the Trustee, the Note Collateral Agent, the ABL Agent, the Term Agent, the First Lien Note Agent, any Additional Agent or the Cash Flow Collateral Representative; provided, that if a failure of the sort described in this clause (xii) is susceptible of cure (including with respect to any loss of Lien priority on material portions of the Collateral), no Event of Default shall arise under this clause (xii) with respect thereto until 30 days after notice of such failure shall have been given to the Company by the Trustee or the Holders of at least 30% in principal amount of the then outstanding Notes issued under the Indenture.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a Default under clause (iv), (v) or (vi) will not constitute an Event of Default until the Trustee or the Holders of at least 30% in principal amount of the outstanding Notes notify the Company in writing of the Default and the Company does not cure such Default within the time specified in such clause after receipt of such notice.

If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing, the Trustee by written notice to the Company, or the Holders of at least 30% in principal amount of the outstanding Notes by written notice to the Company and the Trustee, may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon the effectiveness of such a declaration, such principal and interest will be due and payable immediately.

Notwithstanding the foregoing, if an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and accrued but unpaid interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless (i) such Holder has previously given the Trustee written notice that an Event of Default is continuing, (ii) Holders of at least 30% in principal amount of the outstanding Notes have requested the Trustee in writing to pursue the remedy, (iii) such Holders have offered the Trustee security or indemnity satisfactory to it against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and (v) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, or premium, if any, or interest on, any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Noteholders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default occurring during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event that would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

Amendments and Waivers

Amendments and Waivers With the Consent of Holders

Subject to certain exceptions, the Indenture, the Notes, the Note Security Documents and the Intercreditor Agreements may be amended with the consent of the Holders of not less than a majority in principal amount of the Notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the Holders of not less than a majority in principal amount of the Notes then outstanding (including in each case, consents obtained in connection with a tender offer or exchange offer for Notes); provided that (x) if any such amendment or waiver will only affect one series of Notes (or less than all series of Notes) then outstanding under the Indenture, then only the consent of the Holders of a majority in principal amount of the Notes of such series then outstanding (including, in each case, consents obtained in connection with a tender offer or exchange offer for Notes) shall be required and (y) if any such amendment or waiver by its terms will affect a series of Notes in a manner different and materially adverse relative to the manner such amendment or waiver affects other series of Notes, then the consent of the Holders of a majority in principal amount of the Notes of such series then outstanding (including, in each case, consents obtained in connection with a tender offer or exchange offer for Notes) shall be required. However, without the consent of each Holder of an outstanding Note affected, no amendment or waiver may (i) reduce the principal amount of Notes whose Holders must consent to an amendment or waiver, (ii) reduce the rate of or extend the time for payment of interest on any Note, (iii) reduce the principal of or extend the Stated Maturity of any Note, (iv) reduce the premium payable upon the redemption of any Note, or change the date on which any Note may be redeemed as described under “—Optional Redemption” above, (v) make any Note payable in money other than that stated in such Note, (vi) impair the right of any Holder to receive payment of principal of and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any such payment on or with respect to such Holder’s Notes, or (vii) make any change in the amendment or waiver provisions described in this sentence.

In addition, without the consent of the Holders of at least 66-2/3% in principal amount of Notes then outstanding, no amendment, supplement or waiver may (1) make any change to any Note Security Document, any Intercreditor Agreement, or the specified provisions in the Indenture dealing with the Collateral or the Note Security Documents, that would release all or substantially all of the Collateral from the Liens of the Note Security Documents (except as permitted by the terms of the Indenture, the Note Security Documents and the Intercreditor Agreements) or would change or alter the priority of the security interests in the Collateral under any Intercreditor Agreement in any manner adverse to the Holders in any material respect, or (2) make any other change to any Note Security Document, any Intercreditor Agreement, or the specified provisions in the Indenture dealing with the Collateral or the Note Security Documents, or the application of trust proceeds of the Collateral pursuant to the Indenture, that would adversely affect the Holders in any material respect, in each case other than in accordance with the terms of the Indenture, the Note Security Documents and the Intercreditor Agreements.

Amendments and Waivers Without the Consent of Holders

Without the consent of any Holder, the Company, the Trustee, the Note Collateral Agent and (as applicable) any Subsidiary Guarantor may amend the Indenture, any Note, any Note Security Document or any Intercreditor Agreement to cure any ambiguity, mistake, omission, defect or inconsistency, to provide for the assumption by a successor of the obligations of the Company or a Subsidiary Guarantor under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes, to add Guarantees with respect to the Notes, to secure the Notes or to add to the Collateral (including to mortgage, pledge, hypothecate or grant any other Lien in favor of the Note Collateral Agent for the benefit of the Trustee and the Holders of the Notes, as additional security for the payment and performance of all or any portion of the Obligations with respect to the Notes, in any property or assets, including any that are required to be mortgaged, pledged or hypothecated, or in which a Lien is required to be granted, to or for the benefit of the Note Collateral Agent pursuant to the Indenture, any of the Note Security Documents or otherwise), to evidence a successor Trustee or Note Collateral Agent, to provide for Additional Obligations pursuant to any Intercreditor Agreement, to confirm and evidence the release, termination or discharge of any Guarantee or Lien with respect to or securing the Notes when such release, termination or discharge is provided for under the Indenture or any of the Note Security Documents, to add to the covenants of the Company for the benefit of the Noteholders or to surrender any right or power conferred upon the Company, to provide for or confirm the issuance of Additional Notes or Exchange Notes, to conform the text of the Indenture, the Notes, any Note Security Document, the Base Intercreditor Agreement, the Cash Flow Intercreditor Agreement or any Subsidiary Guarantee to any provision of the “Description of Second Priority Notes” or the “Description of Intercreditor Agreements” section of this prospectus, to increase the minimum denomination of Notes to equal the dollar equivalent of €1,000 rounded up to the nearest $1,000 (including for purposes of redemption or repurchase of any Note in part), to make any change that does not materially adversely affect the rights of any Holder, or to comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA or otherwise.

In addition, (a) the Base Intercreditor Agreement provides that, subject to certain exceptions, any amendment, waiver or consent to any of the ABL Collateral Documents, to the extent applicable to the ABL Priority Collateral (including the release of any Liens on ABL Priority Collateral), will also apply automatically to the comparable Note Security Documents with respect to the security interest of the Holders in the ABL Priority Collateral, and (b) the Cash Flow Intercreditor Agreement provides that, subject to certain exceptions, (x) any amendment, waiver or consent to any of the Term Collateral Documents (as defined in “Description of Intercreditor Agreements—Certain Definitions—Certain Cash Flow Intercreditor Definitions”), to the extent applicable to the Cash Flow Priority Collateral (including the release of any Liens on Cash Flow Priority Collateral), will also apply automatically to the comparable Note Security Documents with respect to the security interest of the Holders in the Cash Flow Priority Collateral and (y) following the Discharge of Term Obligations (as defined therein), any amendment, waiver or consent to any other outstanding Senior Priority Documents (as defined in “Description of Intercreditor Agreements—Certain Definitions—Certain Cash Flow Intercreditor Definitions”), to the extent applicable to the Cash Flow Priority Collateral (including the release of any Liens on Cash Flow Priority Collateral), will also apply automatically to the comparable Note Security Documents with respect to the security interest of the Holders in the Cash Flow Priority Collateral.

Each Intercreditor Agreement may be amended from time to time with the consent of the parties thereto. In addition, the Company may, without the consent of any other party thereto, amend the Base Intercreditor Agreement to designate indebtedness as “Additional Indebtedness,” and to designate one or more agreements as an “ABL Credit Agreement,” a “Cash Flow Collateral Facility,” a “First Lien Indenture,” a “Second Lien Indenture,” or an “Additional Credit Facility.” See “Description of Intercreditor Agreements—Certain Base Intercreditor Provisions—Designation of Additional Indebtedness” and “Description of Intercreditor Agreements—Certain Definitions—Certain Base Intercreditor Definitions.” In addition, the Company may, without the consent of any other party thereto, amend the Cash Flow Intercreditor Agreement to designate indebtedness as “Additional Indebtedness,” or to designate one or more agreements as a “Senior Priority Credit Facility,” a “Junior Priority Credit Facility,” a “First Lien Indenture”, a “Second Lien Indenture,” a “Term Credit Agreement,” or an “Additional Credit Facility.” See “Description of Intercreditor Agreements—Certain Cash Flow Intercreditor Provisions—Designation of Additional Indebtedness” and “Description of Intercreditor Agreements—Certain Definitions—Certain Cash Flow Intercreditor Definitions.”

The consent of the Noteholders is not necessary under the Indenture to approve the particular form of any proposed amendment or waiver. It is sufficient if such consent approves the substance of the proposed amendment or waiver. Until an amendment or waiver becomes effective, a consent to it by a Noteholder is a continuing consent by such Noteholder and every subsequent Holder of all or part of the related Note. Any such Noteholder or subsequent holder may revoke such consent as to its Note by written notice to the Trustee or the Company, received thereby before the date on which the Company certifies to the Trustee that the Holders of the requisite principal amount of Notes have consented to such amendment or waiver. After an amendment or waiver that requires the consent of the Noteholders under the Indenture becomes effective, the Company is required to mail to Noteholders a notice briefly describing such amendment or waiver. However, the failure to give such notice to all Noteholders, or any defect therein, will not impair or affect the validity of the amendment or waiver.

Defeasance

The Company at any time may terminate all obligations of the Company under the Notes and the Indenture (“legal defeasance”), except for certain obligations, including those relating to the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company at any time may terminate its obligations under certain covenants under the Indenture, including the covenants described under “—Certain Covenants,” “—Security for the Notes—After Acquired Property” and “—Change of Control,” the operation of the default provisions relating to such covenants described under “—Defaults” above, the operation of the cross acceleration provision, the bankruptcy provisions with respect to Subsidiaries and the judgment default provision described under “—Defaults” above, and the limitations contained in clauses (iii), (iv) and (v) and the second paragraph under “—Merger and Consolidation” above (“covenant defeasance”). If the Company exercises its legal defeasance option or its covenant defeasance option, each Subsidiary Guarantor will be released from all of its obligations with respect to its Subsidiary Guarantee, and Liens on the Collateral securing the Indebtedness evidenced by the Notes will be released and the Note Security Documents shall cease to be of further effect.

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (iv), (v) (as it relates to the covenants described under “—Certain Covenants” or “—Security for the Notes—After Acquired Property” above), (vi), (vii), (viii) (but only with respect to events of bankruptcy, insolvency or reorganization of a Subsidiary), (ix), (x) or (xi) under “—Defaults” above or because of the failure of the Company to comply with clause (iii), (iv) or (v) or the second paragraph under “—Merger and Consolidation” above.

Either defeasance option may be exercised to any redemption date or to the maturity date for the Notes. In order to exercise either defeasance option, the Company must irrevocably deposit or cause to be deposited in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations, or a combination thereof, sufficient (without reinvestment) to pay principal of, and premium (if any) and interest on, the Notes to redemption or maturity, as the case may be (provided that if such redemption is made pursuant to the provisions described in the fifth paragraph under “—Optional Redemption,” (x) the amount of money or U.S. Government Obligations, or a combination thereof, that the Company must irrevocably deposit or cause to be deposited will be determined using an assumed Applicable Premium calculated as of the date of such deposit, and (y) the Company must irrevocably deposit or cause to be deposited additional money in trust on the redemption date as necessary to pay the Applicable Premium as determined on such date), and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel (x) must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law since the Issue Date and (y) need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation have become due and payable, will become due and payable at their Stated Maturity within one year, or have been or are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company).

Satisfaction and Discharge

The Indenture and the Note Security Documents will be discharged and cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (i) either (a) all Notes previously authenticated and delivered (other than certain lost, stolen or destroyed Notes, and certain Notes for which provision for payment was previously made and thereafter the funds have been released to the Company) have been cancelled or delivered to the Trustee for cancellation or (b) all Notes not previously cancelled or delivered to the Trustee for cancellation (x) have become due and payable, (y) will become due and payable at their Stated Maturity within one year or (z) have been or are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company; (ii) the Company has irrevocably deposited or caused to be deposited with the Trustee money, U.S. Government Obligations or a combination thereof, sufficient (without reinvestment) to pay and discharge the entire Indebtedness on the Notes not previously cancelled or delivered to the Trustee for cancellation, for principal, premium, if any, and interest to the date of redemption or their Stated Maturity, as the case may be (provided that if such redemption is made pursuant to the provisions described in the fifth paragraph under “—Optional Redemption,” (x) the amount of money or U.S. Government Obligations, or a combination thereof, that the Company must irrevocably deposit or cause to be deposited will be determined using an assumed Applicable Premium calculated as of the date of such deposit, and (y) the Company must irrevocably deposit or cause to be deposited additional money in trust on the redemption date as necessary to pay the Applicable Premium as determined on such date); (iii) the Company has paid or caused to be paid all other sums payable under the Indenture by the Company; and (iv) the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel each to the effect that all conditions precedent under the “—Satisfaction and Discharge” section of the Indenture relating to the satisfaction and discharge of the Indenture have been complied with, provided that any such counsel may rely on any Officer’s Certificate as to matters of fact (including as to compliance with the foregoing clauses (i), (ii) and (iii)).

No Personal Liability of Directors, Officers, Employees, Incorporators and Stockholders
No director, officer, employee, incorporator or stockholder of the Company, any Subsidiary Guarantor or any Subsidiary of any thereof shall have any liability for any obligation of the Company or any Subsidiary Guarantor under the Indenture, the Notes, any Subsidiary Guarantee, the Note Security Documents or the Intercreditor Agreements, or for any claim based on, in respect of, or by reason of, any such obligation or its creation. Each Noteholder, by accepting the Notes, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Concerning the Trustee and the Note Collateral Agent

Wilmington Trust, National Association is the Trustee under the Indenture and is appointed by the Company as initial Registrar and Paying Agent with regard to the Notes. Wilmington Trust, National Association is the Note Collateral Agent under the Indenture and the Note Security Documents.

The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are set forth specifically in the Indenture. During the existence of an Event of Default, the Trustee will exercise such of the rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The Indenture and the TIA impose certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, that if it acquires any conflicting interest as described in the TIA, it must eliminate such conflict, apply to the SEC for permission to continue as Trustee with such conflict, or resign.

The Indenture provides that neither the Trustee nor the Note Collateral Agent shall be responsible for the existence, genuineness, value or protection of any Collateral (except for the safe custody of Collateral in its possession and for trust monies actually received), for the legality, effectiveness or sufficiency of any Note Security Document, or for the creation, perfection, priority, sufficiency or protection of any Lien on Collateral.

Transfer and Exchange

A Noteholder may transfer or exchange Notes in accordance with the Indenture. Upon any transfer or exchange, the Registrar and the Trustee may require such Noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require such Noteholder to pay any taxes or other governmental charges required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption or purchase or to transfer or exchange any Note for a period of 15

Business Days prior to the day of the mailing of the notice of redemption or purchase. No service charge will be made for any registration of transfer or exchange of the Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other governmental charge payable in connection with the transfer or exchange. The Notes will be issued in registered form and the registered holder of a Note will be treated as the owner of such Note for all purposes.

Governing Law

The Indenture provides that it and the Notes are governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

Certain Indenture Definitions

“2007 Transactions” means the “Transactions” as defined in the Senior Subordinated Indenture.

“Acquired Indebtedness” means Indebtedness of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case other than Indebtedness Incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to be Incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

“Acquisition Indebtedness” means Indebtedness of (i) the Company or any Restricted Subsidiary Incurred to finance or refinance, or otherwise Incurred in connection with, any acquisition of any assets (including Capital Stock), business or Person, or any merger or consolidation of any Person with or into the Company or any Restricted Subsidiary, or (ii) any Person that is acquired by or merged or consolidated with or into the Company or any Restricted Subsidiary (including Indebtedness thereof Incurred in connection with any such acquisition, merger or consolidation).

“Additional Assets” means (i) any property or assets that replace the property or assets that are the subject of an Asset Disposition; (ii) any property or assets (other than Indebtedness and Capital Stock) used or to be used by the Company or a Restricted Subsidiary or otherwise useful in a Related Business (including any capital expenditures on any property or assets already so used); (iii) the Capital Stock of a Person that is engaged in a Related Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or (iv) Capital Stock of any Person that at such time is a Restricted Subsidiary acquired from a third party.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For the avoidance of doubt, THD and its Affiliates will not be deemed to be Affiliates of the Company or any of its Subsidiaries.

“After Acquired Property” means any and all assets or property (other than Excluded Assets and Excluded Subsidiary Securities) acquired by the Company or any Subsidiary Guarantor after the Issue Date that constitutes Collateral.

“Asset Disposition” means any sale, lease, transfer or other disposition of shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares, or (in the case of a Foreign Subsidiary) to the extent required by applicable law), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Company or any of its Restricted Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction), other than (i) a disposition to the Company or a Restricted Subsidiary, (ii) a disposition in the ordinary course of business, (iii) a disposition of Cash Equivalents, Investment Grade Securities or Temporary Cash Investments, (iv) the sale or discount (with or without recourse, and on customary or commercially reasonable terms) of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable, (v) any Restricted Payment Transaction, (vi) a disposition that is governed by the provisions described under “—Merger and Consolidation,” (vii) any Financing Disposition, (viii) any “fee in lieu” or other disposition of assets to any governmental authority or agency that continue in use by the Company or any Restricted Subsidiary, so long as the Company or any Restricted Subsidiary may obtain title to such assets upon reasonable notice by paying a nominal fee, (ix) any exchange of property pursuant to or intended to qualify under Section 1031 (or any successor section) of the Code, or any exchange of equipment to be leased, rented or otherwise used in a Related Business, (x) any financing transaction with respect to property built or acquired by the Company or any Restricted Subsidiary after the Issue Date, including without limitation any sale/leaseback transaction or asset securitization, (xi) any disposition arising from foreclosure, condemnation or similar action with respect to any property or other assets, or exercise of termination rights under any lease, license, concession or other agreement or pursuant to buy/sell arrangements under any joint venture or similar agreement or arrangement, (xii) any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary, (xiii) a disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), entered into in connection with such acquisition, (xiv) a disposition of not more than 5.0% of the outstanding Capital Stock of a Foreign Subsidiary that has been approved by the Board of Directors, (xv) any disposition or series of related dispositions for aggregate consideration not to exceed $30.0 million, (xvi) any Exempt Sale and Leaseback Transaction or (xvii) the abandonment or other disposition of patents, trademarks or other intellectual property that are, in the reasonable judgment of the Company, no longer economically practicable to maintain or useful in the conduct of the business of the Company and its Subsidiaries taken as a whole.

“Bain Capital” means Bain Capital, LLC.

“Bain Capital Investors” means, collectively, (i) Bain Capital, (ii) Bain Capital Partners Fund IX, L.P. and any legal successor thereto, and (iii) any Affiliate of any Bain Capital Investor, but not including any portfolio company of any Bain Capital Investor.

“Bank Products Agreement” means any agreement pursuant to which a bank or other financial institution agrees to provide treasury or cash management services (including, without limitation, controlled disbursements, automated clearinghouse transactions, return items, netting, overdrafts and interstate depository network services).

“Bank Products Obligations” of any Person means the obligations of such Person pursuant to any Bank Products Agreement.

“Base Intercreditor Agreement” means the Intercreditor Agreement, dated as of the Issue Date, among the ABL Agent, the Term Agent, the First Lien Note Agent and the Note Collateral Agent, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Board of Directors” means, for any Person, the board of directors or other governing body of such Person or, if such Person does not have such a board of directors or other governing body and is owned or managed by a single entity, the Board of Directors of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such Board of Directors. Unless otherwise provided, “Board of Directors” means the Board of Directors of the Company.

“Borrowing Base” means the sum of (1) 65% of the book value of Inventory of the Company and its Restricted Subsidiaries, (2) 85% of the book value of Receivables of the Company and its Restricted Subsidiaries

and (3) Unrestricted Cash of the Company and its Restricted Subsidiaries (in each case, determined as of the end of the most recently ended fiscal month of the Company for which internal consolidated financial statements of the Company are available, and, in the case of any determination relating to any Incurrence of Indebtedness, on a pro forma basis including (x) any property or assets of a type described above acquired since the end of such fiscal month and (y) any property or assets of a type described above being acquired in connection therewith). The Borrowing Base, as of any date of determination, shall not include Inventory, the acquisition of which shall have been financed or refinanced by the Incurrence of Purchase Money Obligations pursuant to clause (b)(iv) of the covenant described under “—Certain covenants—Limitation on Indebtedness,” to the extent such Purchase Money Obligations (or any Refinancing Indebtedness in respect thereof) shall then remain outstanding pursuant to such clause (on a pro forma basis after giving effect to an Incurrence of Indebtedness and the application of proceeds therefrom).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banking institutions are authorized or required by law to close in New York City (or any other city in which a Paying Agent maintains its office).

“Capital Markets Securities” means bonds, debentures, notes or other similar debt securities of the Company or any Subsidiary Guarantor (other than the Notes) with an aggregate principal amount outstanding in excess of $150.0 million.

“Capital Stock” of any Person means any and all shares of, rights to purchase, warrants or options for, or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligation” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP. The Stated Maturity of any Capitalized Lease Obligation shall be the date of the last payment of rent or any other amount due under the related lease.

“Captive Insurance Subsidiary” means any Subsidiary of the Company that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Carlyle” means Carlyle Investment Management, LLC.

“Carlyle Investors” means, collectively, (i) Carlyle, (ii) Carlyle Partners V, L. P. and any legal successor thereto, and (iii) any Affiliate of any Carlyle Investor, but not including any portfolio company of any Carlyle Investor.

“Cash Equivalents” means any of the following: (a) money, (b) securities issued or fully guaranteed or insured by the United States of America, Canada or a member state of the European Union or any agency or instrumentality of any thereof, (c) time deposits, certificates of deposit or bankers’ acceptances of (i) any lender under a Senior Credit Agreement or any affiliate thereof, (ii) JPMorgan Chase Bank, N.A., SunTrust Bank, Wells Fargo Bank, National Association, Bank of America, N.A., Wachovia Bank, National Association, Scotiabank, The Toronto-Dominion Bank, Bank of Montreal, or any of their respective affiliates, or (iii) any commercial bank having capital and surplus in excess of $500.0 million (or the foreign currency equivalent thereof as of the date of such investment) and the commercial paper of the holding company of which is rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (d) money market instruments, commercial paper or other short-term obligations rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (e) investments in money market funds subject to the risk limiting conditions of Rule 2a-7 or any successor rule of the SEC under the Investment Company Act of 1940, as amended, (f) Canadian dollars, and (g) investments similar to any of the foregoing denominated in Canadian dollars or any other foreign currencies approved by the Board of Directors.

“Cash Flow Intercreditor Agreement” means the Intercreditor Agreement, dated as of the Issue Date, between the Term Agent, the First Lien Note Agent and the Note Collateral Agent, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“CD&R” means Clayton, Dubilier & Rice, LLC and any successor in interest thereto, or any successor to CD&R’s investment management business.

“CD&R Investors” means, collectively, (i) CD&R, (ii) Clayton, Dubilier & Rice Fund VII, L.P., or any legal successor thereto, (iii) CD&R Parallel Fund VII, L.P., or any legal successor thereto, and (iv) any Affiliate of any CD&R Investor, but not including any portfolio company of any CD&R Investor.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all the assets and properties subject to the Liens created by the Note Security Documents.

“Collateral Agreement” means the collateral agreement, dated as of the Issue Date, among the Note Collateral Agent, the Company and the Subsidiary Guarantors party thereto from time to the time, as amended, amended and restated, supplemented, waived, modified, renewed or replaced from time to time.

“Commodities Agreement” means, in respect of a Person, any commodity futures contract, forward contract, option or similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or beneficiary.

“Company” means HD Supply, Inc., a Delaware corporation, and any successor in interest thereto.

“Consolidated Coverage Ratio” as of any date of determination means the ratio of (i) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Company are available to (ii) Consolidated Interest Expense for such four fiscal quarters; provided, that

(1) if since the beginning of such period the Company or any Restricted Subsidiary has Incurred any Indebtedness that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation shall be computed based on (A) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (B) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation),

(2) if since the beginning of such period the Company or any Restricted Subsidiary has repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged any Indebtedness that is no longer outstanding on such date of determination (each, a “Discharge”) or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a Discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid), Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such Discharge had occurred on the first day of such period,

(3) if since the beginning of such period the Company or any Restricted Subsidiary shall have disposed of any company, any business or any group of assets constituting an operating unit of a business (any such disposition, a “Sale”), the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to (A) the Consolidated Interest Expense attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Sale for such period (including but not limited to through the assumption of such Indebtedness by another Person) plus (B) if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such Sale,

(4) if since the beginning of such period the Company or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise acquired any company, any business or any group of assets constituting an operating unit of a business, including any such Investment or acquisition occurring in connection with a transaction causing a calculation to be made hereunder (any such Investment or acquisition, a “Purchase”), Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any related Indebtedness) as if such Purchase occurred on the first day of such period, and

(5) if since the beginning of such period any Person became a Restricted Subsidiary or was merged or consolidated with or into the Company or any Restricted Subsidiary, and since the beginning of such period such Person shall have Discharged any Indebtedness or made any Sale or Purchase that would have required an adjustment pursuant to clause (2), (3) or (4) above if made by the Company or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Discharge, Sale or Purchase occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred or repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged in connection therewith, the pro forma calculations in respect thereof (including without limitation in respect of anticipated net cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by the Chief Financial Officer or an authorized Officer of the Company; provided that such net cost savings or synergies are reasonably identifiable and factually supportable. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness). If any Indebtedness bears, at the option of the Company or a Restricted Subsidiary, a rate of interest based on a prime or similar rate, a eurocurrency interbank offered rate or other fixed or floating rate, and such Indebtedness is being given pro forma effect, the interest expense on such Indebtedness shall be calculated by applying such optional rate as the Company or such Restricted Subsidiary may designate. If any Indebtedness that is being given pro forma effect was Incurred under a revolving credit facility, the interest expense on such Indebtedness shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate determined in good faith by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated EBITDA” means, for any period, the Consolidated Net Income for such period, plus (a) the following to the extent deducted in calculating such Consolidated Net Income, without duplication: (i) provision for all taxes (whether or not paid, estimated or accrued) based on income, profits or capital (including penalties and interest, if any), (ii) Consolidated Interest Expense, all items excluded from the definition of Consolidated Interest Expense pursuant to clause (iii) thereof (other than Special Purpose Financing Expense), any Special Purpose Financing Fees, and (for purposes of the Consolidated Total Leverage Ratio) any Special Purpose

Financing Expense, (iii) depreciation, amortization (including but not limited to amortization of intangibles and amortization and write-off of financing costs) and all other non-cash charges or non-cash losses, (iv) any expenses or charges related to any Equity Offering, Investment or Indebtedness permitted by the Indenture (whether or not consummated or incurred, and including any non-consummated sale of Capital Stock to the extent the proceeds thereof were intended to be contributed to the equity capital of the Company or any of its Restricted Subsidiaries), (v) the amount of any loss attributable to non-controlling interests and (vi) any management, monitoring, consulting and advisory fees and related expenses paid to any of CD&R, Bain Capital, Carlyle or any of their respective Affiliates, plus (b) the amount of net cost savings projected by the Company in good faith to be realized as a result of actions taken or to be taken (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (x) such cost savings are reasonably identifiable and factually supportable, (y) such net cost savings are reasonably expected to be realized within 18 months of the date of calculation of Consolidated EBITDA as evidenced by an Officer’s Certificate prepared as of the date for which Consolidated EBITDA is being calculated and (z) the aggregate amount of cost savings added pursuant to this clause (b) shall not exceed $50.0 million for any four consecutive quarter period (which adjustments may be incremental to (but not duplicative of) pro forma adjustments made pursuant to the proviso to the definition of “Consolidated Coverage Ratio,” “Consolidated Secured Leverage Ratio,” “Consolidated Senior Priority Leverage Ratio” or “Consolidated Total Leverage Ratio”), plus (c) to the extent deducted in calculating such Consolidated Net Income, (i) the amount of loss on any Financing Disposition, and (ii) any costs or expenses pursuant to any management or employee stock option or other equity-related plan, program or arrangement, or other benefit plan, program or arrangement, or any stock subscription or shareholder agreement, to the extent funded with cash proceeds contributed to the capital of the Company or an issuance of Capital Stock of the Company (other than Disqualified Stock) and excluded from the calculation set forth in clause (a)(3) of the covenant described under “Certain Covenants—Limitation on Restricted Payments.”

“Consolidated Interest Expense” means, for any period, (i) the total interest expense of the Company and its Restricted Subsidiaries to the extent deducted in calculating Consolidated Net Income, net of any interest income of the Company and its Restricted Subsidiaries, including without limitation, any such interest expense consisting of (a) interest expense attributable to Capitalized Lease Obligations, (b) amortization of debt discount, (c) interest in respect of Indebtedness of any other Person that has been Guaranteed by the Company or any Restricted Subsidiary, but only to the extent that such interest is actually paid by the Company or any Restricted Subsidiary, (d) non-cash interest expense, (e) the interest portion of any deferred payment obligation and (f) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, plus (ii) Preferred Stock dividends paid in cash in respect of Disqualified Stock of the Company held by Persons other than the Company or a Restricted Subsidiary and minus (iii) to the extent otherwise included in such interest expense referred to in clause (i) above, amortization or write-off of financing costs, Special Purpose Financing Expense, accretion or accrual of discounted liabilities not constituting Indebtedness, expense resulting from discounting of Indebtedness in conjunction with recapitalization or purchase accounting, and any “additional interest” in respect of registration rights arrangements for any securities (including the Notes), in each case under clauses (i) through (iii) as determined on a Consolidated basis in accordance with GAAP; provided, that gross interest expense shall be determined after giving effect to any net payments made or received by the Company and its Restricted Subsidiaries with respect to Interest Rate Agreements.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its Restricted Subsidiaries, determined on a Consolidated basis in accordance with GAAP and before any reduction in respect of Preferred Stock dividends; provided, that there shall not be included in such Consolidated Net Income:

(i) any net income (loss) of any Person that is not the Company or a Restricted Subsidiary, except that the Company’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (ii) below),

(ii) solely for purposes of determining the amount available for Restricted Payments under clause (a)(3)(A) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments,” any

net income (loss) of any Restricted Subsidiary that is not a Subsidiary Guarantor if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of similar distributions by such Restricted Subsidiary, directly or indirectly, to the Company by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its stockholders (other than (x) restrictions that have been waived or otherwise released, (y) restrictions pursuant to any of the Notes, the Indenture, the Note Security Documents, the Intercreditor Agreements, the Senior First Priority Indenture, the other Senior First Priority Note Documents, the Senior Unsecured Indenture, the Senior Unsecured Notes, the Senior Subordinated Indenture and the Senior Subordinated Notes and (z) restrictions in effect on the Issue Date with respect to a Restricted Subsidiary and other restrictions with respect to such Restricted Subsidiary that taken as a whole are not materially less favorable to the Noteholders than such restrictions in effect on the Issue Date), except that the Company’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of any dividend or distribution that was or that could have been made by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary (subject, in the case of a dividend that could have been made to another Restricted Subsidiary, to the limitation contained in this clause),

(iii) any gain or loss realized upon (x) the sale, abandonment or other disposition of any asset of the Company or any Restricted Subsidiary (including pursuant to any sale/leaseback transaction) that is not sold, abandoned or otherwise disposed of in the ordinary course of business (as determined in good faith by the Board of Directors) or (y) the disposal, abandonment or discontinuation of operations of the Company or any Restricted Subsidiary, and any income (loss) from disposed, abandoned or discontinued operations,

(iv) any item classified or disclosed as an extraordinary, unusual or nonrecurring gain, loss or charge (including fees, expenses and charges associated with the Transactions or any acquisition, merger or consolidation after the Issue Date),

(v) the cumulative effect of a change in accounting principles,

(vi) all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments,

(vii) any unrealized gains or losses in respect of Currency Agreements,

(viii) any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person,

(ix) any non-cash compensation charge arising from any grant of stock, stock options or other equity based awards,

(x) to the extent otherwise included in Consolidated Net Income, any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Company or any Restricted Subsidiary owing to the Company or any Restricted Subsidiary,

(xi) any non-cash charge, expense or other impact attributable to application of the purchase or recapitalization method of accounting (including the total amount of depreciation and amortization, cost of sales or other non-cash expense resulting from the write-up of assets to the extent resulting from such purchase or recapitalization accounting adjustments),

(xii) any impairment charge or asset write-off, including any charge or write-off related to intangible assets, long-lived assets or investments in debt and equity securities, and any amortization of intangibles,

(xiii) any fees and expenses (or amortization thereof), and any charges or costs, in connection with any acquisition, Investment, Asset Disposition, issuance of Capital Stock, issuance, repayment or refinancing of Indebtedness, or amendment or modification of any agreement or instrument relating to any Indebtedness (in each case, whether or not completed, and including any such transaction consummated prior to the Issue Date),

(xiv) any accruals and reserves established or adjusted within twelve months after the Issue Date that are established as a result of the Transactions, and any changes as a result of adoption or modification of accounting policies, and

(xv) to the extent covered by insurance and actually reimbursed (or the Company has determined that there exists reasonable evidence that such amount will be reimbursed by the insurer and such amount is not denied by the applicable insurer in writing within 180 days and is reimbursed within 365 days of the date of such evidence (with a deduction in any future calculation of Consolidated Net Income for any amount so added back to the extent not so reimbursed within such 365 day period)), any expenses with respect to liability or casualty events or business interruption.

Notwithstanding the foregoing, for the purpose of clause (a)(3)(A) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income, without duplication, any income consisting of dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary, and any income consisting of return of capital, repayment or other proceeds from dispositions or repayments of Investments consisting of Restricted Payments, in each case to the extent such income would be included in Consolidated Net Income and such related dividends, repayments, transfers, return of capital or other proceeds are applied by the Company to increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(C) or (D) thereof.

“Consolidated Secured Indebtedness” means, as of any date of determination, (1) an amount equal to the Consolidated Total Indebtedness (without regard to clause (2) of the definition thereof) as of such date that in each case is then secured by Liens on property or assets of the Company and its Restricted Subsidiaries (other than property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby) and consists of the Notes or Indebtedness having Senior Lien Priority or Pari Passu Lien Priority, minus (2) the amount of Unrestricted Cash held by the Company and its Restricted Subsidiaries as of the most recent date with respect to which a balance sheet is available.

“Consolidated Secured Leverage Ratio” means, as of any date of determination, the ratio of (i) Consolidated Secured Indebtedness as at such date (after giving effect to any Incurrence or Discharge of Indebtedness on such date) to (ii) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Company are available, provided, that:

(1) if since the beginning of such period the Company or any Restricted Subsidiary shall have made a Sale, the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

(2) if since the beginning of such period the Company or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made a Purchase (including any Purchase occurring in connection with a transaction causing a calculation to be made hereunder), Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

(3) if since the beginning of such period any Person became a Restricted Subsidiary or was merged or consolidated with or into the Company or any Restricted Subsidiary, and since the beginning of such period such Person shall have made any Sale or Purchase that would have required an adjustment pursuant to clause (1) or (2) above if made by the Company or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto, the pro forma calculations in respect thereof

(including, without limitation, in respect of anticipated net cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by the Chief Financial Officer or an authorized Officer of the Company; provided that such net cost savings or synergies are reasonably identifiable and factually supportable.

“Consolidated Senior Priority Indebtedness” means, as of any date of determination, an amount equal to (1) the Consolidated Total Indebtedness (without regard to clause (2) of the definition thereof) as of such date that in each case is then secured by Liens on property or assets of the Company and its Restricted Subsidiaries (other than property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby) and consists of Indebtedness having Senior Lien Priority, minus (2) the amount of Unrestricted Cash held by the Company and its Restricted Subsidiaries as of the most recent date with respect to which a balance sheet is available.

“Consolidated Senior Priority Leverage Ratio” means, as of any date of determination, the ratio of (i) Consolidated Senior Priority Indebtedness as at such date (after giving effect to any Incurrence or Discharge of Indebtedness on such date) to (ii) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Company are available, provided, that:

(1) if since the beginning of such period the Company or any Restricted Subsidiary shall have made a Sale, the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

(2) if since the beginning of such period the Company or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made a Purchase (including any Purchase occurring in connection with a transaction causing a calculation to be made hereunder), Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

(3) if since the beginning of such period any Person became a Restricted Subsidiary or was merged or consolidated with or into the Company or any Restricted Subsidiary, and since the beginning of such period such Person shall have made any Sale or Purchase that would have required an adjustment pursuant to clause (1) or (2) above if made by the Company or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto, the pro forma calculations in respect thereof (including, without limitation, in respect of anticipated net cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by the Chief Financial Officer or an authorized Officer of the Company; provided that such net cost savings or synergies are reasonably identifiable and factually supportable.

“Consolidated Tangible Assets” means, as of any date of determination, the total assets less the sum of the goodwill, net, and other intangible assets, net, in each case reflected on the consolidated balance sheet of the Company and its Restricted Subsidiaries as at the end of the most recently ended fiscal quarter of the Company for which such a balance sheet is available, determined on a Consolidated basis in accordance with GAAP (and, in the case of any determination relating to any Incurrence of Indebtedness or any Investment, on a pro forma basis including any property or assets being acquired in connection therewith).

“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to (1) the aggregate principal amount of outstanding Indebtedness of the Company and its Restricted Subsidiaries as of such date consisting of (without duplication) Indebtedness for borrowed money (including Purchase Money

Obligations and unreimbursed outstanding drawn amounts under funded letters of credit (other than letters of credit in respect of trade payables)), Capitalized Lease Obligations, debt obligations evidenced by bonds, debentures, notes or similar instruments, Disqualified Stock, and (in the case of any Restricted Subsidiary that is not a Subsidiary Guarantor) Preferred Stock, determined on a Consolidated basis in accordance with GAAP (excluding items eliminated in Consolidation, and for the avoidance of doubt, excluding Hedging Obligations), minus (2) the amount of Unrestricted Cash held by the Company and its Restricted Subsidiaries as of the most recent date with respect to which a balance sheet is available.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (i) Consolidated Total Indebtedness as at such date (after giving effect to any Incurrence or Discharge of Indebtedness on such date) to (ii) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Company are available, provided that:

(1) if since the beginning of such period the Company or any Restricted Subsidiary shall have made a Sale, the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

(2) if since the beginning of such period the Company or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made a Purchase (including any Purchase occurring in connection with a transaction causing a calculation to be made hereunder), Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

(3) if since the beginning of such period any Person became a Restricted Subsidiary or was merged or consolidated with or into the Company or any Restricted Subsidiary, and since the beginning of such period such Person shall have made any Sale or Purchase that would have required an adjustment pursuant to clause (1) or (2) above if made by the Company or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto, the pro forma calculations in respect thereof (including without limitation in respect of anticipated net cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by the Chief Financial Officer or an authorized Officer of the Company; provided that such net cost savings or synergies are reasonably identifiable and factually supportable.

“Consolidation” means the consolidation of the accounts of each of the Restricted Subsidiaries with those of the Company in accordance with GAAP; provided that “Consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Company or any Restricted Subsidiary in any Unrestricted Subsidiary will be accounted for as an investment. The term “Consolidated” has a correlative meaning.

“Contingent Obligation” means, with respect to any Person, any obligation of such Person guaranteeing any obligation that does not constitute Indebtedness (a “primary obligation”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (1) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (2) to advance or supply funds (a) for the purchase or payment of any such primary obligation, or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contractual Obligation” means, as to any Person, any provision of any material security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contribution Amounts” means the aggregate amount of capital contributions applied by the Company to permit the Incurrence of Contribution Indebtedness pursuant to clause (b)(x) of the covenant described under “—Certain Covenants—Limitation on Indebtedness.”

“Contribution Indebtedness” means Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of the Company or such Restricted Subsidiary after the Issue Date (whether through the issuance or sale of Capital Stock or otherwise); provided that such Contribution Indebtedness (a) is incurred within 180 days after the making of the related cash contribution and (b) is so designated as Contribution Indebtedness pursuant to an Officer’s Certificate on the date of Incurrence thereof.

“Credit Facilities” means one or more of (i) the Senior Term Facility, (ii) the Senior ABL Facility and (iii) any other facilities or arrangements designated by the Company, in each case with one or more banks or other lenders or institutions providing for revolving credit loans, term loans, receivables, inventory or real estate financings (including without limitation through the sale of receivables, inventory, real estate and/or other assets to such institutions or to special purpose entities formed to borrow from such institutions against such receivables, inventory, real estate and/or other assets or the creation of any Liens in respect of such receivables, inventory, real estate and/or other assets in favor of such institutions), letters of credit or other Indebtedness, in each case, including all agreements, instruments and documents executed and delivered pursuant to or in connection with any of the foregoing, including but not limited to any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original banks, lenders or institutions or other banks, lenders or institutions or otherwise, and whether provided under any original Credit Facility or one or more other credit agreements, indentures, financing agreements or other Credit Facilities or otherwise). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Credit Facility Indebtedness” means any and all amounts, whether outstanding on the Issue Date or thereafter incurred, payable under or in respect of any Credit Facility, including without limitation any principal, premium, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Restricted Subsidiary whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees, other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

“Currency Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangements (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary.

“Default” means any event or condition that is, or after notice or passage of time or both would be, an Event of Default.

“Designated Noncash Consideration” means the Fair Market Value of noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Noncash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation.

“Designated Preferred Stock” means Preferred Stock of the Company (other than Disqualified Stock) or any Parent that is issued for cash (other than to a Restricted Subsidiary) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate of the Company.

“Designated Senior Indebtedness” means with respect to a Person (i) the Credit Facility Indebtedness under or in respect of any Senior Credit Facility and (ii) any other Senior Indebtedness of such Person that, at the date of determination, has an aggregate principal amount equal to or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25.0 million and is specifically designated by such Person in an agreement or instrument evidencing or governing such Senior Indebtedness as “Designated Senior Indebtedness” for purposes of the Indenture.

“Disinterested Directors” means, with respect to any Affiliate Transaction, one or more members of the Board of Directors of the Company, or one or more members of the Board of Directors of a Parent, having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of any such Board of Directors shall not be deemed to have such a financial interest by reason of such member’s holding Capital Stock of the Company or any Parent or any options, warrants or other rights in respect of such Capital Stock.

“Disqualified Stock” means, with respect to any Person, any Capital Stock (other than Management Stock) that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control,” or an Asset Disposition) (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control,” or an Asset Disposition), in whole or in part, in each case on or prior to the final Stated Maturity of the Notes; provided that Capital Stock issued to any employee benefit plan, or by any such plan to any employees of the Company or any Subsidiary, shall not constitute Disqualified Stock solely because it may be required to be repurchased or otherwise acquired or retired in order to satisfy applicable statutory or regulatory obligations.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company other than a Foreign Subsidiary.

“Dormant Subsidiary” means any Subsidiary of the Company that carries on no operations, had revenues of less than $4.0 million during the most recently completed period of four consecutive fiscal quarters of the Company and has total assets of less than $4.0 million as of the last day of such period; provided that the assets of all Subsidiaries constituting Dormant Subsidiaries shall at no time exceed $20.0 million in the aggregate and the revenues of all Subsidiaries constituting Dormant Subsidiaries for any four consecutive fiscal quarters shall at no time exceed $20.0 million in the aggregate.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Contribution” means Net Cash Proceeds, or the Fair Market Value of property or assets, received by the Company as capital contributions to the Company after the Issue Date or from the issuance or sale (other than to a Restricted Subsidiary) of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the Company, in each case to the extent designated as an Excluded Contribution pursuant to an Officer’s Certificate of the Company and not previously included in the calculation set forth in clause (a)(3)(B)(x) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” for purposes of determining whether a Restricted Payment may be made.

“Excluded Subsidiary” means any (a) Special Purpose Subsidiary, (b) Subsidiary of a Foreign Subsidiary, (c) Unrestricted Subsidiary, (d) Immaterial Subsidiary, (e) Dormant Subsidiary, (f) Captive Insurance Subsidiary, (g) Domestic Subsidiary that is prohibited by any applicable Contractual Obligation or Requirement of Law from guaranteeing or granting Liens to secure the Notes at the time such Subsidiary becomes a Restricted Subsidiary (and for so long as such restriction or any replacement or renewal thereof is in effect) or (h) Domestic Subsidiary with respect to which, in the reasonable judgment of the Company, the cost or other consequences (including any adverse tax consequences) of providing a Guarantee of the Notes shall be excessive in view of the benefits to be obtained by the Holders of the Notes therefrom.

“Excluded Subsidiary Securities” means any Capital Stock and other securities of a Subsidiary to the extent that the pledge of or grant of any other Lien on such Capital Stock and other securities results in the Company being required to file separate financial statements of such Subsidiary with the SEC (or any other governmental authority) pursuant to either Rule 3-10 or 3-16 of Regulation S-X under the Securities Act, or any other law, rule or regulation as in effect from time to time, but only to the extent necessary to not be subject to such requirement.

“Exempt Sale and Leaseback Transaction” means any Sale and Leaseback Transaction (a) in which the sale or transfer of property occurs within 90 days of the acquisition of such property by the Company or any of its Subsidiaries or (b) that involves property with a book value of $20.0 million or less and is not part of a series of related Sale and Leaseback Transactions involving property with an aggregate value in excess of such amount and entered into with a single Person or group of Persons. For purposes of the foregoing, “Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing by the Company or any of its Subsidiaries of real or personal property that has been or is to be sold or transferred by the Company or any such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Company or such Subsidiary.

“Fair Market Value” means, with respect to any asset or property, the fair market value of such asset or property as determined in good faith by the Board of Directors, whose determination will be conclusive.

“Financing Disposition” means any sale, transfer, conveyance or other disposition of, or creation or incurrence of any Lien on, property or assets (a) by the Company or any Subsidiary thereof to or in favor of any Special Purpose Entity, or by any Special Purpose Subsidiary, in each case in connection with the Incurrence by a Special Purpose Entity of Indebtedness, or obligations to make payments to the obligor on Indebtedness, which may be secured by a Lien in respect of such property or assets or (b) by the Company or any Subsidiary thereof to or in favor of any Special Purpose Entity that is not a Special Purpose Subsidiary.

“Fixed GAAP Date” means the Issue Date, provided that at any time after the Issue Date, the Company may by written notice to the Trustee elect to change the Fixed GAAP Date to be the date specified in such notice, and upon such notice, the Fixed GAAP Date shall be such date for all periods beginning on and after the date specified in such notice.

“Fixed GAAP Terms” means (a) the definitions of the terms “Borrowing Base,” “Capitalized Lease Obligation,” “Consolidated Coverage Ratio,” “Consolidated EBITDA,” “Consolidated Interest Expense,” “Consolidated Net Income,” “Consolidated Secured Indebtedness,” “Consolidated Secured Leverage Ratio,” “Consolidated Senior Priority Indebtedness,” “Consolidated Senior Priority Leverage Ratio,” “Consolidated Total Leverage Ratio,” “Consolidated Tangible Assets,” “Consolidated Total Indebtedness,” “Consolidation,” “Inventory” or “Receivables,” (b) all defined terms in the Indenture to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions, and (c) any other term or provision of the Indenture, the Note Security Documents or the Notes that, at the Company’s election, may be specified by the Company by written notice to the Trustee from time to time.

“Foreign Subsidiary” means (a) any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any state thereof or the District of Columbia and any Restricted Subsidiary of such Foreign Subsidiary and (b) any Restricted Subsidiary of the Company that has no material assets other than securities or Indebtedness of one or more Foreign Subsidiaries (or Subsidiaries thereof), intellectual property relating to such Foreign Subsidiaries (or Subsidiaries thereof) and other assets relating to an ownership interest in any such securities, Indebtedness, intellectual property or Subsidiaries.

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the Fixed GAAP Date (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of the Indenture), including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, and subject to the following: If at any time the SEC permits or requires U.S. domiciled companies subject to the reporting requirements of the Exchange Act to use IFRS in lieu of GAAP for financial reporting purposes, the Company may elect by written notice to the Trustee to so use IFRS in lieu of GAAP and, upon any such notice, references herein to GAAP shall thereafter be construed to mean (a) for periods beginning on and after the date specified in such notice, IFRS as in effect on the date specified in such notice (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of the Indenture) and (b) for prior periods, GAAP as defined in the first sentence of this definition. All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor Subordinated Obligations” means, with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is expressly subordinated in right of payment to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee pursuant to a written agreement.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodities Agreement.

“Holder” or “Noteholder” means the Person in whose name a Note is registered in the Note Register.

“Holding” means HDS Holding Corporation, a Delaware corporation, and any successor in interest thereto.

“Holding Parent” means HDS Investment Holding, Inc., a Delaware corporation, and any successor in interest thereto.

“IFRS” means International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants, or any successor to either such Board, or the SEC, as the case may be), as in effect from time to time.

“Immaterial Subsidiary” means (i) any Subsidiary of the Company existing on the Closing Date with the consent of the Term Agent and (ii) any Subsidiary of the Company organized or acquired after the Closing Date, in the case of each of (i) and (ii) designated by the Company to the Trustee in writing, that had (a) total consolidated revenues of less than 2.5% of the total consolidated revenues of the Company and its Subsidiaries during the most recently completed period of four consecutive fiscal quarters of the Company and (b) total consolidated assets of less than 2.5% of the total consolidated assets of the Company and its Subsidiaries as of the last day of such period; provided that (x) for purposes of the provisions described under “—Subsidiary Guarantees,” “—Security for the Notes—After Acquired Property,” and “—Certain Covenants—Future Subsidiary Guarantors”, any Special Purpose Subsidiary shall be deemed to be an “Immaterial Subsidiary,” and (y) Immaterial Subsidiaries (other than any Special Purpose Subsidiary) shall not, in the aggregate, (1) have had revenues in excess of 10.0% of the total consolidated revenues of the Company and its Subsidiaries during the most recently completed period of four consecutive fiscal quarters or (2) have had total assets in excess of 10.0% of the total consolidated assets of the Company and its Subsidiaries as of the last day of such period. Any Subsidiary so designated as an Immaterial Subsidiary that fails to meet the foregoing as of the last day of any such four consecutive fiscal quarter period shall continue to be deemed an “Immaterial Subsidiary” hereunder until the date that is 60 days following the filing, transmittal or making available of annual or quarterly financial statements pursuant to the covenant described under “—Certain Covenants—SEC Reports” with respect to the last quarter of such four consecutive fiscal quarter period.

“Incur” means issue, assume, enter into any Guarantee of, incur or otherwise become liable for; and the terms “Incurs,” “Incurred” and “Incurrence” shall have a correlative meaning; provided, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. Accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness, and the payment of dividends on Capital Stock constituting Indebtedness in the form of additional shares of the same class of Capital Stock, will not be deemed to be an Incurrence of Indebtedness. Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed Incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(i) the principal of indebtedness of such Person for borrowed money,

(ii) the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,

(iii) all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit, bankers’ acceptances or other instruments plus the aggregate amount of drawings thereunder that have not then been reimbursed),

(iv) all obligations of such Person to pay the deferred and unpaid purchase price of property (except Trade Payables), which purchase price is due more than one year after the date of placing such property in final service or taking final delivery and title thereto,

(v) all Capitalized Lease Obligations of such Person,

(vi) the redemption, repayment or other repurchase amount of such Person with respect to any Disqualified Stock of such Person or (if such Person is a Subsidiary of the Company other than a Subsidiary Guarantor) any Preferred Stock of such Subsidiary, but excluding, in each case, any accrued dividends (the amount of such obligation to be equal at any time to the maximum fixed involuntary redemption, repayment or repurchase price for such Capital Stock, or if less (or if such Capital Stock has no such fixed price), to the involuntary redemption, repayment or repurchase price therefor calculated in accordance with the terms thereof as if then redeemed, repaid or repurchased, and if such price is based upon or measured by the fair market value of such Capital Stock, such fair market value shall be as determined in good faith by the Board of Directors or the board of directors or other governing body of the issuer of such Capital Stock),

(vii) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of Indebtedness of such Person shall be the lesser of (A) the fair market value of such asset at such date of determination (as determined in good faith by the Company) and (B) the amount of such Indebtedness of such other Persons,

(viii) all Guarantees by such Person of Indebtedness of other Persons, to the extent so Guaranteed by such Person, and

(ix) to the extent not otherwise included in this definition, net Hedging Obligations of such Person (the amount of any such obligation to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time);

provided that Indebtedness shall not include Contingent Obligations Incurred in the ordinary course of business.

The amount of Indebtedness of any Person at any date shall be determined as set forth above or otherwise provided in the Indenture, or otherwise shall equal the amount thereof that would appear as a liability on a balance sheet of such Person (excluding any notes thereto) prepared in accordance with GAAP.

“Intercreditor Agreements” means, collectively, the Base Intercreditor Agreement, the Cash Flow Intercreditor Agreement and any other intercreditor agreement entered into from time to time in accordance with the Indenture.

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, future agreement, option agreement, swap agreement, cap agreement, collar agreement, hedge agreement or other similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is party or a beneficiary.

“Inventory” means goods held for sale, lease or use by a Person in the ordinary course of business, net of any reserve for goods that have been segregated by such Person to be returned to the applicable vendor for credit and net of any applicable unearned vendor rebates, as determined in accordance with GAAP.

“Investment” in any Person by any other Person means any direct or indirect advance, loan or other extension of credit (other than to customers, dealers, licensees, franchisees, suppliers, directors, officers or employees of any Person in the ordinary course of business) or capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only, (i) “Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary, provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation, (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value (as determined in good faith by the Company) at the time of such transfer and (iii) for purposes of clause (3)(C) of paragraph (a) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments,” the amount resulting from the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary shall be the Fair Market Value of the Investment in such Unrestricted Subsidiary at the time of such redesignation (excluding the amount of such Investment then outstanding pursuant to clause (xv) or (xviii) of the definition of the term “Permitted Investments” or clause (vii) or (xii) of paragraph (b) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments”). Guarantees shall not be deemed to be Investments. The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Company’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment; provided, that to the extent that the amount of Restricted Payments outstanding at any time pursuant to paragraph (a) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” is so reduced by any portion of any such amount or value that would otherwise be included in the calculation of Consolidated Net Income, such portion of such amount or value shall not be so included for purposes of calculating the amount of Restricted Payments that may be made pursuant to paragraph (a) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

“Investment Grade Rating” means a rating of Baa3 or better by Moody’s and BBB- or better by S&P (or, in either case, the equivalent of such rating by such organization), or an equivalent rating by any other Rating Agency.

“Investment Grade Securities”: means (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents); (ii) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries; (iii) investments in any fund that invests exclusively in investments of the type described in clauses (i) and (ii), which fund may also hold immaterial amounts of cash pending investment or distribution; and (iv) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investors” means (i) the CD&R Investors, the Bain Capital Investors and the Carlyle Investors and (ii) any of their respective legal successors.

“Issue Date” means April 12, 2012.

“Junior Capital” means, collectively, any Indebtedness of any Parent or the Company that (i) is not secured by any asset of the Company or any Restricted Subsidiary, (ii) is expressly subordinated to the prior payment in full of the Notes on terms consistent with, or (taken as a whole) not materially less favorable to the Holders than, those contained in the Senior Subordinated Indenture (as determined in good faith by the Company), (iii) has a final maturity date that is not earlier than, and provides for no scheduled payments of principal prior to, the date that is 91 days after the maturity of the Notes (other than through conversion or exchange of any such Indebtedness for Capital Stock (other than Disqualified Stock) of the Company, Capital Stock of any Parent or any other Junior Capital), (iv) has no mandatory redemption or prepayment obligations other than obligations that are subject to the prior payment in full in cash of the Notes and (v) does not require the payment of cash interest until the date that is 91 days after the maturity of the Notes.

“Junior Lien Priority” means with respect to specified Indebtedness, secured by a Lien on specified Collateral ranking junior to the Lien on such Collateral securing the Notes or any Subsidiary Guarantee, as applicable, either pursuant to the Base Intercreditor Agreement or one or more other intercreditor agreements having terms no less favorable to the Holders with respect to such Collateral than the terms of the Base Intercreditor Agreement applicable to the rights of the Holders in relation to the holders of ABL Obligations (as defined in the Base Intercreditor Agreement) with respect to Cash Flow Priority Collateral, as determined in good faith by the Company.

“Liabilities” means, collectively, any and all claims, obligations, liabilities, causes of action, actions, suits, proceedings, investigations, judgments, decrees, losses, damages, fees, costs and expenses (including without limitation interest, penalties and fees and disbursements of attorneys, accountants, investment bankers and other professional advisors), in each case whether incurred, arising or existing with respect to third parties or otherwise at any time or from time to time.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Management Advances” means (1) loans or advances made to directors, officers, employees or consultants of any Parent, the Company or any Restricted Subsidiary (x) in respect of travel, entertainment or moving related expenses incurred in the ordinary course of business, (y) in respect of moving related expenses incurred in connection with any closing or consolidation of any facility, or (z) in the ordinary course of business and (in the case of this clause (z)) not exceeding $10.0 million in the aggregate outstanding at any time, (2) promissory notes of Management Investors acquired in connection with the issuance of Management Stock to such Management Investors, (3) Management Guarantees, or (4) other Guarantees of borrowings by Management Investors in connection with the purchase of Management Stock, which Guarantees are permitted under the covenant described under “—Certain Covenants—Limitation on Indebtedness.”

“Management Agreements” means, collectively, (i) the Subscription Agreements, each dated as of August 30, 2007, between Holding Parent and each of the Investors party thereto, (ii) the Consulting Agreements, each dated as of August 30, 2007, among Holding Parent, the Company and each of CD&R, Bain Capital and Carlyle, or Affiliates thereof, respectively, (iii) the Indemnification Agreements, each dated as of

August 30, 2007, among the Company, Holding Parent and each of (a) CD&R and each CD&R Investor, (b) Bain Capital and each Bain Capital Investor, and (c) Carlyle and each Carlyle Investor, or Affiliates thereof, respectively, (iv) the Registration Rights Agreement, dated as of August 30, 2007, among Holding Parent and the Investors party thereto and any other Person party thereto from time to time, (v) the Stockholders Agreement, dated as of August 30, 2007, by and among Holding Parent and the Investors party thereto and any other Person party thereto from time to time and (vi) any other agreement primarily providing for indemnification and/or contribution for the benefit of any Permitted Holder in respect of Liabilities resulting from, arising out of or in connection with, based upon or relating to (a) any management, consulting, financial advisory, financing, underwriting or placement services or other investment banking activities, (b) any offering of securities or other financing activity or arrangement of or by any Parent or any of its Subsidiaries or (c) any action or failure to act of or by any Parent or any of its Subsidiaries (or any of their respective predecessors); in each case in clauses (i) through (vi) as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof and of the Indenture.

“Management Guarantees” means guarantees (x) of up to an aggregate principal amount outstanding at any time of $25.0 million of borrowings by Management Investors in connection with their purchase of Management Stock or (y) made on behalf of, or in respect of loans or advances made to, directors, officers, employees or consultants of any Parent, the Company or any Restricted Subsidiary (1) in respect of travel, entertainment and moving related expenses incurred in the ordinary course of business, or (2) in the ordinary course of business and (in the case of this clause (2)) not exceeding $10.0 million in the aggregate outstanding at any time.

“Management Indebtedness” means Indebtedness Incurred to any Management Investor to finance the repurchase or other acquisition of Capital Stock of the Company or any Parent (including any options, warrants or other rights in respect thereof) from any Management Investor, which repurchase or other acquisition of Capital Stock is permitted by the covenant described under “—Limitation on Restricted Payments.”

“Management Investors” means the officers, directors, employees and other members of the management of any Parent, the Company or any of their respective Subsidiaries, or family members or relatives thereof (provided that, solely for purposes of the definition of “Permitted Holders,” such relatives shall include only those Persons who are or become Management Investors in connection with estate planning for or inheritance from other Management Investors, as determined in good faith by the Company, which determination shall be conclusive), or trusts, partnerships or limited liability companies for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Company or any Parent.

“Management Stock” means Capital Stock of the Company or any Parent (including any options, warrants or other rights in respect thereof) held by any of the Management Investors.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Net Available Cash” from an Asset Disposition means an amount equal to the cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or to be accrued as a liability under GAAP, as a consequence of such Asset Disposition (including as a consequence of any transfer of funds in connection with the application thereof in accordance with the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock”), (ii) all payments made, and all installment payments required to be made, on any Indebtedness (x) that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or (y) that must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset

Disposition, including but not limited to any payments required to be made to increase borrowing availability under any revolving credit facility, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition, or to any other Person (other than the Company or a Restricted Subsidiary) owning a beneficial interest in the assets disposed of in such Asset Disposition, (iv) any liabilities or obligations associated with the assets disposed of in such Asset Disposition and retained, indemnified or insured by the Company or any Restricted Subsidiary after such Asset Disposition, including without limitation pension and other post-employment benefit liabilities, liabilities related to environmental matters, and liabilities relating to any indemnification obligations associated with such Asset Disposition, and (v) the amount of any purchase price or similar adjustment (x) claimed by any Person to be owed by the Company or any Restricted Subsidiary, until such time as such claim shall have been settled or otherwise finally resolved, or (y) paid or payable by the Company or any Restricted Subsidiary, in either case in respect of such Asset Disposition.

“Net Cash Proceeds,” with respect to any issuance or sale of any securities or Indebtedness of the Company or any Subsidiary by the Company or any Subsidiary, or any capital contribution, means the cash proceeds of such issuance, sale or contribution net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance, sale or contribution and net of taxes paid or payable as a result thereof.

“Note Security Documents” means the Collateral Agreement and any mortgages, security agreements, pledge agreements or other instruments evidencing or creating Liens on the assets of the Company and the Subsidiary Guarantors to secure the obligations under the Notes and the Indenture, as amended, restated, supplemented, waived or otherwise modified from time to time.

“Obligations” means, with respect to any Indebtedness, any principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Restricted Subsidiary whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, Guarantees of such Indebtedness (or of Obligations in respect thereof), other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

“Officer” means, with respect to the Company or any other obligor upon the Notes, the Chairman of the Board, the President, the Chief Executive Officer, the Chief Financial Officer, any Vice President, the Controller, the Treasurer or the Secretary (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity (or any other individual designated as an “Officer” for the purposes of the Indenture by the Board of Directors).

“Officer’s Certificate” means, with respect to the Company or any other obligor upon the Notes, a certificate signed by one Officer of such Person.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

“Parent” means any of Holding, Holding Parent, any Other Parent, and any other Person that is a Subsidiary of Holding, Holding Parent or any Other Parent and of which the Company is a Subsidiary. As used herein, “Other Parent” means a Person of which the Company becomes a Subsidiary after the Issue Date, provided that either (x) immediately after the Company first becomes a Subsidiary of such Person, more than 50% of the Voting Stock of such Person shall be held by one or more Persons that held more than 50% of the Voting Stock of a Parent of the Company immediately prior to the Company first becoming such Subsidiary or (y) such Person shall be deemed not to be an Other Parent for the purpose of determining whether a Change of Control shall have occurred by reason of the Company first becoming a Subsidiary of such Person.

“Parent Expenses” means (i) costs (including all professional fees and expenses) incurred by any Parent in connection with maintaining its existence or in connection with its reporting obligations under, or in connection with compliance with, applicable laws or applicable rules of any governmental, regulatory or self-regulatory body or stock exchange, the Indenture, the Senior First Priority Indenture, the Senior Unsecured Indenture, the Senior Subordinated Indenture or any other agreement or instrument relating to Indebtedness of the Company or any Restricted Subsidiary, including in respect of any reports filed with respect to the Securities Act, the Exchange Act or the respective rules and regulations promulgated thereunder, (ii) expenses incurred by any Parent in connection with the acquisition, development, maintenance, ownership, prosecution, protection and defense of its intellectual property and associated rights (including but not limited to trademarks, service marks, trade names, trade dress, patents, copyrights and similar rights, including registrations and registration or renewal applications in respect thereof; inventions, processes, designs, formulae, trade secrets, know-how, confidential information, computer software, data and documentation, and any other intellectual property rights; and licenses of any of the foregoing) to the extent such intellectual property and associated rights relate to the business or businesses of the Company or any Subsidiary thereof, (iii) indemnification obligations of any Parent owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with or for the benefit of any such Person (including the Management Agreements), or obligations in respect of director and officer insurance (including premiums therefor), (iv) other administrative and operational expenses of any Parent incurred in the ordinary course of business, and (v) fees and expenses incurred by any Parent in connection with any offering of Capital Stock or Indebtedness, (w) which offering is not completed, or (x) where the net proceeds of such offering are intended to be received by or contributed or loaned to the Company or a Restricted Subsidiary, or (y) in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received, contributed or loaned, or (z) otherwise on an interim basis prior to completion of such offering so long as any Parent shall cause the amount of such expenses to be repaid to the Company or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed.

“Pari Passu Lien Priority” means, with respect to specified Indebtedness, secured by a Lien on specified Collateral ranking equal with the Lien on such Collateral securing the Notes or any Subsidiary Guarantee, as applicable, either pursuant to the Cash Flow Intercreditor Agreement or one or more other intercreditor agreements having terms no less favorable to the Holders in relation to the holders of such specified Indebtedness with respect to such Collateral than the terms of the Cash Flow Intercreditor Agreement applicable to the rights of the Holders in relation to the holders of Junior Priority Obligations (as defined in the Cash Flow Intercreditor Agreement) with respect to the Collateral, as determined in good faith by the Company.

“Permitted Holder” means any of the following: (i) any of the Investors; (ii) any of the Management Investors and their respective Affiliates; (iii) any investment fund or vehicle managed or sponsored by CD&R, Bain Capital, Carlyle or any Affiliate thereof, and any Affiliate of or successor to any such investment fund or vehicle; (iv) any limited or general partners of, or other investors in, any CD&R Investor, Bain Capital Investor or Carlyle Investor or any of their respective Affiliates, or any such investment fund or vehicle (as to any such limited partner or other investor, solely to the extent of any Capital Stock of the Company or any Parent actually received by way of dividend or distribution from any such Investor, Affiliate, or investment fund or vehicle); and (v) any Person acting in the capacity of an underwriter in connection with a public or private offering of Capital Stock of any Parent or the Company. In addition, any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) whose status as a “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) constitutes or results in a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture, together with its Affiliates, shall thereafter constitute Permitted Holders.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in, or consisting of, any of the following:

(i) a Restricted Subsidiary, the Company, or a Person that will, upon the making of such Investment, become a Restricted Subsidiary (and any Investment held by such Person that was not acquired by such Person in contemplation of so becoming a Restricted Subsidiary);

(ii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, or is liquidated into, the Company or a Restricted Subsidiary (and, in each case, any Investment held by such other Person that was not acquired by such Person in contemplation of such merger, consolidation or transfer);

(iii) Temporary Cash Investments, Investment Grade Securities or Cash Equivalents;

(iv) receivables owing to the Company or any Restricted Subsidiary, if created or acquired in the ordinary course of business;

(v) any securities or other Investments received as consideration in, or retained in connection with, sales or other dispositions of property or assets, including Asset Dispositions made in compliance with the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock”;

(vi) securities or other Investments received in settlement of debts created in the ordinary course of business and owing to, or of other claims asserted by, the Company or any Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments, including in connection with any bankruptcy proceeding or other reorganization of another Person;

(vii) Investments in existence or made pursuant to legally binding written commitments in existence on the Issue Date;

(viii) Currency Agreements, Interest Rate Agreements, Commodities Agreements and related Hedging Obligations, which obligations are Incurred in compliance with the covenant described under “—Certain Covenants—Limitation on Indebtedness”;

(ix) pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business or (y) otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under the covenant described under “—Certain Covenants—Limitation on Liens”;

(x)(1) Investments in or by any Special Purpose Subsidiary, or in connection with a Financing Disposition (described in clause (a) of the definition thereof) by or to or in favor of any Special Purpose Entity, including Investments of funds held in accounts permitted or required by the arrangements governing such Financing Disposition or any related Indebtedness, or (2) any promissory note issued by the Company, or any Parent, provided that if such Parent receives cash from the relevant Special Purpose Entity in exchange for such note, an equal cash amount is contributed by any Parent to the Company;

(xi) bonds secured by assets leased to and operated by the Company or any Restricted Subsidiary that were issued in connection with the financing of such assets so long as the Company or any Restricted Subsidiary may obtain title to such assets at any time by paying a nominal fee, canceling such bonds and terminating the transaction;

(xii) Notes;

(xiii) any Investment to the extent made using Capital Stock of the Company (other than Disqualified Stock), or Capital Stock of any Parent or Junior Capital, as consideration;

(xiv) Management Advances;

(xv) Investments in Related Businesses in an aggregate amount outstanding at any time not to exceed the greater of $125.0 million and 2.5% of Consolidated Tangible Assets;

(xvi) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of paragraph (b) of the covenant described under “—Certain Covenants—Limitation on Transactions with Affiliates” (except transactions described in clauses (i), (v) and (vi) of such paragraph), including any Investment pursuant to any transaction described in clause (ii) of such paragraph (whether or not any Person party thereto is at any time an Affiliate of the Company);

(xvii) any Investment by any Captive Insurance Subsidiary in connection with its provision of insurance to the Company or any of its Subsidiaries, which Investment is made in the ordinary course of business of such Captive Insurance Subsidiary, or by reason of applicable law, rule, regulation or order, or that is required or approved by any regulatory authority having jurisdiction over such Captive Insurance Subsidiary or its business, as applicable; and

(xviii) other Investments in an aggregate amount outstanding at any time not to exceed the greater of $125.0 million and 2.5% of Consolidated Tangible Assets.

If any Investment pursuant to clause (xv) or (xviii) above, or clause (vii) of paragraph (b) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments,” as applicable, is made in any Person that is not a Restricted Subsidiary and such Person thereafter (A) becomes a Restricted Subsidiary or (B) is merged or consolidated into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary, then such Investment shall thereafter be deemed to have been made pursuant to clause (i) or (ii) above, respectively, and not clause (xv) or (xviii) above, or clause (vii) of paragraph (b) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments,” as applicable (and, in the case of the foregoing clause (A), for so long as such Person continues to be a Restricted Subsidiary unless and until such Person is merged or consolidated into or transfers or conveys all or substantially all its assets to, or is liquidated into, the Company or a Restricted Subsidiary).

“Permitted Liens” means:

(a) Liens for taxes, assessments or other governmental charges not yet delinquent or the nonpayment of which in the aggregate would not reasonably be expected to have a material adverse effect on the Company and its Restricted Subsidiaries or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or a Subsidiary thereof, as the case may be, in accordance with GAAP;

(b) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business in respect of obligations that are not overdue for a period of more than 60 days or that are bonded or that are being contested in good faith and by appropriate proceedings;

(c) pledges, deposits or Liens in connection with workers’ compensation, unemployment insurance and other social security and other similar legislation or other insurance related obligations (including, without limitation, pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

(d) pledges, deposits or Liens to secure the performance of bids, tenders, trade, government or other contracts (other than for borrowed money), obligations for utilities, leases, licenses, statutory obligations, completion guarantees, surety, judgment, appeal or performance bonds, other similar bonds, instruments or obligations, and other obligations of a like nature incurred in the ordinary course of business;

(e) easements (including reciprocal easement agreements), rights-of-way, building, zoning and similar restrictions, utility agreements, covenants, reservations, restrictions, encroachments, charges, and other similar encumbrances or title defects incurred, or leases or subleases granted to others, which do not in the aggregate materially interfere with the ordinary conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole;

(f) Liens existing on, or provided for under written arrangements existing on, the Issue Date, or (in the case of any such Liens securing Indebtedness of the Company or any of its Subsidiaries existing or arising under written arrangements existing on the Issue Date) securing any Refinancing Indebtedness in respect of such Indebtedness so long as the Lien securing such Refinancing Indebtedness is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or under such written arrangements could secure) the original Indebtedness;

(g)(i) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Company or any Restricted Subsidiary has easement rights or on any leased property and subordination or similar agreements relating thereto and (ii) any condemnation or eminent domain proceedings affecting any real property;

(h) Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Hedging Obligations, Bank Products Obligations, Purchase Money Obligations or Capitalized Lease Obligations Incurred in compliance with the covenant described under “—Certain Covenants—Limitation on Indebtedness”;

(i) Liens arising out of judgments, decrees, orders or awards in respect of which the Company or any Restricted Subsidiary shall in good faith be prosecuting an appeal or proceedings for review, which appeal or proceedings shall not have been finally terminated, or if the period within which such appeal or proceedings may be initiated shall not have expired;

(j) leases, subleases, licenses or sublicenses to or from third parties;

(k) Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of (1) Indebtedness Incurred in compliance with clause (b)(i), (b)(iv), (b)(v), (b)(vii), (b)(viii) (other than Junior Capital) or (b)(ix) of the covenant described under “—Certain Covenants—Limitation on Indebtedness,” or clause (b)(iii) thereof (other than the Senior Unsecured Notes, the Senior Subordinated Notes or Refinancing Indebtedness Incurred in respect of Indebtedness under Senior Unsecured Notes, Senior Subordinated Notes or described in paragraph (a) thereof), (2) (A) Acquisition Indebtedness Incurred in compliance with clause (b)(x) or (b)(xi) of the covenant described under “—Certain Covenants—Limitation on Indebtedness,” provided that (x) such Liens are limited to all or part of the same property or assets, including Capital Stock (plus improvements, accessions, proceeds or dividends or distributions in respect thereof, or replacements of any thereof) acquired, or of any Person acquired or merged or consolidated with or into the Company or any Restricted Subsidiary, in any transaction to which such Acquisition Indebtedness relates or (y) on the date of the Incurrence of such Indebtedness after giving effect to such Incurrence, the Consolidated Secured Leverage Ratio would equal or be less than the Consolidated Secured Leverage Ratio immediately prior to giving effect thereto or (B) any Refinancing Indebtedness Incurred in respect thereof, (3) the Notes, (4) Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor (limited, in the case of this clause (4), to Liens on any of the property and assets of any Restricted Subsidiary that is not a Subsidiary Guarantor), (5) Indebtedness or other obligations of any Special Purpose Entity, or (6) obligations in respect of Management Advances or Management Guarantees; in each case including Liens securing any Guarantee of any thereof;

(l) Liens existing on property or assets of a Person at the time such Person becomes a Subsidiary of the Company (or at the time the Company or a Restricted Subsidiary acquires such property or assets, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary); provided, however, that such Liens are not created in connection with, or in contemplation of, such other Person becoming such a Subsidiary (or such acquisition of such property or assets), and that such Liens are limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate; provided, further, that for purposes of this clause (l), if a Person other than the Company is the Successor Company with respect thereto, any Subsidiary thereof shall be deemed to become a Subsidiary of the Company, and any property or assets of such Person or any such Subsidiary shall be deemed acquired by the Company or a Restricted Subsidiary, as the case may be, when such Person becomes such Successor Company;

(m) Liens on Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(n) any encumbrance or restriction (including, but not limited to, pursuant to put and call agreements or buy/sell arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(o) Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness secured by, or securing any refinancing, refunding, extension, renewal or replacement (in whole or in part) of any other obligation secured by, any other Permitted Liens, provided that any such new Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the obligations to which such Liens relate;

(p) Liens (1) arising by operation of law (or by agreement to the same effect) in the ordinary course of business, (2) on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets, (3) on receivables (including related rights), (4) on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent that such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose, (5) securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities (including in connection with purchase orders and other agreements with customers), (6) in favor of the Company or any Subsidiary (other than Liens on property or assets of the Company or any Subsidiary Guarantor in favor of any Subsidiary that is not a Subsidiary Guarantor), (7) arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business, (8) on inventory or other goods and proceeds securing obligations in respect of bankers’ acceptances issued or created to facilitate the purchase, shipment or storage of such inventory or other goods, (9) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft, cash pooling or similar obligations incurred in the ordinary course of business, (10) attaching to commodity trading or other brokerage accounts incurred in the ordinary course of business, (11) arising in connection with repurchase agreements permitted under the covenant described under “—Certain Covenants—Limitation on Indebtedness” on assets that are the subject of such repurchase agreements or (12) in favor of any Special Purpose Entity in connection with any Financing Disposition;

(q) other Liens securing obligations incurred in the ordinary course of business, which obligations do not exceed $75.0 million at any time outstanding; and

(r) Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Indebtedness Incurred in compliance with the covenant described under “—Certain Covenants—Limitation on Indebtedness,” provided that on the date of the Incurrence of such Indebtedness after giving effect to such Incurrence (or on the date of the initial borrowing of such Indebtedness after giving pro forma effect to the Incurrence of the entire committed amount of such Indebtedness, in which case such committed amount may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with this clause), (x) in the case of Indebtedness having Senior Lien Priority, the Consolidated Senior Priority Leverage Ratio shall not exceed 3.25 to 1.0 or (y) in all other cases, the Consolidated Secured Leverage Ratio shall not exceed 4.50 to 1.0.

For purposes of determining compliance with this definition, (x) a Lien need not be incurred solely by reference to one category of Permitted Liens described in this definition but may be incurred under any combination of such categories (including in part under one such category and in part under any other such category) and (y) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens, the Company shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this definition.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” as applied to the Capital Stock of any corporation means Capital Stock of any class or classes (however designated) that by its terms is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Purchase” has the meaning set forth in paragraph (4) of the definition of “Consolidated Coverage Ratio.”

“Purchase Money Obligations” means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets, and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“Rating Agency” means Moody’s or S&P or, if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company which shall be substituted for Moody’s or S&P or both, as the case may be.

“Real Property” means land, buildings, structures and other improvements located thereon, fixtures attached thereto, and rights, privileges, easements and appurtenances related thereto, and related property interests.

“Receivable” means a right to receive payment pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay, as determined in accordance with GAAP.

“refinance” means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell or extend (including pursuant to any defeasance or discharge mechanism); and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in the Indenture shall have a correlative meaning.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refinance any Indebtedness existing on the date of the Indenture or Incurred in compliance with such Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary (to the extent permitted in such Indenture) and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, that (1) (x) if the Indebtedness being refinanced is Subordinated Obligations or Guarantor Subordinated Obligations, the Refinancing Indebtedness shall have a final Stated Maturity at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the final Stated Maturity of the Indebtedness being refinanced (or if shorter, the Notes), and (y) if the Indebtedness being refinanced was incurred pursuant to clause (b)(viii)(H) of the covenant described under “—Certain Covenants—Limitation on Indebtedness”, the Refinancing Indebtedness shall be Subordinated Obligations or Guarantor Subordinated Obligations, as applicable, (2) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced, plus (y) fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such Refinancing Indebtedness and (3) Refinancing Indebtedness shall not include (x) Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor that refinances Indebtedness of the Company or a Subsidiary Guarantor that could not have been initially Incurred by such Restricted Subsidiary pursuant to the covenant described under “—Certain Covenants—Limitation on Indebtedness” or (y) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

“Registration Rights Agreement” means the Exchange and Registration Rights Agreement, dated as of the Issue Date, between the Company and the initial purchasers of the Notes, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Related Business” means those businesses in which the Company or any of its Subsidiaries is engaged on the date of the Indenture, or that are similar, related, complementary, incidental or ancillary thereto or extensions, developments or expansions thereof.

“Related Taxes” means (x) any taxes, charges or assessments, including but not limited to sales, use, transfer, rental, ad valorem, value-added, stamp, property, consumption, franchise, license, capital, net worth, gross receipts, excise, occupancy, intangibles or similar taxes, charges or assessments (other than federal, state, foreign, provincial or local taxes measured by income, and federal, state, foreign, provincial or local withholding imposed by any government or other taxing authority on payments made by any Parent other than to another Parent), required to be paid by any Parent by virtue of its being incorporated or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than the Company, any of its Subsidiaries or any Parent), or being a holding company parent of the Company, any of its

Subsidiaries or any Parent or receiving dividends from or other distributions in respect of the Capital Stock of the Company, any of its Subsidiaries or any Parent, or having guaranteed any obligations of the Company or any of its Subsidiaries, or having made any payment in respect of any of the items for which the Company or any of its Subsidiaries is permitted to make payments to any Parent pursuant to the covenant described under “—Certain Covenants—Limitation on Restricted Payments,” or acquiring, developing, maintaining, owning, prosecuting, protecting or defending its intellectual property and associated rights (including but not limited to receiving or paying royalties for the use thereof) relating to the business or businesses of the Company or any of its Subsidiaries, (y) any taxes of a Parent attributable to any taxable period (or portion thereof) ending on or prior to the Issue Date or incurred in connection with the 2007 Transactions or the Transactions, or attributable to any Parent’s receipt of (or entitlement to) any payment in connection with the 2007 Transactions or the Transactions, including any payment received after the Issue Date pursuant to any agreement related to the 2007 Transactions or the Transactions, or (z) any other federal, state, foreign, provincial or local taxes measured by income for which any Parent is liable up to an amount not to exceed, with respect to federal taxes, the amount of any such taxes that the Company and its Subsidiaries would have been required to pay on a separate company basis, or on a consolidated basis as if the Company had filed a consolidated return on behalf of an affiliated group (as defined in Section 1504 of the Code or an analogous provision of state, foreign, provincial or local law) of which it were the common parent, or with respect to state, foreign, provincial or local taxes, the amount of any such taxes that the Company and its Subsidiaries would have been required to pay on a separate company basis, or on a combined basis as if the Company had filed a combined return on behalf of an affiliated group consisting only of the Company and its Subsidiaries (in each case, reduced by any such taxes paid directly by the Company or its Subsidiaries).

“Requirement of Law” means, as to any Person, the certificate of incorporation and by laws or other organizational or governing documents of such Person, and any law, statute, ordinance, code, decree, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its material property or to which such Person or any of its material property is subject, including laws, ordinances and regulations pertaining to zoning, occupancy and subdivision of real properties.

“Restricted Payment Transaction” means any Restricted Payment permitted pursuant to the covenant described under “—Certain Covenants—Limitation on Restricted Payments,” any Permitted Payment, any Permitted Investment, or any transaction specifically excluded from the definition of the term “Restricted Payment” (including pursuant to the exception contained in clause (i) and the parenthetical exclusions contained in clauses (ii) and (iii) of such definition).

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Sale” has the meaning set forth in paragraph (3) of the definition of “Consolidated Coverage Ratio”.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior ABL Agreement” means the Credit Agreement, dated as of the Issue Date, among the Company; the other borrowers party thereto from time to time; the lenders and other financial institutions party thereto from time to time; and General Electric Capital Corporation, as administrative agent and collateral agent, as such agreement may be amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior ABL Agreement or one or more other credit agreements or otherwise, unless such agreement, instrument or document expressly provides that is not intended to be and is not a Senior ABL Agreement).

“Senior ABL Facility” means the collective reference to the Senior ABL Agreement, any Loan Documents (as defined therein), any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior ABL Agreement or one or more other credit agreements, indentures (including the Indenture) or financing agreements or otherwise, unless such agreement, instrument or document expressly provides that it is not intended to be and is not a Senior ABL Facility). Without limiting the generality of the foregoing, the term “Senior ABL Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Senior Credit Agreements” means, collectively, the Senior ABL Agreement and the Senior Term Agreement.

“Senior Credit Facilities” means, collectively, the Senior ABL Facility and the Senior Term Facility.

“Senior First Priority Indenture” means the Indenture, dated as of the Issue Date, among the Company, the subsidiary guarantors party thereto from time to time and Wilmington Trust, National Association, as trustee, governing the 8 1/8% Senior Secured First Priority Notes due 2019 of the Company, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Senior First Priority Note Documents” means, collectively, the Senior First Priority Indenture and the “Note Security Documents” as such term is defined in the Senior First Priority Indenture.

“Senior First Priority Notes” means the “Notes” as such term is defined in the Senior First Priority Indenture.

“Senior Indebtedness” means any Indebtedness of the Company or any Restricted Subsidiary other than (x) in the case of the Company, Subordinated Obligations and (y) in the case of any Subsidiary Guarantor, Guarantor Subordinated Obligations.

“Senior Lien Priority” means, with respect to specified Indebtedness, secured by a Lien on specified Collateral ranking senior to the Lien on such Collateral securing the Notes or any Subsidiary Guarantee, as applicable, either pursuant to the Base Intercreditor Agreement, the Cash Flow Intercreditor Agreement or one or more other intercreditor agreements having terms no less favorable to the Holders in relation to the holders of such specified Indebtedness with respect to such Collateral than the terms of (x) the Base Intercreditor Agreement applicable to the rights of Holders in relation to the holders of ABL Obligations (as defined in the Base Intercreditor Agreement) with respect to ABL Priority Collateral, or (y) the Cash Flow Intercreditor Agreement applicable to the rights of the Holders in relation to the holders of Senior Priority Obligations (as defined in the Cash Flow Intercreditor Agreement) with respect to the Collateral, in each case as determined in good faith by the Company.

“Senior Subordinated Indenture” means the Indenture, dated as of August 30, 2007, among the Company, the subsidiary guarantors party thereto from time to time and Wells Fargo Bank, National Association, as trustee, governing the 13.5% Senior Subordinated Notes due 2015 of the Company, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Senior Subordinated Notes” means the “Notes” as such term is defined in the Senior Subordinated Indenture.

“Senior Term Agreement” means the Credit Agreement, dated as of the Issue Date, among the Company; the lenders and other financial institutions party thereto from time to time; and Bank of America, N.A., as administrative agent and collateral agent, as such agreement may be amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior Term Agreement or one or more other credit agreements or otherwise, unless such agreement, instrument or document expressly provides that is not intended to be and is not a Senior Term Agreement).

“Senior Term Facility” means the collective reference to the Senior Term Agreement, any Loan Documents (as defined therein), any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior Term Agreement or one or more other credit agreements, indentures (including the Indenture) or financing agreements or otherwise, unless such agreement, instrument or document expressly provides that it is not intended to be and is not a Senior Term Facility). Without limiting the generality of the foregoing, the term “Senior Term Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Senior Unsecured Indebtedness” means (a) the Senior Unsecured Notes and (b) any senior unsecured Indebtedness that refinances Senior Unsecured Notes or Subordinated Obligations, provided that in the event that any such Indebtedness is Incurred only in part to so refinance Senior Unsecured Notes or Subordinated Obligations, the Company at its option may classify a corresponding portion of such Indebtedness (not exceeding the principal amount of Senior Unsecured Notes or Subordinated Obligations so refinanced) as being Senior Unsecured Indebtedness and the remaining portion of such Indebtedness as not being Senior Unsecured Indebtedness.

“Senior Unsecured Indenture” means the Indenture, dated as of the Issue Date, among the Company, the subsidiary guarantors party thereto from time to time and Wilmington Trust, National Association, as trustee, governing the 14.875% Senior Notes due 2020 of the Company, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Senior Unsecured Notes” means the “Notes” as such term is defined in the Senior Unsecured Indenture.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC, as such Regulation is in effect on the Issue Date.

“Special Purpose Entity” means (x) any Special Purpose Subsidiary or (y) any other Person that is engaged in the business of (i) acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time), other accounts and/or other receivables, and/or related assets and/or (ii) acquiring, selling, leasing, financing or refinancing Real Property acquired after the Issue Date and/or related rights (including under leases and insurance policies) and/or assets (including managing, exercising and disposing of any such rights and/or assets) and/or (iii) financing or refinancing in respect of Capital Stock of any Special Purpose Subsidiary.

“Special Purpose Financing” means any financing or refinancing of assets consisting of or including Receivables and/or Real Property (in the case of Real Property, acquired after the Issue Date) of the Company or any Restricted Subsidiary that have been transferred to a Special Purpose Entity or made subject to a Lien in a Financing Disposition (including any financing or refinancing in respect of Capital Stock of a Special Purpose Subsidiary held by another Special Purpose Subsidiary).

“Special Purpose Financing Expense” means for any period, (a) the aggregate interest expense for such period on any Indebtedness of any Special Purpose Subsidiary that is a Restricted Subsidiary, which Indebtedness is not recourse to the Company or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings), and (b) Special Purpose Financing Fees.

“Special Purpose Financing Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Special Purpose Financing.

“Special Purpose Financing Undertakings” means representations, warranties, covenants, indemnities, guarantees of performance and (subject to clause (y) of the proviso below) other agreements and undertakings entered into or provided by the Company or any of its Restricted Subsidiaries that the Company determines in good faith (which determination shall be conclusive) are customary or otherwise necessary or advisable in connection with a Special Purpose Financing or a Financing Disposition; provided that (x) it is understood that Special Purpose Financing Undertakings may consist of or include (i) reimbursement and other obligations in respect of notes, letters of credit, surety bonds and similar instruments provided for credit enhancement purposes, (ii) Hedging Obligations, or other obligations relating to Interest Rate Agreements, Currency Agreements or Commodities Agreements entered into by the Company or any Restricted Subsidiary, in respect of any Special Purpose Financing or Financing Disposition, or (iii) any Guarantee in respect of customary recourse obligations (as determined in good faith by the Company) in connection with any collateralized mortgage-backed securitization or any other Special Purpose Financing or Financing Disposition in respect of Real Property, including in respect of Liabilities in the event of any involuntary case commenced with the collusion of any Special Purpose Subsidiary or any Affiliate thereof, or any voluntary case commenced by any Special Purpose Subsidiary, under any applicable Bankruptcy Law, and (y) subject to the preceding clause (x), any such other agreements and undertakings shall not include any Guarantee of Indebtedness of a Special Purpose Subsidiary by the Company or a Restricted Subsidiary that is not a Special Purpose Subsidiary.

“Special Purpose Subsidiary” means a Subsidiary of the Company that (a) is engaged solely in (x) the business of (i) acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time) and other accounts and receivables (including any thereof constituting or evidenced by chattel paper, instruments or general intangibles), all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto, and/or (ii) acquiring, selling, leasing, financing or refinancing Real Property acquired after the Issue Date and/or related rights (including under leases and insurance policies) and/or assets (including managing, exercising and disposing of any such rights and/or assets), all proceeds thereof and all rights (contractual and other), collateral and/or other assets relating thereto, and/or (iii) owning or holding Capital Stock of any Special Purpose Subsidiary and/or engaging in any financing or refinancing in respect thereof, and (y) any business or activities incidental or related to such business, and (b) is designated as a “Special Purpose Subsidiary” by the Company.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and its successors.

“Stated Maturity” means, with respect to any Indebtedness, the date specified in such Indebtedness as the fixed date on which the payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase or repayment of such Indebtedness at the option of the holder thereof upon the happening of any contingency).

“Subordinated Obligations” means any Indebtedness of the Company (whether outstanding on the date of the Indenture or thereafter Incurred) that is expressly subordinated in right of payment to the Notes pursuant to a written agreement.

“Subsidiary” of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other equity interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person or (ii) one or more Subsidiaries of such Person.

“Subsidiary Guarantee” means any guarantee of the Notes that may from time to time be entered into by a Restricted Subsidiary of the Company on the Issue Date or after the Issue Date pursuant to the covenant described under “—Certain Covenants—Future Subsidiary Guarantors.” As used in the Indenture, “Subsidiary Guarantee” refers to a Subsidiary Guarantee of the Notes.

“Subsidiary Guarantor” means any Restricted Subsidiary of the Company that enters into a Subsidiary Guarantee. As used in the Indenture, “Subsidiary Guarantor” refers to a Subsidiary Guarantor of the Notes.

“Successor Company” shall have the meaning assigned thereto in clause (i) under “—Merger and Consolidation.”

“Tax Sharing Agreement” means the Tax Sharing Agreement, dated as of August 30, 2007, among the Company, Holding and Holding Parent, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof and of the Indenture.

“Temporary Cash Investments” means any of the following: (i) any investment in (x) direct obligations of the United States of America, Canada, a member state of the European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Company or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any thereof, or obligations Guaranteed by the United States of America, Canada, or a member state of the European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Company or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any of the foregoing, or obligations guaranteed by any of the foregoing or (y) direct obligations of any foreign country recognized by the United States of America rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (ii) overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by (x) any bank or other institutional lender under a Credit Facility or any affiliate thereof, (y) JPMorgan Chase Bank, N.A., SunTrust Bank, Wells Fargo Bank, National Association, Bank of America, N.A., Wachovia Bank, National Association, Scotiabank, The Toronto-Dominion Bank, Bank of Montreal or any of their respective affiliates, or (z) a bank or trust company that is organized under the laws of the United States of America, any state thereof, Canada, any province thereof, or any foreign country recognized by the United States of America having capital and surplus aggregating in excess of $250.0 million (or the foreign currency equivalent thereof) and whose long term debt is rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization) at the time such Investment is made, (iii) repurchase obligations for underlying securities or instruments of the types described in clause (i) or (ii) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) Investments in commercial paper, maturing not more than 24 months after the date of acquisition, issued by a Person (other than that of the Company or any of its Subsidiaries), with a rating at the time as of which any Investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (v) Investments in securities maturing not more than 24 months after the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America or any province of Canada, or by any political subdivision or taxing authority of any thereof, and rated at least “BBB-” by S&P or “Baa3” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vi) Indebtedness or Preferred Stock (other than of the Company or any of its Subsidiaries) having a rating of “A” or higher by S&P or “A2” or higher by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vii) investment funds investing 95% of their assets in securities of the type described in clauses (i)—(vi) above (which funds may also hold reasonable amounts of cash pending investment and/or distribution), (viii) any money market deposit accounts issued or offered by a domestic commercial bank or a commercial bank organized and located in a country recognized by the United States of America or Canada, in each case, having capital and surplus in excess of $250.0 million (or the foreign currency equivalent thereof), or investments in money market funds subject to the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the Investment Company Act of 1940, as amended, and (ix) similar investments approved by the Board of Directors in the ordinary course of business.

“THD” means The Home Depot, Inc., and any successor in interest thereto.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa—77bbbb) as in effect on the date of the Indenture, except as otherwise provided therein.

“Trade Payables” means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

“Transactions” means, collectively, any or all of the following: (i) the entry into the Indenture, the Base Intercreditor Agreement, the Cash Flow Intercreditor Agreement, the Note Security Documents and the Registration Rights Agreement, and the offer and issuance of the Notes, (ii) the entry into the Senior First Priority Indenture, the other Senior First Priority Note Documents, and any related exchange and registration rights agreement, and the offer and issuance of the Senior First Priority Notes, (iii) the entry into the Senior Credit Facilities and Incurrence of Indebtedness thereunder by one or more of the Company and its Subsidiaries, (iv) the entry into the Senior Unsecured Indenture and any related exchange and registration rights agreement, and the offer and issuance of the Senior Unsecured Notes, (v) the repayment of certain existing Indebtedness of the Company and its Subsidiaries, (vi) the exchange of certain existing Indebtedness of the Company and its Subsidiaries for Senior Unsecured Notes, and (vii) all other transactions relating to any of the foregoing (including payment of fees and expenses related to any of the foregoing).

“Trustee” means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

“Trust Officer” means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect in the state of New York from time to time.

“Unrestricted Cash” means cash, Cash Equivalents and Temporary Cash Investments, other than (i) as disclosed in the consolidated financial statements of the Company as a line item on the balance sheet as “restricted cash” and (ii) cash, Cash Equivalents and Temporary Cash Investments of a Captive Insurance Subsidiary to the extent such cash, Cash Equivalents and Temporary Cash Investments are not permitted by applicable law or regulation to be dividended, distributed or otherwise transferred to the Company or any Restricted Subsidiary that is not a Captive Insurance Subsidiary.

“Unrestricted Subsidiary” means (i) any Subsidiary of the Company that at the time of determination is an Unrestricted Subsidiary, as designated by the Board of Directors in the manner provided below, (ii) any Subsidiary of an Unrestricted Subsidiary and (iii) unless designated a Restricted Subsidiary as provided below, NHDSA Holding, LLC and NHDSA LLC. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Restricted Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, that (A) such designation was made at or prior to the Issue Date, or (B) the Subsidiary to be so designated has total consolidated assets of $1,000 or less or (C) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments.” The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that immediately after giving effect to such designation (x) the Company could Incur at least $1.00 of additional Indebtedness under paragraph (a) in the covenant described under “—Certain Covenants—Limitation on Indebtedness” or (y) the Consolidated Coverage Ratio would be greater than it was immediately prior to giving effect to such designation or (z) such Subsidiary shall be a Special Purpose Subsidiary with no Indebtedness outstanding other than Indebtedness that can be Incurred (and upon such designation shall be deemed to be Incurred and outstanding) pursuant to paragraph (b) of the covenant described under “—Certain Covenants—Limitation on Indebtedness.” Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Company’s Board of Directors giving effect to such designation and an Officer’s Certificate of the Company certifying that such designation complied with the foregoing provisions. For the avoidance of doubt, any Senior Subordinated Notes in which a beneficial interest is held by any Unrestricted Subsidiary on the Issue Date may be acquired or retired by the Company or any Restricted Subsidiary without restriction under the covenant described under “—Certain Covenants—Limitation on Restricted Payments” and any such acquisition or retirement shall be deemed specifically excluded from the definition of “Restricted Payment.”

“U.S. Government Obligation” means (x) any security that is (i) a direct obligation of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or (ii) an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case under the preceding clause (i) or (ii) is not callable or redeemable at the option of the issuer thereof, and (y) any depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any U.S. Government Obligation that is specified in clause (x) above and held by such bank for the account of the holder of such depositary receipt, or with respect to any specific payment of principal of or interest on any U.S. Government Obligation that is so specified and held, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal or interest evidenced by such depositary receipt.

“Voting Stock” of an entity means all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of directors or all interests in such entity with the ability to control the management or actions of such entity.

“Wholly Owned Domestic Subsidiary” means as to any Person, any Domestic Subsidiary of such Person that is a Subsidiary of such Person, and of which such Person owns, directly or indirectly through one or more Wholly Owned Domestic Subsidiaries, all of the Capital Stock of such Domestic Subsidiary.

Registration Rights; Exchange Offer

The Company entered into the Exchange and Registration Rights Agreement with respect to the Notes, pursuant to which we agreed, for the benefit of the Holders of the Notes, to use our commercially reasonable efforts:

(1) to file with the SEC one or more registration statements, which we refer to as the Exchange Offer Registration Statement, under the Securities Act relating to an exchange offer, which we refer to as the Exchange Offer, pursuant to which new notes substantially identical to the Notes (except that such new notes will not contain terms with respect to the payment of additional interest described below or transfer restrictions), which we refer to as the Exchange Notes, would be offered in exchange for the then outstanding Notes tendered at the option of the Holders thereof; and

(2) to cause the Exchange Offer Registration Statement to become effective within 270 days following the Issue Date.

We further agreed to use commercially reasonable efforts to commence the Exchange Offer promptly after the Exchange Offer Registration Statement has become effective, hold the offer open for the period required by applicable law (including pursuant to any applicable interpretation by the staff of the SEC), but in any event for at least 10 business days, and exchange the Exchange Notes for all Notes validly tendered and not withdrawn before the expiration of the offer.

Under existing SEC interpretations contained in several no action letters to third parties, the Exchange Notes would in general be freely transferable by Holders thereof (other than affiliates of the Company) after the Exchange Offer without further registration under the Securities Act (subject to certain representations required to be made by each Holder of Notes participating in the Exchange Offer, as set forth below). However, any purchaser of Notes who is an “affiliate” of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes (1) will not be able to rely on such SEC interpretations, (2) will not be able to tender its Notes in the Exchange Offer and (3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Notes unless such sale or transfer is made pursuant to an exemption from such requirements. In addition, in connection with any resales of Exchange Notes, broker dealers, which we refer to as Participating Broker Dealers, receiving Exchange Notes in the Exchange Offer will be subject to a prospectus delivery requirement with respect to resales of those Exchange Notes. The SEC has taken the position that Participating Broker Dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes (other than a resale of an unsold allotment from the original sale of the Notes) by delivery of the prospectus contained in the Exchange Offer Registration Statement. Under the Exchange and Registration Rights Agreement, we are required to allow Participating Broker Dealers to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such Exchange Notes for a period of 90 days after the consummation of the Exchange Offer. Each beneficial holder of Notes who wishes to exchange such Notes for Exchange Notes in the Exchange Offer will be required to represent (1) that any Exchange Notes to be received by it will be acquired in the ordinary course of its business, (2) that at the time of the commencement of the Exchange Offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes, (3) that it is not an affiliate of ours, as defined in Rule 405 of the Securities Act, (4) if it is not a broker dealer, that it is not engaged in, and does not intend to engage in, the distribution of Exchange Notes, (5) if it is a Participating Broker Dealer, that it will deliver a prospectus in connection with any resale of such Exchange Notes, and (6) that it is not acting on behalf of any person who could not truthfully make the foregoing representations.

However, if:

(1) on or before the date of consummation of the Exchange Offer, the existing SEC interpretations are changed such that the Exchange Notes would not in general be freely transferable in such manner on such date;

(2) the Exchange Offer has not been completed within 360 days following the Issue Date;

(3) under certain circumstances, the initial purchasers so request with respect to Notes not eligible to be exchanged for Exchange Notes in the Exchange Offer; or

(4) any Holder of the Notes (other than an Initial Purchaser) is not permitted by applicable law to participate in the Exchange Offer, or if any Holder may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not available for such resales by such Holder (other than, in either case, due solely to the status of such Holder as an affiliate of the Company within the meaning of the Securities Act or due to such Holder’s inability to make the representations referred to above), we will use our commercially reasonable efforts to file, as promptly as reasonably practicable, one or more registration statements under the Securities Act relating to a shelf registration, which we refer to as the Shelf Registration Statement, of the Notes or Exchange Notes, as the case may be, for resale by Holders or, in the case of clause (3), of the Notes held by the initial purchasers for resale by the initial purchasers, which we refer to as the Resale Registration, and will use our commercially reasonable efforts to cause the Shelf Registration Statement to become effective within 90 days following the date on which the obligation to file the Shelf Registration Statement arises. We will use our commercially reasonable efforts to cause the Shelf Registration Statement to remain effective until the earlier of one year following the effective date of such registration statement or such shorter period that will terminate when all the securities covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement or are distributed to the public pursuant to Rule 144 or would be eligible to be sold by a Person that is not an “affiliate” (as defined in Rule 144) of us pursuant to Rule 144 without volume restriction. Under certain circumstances, we may suspend the availability of the Shelf Registration Statement for certain periods of time.

We will, in the event of the Resale Registration, provide to the Holder or Holders of the applicable Notes copies of the prospectus that is a part of the Shelf Registration Statement, notify such Holder or Holders when the Resale Registration for the applicable Notes has become effective and take certain other actions as are required to permit unrestricted resales of the applicable Notes. A Holder of Notes that sells such Notes pursuant to the Resale Registration generally would be required to be named as a selling securityholder in the prospectus related to the Shelf Registration Statement and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Exchange and Registration Rights Agreement that are applicable to such a Holder (including certain indemnification obligations). In addition, each such Holder of Notes will be required, among other things, to deliver information to be used in connection with the Shelf Registration Statement within the time periods set forth in the Exchange and Registration Rights Agreement in order to benefit from the provisions regarding additional interest set forth below.

Although we intend to file one or more registration statements as previously described, we cannot assure you that any such registration statement will be filed or, if filed, that it will become effective.

In the event that:

(1) the Exchange Offer has not been consummated within 360 days following the Issue Date; or

(2) if a Shelf Registration Statement is required to be filed under the Exchange and Registration Rights Agreement, the Shelf Registration Statement is not declared effective within 90 days following the date on which the obligation to file the Shelf Registration Statement arises; or

(3) any Shelf Registration Statement required by the Exchange and Registration Rights Agreement is filed and declared effective, and during the period the Company is required to use its commercially reasonable efforts to cause the Shelf Registration Statement to remain effective (i) the Company shall have suspended and be continuing to suspend the availability of the Shelf Registration Statement for more than 60 days in the aggregate in any consecutive twelve month period, or (ii) such Shelf Registration Statement ceases to be effective and such Shelf Registration Statement is not replaced within 90 days by a Shelf Registration Statement that is filed and declared effective

(any such event referred to in clauses (1) through (3) we refer to as a Registration Default), then additional interest will accrue on the Transfer Restricted Notes (as defined below), for the period from the occurrence of a Registration Default (but only with respect to one Registration Default at any particular time) until such time as all Registration Defaults have been cured at a rate per annum equal to 0.25% during the first 90-day period following the occurrence of such Registration Default which rate shall increase by an additional 0.25% during each subsequent 90-day period, up to a maximum of 0.50% regardless of the number of Registration Defaults that shall have occurred and be continuing. Any such additional interest will be paid in the same manner and on the same dates as interest payments in respect of Transfer Restricted Notes. Following the cure of all Registration Defaults, the accrual of such additional interest will cease. A Registration Default with respect to a failure to file, cause to become effective or maintain the effectiveness of a Shelf Registration Statement will be deemed cured upon consummation of the Exchange Offer in the case of a Shelf Registration Statement required to be filed due to a failure to consummate the Exchange Offer within the required time period. References in this “Description of Second Priority Notes,” except for provisions described above under the caption “—Amendments and Waivers,” to interest on the Notes shall include additional interest, if any.

For purposes of the foregoing, Transfer Restricted Notes means each Note until (1) the date on which such Note has been exchanged for a freely transferable Exchange Note in the Exchange Offer, (2) the date on which such Note has been effectively registered under the Securities Act and disposed of in accordance with a Shelf Registration Statement, (3) the date on which such Note is distributed to the public pursuant to Rule 144 of the Securities Act or (4) the earliest date that is no less than 480 days after the Issue Date and on which such Note would be eligible to be sold by a Person that is not an “affiliate” (as defined in Rule 144) of us pursuant to Rule 144 without volume restriction.

Notes not tendered in the Exchange Offer will bear interest at the applicable rate set forth on the cover page of this offering circular and will be subject to all the terms and conditions specified in the applicable Indenture, including transfer restrictions. The Exchange Notes will be accepted for clearance through DTC.

The summary herein of certain provisions of the Exchange and Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Exchange and Registration Rights Agreement, a copy of which will be available upon request to us.

The Notes and the Exchange Notes will be respectively considered collectively to be a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase, and for purposes of this “Description of Second Priority Notes” (except under this caption “Registration Rights; Exchange Offer”) all references herein to Notes shall be deemed to refer collectively to Notes and any Exchange Notes, unless the context otherwise requires.

Book Entry, Delivery and Form

The Global Notes

The New Notes to be issued in exchange for Old Notes will be issued in the form of several registered notes in global form, without interest coupons, which we refer to as the global notes, as follows:

•	Notes sold to qualified institutional buyers under Rule 144A will be represented by the Rule 144A global note; and

•

Notes sold in offshore transactions to non-U.S. persons in reliance on Regulation S will initially be represented by the temporary Regulation S global note and, after completion of the global note exchange described below, by the permanent Regulation S global note.

Upon issuance, each of the global notes was deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC. Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC, which we refer to as DTC participants, or persons who hold beneficial interests through DTC participants.

We expect that under procedures established by DTC:

•

upon deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the initial purchasers; and

•

ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in the Regulation S global note will initially be credited within DTC to Euroclear Bank S.A./N.V., or Euroclear, and Clearstream Luxembourg, société anonyme, or Clearstream, on behalf of the owners of these interests.

Investors may hold their interests in the Regulation S global note directly through Euroclear or Clearstream, if they are participants in those systems, or indirectly through organizations that are participants in those systems. Investors may also hold their interests in the Regulation S global note through organizations other than Euroclear or Clearstream that are DTC participants. Each of Euroclear and Clearstream will appoint a DTC participant to act as its depositary for the interests in the Regulation S global note that are held within DTC for the account of each settlement system on behalf of its participants.

Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Each global note and beneficial interests in each global note is subject to restrictions on transfer as described under “Notice to Investors.”

These restrictions on transfer will apply from the closing date of the offering until the date that is one year, in the case of Rule 144A notes, or 40 days, in the case of Regulation S notes, after the later of the closing date of the offering and the last date that we or any of our affiliates was the owner of the Notes or any predecessor of the Notes, which period we refer to as the Resale Restriction Period, and will not apply after the Resale Restriction Period ends.

Exchanges Among the Global Notes

Beneficial interests in one global note of a series may generally be exchanged for interests in another global note of the same series. Depending on whether the transfer is being made during or after the Resale Restriction Period, and to which global note the transfer is being made, the trustee may require the seller to provide certain written certifications in the form provided in the Indenture.

A beneficial interest in a global note that is transferred to a person who takes delivery through another global note will, upon transfer, become subject to any transfer restrictions and other procedures applicable to beneficial interests in the other global note.

Book-Entry Procedures for the Global Notes

All interests in the global notes are subject to the operations and procedures of DTC, Euroclear and Clearstream. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. None of the Company, the Trustee, the Note Collateral Agent or the initial purchasers are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the Notes represented by that global note for all purposes under the Indenture.

Except as provided below, owners of beneficial interests in a global note:

•	are not entitled to have Notes represented by the global note registered in their names;

•	will not receive or are not entitled to receive physical, certificated notes; and

•

are not be considered the owners or holders of the Notes under the applicable indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the Indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of Notes under the Indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium (if any) and interest with respect to the Notes represented by a global note will be made by the paying agent to DTC’s nominee as the registered holder of the global note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.

Cross market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a global note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a global note from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a global note to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the business day for Euroclear or Clearstream following the DTC settlement date.

DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related Notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 120 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 120 days;

•	we, at our option, notify the trustee that we elect to cause the issuance of certificated notes; or

•	certain other events provided in the Indenture should occur.

DESCRIPTION OF INTERCREDITOR AGREEMENTS

On the Issue Date, the Company, the Subsidiary Guarantors, the ABL Agent, the Term Agent, the First Lien Note Agent and the Second Lien Note Agent entered into the Base Intercreditor Agreement, and the Company, the Subsidiary Guarantors, the Term Agent, the First Lien Note Agent and the Second Lien Note Agent entered into the Cash Flow Intercreditor Agreement. Although the Holders of the First Lien Notes and Second Lien Notes are not party to the Base Intercreditor Agreement or the Cash Flow Intercreditor Agreement, by their acceptance of the First Lien Notes and Second Lien Notes they agree to be bound thereby. For purposes of this paragraph, capitalized terms defined in “—Certain Definitions—Certain Base Intercreditor Definitions” are used as so defined.

Certain Base Intercreditor Provisions

For purposes of this “Description of Intercreditor Agreements—Certain Base Intercreditor Provisions,” capitalized terms defined in “—Certain Definitions—Certain Base Intercreditor Definitions” are used as so defined. The Base Intercreditor Agreement contains certain provisions governing the relationships between or among the parties subject thereto, including the following:

Lien Priority. Notwithstanding (i) the date, time, method, manner, or order of grant, attachment, or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to the ABL Agent or the ABL Lenders in respect of all or any portion of the Collateral, or of any Liens granted to any Cash Flow Collateral Agent or any Cash Flow Collateral Secured Parties in respect of all or any portion of the Collateral, and regardless of how any such Lien was acquired (whether by grant, statute, operation of law, subrogation or otherwise), (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of the ABL Agent or any Cash Flow Collateral Agent (or the ABL Lenders or any Cash Flow Collateral Secured Parties) in any Collateral, (iii) any provision of the Uniform Commercial Code, the Bankruptcy Code or any other applicable law, or of the ABL Documents or any Cash Flow Collateral Documents, (iv) whether the ABL Agent or any Cash Flow Collateral Agent, in each case, either directly or through agents, holds possession of, or has control over, all or any part of the Collateral, (v) the fact that any such Liens in favor of the ABL Agent or the ABL Lenders or any Cash Flow Collateral Agent or any Cash Flow Collateral Secured Parties securing any of the ABL Obligations or any Cash Flow Collateral Obligations, respectively, are (x) subordinated to any Lien securing any obligation of any Credit Party other than any Cash Flow Collateral Obligations (in the case of the ABL Obligations) or the ABL Obligations (in the case of any Cash Flow Collateral Obligations), respectively, or (y) otherwise subordinated, voided, avoided, invalidated or lapsed or (vi) any other circumstance of any kind or nature whatsoever:

(1) any Lien in respect of all or any portion of the ABL Priority Collateral as of the date of the Base Intercreditor Agreement or thereafter held by or on behalf of any Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party that secures all or any portion of any Cash Flow Collateral Obligations shall in all respects be junior and subordinate to all Liens granted to the ABL Agent and the ABL Lenders in the ABL Priority Collateral to secure all or any portion of the ABL Obligations;

(2) any Lien in respect of all or any portion of the ABL Priority Collateral as of the date of the Base Intercreditor Agreement or thereafter held by or on behalf of the ABL Agent or any ABL Lender that secures all or any portion of the ABL Obligations shall in all respects be senior and prior to all Liens granted to any Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party in the ABL Priority Collateral to secure all or any portion of any Cash Flow Collateral Obligations;

(3) any Lien in respect of all or any portion of the Cash Flow Priority Collateral as of the date of the Base Intercreditor Agreement or thereafter held by or on behalf of the ABL Agent or any ABL Lender that secures all or any portion of the ABL Obligations shall in all respects be junior and subordinate to all Liens granted to any Cash Flow Collateral Agent and any Cash Flow Collateral Secured Parties in the Cash Flow Priority Collateral to secure all or any portion of any Cash Flow Collateral Obligations (except as may be separately otherwise agreed in writing by, and solely as between, any Additional Agent, on behalf of itself and the Additional Creditors represented thereby, and the ABL Agent, on behalf of itself and the ABL Lenders, with respect to the Cash Flow Priority Collateral);

(4) any Lien in respect of all or any portion of the Cash Flow Priority Collateral as of the date of the Base Intercreditor Agreement or thereafter held by or on behalf of any Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party that secures all or any portion of any Cash Flow Collateral Obligations shall in all respects be senior and prior to all Liens granted to the ABL Agent or any ABL Lender in the Cash Flow Priority Collateral to secure all or any portion of the ABL Obligations (except as may be separately otherwise agreed in writing by, and solely as between, any Additional Agent, on behalf of itself and the Additional Creditors represented thereby, and the ABL Agent, on behalf of itself and the ABL Lenders, with respect to the Cash Flow Priority Collateral); and

(5) any Lien in respect of all or any portion of the Collateral as of the date of the Base Intercreditor Agreement or thereafter held by or on behalf of any Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party that secures all or any portion of any Cash Flow Collateral Obligations shall in all respects be pari passu and equal in priority with any Lien in respect of all or any portion of the Collateral as of the date of the Base Intercreditor Agreement or thereafter held by or on behalf of each other Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party represented by such other Cash Flow Collateral Agent that secures all or any portion of any Cash Flow Collateral Obligations (except as may be separately otherwise agreed in writing by, and solely as between or among, any two or more Cash Flow Collateral Agents, each on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby (including pursuant to the Cash Flow Intercreditor Agreement)).

Lien priority as among the ABL Obligations, the First Lien Note Obligations, the Second Lien Note Obligations, the Term Obligations and any Additional Obligations with respect to any Collateral is governed solely by the Base Intercreditor Agreement, except as may be separately otherwise agreed in writing by or among any applicable Parties (including, as among the Cash Flow Collateral Secured Parties, pursuant to the Cash Flow Intercreditor Agreement).

Waiver of Right to Contest Liens. Each Cash Flow Collateral Agent, for and on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby, shall not (and waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of the ABL Agent and the ABL Lenders in respect of the Collateral or the provisions of the Base Intercreditor Agreement. Except to the extent expressly set forth in the Base Intercreditor Agreement, none of the Cash Flow Collateral Agents or the Cash Flow Collateral Secured Parties represented thereby will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by the ABL Agent or any ABL Lender under the ABL Documents with respect to the ABL Priority Collateral. Except to the extent expressly set forth in the Base Intercreditor Agreement, each Cash Flow Collateral Agent, for itself and on behalf of the Cash Flow Collateral Secured Parties represented thereby, waives any and all rights it or the Cash Flow Collateral Secured Parties represented thereby may have as a junior lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which the ABL Agent or any ABL Lender seeks to enforce its Liens in any ABL Priority Collateral. The ABL Agent is subject to similar restrictions with respect to the Cash Flow Collateral Agents and the Cash Flow Collateral Secured Parties.

Each Cash Flow Collateral Agent, for and on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby, shall not (and waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of any other Cash Flow Collateral Agent or Cash Flow Collateral Secured Party represented by such other Cash Flow Collateral Agent in respect of the Collateral or the provisions of the Base Intercreditor Agreement (except as may be separately otherwise agreed in writing by, and solely as between or among, any two or more Cash Flow Collateral Agents, each on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby

(including pursuant to the Cash Flow Intercreditor Agreement)). Except to the extent expressly set forth in the Base Intercreditor Agreement and, for the avoidance of doubt, subject to the provisions described under “—Cash Flow Collateral Representative,” none of the Cash Flow Collateral Agents or the Cash Flow Collateral Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by any other Cash Flow Collateral Agent or Cash Flow Collateral Secured Party represented by such other Cash Flow Collateral Agent under any Cash Flow Collateral Documents with respect to the Collateral (except as may be separately otherwise agreed in writing by, and solely as between or among, any two or more Cash Flow Collateral Agents, each on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby (including pursuant to the Cash Flow Intercreditor Agreement)). Except to the extent expressly set forth in the Base Intercreditor Agreement and, for the avoidance of doubt, subject to the provisions described under “—Cash Flow Collateral Representative,” each Cash Flow Collateral Agent, for itself and on behalf of the Cash Flow Collateral Secured Parties represented thereby, waives any and all rights it or the Cash Flow Collateral Secured Parties represented by it may have as a pari passu lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which any other Cash Flow Collateral Agent or Cash Flow Collateral Secured Party represented by such other Cash Flow Collateral Agent seeks to enforce its Liens in any Collateral (except as may be separately otherwise agreed in writing by, and solely as between or among, any two or more Cash Flow Collateral Agents, each on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby (including pursuant to the Cash Flow Intercreditor Agreement)).

Remedies Standstill. Until the date upon which the Discharge of ABL Obligations shall have occurred, no Cash Flow Collateral Agent (including in its capacity as Cash Flow Collateral Representative, if applicable) nor any Cash Flow Collateral Secured Party will Exercise Any Secured Creditor Remedies with respect to any of the ABL Priority Collateral without the written consent of the ABL Agent or knowingly take, receive or accept any Proceeds of ABL Priority Collateral, it being understood and agreed that the temporary deposit of Proceeds of ABL Priority Collateral in a Deposit Account controlled by any Cash Flow Collateral Agent shall not constitute a breach of the Base Intercreditor Agreement so long as such Proceeds are promptly remitted to the ABL Agent. Subject to the provisions described under “—Cash Flow Collateral Representative,” from and after the date upon which the Discharge of ABL Obligations shall have occurred (or prior thereto upon obtaining the written consent of the ABL Agent), any Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party may Exercise Any Secured Creditor Remedies under the Cash Flow Collateral Documents or applicable law as to any ABL Priority Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by any Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party is at all times subject to the provisions of the Base Intercreditor Agreement, including the provisions regarding application of proceeds. The ABL Agent is subject to similar restrictions with respect to its ability to Exercise Any Secured Creditor Remedies with respect to any of the Cash Flow Priority Collateral prior to the Discharge of All Cash Flow Collateral Obligations.

The Cash Flow Collateral Agents and the Cash Flow Collateral Secured Parties will not Exercise Any Secured Creditor Remedies with respect to any of the Collateral without the written consent of the Cash Flow Collateral Representative and will not knowingly take, receive or accept any Proceeds of Collateral (except as may be separately otherwise agreed in writing by, and solely as between or among, any two or more Cash Flow Collateral Agents, each on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby (including pursuant to the Cash Flow Intercreditor Agreement)), it being understood and agreed that the temporary deposit of Proceeds of Collateral in a Deposit Account controlled by any Cash Flow Collateral Agent shall not constitute a breach of the Base Intercreditor Agreement so long as such Proceeds are promptly remitted to the Cash Flow Collateral Representative (or, in the case of ABL Priority Collateral, to the ABL Agent); provided that nothing in this sentence shall prohibit any Cash Flow Collateral Agent from taking such actions in its capacity as Cash Flow Collateral Representative, if applicable. Subject to the provisions described under the first paragraph of this “—Remedies Standstill,” the Cash Flow Collateral Representative may Exercise Any Secured Creditor Remedies under the Cash Flow Collateral Documents or applicable law as to any Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the Cash Flow Collateral Representative is at all times subject to the provisions of the Base Intercreditor Agreement, including the provisions regarding application of proceeds.

Nothing in the Base Intercreditor Agreement shall prohibit the receipt by any Cash Flow Collateral Secured Party of the required payments of interest, principal and other amounts owed in respect of the Cash Flow Collateral Obligations, so long as such receipt is not the direct or indirect result of the exercise by any Cash Flow Collateral Secured Party of rights or remedies as a secured creditor in respect of the ABL Priority Collateral (including set-off) or enforcement in contravention of the Base Intercreditor Agreement of any Lien held by it. Nothing in the Base Intercreditor Agreement shall prohibit the receipt by any ABL Secured Party of the required payments of interest, principal and other amounts owed in respect of ABL Obligations, so long as such receipt is not the direct or indirect result of the exercise by any ABL Secured Party of rights or remedies as a secured creditor in respect of the Cash Flow Priority Collateral (including set-off) or enforcement in contravention of the Base Intercreditor Agreement of any Lien held by it.

The ABL Agent and any Cash Flow Collateral Agent may make such demands or file such claims in respect of the ABL Obligations or the Cash Flow Collateral Obligations, as applicable, as are necessary to prevent the waiver or bar of such claims under applicable statutes of limitations or other statutes, court orders, or rules of procedure at any time.

Releases. In the event of (A) any private or public sale of all or any portion of the ABL Priority Collateral in connection with any Exercise of Secured Creditor Remedies by or with the consent of the ABL Agent, (B) any sale, transfer or other disposition of all or any portion of the ABL Priority Collateral, so long as such sale, transfer or other disposition is then permitted by the ABL Documents or (C) the release of the ABL Secured Parties’ Lien on all or any portion of the ABL Priority Collateral, so long as such release shall have been approved by the requisite ABL Lenders (as determined pursuant to the ABL Documents), in the case of clauses (B) and (C) only to the extent prior to the date upon which the Discharge of ABL Obligations shall have occurred and not in connection with a Discharge of ABL Obligations (and irrespective of whether an Event of Default has occurred), so long as the net cash proceeds of any such sale, if any, described in clause (A) above are applied as provided under “—Application of Proceeds,” such sale will be free and clear of the Liens on such ABL Priority Collateral securing the Cash Flow Collateral Obligations, and the Cash Flow Collateral Agents’ and the Cash Flow Collateral Secured Parties’ Liens with respect to the ABL Priority Collateral so sold, transferred, disposed or released shall terminate and be automatically released without further action. Similar provisions apply with respect to releases of the ABL Secured Parties’ Liens with respect to the Cash Flow Priority Collateral.

Waiver of Marshalling. Until the Discharge of ABL Obligations, each Cash Flow Collateral Agent, on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby, will not (including in its capacity as Cash Flow Collateral Representative, if applicable) assert, and waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the ABL Priority Collateral or any other similar rights a junior secured creditor may have under applicable law. The ABL Agent is subject to similar restrictions with respect to the Cash Flow Priority Collateral.

Insurance. Proceeds of Collateral include insurance proceeds and, therefore, the Lien Priority shall govern the ultimate disposition of casualty insurance proceeds. The ABL Agent shall have the sole and exclusive right, as against each Cash Flow Collateral Agent (including in its capacity as Cash Flow Collateral Representative, if applicable), to adjust settlement of insurance claims in the event of any covered loss, theft or destruction of ABL Priority Collateral. The Cash Flow Collateral Representative shall have the sole and exclusive right, as against the ABL Agent and each Cash Flow Collateral Agent (other than in its capacity as Cash Flow Collateral Representative, if applicable), to adjust settlement of insurance claims in the event of any covered loss, theft or destruction of Cash Flow Priority Collateral. All proceeds of such insurance shall be remitted to the ABL Agent or to the Cash Flow Collateral Representative, as the case may be, and each of the ABL Agent, the Cash Flow Collateral Representative and each other Cash Flow Collateral Agent shall cooperate (if necessary) in a reasonable manner in effecting the payment of insurance proceeds in accordance with the Base Intercreditor Agreement provisions regarding application of proceeds.

Inspection and Access Rights. Without limiting any rights the ABL Agent or any other ABL Secured Party may otherwise have under applicable law or by agreement, the ABL Agent and the ABL Secured Parties may, at any time and whether or not any Cash Flow Collateral Agent (including in its capacity as Cash Flow Collateral Representative, if applicable) or any other Cash Flow Collateral Secured Party has commenced and is continuing to Exercise Any Secured Creditor Remedies, during normal business hours on any business day, access ABL Priority Collateral that (A) is stored or located in or on, (B) has become an accession with respect to (within the meaning of Section 9-335 of the Uniform Commercial Code), or (C) has been commingled with (within the meaning of Section 9-336 of the Uniform Commercial Code), Cash Flow Priority Collateral (collectively, the “ABL Commingled Collateral”), for the limited purposes of assembling, inspecting, copying or downloading information stored on, taking actions to perfect its Lien on, completing a production run of inventory involving, taking possession of, moving, selling, storing or otherwise dealing with, or to Exercise Any Secured Creditor Remedies with respect to, the ABL Commingled Collateral, in each case without notice to, the involvement of or interference by any Cash Flow Collateral Secured Party or liability to any Cash Flow Collateral Secured Party. In addition, subject to the terms of the Base Intercreditor Agreement, the ABL Agent may advertise and conduct public auctions or private sales of the ABL Priority Collateral without notice to, the involvement of or interference by any Cash Flow Collateral Secured Party (including the Cash Flow Collateral Representative) or liability to any Cash Flow Collateral Secured Party (including the Cash Flow Collateral Representative). In the event that any ABL Secured Party has commenced and is continuing to Exercise Any Secured Creditor Remedies with respect to any ABL Commingled Collateral, no Cash Flow Collateral Agent (including in its capacity as Cash Flow Collateral Representative, if applicable) may sell, assign or otherwise transfer the related Cash Flow Priority Collateral prior to the expiration of the 180-day period commencing on the date such ABL Secured Party begins to Exercise Any Secured Creditor Remedies, unless the purchaser, assignee or transferee thereof agrees to be bound by the provisions described under this “—Inspection and Access Rights.” If any stay or other order that prohibits the ABL Agent and other ABL Secured Parties from commencing and continuing to Exercise Any Secured Creditor Remedies with respect to ABL Commingled Collateral has been entered by a court of competent jurisdiction, such 180-day period shall be tolled during the pendency of any such stay or other order.

Application of Proceeds. All ABL Priority Collateral, and all Proceeds thereof, received by the ABL Agent or any Cash Flow Collateral Agent in connection with any Exercise of Secured Creditor Remedies shall be applied, first, to the payment of costs and expenses of the ABL Agent or any Cash Flow Collateral Agent, as applicable, in connection with such Exercise of Secured Creditor Remedies,

second, to the payment of the ABL Obligations in accordance with the ABL Documents until the Discharge of ABL Obligations shall have occurred,

third, to the payment of (w) the Term Obligations in accordance with the Term Documents until the Discharge of Term Obligations shall have occurred, (x) the First Lien Note Obligations in accordance with the First Lien Note Documents until the Discharge of First Lien Note Obligations shall have occurred, (y) the Second Lien Note Obligations in accordance with the Second Lien Note Documents until the Discharge of Second Lien Note Obligations shall have occurred and (z) any Additional Obligations in accordance with the applicable Additional Documents until the Discharge of Additional Obligations shall have occurred, which payment shall be made between and among such Cash Flow Collateral Obligations on a pro rata basis (except as may be separately otherwise agreed in writing by, and solely as between or among, any two or more Cash Flow Collateral Agents, each on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby (including pursuant to the Cash Flow Intercreditor Agreement)), and fourth, the balance, if any, to the Credit Parties or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

The ABL Canadian Collateral shall be applied to the payment of the ABL Obligations secured thereby in accordance with the ABL Documents until the Discharge of ABL Obligations (to the extent secured thereby) shall have occurred.

All Cash Flow Priority Collateral, and all Proceeds thereof, received by the ABL Agent or any Cash Flow Collateral Agent in connection with any Exercise of Secured Creditor Remedies shall be applied,

first, to the payment of costs and expenses of the ABL Agent or any Cash Flow Collateral Agent, as applicable, in connection with such Exercise of Secured Creditor Remedies,

second, to the payment of (w) the Term Obligations in accordance with the Term Documents until the Discharge of Term Obligations shall have occurred, (x) the First Lien Note Obligations in accordance with the First Lien Note Documents until the Discharge of First Lien Note Obligations shall have occurred, (y) the Second Lien Note Obligations in accordance with the Second Lien Note Documents until the Discharge of Second Lien Note Obligations shall have occurred and (z) any Additional Obligations in accordance with the applicable Additional Documents until the Discharge of Additional Obligations shall have occurred, which payment shall be made between and among such Cash Flow Collateral Obligations on a pro rata basis (except as may be separately otherwise agreed in writing by, and solely as between or among, any two or more Cash Flow Collateral Agents, each on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby (including pursuant to the Cash Flow Intercreditor Agreement)), third, to the payment of the ABL Obligations in accordance with the ABL Documents until the Discharge of ABL Obligations shall have occurred, and fourth, the balance, if any, to the Credit Parties or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct,

except (x) in the case of Note Excluded Assets, to the extent provided in the Base Intercreditor Agreement, and (y) in the case of application of Cash Flow Priority Collateral and Proceeds thereof as between Additional Obligations and ABL Obligations, as may be separately otherwise agreed in writing by and between any applicable Additional Agent, on behalf of itself and the Additional Creditors represented thereby, and the ABL Agent, on behalf of itself and the ABL Lenders, with respect to the Additional Obligations owing to any of such Additional Agent and Additional Creditors.

The Base Intercreditor Agreement provides that neither the First Lien Noteholder Secured Parties nor the Second Lien Noteholder Secured Parties will be paid any Proceeds of, or be given any Lien over, any Note Excluded Assets thereunder.

Turnover of Cash Collateral After Discharge. Upon the Discharge of ABL Obligations, the ABL Agent shall deliver to the Cash Flow Collateral Representative or shall execute such documents as the Company or the Cash Flow Collateral Representative (if other than a Designated Additional Agent) may reasonably request to enable the Cash Flow Collateral Representative to have control over any Cash Collateral or Control Collateral still in the ABL Agent’s possession, custody, or control in the same form as received with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. Upon the Discharge of All Cash Flow Collateral Obligations, the Cash Flow Collateral Representative shall deliver to the ABL Agent or shall execute such documents as the ABL Agent may reasonably request to enable the ABL Agent to have control over any Cash Collateral or Control Collateral still in the Cash Flow Collateral Representative’s possession, custody or control in the same form as received with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. As between (i) the Cash Flow Collateral Representative and (ii) any Cash Flow Collateral Agent (other than the Cash Flow Collateral Representative), any such Cash Collateral or Control Collateral held by the Cash Flow Collateral Representative shall be held by it subject to the terms and conditions of the provisions described under “—Waiver of Right to Contest Liens.”

Modifications to ABL Documents, Term Documents, Additional Documents, First Lien Note Documents and Second Lien Note Documents. Without affecting the obligations of any Cash Flow Collateral Agent or any Cash Flow Collateral Secured Parties under the Base Intercreditor Agreement, the ABL Agent and the ABL Lenders may, at any time and from time to time, in their sole discretion without the consent of or notice to any Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of the Base Intercreditor Agreement), and without incurring any liability to any Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party or impairing or releasing the subordination provided for in the Base Intercreditor Agreement, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the ABL Documents in any manner whatsoever.

Without affecting the obligations of the ABL Agent and the ABL Lenders under the Base Intercreditor Agreement, any Cash Flow Collateral Agent and any Cash Flow Collateral Secured Parties represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to the ABL Agent or any ABL Lender (except to the extent such notice or consent is required pursuant to the express provisions of the Base Intercreditor Agreement), and without incurring any liability to the ABL Agent or any ABL Lender or impairing or releasing the subordination provided for in the Base Intercreditor Agreement, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the applicable Cash Flow Collateral Documents in any manner whatsoever.

Without affecting the obligations of any other Cash Flow Collateral Agent or the Cash Flow Collateral Secured Parties represented thereby under the Base Intercreditor Agreement, any Cash Flow Collateral Agent and any Cash Flow Collateral Secured Parties represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any other Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party represented thereby (except to the extent such notice or consent is required pursuant to the express provisions of the Base Intercreditor Agreement), and without incurring any liability to any other Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party represented thereby or impairing or releasing the subordination provided for in the Base Intercreditor Agreement, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the applicable Cash Flow Collateral Documents in any manner whatsoever (except as may be separately otherwise agreed in writing by, and solely as between or among, any two or more Cash Flow Collateral Agents, each on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby (including pursuant to the Cash Flow Intercreditor Agreement)).

The ABL Obligations, the First Lien Note Obligations, the Second Lien Note Obligations, the Term Obligations and any Additional Obligations may be refunded, replaced or refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is required to permit the refunding, replacement or refinancing transaction under any ABL Document, any First Lien Note Document, any Second Lien Note Document, any Term Document or any Additional Document) of the ABL Agent or the ABL Lenders, the First Lien Note Agent or the First Lien Noteholder Secured Parties, the Second Lien Note Agent or the Second Lien Noteholder Secured Parties, the Term Agent or the Term Creditors, or any Additional Agent or any Additional Creditors, as the case may be, all without affecting the Lien Priorities provided for in the Base Intercreditor Agreement or the other provisions of the Base Intercreditor Agreement; provided, however, that, if the indebtedness refunding, replacing or refinancing any such ABL Obligations, First Lien Note Obligations, Second Lien Note Obligations, Term Obligations or Additional Obligations is to constitute ABL Obligations, First Lien Note Obligations, Second Lien Note Obligations, Term Obligations or Additional Obligations governed by the Base Intercreditor Agreement, the holders of such indebtedness (or an authorized agent or trustee on their behalf) bind themselves in writing to the terms of the Base Intercreditor Agreement pursuant to a joinder agreement substantially in the form of an exhibit attached to the Base Intercreditor Agreement or otherwise in form and substance reasonably satisfactory to the ABL Agent, the Term Agent or any Additional Agent (other than any Designated Additional Agent), as the case may be (or, if there is no continuing Agent other than the First Lien Note Agent, the Second Lien Note Agent and any Designated Additional Agent, as designated by the Company), and any such refunding, replacement or refinancing transaction shall be in accordance with any applicable provisions of the ABL Documents, the Term Documents, the First Lien Note Documents, the Second Lien Term Documents and any Additional Documents.

DIP Financing. If any Borrower or any Guarantor shall be subject to any Insolvency Proceeding in the United States at any time prior to the Discharge of ABL Obligations, and the ABL Agent or the ABL Lenders shall seek to provide, or consent to a third party providing, any Borrower or any Guarantor with any financing under Section 364 of the Bankruptcy Code or consent to any order for the use of cash collateral under Section 363 of the Bankruptcy Code (“DIP Financing”), with such DIP Financing to be secured by all or any portion of the Collateral (including assets that, but for the application of Section 552 of the Bankruptcy Code would be Collateral), then each Cash Flow Collateral Agent, on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby, agrees that it will raise no objection and will not support any objection to such DIP Financing or to the Liens securing the same on the grounds of a failure to provide “adequate protection” for the Liens of such Cash Flow Collateral Agent securing the related Cash Flow Collateral Obligations or on any other grounds (and will not request any adequate protection solely as a result of such DIP Financing), so long as (i) such Cash Flow Collateral Agent retains its Lien on the Collateral to secure the related Cash Flow Collateral Obligations (in each case, including Proceeds thereof arising after the commencement of the case under the Bankruptcy Code) and, as to the Cash Flow Priority Collateral only, such Lien has the same priority as existed prior to the commencement of the case under the Bankruptcy Code and any Lien securing such DIP Financing is junior and subordinate to the Lien of such Cash Flow Collateral Agent on the Cash Flow Priority Collateral, (ii) all Liens on ABL Priority Collateral securing any such DIP Financing shall be senior to or on a parity with the Liens of the ABL Agent and the ABL Lenders securing the ABL Obligations on ABL Priority Collateral and (iii) if the ABL Agent receives an adequate protection Lien on post-petition assets of the debtor to secure the ABL Obligations, such Cash Flow Collateral Agent also receives an adequate protection Lien on such post-petition assets of the debtor to secure the related Cash Flow Collateral Obligations, provided that (x) such Liens in favor of the ABL Agent and such Cash Flow Collateral Agent shall be subject to the provisions of the following paragraph and (y) the foregoing provisions of this paragraph shall not prevent any Cash Flow Collateral Agent and any Cash Flow Collateral Secured Party from objecting to any provision in any DIP Financing relating to any provision or content of a plan of reorganization.

All Liens granted to the ABL Agent or any Cash Flow Collateral Agent in any Insolvency Proceeding, whether as adequate protection or otherwise, are intended by the Parties to be and shall be deemed to be subject to the Lien Priority and the other terms and conditions of the Base Intercreditor Agreement.

Relief From Stay. Until the Discharge of ABL Obligations has occurred, each Cash Flow Collateral Agent, on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby, shall not seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of any portion of the ABL Priority Collateral without the ABL Agent’s express written consent. Until the Discharge of All Cash Flow Collateral Obligations has occurred, the ABL Agent, on behalf of itself and the ABL Lenders, shall not seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of any portion of the Cash Flow Priority Collateral without the Cash Flow Collateral Representative’s express written consent. In addition, no Cash Flow Collateral Agent (including in its capacity as Cash Flow Collateral Representative, if applicable) shall seek any relief from the automatic stay with respect to any Collateral without providing 30 days’ prior written notice to each other Party, unless such period is agreed in writing by the ABL Agent and each Cash Flow Collateral Agent to be modified.

No Contest. Prior to the Discharge of ABL Obligations, none of the Cash Flow Collateral Agents or the Cash Flow Collateral Secured Parties shall contest (or support any other Person contesting) (i) any request by the ABL Agent or any ABL Lender for adequate protection of its interest in the Collateral, or (ii) any objection by the ABL Agent or any ABL Lender to any motion, relief, action, or proceeding based on a claim by the ABL Agent or any ABL Lender that its interests in the Collateral are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to the ABL Agent as adequate protection of its interests are subject to the Base Intercreditor Agreement (except as may be separately otherwise agreed in writing by, and solely as between, any Additional Agent, on behalf of itself and the Additional Creditors represented thereby, and the ABL Agent, on behalf of itself and the ABL Lenders, with respect to the Cash Flow Priority Collateral).

Prior to the Discharge of Cash Flow Collateral Obligations with respect to Cash Flow Collateral Obligations held by any Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party represented thereby, none of the ABL Agent or the ABL Lenders shall contest (or support any other Person contesting) (i) any request by such Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party represented thereby for adequate protection of its interest in the Collateral (unless in contravention of the provisions described under “—DIP

Financing”), or (ii) any objection by such Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party represented thereby to any motion, relief, action or proceeding based on a claim by such Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party represented thereby that its interests in the Collateral (unless in contravention of the provisions described under “—DIP Financing”) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such Cash Flow Collateral Agent as adequate protection of its interests are subject to the Base Intercreditor Agreement.

Prior to the Discharge of Cash Flow Collateral Obligations with respect to the Cash Flow Collateral Obligations held by any other Cash Flow Collateral Agent or Cash Flow Collateral Secured Party represented thereby, no Cash Flow Collateral Agent or Cash Flow Collateral Secured Party represented thereby shall contest (or support any other Person contesting) (i) any request by such other Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party represented thereby for adequate protection of its interest in the Collateral, or (ii) any objection by such other Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party represented thereby to any motion, relief, action or proceeding based on a claim by such other Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party represented thereby that its interests in the Collateral are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such other Cash Flow Collateral Agent as adequate protection of its interests are subject to the Base Intercreditor Agreement (except as may be separately otherwise agreed in writing by, and solely as between or among, any two or more Cash Flow Collateral Agents, each on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby (including pursuant to the Cash Flow Intercreditor Agreement)).

Asset Sales. Each Cash Flow Collateral Agent, on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby, will not oppose any sale consented to by the ABL Agent of any ABL Priority Collateral pursuant to Section 363(f) of the Bankruptcy Code (or any similar provision under the law applicable to any Insolvency Proceeding) so long as the proceeds of such sale are applied in accordance with the Base Intercreditor Agreement. The ABL Agent, on behalf of itself and the ABL Lenders, will not oppose any sale consented to by any Cash Flow Collateral Agent or the Cash Flow Collateral Representative of any Cash Flow Priority Collateral pursuant to Section 363(f) of the Bankruptcy Code (or any similar provision under the law applicable to any Insolvency Proceeding) so long as the proceeds of such sale are applied in accordance with the Base Intercreditor Agreement. If such sale of Collateral includes both ABL Priority Collateral and Cash Flow Priority Collateral and the Parties are unable to agree on the allocation of the purchase price between the ABL Priority Collateral and Cash Flow Priority Collateral, any Party may apply to the court in such Insolvency Proceeding to make a determination of such allocation, and the court’s determination shall be binding upon the Parties.

Adequate Protection. Except to the extent expressly provided in the provisions described under “—DIP Financing,” nothing in the Base Intercreditor Agreement shall limit the rights of (a) the ABL Agent and the ABL Lenders or (b) any Cash Flow Collateral Agent and any Cash Flow Collateral Secured Parties, respectively, from seeking or requesting adequate protection with respect to their interests in the applicable Collateral in any Insolvency Proceeding, including adequate protection in the form of a cash payment, periodic cash payments, cash payments of interest, fees, charges, or expenses, additional or replacement collateral, claims or otherwise; provided that (a) in the event that the ABL Agent, on behalf of itself or any of the ABL Lenders, seeks or requests adequate protection in respect of the ABL Obligations and such adequate protection is granted in the form of a Lien on additional collateral comprising assets of the type of assets that constitute Cash Flow Priority Collateral, then the ABL Agent, on behalf of itself and each of the ABL Lenders, agrees that the Cash Flow Collateral Agents shall each also be granted a senior Lien on such collateral as security for their respective Cash Flow Collateral Obligations and that any Lien on such collateral securing the ABL Obligations shall be subordinate to any Lien on such collateral securing the Cash Flow Collateral Obligations (except as may be separately otherwise agreed in writing by, and solely as between, any Additional Agent, on behalf of itself and the Additional Creditors represented thereby, and the ABL Agent, on behalf of itself and the ABL Lenders, with respect to the Cash Flow Priority Collateral) and (b) in the event that any Cash Flow Collateral Agent, on behalf of itself or any of the Cash Flow Collateral Secured Parties represented thereby, seeks or requests adequate protection in respect of its and their respective Cash Flow Collateral Obligations and such adequate protection is granted in the form of a Lien on additional collateral comprising assets of the type of assets that constitute ABL Priority Collateral, then such Cash Flow Collateral Agent, on behalf of itself and each of the Cash Flow Collateral Secured Parties represented thereby, agrees that the ABL Agent shall also be granted a senior Lien on such collateral as security for the ABL Obligations and that any Lien on such collateral securing such Cash Flow Collateral Obligations shall be subordinate to the Lien on such collateral securing the ABL Obligations.

Designation of Additional Indebtedness. The Company may designate any Additional Indebtedness complying with the requirements of the definition of “Additional Indebtedness” as Additional Indebtedness for purposes of the Base Intercreditor Agreement, upon complying with the following conditions:

(i) one or more Additional Agents for one or more Additional Creditors in respect of such Additional Indebtedness shall have executed the Additional Indebtedness Joinder with respect to such Additional Indebtedness, and the Company or any such Additional Agent shall have delivered such executed Additional Indebtedness Joinder to the ABL Agent and each Cash Flow Collateral Agent then party to the Base Intercreditor Agreement;

(ii) at least five business days (unless a shorter period is agreed in writing by the Parties and the Company) prior to delivery of the Additional Indebtedness Joinder, the Company shall have delivered to the ABL Agent and each Cash Flow Collateral Agent then party to the Base Intercreditor Agreement complete and correct copies of any Additional Credit Facility, Additional Guaranties and Additional Collateral Documents that will govern such Additional Indebtedness upon giving effect to such designation (which may be unexecuted copies of Additional Documents to be executed and delivered concurrently with the effectiveness of such designation);

(iii) the Company shall have executed and delivered to the ABL Agent and each Cash Flow Collateral Agent then party to the Base Intercreditor Agreement an Additional Indebtedness Designation, with respect to such Additional Indebtedness;

(iv) all state and local stamp, recording, filing, intangible and similar taxes or fees (if any) that are payable in connection with the inclusion of such Additional Indebtedness under the Base Intercreditor Agreement shall have been paid and reasonable evidence thereof shall have been given to the ABL Agent and each Cash Flow Collateral Agent then party to the Base Intercreditor Agreement; and

(v) no Event of Default shall have occurred and be continuing.

Amendments. In the event that the ABL Agent or the requisite ABL Lenders enter into any amendment, waiver or consent in respect of or replace any ABL Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departure from any provisions of, any ABL Collateral Document relating to the ABL Priority Collateral or changing in any manner the rights of the ABL Agent, the ABL Lenders, or any ABL Credit Party with respect to the ABL Priority Collateral (including the release of any Liens on ABL Priority Collateral), then such amendment, waiver or consent shall apply automatically to any comparable provision of each Cash Flow Collateral Document without the consent of any Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party, and without any action by any Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party; provided, that such amendment, waiver or consent does not materially adversely affect the rights or interests of the Cash Flow Collateral Secured Parties in the Cash Flow Priority Collateral. The Base Intercreditor Agreement contains similar provisions applicable to ABL Collateral Documents with respect to amendments, waivers and consents entered into by the Cash Flow Collateral Agent or the requisite Cash Flow Collateral Secured Parties relating to Cash Flow Priority Collateral.

In the event that any Cash Flow Collateral Agent that is the Cash Flow Collateral Representative or the requisite Cash Flow Collateral Secured Parties represented thereby enter into any amendment, waiver or consent in respect of or replace any Cash Flow Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Cash Flow Collateral Document relating to the Cash Flow Collateral Priority Collateral or changing in any manner the rights of such Cash Flow Collateral

Agent, such Cash Flow Collateral Secured Parties, or any related Cash Flow Collateral Credit Party with respect to the Cash Flow Collateral Priority Collateral (including the release of any Liens on Cash Flow Collateral Priority Collateral), then such amendment, waiver or consent shall apply automatically to any comparable provision of each other Cash Flow Collateral Document without the consent of or any actions by any other Cash Flow Collateral Agent or Cash Flow Collateral Secured Party (except as may be separately otherwise agreed in writing by, and solely as among, any two or more Cash Flow Collateral Agents, each on behalf of itself and the Cash Flow Collateral Secured Parties); provided that such amendment, waiver or consent does not materially adversely affect the rights or interests of such other Cash Flow Collateral Secured Parties in the Collateral.

Cash Flow Collateral Representative

The Cash Flow Collateral Representative shall act for the Cash Flow Collateral Secured Parties as provided in the Base Intercreditor Agreement and, so long as the Cash Flow Intercreditor Agreement is in effect, the Cash Flow Collateral Representative shall act at the direction of the “Controlling Senior Priority Secured Parties” as defined and provided therein, or the requisite percentage of such Controlling Senior Priority Secured Parties (or at the direction of the agent or representative with respect thereto). The Base Intercreditor Agreement provides that as between or among the Cash Flow Collateral Agents, the Cash Flow Collateral Representative will have the right to Exercise Any Secured Creditor Remedies with respect to any of the Collateral and the other applicable Agents shall have no right to Exercise Any Secured Creditor Remedies with respect to any of the Collateral without the consent of the Cash Flow Collateral Representative. See “—Remedies Standstill.” The Cash Flow Collateral Representative is currently the Term Agent. See “—Certain Cash Flow Intercreditor Provisions—Senior Priority Representative.”

Certain Cash Flow Intercreditor Provisions

Certain capitalized terms used in this “Description of Intercreditor Agreements—Certain Cash Flow Intercreditor Provisions” are defined under “—Certain Definitions—Certain Cash Flow Intercreditor Definitions” below. Capitalized terms used in this “Certain Cash Flow Intercreditor Provisions” and not defined hereunder shall have the meaning assigned to such terms under the heading “—Certain Definitions—Certain Base Intercreditor Definitions.” The Cash Flow Intercreditor Agreement contains certain provisions governing the relationships between or among the parties subject thereto, including the following:

Lien Priority. Notwithstanding (i) the date, time, method, manner, or order of grant, attachment, or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to any Senior Priority Agent or any Senior Priority Creditors in respect of all or any portion of the Collateral, or of any Liens granted to any Junior Priority Agent or any Junior Priority Creditors in respect of all or any portion of the Collateral, and regardless of how any such Lien was acquired (whether by grant, statute, operation of law, subrogation or otherwise), (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of any Senior Priority Agent, any Senior Priority Creditors, any Junior Priority Agent or any Junior Priority Creditors in any Collateral, (iii) any provision of the Uniform Commercial Code, the Bankruptcy Code or any other applicable law, or of any Senior Priority Documents or Junior Priority Documents, (iv) whether any Senior Priority Agent or any Junior Priority Agent, in each case either directly or through agents, holds possession of, or has control over, all or any part of the Collateral, (v) the fact that any such Liens in favor of any Senior Priority Agent or any Senior Priority Creditors securing any of the Senior Priority Obligations are (x) subordinated to any Lien securing any other obligation of any Credit Party or (y) otherwise subordinated, voided, avoided, invalidated or lapsed or (vi) any other circumstance of any kind or nature whatsoever:

(1) any Lien in respect of all or any portion of the Collateral as of the date of the Cash Flow Intercreditor Agreement or thereafter held by or on behalf of any Junior Priority Agent or any Junior Priority Creditor that secures all or any portion of the Junior Priority Obligations shall be junior and subordinate in all respects to all Liens granted to any of the Senior Priority Agents and the Senior Priority Creditors in the Collateral to secure all or any portion of the Senior Priority Obligations;

(2) any Lien in respect of all or any portion of the Collateral as of the date of the Cash Flow Intercreditor Agreement or thereafter held by or on behalf of any Senior Priority Agent or any Senior Priority Creditor that secures all or any portion of the Senior Priority Obligations shall be senior and prior in all respects to all Liens granted to any of the Junior Priority Agents and the Junior Priority Creditors in the Collateral to secure all or any portion of the Junior Priority Obligations;

(3) except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Secured Parties represented thereby, any Lien in respect of all or any portion of the Collateral as of the date of the Cash Flow Intercreditor Agreement or thereafter held by or on behalf of any Senior Priority Agent or any Senior Priority Creditor that secures all or any portion of the Senior Priority Obligations shall be pari passu and equal in priority in all respects with any Lien in respect of all or any portion of the Collateral as of the date of the Cash Flow Intercreditor Agreement or thereafter held by or on behalf of any other Senior Priority Agent or any other Senior Priority Creditor that secures all or any portion of the Senior Priority Obligations; and

(4) except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Secured Parties represented thereby, any Lien in respect of all or any portion of the Collateral as of the date of the Cash Flow Intercreditor Agreement or thereafter held by or on behalf of any Junior Priority Agent or any Junior Priority Creditor that secures all or any portion of the Junior Priority Obligations shall be pari passu and equal in priority in all respects with any Lien in respect of all or any portion of the Collateral as of the date of the Cash Flow Intercreditor Agreement or thereafter held by or on behalf of any other Junior Priority Agent or any other Junior Priority Creditor that secures all or any portion of the Junior Priority Obligations.

Lien priority as among the Senior Priority Obligations and the Junior Priority Obligations with respect to any Collateral is governed solely by the Cash Flow Intercreditor Agreement, except as may be separately otherwise agreed in writing by or among any applicable Parties.

Waiver of Right to Contest Liens. Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, shall not (and waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of any Senior Priority Agent or any Senior Priority Creditor in respect of the Collateral, or the provisions of the Cash Flow Intercreditor Agreement. Except to the extent expressly set forth in the Cash Flow Intercreditor Agreement, no Junior Priority Agent nor any Junior Priority Creditors will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by any Senior Priority Agent or any Senior Priority Creditor under the Senior Priority Documents with respect to the Collateral. Except to the extent expressly set forth in the Cash Flow Intercreditor Agreement, each Junior Priority Agent, for itself and on behalf of the Junior Priority Creditors represented thereby, waives any and all rights it or such Junior Priority Creditors may have as a junior lien creditor or otherwise to contest, protest, object to or interfere with the manner in which any Senior Priority Agent or any Senior Priority Creditor seeks to enforce its Liens in any Collateral.

Remedies Standstill. Until the date upon which the Discharge of Senior Priority Obligations shall have occurred, no Junior Priority Agent nor any Junior Priority Creditors:

(a) will Exercise Any Secured Creditor Remedies with respect to the Collateral without the written consent of the Senior Priority Representative; provided that any Junior Priority Agent may Exercise Any Secured Creditor Remedies (other than any Secured Creditor Remedies the exercise of which is otherwise prohibited by the Cash Flow Intercreditor Agreement) after a period of 180 consecutive days has elapsed from the date of delivery of written notice by such Junior Priority Agent to each Senior Priority Agent stating that an Event of Default (as defined under the applicable Junior Priority Credit Facility) has occurred and is continuing thereunder and stating its intention to Exercise Any Secured Creditor Remedies (the “Standstill Period”), and then only so long as (1) no Event of Default relating to the payment of interest, principal, fees or other Senior Priority Obligations shall have occurred and be continuing and (2) no Senior Priority Secured Party shall have commenced (or attempted to commence or given notice of its intent to commence) the Exercise of Secured Creditor Remedies with respect to the Collateral (including seeking relief from the automatic stay or any other stay in any Insolvency Proceeding), and

(b) will take, receive or accept any Proceeds of the Collateral, it being understood and agreed that the temporary deposit of Proceeds of Collateral in a Deposit Account controlled by the Junior Priority Representative shall not constitute a breach of the Cash Flow Intercreditor Agreement so long as such Proceeds are promptly remitted to the Senior Priority Representative.

From and after the date upon which the Discharge of Senior Priority Obligations shall have occurred (or prior thereto upon obtaining the written consent of each Senior Priority Agent), any Junior Priority Agent and any Junior Priority Creditor may Exercise Any Secured Creditor Remedies under the Junior Priority Documents or applicable law as to any Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by any Junior Priority Agent or any Junior Priority Creditor is at all times subject to the provisions of the Cash Flow Intercreditor Agreement, including the provisions regarding application of proceeds.

Any Senior Priority Agent, on behalf of itself and any Senior Priority Creditors represented thereby, agrees that such Senior Priority Agent and such Senior Priority Creditors will not Exercise Any Secured Creditor Remedies with respect to any of the Collateral without the written consent of the Senior Priority Representative and will not take, receive or accept any Proceeds of Collateral (except as may be separately otherwise agreed in writing by and between or among all Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby), it being understood and agreed that the temporary deposit of Proceeds of Collateral in a Deposit Account controlled by such Senior Priority Agent shall not constitute a breach of the Cash Flow Intercreditor Agreement so long as such Proceeds are promptly remitted to the Senior Priority Representative; provided that nothing in this sentence shall prohibit any Senior Priority Agent from taking such actions in its capacity as Senior Priority Representative, if applicable. The Senior Priority Representative may Exercise Any Secured Creditor Remedies under the Senior Priority Documents or applicable law as to any Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the Senior Priority Representative is at all times subject to the provisions of the Cash Flow Intercreditor Agreement, including the provisions regarding application of proceeds.

Nothing in the Cash Flow Intercreditor Agreement shall prohibit the receipt by any Junior Priority Secured Party of the required payments of interest, principal and other amounts owed in respect of the Junior Priority Obligations, so long as such receipt is not the direct or indirect result of the exercise by any Junior Priority Secured Party of rights or remedies as a secured creditor in respect of the Collateral (including set-off) or enforcement in contravention of the Cash Flow Intercreditor Agreement of any Lien held by it.

Releases. Without limiting any release permitted under the Base Intercreditor Agreement, in the event of (A) any private or public sale of all or any portion of the Collateral in connection with any Exercise of Secured Creditor Remedies by or with the consent of the Senior Priority Representative, (B) any sale, transfer or other disposition of all or any portion of the Collateral, so long as such sale, transfer or other disposition is then permitted by the Senior Priority Documents, or (C) the release of the Senior Priority Secured Parties’ Liens on all or any portion of the Collateral which release under clause (C) shall have been approved by all of the requisite Senior Priority Secured Parties (as determined pursuant to the applicable Senior Priority Documents), in the case of clauses (B) and (C) only to the extent occurring prior to the Discharge of Senior Priority Obligations and not in connection with a Discharge of Senior Priority Obligations (and irrespective of whether an Event of Default has occurred), so long as, if applicable, the net cash proceeds of any such sale, if any, described in clause (A) above are applied as provided under “—Application of Proceeds,” such sale or release will be free and clear of the Liens on such Collateral securing the Junior Priority Obligations and such Junior Priority Secured Parties’ Liens with respect to the Collateral so sold, transferred, disposed or released shall terminate and be automatically released without further action.

Waiver of Marshalling. Until the Discharge of Senior Priority Obligations, each Junior Priority Agent, on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Collateral or any other similar rights a junior secured creditor may have under applicable law.

Insurance. Proceeds of Collateral include insurance proceeds and, therefore, the Lien Priority shall govern the ultimate disposition of casualty insurance proceeds. Subject to the provisions of the Base Intercreditor Agreement with respect to ABL Priority Collateral, the Senior Priority Representative shall be named as additional insured or loss payee, as applicable, with respect to all insurance policies relating to Collateral. Subject to the provisions of the Base Intercreditor Agreement with respect to ABL Priority Collateral, the Senior Priority Representative shall have the sole and exclusive right, as against any Secured Party, to adjust settlement of insurance claims in the event of any covered loss, theft or destruction of Collateral. Subject to the provisions of the Base Intercreditor Agreement with respect to ABL Priority Collateral, all proceeds of such insurance shall be remitted to the Senior Priority Representative, and each other Agent shall cooperate (if necessary) in a reasonable manner in effecting the payment of insurance proceeds in accordance with the provisions of the Cash Flow Intercreditor Agreement regarding application of proceeds.

DIP Financing. If any Borrower or any Guarantor shall be subject to any Insolvency Proceeding in the United States at any time prior to the Discharge of Senior Priority Obligations, and any Senior Priority Agent or any Senior Priority Facility Creditor shall seek to provide, or consent to a third party providing, any Borrower or any Guarantor with any financing under Section 364 of the Bankruptcy Code or consent to any order for the use of cash collateral under Section 363 of the Bankruptcy Code (“DIP Financing”), with such DIP Financing to be secured by all or any portion of the Collateral (including assets that, but for the application of Section 552 of the Bankruptcy Code would be Collateral), then each Junior Priority Agent, on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees that it will raise no objection and will not support any objection to such DIP Financing or to the Liens securing the same on the grounds of a failure to provide “adequate protection” for the Liens of such Junior Priority Agent securing the related Junior Priority Obligations or on any other grounds (and will not request any adequate protection solely as a result of such DIP Financing), so long as (i) such Junior Priority Agent retains its Lien on the Collateral to secure the related Junior Priority Obligations (in each case, including Proceeds thereof arising after the commencement of the case under the Bankruptcy Code), (ii) all Liens on Collateral securing any such DIP Financing shall be senior to or on a parity with the Liens of the Senior Priority Agents and the Senior Priority Creditors securing the Senior Priority Obligations on the Collateral and (iii) if such Senior Priority Agent receives an adequate protection Lien on post-petition assets of the debtor to secure Senior Priority Obligations, such Junior Priority Agent also receives an adequate protection Lien on such post-petition assets of the debtor to secure the related Junior Priority Obligations, provided that (x) such Liens in favor of such Senior Priority Agent and such Junior Priority Agent shall be subject to the provisions of the following paragraph and (y) the foregoing provisions of this paragraph shall not prevent any Junior Priority Agent and any Junior Priority Secured Party from objecting to any provision in any DIP Financing relating to any provision or content of a plan of reorganization.

All Liens granted to any Senior Priority Agent or Junior Priority Agent in any Insolvency Proceeding, whether as adequate protection or otherwise, are intended by the Parties to be and shall be deemed to be subject to the Lien Priority and the other terms and conditions of this Agreement.

Application of Proceeds. Subject to the terms of the Base Intercreditor Agreement, all Collateral, and all Proceeds thereof, received by any Agent in connection with any Exercise of Secured Creditor Remedies shall be applied, first, to the payment, on a pro rata basis, of costs and expenses of each Agent, as applicable, in connection with such Exercise of Secured Creditor Remedies,

second, to the payment, on a pro rata basis (except as may be separately otherwise agreed in writing by and between any applicable Senior Priority Agents, each on behalf of itself and the Senior Priority Creditors represented thereby), of the Senior Priority Obligations in accordance with the Senior Priority Documents until the Discharge of Senior Priority Obligations shall have occurred, third, to the payment, on a pro rata basis (except as may be separately otherwise agreed in writing by and between any applicable Junior Priority Agents, each on behalf of itself and the Junior Priority Creditors represented thereby), of the Junior Priority Obligations in accordance with the Junior Priority Documents until the Discharge of Junior Priority Obligations shall have occurred, and fourth, the balance, if any, to the Credit Parties or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct,

except, in the case of Note Excluded Assets, to the extent provided in the Cash Flow Intercreditor Agreement.

The Cash Flow Intercreditor Agreement provides that neither the First Lien Noteholder Secured Parties nor the Second Lien Noteholder Secured Parties will be paid any Proceeds of, or be given any Lien over, any Note Excluded Assets thereunder.

Turnover of Cash Collateral After Discharge. Subject to the obligations of each Senior Priority Agent under the Base Intercreditor Agreement with respect to ABL Priority Collateral, upon the Discharge of Senior Priority Obligations, each Senior Priority Agent shall deliver to the Junior Priority Representative or shall execute such documents as the Company or the Junior Priority Representative (if a Junior Priority Agent other than a Designated Agent) may reasonably request to enable it to have control over any Cash Collateral or Control Collateral still in such Senior Priority Agent’s possession, custody or control in the same form as received with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct.

Modifications to Senior Priority Documents and Junior Priority Documents. Without affecting the obligations of any Junior Priority Agent and Junior Priority Secured Parties under the Cash Flow Intercreditor Agreement, each Senior Priority Agent and the Senior Priority Creditors represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Junior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of the Cash Flow Intercreditor Agreement), and without incurring any liability to any such Junior Priority Secured Party or impairing or releasing the subordination provided for in the Cash Flow Intercreditor Agreement, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Senior Priority Documents in any manner whatsoever.

Without affecting the obligations of any Senior Priority Agent and the Senior Priority Secured Parties under the Cash Flow Intercreditor Agreement, each Junior Priority Agent and the Junior Priority Creditors represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Senior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of the Cash Flow Intercreditor Agreement), and without incurring any liability to any such Senior Priority Secured Party or impairing or releasing the priority provided for in the Cash Flow Intercreditor Agreement, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Junior Priority Documents in any manner whatsoever.

Except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby, without affecting the obligations of any other Senior Priority Agent and the other Senior Priority Secured Parties under the Cash Flow Intercreditor Agreement, each Senior Priority Agent and any Senior Priority Creditors represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Senior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of the Cash Flow Intercreditor Agreement), and without incurring any liability to any such Senior

Priority Secured Party, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Senior Priority Documents to which such other Senior Priority Agent or any Senior Priority Creditor represented thereby is party or beneficiary in any manner whatsoever.

Except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Creditors represented thereby, without affecting the obligations of any other Junior Priority Agent and the other Junior Priority Secured Parties under the Cash Flow Intercreditor Agreement, each Junior Priority Agent and any Junior Priority Creditors represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Junior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of the Cash Flow Intercreditor Agreement), and without incurring any liability to any such Junior Priority Secured Party, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Junior Priority Documents to which such other Junior Priority Agent or any Junior Priority Creditor represented thereby is party or beneficiary in any manner whatsoever.

The Senior Priority Obligations and the Junior Priority Obligations may be refunded, replaced or refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is required to permit the refunding, replacement or refinancing transaction under any Senior Priority Document or any Junior Priority Document, respectively) of any Senior Priority Agent, Senior Priority Creditors, Junior Priority Agent or Junior Priority Creditors, as the case may be, all without affecting the Lien Priorities provided for in the Cash Flow Intercreditor Agreement or the other provisions of the Cash Flow Intercreditor Agreement. If the indebtedness refunding, replacing or refinancing any such Senior Priority Obligations or Junior Priority Obligations is to constitute Senior Priority Obligations or Junior Priority Obligations under the Cash Flow Intercreditor Agreement (as designated by the Company), as the case may be, the holders of such indebtedness (or an authorized agent or trustee on their behalf) shall bind themselves in writing to the terms of the Cash Flow Intercreditor Agreement pursuant to a joinder substantially in the form of an exhibit attached to the Cash Flow Intercreditor Agreement or otherwise in form and substance reasonably satisfactory to the Senior Priority Agents (other than the First Lien Note Agent and any Designated Agent) and Junior Priority Agents (other than the Second Lien Note Agent and any Designated Agent) (or, if there is no continuing Agent other than the First Lien Note Agent, the Second Lien Note Agent and Designated Agents, as designated by the Company), and any such refunding, replacement or refinancing transaction shall be in accordance with any applicable provisions of the Senior Priority Documents and the Junior Priority Documents.

Relief From Stay. Until the Discharge of Senior Priority Obligations has occurred, no Junior Priority Agent nor any Junior Priority Creditors shall seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of any portion of the Collateral without each Senior Priority Agent’s express written consent.

No Contest. Prior to the Discharge of Senior Priority Obligations, no Junior Priority Agent nor any Junior Priority Creditors shall contest (or support any other Person contesting) (i) any request by any Senior Priority Agent or Senior Priority Creditor for adequate protection of its interest in the Collateral or (ii) any objection by any Senior Priority Agent or Senior Priority Creditor to any motion, relief, action or proceeding based on a claim by such Senior Priority Agent or Senior Priority Creditor that its interests in the Collateral are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such Senior Priority Agent as adequate protection of its interests are subject to the Cash Flow Intercreditor Agreement. Except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and any Senior Priority Creditors represented thereby prior to the applicable Discharge of Senior Priority Obligations, no Senior Priority Agent nor any Senior Priority Creditors shall contest (or support any other Person contesting) (a) any request by any other Senior Priority Agent or any Senior Priority Creditor represented by such other Senior Priority Agent for adequate protection of its interest in the Collateral, or (b) any objection by such other Senior Priority Agent or any Senior Priority Creditor to any motion, relief, action, or proceeding based on a claim by such other Senior Priority Agent or any Senior Priority Creditor represented by such other Senior Priority Agent that its interests in the Collateral are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such other Senior Priority Agent as adequate protection of its interests are subject to the Cash Flow Intercreditor Agreement.

Asset Sales. No Junior Priority Agent nor any Junior Priority Creditors will oppose any sale consented to by any Senior Priority Agent of any Collateral pursuant to Section 363(f) of the Bankruptcy Code (or any similar provision under the law applicable to any Insolvency Proceeding) so long as the proceeds of such sale are applied in accordance with the Cash Flow Intercreditor Agreement.

Adequate Protection. Except as expressly provided in the Cash Flow Intercreditor Agreement, nothing in the Cash Flow Intercreditor Agreement shall limit the rights of any Agent and the Secured Parties represented thereby from seeking or requesting adequate protection with respect to their interests in the applicable Collateral in any Insolvency Proceeding, including adequate protection in the form of a cash payment, periodic cash payments, cash payments of interest, additional collateral or otherwise; provided that (a) in the event that any Junior Priority Agent, on behalf of itself or any of the Junior Priority Creditors represented thereby, seeks or requests adequate protection in respect of the Junior Priority Obligations and such adequate protection is granted in the form of a Lien on additional collateral comprising assets of the type of assets that constitute Collateral, then each Senior Priority Agent shall also be granted a senior Lien on such collateral as security for the Senior Priority Obligations and that any Lien on such collateral securing the Junior Priority Obligations shall be subordinate to any Lien on such collateral securing the Senior Priority Obligations and (b) in the event that any Senior Priority Agent, for or on behalf of itself or any Senior Priority Creditor represented thereby, seeks or requests adequate protection in respect of the Senior Priority Obligations and such adequate protection is granted in the form of a Lien on additional collateral comprising assets of the type of assets that constitute Collateral, then each other Senior Priority Agent shall also be granted a pari passu Lien on such collateral as security for the Senior Priority Obligations owing to such other Senior Priority Agent and the Senior Priority Secured Parties represented thereby, and that any such Lien on such collateral securing such Senior Priority Obligations shall be pari passu to each such other Lien on such collateral securing such other Senior Priority Obligations (except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Secured Parties represented thereby).

Designation of Additional Indebtedness. The Company may designate any Additional Indebtedness complying with the requirements of the definition of “Additional Indebtedness” as Additional Indebtedness for purposes of the Cash Flow Intercreditor Agreement, upon complying with the following conditions:

(i) one or more Additional Agents for one or more Additional Creditors in respect of such Additional Indebtedness shall have executed the Additional Indebtedness Joinder with respect to such Additional Indebtedness, and the Company or any such Additional Agent shall have delivered such executed Additional Indebtedness Joinder to each Agent then party to the Cash Flow Intercreditor Agreement;

(ii) at least five business days (unless a shorter period is agreed in writing by the Parties and the Company) prior to delivery of the Additional Indebtedness Joinder, the Company shall have delivered to each Agent then party to the Cash Flow Intercreditor Agreement complete and correct copies of any Additional Credit Facility, Additional Guaranties and Additional Collateral Documents that will govern such Additional Indebtedness upon giving effect to such designation (which may be unexecuted copies of Additional Documents to be executed and delivered concurrently with the effectiveness of such designation);

(iii) the Company shall have executed and delivered to each Agent then party to the Cash Flow Intercreditor Agreement the Additional Indebtedness Designation (including whether such Additional Indebtedness is designated Senior Priority Debt or Junior Priority Debt) with respect to such Additional Indebtedness;

(iv) all state and local stamp, recording, filing, intangible and similar taxes or fees (if any) that are payable in connection with the inclusion of such Additional Indebtedness under the Cash Flow Intercreditor Agreement shall have been paid and reasonable evidence thereof shall have been given to each Agent then party to the Cash Flow Intercreditor Agreement; and

(v) no Event of Default shall have occurred and be continuing.

Senior Priority Representative. The Senior Priority Representative shall act for the Senior Priority Secured Parties as provided in the Cash Flow Intercreditor Agreement, and shall act at the direction of the Controlling Senior Priority Secured Parties, or the requisite percentage of such Controlling Senior Priority Secured Parties (or at the direction of the agent or representative with respect thereto). The Senior Priority Representative is currently the Term Agent and will remain the Term Agent until the Senior Priority Representative Change Date. After the Senior Priority Representative Change Date, the Senior Priority Representative will be the Major Non-Controlling Senior Priority Agent. The Cash Flow Intercreditor Agreement provides that as between or among any Senior Priority Agents, the Senior Priority Representative will have the right to Exercise Any Secured Creditor Remedies with respect to any of the Collateral and the other applicable Senior Priority Agents shall have no right to Exercise Any Secured Creditor Remedies with respect to any of the Collateral without the consent of the Senior Priority Representative. See “—Remedies Standstill.” The Senior Priority Representative shall be designated by the Senior Priority Agents under the Cash Flow Intercreditor Agreement to act on their behalf and, at any time the Base Intercreditor Agreement is in effect, the Senior Priority Representative shall be the “Cash Flow Collateral Representative” as defined under the Base Intercreditor Agreement. The Cash Flow Intercreditor Agreement provides that no Junior Priority Agent shall act as Cash Flow Collateral Representative under the Base Intercreditor Agreement so long as any Senior Priority Obligations are outstanding.

Amendments. In the event that any Senior Priority Agent or the requisite Senior Priority Creditors enter into any amendment, waiver or consent in respect of or replace any Senior Priority Document for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Senior Priority Document relating to the Collateral or changing in any manner the rights of the Senior Priority Agent, the Senior Priority Creditors, or any Credit Party with respect to the Collateral (including the release of any Liens on Collateral), then such amendment, waiver or consent shall apply automatically to any comparable provision of each Junior Priority Collateral Document without the consent of or any actions by any Junior Priority Agent or any Junior Priority Creditors; provided, that such amendment, waiver or consent does not materially adversely affect the rights or interests of the Junior Priority Creditors in the Collateral.

Certain Definitions

Certain Base Intercreditor Definitions

The following terms which are defined in the Uniform Commercial Code are used in the Base Intercreditor Agreement as so defined: Accounts, Chattel Paper, Deposit Accounts, Documents, Electronic Chattel Paper, Equipment, Financial Assets, Instruments, Investment Property, Letter-of-Credit Rights, Money, Promissory Notes, Records, Security, Securities Accounts, Security Entitlements, Supporting Obligations, and Tangible Chattel Paper. For purposes of the section “Description of Intercreditor Agreements—Certain Base Intercreditor Provisions” and these definitions, the terms “Base Intercreditor Agreement,” “Board of Directors,” “Cash Flow Intercreditor Agreement,” “Excluded Subsidiary Securities,” “Holders,” “Issue Date” and “Subsidiary Guarantors” are used as defined under “Description of First Priority Notes—Certain Definitions,” and “Description of Second Priority Notes—Certain Definitions,” as applicable.

“ABL Accounts Collateral”: all Collateral consisting of the following:

(1) the Concentration Account and all Accounts Receivable;

(2) to the extent involving or governing any of the items referred to in the preceding clause (1), all Documents, General Intangibles (other than Intellectual Property and equity interests of Subsidiaries of the Company) and Instruments (including, without limitation, Promissory Notes); provided that to the extent any of the foregoing also relates to Cash Flow Priority Collateral, only that portion related to the items referred to in the preceding clause (1) shall be included in the ABL Accounts Collateral;

(3) to the extent evidencing or governing any of the items referred to in the preceding clauses (1) and (2), all Supporting Obligations; provided that to the extent any of the foregoing also relates to Cash Flow Priority Collateral, only that portion related to the items referred to in the preceding clauses (1) and (2) shall be included in the ABL Accounts Collateral;

(4) all books and Records relating to the foregoing (including without limitation all books, databases, customer lists and Records, whether tangible or electronic, which contain any information relating to any of the foregoing); and

(5) all collateral security and guarantees with respect to any of the foregoing and all cash, Money, instruments, Chattel Paper, insurance proceeds, investment property, securities and financial assets directly received as proceeds of any ABL Accounts Collateral (“ABL Accounts Proceeds”); provided, however, that no proceeds of ABL Accounts Proceeds will constitute ABL Accounts Collateral unless such proceeds of ABL Accounts Proceeds would otherwise constitute ABL Accounts Collateral.

For the avoidance of doubt, under no circumstances shall Excluded Assets be ABL Accounts Collateral. As used in this definition of “ABL Accounts Collateral,” the terms “Concentration Account” and “Excluded Assets” shall have the meanings provided in the Original ABL Credit Agreement (if the Original ABL Credit Agreement is then in effect) or in the ABL Collateral Documents relating thereto, or in any other ABL Credit Agreement then in effect (if the Original ABL Credit Agreement is not then in effect) or in the ABL Collateral Documents relating thereto.

“ABL Agent” means General Electric Capital Corporation in its capacity as collateral agent under the ABL Credit Agreement, together with its successors and assigns in such capacity from time to time, whether under the Original ABL Credit Agreement or any subsequent ABL Credit Agreement, as well as any Person designated as the “Agent,” “Administrative Agent” or “U.S. ABL Collateral Agent” under any ABL Credit Agreement, provided that the ABL Credit Agreement may, from time to time, designate the ABL Agent to be one or more of such Agent, Administrative Agent and/or U.S. ABL Collateral Agent.

“ABL Bank Products Affiliate” means any Person who (a) has entered into a Bank Products Agreement with an ABL Credit Party with the obligations of such ABL Credit Party thereunder being secured by one or more ABL Collateral Documents, (b) was an ABL Credit Agreement Lender or an Affiliate of an ABL Credit Agreement Lender on the date of the Base Intercreditor Agreement, or at the time of entry into such Bank Products Agreement, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company in accordance with the terms of one or more ABL Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Affiliate hereunder with respect to more than one Credit Facility).

“ABL Borrowers” means the Company and certain of its Subsidiaries, in their capacities as borrowers under the ABL Credit Agreement, together with its and their respective successors and assigns.

“ABL Canadian Collateral” means Property owned by any Canadian subsidiary of the Company and pledged to any ABL Secured Party under any ABL Collateral Document.

“ABL Collateral Documents” means all “Security Documents” as defined in the Original ABL Credit Agreement, and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered in connection with any ABL Credit Agreement, and any other agreement, document or instrument pursuant to which a Lien is granted securing any ABL Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, supplemented, waived or modified from time to time.

“ABL Credit Agreement” means (i) the Original ABL Credit Agreement and (ii) if designated by the Company, any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to refund, refinance, restructure, replace, renew, repay, increase or extend (whether in whole or in part and whether with the original agent and creditors or other agents and creditors or otherwise) the indebtedness and other obligations outstanding under (x) the Original ABL Credit Agreement or (y) any subsequent ABL Credit Agreement (in each case, as amended, restated, supplemented, waived or otherwise modified from time to time); provided, that the requisite creditors party to such ABL Credit Agreement

(or their agent or other representative on their behalf) shall agree, by a joinder agreement substantially in the form of an exhibit attached to the Base Intercreditor Agreement or otherwise in form and substance reasonably satisfactory to the Term Agent and any Additional Agent (other than any Designated Additional Agent) (or, if there is no continuing Agent other than the First Lien Note Agent, the Second Lien Note Agent and any Designated Additional Agent, as designated by the Company), that the obligations under such ABL Credit Agreement are subject to the terms and provisions of the Base Intercreditor Agreement. Any reference to the ABL Credit Agreement shall be deemed a reference to any ABL Credit Agreement then in existence.

“ABL Credit Agreement Lenders” means the lenders, debtholders and other creditors party from time to time to the ABL Credit Agreement, together with their successors, assigns and transferees.

“ABL Credit Parties” means the ABL Borrowers, the ABL Guarantors and each other direct or indirect Subsidiary of the Company or any of its Affiliates that is or becomes a party to any ABL Document.

“ABL Documents” means the ABL Credit Agreement, the ABL Guaranties, the ABL Collateral Documents, any Bank Products Agreements between any ABL Credit Party and any ABL Bank Products Affiliate, any Hedging Agreements between any ABL Credit Party and any ABL Hedging Affiliate, those other ancillary agreements as to which the ABL Agent or any ABL Lender is a party or a beneficiary and all other agreements, instruments, documents and certificates, as of the date of the Base Intercreditor Agreement or thereafter executed by or on behalf of any ABL Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to the ABL Agent, in connection with any of the foregoing or any ABL Credit Agreement, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“ABL Guaranties” means that certain guarantee agreement dated as of the date of the Base Intercreditor Agreement by the ABL Guarantors in favor of the ABL Agent, and all other guarantees of any ABL Obligations of any ABL Credit Party by any other ABL Credit Party in favor of any ABL Secured Party, in each case as amended, restated, supplemented, waived or otherwise modified from time to time.

“ABL Guarantors” means the collective reference to each of the Company’s Subsidiaries that is a guarantor under any of the ABL Guaranties and any other Person who becomes a guarantor under any of the ABL Guaranties.

“ABL Hedging Affiliate” means any Person who (a) has entered into a Hedging Agreement with an ABL Credit Party with the obligations of such ABL Credit Party thereunder being secured by one or more ABL Collateral Documents, (b) was the ABL Agent or an ABL Credit Agreement Lender or an Affiliate of an ABL Credit Agreement Lender on the date of the Base Intercreditor Agreement, or at the time of entry into such Hedging Agreement, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company in accordance with the terms of one or more ABL Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Affiliate hereunder with respect to more than one Credit Facility).

“ABL Lenders” means all ABL Credit Agreement Lenders, together with any Affiliates thereof in their capacity as ABL Bank Products Affiliates or ABL Hedging Affiliates, and all successors, assigns, transferees and replacements thereof, as well as any Person designated as a “Lender” under any ABL Credit Agreement.

“ABL Obligations” means any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether existing as of the date of the Base Intercreditor Agreement or thereafter arising, whether arising before, during or after the commencement of any case with respect to any ABL Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each ABL Credit Party from time to time to the ABL Agent, the “administrative agent” or “agent” under the ABL Credit Agreement, the ABL Credit Agreement Lenders or any of them, any ABL Bank Products Affiliates or any ABL Hedging Affiliates, under any ABL Document, whether for principal, interest (including interest and fees which, but for the filing of a petition in bankruptcy with respect to such ABL Credit Party, would have accrued on any ABL Obligation, whether or not a claim is allowed against such ABL Credit Party for such interest and fees in the related bankruptcy proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the ABL Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“ABL Priority Collateral” means all Collateral consisting of the following:

(1) all Inventory;

(2) all ABL Accounts Collateral;

(3) to the extent evidencing or governing any of the items referred to in the preceding clauses (1) and (2), all Documents, General Intangibles (other than Intellectual Property and equity interests of Subsidiaries of the Company), Instruments (including, without limitation, Promissory Notes); provided that to the extent any of the foregoing also relates to Cash Flow Priority Collateral, only that portion related to the items referred to in the preceding clauses (1) and (2) shall be included in the ABL Priority Collateral;

(4) to the extent evidencing or governing any of the items referred to in the preceding clauses (1) through (3), all Supporting Obligations; provided that to the extent any of the foregoing also relates to Cash Flow Priority Collateral, only that portion related to the items referred to in the preceding clauses (1) through (3) shall be included in the ABL Priority Collateral;

(5) all books and Records relating to the foregoing (including without limitation all books, databases, customer lists and Records, whether tangible or electronic, which contain any information relating to any of the foregoing); and

(6) all collateral security and guarantees with respect to any of the foregoing and all cash, Money, instruments, Chattel Paper, insurance proceeds, investment property, securities and financial assets to the extent received as proceeds of any ABL Priority Collateral (“ABL Priority Proceeds”); provided, however, that no proceeds of ABL Priority Proceeds will constitute ABL Priority Collateral unless such proceeds of ABL Priority Proceeds would otherwise constitute ABL Priority Collateral.

For the avoidance of doubt, under no circumstances shall Excluded Assets (as defined in the next succeeding sentence) be ABL Priority Collateral. As used in this definition of “ABL Priority Collateral,” the term “Excluded Assets” shall have the meaning provided in the Original ABL Credit Agreement (if the Original ABL Credit Agreement is then in effect) or in the ABL Collateral Documents relating thereto, or in any other ABL Credit Agreement then in effect (if the Original ABL Credit Agreement is not then in effect) or in the ABL Collateral Documents relating thereto.

“ABL Secured Parties” means the ABL Agent and the ABL Lenders.

“Accounts Receivable”: any right to payment for goods sold or leased or for services rendered, which is not evidenced by an instrument (as defined in the Uniform Commercial Code) or Chattel Paper.

“Additional Agent” means any one or more agents, trustees or other representatives for or of any one or more Additional Credit Facility Creditors, and shall include any successor thereto, as well as any Person designated as an “Agent” under any Additional Credit Facility.

“Additional Bank Products Affiliate” means any Person who (a) has entered into a Bank Products Agreement with an Additional Credit Party with the obligations of such Additional Credit Party thereunder being secured by one or more Additional Collateral Documents, (b) was an Additional Agent or an Additional Credit Facility Creditor or an Affiliate of an Additional Credit Facility Creditor at the time of entry into such Bank Products Agreement, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company in accordance with the terms of one or more Additional Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Affiliate hereunder with respect to more than one Credit Facility).

“Additional Bank Products Provider” means any Person (other than an Additional Bank Products Affiliate) that has entered into a Bank Products Agreement with an Additional Credit Party with the obligations of such Additional Credit Party thereunder being secured by one or more Additional Collateral Documents, as designated by the Company in accordance with the terms of the Additional Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

“Additional Borrower” means any Additional Credit Party that incurs or issues Additional Indebtedness, together with its successors and assigns.

“Additional Collateral Documents” means all “Security Documents” as defined in any Additional Credit Facility, and in any event shall include all security agreements, mortgages, deeds of trust, pledges and other collateral documents executed and delivered in connection with any Additional Credit Facility, and any other agreement, document or instrument pursuant to which a Lien is granted securing any Additional Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Additional Credit Facilities” means (a) any one or more agreements, instruments and documents under which any Additional Indebtedness is or may be incurred, including without limitation any credit agreements, loan agreements, indentures or other financing agreements, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, together with (b) if designated by the Company, any other agreement extending the maturity of, consolidating, restructuring, refunding, replacing or refinancing all or any portion of the Additional Obligations, whether by the same or any other lender, debtholder or other creditor or group of lenders, debtholders or other creditors, or the same or any other agent, trustee or representative therefor, or otherwise, and whether or not increasing the amount of any Indebtedness that may be incurred thereunder.

“Additional Credit Facility Creditors” means one or more holders of Additional Indebtedness (or commitments therefor) that is or may be incurred under one or more Additional Credit Facilities.

“Additional Credit Party” means the Company, each direct or indirect Subsidiary of the Company or any of its Affiliates that is or becomes a party to any Additional Document, and any other Person who becomes a guarantor under any of the Additional Guaranties.

“Additional Creditors” means one or more Additional Credit Facility Creditors and all Additional Bank Products Affiliates, Additional Hedging Affiliates, Additional Bank Products Providers, Additional Hedging Providers and Management Credit Providers and all successors, assigns, transferees and replacements thereof, as well as any Person designated as an “Additional Creditor” under any Additional Credit Facility; and with respect to any Additional Agent, means the Additional Creditors represented by such Additional Agent.

“Additional Documents” means, with respect to any Indebtedness designated as Additional Indebtedness under the Base Intercreditor Agreement, any Additional Credit Facilities, any Additional Guaranties, any Additional Collateral Documents, any Bank Products Agreements between any Credit Party and any Additional Bank Products Affiliate or Additional Bank Products Provider, any Hedging Agreements between any Credit Party and any Additional Hedging Affiliate or Additional Hedging Provider, any Management Guarantee, those other ancillary agreements as to which any Additional Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, as of the date of the Base Intercreditor Agreement or thereafter executed by or on behalf of any Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to any Additional Agent, in connection with any of the foregoing or any Additional Credit Facility, including any intercreditor or joinder agreement among any of the Additional Secured Parties or between or among any of the other Secured Parties and any of the Additional Secured Parties, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Additional Guaranties” means any one or more guarantees of any Additional Obligations of any Additional Credit Party by any other Additional Credit Party in favor of any Additional Secured Party, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Additional Guarantor” means any Additional Credit Party that at any time has provided an Additional Guaranty.

“Additional Hedging Affiliate” means any Person who (a) has entered into a Hedging Agreement with an Additional Credit Party with the obligations of such Additional Credit Party thereunder being secured by one or more Additional Collateral Documents, (b) was an Additional Agent or an Additional Credit Facility Creditor or an Affiliate of an Additional Credit Facility Creditor at the time of entry into such Hedging Agreement, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company in accordance with the terms of one or more Additional Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Affiliate hereunder with respect to more than one Credit Facility).

“Additional Hedging Provider” means any Person (other than an Additional Hedging Affiliate) that has entered into a Hedging Agreement with an Additional Credit Party with the obligations of such Additional Credit Party thereunder being secured by one or more Additional Collateral Documents, as designated by the Company in accordance with the terms of the Additional Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Provider hereunder with respect to more than one Credit Facility).

“Additional Indebtedness” means any Additional Specified Indebtedness that (1) is permitted to be secured by a Lien (as hereinafter defined) on Collateral by

(a) prior to the Discharge of ABL Obligations, any negative covenant restricting Liens contained in the Original ABL Credit Agreement (if the Original ABL Credit Agreement is then in effect) or any negative covenant restricting Liens contained in any other ABL Credit Agreement then in effect if the Original ABL Credit Agreement is not then in effect (in each case under this clause (a), which covenant is designated in such ABL Credit Agreement as applicable for purposes of this definition);

(b) prior to the Discharge of Term Obligations, the negative covenant restricting Liens contained in the Original Term Credit Agreement (if the Original Term Credit Agreement is then in effect) or the corresponding negative covenant restricting Liens contained in any other Term Credit Agreement then in effect if the Original Term Credit Agreement is not then in effect (which covenant is designated in such Term Credit Agreement as applicable for purposes of this definition);

(c) prior to the Discharge of First Lien Note Obligations, the negative covenant restricting Liens contained in the Original First Lien Indenture (if the Original First Lien Indenture is then in effect) or the corresponding negative covenant restricting Liens contained in any other First Lien Indenture then in effect if the Original First Lien Indenture is not then in effect (which covenant is designated in such First Lien Indenture as applicable for purposes of this definition);

(d) prior to the Discharge of Second Lien Note Obligations, the negative covenant restricting Liens contained in the Original Second Lien Indenture (if the Original Second Lien Indenture is then in effect) or the corresponding negative covenant restricting Liens contained in any other Second Lien Indenture then in effect if the Original Second Lien Indenture is not then in effect (which covenant is designated in such Second Lien Indenture as applicable for purposes of this definition); and

(e) prior to the Discharge of Additional Obligations, any negative covenant restricting Liens contained in any applicable Additional Credit Facility then in effect (which covenant is designated in such Additional Credit Facility as applicable for purposes of this definition); and

(2) is designated as “Additional Indebtedness” by the Company pursuant to an Additional Indebtedness Designation and in compliance with the procedures described under “—Certain Base Intercreditor Provisions—Designation of Additional Indebtedness.”

As used in this definition of “Additional Indebtedness,” the term “Lien” shall have the meaning set forth (v) for purposes of the preceding clause (1)(a), prior to the Discharge of ABL Obligations, in the Original ABL Credit Agreement (if the Original ABL Credit Agreement is then in effect), or in any other ABL Credit Agreement then in effect (if the Original ABL Credit Agreement is not then in effect), (w) for purposes of the preceding clause (1)(b), prior to the Discharge of Term Obligations, in the Original Term Credit Agreement (if the Original Term Credit Agreement is then in effect), or in any other Term Credit Agreement then in effect (if the Original Term Credit Agreement is not then in effect), (x) for purposes of the preceding clause (1)(c), prior to the Discharge of First Lien Note Obligations, in the Original First Lien Indenture (if the Original First Lien Indenture is then in effect), or in any other First Lien Indenture then in effect (if the Original First Lien Indenture is not then in effect), (y) for purposes of the preceding clause (1)(d), prior to the Discharge of Second Lien Note Obligations, in the Original Second Lien Indenture (if the Original Second Lien Indenture is then in effect), or in any other Second Lien Indenture then in effect (if the Original Second Lien Indenture is not then in effect), and (z) for purposes of the preceding clause (1)(e), prior to the Discharge of Additional Obligations, in the applicable Additional Credit Facility then in effect.

“Additional Indebtedness Designation” means a certificate of the Company with respect to Additional Indebtedness substantially in the form of an exhibit to the Base Intercreditor Agreement.

“Additional Indebtedness Joinder” means a joinder agreement executed by one or more Additional Agents in respect of the Additional Indebtedness subject to an Additional Indebtedness Designation, on behalf of one or more Additional Secured Parties in respect of such Additional Indebtedness, substantially in the form of an exhibit to the Base Intercreditor Agreement.

“Additional Junior Obligations” means Additional Obligations that are designated as “Junior Priority Debt” under the Cash Flow Intercreditor Agreement.

“Additional Obligations” means any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether existing on the date of the Base Intercreditor Agreement or thereafter arising, whether arising before, during or after the commencement of any case with respect to any Additional Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each Additional Credit Party from time to time to any Additional Agent, any Additional Creditors or any of them, including any Additional Bank Products Affiliates, Additional Hedging Affiliates, Additional Bank Products Providers, Additional Hedging Providers or Management Credit Providers, under any Additional Document, whether for principal, interest (including interest and fees which, but for the filing of a petition in bankruptcy with respect to such Additional Credit Party, would have accrued on any Additional Obligation, whether or not a claim is allowed against such Additional Credit Party for such interest and fees in the related bankruptcy proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the Additional Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Additional Secured Parties” means any Additional Agents and any Additional Creditors.

“Additional Senior Obligations” means Additional Obligations that are designated as “Senior Priority Debt” under the Cash Flow Intercreditor Agreement.

“Additional Specified Indebtedness” means any Indebtedness (as hereinafter defined) that is or may from time to time be incurred by any Credit Party in compliance with:

(a) prior to the Discharge of ABL Obligations, any negative covenant restricting Indebtedness contained in the Original ABL Credit Agreement (if the Original ABL Credit Agreement is then in effect) or any negative covenant restricting Indebtedness contained in any other ABL Credit Agreement then in effect if the Original ABL Credit Agreement is not then in effect (in each case under this clause (a), which covenant is designated in such ABL Credit Agreement as applicable for purposes of this definition);

(b) prior to the Discharge of Term Obligations, the negative covenant restricting Indebtedness contained in the Original Term Credit Agreement (if the Original Term Credit Agreement is then in effect) or the corresponding negative covenant restricting Indebtedness contained in any other Term Credit Agreement then in effect if the Original Term Credit Agreement is not then in effect (which covenant is designated in such Term Credit Agreement as applicable for purposes of this definition);

(c) prior to the Discharge of First Lien Note Obligations, the negative covenant restricting Indebtedness contained in the Original First Lien Indenture (if the Original First Lien Indenture is then in effect) or the corresponding negative covenant restricting Indebtedness contained in any other First Lien Indenture then in effect if the Original First Lien Indenture is not then in effect (which covenant is designated in such First Lien Indenture as applicable for purposes of this definition);

(d) prior to the Discharge of Second Lien Note Obligations, the negative covenant restricting Indebtedness contained in the Original Second Lien Indenture (if the Original Second Lien Indenture is then in effect) or the corresponding negative covenant restricting Indebtedness contained in any other Second Lien Indenture then in effect if the Original Second Lien Indenture is not then in effect (which covenant is designated in such Second Lien Indenture as applicable for purposes of this definition); and

(e) any negative covenant restricting Indebtedness contained in any Additional Credit Facility then in effect (which covenant is designated in such Additional Credit Facility as applicable for purposes of this definition).

As used in this definition of “Additional Specified Indebtedness,” the term “Indebtedness” shall have the meaning set forth (v) for purposes of the preceding clause (a), prior to the Discharge of ABL Obligations, in the Original ABL Credit Agreement (if the Original ABL Credit Agreement is then in effect), or in any other ABL Credit Agreement then in effect (if the Original ABL Credit Agreement is not then in effect), (w) for purposes of the preceding clause (b), prior to the Discharge of Term Obligations, in the Original Term Credit Agreement (if the Original Term Credit Agreement is then in effect), or in any other Term Credit Agreement then in effect (if the Original Term Credit Agreement is not then in effect), (x) for purposes of the preceding clause (c), prior to the Discharge of First Lien Note Obligations, in the Original First Lien Indenture (if the Original First Lien Indenture is then in effect), or in any other First Lien Indenture then in effect (if the Original First Lien Indenture is not then in effect), (y) for purposes of the preceding clause (d), prior to the Discharge of Second Lien Note Obligations, in the Original Second Lien Indenture (if the Original Second Lien Indenture is then in effect), or in any other Second Lien Indenture then in effect (if the Original Second Lien Indenture is not then in effect), and (z) for purposes of the preceding clause (e), prior to the Discharge of Additional Obligations, in the applicable Additional Credit Facility then in effect. In the event that any Indebtedness as defined in any such Credit Document shall not be Indebtedness as defined in any other such Credit Document, but is or may be incurred in compliance with such other Credit Document, such Indebtedness shall constitute Additional Specified Indebtedness for purposes of such other Credit Document.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent” means the ABL Agent and each Cash Flow Collateral Agent, as applicable.

“Asset Sales Proceeds Account” means one or more Deposit Accounts or Securities Accounts holding only the proceeds of any sale or disposition of any Cash Flow Priority Collateral and the proceeds or investment thereof.

“Bank Products Affiliate” means any ABL Bank Products Affiliate, any Term Bank Products Affiliate or any Additional Bank Products Affiliate, as applicable.

“Bank Products Agreement” means any agreement pursuant to which a bank or other financial institution agrees to provide (a) treasury services, (b) credit card, merchant card, purchasing card or stored value card services (including, without limitation, processing and other administrative services with respect thereto), (c) cash management services (including, without limitation, controlled disbursements, credit cards, credit card processing services, automated clearinghouse and other electronic funds transfer transactions, return items, netting, overdrafts, depository, lockbox, stop payment, information reporting, wire transfer and interstate depository network services) and (d) other similar banking products or services as may be requested by any Credit Party (for the avoidance of doubt, excluding letters of credit and loans except indebtedness arising from services described in items (a) through (c) of this definition).

“Bank Products Provider” means any Term Bank Products Provider, any First Lien Note Bank Products Provider, any Second Lien Note Bank Products Provider or any Additional Bank Products Provider, as applicable.

“Bankruptcy Code” means title 11 of the United States Code.

“Borrower” means any of the ABL Borrowers, the Term Borrower, the First Lien Note Issuer, the Second Lien Note Issuer and any Additional Borrower.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Cash Collateral” means any Collateral consisting of Money or Cash Equivalents, any Security Entitlement and any Financial Assets.

“Cash Equivalents” means any of the following: (a) money, (b) securities issued or fully guaranteed or insured by the United States of America, Canada or a member state of the European Union or any agency or instrumentality of any thereof, (c) time deposits, certificates of deposit or bankers’ acceptances of (i) any lender under the ABL Credit Agreement, the Term Credit Agreement or any Additional Credit Facility, or any affiliate thereof, (ii) JPMorgan Chase Bank, N.A., SunTrust Bank, Wells Fargo Bank, National Association, Bank of America, N.A., Scotiabank, The Toronto-Dominion Bank, Bank of Montreal, or any of their respective affiliates, or (iii) any commercial bank having capital and surplus in excess of $500.0 million (or the foreign currency equivalent thereof as of the date of such investment) and the commercial paper of the holding company of which is rated at least A-2 or the equivalent thereof by Standard & Poor’s Ratings Group (a division of the McGraw Hill Companies Inc.) or any successor rating agency (“S&P”) or at least P-2 or the equivalent thereof by Moody’s Investors Service, Inc. or any successor rating agency (“Moody’s”) (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (d) money market instruments, commercial paper or other short-term obligations rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (e) investments in money market funds subject to the risk limiting conditions of Rule 2a-7 or any successor rule of the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, (f) Canadian dollars, and (g) investments similar to any of the foregoing denominated in Canadian dollars or any other foreign currencies approved by the Board of Directors.

“Cash Flow Collateral Agent” means the First Lien Note Agent, the Second Lien Note Agent, the Term Agent and any Additional Agent, as applicable.

“Cash Flow Collateral Documents” means the First Lien Note Documents, the Second Lien Note Documents, the Term Documents and any Additional Documents, as applicable.

“Cash Flow Collateral Facility” means the Term Credit Agreement, the First Lien Indenture, the Second Lien Indenture and any Additional Credit Facility, as applicable.

“Cash Flow Collateral Obligations” means the First Lien Note Obligations, the Second Lien Note Obligations, the Term Obligations and any Additional Obligations.

“Cash Flow Collateral Representative” means the Cash Flow Collateral Agent under the Cash Flow Collateral Facility under which the greatest principal amount of Cash Flow Collateral Obligations is outstanding at the time of determination, unless otherwise agreed in writing among the Cash Flow Collateral Agents. So long as the Cash Flow Intercreditor Agreement is in effect, the Cash Flow Collateral Representative will be the “Senior Priority Representative” as defined therein.

“Cash Flow Collateral Secured Parties” means the First Lien Noteholder Secured Parties, the Second Lien Noteholder Secured Parties, the Term Secured Parties and any Additional Secured Parties.

“Cash Flow Priority Collateral” means all Collateral (including the Holding Pledged Stock) other than ABL Priority Collateral, including real estate, Intellectual Property, equipment and equity interests of Subsidiaries of the Company, and all collateral security and guarantees with respect to any Cash Flow Priority Collateral and all cash, Money, Instruments, Securities and Financial Assets to the extent received as proceeds of any Cash Flow Priority Collateral; provided, however, no proceeds of proceeds will constitute Cash Flow Priority Collateral unless such proceeds of proceeds would otherwise constitute Cash Flow Priority Collateral or are credited to the Asset Sales Proceeds Account. For the avoidance of doubt, under no circumstances shall any of the ABL Canadian Collateral or Excluded Assets be Cash Flow Priority Collateral. As used in this definition of “Cash Flow Priority Collateral,” the term “Excluded Assets” shall have the meaning provided (i) prior to the Discharge of Term Obligations, in the Original Term Credit Agreement (if the Original Term Credit Agreement is then in effect), or in any other Term Credit Agreement then in effect (if the Original Term Credit Agreement is not then in effect) or the Cash Flow Collateral Documents relating thereto, (ii) following the Discharge of Term Obligations and prior to the Discharge of First Lien Note Obligations, in the Original First Lien Indenture (if the Original First Lien Indenture is then in effect), or in any other First Lien Indenture then in effect (if the Original First Lien Indenture is not then in effect) or the Cash Flow Collateral Documents relating thereto, (iii) following the Discharge of Term Obligations and the Discharge of First Lien Note Obligations and prior to the Discharge of Additional Obligations with respect to any Additional Senior Obligations, in the related Additional Credit Facility or the Cash Flow Collateral Documents relating thereto, (iv) following the Discharge of Term Obligations, the Discharge of Additional Obligations with respect to any Additional Senior Obligations and the Discharge of First Lien Note Obligations and prior to the Discharge of Second Lien Note Obligations, in the Original Second Lien Indenture (if the Original Second Lien Indenture is then in effect), or in any other Second Lien Indenture then in effect (if the Original Second Lien Indenture is not then in effect) or the Cash Flow Collateral Documents relating thereto and (v) following the Discharge of Term Obligations, the Discharge of Additional Obligations with respect to any Additional Senior Obligations, the Discharge of First Lien Note Obligations and the Discharge of Second Lien Note Obligations and prior to the Discharge of Additional Obligations with respect to any Additional Junior Obligations, in the related Additional Credit Facility or the Cash Flow Collateral Documents relating thereto.

“Collateral” means the Holding Pledged Stock and all Property owned as of the date of the Base Intercreditor Agreement or thereafter acquired by any Borrower or any Guarantor in or upon which a Lien is granted or purported to be granted to the ABL Agent, the First Lien Note Agent, the Second Lien Note Agent, the Term Agent or any Additional Agent under any of the ABL Collateral Documents, the First Lien Note Collateral Documents, the Second Lien Note Collateral Documents, the Term Collateral Documents or the Additional Collateral Documents, together with all rents, issues, profits, products, and Proceeds thereof, but excluding any ABL Canadian Collateral.

“Company” means HD Supply, Inc., a Delaware corporation, and any successor in interest thereto.

“Control Collateral” means any Collateral consisting of any certificated Security, Investment Property, Deposit Account, Instruments and any other Collateral as to which a Lien may be perfected through possession or control by the secured party, or any agent therefor.

“Copyright Licenses” means with respect to any Credit Party, all United States written license agreements of such Credit Party providing for the grant by or to such Credit Party of any right to use any United States copyright of such Credit Party, other than agreements with any Person who is an Affiliate or a Subsidiary of such Credit Party, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory as of the date of the Base Intercreditor Agreement or thereafter covered by such licenses.

“Copyrights” means with respect to any Credit Party, all of such Credit Party’s right, title and interest in and to all United States copyrights, whether or not the underlying works of authorship have been published or registered, United States copyright registrations and copyright applications, and (i) all renewals thereof, (ii) all income, royalties, damages and payments as of the date of the Base Intercreditor Agreement or thereafter due and/or payable with respect thereto, including, without limitation, payments under all licenses entered into in connection therewith, and damages and payments for past or future infringements thereof and (iii) the right to sue or otherwise recover for past, present and future infringements and misappropriations thereof.

“Credit Documents” means the ABL Documents, the First Lien Note Documents, the Second Lien Note Documents, the Term Documents and any Additional Documents.

“Credit Facility” means the ABL Credit Agreement, the Term Loan Credit Agreement, the First Lien Indenture, the Second Lien Indenture or any Additional Credit Facility, as applicable.

“Credit Parties” means the ABL Credit Parties, the First Lien Note Credit Parties, the Second Lien Note Credit Parties, the Term Credit Parties and any Additional Credit Parties.

“Designated Additional Agent” means any Additional Agent that the Company designates as a Designated Additional Agent (as confirmed in writing by such Additional Agent if such designation is made subsequent to the joinder of such Additional Agent to the Base Intercreditor Agreement), as and to the extent so designated. Such designation may be for all purposes under the Base Intercreditor Agreement, or may be for one or more specified purposes thereunder or provisions thereof.

“Discharge of ABL Obligations” means (a) the payment in full in cash of the applicable ABL Obligations that are outstanding and unpaid (and excluding, for the avoidance of doubt, unasserted contingent indemnification or other obligations) at the time all Indebtedness under the applicable ABL Credit Agreement is paid in full in cash, including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such ABL Credit Agreement (which shall not exceed an amount equal to 105% of the aggregate undrawn amount of such letters of credit) and (b) the termination of all then outstanding commitments to extend credit under the ABL Documents.

“Discharge of Additional Obligations” means, if any Indebtedness shall at any time have been incurred under any Additional Credit Facility, (a) the payment in full in cash of the applicable Additional Obligations that are outstanding and unpaid (and excluding, for the avoidance of doubt, unasserted contingent indemnification or other obligations) at the time all Additional Indebtedness under such Additional Credit Facility is paid in full in cash, including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such Additional Credit Facility (which shall not exceed an amount equal to 105% of the aggregate undrawn amount of such letters of credit) and (b) the termination of all then outstanding commitments to extend credit under the applicable Additional Credit Facility.

“Discharge of All Cash Flow Collateral Obligations” means, collectively, the Discharge of First Lien Note Obligations, the Discharge of Second Lien Note Obligations, the Discharge of Term Obligations and (if applicable) the Discharge of Additional Obligations.

“Discharge of Cash Flow Collateral Obligations” means the Discharge of First Lien Note Obligations, the Discharge of Second Lien Note Obligations, the Discharge of Term Obligations or the Discharge of Additional Obligations, as the case may require.

“Discharge of First Lien Note Obligations” means the payment in full in cash of the applicable First Lien Note Obligations that are outstanding and unpaid (and excluding, for the avoidance of doubt, unasserted contingent indemnification or other obligations) at the time all Indebtedness under the applicable First Lien Indenture is paid in full in cash.

“Discharge of Second Lien Note Obligations” means the payment in full in cash of the applicable Second Lien Note Obligations that are outstanding and unpaid (and excluding, for the avoidance of doubt, unasserted contingent indemnification or other obligations) at the time all Indebtedness under the applicable Second Lien Indenture is paid in full in cash.

“Discharge of Term Obligations” means (a) the payment in full in cash of the applicable Term Obligations that are outstanding and unpaid (and excluding, for the avoidance of doubt, unasserted contingent indemnification or other obligations) at the time all Indebtedness under the applicable Term Credit Agreement is paid in full in cash, including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such Term Credit Agreement (which shall not exceed an amount equal to 105% of the aggregate undrawn amount of such letters of credit) and (b) the termination of all then outstanding commitments to extend credit under the Term Documents.

“Domestic Subsidiary” means any Subsidiary of the Company that is not a Foreign Subsidiary.

“Event of Default” means an Event of Default under any ABL Credit Agreement, any Term Credit Agreement, any First Lien Indenture, any Second Lien Indenture or any Additional Credit Facility.

“Exercise Any Secured Creditor Remedies” or “Exercise of Secured Creditor Remedies” means:

(a) the taking of any action to enforce or realize upon any Lien, including the institution of any foreclosure proceedings or the noticing of any public or private sale pursuant to Article 9 of the Uniform Commercial Code;

(b) the exercise of any right or remedy provided to a secured creditor on account of a Lien under any of the Credit Documents, under applicable law, in an Insolvency Proceeding or otherwise, including the election to retain any of the Collateral in satisfaction of a Lien;

(c) the taking of any action or the exercise of any right or remedy in respect of the collection on, set off against, marshaling of, injunction respecting or foreclosure on the Collateral or the Proceeds thereof;

(d) the appointment of a receiver, receiver and manager or interim receiver of all or part of the Collateral;

(e) subject to pre-existing rights and licenses, the sale, lease, license, or other disposition of all or any portion of the Collateral by private or public sale or any other means permissible under applicable law;

(f) the exercise of any other right of a secured creditor under Part 6 of Article 9 of the Uniform Commercial Code;

(g) the exercise of any voting rights relating to any Capital Stock included in the Collateral; and

(h) the delivery of any notice, claim or demand relating to the Collateral to any Person (including any securities intermediary, depository bank or landlord) in possession or control of any Collateral.

For the avoidance of doubt, filing a proof of claim in bankruptcy court or seeking adequate protection shall not be deemed to be an Exercise of Secured Creditor Remedies.

“First Lien Indenture” means (i) the Original First Lien Indenture and (ii) if designated by the Company, any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to refund, refinance, restructure, replace, renew, repay, increase or extend (whether in whole or in part and whether with the original agent and creditors or other agents and creditors or otherwise) the indebtedness and other obligations outstanding under (x) the Original First Lien Indenture or (y) any subsequent First Lien Indenture (in each case, as amended, restated, supplemented, waived or otherwise modified from time to time); provided, that the requisite creditors party to such First Lien Indenture (or their agent or other representative on their behalf) shall agree, by a joinder agreement substantially in the form of an exhibit to the Base Intercreditor Agreement or otherwise in form and substance reasonably satisfactory to the ABL Agent, the Term Agent and any Additional Agent (other than any Designated Additional Agent), that the obligations under such First Lien Indenture are subject to the terms and provisions of the Base Intercreditor Agreement. Any reference to the First Lien Indenture shall be deemed a reference to any First Lien Indenture then in existence.

“First Lien Note Agent” means Wilmington Trust, National Association in its capacity as collateral agent under the First Lien Indenture, together with its successors and assigns in such capacity from time to time, whether under the Original First Lien Indenture or any subsequent First Lien Indenture, as well as any Person designated as the “Agent” or “Collateral Agent” under any First Lien Indenture.

“First Lien Note Bank Products Provider” means any Person that has entered into a Bank Products Agreement with a First Lien Note Credit Party with the obligations of such First Lien Note Credit Party thereunder being secured by one or more First Lien Note Collateral Documents, as designated by the Company in accordance with the terms of the First Lien Note Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

“First Lien Note Collateral Documents” means all “Note Security Documents” as defined in the First Lien Indenture, and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered in connection with any First Lien Indenture, in each case as the same may be amended, modified or supplemented from time to time.

“First Lien Note Credit Parties” means the First Lien Note Issuer, the First Lien Note Guarantors and each other direct or indirect Subsidiary of the Company or any of its Affiliates that is or becomes a party to any First Lien Note Document.

“First Lien Note Documents” means the First Lien Indenture, the First Lien Note Collateral Documents, any Bank Products Agreements between any First Lien Note Credit Party and any First Lien Note Bank Products Provider, any Hedging Agreements between any First Lien Note Credit Party and any First Lien Note Hedging Provider, any Management Guarantee, and all other agreements, instruments, documents and certificates, as of the date of the Base Intercreditor Agreement or thereafter executed by or on behalf of any First Lien Note Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to the First Lien Trustee or First Lien Note Agent, in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“First Lien Note Guaranties” means the guarantees of the First Lien Note Guarantors pursuant to the Original First Lien Indenture and all other guarantees of any First Lien Note Obligations of any First Lien Note Credit Party by any other First Lien Note Credit Party in favor of any First Lien Noteholder Secured Party, in each case as amended, restated, supplemented, waived or otherwise modified from time to time.

“First Lien Note Guarantors” means the collective reference to each of the Company’s Domestic Subsidiaries that is a guarantor under any of the First Lien Note Guaranties and any other Person who becomes a guarantor under any of the First Lien Note Guaranties.

“First Lien Note Hedging Provider” means any Person that has entered into a Hedging Agreement with a First Lien Note Credit Party with the obligations of such First Lien Note Credit Party thereunder being secured by one or more First Lien Note Collateral Documents, as designated by the Company in accordance with the terms of the First Lien Note Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Provider hereunder with respect to more than one Credit Facility).

“First Lien Note Issuer” means the Company, in its capacity as issuer under the First Lien Indenture, together with its successors and assigns.

“First Lien Note Obligations” means any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether existing as of the date of the Base Intercreditor Agreement or thereafter arising, whether arising before, during or after the commencement of any case with respect to any First Lien Note Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each First Lien Note Credit Party from time to time to the First Lien Note Agent, the First Lien Trustee, the First Lien Noteholders, any First Lien Note Bank Products Provider, any First Lien Note Hedging Provider or any Management Credit Provider under any First Lien Note Document, whether for principal, interest (including interest and fees which, but for the filing of a petition in bankruptcy with respect to such First Lien Note Credit Party, would have accrued on any First Lien Note Obligation, whether or not a claim is allowed against such First Lien Note Credit Party for such interest and fees in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the First Lien Note Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“First Lien Noteholder Secured Parties” means the First Lien Trustee, the First Lien Note Agent, the First Lien Noteholders, any First Lien Note Bank Products Provider, any First Lien Note Hedging Provider and any Management Credit Provider.

“First Lien Noteholders” means the holders of the First Lien Notes, and all successors, assigns, transferees and replacements thereof, as well as any Person designated as a “Holder” or a “Noteholder” under any First Lien Indenture.

“First Lien Notes” means the notes issued by the Company or any Indebtedness otherwise incurred pursuant to the First Lien Indenture.

“First Lien Trustee” means Wilmington Trust, National Association in its capacity as trustee under the First Lien Indenture, together with its successors and assigns in such capacity from time to time, whether under the Original First Lien Indenture or any subsequent First Lien Indenture, as well as any Person designated as the “Trustee” under any First Lien Indenture.

“Foreign Subsidiary” means (a) any Subsidiary of the Company that is not organized under the laws of the United States of America or any state thereof or the District of Columbia and any Subsidiary of such Foreign Subsidiary and (b) any Subsidiary of the Company that has no material assets other than securities or Indebtedness of one or more of the Subsidiaries described in clause (a) above (or Subsidiaries thereof), intellectual property relating to such Subsidiaries described in clause (a) above (or Subsidiaries thereof) and other assets relating to an ownership interest in any such securities, Indebtedness, intellectual property or Subsidiaries.

“General Intangibles” means all “general intangibles” as such term is defined in the Uniform Commercial Code including, without limitation, with respect to any Credit Party, all contracts, agreements, instruments and indentures in any form, and portions thereof, to which such Credit Party is a party or under which such Credit Party has any right, title or interest or to which such Credit Party or any property of such Credit Party is subject, as the same may from time to time be amended, supplemented, waived or otherwise modified from time to time.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the European Union.

“Guarantor” means any of the ABL Guarantors, Term Guarantors, First Lien Note Guarantors, Second Lien Note Guarantors and any Additional Guarantors.

“Hedging Affiliate” means any ABL Hedging Affiliate, any Term Hedging Affiliate or any Additional Hedging Affiliate, as applicable.

“Hedging Agreement” means any interest rate, foreign currency, commodity, credit or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity, credit or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

“Hedging Provider” means any First Lien Note Hedging Provider, any Second Lien Note Hedging Provider or any Additional Hedging Provider, as applicable.

“Holding Pledged Stock” means the Capital Stock of the Company to be pledged by Holding pursuant to the Term Documents and/or the ABL Documents and/or (if applicable) any Additional Documents.

“Indebtedness” shall have the meaning assigned thereto in the ABL Credit Agreement, the Term Credit Agreement, the First Lien Indenture, the Second Lien Indenture or any Additional Credit Facility respectively, as applicable.

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other governmental authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case covered by clauses (a) and (b) undertaken under United States Federal, State or foreign law, including the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada) and the Companies’ Creditors Arrangement Act (Canada).

“Intellectual Property” means, with respect to any Credit Party, the collective reference to such Credit Party’s Copyrights, Copyright Licenses, Patents, Patent Licenses, Trade Secrets, Trade Secret Licenses, Trademarks and Trademark Licenses.

“Inventory” has the meaning assigned in the Uniform Commercial Code as of the date of the Base Intercreditor Agreement.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Lien Priority” means, with respect to any Lien of the ABL Agent, the ABL Lenders, the Term Agent, the Term Creditors, the First Lien Note Agent, the First Lien Noteholder Secured Parties, the Second Lien Note Agent, the Second Lien Noteholder Secured Parties, any Additional Agent or any Additional Creditors in the Collateral, the order of priority of such Lien as specified in the provisions described under “—Certain Base Intercreditor Provisions—Lien Priority.”

“Management Credit Provider” means any Person that is a beneficiary of a Management Guarantee, as designated by the Company in accordance with the terms of any Cash Flow Collateral Document.

“Management Guarantee” shall have the meaning assigned to such term (i) with respect to the First Lien Note Obligations, in the Original First Lien Indenture (if the Original First Lien Indenture is then in effect), or in any other First Lien Indenture then in effect (if the Original First Lien Indenture is not then in effect), (ii) with respect to the Second Lien Note Obligations, in the Original Second Lien Indenture (if the Original Second Lien Indenture is then in effect), or in any other Second Lien Indenture then in effect (if the Original Second Lien Indenture is not then in effect), (iii) with respect to the Term Obligations, in the Original Term Credit Agreement (if the Original Term Credit Agreement is then in effect), or in any other Term Credit Agreement then in effect (if the Original Term Credit Agreement is not then in effect) and (iv) with respect to any Additional Obligations, in the applicable Additional Credit Facility.

“Note Excluded Assets” means any Excluded Subsidiary Securities and the Holding Pledged Stock.

“Original ABL Credit Agreement” means that certain Credit Agreement, dated as of the Issue Date, by and among the Company, the other ABL Borrowers, General Electric Capital Corporation, as administrative agent, the ABL Credit Agreement Lenders and the ABL Agent, as amended, restated, supplemented, waived or otherwise modified from time to time.

“Original First Lien Indenture” means that certain Indenture dated as of the Issue Date by and among the First Lien Note Issuer, the First Lien Note Guarantors, the First Lien Trustee, and the First Lien Note Agent, as amended, restated, supplemented, waived or otherwise modified from time to time.

“Original Second Lien Indenture” means that certain Indenture dated as of the Issue Date by and among the Second Lien Note Issuer, the Second Lien Note Guarantors, the Second Lien Trustee, and the Second Lien Note Agent, as amended, restated, supplemented, waived or otherwise modified from time to time.

“Original Term Credit Agreement” means that certain Credit Agreement, dated as of the Issue Date, by and among the Term Borrower, Bank of America, N.A., as administrative agent, the Term Credit Agreement Lenders and the Term Agent, as amended, restated, supplemented, waived or otherwise modified from time to time.

“Party” means the ABL Agent, the First Lien Note Agent, the Second Lien Note Agent, the Term Agent or any Additional Agent, and “Parties” means all of the ABL Agent, the First Lien Note Agent, the Second Lien Note Agent, the Term Agent and any Additional Agent.

“Patent License” means, with respect to any Credit Party, all United States written license agreements of such Credit Party with any other Person that is not an Affiliate or a Subsidiary of such Credit Party, in connection with any United States patent, patent application, or patentable invention other than agreements with any Person who is an Affiliate or a Subsidiary of such Credit Party, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory as of the date of the Base Intercreditor Agreement or thereafter covered by such licenses.

“Patents” means, with respect to any Credit Party, all of such Credit Party’s right, title and interest in and to all United States patents, patent applications and patentable inventions and all reissues and extensions thereof, including, without limitation, (i) all inventions and improvements described and claimed therein, (ii) the right to sue or otherwise recover for any and all past, present and future infringements and misappropriations thereof, (iii) all income, royalties, damages and other payments as of the date of the Base Intercreditor Agreement or thereafter due and/or payable with respect thereto (including, without limitation, payments under all licenses entered into in connection therewith, and damages and payments for past, present or future infringements thereof), and (iv) all other rights corresponding thereto in the United States and all reissues, divisions, continuations, continuations-in-part, substitutes, renewals, and extensions thereof, all improvements thereon, and all other rights of any kind whatsoever of such Credit Party accruing thereunder or pertaining thereto.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Pledged Securities” means intercompany promissory notes and Subsidiary Capital Stock required to be pledged to any Agent under any ABL Collateral Document or Cash Flow Collateral Document.

“Proceeds” means (a) all “proceeds,” as such term is defined in Article 9 of the Uniform Commercial Code, with respect to the Collateral, (b) whatever is recoverable or recovered when any Collateral is sold, exchanged, collected, or disposed of, whether voluntarily or involuntarily and (c) in the case of Proceeds of Pledged Securities, all dividends or other income from the Pledged Securities, collections thereon or distributions or payments with respect thereto.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Second Lien Indenture” means (i) the Original Second Lien Indenture and (ii) if designated by the Company, any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to refund, refinance, restructure, replace, renew, repay, increase or extend (whether in whole or in part and whether with the original agent and creditors or other agents and creditors or otherwise) the indebtedness and other obligations outstanding under (x) the Original Second Lien Indenture or (y) any subsequent Second Lien Indenture (in each case, as amended, restated, supplemented, waived or otherwise modified from time to time); provided, that the requisite creditors party to such Second Lien Indenture (or their agent or other representative on their behalf) shall agree, by a joinder agreement substantially in the form of an exhibit to the Base Intercreditor Agreement or otherwise in form and substance reasonably satisfactory to the ABL Agent, the Term Agent and any Additional Agent (other than any Designated Additional Agent), that the obligations under such Second Lien Indenture are subject to the terms and provisions of the Base Intercreditor Agreement. Any reference to the Second Lien Indenture shall be deemed a reference to any Second Lien Indenture then in existence.

“Second Lien Note Agent” means Wilmington Trust, National Association in its capacity as collateral agent under the Second Lien Indenture, together with its successors and assigns in such capacity from time to time, whether under the Original Second Lien Indenture or any subsequent Second Lien Indenture, as well as any Person designated as the “Agent” or “Collateral Agent” under any Second Lien Indenture.

“Second Lien Note Bank Products Provider” means any Person that has entered into a Bank Products Agreement with a Second Lien Note Credit Party with the obligations of such Second Lien Note Credit Party thereunder being secured by one or more Second Lien Note Collateral Documents, as designated by the Company in accordance with the terms of the Second Lien Note Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

“Second Lien Note Collateral Documents” means all “Note Security Documents” as defined in the Second Lien Indenture, and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered in connection with any Second Lien Indenture, in each case as the same may be amended, modified or supplemented from time to time.

“Second Lien Note Credit Parties” means the Second Lien Note Issuer, the Second Lien Note Guarantors and each other direct or indirect Subsidiary of the Company or any of its Affiliates that is or becomes a party to any Second Lien Note Document.

“Second Lien Note Documents” means the Second Lien Indenture, the Second Lien Note Collateral Documents, any Bank Products Agreements between any Second Lien Note Credit Party and any Second Lien Note Bank Products Provider, any Hedging Agreements between any Second Lien Note Credit Party and any Second Lien Note Hedging Provider, any Management Guarantee, and all other agreements, instruments, documents and certificates, as of the date of the Base Intercreditor Agreement or thereafter executed by or on behalf of any Second Lien Note Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to the Second Lien Trustee or Second Lien Note Agent, in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Second Lien Note Guaranties” means the guarantees of the Second Lien Note Guarantors pursuant to the Original Second Lien Indenture and all other guarantees of any Second Lien Note Obligations of any Second Lien Note Credit Party by any other Second Lien Note Credit Party in favor of any Second Lien Noteholder Secured Party, in each case as amended, restated, supplemented, waived or otherwise modified from time to time.

“Second Lien Note Guarantors” means the collective reference to each of the Company’s Domestic Subsidiaries that is a guarantor under any of the Second Lien Note Guaranties and any other Person who becomes a guarantor under any of the Second Lien Note Guaranties.

“Second Lien Note Hedging Provider” means any Person that has entered into a Hedging Agreement with a Second Lien Note Credit Party with the obligations of such Second Lien Note Credit Party thereunder being secured by one or more Second Lien Note Collateral Documents, as designated by the Company in accordance with the terms of the Second Lien Note Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Provider hereunder with respect to more than one Credit Facility).

“Second Lien Note Issuer” means the Company, in its capacity as issuer under the Second Lien Indenture, together with its successors and assigns.

“Second Lien Note Obligations” means any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether existing as of the date of the Base Intercreditor Agreement or thereafter arising, whether arising before, during or after the commencement of any case with respect to any Second Lien Note Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each Second Lien Note Credit Party from time to time to the Second Lien Note Agent, the Second Lien Trustee, the Second Lien Noteholders, any Second Lien Note Bank Products Provider, any Second Lien Note Hedging Provider or any Management Credit Provider under any Second Lien Note Document, whether for principal, interest (including interest and fees which, but for the filing of a petition in bankruptcy with respect to such Second Lien Note Credit Party, would have accrued on any Second Lien Note Obligation, whether or not a claim is allowed against such Second Lien Note Credit Party for such interest and fees in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the Second Lien Note Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Second Lien Noteholder Secured Parties” means the Second Lien Trustee, the Second Lien Note Agent, the Second Lien Noteholders, any Second Lien Note Bank Products Provider, any Second Lien Note Hedging Provider and any Management Credit Provider.

“Second Lien Noteholders” means the holders of the Second Lien Notes, and all successors, assigns, transferees and replacements thereof, as well as any Person designated as a “Holder” or a “Noteholder” under any Second Lien Indenture.

“Second Lien Notes” means the notes issued by the Company or any Indebtedness otherwise incurred pursuant to the Second Lien Indenture.

“Second Lien Trustee” means Wilmington Trust, National Association in its capacity as trustee under the Second Lien Indenture, together with its successors and assigns in such capacity from time to time, whether under the Original Second Lien Indenture or any subsequent Second Lien Indenture, as well as any Person designated as the “Trustee” under any Second Lien Indenture.

“Secured Parties” means the ABL Secured Parties, the First Lien Noteholder Secured Parties, the Second Lien Noteholder Secured Parties, the Term Secured Parties and the Additional Secured Parties.

“Series of Cash Flow Collateral Obligations” means, severally, (a) the Indebtedness outstanding under the Term Credit Agreement, (b) the Indebtedness outstanding under the First Lien Indenture, (c) the Indebtedness outstanding under the Second Lien Indenture and (d) the Indebtedness outstanding under any Additional Credit Facility.

“Subsidiary” of any Person means any corporation, association, partnership, or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other equity interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly by (i) such Person or (ii) one or more Subsidiaries of such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

“Term Agent” means Bank of America, N.A. in its capacity as collateral agent under the Term Credit Agreement, together with its successors and assigns in such capacity from time to time, whether under the Original Term Credit Agreement or any subsequent Term Credit Agreement, as well as any Person designated as the “Agent,” “Administrative Agent” or “Collateral Agent” under any Term Credit Agreement.

“Term Bank Products Affiliate” means any Person who (a) has entered into a Bank Products Agreement with a Term Credit Party with the obligations of such Term Credit Party thereunder being secured by one or more Term Collateral Documents, (b) was a Term Agent, a Term Credit Agreement Lender or an Affiliate of a Term Credit Agreement Lender at the time of entry into such Bank Products Agreement, or on or prior to May 15, 2012, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company in accordance with the terms of one or more Term Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Affiliate hereunder with respect to more than one Credit Facility).

“Term Bank Products Provider” means any Person (other than a Term Bank Products Affiliate) that has entered into a Bank Products Agreement with a Term Credit Party with the obligations of such Term Credit Party thereunder being secured by one or more Term Collateral Documents, as designated by the Company in accordance with the terms of the Term Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

“Term Borrower” means the Company in its capacity as borrower under the Term Credit Agreement, together with its successors and assigns.

“Term Collateral Documents” means all “Security Documents” as defined in the Original Term Credit Agreement, and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered in connection with any Term Credit Agreement, and any other agreement, document or instrument pursuant to which a Lien is granted securing any Term Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, supplemented, waived or modified from time to time.

“Term Credit Agreement” means (i) the Original Term Credit Agreement and (ii) if designated by the Company, any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to refund, refinance, restructure, replace, renew, repay, increase or extend (whether in whole or in part and whether with the original agent and creditors or other agents and creditors or otherwise) the indebtedness and other obligations outstanding under (x) the Original Term Credit Agreement or (y) any subsequent Term Credit Agreement (in each case, as amended, restated, supplemented, waived or otherwise modified from time to time); provided, that the requisite creditors party to such Term Credit Agreement (or their agent or other representative on their behalf) shall agree, by a joinder agreement substantially in the form of an exhibit attached to the Base Intercreditor Agreement or otherwise in form and substance reasonably satisfactory to the ABL Agent and any Additional Agent (other than any Designated Additional Agent), that the obligations under such Term Credit Agreement are subject to the terms and provisions of the Base Intercreditor Agreement. Any reference to the Term Credit Agreement shall be deemed a reference to any Term Credit Agreement then in existence.

“Term Credit Agreement Lenders” means the lenders, debtholders and other creditors party from time to time to the Term Credit Agreement, together with their successors, assigns and transferees.

“Term Credit Parties” means the Term Borrower, the Term Guarantors and each other direct or indirect Subsidiary of the Company or any of its Affiliates that is or becomes a party to any Term Document.

“Term Creditors” means all Term Credit Agreement Lenders, Term Bank Products Affiliates, Term Hedging Affiliates, Term Bank Products Providers and Management Credit Providers and all successors, assigns, transferees and replacements thereof, as well as any Person designated as a “Lender” under any Term Credit Agreement.

“Term Documents” means the Term Credit Agreement, the Term Guaranties, the Term Collateral Documents, any Bank Products Agreements between any Term Credit Party and any Term Bank Products Affiliate or Term Bank Products Provider, any Hedging Agreements between any Term Credit Party and any Term Hedging Affiliate, any Management Guarantee, those other ancillary agreements as to which the Term Agent or any Term Creditor is a party or a beneficiary and all other agreements, instruments, documents and certificates, as of the date of the Base Intercreditor Agreement or thereafter executed by or on behalf of any Term Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to the Term Agent, in connection with any of the foregoing or any Term Credit Agreement, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Term Guaranties” means that certain guarantee agreement dated as of the date of the Base Intercreditor Agreement by the Term Guarantors in favor of the Term Agent, and all other guarantees of any Term Obligations of any Term Credit Party by any other Term Credit Party in favor of any Term Secured Party, in each case as amended, restated, supplemented, waived or otherwise modified from time to time.

“Term Guarantors” means the collective reference to each of the Company’s Domestic Subsidiaries that is a guarantor under any of the Term Guaranties and any other Person who becomes a guarantor under any of the Term Guaranties.

“Term Hedging Affiliate” means any Person who (a) has entered into a Hedging Agreement with a Term Credit Party with the obligations of such Term Credit Party thereunder being secured by one or more Term Collateral Documents, (b) was (i) a Term Agent, a Term Credit Agreement Lender or an Affiliate of a Term Credit Agreement Lender at the time of entry into such Hedging Agreement, or on or prior to May 15, 2012, or at the time of the designation referred to in the following clause (c) or (ii) an ABL Agent, an ABL Credit Agreement Lender or an Affiliate of an ABL Credit Agreement Lender at the time of entry into such Hedging Agreement, or on or prior to the date of the Base Intercreditor Agreement, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company in accordance with the terms of one or more Term Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Affiliate hereunder with respect to more than one Credit Facility).

“Term Obligations” means any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether existing as of the date of the Base Intercreditor Agreement or thereafter arising, whether arising before, during or after the commencement of any case with respect to any Term Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each Term Credit Party from time to time to the Term Agent, the “administrative agent” or “agent” under the Term Credit Agreement, the Term Creditors or any of them, including any Term Bank Products Affiliates, Term Hedging Affiliates, Term Bank Products Providers or Management Credit Providers, under any Term Document, whether for principal, interest (including interest and fees which, but for the filing of a petition in bankruptcy with respect to such Term Credit Party, would have accrued on any Term Obligation, whether or not a claim is allowed against such Term Credit Party for such interest and fees in the related bankruptcy proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the Term Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Term Secured Parties” means the Term Agent and the Term Creditors.

“Trade Secret Licenses” means, with respect to any Credit Party, all United States written license agreements of such Credit Party providing for the grant by or to such Credit Party of any right under any United States trade secrets, including, without limitation, know how, processes, formulae, compositions, designs, and confidential business and technical information, and all rights of any kind whatsoever accruing thereunder or pertaining thereto, other than agreements with any Person who is an Affiliate or a Subsidiary of the Company or such Credit Party, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory as of the date of the Base Intercreditor Agreement or thereafter covered by such licenses.

“Trade Secrets” mean, with respect to any Credit Party, all of such Credit Party’s right, title and interest in and to all United States trade secrets, including, without limitation, know how, processes, formulae, compositions, designs, and confidential business and technical information, and all rights of any kind whatsoever accruing thereunder or pertaining thereto, including, without limitation, (i) all income, royalties, damages and payments as of the date of the Base Intercreditor Agreement or thereafter due and/or payable with respect thereto, including, without limitation, payments under all licenses, non disclosure agreements and memoranda of understanding entered into in connection therewith, and damages and payments for past or future misappropriations thereof, and (ii) the right to sue or otherwise recover for past, present or future misappropriations thereof.

“Trademark License” means, with respect to any Credit Party, all United States written license agreements of such Credit Party providing for the grant by or to such Credit Party of any right under any United States trademarks, service marks, trade names, trade dress or other indicia of trade origin or business identifiers, with any other Person who is not an Affiliate or Subsidiary of such Credit Party, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory as of the date of the Base Intercreditor Agreement or thereafter covered by such licenses.

“Trademarks” means, with respect to any Credit Party, all of such Credit Party’s right, title and interest in and to all United States trademarks, service marks, trade names, trade dress or other indicia of trade origin or business identifiers, trademark and service mark registrations, and applications for trademark or service mark registrations (except for “intent to use” applications for trademark or service mark registrations filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, unless and until an Amendment to Allege Use or a Statement of Use under Sections 1(c) and 1(d) of said Act has been filed, it being understood and agreed that the carve out in this parenthetical shall be applicable only if and for so long as a grant of a security interest in such intent to use application would invalidate or otherwise jeopardize such Credit Party’s rights therein), and any renewals thereof, including, without limitation, (i) the right to sue or otherwise recover for any and all past, present and future infringements or dilutions thereof, (ii) all income, royalties, damages and other payments as of the date of the Base Intercreditor Agreement or thereafter due and/or payable with respect thereto (including, without limitation, payments under all licenses entered into in connection therewith, and damages and payments for past or future infringements thereof), and (iii) all other rights corresponding thereto in the United States and all other rights of any kind whatsoever of such Credit Party accruing thereunder or pertaining thereto in the United States, together in each case with the goodwill of the business connected with the use of, and symbolized by, each such trademark, service mark, trade name, trade dress or other indicia of trade origin or business identifiers.

“Uniform Commercial Code” means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided that to the extent that the Uniform Commercial Code is used to define any term in any security document and such term is defined differently in differing Articles of the Uniform Commercial Code, the definition of such term contained in Article 9 shall govern; provided, further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, publication or priority of, or remedies with respect to, Liens of any Party is governed by the Uniform Commercial Code or foreign personal property security laws as enacted and in effect in a jurisdiction other than the State of New York, the term “Uniform Commercial Code” will mean the Uniform Commercial Code or such foreign personal property security laws as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

Certain Cash Flow Intercreditor Definitions

The following terms which are defined in the Uniform Commercial Code are used in the Cash Flow Intercreditor Agreement as so defined: Deposit Accounts, Financial Assets, Instruments, Investment Property, Money, Security and Security Entitlements. For purposes of the section “Description of Intercreditor Agreements—Certain Cash Flow Intercreditor Provisions” and these definitions, the terms “ABL Agent,” “ABL Credit Agreement,” “ABL Credit Agreement Lender,” “ABL Priority Collateral,” “Affiliate,” “Bank Products Affiliate,” “Bank Products Agreement,” “Bank Products Provider,” “Bankruptcy Code,” “Capital Stock,” “Company,” “Domestic Subsidiary,” “Hedging Affiliate,” “Hedging Agreement,” “Hedging Provider,” “Holding Pledged Stock,” “Indebtedness,” “Lien,” “Note Excluded Assets,” “Person,” “Proceeds,” “Property,” “Subsidiary” and “Uniform Commercial Code” are used as defined under “—Certain Definitions—Certain Base Intercreditor Definitions.” For purposes of the section “Description of Intercreditor Agreements—Certain Cash Flow Intercreditor Provisions” and these definitions, the terms “Base Intercreditor Agreement,” “Board of Directors,” “Cash Flow Intercreditor Agreement” and “Issue Date” are used as defined under “Description of First Priority Notes—Certain Definitions,” and “Description of Second Priority Notes—Certain Definitions,” as applicable.

“Additional Agent” means any one or more agents, trustees or other representatives for or of any one or more Additional Credit Facility Creditors, and shall include any successor thereto, as well as any Person designated as an “Agent” under any Additional Credit Facility.

“Additional Bank Products Affiliate” means any Person who (a) has entered into a Bank Products Agreement with an Additional Credit Party with the obligations of such Additional Credit Party thereunder being secured by one or more Additional Collateral Documents, (b) was an Additional Agent or an Additional Credit Facility Creditor or an Affiliate of an Additional Credit Facility Creditor at the time of entry into such Bank Products Agreement, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company in accordance with the terms of one or more Additional Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Affiliate hereunder with respect to more than one Credit Facility).

“Additional Bank Products Provider” means any Person (other than an Additional Bank Products Affiliate) that has entered into a Bank Products Agreement with an Additional Credit Party with the obligations of such Additional Credit Party thereunder being secured by one or more Additional Collateral Documents, as designated by the Company in accordance with the terms of the Additional Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

“Additional Borrower” means any Additional Credit Party that incurs or issues Additional Indebtedness, together with its successors and assigns.

“Additional Collateral Documents” means all “Security Documents” as defined in any Additional Credit Facility, and in any event shall include all security agreements, mortgages, deeds of trust, pledges and other collateral documents executed and delivered in connection with any Additional Credit Facility, and any other agreement, document or instrument pursuant to which a Lien is granted securing any Additional Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Additional Credit Facilities” means (a) any one or more agreements, instruments and documents under which any Additional Indebtedness is or may be incurred, including without limitation any credit agreements, loan agreements, indentures or other financing agreements, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, together with (b) if designated by the Company, any other agreement extending the maturity of, consolidating, restructuring, refunding, replacing or refinancing all or any portion of the Additional Obligations, whether by the same or any other lender, debtholder or other creditor or group of lenders, debtholders or other creditors, or the same or any other agent, trustee or representative therefor, or otherwise, and whether or not increasing the amount of any Indebtedness that may be incurred thereunder.

“Additional Credit Facility Creditors” means one or more holders of Additional Indebtedness (or commitments therefor) that is or may be incurred under one or more Additional Credit Facilities.

“Additional Credit Party” means the Company, each direct or indirect Subsidiary of the Company or any of its Affiliates that is or becomes a party to any Additional Document, and any other Person who becomes a guarantor under any of the Additional Guaranties.

“Additional Creditors” means one or more Additional Credit Facility Creditors and all Additional Bank Products Affiliates, Additional Hedging Affiliates, Additional Bank Products Providers, Additional Hedging Providers and Management Credit Providers and all successors, assigns, transferees and replacements thereof, as well as any Person designated as an “Additional Creditor” under any Additional Credit Facility; and with respect to any Additional Agent, means the Additional Creditors represented by such Additional Agent.

“Additional Documents” means, with respect to any Indebtedness designated as Additional Indebtedness under the Cash Flow Intercreditor Agreement, any Additional Credit Facilities, any Additional Guaranties, any Additional Collateral Documents, any Bank Products Agreements between any Credit Party and any Additional Bank Products Affiliate or Additional Bank Products Provider, any Hedging Agreements between any Credit Party and any Additional Hedging Affiliate or Additional Hedging Provider, any Management Guarantee, those other ancillary agreements as to which any Additional Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, as of the date of the Cash Flow Intercreditor Agreement or thereafter executed by or on behalf of any Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to any Additional Agent, in connection with any of the foregoing or any Additional Credit Facility, including any intercreditor or joinder agreement among any of the Additional Secured Parties or between or among any of the other Secured Parties and any of the Additional Secured Parties, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Additional Guaranties” means any one or more guarantees of any Additional Obligations of any Additional Credit Party by any other Additional Credit Party in favor of any Additional Secured Party, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Additional Guarantor” means any Additional Credit Party that at any time has provided an Additional Guaranty.

“Additional Hedging Affiliate” means any Person who (a) has entered into a Hedging Agreement with an Additional Credit Party with the obligations of such Additional Credit Party thereunder being secured by one or more Additional Collateral Documents, (b) was an Additional Agent or an Additional Credit Facility Creditor or an Affiliate of an Additional Credit Facility Creditor at the time of entry into such Hedging Agreement, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company in accordance with the terms of one or more Additional Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Affiliate hereunder with respect to more than one Credit Facility).

“Additional Hedging Provider” means any Person (other than an Additional Hedging Affiliate) that has entered into a Hedging Agreement with an Additional Credit Party with the obligations of such Additional Credit Party thereunder being secured by one or more Additional Collateral Documents, as designated by the Company in accordance with the terms of the Additional Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Provider hereunder with respect to more than one Credit Facility).

“Additional Indebtedness” means any Additional Specified Indebtedness that (1) is permitted to be secured by a Lien (as defined below) on Collateral by:

(a) prior to the Discharge of Term Obligations, the negative covenant restricting Liens in the Original Term Credit Agreement (if the Original Term Credit Agreement is then in effect) or the corresponding negative covenant restricting Liens contained in any other Term Credit Agreement then in effect if the Original Term Credit Agreement is not then in effect (which covenant is designated in such Term Credit Agreement as applicable for purposes of this definition);

(b) prior to the Discharge of First Lien Note Obligations, the negative covenant restricting Liens in the Original First Lien Indenture (if the Original First Lien Indenture is then in effect) or the corresponding negative covenant restricting Liens contained in any other First Lien Indenture then in effect if the Original First Lien Indenture is not then in effect (which covenant is designated in such First Lien Indenture as applicable for purposes of this definition);

(c) prior to the Discharge of Second Lien Note Obligations, the negative covenant restricting Liens in the Original Second Lien Indenture (if the Original Second Lien Indenture is then in effect) or the corresponding negative covenant restricting Liens contained in any other Second Lien Indenture then in effect if the Original Second Lien Indenture is not then in effect (which covenant is designated in such Second Lien Indenture as applicable for purposes of this definition); and

(d) prior to the Discharge of Additional Obligations, any negative covenant restricting Liens contained in any applicable Additional Credit Facility then in effect (which covenant is designated in such Additional Credit Facility as applicable for purposes of this definition); and

(2) is designated as “Additional Indebtedness” by the Company pursuant to an Additional Indebtedness Designation and in compliance with the procedures described under “—Certain Cash Flow Intercreditor Provisions—Designation of Additional Indebtedness.”

As used in this definition of “Additional Indebtedness,” the term “Lien” shall have the meaning set forth (w) for purposes of the preceding clause (1)(a), prior to the Discharge of Term Obligations, in the Original Term Credit Agreement (if the Original Term Credit Agreement is then in effect), or in any other Term Credit Agreement then in effect (if the Original Term Credit Agreement is not then in effect), (x) for purposes of the preceding clause (1)(b), prior to the Discharge of First Lien Note Obligations, in the Original First Lien Indenture (if the Original First Lien Indenture is then in effect), or in any other First Lien Indenture then in effect (if the Original First Lien Indenture is not then in effect), (y) for purposes of the preceding clause (1)(c), prior to the Discharge of Second Lien Note Obligations, in the Original Second Lien Indenture (if the Original Second Lien Indenture is then in effect), or in any other Second Lien Indenture then in effect (if the Original Second Lien Indenture is not then in effect), and (z) for purposes of the preceding clause (1)(d), prior to the Discharge of Additional Obligations, in the applicable Additional Credit Facility then in effect.

“Additional Indebtedness Designation” means a certificate of the Company with respect to Additional Indebtedness, substantially in the form of an exhibit to the Cash Flow Intercreditor Agreement.

“Additional Indebtedness Joinder” means a joinder agreement executed by one or more Additional Agents in respect of any Additional Indebtedness subject to an Additional Indebtedness Designation on behalf of one or more Additional Creditors in respect of such Additional Indebtedness, substantially in the form of an exhibit to the Cash Flow Intercreditor Agreement.

“Additional Obligations” means any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether existing as of the date of the Cash Flow Intercreditor Agreement or thereafter arising, whether arising before, during or after the commencement of any case with respect to any Additional Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each Additional Credit Party from time to time to any Additional Agent, any Additional Creditors or any of them, including any Additional Bank Products Affiliates, Additional Hedging Affiliates, Additional Bank Products Providers, Additional Hedging Providers, or Management Credit Providers, under any Additional Document, whether for principal, interest (including interest and fees which, but for the filing of a petition in bankruptcy with respect to such Additional Credit Party, would have accrued on any Additional Obligation, whether or not a claim is allowed against such Additional Credit Party for such interest and fees in the related bankruptcy proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the Additional Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Additional Secured Parties” means any Additional Agents and any Additional Creditors.

“Additional Specified Indebtedness” means any Indebtedness (as defined below) that is or may from time to time be incurred by any Credit Party in compliance with:

(a) prior to the Discharge of Term Obligations, the negative covenant restricting Indebtedness in the Original Term Credit Agreement (if the Original Term Credit Agreement is then in effect) or the corresponding negative covenant restricting Indebtedness contained in any other Term Credit Agreement then in effect if the Original Term Credit Agreement is not then in effect (which covenant is designated in such Term Credit Agreement as applicable for purposes of this definition);

(b) prior to the Discharge of First Lien Note Obligations, the negative covenant restricting Indebtedness in the Original First Lien Indenture (if the Original First Lien Indenture is then in effect) or the corresponding negative covenant restricting Indebtedness contained in any other First Lien Indenture then in effect if the Original First Lien Indenture is not then in effect (which covenant is designated in such First Lien Indenture as applicable for purposes of this definition);

(c) prior to the Discharge of Second Lien Note Obligations, the negative covenant restricting Indebtedness in the Original Second Lien Indenture (if the Original Second Lien Indenture is then in effect) or the corresponding negative covenant restricting Indebtedness contained in any other Second Lien Indenture then in effect if the Original Second Lien Indenture is not then in effect (which covenant is designated in such Second Lien Indenture as applicable for purposes of this definition); and

(d) prior to the Discharge of Additional Obligations, any negative covenant restricting Indebtedness contained in any Additional Credit Facility then in effect (which covenant is designated in such Additional Credit Facility as applicable for purposes of this definition).

As used in this definition of “Additional Specified Indebtedness,” the term “Indebtedness” shall have the meaning set forth (w) for purposes of the preceding clause (a), prior to the Discharge of Term Obligations, in the Original Term Credit Agreement (if the Original Term Credit Agreement is then in effect), or in any other Term Credit Agreement then in effect (if the Original Term Credit Agreement is not then in effect), (x) for purposes of the preceding clause (b), prior to the Discharge of First Lien Note Obligations, in the Original First Lien

Indenture (if the Original First Lien Indenture is then in effect), or in any other First Lien Indenture then in effect (if the Original First Lien Indenture is not then in effect), (y) for purposes of the preceding clause (c), prior to the Discharge of Second Lien Note Obligations, in the Original Second Lien Indenture (if the Original Second Lien Indenture is then in effect), or in any other Second Lien Indenture then in effect (if the Original Second Lien Indenture is not then in effect), and (z) for purposes of the preceding clause (d), prior to the Discharge of Additional Obligations, in the applicable Additional Credit Facility then in effect. In the event that any Indebtedness as defined in any such Credit Document shall not be Indebtedness as defined in any other such Credit Document, but is or may be incurred in compliance with such other Credit Document, such Indebtedness shall constitute Additional Specified Indebtedness for purposes of such other Credit Document.

“Agent” means any Senior Priority Agent or Junior Priority Agent.

“Borrower” means any of the First Lien Note Issuer, the Second Lien Note Issuer, the Term Borrower and any Additional Borrower.

“Cash Collateral” means any Collateral consisting of Money or Cash Equivalents, any Security Entitlement and any Financial Assets.

“Cash Equivalents” means any of the following: (a) money, (b) securities issued or fully guaranteed or insured by the United States of America, Canada or a member state of the European Union or any agency or instrumentality of any thereof, (c) time deposits, certificates of deposit or bankers’ acceptances of (i) any lender under the ABL Credit Agreement, the Term Credit Agreement or any Additional Credit Facility, or any affiliate thereof, (ii) JPMorgan Chase Bank, N.A., SunTrust Bank, Wells Fargo Bank, National Association, Bank of America, N.A., Scotiabank, The Toronto-Dominion Bank, Bank of Montreal, or any of their respective affiliates, or (iii) any commercial bank having capital and surplus in excess of $500.0 million (or the foreign currency equivalent thereof as of the date of such investment) and the commercial paper of the holding company of which is rated at least A-2 or the equivalent thereof by Standard & Poor’s Ratings Group (a division of the McGraw Hill Companies Inc.) or any successor rating agency (“S&P”) or at least P-2 or the equivalent thereof by Moody’s Investors Service, Inc. or any successor rating agency (“Moody’s”) (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (d) money market instruments, commercial paper or other short-term obligations rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (e) investments in money market funds subject to the risk limiting conditions of Rule 2a-7 or any successor rule of the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, (f) Canadian dollars, and (g) investments similar to any of the foregoing denominated in Canadian dollars or any other foreign currencies approved by the Board of Directors.

“Collateral” means the Holding Pledged Stock and all Property owned as of the date of the Cash Flow Intercreditor Agreement or thereafter acquired by any Borrower or any Guarantor in or upon which a Lien is granted or purported to be granted to any Agent under any of the First Lien Note Collateral Documents, the Second Lien Note Collateral Documents, the Term Collateral Documents or the Additional Collateral Documents, together with all rents, issues, profits, products, and Proceeds thereof.

“Control Collateral” means any Collateral consisting of any certificated Security, Investment Property, Deposit Account, Instruments and any other Collateral as to which a Lien may be perfected through possession or control by the secured party, or any agent therefor.

“Controlling Senior Priority Secured Parties” means (i) at any time when the Term Agent is the Senior Priority Representative, the Term Secured Parties, and (ii) at any other time, the Secured Parties whose Agent is the Senior Priority Representative.

“Credit Documents” means the First Lien Note Documents, the Second Lien Note Documents, the Term Documents and any Additional Documents.

“Credit Facility” means any Senior Priority Credit Facility and any Junior Priority Credit Facility, as applicable.

“Credit Parties” means the First Lien Note Credit Parties, the Second Lien Note Credit Parties, the Term Credit Parties and any Additional Credit Parties.

“Creditor” means any Senior Priority Creditor or Junior Priority Creditor.

“Designated Agent” means any Party (other than the Term Agent, the First Lien Note Agent and the Second Lien Note Agent) that the Company designates as a Designated Agent (as confirmed in writing by such Party if such designation is made after the joinder of such Party to the Cash Flow Intercreditor Agreement), as and to the extent so designated. Such designation may be for all purposes of the Cash Flow Intercreditor Agreement, or may be for one or more specified purposes thereunder or provisions thereof.

“Discharge of Additional Obligations” means, if any Indebtedness shall at any time have been incurred under any Additional Credit Facility, (a) the payment in full in cash of the applicable Additional Obligations that are outstanding and unpaid (and excluding, for the avoidance of doubt, unasserted contingent indemnification or other obligations) at the time all Additional Indebtedness under such Additional Credit Facility is paid in full in cash, including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such Additional Credit Facility (which shall not exceed an amount equal to 105% of the aggregate undrawn amount of such letters of credit) and (b) the termination of all then outstanding commitments to extend credit under the applicable Additional Credit Facility.

“Discharge of First Lien Note Obligations” means the payment in full in cash of the applicable First Lien Note Obligations that are outstanding and unpaid (and excluding, for the avoidance of doubt, unasserted contingent indemnification or other obligations) at the time all Indebtedness under the applicable First Lien Indenture is paid in full in cash.

“Discharge of Junior Priority Obligations” means the occurrence of all of the Discharge of Second Lien Note Obligations and the Discharge of Additional Obligations in respect of Junior Priority Debt.

“Discharge of Second Lien Note Obligations” means the payment in full in cash of the applicable Second Lien Note Obligations that are outstanding and unpaid (and excluding, for the avoidance of doubt, unasserted contingent indemnification or other obligations) at the time all Indebtedness under the applicable Second Lien Indenture is paid in full in cash.

“Discharge of Term Obligations” means (a) the payment in full in cash of the applicable Term Obligations that are outstanding and unpaid (and excluding, for the avoidance of doubt, unasserted contingent indemnification or other obligations) at the time all Indebtedness under the applicable Term Credit Agreement is paid in full in cash, including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such Term Credit Agreement (which shall not exceed an amount equal to 105% of the aggregate undrawn amount of such letters of credit) and (b) the termination of all then outstanding commitments to extend credit under the Term Documents.

“Discharge of Senior Priority Obligations” means the occurrence of all of the Discharge of Term Obligations, the Discharge of First Lien Note Obligations and the Discharge of Additional Obligations in respect of Senior Priority Debt.

“Event of Default” means an Event of Default under any First Lien Indenture, any Second Lien Indenture, any Term Credit Agreement or any Additional Credit Facility.

“Exercise Any Secured Creditor Remedies” or “Exercise of Secured Creditor Remedies” means:

(a) the taking of any action to enforce or realize upon any Lien, including the institution of any foreclosure proceedings or the noticing of any public or private sale pursuant to Article 9 of the Uniform Commercial Code;

(b) the exercise of any right or remedy provided to a secured creditor on account of a Lien under any of the Credit Documents, under applicable law, in an Insolvency Proceeding or otherwise, including the election to retain any of the Collateral in satisfaction of a Lien;

(c) the taking of any action or the exercise of any right or remedy in respect of the collection on, set off against, marshaling of, injunction respecting or foreclosure on the Collateral or the Proceeds thereof;

(d) the appointment of a receiver, receiver and manager or interim receiver of all or part of the Collateral;

(e) subject to pre-existing rights and licenses, the sale, lease, license, or other disposition of all or any portion of the Collateral by private or public sale or any other means permissible under applicable law;

(f) the exercise of any other right of a secured creditor under Part 6 of Article 9 of the Uniform Commercial Code;

(g) the exercise of any voting rights relating to any Capital Stock included in the Collateral; and

(h) the delivery of any notice, claim or demand relating to the Collateral to any Person (including any securities intermediary, depository bank or landlord) in possession or control of any Collateral.

For the avoidance of doubt, filing a proof of claim in bankruptcy court or seeking adequate protection shall not be deemed to be an Exercise of Secured Creditor Remedies.

“First Lien Indenture” means (i) the Original First Lien Indenture and (ii) if designated by the Company, any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to refund, refinance, restructure, replace, renew, repay, increase or extend (whether in whole or in part and whether with the original agent and creditors or other agents and creditors or otherwise) the indebtedness and other obligations outstanding under (x) the Original First Lien Indenture or (y) any subsequent First Lien Indenture (in each case, as amended, restated, supplemented, waived or otherwise modified from time to time); provided, that the requisite creditors party to such First Lien Indenture (or their agent or other representative on their behalf) shall agree, by a joinder agreement substantially in the form of an exhibit attached to the Cash Flow Intercreditor Agreement or otherwise in form and substance reasonably satisfactory to any Junior Priority Agent (other than the Second Lien Note Agent and any Designated Agent) (or, if there is no continuing Junior Priority Agent other than the Second Lien Note Agent and any Designated Agent, as designated by the Company), that the obligations under such First Lien Indenture are subject to the terms and provisions of the Cash Flow Intercreditor Agreement. Any reference to the First Lien Indenture shall be deemed a reference to any First Lien Indenture then in existence.

“First Lien Note Agent” means Wilmington Trust, National Association in its capacity as collateral agent under the First Lien Indenture, together with its successors and assigns in such capacity from time to time, whether under the Original First Lien Indenture or any subsequent First Lien Indenture, as well as any Person designated as the “Agent” or “Collateral Agent” under any First Lien Indenture.

“First Lien Note Bank Products Provider” means any Person that has entered into a Bank Products Agreement with a First Lien Note Credit Party with the obligations of such First Lien Note Credit Party thereunder being secured by one or more First Lien Note Collateral Documents, as designated by the Company in accordance with the terms of the First Lien Note Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

“First Lien Note Collateral Documents” means all “Note Security Documents” as defined in the First Lien Indenture, and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered in connection with any First Lien Indenture, in each case as the same may be amended, modified or supplemented from time to time.

“First Lien Note Credit Parties” means the First Lien Note Issuer, the First Lien Note Guarantors and each other direct or indirect Subsidiary of the Company or any of its Affiliates that is as of the date of the Cash Flow Intercreditor Agreement or thereafter becomes a party to any First Lien Note Document.

“First Lien Note Documents” means the First Lien Indenture, the First Lien Note Collateral Documents, any Bank Products Agreements between any First Lien Note Credit Party and any First Lien Note Bank Products Provider, any Hedging Agreements between any First Lien Note Credit Party and any First Lien Note Hedging Provider, any Management Guarantee, and all other agreements, instruments, documents and certificates, as of the date of the Cash Flow Intercreditor Agreement or thereafter executed by or on behalf of any First Lien Note Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to the First Lien Trustee or First Lien Note Agent, in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“First Lien Note Guaranties” means the guarantees of the First Lien Note Guarantors pursuant to the Original First Lien Indenture and all other guarantees of any First Lien Note Obligations of any First Lien Note Credit Party by any other First Lien Note Credit Party in favor of any First Lien Noteholder Secured Party, in each case as amended, restated, supplemented, waived or otherwise modified from time to time.

“First Lien Note Guarantors” means the collective reference to each of the Company’s Domestic Subsidiaries that is a guarantor under any of the First Lien Note Guaranties and any other Person who becomes a guarantor under any of the First Lien Note Guaranties.

“First Lien Note Hedging Provider” means any Person that has entered into a Hedging Agreement with a First Lien Note Credit Party with the obligations of such First Lien Note Credit Party thereunder being secured by one or more First Lien Note Collateral Documents, as designated by the Company in accordance with the terms of the First Lien Note Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Provider hereunder with respect to more than one Credit Facility).

“First Lien Note Issuer” means the Company, in its capacity as issuer under the First Lien Indenture, together with its successors and assigns.

“First Lien Note Obligations” means any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether existing as of the date of the Cash Flow Intercreditor Agreement or thereafter arising, whether arising before, during or after the commencement of any case with respect to any First Lien Note Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each First Lien Note Credit Party from time to time to the First Lien Note Agent, the First Lien Trustee, the First Lien Noteholders, any First Lien Note Bank Products Provider, any First Lien Note Hedging Provider or any Management Credit Provider under any First Lien Note Document, whether for principal, interest (including interest and fees which, but for the filing of a petition in bankruptcy with respect to such First Lien Note Credit Party, would have accrued on any First Lien Note Obligation, whether or not a claim is allowed against such First Lien Note Credit Party for such interest and fees in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the First Lien Note Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“First Lien Noteholder Secured Parties” means the First Lien Trustee, the First Lien Note Agent, the First Lien Noteholders, any First Lien Note Bank Products Provider, any First Lien Note Hedging Provider and any Management Credit Provider.

“First Lien Noteholders” means the holders of the First Lien Notes, and all successors, assigns, transferees and replacements thereof, as well as any Person designated as a “Holder” or a “Noteholder” under any First Lien Indenture.

“First Lien Notes” means the notes issued by the Company or any Indebtedness otherwise incurred pursuant to the First Lien Indenture.

“First Lien Trustee” means Wilmington Trust, National Association in its capacity as trustee under the First Lien Indenture, together with its successors and assigns in such capacity from time to time, whether under the Original First Lien Indenture or any subsequent First Lien Indenture, as well as any Person designated as the “Trustee” under any First Lien Indenture.

“Guarantor” means any of the First Lien Note Guarantors, the Second Lien Note Guarantors, the Term Guarantors and any Additional Guarantors.

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other governmental authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case covered by clauses (a) and (b) undertaken under United States Federal, State or foreign law, including the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada) and the Companies’ Creditors Arrangement Act (Canada).

“Junior Priority Agent” means any of the Second Lien Note Agent and any Additional Agent under any Junior Priority Documents.

“Junior Priority Credit Facility” means the Second Lien Indenture and any Additional Credit Facility in respect of any Junior Priority Obligations.

“Junior Priority Creditors” means the Second Lien Noteholder Secured Parties and any Additional Secured Party in respect of any Junior Priority Obligations.

“Junior Priority Debt” means:

(1) all Second Lien Note Obligations; and

(2) any Additional Obligations of any Credit Party so long as on or before the date on which the relevant Additional Indebtedness is incurred, such Indebtedness is designated by the Company as “Junior Priority Debt” in the relevant Additional Indebtedness Designation delivered pursuant to the procedures described under “—Certain Cash Flow Intercreditor Provisions—Designation of Additional Indebtedness.”

“Junior Priority Documents” means the Second Lien Note Documents and any Additional Documents in respect of any Junior Priority Obligations.

“Junior Priority Lien” means a Lien granted (a) by a Second Lien Note Collateral Document to the Second Lien Note Agent or (b) by an Additional Collateral Document to any Additional Agent for the purpose of securing Junior Priority Obligations.

“Junior Priority Obligations” means the Second Lien Note Obligations and any Additional Obligations constituting Junior Priority Debt.

“Junior Priority Representative” means the Junior Priority Agent designated by the Junior Priority Agents to act on behalf of the Junior Priority Agents under the Cash Flow Intercreditor Agreement, acting in such capacity. The Junior Priority Representative shall initially be the Second Lien Note Agent.

“Junior Priority Secured Parties” means, at any time, all of the Junior Priority Agents and all of the Junior Priority Creditors.

“Lien Priority” means, with respect to any Lien of the First Lien Note Agent, the First Lien Noteholder Secured Parties, the First Lien Note Agent, the First Lien Noteholder Secured Parties, the Term Agent, the Term Creditors, the Second Lien Note Agent, the Second Lien Noteholder Secured Parties, any Additional Agent or any Additional Creditors in the Collateral, the order of priority of such Lien as specified in the provisions described under “Lien Priority.”

“Major Non-Controlling Senior Priority Agent” means the Agent for the Senior Priority Credit Facility under which the greatest principal amount of Senior Priority Obligations (excluding Senior Priority Obligations under Bank Products Agreements, Hedging Agreements and Management Guarantees) is outstanding at the time of determination.

“Management Credit Provider” means any Person that is a beneficiary of a Management Guarantee, as designated by the Company in accordance with the terms of any Term Collateral Document, First Lien Note Collateral Document, Second Lien Note Collateral Document or Additional Collateral Document.

“Management Guarantee” shall have the meaning assigned to such term (i) with respect to the First Lien Note Obligations, in the Original First Lien Indenture (if the Original First Lien Indenture is then in effect), or in any other First Lien Indenture then in effect (if the Original First Lien Indenture is not then in effect), (ii) with respect to the Second Lien Note Obligations, in the Original Second Lien Indenture (if the Original Second Lien Indenture is then in effect), or in any other Second Lien Indenture then in effect (if the Original Second Lien Indenture is not then in effect), (iii) with respect to the Term Obligations, in the Original Term Credit Agreement (if the Original Term Credit Agreement is then in effect), or in any other Term Credit Agreement then in effect (if the Original Term Credit Agreement is not then in effect) and (iv) with respect to any Additional Obligations, in the applicable Additional Credit Facility.

“Non-Controlling Senior Priority Agent Enforcement Date” means the date that is 120 days (throughout which period the applicable Agent was the Major Non-Controlling Senior Priority Agent) after the occurrence of both (a) an event of default, as defined in the applicable Senior Priority Documents for the Senior Priority Credit Facility represented by such Agent and (b) the Term Agent’s and each other Senior Priority Agent’s receipt of written notice from such Agent certifying that (i) such Agent is the Major Non-Controlling Senior Priority Agent and that an event of default, as defined in such Agent’s applicable Senior Priority Documents, has occurred and is continuing and (ii) the Senior Priority Obligations thereunder are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with such Senior Priority Documents; provided that the Non-Controlling Senior Priority Agent Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Collateral (1) at any time the Senior Priority Representative has commenced and is diligently pursuing any enforcement action with respect to such Collateral or (2) at any time a Credit Party that has granted a security interest in the Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency Proceeding.

“Original First Lien Indenture” means that certain Indenture dated as of the Issue Date by and among the First Lien Note Issuer, the First Lien Note Guarantors, the First Lien Trustee, and the First Lien Note Agent, as amended, restated, supplemented, waived or otherwise modified from time to time.

“Original Second Lien Indenture” means that certain Indenture dated as of the Issue Date by and among the Second Lien Note Issuer, the Second Lien Note Guarantors, the Second Lien Trustee, and the Second Lien Note Agent, as amended, restated, supplemented, waived or otherwise modified from time to time.

“Original Term Credit Agreement” means that certain Credit Agreement, dated as of the Issue Date, by and among the Term Borrower, Bank of America, N.A., as administrative agent, the Term Credit Agreement Lenders and the Term Agent, as amended, restated, supplemented, waived or otherwise modified from time to time.

“Party” means any of the First Lien Note Agent, the Second Lien Note Agent, the Term Agent or any Additional Agent, and “Parties” means all of the First Lien Note Agent, the Second Lien Note Agent, the Term Agent and any Additional Agent.

“Second Lien Indenture” means (i) the Original Second Lien Indenture and (ii) if designated by the Company, any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to refund, refinance, restructure, replace, renew, repay, increase or extend (whether in whole or in part and whether with the original agent and creditors or other agents and creditors or otherwise) the indebtedness and other obligations outstanding under (x) the Original Second Lien Indenture or (y) any subsequent Second Lien Indenture (in each case, as amended, restated, supplemented, waived or otherwise modified from time to time); provided, that the requisite creditors party to such Second Lien Indenture (or their agent or other representative on their behalf) shall agree, by a joinder agreement substantially in the form of an exhibit attached to the Cash Flow Intercreditor Agreement or otherwise in form and substance reasonably satisfactory to the Term Agent and any other Senior Priority Agent (other than the First Lien Note Agent and any Designated Agent) (or, if there is no continuing Senior Priority Agent other than the First Lien Note Agent and any Designated Agent, as designated by the Company), that the obligations under such Second Lien Indenture are subject to the terms and provisions of the Cash Flow Intercreditor Agreement. Any reference to the Second Lien Indenture shall be deemed a reference to any Second Lien Indenture then in existence.

“Second Lien Note Agent” means Wilmington Trust, National Association in its capacity as collateral agent under the Second Lien Indenture, together with its successors and assigns in such capacity from time to time, whether under the Original Second Lien Indenture or any subsequent Second Lien Indenture, as well as any Person designated as the “Agent” or “Collateral Agent” under any Second Lien Indenture.

“Second Lien Note Bank Products Provider” means any Person that has entered into a Bank Products Agreement with a Second Lien Note Credit Party with the obligations of such Second Lien Note Credit Party thereunder being secured by one or more Second Lien Note Collateral Documents, as designated by the Company in accordance with the terms of the Second Lien Note Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

“Second Lien Note Collateral Documents” means all “Note Security Documents” as defined in the Second Lien Indenture, and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered in connection with any Second Lien Indenture, in each case as the same may be amended, modified or supplemented from time to time.

“Second Lien Note Credit Parties” means the Second Lien Note Issuer, the Second Lien Note Guarantors and each other direct or indirect Subsidiary of the Company or any of its Affiliates that is as of the date of the Cash Flow Intercreditor Agreement or thereafter becomes a party to any Second Lien Note Document.

“Second Lien Note Documents” means the Second Lien Indenture, the Second Lien Note Collateral Documents, any Bank Products Agreements between any Second Lien Note Credit Party and any Second Lien Note Bank Products Provider, any Hedging Agreements between any Second Lien Note Credit Party and any Second Lien Note Hedging Provider, any Management Guarantee, and all other agreements, instruments, documents and certificates, as of the date of the Cash Flow Intercreditor Agreement or thereafter executed by or on behalf of any Second Lien Note Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to the Second Lien Trustee or Second Lien Note Agent, in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Second Lien Note Guaranties” means the guarantees of the Second Lien Note Guarantors pursuant to the Original Second Lien Indenture and all other guarantees of any Second Lien Note Obligations of any Second

Lien Note Credit Party by any other Second Lien Note Credit Party in favor of any Second Lien Noteholder Secured Party, in each case as amended, restated, supplemented, waived or otherwise modified from time to time.

“Second Lien Note Guarantors” means the collective reference to each of the Company’s Domestic Subsidiaries that is a guarantor under any of the Second Lien Note Guaranties and any other Person who becomes a guarantor under any of the Second Lien Note Guaranties.

“Second Lien Note Hedging Provider” means any Person that has entered into a Hedging Agreement with a Second Lien Note Credit Party with the obligations of such Second Lien Note Credit Party thereunder being secured by one or more Second Lien Note Collateral Documents, as designated by the Company in accordance with the terms of the Second Lien Note Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Provider hereunder with respect to more than one Credit Facility).

“Second Lien Note Issuer” means the Company, in its capacity as issuer under the Second Lien Indenture, together with its successors and assigns.

“Second Lien Note Obligations” means any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether existing as of the date of the Cash Flow Intercreditor Agreement or thereafter arising, whether arising before, during or after the commencement of any case with respect to any Second Lien Note Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each Second Lien Note Credit Party from time to time to the Second Lien Note Agent, the Second Lien Trustee, the Second Lien Noteholders, any Second Lien Note Bank Products Provider, any Second Lien Note Hedging Provider or any Management Credit Provider under any Second Lien Note Document, whether for principal, interest (including interest and fees which, but for the filing of a petition in bankruptcy with respect to such Second Lien Note Credit Party, would have accrued on any Second Lien Note Obligation, whether or not a claim is allowed against such Second Lien Note Credit Party for such interest and fees in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the Second Lien Note Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Second Lien Noteholder Secured Parties” means the Second Lien Trustee, the Second Lien Note Agent, the Second Lien Noteholders, any Second Lien Note Bank Products Provider, any Second Lien Note Hedging Provider and any Management Credit Provider.

“Second Lien Noteholders” means the holders of the Second Lien Notes, and all successors, assigns, transferees and replacements thereof, as well as any Person designated as a “Holder” or a “Noteholder” under any Second Lien Indenture.

“Second Lien Notes” means the notes issued by the Company or any Indebtedness otherwise incurred pursuant to the Second Lien Indenture.

“Second Lien Trustee” means Wilmington Trust, National Association in its capacity as trustee under the Second Lien Indenture, together with its successors and assigns in such capacity from time to time, whether under the Original Second Lien Indenture or any subsequent Second Lien Indenture, as well as any Person designated as the “Trustee” under any Second Lien Indenture.

“Secured Parties” means any Senior Priority Secured Parties and any Junior Priority Secured Parties, as applicable.

“Senior Priority Agent” means any of the Term Agent, the First Lien Note Agent or any Additional Agent under any Senior Priority Documents.

“Senior Priority Credit Facility” means the Term Credit Agreement, the First Lien Indenture and any Additional Credit Facility in respect of any Senior Priority Obligations.

“Senior Priority Creditors” means the Term Secured Parties, the First Lien Noteholder Secured Parties and any Additional Secured Party in respect of any Senior Priority Obligations.

“Senior Priority Debt” means:

(1) all Term Obligations; and

(2) all First Lien Note Obligations; and

(3) any Additional Obligations of any Credit Party so long as on or before the date on which the relevant Additional Indebtedness is incurred, such Indebtedness is designated by the Company as “Senior Priority Debt” in the relevant Additional Indebtedness Designation delivered pursuant to the procedures described under “—Certain Cash Flow Intercreditor Provisions—Designation of Additional Indebtedness.”

“Senior Priority Documents” means the Term Documents, the First Lien Note Documents and any Additional Documents in respect of any Senior Priority Obligations.

“Senior Priority Facility Creditors” means the Term Credit Agreement Lenders and any Additional Credit Facility Creditors in respect of any Senior Priority Obligations.

“Senior Priority Obligations” means the Term Obligations, the First Lien Note Obligations and any Additional Obligations constituting Senior Priority Debt.

“Senior Priority Representative” means (i) until the Senior Priority Representative Change Date, the Term Agent and (ii) upon and after the Senior Priority Representative Change Date, the Major Non-Controlling Senior Priority Agent.

“Senior Priority Representative Change Date” means the earlier of (1) the Discharge of Term Obligations and (2) the Non-Controlling Senior Priority Agent Enforcement Date.

“Senior Priority Secured Parties” means, at any time, all of the Senior Priority Agents and all of the Senior Priority Creditors.

“Term Agent” means Bank of America, N.A., in its capacity as collateral agent under the Term Credit Agreement, together with its successors and assigns in such capacity from time to time, whether under the Original Term Credit Agreement or any subsequent Term Credit Agreement, as well as any Person designated as the “Agent,” “Administrative Agent,” or “Collateral Agent” under any Term Credit Agreement.

“Term Bank Products Affiliate” means any Person who (a) has entered into a Bank Products Agreement with a Term Credit Party with the obligations of such Term Credit Party thereunder being secured by one or more Term Collateral Documents, (b) was a Term Agent, a Term Credit Agreement Lender or an Affiliate of a Term Credit Agreement Lender at the time of entry into such Bank Products Agreement, or on or prior to May 15, 2012, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company in accordance with the terms of one or more Term Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Affiliate hereunder with respect to more than one Credit Facility).

“Term Bank Products Provider” means any Person (other than a Term Bank Products Affiliate) that has entered into a Bank Products Agreement with a Term Credit Party with the obligations of such Term Credit Party thereunder being secured by one or more Term Collateral Documents, as designated by the Company in accordance with the terms of the Term Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

“Term Borrower” means the borrower or borrowers under the Term Credit Agreement, together with its or their respective successors and assigns.

“Term Collateral Documents” means all “Security Documents” as defined in the Original Term Credit Agreement, and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered in connection with any Term Credit Agreement, and any other agreement, document or instrument pursuant to which a Lien is granted securing any Term Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Term Credit Agreement” means (a) the Original Term Credit Agreement and (b) if designated by the Company, any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to refund, refinance, restructure, replace, renew, repay, increase or extend (whether in whole or in part and whether with the original agent and creditors or other agents and creditors or otherwise) the indebtedness and other obligations outstanding under (x) the Original Term Credit Agreement or (y) any subsequent Term Credit Agreement (in each case, as amended, restated, supplemented, waived or otherwise modified from time to time); provided, that the requisite creditors party to such Term Credit Agreement (or their agent or other representative on their behalf) shall agree, by a joinder agreement substantially in the form of an exhibit to the Cash Flow Intercreditor Agreement or otherwise in form and substance reasonably satisfactory to any Junior Priority Agent (other than the Second Lien Note Agent and any Designated Agent) (or, if there is no continuing Junior Priority Agent other than the Second Lien Note Agent and any Designated Agent, as designated by the Company), that the obligations under such Term Credit Agreement are subject to the terms and provisions of the Cash Flow Intercreditor Agreement. Any reference to the Term Credit Agreement shall be deemed a reference to any Term Credit Agreement then in existence.

“Term Credit Agreement Lenders” means the lenders, debtholders and other creditors party from time to time to the Term Credit Agreement, together with their successors, assigns and transferees.

“Term Credit Parties” means the Term Borrower, the Term Guarantors and each other direct or indirect Subsidiary of the Company or any of its Affiliates that is as of the date of the Cash Flow Intercreditor Agreement or thereafter becomes a party to any Term Document.

“Term Creditors” means all Term Credit Agreement Lenders, Term Bank Products Affiliates, Term Hedging Affiliates, Term Bank Products Providers and Management Credit Providers and all successors, assigns, transferees and replacements thereof, as well as any Person designated as a “Lender” under any Term Credit Agreement.

“Term Documents” means the Term Credit Agreement, the Term Guaranties, the Term Collateral Documents, any Bank Products Agreements between any Term Credit Party and any Term Bank Products Affiliate or Term Bank Products Provider, any Hedging Agreements between any Term Credit Party and any Term Hedging Affiliate, any Management Guarantee, those other ancillary agreements as to which the Term Agent or any Term Creditor is a party or a beneficiary and all other agreements, instruments, documents and certificates, as of the date of the Cash Flow Intercreditor Agreement or thereafter executed by or on behalf of any Term Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to the Term Agent, in connection with any of the foregoing or any Term Credit Agreement, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Term Guaranties” means the guarantees of the Term Guarantors pursuant to the initial guarantee agreement entered into in connection with the Term Credit Agreement, and all other guaranties of any Term Obligations of any Term Credit Party in favor of any Term Secured Party, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Term Guarantors” means the collective reference to each of the Company’s Domestic Subsidiaries that is a guarantor under any of the Term Guaranties and any other Person who becomes a guarantor under any of the Term Guaranties.

“Term Hedging Affiliate” means any Person who (a) has entered into a Hedging Agreement with a Term Credit Party with the obligations of such Term Credit Party thereunder being secured by one or more Term Collateral Documents, (b) was (i) a Term Agent, a Term Credit Agreement Lender or an Affiliate of a Term Credit Agreement Lender at the time of entry into such Hedging Agreement, or on or prior to May 15, 2012, or at the time of the designation referred to in the following clause (c) or (ii) an ABL Agent, an ABL Credit Agreement Lender or an Affiliate of an ABL Credit Agreement Lender at the time of entry into such Hedging Agreement, or on or prior to the date of the Base Intercreditor Agreement, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company in accordance with the terms of one or more Term Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Affiliate hereunder with respect to more than one Credit Facility).

“Term Obligations” means any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether existing as of the date of the Cash Flow Intercreditor Agreement or thereafter arising, whether arising before, during or after the commencement of any case with respect to any Term Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each Term Credit Party from time to time to any Term Agent, any Term Creditors or any of them, including any Term Bank Products Affiliates, Term Hedging Affiliates, Term Bank Products Providers or Management Credit Providers, under any Term Document, whether for principal, interest (including interest and fees which, but for the filing of a petition in bankruptcy with respect to such Term Credit Party, would have accrued on any Term Obligation, whether or not a claim is allowed against such Term Credit Party for such interest and fees in the related bankruptcy proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the Term Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Term Secured Parties” means the Term Agent and the Term Creditors.

DESCRIPTION OF SENIOR NOTES

General

The old 11.50% Notes due July 15, 2020 (the “Old Notes”) were issued, and the new 11.50% Notes due July 15, 2020 (the “New Notes”) will be issued, under an Indenture, dated as of October 15, 2012 (the “Indenture”), among the Company, as issuer, the Subsidiary Guarantors and Wells Fargo Bank, National Association, as Trustee (the “Trustee”).

The Indenture and the Notes contain provisions that define your rights and govern the obligations of the Company under the Notes. Copies of the forms of the Indenture and the Notes will be made available to prospective purchasers of the Notes upon request, when available.

The following is a summary of certain provisions of the Indenture and the Notes. It does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture and the Notes, including the definitions of certain terms therein and (in the case of the Indenture) those terms to be made a part thereof by the Trust Indenture Act of 1939, as amended. The term “Company” and the other capitalized terms defined in “—Certain Definitions” below are used in this “Description of Senior Notes” as so defined, except as otherwise provided herein. Any reference to a “Holder” or a “Noteholder” in this “Description of Senior Notes” refers to the Holders of the Notes. The Old Notes and the New Notes, are each considered collectively to be a single class for all purposes under the Indenture, including, without limitations, for the purposes of waivers, amendments, redemptions and offers to purchase. In this “Description of Senior Notes”, any reference to (i) “Notes” refers collectively to the Old Notes and the New Notes, unless the context otherwise requires, and (ii) a “class” of Notes refers to the Old Notes and the New Notes collectively as a class, as applicable.

Brief Description of the Notes

The Notes are:

•	unsecured Senior Indebtedness of the Company;

•

effectively subordinated to all secured Indebtedness of the Company to the extent of the value of the assets securing such secured Indebtedness and to all Indebtedness and other liabilities (including Trade Payables) of the Company’s Subsidiaries (other than Subsidiaries that become Subsidiary Guarantors pursuant to the provisions described below under “—Subsidiary Guarantees”);

•	pari passu in right of payment with all existing and future Senior Indebtedness of the Company; and

•	senior in right of payment to all existing and future Subordinated Obligations of the Company.

Brief Description of the Subsidiary Guarantees

The Subsidiary Guarantees of each Subsidiary Guarantor in respect of the Notes are:

•	unsecured Senior Indebtedness of such Subsidiary Guarantor;

•

effectively subordinated to all secured Indebtedness of such Subsidiary Guarantor to the extent of the value of the assets securing such secured Indebtedness and to all Indebtedness and other liabilities (including Trade Payables) of such Subsidiary Guarantor’s Subsidiaries (other than Subsidiaries that become Subsidiary Guarantors pursuant to the provisions described below under “—Subsidiary Guarantees”);

•	pari passu in right of payment with all existing and future Senior Indebtedness of such Subsidiary Guarantor; and

•	senior in right of payment to all existing and future Guarantor Subordinated Obligations of such Subsidiary Guarantor.

Principal, Maturity and Interest

The Notes will mature on July 15, 2020. Each Note bears interest at the rate of 11.50% per annum shown on the front cover of this prospectus from October 15, 2012, or from the most recent date to which interest has been paid or provided for. Interest is payable semiannually in cash to Holders of record at the close of business on April 1 or October 1 immediately preceding the interest payment date on April 15 and October 15 of each year and at maturity, commencing April 15, 2013. Interest will be paid on the basis of a 360-day year consisting of twelve 30-day months.

An aggregate principal amount of $1,000,000,000 of Notes is currently outstanding. Additional securities may be issued under the Indenture in one or more series from time to time (“Additional Notes”), subject to the limitations set forth under “—Certain Covenants—Limitation on Indebtedness,” which will vote as a class with the Notes (except as otherwise provided herein) and otherwise be treated as Notes for purposes of the Indenture. The Indenture permits the Company to designate the maturity date, interest rate and optional redemption provisions applicable to each series of Additional Notes, which may differ from the maturity date, interest rate and optional redemption provisions applicable to the Notes issued on the Issue Date. Additional Notes that differ with respect to maturity date, interest rate or optional redemption provisions from the Notes issued on the Issue Date will constitute a different series of Notes from such initial Notes. Additional Notes that have the same maturity date, interest rate and optional redemption provisions as the Notes issued on the Issue Date will be treated as the same series as such initial Notes unless otherwise designated by the Company. The Company similarly will be entitled to vary the application of certain other provisions to any series of Additional Notes.

Other Terms

Principal of, and premium, if any, and interest on, the Notes are payable, and the Notes may be exchanged or transferred, at the office or agency of the Company maintained for such purposes (which initially shall be the corporate trust office of the Trustee), except that, at the option of the Company, payment of interest may be made by wire transfer of immediately available funds to the account designated to the Company by the Person entitled thereto or by check mailed to the address of the registered holders of the Notes as such address appears in the Note Register.

The New Notes will be issued in the form of global notes that will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company, and purchasers of Notes will not receive or be entitled to receive physical, certificated Notes (except in the very limited circumstances described herein). The Notes will be issued only in fully registered form, without coupons. The Notes will be issued only in minimum denominations of $2,000 (the “Minimum Denomination”) and any integral multiple of $1,000 in excess thereof.

Optional Redemption

The Notes are redeemable, at the Company’s option, at any time prior to maturity at varying redemption prices in accordance with the applicable provisions set forth below.

The Notes are redeemable, at the Company’s option, in whole or in part, at any time and from time to time on and after October 15, 2016, and prior to maturity at the applicable redemption price set forth below. Such redemption may be made upon notice mailed by first class mail to each Holder’s registered address, not less than 30 nor (other than in the case of defeasance or satisfaction and discharge) more than 60 days prior to the date of redemption (the “Redemption Date”). The Company may provide in such notice that payment of the redemption price and the performance of the Company’s obligations with respect to such redemption may be performed by another Person. Any such redemption and notice may, in the Company’s discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the occurrence of a Change of Control. The Notes are so redeemable at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to the relevant Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on October 15 of the years set forth below:

Redemption Period	Price
2016	105.750%
2017	102.875%
2018 and thereafter	100.000%

In addition, the Indenture provides that at any time and from time to time prior to October 15, 2015, the Company at its option may redeem Notes in an aggregate principal amount equal to up to 35% of the original aggregate principal amount of the Notes (including the principal amount of any Additional Notes of the same series), with funds in an equal aggregate amount (the “Redemption Amount”) not exceeding the aggregate proceeds of one or more Equity Offerings (as defined below), at a redemption price (expressed as a percentage of principal amount thereof) of 111.50%, plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that if Notes are redeemed, an aggregate principal amount of Notes equal to at least 50% of the original aggregate principal amount of Notes (including the principal amount of any Additional Notes of the same series) must remain outstanding immediately after each such redemption of Notes. “Equity Offering” means a sale of Capital Stock (x) that is a sale of Capital Stock of the Company (other than Disqualified Stock) or (y) proceeds of which in an amount equal to or exceeding the Redemption Amount are contributed to the equity capital of the Company or any of its Restricted Subsidiaries. Such redemption may be made upon notice mailed by first class mail to each Holder’s registered address, not less than 30 nor more than 60 days prior to the Redemption Date (but in no event more than 180 days after the completion of the related Equity Offering). The Company may provide in such notice that payment of the redemption price and performance of the Company’s obligations with respect to such redemption may be performed by another Person. Any such notice may be given prior to the completion of the related Equity Offering, and any such redemption or notice may, at the Company’s discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the completion of the related Equity Offering.

At any time prior to October 15, 2016, Notes may also be redeemed in whole or in part, at the Company’s option, at a price (the “Redemption Price”) equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued but unpaid interest, if any, to, the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date). Such redemption may be made upon notice mailed by first class mail to each Holder’s registered address, not less than 30 nor more than 60 days prior to the Redemption Date. The Company may provide in such notice that payment of the Redemption Price and performance of the Company’s obligations with respect to such redemption may be performed by another Person. Any such redemption or notice may, at the Company’s discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the occurrence of a Change of Control.

“Applicable Premium” means, with respect to a Note at any Redemption Date, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess of (A) the present value at such Redemption Date of (1) the redemption price of such Note on October 15, 2016 (such redemption price being that described in the second paragraph of this “—Optional Redemption” section) plus (2) all required remaining scheduled interest payments due on such Note through such date (excluding accrued and unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Note on such Redemption Date, as calculated by the Company or on behalf of the Company by such Person as the Company shall designate; provided that such calculation shall not be a duty or obligation of the Trustee.

“Treasury Rate” means, with respect to a Redemption Date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to such Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to October 15, 2016; provided, however, that if the period from the Redemption Date to such date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to such date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

Selection

In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, in integral multiples of $1,000, although no Note of the Minimum Denomination in original principal amount or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

Subsidiary Guarantees

As of the Issue Date, each Wholly Owned Domestic Subsidiary (other than an Excluded Subsidiary), and each other Domestic Subsidiary that is a borrower under the Senior ABL Facility or that guarantees payment of Indebtedness of the Company under any Credit Facility or Capital Markets Securities, guaranteed payment of the Notes under the Indenture. From and after the Issue Date, the Company will cause each Wholly Owned Domestic Subsidiary (other than an Excluded Subsidiary), and each other Domestic Subsidiary that is a borrower under the Senior ABL Facility or that guarantees payment of Indebtedness of the Company under any Credit Facility or Capital Markets Securities, to execute and deliver to the Trustee a supplemental indenture or other instrument pursuant to which such Domestic Subsidiary will guarantee payment of the Notes, whereupon such Domestic Subsidiary will become a Subsidiary Guarantor for all purposes under the Indenture. In addition, the Company may cause any Subsidiary that is not a Subsidiary Guarantor so to guarantee payment of the Notes and become a Subsidiary Guarantor.

Each Subsidiary Guarantor, as primary obligor and not merely as surety, jointly and severally, irrevocably and fully and unconditionally Guarantees, on a senior basis, the punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all monetary obligations of the Company under the Indenture and the Notes, whether for principal of or interest on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Subsidiary Guarantors being herein called the “Subsidiary Guaranteed Obligations”). Such Subsidiary Guarantor agrees to pay, in addition to the amount stated above, any and all reasonable out-of-pocket expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under its Subsidiary Guarantee.

The obligations of each Subsidiary Guarantor are limited to the maximum amount, as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor (including but not limited to any Guarantee by it of any Credit Facility Indebtedness), result in the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law, or being void or unenforceable under any law relating to insolvency of debtors.

Each such Subsidiary Guarantee is a continuing Guarantee and shall (i) remain in full force and effect until payment in full of the principal amount of all outstanding Notes (whether by payment at maturity, purchase, redemption, defeasance, retirement or other acquisition) and all other Subsidiary Guaranteed Obligations then due and owing unless earlier terminated as described below, (ii) be binding upon such Subsidiary Guarantor and (iii) inure to the benefit of and be enforceable by the Trustee, the Holders and their permitted successors, transferees and assigns.

Notwithstanding the preceding paragraph, any Subsidiary Guarantor will automatically and unconditionally be released from all obligations under its Subsidiary Guarantee, and such Subsidiary Guarantee shall thereupon terminate and be discharged and of no further force or effect, (i) concurrently with any direct or indirect sale or disposition (by merger or otherwise) of any Subsidiary Guarantor or any interest therein in accordance with the terms of the Indenture (including the covenants described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” and “—Merger and Consolidation”) by the Company or a Restricted Subsidiary, following which such Subsidiary Guarantor is no longer a Restricted Subsidiary of the Company, (ii) at any time that such Subsidiary Guarantor is released from all of its obligations under all of its Guarantees of payment of any Indebtedness of the Company or any Subsidiary Guarantor under the Senior Credit Facilities and Capital Markets Securities and is not a borrower under the Senior ABL Facility (it being understood that a release subject to contingent reinstatement is still a release, and that if any such Guarantee is so reinstated, such Subsidiary Guarantee shall also be reinstated to the extent that such Subsidiary Guarantor would then be required to provide a Subsidiary Guarantee pursuant to the covenant described under “—Certain Covenants—Future Subsidiary Guarantors”), (iii) upon the merger or consolidation of any Subsidiary Guarantor with and into the Company or another Subsidiary Guarantor that is the surviving Person in such merger or consolidation, or upon the liquidation of such Subsidiary Guarantor following the transfer of all of its assets to the Company or another Subsidiary Guarantor, (iv) concurrently with any Subsidiary Guarantor becoming an Unrestricted Subsidiary, (v) during the Suspension Period, upon the merger or consolidation of any Subsidiary Guarantor with and into another Subsidiary that is not a Subsidiary Guarantor with such other Subsidiary being the surviving Person in such merger or consolidation, or upon liquidation of such Subsidiary Guarantor following the transfer of all of its assets to a Subsidiary that is not a Subsidiary Guarantor, (vi) upon legal or covenant defeasance of the Company’s obligations, or satisfaction and discharge of the Indenture, or (vii) subject to customary contingent reinstatement provisions, upon payment in full of the aggregate principal amount of all Notes then outstanding and all other Subsidiary Guaranteed Obligations then due and owing. In addition, the Company has the right, upon 30 days’ notice to the Trustee, to cause any Subsidiary Guarantor that has not guaranteed payment of any Indebtedness of the Company or any Subsidiary Guarantor under the Senior Credit Facilities or Capital Markets Securities and is not a borrower under the Senior ABL Facility to be unconditionally released from all obligations under its Subsidiary Guarantee, and such Subsidiary Guarantee shall thereupon terminate and be discharged and of no further force or effect. Upon any such occurrence specified in this paragraph, the Trustee shall execute any documents reasonably requested by the Company in order to evidence such release, discharge and termination in respect of such Subsidiary Guarantee.

Neither the Company nor any Subsidiary Guarantor shall be required to make a notation on the Notes to reflect any such Subsidiary Guarantee or any such release, termination or discharge.

Ranking

The indebtedness evidenced by the Notes (a) is unsecured Senior Indebtedness of the Company, (b) ranks pari passu in right of payment with all existing and future Senior Indebtedness of the Company and (c) is senior in right of payment to all existing and future Subordinated Obligations of the Company. The Notes are also effectively subordinated to all secured Indebtedness of the Company to the extent of the value of the assets securing such Indebtedness, and to all Indebtedness and other liabilities (including Trade Payables) of its Subsidiaries (other than any Subsidiaries that are or become Subsidiary Guarantors pursuant to the provisions described above under “—Subsidiary Guarantees”).

Each Subsidiary Guarantee in respect of Notes (a) is unsecured Senior Indebtedness of the applicable Subsidiary Guarantor, (b) ranks pari passu in right of payment with all existing and future Senior Indebtedness of such Subsidiary Guarantor and (c) is senior in right of payment to all existing and future Guarantor Subordinated Obligations of such Subsidiary Guarantor. Such Subsidiary Guarantee is also effectively subordinated to all secured Indebtedness of such Subsidiary Guarantor to the extent of the value of the assets securing such Indebtedness, and to all Indebtedness and other liabilities (including Trade Payables) of the Subsidiaries of such Subsidiary Guarantor (other than any Subsidiaries that are or become Subsidiary Guarantors pursuant to the provisions described above under “—Subsidiary Guarantees”).

All of the operations of the Company are conducted through its Subsidiaries. Claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred shareholders (if any) of such Subsidiaries will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Company, including holders of the Notes, unless such Subsidiary is a Subsidiary Guarantor. The Notes, therefore, are effectively subordinated to creditors (including trade creditors) and preferred shareholders (if any) of other Subsidiaries of the Company (other than Subsidiaries that become Subsidiary Guarantors). In addition, certain of the operations of a Subsidiary Guarantor may be conducted through Subsidiaries thereof that are not also Subsidiary Guarantors. Claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred shareholders (if any) of such Subsidiaries will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of such Subsidiary Guarantor, including claims under its Subsidiary Guarantee. Such Subsidiary Guarantees, therefore, are effectively subordinated to creditors (including trade creditors) and preferred shareholders (if any) of any such Subsidiaries. Although the Indenture limits the incurrence of Indebtedness (including preferred stock) by certain of the Company’s Subsidiaries, such limitation is subject to a number of significant qualifications.

Change of Control

Upon the occurrence after the Issue Date of a Change of Control (as defined below), each Holder of Notes will have the right to require the Company to repurchase all or any part of such Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that the Company shall not be obligated to repurchase Notes pursuant to this covenant in the event that it has exercised its right to redeem all of the Notes as described under “—Optional Redemption.” The Transactions shall not constitute or give rise to a Change of Control.

The term “Change of Control” means:

(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders or a Parent, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company, provided that (x) so long as the Company is a Subsidiary of any Parent, no “person” shall be deemed to be or become a “beneficial owner” of more than 50% of the total voting power of the Voting Stock of the Company unless such “person” shall be or become a “beneficial owner” of more than 50% of the total voting power of the Voting Stock of such Parent and (y) any Voting Stock of which any Permitted Holder is the “beneficial owner” shall not in any case be included in any Voting Stock of which any such “person” is the “beneficial owner”;

(ii) the Company merges or consolidates with or into, or sells or transfers (in one or a series of related transactions) all or substantially all of the assets of the Company and its Restricted Subsidiaries to, another Person (other than one or more Permitted Holders) and any “person” (as defined in clause (i) above), other than one or more Permitted Holders or any Parent, is or becomes the “beneficial owner” (as so defined), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the surviving Person in such merger or consolidation, or the transferee Person in such sale or transfer of assets, as the case may be, provided that (x) so long as such surviving or transferee Person is a Subsidiary of a parent Person, no “person” shall be deemed to be or become a “beneficial owner” of more than 50% of the total voting power of the Voting Stock of such surviving or transferee Person unless such “person” shall be or become a “beneficial owner” of more than 50% of the total voting power of the Voting Stock of such parent Person and (y) any Voting Stock of which any Permitted Holder is the “beneficial owner” shall not in any case be included in any Voting Stock of which any such “person” is the “beneficial owner”; or

(iii) the adoption by vote of the stockholders of the Company of a plan for the liquidation or dissolution of the Company.

In the event that, at the time of such Change of Control, the terms of any Credit Facility Indebtedness constituting Designated Senior Indebtedness restrict or prohibit the repurchase of the Notes pursuant to this covenant, then prior to the mailing of the notice to Holders provided for in the immediately following paragraph but in any event not later than 30 days following the date the Company obtains actual knowledge of any Change of Control (unless the Company has exercised its right to redeem all the Notes as described under “—Optional Redemption”), the Company shall, or shall cause one or more of its Subsidiaries to, (i) repay in full all such Credit Facility Indebtedness subject to such terms or offer to repay in full all such Credit Facility Indebtedness and repay the Credit Facility Indebtedness of each lender who has accepted such offer or (ii) obtain the requisite consent under the agreements governing such Credit Facility Indebtedness to permit the repurchase of the Notes as provided for in the immediately following paragraph. The Company shall first comply with the provisions of the immediately preceding sentence before it shall be required to repurchase Notes pursuant to the provisions described below. The Company’s failure to comply with such provisions or the provisions of the immediately following paragraph shall constitute an Event of Default described in clause (iv) and not in clause (ii) under “—Defaults” below.

Unless the Company has exercised its right to redeem all the Notes as described under “—Optional Redemption,” the Company shall, not later than 30 days following the date the Company obtains actual knowledge of any Change of Control having occurred, mail a notice (a “Change of Control Offer”) to each Holder with a copy to the Trustee stating: (1) that a Change of Control has occurred or may occur and that such Holder has, or upon such occurrence will have, the right to require the Company to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date); (2) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); (3) the instructions determined by the Company, consistent with this covenant, that a Holder must follow in order to have its Notes purchased; and (4) if such notice is mailed prior to the occurrence of a Change of Control, that such offer is conditioned on the occurrence of such Change of Control. No Note will be repurchased in part if less than the Minimum Denomination in original principal amount of such Note would be left outstanding.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

The Change of Control purchase feature is a result of negotiations between the Company and the initial purchasers. The Company has no present plans to engage in a transaction involving a Change of Control, although it is possible that the Company could decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Company’s capital structure or credit ratings. Restrictions on the ability of the Company to Incur additional Indebtedness are contained in the covenants described under “—Certain Covenants—Limitation on Indebtedness” and “—Certain Covenants—Limitation on Liens.” Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture does not contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction.

The occurrence of a Change of Control would constitute a default under each Senior Credit Agreement. Agreements governing Indebtedness of the Company may contain prohibitions of certain events that would constitute a Change of Control or require such Indebtedness to be repurchased or repaid upon a Change of Control. Agreements governing Indebtedness of the Company may prohibit the Company from repurchasing the Notes upon a Change of Control unless such Indebtedness has been repurchased or repaid (or an offer made to effect such repurchase or repayment has been made and the Indebtedness of those creditors accepting such offer has been repurchased or repaid) and/or other specified requirements have been met. Moreover, the exercise by the Holders of their right to require the Company to repurchase the Notes could cause a default under such agreements, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company and its Subsidiaries. Finally, the Company’s ability to pay cash to the Holders upon a repurchase may be limited by the Company’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. The provisions under the Indenture relating to the Company’s obligation to make an offer to purchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes. As described above under “—Optional Redemption,” the Company also has the right to redeem the Notes at specified prices, in whole or in part, upon a Change of Control or otherwise. See “Risk Factors—Risks Relating to the New Notes and Our Indebtedness—We may not be able to repurchase the New Notes upon a change of control.”

The definition of Change of Control includes a phrase relating to the sale or other transfer of “all or substantially all” of the assets of the Company and its Restricted Subsidiaries. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company and its Restricted Subsidiaries and therefore it may be unclear as to whether a Change of Control has occurred and whether the Holders of the Notes have the right to require the Company to repurchase such Notes.

Certain Covenants

The Indenture contains covenants including, among others, the covenants as described below. If on any day following the Issue Date (a) the Notes have Investment Grade Ratings from both Rating Agencies, and (b) no Default has occurred and is continuing under the Indenture, then, beginning on that day subject to the provisions of the following paragraph, the covenants specifically listed under the following captions in this “Description of Senior Notes” section of this prospectus (collectively, the “Suspended Covenants”) will be suspended:

(i)	“—Limitation on Indebtedness”;

(ii)	“—Limitation on Restricted Payments”;

(iii)	“—Limitation on Restrictions on Distributions from Restricted Subsidiaries”;

(iv)	“—Limitation on Sales of Assets and Subsidiary Stock”;

(v)	“—Limitation on Transactions with Affiliates”;

(vi)	“—Future Subsidiary Guarantors”; and

(vii)	clause (iii) of the first paragraph of “—Merger and Consolidation.”

During any period that the foregoing covenants have been suspended, the Board of Directors may not designate any of the Company’s Subsidiaries as Unrestricted Subsidiaries unless such designation would have complied with the covenant described under “—Limitation on Restricted Payments” as if such covenant would have been in effect during such period.

If on any subsequent date one or both of the Rating Agencies downgrade the ratings assigned to the Notes below an Investment Grade Rating, the foregoing covenants will be reinstated as of and from the date of such rating decline (any such date, a “Reversion Date”). The period of time between the suspension of covenants as set forth above and the Reversion Date is referred to as the “Suspension Period.” Upon such reinstatement, all Indebtedness Incurred during the Suspension Period will be deemed to have been Incurred under the exception provided by clause (b)(iii) of “—Limitation on Indebtedness.” With respect to Restricted Payments made after any such reinstatement, the amount of Restricted Payments will be calculated as if the covenant described under “—Limitation on Restricted Payments” had been in effect prior to, but not during, the Suspension Period. For purposes of the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock,” upon the occurrence of a Reversion Date the amount of Excess Proceeds not applied in accordance with such covenant will be deemed to be reset to zero.

During the Suspension Period, any reference in the definitions of “Permitted Liens” and “Unrestricted Subsidiary” to the covenant described under “—Limitation on Indebtedness” or any provision thereof shall be construed as if such covenant were in effect during the Suspension Period.

Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of any actions taken by the Company or any Subsidiary (including for the avoidance of doubt any failure to comply with the Suspended Covenants) during any Suspension Period and the Company and any Subsidiary will be permitted, without causing a Default or Event of Default or breach of any kind under the Indenture, to honor, comply with or otherwise perform any contractual commitments or obligations entered into during a Suspension Period following a Reversion Date and to consummate the transactions contemplated thereby.

There can be no assurance that the Notes will ever achieve or maintain Investment Grade Ratings.

The Indenture contains covenants including, among others, the covenants as described below.

Limitation on Indebtedness. The Indenture provides as follows:

(a) The Company will not, and will not permit any Restricted Subsidiary to, Incur any Indebtedness; provided, however, that the Company or any Restricted Subsidiary may Incur Indebtedness if on the date of the Incurrence of such Indebtedness, after giving effect to the Incurrence thereof, the Consolidated Coverage Ratio would be equal to or greater than 2.00 to 1.00, provided, further, that the aggregate principal amount of Indebtedness that may be Incurred pursuant to the foregoing by Restricted Subsidiaries that are not Subsidiary Guarantors shall not exceed $150.0 million at any one time outstanding.

(b) Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries may Incur the following Indebtedness:

(i) Indebtedness Incurred pursuant to any Credit Facility (including but not limited to in respect of letters of credit or bankers’ acceptances issued or created thereunder) and Indebtedness Incurred other than under any Credit Facility, and (without limiting the foregoing), in each case, any Refinancing Indebtedness in respect thereof, in a maximum principal amount at any time outstanding not exceeding in the aggregate the amount equal to (A) $2,100 million, plus (B) (x) the greater of $1,700.0 million and the Borrowing Base less (y) the aggregate principal amount of Indebtedness Incurred by Special Purpose Subsidiaries that are Domestic Subsidiaries and then outstanding pursuant to clause (ix) of this paragraph (b), plus (C) in the event of any refinancing of any such Indebtedness, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing;

(ii) Indebtedness (A) of any Restricted Subsidiary to the Company or (B) of the Company or any Restricted Subsidiary to any Restricted Subsidiary; provided that any such Indebtedness owed to a Restricted Subsidiary that is not a Subsidiary Guarantor shall be expressly subordinated in right of payment to all obligations of the obligor with respect to the Notes and all Subsidiary Guarantees and provided, further, that any subsequent issuance or transfer of any Capital Stock of such Restricted Subsidiary to which such Indebtedness is owed, or other event, that results in such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of such Indebtedness (except to the Company or a Restricted Subsidiary) will be deemed, in each case, an Incurrence of such Indebtedness by the issuer thereof not permitted by this clause (ii);

(iii) Indebtedness represented by the Notes issued on the Issue Date (or issued in respect thereof or in exchange therefor), any Indebtedness (other than the Indebtedness described in clause (i) or (ii) above) outstanding on the Issue Date (subject to the last sentence of paragraph (c) of this covenant), any Indebtedness represented by Existing Senior Unsecured Notes issued in connection with the payment of PIK Interest (as defined in the Existing Senior Unsecured Indenture), and any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (iii) or paragraph (a) above;

(iv) Purchase Money Obligations and Capitalized Lease Obligations, and any Refinancing Indebtedness with respect thereto; provided that the aggregate principal amount of such Purchase Money Obligations Incurred to finance the acquisition of Capital Stock of any Person at any time outstanding pursuant to this clause shall not exceed an amount equal to the greater of $150.0 million and 3.0% of Consolidated Tangible Assets;

(v) Indebtedness (A) supported by a letter of credit issued pursuant to any Credit Facility in a principal amount not exceeding the face amount of such letter of credit or (B) consisting of accommodation guarantees for the benefit of trade creditors of the Company or any of its Restricted Subsidiaries;

(vi) (A) Guarantees by the Company or any Restricted Subsidiary of Indebtedness or any other obligation or liability of the Company or any Restricted Subsidiary (other than any Indebtedness Incurred by the Company or such Restricted Subsidiary, as the case may be, in violation of the covenant described under “—Limitation on Indebtedness”), or (B) without limiting the covenant described under “—Limitation on Liens,” Indebtedness of the Company or any Restricted Subsidiary arising by reason of any Lien granted by or applicable to such Person securing Indebtedness of the Company or any Restricted Subsidiary (other than any Indebtedness Incurred by the Company or such Restricted Subsidiary, as the case may be, in violation of the covenant described under “—Limitation on Indebtedness”);

(vii) Indebtedness of the Company or any Restricted Subsidiary (A) arising from the honoring of a check, draft or similar instrument drawn against insufficient funds, provided that such Indebtedness is extinguished within five Business Days of its Incurrence, or (B) consisting of guarantees, indemnities, obligations in respect of earnouts or other purchase price adjustments, or similar obligations, Incurred in connection with the acquisition or disposition of any business, assets or Person;

(viii) Indebtedness of the Company or any Restricted Subsidiary in respect of (A) letters of credit, bankers’ acceptances or other similar instruments or obligations issued, or relating to liabilities or obligations incurred, in the ordinary course of business (including those issued to governmental entities in connection with self-insurance under applicable workers’ compensation statutes), or (B) completion guarantees, surety, judgment, appeal or performance bonds, or other similar bonds, instruments or obligations, provided, or relating to liabilities or obligations incurred, in the ordinary course of business, or (C) Hedging Obligations, entered into for bona fide hedging purposes, or (D) Management Guarantees or Management Indebtedness, or (E) the financing of insurance premiums in the ordinary course of business, or (F) take-or-pay obligations under supply arrangements incurred in the ordinary course of business, or (G) netting, overdraft protection and other arrangements arising under standard business terms of any bank at which the Company or any Restricted Subsidiary maintains an overdraft, cash pooling or other similar facility or arrangement, or (H) Junior Capital (in an amount not to exceed $100.0 million in the aggregate at any time outstanding), or (I) Bank Products Obligations;

(ix) Indebtedness (A) of a Special Purpose Subsidiary secured by a Lien on all or part of the assets disposed of in, or otherwise Incurred in connection with, a Financing Disposition or (B) otherwise Incurred in connection with a Special Purpose Financing; provided that (1) such Indebtedness is not recourse to the Company or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings), (2) in the event such Indebtedness shall become recourse to the Company or any Restricted Subsidiary that is not a Special Purpose Subsidiary

(other than with respect to Special Purpose Financing Undertakings), such Indebtedness will be deemed to be, and must be classified by the Company as, Incurred at such time (or at the time initially Incurred) under one or more of the other provisions of this covenant for so long as such Indebtedness shall be so recourse, and (3) in the event that at any time thereafter such Indebtedness shall comply with the provisions of the preceding subclause (1), the Company may classify such Indebtedness in whole or in part as Incurred under this clause (b)(ix) of this covenant;

(x) Contribution Indebtedness and any Refinancing Indebtedness with respect thereto;

(xi) Indebtedness of (A) the Company or any Restricted Subsidiary Incurred to finance or refinance, or otherwise Incurred in connection with, any acquisition of any assets (including Capital Stock), business or Person, or any merger or consolidation of any Person with or into the Company or any Restricted Subsidiary, or (B) any Person that is acquired by or merged or consolidated with or into the Company or any Restricted Subsidiary (including Indebtedness thereof Incurred in connection with any such acquisition, merger or consolidation), provided that on the date of such acquisition, merger or consolidation, after giving effect thereto, either (1) the Company could Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) above or (2) the Consolidated Coverage Ratio of the Company would equal or exceed the Consolidated Coverage Ratio of the Company immediately prior to giving effect thereto; and any Refinancing Indebtedness with respect to any such Indebtedness;

(xii) Indebtedness of the Company or any Restricted Subsidiary Incurred as consideration in connection with any acquisition of any assets (including Capital Stock), business or Person, or any merger or consolidation of any Person with or into the Company or any Restricted Subsidiary, and any Refinancing Indebtedness with respect thereto, in an aggregate principal amount at any time outstanding not exceeding $100.0 million; and

(xiii) Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount at any time outstanding not exceeding an amount equal to the greater of $150.0 million and 3.5% of Consolidated Tangible Assets.

(c) For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant, (i) any other obligation of the obligor on such Indebtedness (or of any other Person who could have Incurred such Indebtedness under this covenant) arising under any Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation supporting such Indebtedness shall be disregarded to the extent that such Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation secures the principal amount of such Indebtedness; (ii) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in paragraph (b) above, the Company, in its sole discretion, shall classify such item of Indebtedness and may include the amount and type of such Indebtedness in one or more of such clauses (including in part under one such clause and in part under another such clause); provided that any Indebtedness Incurred pursuant to clause (b)(iv) of this covenant as limited by the proviso thereto, or clause (b)(xiii) of this covenant shall, at the Company’s election, cease to be deemed Incurred or outstanding for purposes of such clause but shall be deemed Incurred for the purposes of paragraph (a) of this covenant from and after the first date on which such Restricted Subsidiary could have Incurred such Indebtedness under paragraph (a) of this covenant without reliance on such clause; (iii) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP; and (iv) the principal amount of Indebtedness outstanding under any clause of paragraph (b) above shall be determined after giving effect to the application of proceeds of any such Indebtedness to refinance any such other Indebtedness. Any Indebtedness Incurred by the Company on April 12, 2012 under the Senior First Priority Notes, the Senior Term Facility or the Senior ABL Facility shall be classified as Incurred under clause (b)(i) of this covenant.

(d) For purposes of determining compliance with any dollar denominated restriction on the Incurrence of Indebtedness denominated in a foreign currency, the dollar equivalent principal amount of such Indebtedness Incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness, provided that (x) the dollar equivalent principal amount of any such Indebtedness outstanding on the Issue Date shall be calculated based on the relevant currency exchange rate in effect on the Issue Date, (y) if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency (or in a different currency from such Indebtedness so being Incurred), and such refinancing would cause the applicable dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such dollar denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount (whichever is higher) of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing and (z) the dollar equivalent principal amount of Indebtedness denominated in a foreign currency and Incurred pursuant to a Senior Credit Facility shall be calculated based on the relevant currency exchange rate in effect on, at the Company’s option, (i) April 12, 2012, (ii) any date on which any of the respective commitments under such Senior Credit Facility shall be reallocated between or among facilities or subfacilities thereunder, or on which such rate is otherwise calculated for any purpose thereunder, or (iii) the date of such Incurrence. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Limitation on Restricted Payments. The Indenture provides as follows:

(a) The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any such payment in connection with any merger or consolidation to which the Company is a party) except (x) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and (y) dividends or distributions payable to the Company or any Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to other holders of its Capital Stock on no more than a pro rata basis, measured by value), (ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company held by Persons other than the Company or a Restricted Subsidiary (other than any acquisition of Capital Stock deemed to occur upon the exercise of options if such Capital Stock represents a portion of the exercise price thereof), (iii) voluntarily purchase, repurchase, redeem, defease or otherwise voluntarily acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations (other than a purchase, repurchase, redemption, defeasance or other acquisition or retirement for value in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such acquisition or retirement, not made by exchange for, or out of the proceeds of, the Incurrence of Secured Indebtedness (as defined below) other than up to $300.0 million of borrowings under the Senior ABL Facility in the aggregate) or (iv) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, purchase, repurchase, redemption, defeasance, other acquisition or retirement or Investment being herein referred to as a “Restricted Payment”), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment and after giving effect thereto:

(1) a Default shall have occurred and be continuing (or would result therefrom);

(2) the Company could not Incur at least an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “—Limitation on Indebtedness”; or

(3) the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a resolution of the Board of Directors) declared or made subsequent to April 12, 2012 and then outstanding would exceed, without duplication, the sum of:

(A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) beginning on April 30, 2012 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which consolidated financial statements of the Company are available (or, in case such Consolidated Net Income shall be a negative number, 100% of such negative number);

(B) the aggregate Net Cash Proceeds and the fair value (as determined in good faith by the Company) of property or assets received (x) by the Company as capital contributions to the Company after April 12, 2012 or from the issuance or sale (other than to a Restricted Subsidiary) of its Capital Stock (other than Disqualified Stock or Designated Preferred Stock) after April 12, 2012 (other than Excluded Contributions and Contribution Amounts) or (y) by the Company or any Restricted Subsidiary from the Incurrence by the Company or any Restricted Subsidiary after April 12, 2012 of Indebtedness that shall have been converted into or exchanged for Capital Stock of the Company (other than Disqualified Stock or Designated Preferred Stock) or Capital Stock of any Parent, plus the amount of any cash and the fair value (as determined in good faith by the Company) of any property or assets, received by the Company or any Restricted Subsidiary upon such conversion or exchange;

(C)(i) the aggregate amount of cash and the fair value (as determined in good faith by the Company) of any property or assets received from dividends, distributions, interest payments, return of capital, repayments of Investments or other transfers of assets to the Company or any Restricted Subsidiary from any Unrestricted Subsidiary, including dividends or other distributions related to dividends or other distributions made pursuant to clause (x) of the following paragraph (b), plus (ii) the aggregate amount resulting from the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary (valued in each case as provided in the definition of “Investment”); and

(D) in the case of any disposition or repayment of any Investment constituting a Restricted Payment (without duplication of any amount deducted in calculating the amount of Investments at any time outstanding included in the amount of Restricted Payments or in the calculation of availability under paragraph (b) of this covenant), the aggregate amount of cash and the fair value (as determined in good faith by the Company) of any property or assets received by the Company or a Restricted Subsidiary with respect to all such dispositions and repayments.

(b) The provisions of the foregoing paragraph (a) do not prohibit any of the following (each, a “Permitted Payment”):

(i)(x) any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Capital Stock of the Company (“Treasury Capital Stock”) or Subordinated Obligations made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the issuance or sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary) (“Refunding Capital Stock”) or a capital contribution to the Company, in each case other than Excluded Contributions and Contribution Amounts; provided that the Net Cash Proceeds from such issuance, sale or capital contribution shall be excluded in subsequent calculations under clause (3)(B) of the preceding paragraph (a) and (y) if immediately prior to such acquisition or retirement of such Treasury Capital Stock, dividends thereon were permitted pursuant to clause (xi) of this paragraph (b), dividends on such Refunding Capital Stock in an aggregate amount per annum not exceeding the aggregate amount per annum of dividends so permitted on such Treasury Capital Stock;

(ii) any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Obligations (v) made by exchange for, or out of the proceeds of the Incurrence of, Indebtedness of the Company or Refinancing Indebtedness Incurred in compliance with the covenant described under “—Limitation on Indebtedness” (provided that (x) (A) if such Indebtedness is Incurred pursuant to clause (b)(i) of such covenant and (1) has Senior Lien Priority with respect to the Senior Second Priority Notes, then on the date of such Incurrence after giving effect thereto, the Consolidated Senior Priority Leverage Ratio shall not exceed 3.25 to 1.0, or (2) has Pari Passu Lien Priority with respect to the Senior Second Priority Notes, then on the date of such Incurrence after giving effect thereto, the Consolidated Secured Leverage Ratio shall not exceed 4.5 to 1.0 (any such Indebtedness, “Secured Indebtedness”) and (B) if such Indebtedness is Incurred to refinance the Senior Subordinated Notes and is Senior Indebtedness, then on the date of such Incurrence, the Consolidated Total Senior Leverage Ratio shall not exceed 7.25 to 1.0, provided that the foregoing provisions of this clause (B) shall not apply to the Incurrence of Indebtedness at any time and from time to time on or after the 30th day after the Issue Date in an aggregate principal amount not to exceed the Consolidated Total Senior Debt Allowance (such Indebtedness incurred pursuant to this proviso, “Allowed Indebtedness”), and (y) in the case of any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Indebtedness incurred pursuant to clause (b)(viii)(H) of the covenant described under “—Limitation on Indebtedness,” such Indebtedness or Refinancing Indebtedness shall be solely comprised of Subordinated Obligations), (w) from Net Available Cash or an equivalent amount to the extent permitted by the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock,” (x) following the occurrence of a Change of Control (or other similar event described therein as a “change of control”), but only if the Company shall have complied with the covenant described under “—Change of Control” and, if required, purchased all Notes tendered pursuant to the offer to repurchase all the Notes required thereby, prior to purchasing or repaying such Subordinated Obligations, (y) constituting Acquired Indebtedness or (z) constituting Indebtedness of the Company or any Restricted Subsidiary to a Restricted Subsidiary that is not a Subsidiary Guarantor that has been subordinated pursuant to clause (b)(ii) of the covenant described under “—Limitation on Indebtedness”;

(iii) any dividend paid or redemption made within 60 days after the date of declaration thereof or of the giving of notice thereof, as applicable, if at such date of declaration or notice such dividend or redemption would have complied with the preceding paragraph (a);

(iv) Investments or other Restricted Payments in an aggregate amount outstanding at any time not to exceed the amount of Excluded Contributions;

(v) loans, advances, dividends or distributions by the Company to any Parent to permit any Parent to repurchase or otherwise acquire its Capital Stock (including any options, warrants or other rights in respect thereof), or payments by the Company to repurchase or otherwise acquire Capital Stock of any Parent or the Company (including any options, warrants or other rights in respect thereof), in each case from Management Investors (including any repurchase or acquisition by reason of the Company or any Parent retaining any Capital Stock, option, warrant or other right in respect of tax withholding obligations, and any related payment in respect of any such obligation), such payments, loans, advances, dividends or distributions not to exceed an amount (net of repayments of any such loans or advances) equal to (x)(1) $50.0 million, plus (2) $10.0 million multiplied by the number of calendar years that have commenced since April 12, 2012, plus (y) the Net Cash Proceeds received by the Company since April 12, 2012 from, or as a capital contribution from, the issuance or sale to Management Investors of Capital Stock (including any options, warrants or other rights in respect thereof), to the extent such Net Cash Proceeds are not included in any calculation under clause (3)(B)(x) of the preceding paragraph (a), plus (z) the cash proceeds of key man life insurance policies received by the Company or any Restricted Subsidiary (or by any Parent and contributed to the Company) since April 12, 2012 to the extent such cash proceeds are not included in any calculation under clause (3)(A) of the preceding paragraph (a); provided that any cancellation of Indebtedness owing to the Company or any Restricted Subsidiary by any Management Investor in connection with any repurchase or other acquisition of Capital Stock (including any options, warrants or other rights in respect thereof) from any Management Investor shall not constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

(vi) the payment by the Company of, or loans, advances, dividends or distributions by the Company to any Parent to pay, dividends on the common stock or equity of the Company or any Parent following a public offering of such common stock or equity in an amount not to exceed in any fiscal year 6.0% of the aggregate gross proceeds received by the Company (whether directly, or indirectly through a contribution to common equity capital) in or from such public offering;

(vii) Restricted Payments (including loans or advances) in an aggregate amount outstanding at any time not to exceed an amount (net of repayments of any such loans or advances) equal to the greater of $50.0 million and 1.0% of Consolidated Tangible Assets;

(viii) loans, advances, dividends or distributions to any Parent or other payments by the Company or any Restricted Subsidiary (A) to satisfy or permit any Parent to satisfy obligations under the Management Agreements, (B) pursuant to the Tax Sharing Agreement, or (C) to pay or permit any Parent to pay any Parent Expenses or any Related Taxes;

(ix) payments by the Company, or loans, advances, dividends or distributions by the Company to any Parent to make payments, to holders of Capital Stock of the Company or any Parent in lieu of issuance of fractional shares of such Capital Stock, not to exceed $5.0 million in the aggregate outstanding at any time;

(x) dividends or other distributions of, or Investments paid for or made with, Capital Stock, Indebtedness or other securities of Unrestricted Subsidiaries;

(xi) (A) dividends on any Designated Preferred Stock of the Company issued after April 12, 2012, provided that at the time of such issuance and after giving effect thereto on a pro forma basis, the Consolidated Coverage Ratio would be at least 2.00 to 1.00 and, in the case of cash dividends on Designated Preferred Stock, such dividend shall for purposes of the determination of such Consolidated Coverage Ratio be deemed to constitute Consolidated Interest Expense, or (B) any dividend on Refunding Capital Stock that is Preferred Stock in excess of the amount of dividends thereon permitted by clause (i) of this paragraph (b), provided that at the time of the declaration of such dividend and after giving effect thereto on a pro forma basis, the Consolidated Coverage Ratio would be at least 2.00 to 1.00 and, in the case of cash dividends on Refunding Capital Stock, such dividend shall for purposes of the determination of such Consolidated Coverage Ratio be deemed to constitute Consolidated Interest Expense, or (C) loans, advances, dividends or distributions to any Parent to permit dividends on any Designated Preferred Stock of any Parent issued after April 12, 2012, in an amount (net of repayments of any such loans or advances) not exceeding the aggregate cash proceeds received by the Company from the issuance or sale of such Designated Preferred Stock of such Parent;

(xii) Investments in Unrestricted Subsidiaries in an aggregate amount outstanding at any time not exceeding the greater of $75.0 million and 1.5% of Consolidated Tangible Assets;

(xiii) distributions or payments of Special Purpose Financing Fees;

(xiv) dividends to holders of any class or series of Disqualified Stock, or of any Preferred Stock of a Restricted Subsidiary, Incurred in accordance with the terms of the covenant described under “—Limitation on Indebtedness” above; and

(xv) any Restricted Payment pursuant to or in connection with the Transactions or the 2007 Transactions;

provided, that (A) in the case of clauses (i)(y), (iii), (vi), (ix) and (xi)(B), the net amount of any such Permitted Payment shall be included in subsequent calculations of the amount of Restricted Payments, (B) in all cases other than pursuant to clause (A) immediately above, the net amount of any such Permitted Payment shall be excluded in subsequent calculations of the amount of Restricted Payments and (C) solely with respect to clause (vii), no Default or Event of Default shall have occurred or be continuing at the time of any such Permitted Payment after giving effect thereto. The Company, in its sole discretion, may classify any Investment or other Restricted Payment as being made in part under one of the provisions of this covenant (or, in the case of any Investment, the clauses of Permitted Investments) and in part under one or more other such provisions (or, as applicable, clauses).

(c) Notwithstanding the foregoing provisions of this covenant, the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay any cash dividend or make any cash distribution on or in respect of the Company’s Capital Stock or purchase for cash or otherwise acquire for cash any Capital

Stock of the Company or any Parent, for the purpose of paying any cash dividend or making any cash distribution to, or acquiring Capital Stock of the Company or any Parent for cash from, the Investors, or Guarantee any Indebtedness of any Affiliate of the Company for the purpose of paying such dividend, making such distribution or so acquiring such Capital Stock to or from the Investors, in each case by means of utilization of the cumulative Restricted Payment credit provided by clause (3) of the preceding paragraph (a), or the exceptions provided by clause (iii), (vii), (x) or (xii) of the preceding paragraph (b) or clause (xv) or (xviii) of the definition of “Permitted Investments,” unless at the time and after giving effect to such payment, (x) the Consolidated Total Leverage Ratio of the Company would have been equal to or less than 6.0 to 1.0 and (y) such payment is otherwise in compliance with this covenant.

Notwithstanding any other provision of the Indenture, the Indenture shall not restrict any redemption or other payment by the Company or any Restricted Subsidiary made in respect of any “AHYDO saver” provision (including any such provision in any Indebtedness that is Incurred or that becomes subordinated or that otherwise arises in connection with any Extinguishment of Senior Obligations), and the Company’s determination in good faith of any such “AHYDO saver” payment shall be conclusive and binding for all purposes under the Indenture.

Limitation on Restrictions on Distributions from Restricted Subsidiaries. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company or, in the case of a Restricted Subsidiary that is not a Subsidiary Guarantor, to a Subsidiary Guarantor, (ii) make any loans or advances to the Company or, in the case of a Restricted Subsidiary that is not a Subsidiary Guarantor, to a Subsidiary Guarantor or (iii) transfer any of its property or assets to the Company or, in the case of a Restricted Subsidiary that is not a Subsidiary Guarantor, to a Subsidiary Guarantor (provided that dividend or liquidation priority between classes of Capital Stock, or subordination of any obligation (including the application of any remedy bars thereto) to any other obligation, will not be deemed to constitute such an encumbrance or restriction), except any encumbrance or restriction:

(1) pursuant to an agreement or instrument in effect at or entered into on the Issue Date, any Credit Facility, the Indenture, the Notes, the Note Security Documents, the Intercreditor Agreements, the Senior First Priority Note Documents, the Senior First Priority Notes, the Senior Second Priority Note Documents, the Senior Second Priority Notes, the Existing Senior Unsecured Indenture, the Existing Senior Unsecured Notes, the Senior Subordinated Indenture or the Senior Subordinated Notes;

(2) pursuant to any agreement or instrument of a Person, or relating to Indebtedness or Capital Stock of a Person, which Person is acquired by or merged or consolidated with or into the Company or any Restricted Subsidiary, or which agreement or instrument is assumed by the Company or any Restricted Subsidiary in connection with an acquisition of assets from such Person, as in effect at the time of such acquisition, merger or consolidation (except to the extent that such Indebtedness was incurred to finance, or otherwise in connection with, such acquisition, merger or consolidation); provided that for purposes of this clause (2), if a Person other than the Company is the Successor Company with respect thereto, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed, as the case may be, by the Company or a Restricted Subsidiary, as the case may be, when such Person becomes such Successor Company;

(3) pursuant to an agreement or instrument (a “Refinancing Agreement”) effecting a refinancing of Indebtedness Incurred pursuant to, or that otherwise extends, renews, refunds, refinances or replaces, an agreement or instrument referred to in clause (1) or (2) of this covenant or this clause (3) (an “Initial Agreement”) or contained in any amendment, supplement or other modification to an Initial Agreement (an “Amendment”); provided, however, that the encumbrances and restrictions contained in any such Refinancing Agreement or Amendment taken as a whole are not materially less favorable to the Holders of the Notes than encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such Refinancing Agreement or Amendment relates (as determined in good faith by the Company);

(4) (A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any lease, license or other contract, (B) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture, (C) contained in mortgages, pledges or other security agreements securing Indebtedness of a Restricted Subsidiary to the extent restricting the transfer of the property or assets subject thereto, (D) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary, (E) pursuant to Purchase Money Obligations that impose encumbrances or restrictions on the property or assets so acquired, (F) on cash or other deposits, net worth or inventory imposed by customers or suppliers under agreements entered into in the ordinary course of business, (G) pursuant to customary provisions contained in agreements and instruments entered into in the ordinary course of business (including but not limited to leases and licenses) or in joint venture and other similar agreements, (H) that arises or is agreed to in the ordinary course of business and does not detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or such Restricted Subsidiary, (I) pursuant to Hedging Obligations entered into for bona fide hedging purposes or (J) pursuant to Bank Products Obligations;

(5) with respect to a Restricted Subsidiary (or any of its property or assets), imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(6) by reason of any applicable law, rule, regulation or order, or required by any regulatory authority having jurisdiction over the Company or any Restricted Subsidiary or any of their businesses; or

(7) pursuant to an agreement or instrument (A) relating to any Indebtedness permitted to be Incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “—Limitation on Indebtedness” (i) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Holders of the Notes than the encumbrances and restrictions contained in the Initial Agreements (as determined in good faith by the Company), or (ii) if such encumbrance or restriction is not materially more disadvantageous to the Holders of the Notes than is customary in comparable financings (as determined in good faith by the Company) and either (x) the Company determines in good faith that such encumbrance or restriction will not materially affect the Company’s ability to make principal or interest payments on the Notes or (y) such encumbrance or restriction applies only if a default occurs in respect of a payment or financial covenant relating to such Indebtedness, (B) relating to any sale of receivables by or Indebtedness of a Foreign Subsidiary or (C) relating to Indebtedness of or a Financing Disposition by or to or in favor of any Special Purpose Entity.

Limitation on Sales of Assets and Subsidiary Stock. The Indenture provides as follows:

(a) The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless

(i) the Company or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the fair market value of the shares and assets subject to such Asset Disposition, as such fair market value shall be determined in good faith by the Company, which determination shall be conclusive (including as to the value of all noncash consideration),

(ii) in the case of any Asset Disposition (or series of related Asset Dispositions) having a fair market value of $25.0 million or more, at least 75.0% of the consideration therefor (excluding, in the case of an Asset Disposition (or series of related Asset Dispositions), any consideration by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, that are not Indebtedness) received by the Company or such Restricted Subsidiary is in the form of cash, and

(iii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or any Restricted Subsidiary, as the case may be) as follows:

(A) first, either (x) to the extent the Company elects (or is required by the terms of any Secured Indebtedness or any other Indebtedness secured by a Lien (in each case, other than Subordinated Obligations), any Senior Indebtedness of the Company or any Subsidiary Guarantor or any Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor), to prepay, repay or purchase any such Indebtedness or (in the case of letters of credit, bankers’ acceptances or other similar instruments) cash collateralize any such Indebtedness (in each case other than Indebtedness owed to the Company or a Restricted Subsidiary) within 450 days after the later of the date of such Asset Disposition and the date of receipt of such Net Available Cash, or (y) to the extent that the Company or such Restricted Subsidiary elects, to invest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary with an amount equal to Net Available Cash received by the Company or another Restricted Subsidiary) within 450 days from the later of the date of such Asset Disposition and the date of receipt of such Net Available Cash, or, if such investment in Additional Assets is a project authorized by the Board of Directors that will take longer than such 450 days to complete, the period of time necessary to complete such project;

(B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A) above (such balance, the “Excess Proceeds”), to make an offer to purchase Notes and (to the extent the Company or such Restricted Subsidiary elects, or is required by the terms thereof) to purchase, redeem or repay any other Senior Indebtedness of the Company or a Restricted Subsidiary, pursuant and subject to the conditions of the Indenture and the agreements governing such other Indebtedness; and

(C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B) above, to fund (to the extent consistent with any other applicable provision of the Indenture) any general corporate purpose (including but not limited to the repurchase, repayment or other acquisition or retirement of any Subordinated Obligations);

provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (B) above, the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries shall not be required to apply any Net Available Cash or equivalent amount in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions or equivalent amount that is not applied in accordance with this covenant exceeds $75.0 million. If the aggregate principal amount of Notes and/or other Indebtedness of the Company or a Restricted Subsidiary validly tendered and not withdrawn (or otherwise subject to purchase, redemption or repayment) in connection with an offer pursuant to clause (B) above exceeds the Excess Proceeds, the Excess Proceeds will be apportioned between such Notes and such other Indebtedness of the Company or a Restricted Subsidiary, with the portion of the Excess Proceeds payable in respect of such Notes to equal the lesser of (x) the Excess Proceeds amount multiplied by a fraction, the numerator of which is the outstanding principal amount of such Notes and the denominator of which is the sum of the outstanding principal amount of the Notes and the outstanding principal amount of the relevant other Indebtedness of the Company or a Restricted Subsidiary, and (y) the aggregate principal amount of Notes validly tendered and not withdrawn.

For the purposes of clause (ii) of paragraph (a) above, the following are deemed to be cash: (1) Temporary Cash Investments and Cash Equivalents, (2) the assumption of Indebtedness of the Company (other than Disqualified Stock of the Company) or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on payment of the principal amount of such Indebtedness in connection with such Asset Disposition, (3) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Company and each other Restricted Subsidiary are released from any Guarantee of payment of the principal amount of such Indebtedness in connection with such Asset Disposition, (4) securities received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days, (5) consideration consisting of Indebtedness of the Company or any Restricted Subsidiary, (6) Additional Assets and (7) any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in an Asset Disposition having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause, not to exceed an aggregate amount at any time outstanding equal to the greater of $125.0 million and 2.5% of Consolidated Tangible Assets (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value).

(b) In the event of an Asset Disposition that requires the purchase of Notes pursuant to clause (iii)(B) of paragraph (a) above, the Company will be required to purchase Notes tendered pursuant to an offer by the Company for the Notes (the “Offer”) at a purchase price of 100% of their principal amount plus accrued and unpaid interest to the date of purchase in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the Notes tendered pursuant to the Offer is less than the Net Available Cash allotted to the purchase of Notes, the remaining Net Available Cash will be available to the Company for use in accordance with clause (iii)(B) of paragraph (a) above (to repay other Indebtedness of the Company or a Restricted Subsidiary) or clause (iii)(C) of paragraph (a) above. The Company shall not be required to make an Offer for Notes pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clause (iii)(A) of paragraph (a) above) is less than $75.0 million for any particular Asset Disposition (which lesser amounts shall be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). No Note will be repurchased in part if less than the Minimum Denomination in original principal amount of such Note would be left outstanding.

(c) The Company shall, not later than 45 days after the Company becomes obligated to make an Offer pursuant to this covenant, mail a notice to each Holder with a copy to the Trustee stating: (1) that an Asset Disposition that requires the purchase of a portion of the Notes has occurred and that such Holder has the right (subject to the prorating described below) to require the Company to purchase a portion of such Holder’s Notes at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to provisions in the Indenture regarding the preservation of payment of interest rights); (2) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); (3) the instructions determined by the Company, consistent with this covenant, that a Holder must follow in order to have its Notes purchased; and (4) the amount of the Offer. If, upon the expiration of the period for which the Offer remains open, the aggregate principal amount of Notes surrendered by Holders exceeds the amount of the Offer, the Company shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of the Minimum Denomination or integral multiples of $1,000 in excess thereof shall be purchased).

(d) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

Limitation on Transactions with Affiliates. The Indenture provides as follows:

(a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) involving aggregate consideration in excess of $10.0 million unless (i) the terms of such Affiliate Transaction are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time in a transaction with a Person who is not such an Affiliate and (ii) if such Affiliate Transaction involves aggregate consideration in excess of $40.0 million, the terms of such Affiliate Transaction have been approved by a majority of the Board of Directors. For purposes of this paragraph, any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in this paragraph if (x) such Affiliate Transaction is approved by a majority of the Disinterested Directors or (y) in the event there are no Disinterested Directors, a fairness opinion is provided by a nationally recognized appraisal or investment banking firm with respect to such Affiliate Transaction.

(b) The provisions of the preceding paragraph (a) do not apply to:

(i) any Restricted Payment Transaction,

(ii) (1) the entering into, maintaining or performance of any employment or consulting contract, collective bargaining agreement, benefit plan, program or arrangement, related trust agreement or any other similar arrangement for or with any current or former employee, officer, director or consultant of or to the Company, any Restricted Subsidiary or any Parent heretofore or hereafter entered into in the ordinary course of business, including vacation, health, insurance, deferred compensation, severance, retirement, savings or other similar plans, programs or arrangements, (2) payments, compensation, performance of indemnification or contribution obligations, the making or cancellation of loans or any issuance, grant or award of stock, options, other equity related interests or other securities, to any such employees, officers, directors or consultants in the ordinary course of business, (3) the payment of reasonable fees to directors of the Company or any of its Subsidiaries or any Parent (as determined in good faith by the Company, such Subsidiary or such Parent), (4) any transaction with an officer or director of the Company or any of its Subsidiaries or any Parent in the ordinary course of business not involving more than $100,000 in any one case or (5) Management Advances and payments in respect thereof (or in reimbursement of any expenses referred to in the definition of such term),

(iii) any transaction between or among any of the Company, one or more Restricted Subsidiaries, and/or one or more Special Purpose Entities,

(iv) any transaction arising out of agreements or instruments in existence on the Issue Date (other than any Tax Sharing Agreement or Management Agreement referred to in clause (b)(vii) of this covenant), and any payments made pursuant thereto,

(v) any transaction in the ordinary course of business on terms that are fair to the Company and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or senior management of the Company, or are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that could be obtained at the time in a transaction with a Person who is not an Affiliate of the Company,

(vi) any transaction in the ordinary course of business, or approved by a majority of the Board of Directors, between the Company or any Restricted Subsidiary and any Affiliate of the Company controlled by the Company that is a joint venture or similar entity,

(vii) (1) the execution, delivery and performance of any Tax Sharing Agreement and any Management Agreement, and (2) payments to CD&R, Bain Capital or Carlyle or any of their respective Affiliates (w) of any and all out-of-pocket expenses in connection with the Transactions, (x) for any management consulting, financial advisory, financing, underwriting or placement services or in respect of other investment banking activities pursuant to the Management Agreements, provided that payments under this clause (x) shall not exceed $7.5 million per calendar year, (y) in connection with any acquisition, disposition, merger, recapitalization or similar transactions, which payments are made pursuant to the Management Agreements or are approved by a majority of the Board of Directors in good faith, and (z) of all out-of-pocket expenses incurred in connection with such services or activities,

(viii) the Transactions, all transactions in connection therewith (including but not limited to the financing thereof), the execution, delivery and performance of all agreements and instruments in connection with the Transactions, and all fees and expenses paid or payable in connection with the Transactions,

(ix) any issuance or sale of Capital Stock (other than Disqualified Stock) of the Company or Junior Capital or any capital contribution to the Company,

(x) any amendment, supplement, waiver or other modification to or of the Existing Senior Unsecured Notes, the Existing Senior Unsecured Indenture or any related agreements, documents and instruments, or any of the terms and provisions of any thereof, (1) in connection with any Extinguishment of Senior Obligations or (2) to provide for the payment of interest in cash instead of in additional principal, or in additional principal instead of in cash, in each case in whole or in part (whether or not in connection with any Extinguishment of Senior Obligations), and

(xi) any investment by any Investor in securities of the Company or any of its Restricted Subsidiaries so long as (i) such securities are being offered generally to other investors on the same or more favorable terms and (ii) such investment by all Investors constitutes less than 5% of the proposed or outstanding issue amount of such class of securities.

Limitation on Liens. The Indenture provides that the Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist any Lien (other than Permitted Liens) on any of its property or assets (including Capital Stock of any other Person), whether owned on the date of the Indenture or thereafter acquired, securing any Indebtedness (the “Initial Lien”), unless contemporaneously therewith effective provision is made to secure the Indebtedness due under the Indenture and the Notes or, in respect of any Initial Lien on any Restricted Subsidiary’s property or assets, any Subsidiary Guarantee of such Restricted Subsidiary, equally and ratably with (or on a senior basis to, in the case of Subordinated Obligations or Guarantor Subordinated Obligations) such obligation for so long as such obligation is so secured by such Initial Lien. Any such Lien thereby created in favor of the Notes or any such Subsidiary Guarantee will be automatically and unconditionally released and discharged upon (i) the release and discharge of the Initial Lien to which it relates, (ii) in the case of any such Lien in favor of any such Subsidiary Guarantee, upon the termination and discharge of such Subsidiary Guarantee in accordance with the terms of the Indenture or (iii) any sale, exchange or transfer (other than a transfer constituting a transfer of all or substantially all of the assets of the Company that is governed by the provisions of the covenant described under “—Merger and Consolidation” below) to any Person not an Affiliate of the Company of the property or assets secured by such Initial Lien, or of all of the Capital Stock held by the Company or any Restricted Subsidiary in, or all or substantially all the assets of, any Restricted Subsidiary creating such Initial Lien.

Future Subsidiary Guarantors. As set forth more particularly under “—Subsidiary Guarantees,” the Indenture provides that from and after the Issue Date, the Company will cause each Person that becomes a Wholly Owned Domestic Subsidiary (other than an Excluded Subsidiary), and each other Domestic Subsidiary that is a borrower under the Senior ABL Facility or that guarantees payment of Indebtedness of the Company under any Credit Facility or Capital Markets Securities, to execute and deliver to the Trustee within 30 days a supplemental indenture or other instrument pursuant to which such Domestic Subsidiary will guarantee payment of the Notes, whereupon such Domestic Subsidiary will become a Subsidiary Guarantor for all purposes under the Indenture; provided, that any such guarantee described above by a Person in effect at the time such Person is acquired by or merged or consolidated with or into the Company or any Restricted Subsidiary (and not created with, or in contemplation of, such acquisition, merger or consolidation) shall not trigger an obligation to guarantee the Notes so long as the aggregate principal amount of guaranteed Indebtedness relying on this proviso, together with the aggregate principal amount of Indebtedness incurred by Restricted Subsidiaries that are not Subsidiary Guarantors pursuant to paragraph (a) of the covenant described under “—Limitation on Indebtedness,” shall not exceed $300.0 million at any time outstanding. The Company will also have the right to cause any other Subsidiary so to guarantee payment of the Notes. Subsidiary Guarantees will be subject to release and discharge under certain circumstances prior to payment in full of the Notes. See “—Subsidiary Guarantees.”

SEC Reports. The Indenture provides that, notwithstanding that the Company may not be required to be or remain subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, the Company will file with the SEC (unless such filing is not permitted under the Exchange Act or by the SEC), so long as the

Notes are outstanding, the annual reports, information, documents and other reports that the Company is required to file with the SEC pursuant to such Section 13(a) or 15(d) or would be so required to file if the Company were so subject. If, at any time, any audited or reviewed financial statements or information required to be included in any such filing are not reasonably available on a timely basis as a result of the Company’s accountants not being “independent” (as defined pursuant to the Exchange Act and the rules and regulations of the SEC thereunder), the Company may, in lieu of making such filing or transmitting or making available the information, documents and reports so required to be filed, elect to make a filing on an alternative form or transmit or make available unaudited or unreviewed financial statements or information substantially similar to such required audited or reviewed financial statements or information, provided that (a) the Company shall in any event be required to make such filing and so transmit or make available such audited or reviewed financial statements or information no later than the first anniversary of the date on which the same was otherwise required pursuant to the preceding provisions of this paragraph (such initial date, the “Reporting Date”) and (b) if the Company makes such an election and such filing has not been made, or such information, documents and reports have not been transmitted or made available, as the case may be, within 90 days after such Reporting Date, liquidated damages will accrue on the Notes at a rate of 0.50% per annum from the date that is 90 days after such Reporting Date to the earlier of (x) the date on which such filing has been made, or such information, documents and reports have been transmitted or made available, as the case may be, and (y) the first anniversary of such Reporting Date (provided that not more than 0.50% per annum in liquidated damages shall be payable for any period regardless of the number of such elections by the Company).

The Company will be deemed to have satisfied the requirements of this covenant if any Parent files and provides reports, documents and information of the types otherwise so required, in each case within the applicable time periods, and the Company is not required to file such reports, documents and information separately under the applicable rules and regulations of the SEC (after giving effect to any exemptive relief) because of the filings by such Parent. The Company also will comply with the other provisions of TIA § 314(a).

Merger and Consolidation

The Indenture provides that the Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

(i) the resulting, surviving or transferee Person (the “Successor Company”) will be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) will expressly assume all the obligations of the Company under the Notes and the Indenture by executing and delivering to the Trustee a supplemental indenture or one or more other documents or instruments in form reasonably satisfactory to the Trustee;

(ii) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default will have occurred and be continuing;

(iii) immediately after giving effect to such transaction, either (A) the Company (or, if applicable, the Successor Company with respect thereto) could Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of the covenant described under “—Certain Covenants—Limitation on Indebtedness,” or (B) the Consolidated Coverage Ratio of the Company (or, if applicable, the Successor Company with respect thereto) would equal or exceed the Consolidated Coverage Ratio of the Company immediately prior to giving effect to such transaction;

(iv) each Subsidiary Guarantor (other than (x) any Subsidiary Guarantor that will be released from its obligations under its Subsidiary Guarantee in connection with such transaction and (y) any party to any such consolidation or merger) shall have delivered a supplemental indenture or other document or instrument in form reasonably satisfactory to the Trustee, confirming its Subsidiary Guarantee (other than any Subsidiary Guarantee that will be discharged or terminated in connection with such transaction); and

(v) the Company will have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger or transfer complies with the provisions described in this paragraph, provided that (x) in giving such opinion such counsel may rely on an Officer’s Certificate as to compliance with the foregoing clauses (ii) and (iii) and as to any matters of fact, and (y) no Opinion of Counsel will be required for a consolidation, merger or transfer described in the last paragraph of this covenant.

Any Indebtedness that becomes an obligation of the Successor Company or any Restricted Subsidiary (or that is deemed to be Incurred by any Restricted Subsidiary that becomes a Restricted Subsidiary) as a result of any such transaction undertaken in compliance with this covenant, and any Refinancing Indebtedness with respect thereto, shall be deemed to have been Incurred in compliance with the covenant described under “—Certain Covenants—Limitation on Indebtedness.”

The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and thereafter the predecessor Company shall be relieved of all obligations and covenants under the Indenture, except that the predecessor Company in the case of a lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the Notes.

Clauses (ii) and (iii) of the first paragraph of this “—Merger and Consolidation” covenant will not apply to any transaction in which the Company consolidates or merges with or into or transfers all or substantially all its properties and assets to (x) an Affiliate incorporated or organized for the purpose of reincorporating or reorganizing the Company in another jurisdiction or changing its legal structure to a corporation or other entity or (y) a Restricted Subsidiary of the Company so long as all assets of the Company and the Restricted Subsidiaries immediately prior to such transaction (other than Capital Stock of such Restricted Subsidiary) are owned by such Restricted Subsidiary and its Restricted Subsidiaries immediately after the consummation thereof. The first paragraph of this “—Merger and Consolidation” covenant will not apply to (1) any transaction in which any Restricted Subsidiary consolidates with, merges into or transfers all or part of its assets to the Company or (2) the Transactions.

Defaults

An Event of Default is defined in the Indenture as:

(i) a default in any payment of interest on any Note when due, continued for a period of 30 days;

(ii) a default in the payment of principal of any Note when due, whether at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration of acceleration or otherwise;

(iii) the failure by the Company to comply with its obligations under the first paragraph of the covenant described under “—Merger and Consolidation” above;

(iv) the failure by the Company to comply for 30 days after notice with any of its obligations under the covenant described under “—Change of Control” above (other than a failure to purchase Notes);

(v) the failure by the Company to comply for 60 days after notice with its other agreements contained in the Notes or the Indenture;

(vi) the failure by any Subsidiary Guarantor to comply for 45 days after notice with its obligations under its Subsidiary Guarantee;

(vii) the failure by the Company or any Restricted Subsidiary to pay any Indebtedness for borrowed money (other than Indebtedness owed to the Company or any Restricted Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, if the total amount of such Indebtedness so unpaid or accelerated exceeds $100.0 million or its foreign currency equivalent; provided, that no Default or Event of Default will be deemed to occur with respect to any such Indebtedness that is paid or otherwise acquired or retired (or for which such failure to pay or acceleration is waived or rescinded) within 20 Business Days after such failure to pay or such acceleration (the “cross acceleration provision”);

(viii) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the “bankruptcy provisions”);

(ix) the rendering of any judgment or decree for the payment of money in an amount (net of any insurance or indemnity payments actually received in respect thereof prior to or within 90 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful) in excess of $100.0 million or its foreign currency equivalent against the Company or a Significant Subsidiary that is not discharged, or bonded or insured by a third Person, if such judgment or decree remains outstanding for a period of 90 days following such judgment or decree and is not discharged, waived or stayed (the “judgment default provision”);

(x) more than $450 million aggregate principal amount of (1) the Senior Subordinated Notes remains outstanding on the date that is 45 days prior to the scheduled maturity date of the Senior Subordinated Notes or (2) any unsecured Indebtedness of the Company or any Restricted Subsidiary incurred to refinance the Senior Subordinated Notes (other than the Notes and other than any unsecured Senior Indebtedness (including any Additional Notes) with the same or later scheduled maturity date as the Notes) remains outstanding on the date that is 45 days prior to the scheduled maturity date of such Indebtedness;

(xi) the failure of any Subsidiary Guarantee by a Subsidiary Guarantor that is a Significant Subsidiary to be in full force and effect (except as contemplated by the terms thereof or of the Indenture) or the denial or disaffirmation in writing by any Subsidiary Guarantor that is a Significant Subsidiary of its obligations under the Indenture or any Subsidiary Guarantee (other than by reason of the termination of the Indenture or such Subsidiary Guarantee or the release of such Subsidiary Guarantee in accordance with such Subsidiary Guarantee or the Indenture), if such Default continues for 10 days; or

(xii) an event of default under the provision in the Existing Senior Unsecured Indenture that is described in the second sentence under “Description of Other Indebtedness—Existing Senior Notes—Events of Default”.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a Default under clause (iv), (v) or (vi) will not constitute an Event of Default until the Trustee or the Holders of at least 30% in principal amount of the outstanding Notes notify the Company in writing of the Default and the Company does not cure such Default within the time specified in such clause after receipt of such notice.

If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing, the Trustee by written notice to the Company, or the Holders of at least 30% in principal amount of the outstanding Notes by written notice to the Company and the Trustee, may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon the effectiveness of such a declaration, such principal and interest will be due and payable immediately.

Notwithstanding the foregoing, if an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and accrued but unpaid interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the

Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless (i) such Holder has previously given the Trustee written notice that an Event of Default is continuing, (ii) Holders of at least 30% in principal amount of the outstanding Notes have requested the Trustee in writing to pursue the remedy, (iii) such Holders have offered the Trustee security or indemnity satisfactory to it against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and (v) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, or premium, if any, or interest on, any Note, the Trustee may withhold notice if and so long as it in good faith determines that withholding notice is in the interests of the Noteholders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default occurring during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event that would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

Amendments and Waivers

Amendments and Waivers With the Consent of Holders

Subject to certain exceptions, the Indenture and the Notes may be amended with the consent of the Holders of not less than a majority in principal amount of the Notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the Holders of not less than a majority in principal amount of the Notes then outstanding (including in each case, consents obtained in connection with a tender offer or exchange offer for Notes); provided that (x) if any such amendment or waiver will only affect one series of Notes (or less than all series of Notes) then outstanding under the Indenture, then only the consent of the Holders of a majority in principal amount of the Notes of such series then outstanding (including, in each case, consents obtained in connection with a tender offer or exchange offer for Notes) shall be required and (y) if any such amendment or waiver by its terms will affect a series of Notes in a manner different and materially adverse relative to the manner such amendment or waiver affects other series of Notes, then the consent of the Holders of a majority in principal amount of the Notes of such series then outstanding (including, in each case, consents obtained in connection with a tender offer or exchange offer for Notes) shall be required. However, without the consent of each Holder of an outstanding Note affected, no amendment or waiver may (i) reduce the principal amount of Notes whose Holders must consent to an amendment or waiver, (ii) reduce the rate of or extend the time for payment of interest on any Note, (iii) reduce the principal of or extend the Stated Maturity of any Note, (iv) reduce the premium payable upon the redemption of any Note, or change the date on which any Note may be redeemed as described under “—Optional Redemption” above, (v) make any Note payable in money other than that stated in such Note, (vi) impair the right of any Holder to receive payment of principal of and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any such payment on or with respect to such Holder’s Notes, or (vii) make any change in the amendment or waiver provisions described in this sentence.

Amendments and Waivers Without the Consent of Holders

Without the consent of any Holder, the Company, the Trustee and (as applicable) any Subsidiary Guarantor may amend the Indenture or the Notes to cure any ambiguity, mistake, omission, defect or inconsistency, to provide for the assumption by a successor of the obligations of the Company or a Subsidiary Guarantor under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes, to add Guarantees with respect to the Notes, to secure the Notes, to evidence a successor Trustee, to confirm and evidence the release, termination or discharge of any Guarantee or Lien with respect to or securing the Notes when such release, termination or discharge is provided for under the Indenture, to add to the covenants of the Company for the benefit of the Noteholders or to surrender any right or power conferred upon the Company, to provide for or confirm the issuance of Additional Notes or Exchange Notes, to conform the text of the Indenture (including any supplemental indenture or other instrument pursuant to which Additional Notes are issued), the Notes (including any Additional Notes) or any Subsidiary Guarantee to any provision of this “Description of Senior Notes” or, with respect to any Additional Notes and any supplemental indenture or other instrument pursuant to which such Additional Notes are issued, to the “Description of Notes” relating to the issuance of such Additional Notes solely to the extent that such “Description of Notes” provides for terms of such Additional Notes that differ from the terms of the Notes, as contemplated by “—Principal, Maturity and Interest” above, to increase the minimum denomination of Notes to equal the dollar equivalent of €1,000 rounded up to the nearest $1,000 (including for purposes of redemption or repurchase of any Note in part), to make any change that does not materially adversely affect the rights of any Holder, or to comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA or otherwise.

The consent of the Noteholders is not necessary under the Indenture to approve the particular form of any proposed amendment or waiver. It is sufficient if such consent approves the substance of the proposed amendment or waiver. Until an amendment or waiver becomes effective, a consent to it by a Noteholder is a continuing consent by such Noteholder and every subsequent Holder of all or part of the related Note. Any such Noteholder or subsequent holder may revoke such consent as to its Note by written notice to the Trustee or the Company, received thereby before the date on which the Company certifies to the Trustee that the Holders of the requisite principal amount of Notes have consented to such amendment or waiver. After an amendment or waiver that requires the consent of the Noteholders under the Indenture becomes effective, the Company is required to mail to Noteholders a notice briefly describing such amendment or waiver. However, the failure to give such notice to all Noteholders, or any defect therein, will not impair or affect the validity of the amendment or waiver.

Defeasance

The Company at any time may terminate all obligations of the Company under the Notes and the Indenture (“legal defeasance”), except for certain obligations, including those relating to the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company at any time may terminate its obligations under certain covenants under the Indenture, including the covenants described under “—Certain Covenants” and “—Change of Control,” the operation of the default provisions relating to such covenants described under “—Defaults” above, the operation of the cross acceleration provision, the bankruptcy provisions with respect to Subsidiaries and the judgment default provision described under “—Defaults” above, and the limitations contained in clauses (iii), (iv) and (v) under “—Merger and Consolidation” above (“covenant defeasance”). If the Company exercises its legal defeasance option or its covenant defeasance option, each Subsidiary Guarantor will be released from all of its obligations with respect to its Subsidiary Guarantee.

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (iv), (v) (as it relates to the covenants described under “—Certain Covenants” above), (vi), (vii), (viii) (but only with respect to events of bankruptcy, insolvency or reorganization of a Subsidiary), (ix), (x), (xi) or (xii) under “—Defaults” above or because of the failure of the Company to comply with clause (iii), (iv) or (v) under “—Merger and Consolidation” above.

Either defeasance option may be exercised to any redemption date or to the maturity date for the Notes. In order to exercise either defeasance option, the Company must irrevocably deposit or cause to be deposited in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations, or a combination thereof, sufficient (without reinvestment) to pay principal of, and premium (if any) and interest on, the Notes to redemption or maturity, as the case may be (provided that if such redemption is made pursuant to the provisions described in the fourth paragraph under “—Optional Redemption,” (x) the amount of money or U.S. Government Obligations, or a combination thereof, that the Company must irrevocably deposit or cause to be deposited will be determined using an assumed Applicable Premium calculated as of the date of such deposit, and (y) the Company must irrevocably deposit or cause to be deposited additional money in trust on the redemption date as necessary to pay the Applicable Premium as determined on such date), and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel (x) must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law since the Issue Date and (y) need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation have become due and payable, will become due and payable at their Stated Maturity within one year, or have been or are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company).

Satisfaction and Discharge

The Indenture will be discharged and cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (i) either (a) all Notes previously authenticated and delivered (other than certain lost, stolen or destroyed Notes, and certain Notes for which provision for payment was previously made and thereafter the funds have been released to the Company) have been cancelled or delivered to the Trustee for cancellation or (b) all Notes not previously cancelled or delivered to the Trustee for cancellation (x) have become due and payable, (y) will become due and payable at their Stated Maturity within one year or (z) have been or are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company; (ii) the Company has irrevocably deposited or caused to be deposited with the Trustee money, U.S. Government Obligations or a combination thereof, sufficient (without reinvestment) to pay and discharge the entire Indebtedness on the Notes not previously cancelled or delivered to the Trustee for cancellation, for principal, premium, if any, and interest to the date of such deposit (in the case of Notes that have become due and payable), redemption or their Stated Maturity, as the case may be (provided that if such redemption is made pursuant to the provisions described in the fourth paragraph under “—Optional Redemption,” (x) the amount of money or U.S. Government Obligations, or a combination thereof, that the Company must irrevocably deposit or cause to be deposited will be determined using an assumed Applicable Premium calculated as of the date of such deposit, and (y) the Company must irrevocably deposit or cause to be deposited additional money in trust on the redemption date as necessary to pay the Applicable Premium as determined on such date); (iii) the Company has paid or caused to be paid all other sums payable under the Indenture by the Company; and (iv) the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel each to the effect that all conditions precedent under the “—Satisfaction and Discharge” section of the Indenture relating to the satisfaction and discharge of the Indenture have been complied with, provided that any such counsel may rely on any Officer’s Certificate as to matters of fact (including as to compliance with the foregoing clauses (i), (ii) and (iii)).

No Personal Liability of Directors, Officers, Employees, Incorporators and Stockholders

No director, officer, employee, incorporator or stockholder of the Company, any Subsidiary Guarantor or any Subsidiary of any thereof shall have any liability for any obligation of the Company or any Subsidiary

Guarantor under the Indenture, the Notes or any Subsidiary Guarantee, or for any claim based on, in respect of, or by reason of, any such obligation or its creation. Each Noteholder, by accepting the Notes, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Concerning the Trustee

Wells Fargo Bank, National Association is the Trustee under the Indenture and is appointed by the Company as initial Registrar and Paying Agent with regard to the Notes.

The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are set forth specifically in the Indenture. During the existence of an Event of Default, the Trustee will exercise such of the rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The Indenture and the TIA impose certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, that if it acquires any conflicting interest as described in the TIA, it must eliminate such conflict, apply to the SEC for permission to continue as Trustee with such conflict, or resign.

Transfer and Exchange

A Noteholder may transfer or exchange Notes in accordance with the Indenture. Upon any transfer or exchange, the Registrar and the Trustee may require such Noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require such Noteholder to pay any taxes or other governmental charges required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption or purchase or to transfer or exchange any Note for a period of 15 Business Days prior to the day of the mailing of the notice of redemption or purchase. No service charge will be made for any registration of transfer or exchange of the Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other governmental charge payable in connection with the transfer or exchange. The Notes will be issued in registered form and the registered holder of a Note will be treated as the owner of such Note for all purposes.

Governing Law

The Indenture provides that it and the Notes are governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

Certain Indenture Definitions

“2007 Transactions” means the “Transactions” as defined in the Senior Subordinated Indenture.

“ABL Agent” has the meaning assigned to such term in the Base Intercreditor Agreement.

“Acquired Indebtedness” means Indebtedness of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case other than Indebtedness Incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to be Incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

“Acquisition Indebtedness” means Indebtedness of (i) the Company or any Restricted Subsidiary Incurred to finance or refinance, or otherwise Incurred in connection with, any acquisition of any assets (including Capital Stock), business or Person, or any merger or consolidation of any Person with or into the Company or any Restricted Subsidiary, or (ii) any Person that is acquired by or merged or consolidated with or into the Company or any Restricted Subsidiary (including Indebtedness thereof Incurred in connection with any such acquisition, merger or consolidation).

“Additional Assets” means (i) any property or assets that replace the property or assets that are the subject of an Asset Disposition; (ii) any property or assets (other than Indebtedness and Capital Stock) used or to be used by the Company or a Restricted Subsidiary or otherwise useful in a Related Business (including any capital expenditures on any property or assets already so used); (iii) the Capital Stock of a Person that is engaged in a Related Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or (iv) Capital Stock of any Person that at such time is a Restricted Subsidiary acquired from a third party.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For the avoidance of doubt, THD and its Affiliates will not be deemed to be Affiliates of the Company or any of its Subsidiaries.

“Asset Disposition” means any sale, lease, transfer or other disposition of shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares, or (in the case of a Foreign Subsidiary) to the extent required by applicable law), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Company or any of its Restricted Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction), other than (i) a disposition to the Company or a Restricted Subsidiary, (ii) a disposition in the ordinary course of business, (iii) a disposition of Cash Equivalents, Investment Grade Securities or Temporary Cash Investments, (iv) the sale or discount (with or without recourse, and on customary or commercially reasonable terms) of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable, (v) any Restricted Payment Transaction, (vi) a disposition that is governed by the provisions described under “—Merger and Consolidation,” (vii) any Financing Disposition, (viii) any “fee in lieu” or other disposition of assets to any governmental authority or agency that continue in use by the Company or any Restricted Subsidiary, so long as the Company or any Restricted Subsidiary may obtain title to such assets upon reasonable notice by paying a nominal fee, (ix) any exchange of property pursuant to or intended to qualify under Section 1031 (or any successor section) of the Code, or any exchange of equipment to be leased, rented or otherwise used in a Related Business, (x) any financing transaction with respect to property built or acquired by the Company or any Restricted Subsidiary after April 12, 2012, including without limitation any sale/leaseback transaction or asset securitization, (xi) any disposition arising from foreclosure, condemnation or similar action with respect to any property or other assets, or exercise of termination rights under any lease, license, concession or other agreement, or pursuant to buy/sell arrangements under any joint venture or similar agreement or arrangement, (xii) any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary, (xiii) a disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), entered into in connection with such acquisition, (xiv) a disposition of not more than 5.0% of the outstanding Capital Stock of a Foreign Subsidiary that has been approved by the Board of Directors, (xv) any disposition or series of related dispositions for aggregate consideration not to exceed $30.0 million, (xvi) any Exempt Sale and Leaseback Transaction or (xvii) the abandonment or other disposition of patents, trademarks or other intellectual property that are, in the reasonable judgment of the Company, no longer economically practicable to maintain or useful in the conduct of the business of the Company and its Subsidiaries taken as a whole.

“Bain Capital” means Bain Capital, LLC.

“Bain Capital Investors” means, collectively, (i) Bain Capital, (ii) Bain Capital Partners Fund IX, L.P. and any legal successor thereto, and (iii) any Affiliate of any Bain Capital Investor, but not including any portfolio company of any Bain Capital Investor.

“Bank Products Agreement” means any agreement pursuant to which a bank or other financial institution agrees to provide treasury or cash management services (including, without limitation, controlled disbursements, automated clearinghouse transactions, return items, netting, overdrafts and interstate depository network services).

“Bank Products Obligations” of any Person means the obligations of such Person pursuant to any Bank Products Agreement.

“Base Intercreditor Agreement” means the Intercreditor Agreement, dated as of April 12, 2012, among the ABL Agent, the Term Agent, the First Lien Note Agent and the Second Lien Note Agent, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Board of Directors” means, for any Person, the board of directors or other governing body of such Person or, if such Person does not have such a board of directors or other governing body and is owned or managed by a single entity, the Board of Directors of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such Board of Directors. Unless otherwise provided, “Board of Directors” means the Board of Directors of the Company.

“Borrowing Base” means the sum of (1) 65% of the book value of Inventory of the Company and its Restricted Subsidiaries, (2) 85% of the book value of Receivables of the Company and its Restricted Subsidiaries and (3) Unrestricted Cash of the Company and its Restricted Subsidiaries (in each case, determined as of the end of the most recently ended fiscal month of the Company for which internal consolidated financial statements of the Company are available, and, in the case of any determination relating to any Incurrence of Indebtedness, on a pro forma basis including (x) any property or assets of a type described above acquired since the end of such fiscal month and (y) any property or assets of a type described above being acquired in connection therewith). The Borrowing Base, as of any date of determination, shall not include Inventory, the acquisition of which shall have been financed or refinanced by the Incurrence of Purchase Money Obligations pursuant to clause (b)(iv) of the covenant described under “—Certain covenants—Limitation on Indebtedness,” to the extent such Purchase Money Obligations (or any Refinancing Indebtedness in respect thereof) shall then remain outstanding pursuant to such clause (on a pro forma basis after giving effect to an Incurrence of Indebtedness and the application of proceeds therefrom).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banking institutions are authorized or required by law to close in New York City (or any other city in which a Paying Agent maintains its office).

“Capital Markets Securities” means bonds, debentures, notes or other similar debt securities of the Company or any Subsidiary Guarantor (other than the Notes) with an aggregate principal amount outstanding in excess of $150.0 million.

“Capital Stock” of any Person means any and all shares of, rights to purchase, warrants or options for, or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligation” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP. The Stated Maturity of any Capitalized Lease Obligation shall be the date of the last payment of rent or any other amount due under the related lease.

“Captive Insurance Subsidiary” means any Subsidiary of the Company that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Carlyle” means Carlyle Investment Management, LLC.

“Carlyle Investors” means, collectively, (i) Carlyle, (ii) Carlyle Partners V, L. P. and any legal successor thereto, and (iii) any Affiliate of any Carlyle Investor, but not including any portfolio company of any Carlyle Investor.

“Cash Equivalents” means any of the following: (a) money, (b) securities issued or fully guaranteed or insured by the United States of America, Canada or a member state of the European Union or any agency or instrumentality of any thereof, (c) time deposits, certificates of deposit or bankers’ acceptances of (i) any lender under a Senior Credit Agreement or any affiliate thereof, (ii) JPMorgan Chase Bank, N.A., SunTrust Bank, Wells Fargo Bank, National Association, Bank of America, N.A., Scotiabank, The Toronto-Dominion Bank, Bank of Montreal, or any of their respective affiliates, or (iii) any commercial bank having capital and surplus in excess of $500.0 million (or the foreign currency equivalent thereof as of the date of such investment) and the commercial paper of the holding company of which is rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (d) money market instruments, commercial paper or other short-term obligations rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (e) investments in money market funds subject to the risk limiting conditions of Rule 2a-7 or any successor rule of the SEC under the Investment Company Act of 1940, as amended, (f) Canadian dollars, and (g) investments similar to any of the foregoing denominated in Canadian dollars or any other foreign currencies approved by the Board of Directors.

“Cash Flow Intercreditor Agreement” means the Intercreditor Agreement, dated as of April 12, 2012, among the Term Agent, the First Lien Note Agent and the Second Lien Note Agent, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“CD&R” means Clayton, Dubilier & Rice, LLC and any successor in interest thereto, or any successor to CD&R’s investment management business.

“CD&R Investors” means, collectively, (i) CD&R, (ii) Clayton, Dubilier & Rice Fund VII, L.P., or any legal successor thereto, (iii) CD&R Parallel Fund VII, L.P., or any legal successor thereto, and (iv) any Affiliate of any CD&R Investor, but not including any portfolio company of any CD&R Investor.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commodities Agreement” means, in respect of a Person, any commodity futures contract, forward contract, option or similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or beneficiary.

“Company” means HD Supply, Inc., a Delaware corporation, and any successor in interest thereto.

“Consolidated Coverage Ratio” as of any date of determination means the ratio of (i) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Company are available to (ii) Consolidated Interest Expense for such four fiscal quarters; provided, that

(1) if since the beginning of such period the Company or any Restricted Subsidiary has Incurred any Indebtedness that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDA

and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation shall be computed based on (A) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (B) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation),

(2) if since the beginning of such period the Company or any Restricted Subsidiary has repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged any Indebtedness that is no longer outstanding on such date of determination (each, a “Discharge”) or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a Discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid), Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such Discharge had occurred on the first day of such period,

(3) if since the beginning of such period the Company or any Restricted Subsidiary shall have disposed of any company, any business or any group of assets constituting an operating unit of a business (any such disposition, a “Sale”), the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to (A) the Consolidated Interest Expense attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Sale for such period (including but not limited to through the assumption of such Indebtedness by another Person) plus (B) if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such Sale,

(4) if since the beginning of such period the Company or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise acquired any company, any business or any group of assets constituting an operating unit of a business, including any such Investment or acquisition occurring in connection with a transaction causing a calculation to be made hereunder (any such Investment or acquisition, a “Purchase”), Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any related Indebtedness) as if such Purchase occurred on the first day of such period, and

(5) if since the beginning of such period any Person became a Restricted Subsidiary or was merged or consolidated with or into the Company or any Restricted Subsidiary, and since the beginning of such period such Person shall have Discharged any Indebtedness or made any Sale or Purchase that would have required an adjustment pursuant to clause (2), (3) or (4) above if made by the Company or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Discharge, Sale or Purchase occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred or repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged in connection therewith, the pro forma calculations in respect thereof (including without limitation in respect of anticipated net cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by the Chief Financial Officer or an authorized Officer of the Company; provided that such net cost savings or synergies are reasonably identifiable and factually supportable. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness). If any Indebtedness bears, at the option of the Company or a Restricted Subsidiary, a rate of interest based on a prime or similar rate, a eurocurrency interbank offered rate or other fixed or floating rate, and such Indebtedness is being given pro forma effect, the interest expense on such Indebtedness shall be calculated by applying such optional rate as the Company or such Restricted Subsidiary may designate. If any Indebtedness that is being given pro forma effect was Incurred under a revolving credit facility, the interest expense on such Indebtedness shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate determined in good faith by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated EBITDA” means, for any period, the Consolidated Net Income for such period, plus (a) the following to the extent deducted in calculating such Consolidated Net Income, without duplication: (i) provision for all taxes (whether or not paid, estimated or accrued) based on income, profits or capital (including penalties and interest, if any), (ii) Consolidated Interest Expense, all items excluded from the definition of Consolidated Interest Expense pursuant to clause (iii) thereof (other than Special Purpose Financing Expense), any Special Purpose Financing Fees, and (for purposes of the Consolidated Total Leverage Ratio and Consolidated Total Senior Leverage Ratio) any Special Purpose Financing Expense, (iii) depreciation, amortization (including but not limited to amortization of intangibles and amortization and write-off of financing costs) and all other non-cash charges or non-cash losses, (iv) any expenses or charges related to any Equity Offering, Investment or Indebtedness permitted by the Indenture (whether or not consummated or incurred, and including any non-consummated sale of Capital Stock to the extent the proceeds thereof were intended to be contributed to the equity capital of the Company or any of its Restricted Subsidiaries), (v) the amount of any loss attributable to non-controlling interests and (vi) any management, monitoring, consulting and advisory fees and related expenses paid to any of CD&R, Bain Capital, Carlyle or any of their respective Affiliates, plus (b) the amount of net cost savings projected by the Company in good faith to be realized as a result of actions taken or to be taken (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (x) such cost savings are reasonably identifiable and factually supportable, (y) such net cost savings are reasonably expected to be realized within 18 months of the date of calculation of Consolidated EBITDA as evidenced by an Officer’s Certificate prepared as of the date for which Consolidated EBITDA is being calculated and (z) the aggregate amount of cost savings added pursuant to this clause (b) shall not exceed $50.0 million for any four consecutive quarter period (which adjustments may be incremental to (but not duplicative of) pro forma adjustments made pursuant to the proviso to the definition of “Consolidated Coverage Ratio,” “Consolidated Secured Leverage Ratio,” “Consolidated Senior Priority Leverage Ratio,” “Consolidated Total Leverage Ratio” or “Consolidated Total Senior Leverage Ratio”), plus (c) to the extent deducted in calculating such Consolidated Net Income, (i) the amount of loss on any Financing Disposition, and (ii) any costs or expenses pursuant to any management or employee stock option or other equity-related plan, program or arrangement, or other benefit plan, program or arrangement, or any stock subscription or shareholder agreement, to the extent funded with cash proceeds contributed to the capital of the Company or an issuance of Capital Stock of the Company (other than Disqualified Stock) and excluded from the calculation set forth in clause (a)(3) of the covenant described under “Certain Covenants—Limitation on Restricted Payments.”

“Consolidated Interest Expense” means, for any period, (i) the total interest expense of the Company and its Restricted Subsidiaries to the extent deducted in calculating Consolidated Net Income, net of any interest income of the Company and its Restricted Subsidiaries, including without limitation, any such interest expense consisting of (a) interest expense attributable to Capitalized Lease Obligations, (b) amortization of debt discount, (c) interest in respect of Indebtedness of any other Person that has been Guaranteed by the Company or any Restricted

Subsidiary, but only to the extent that such interest is actually paid by the Company or any Restricted Subsidiary, (d) non-cash interest expense, (e) the interest portion of any deferred payment obligation and (f) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, plus (ii) Preferred Stock dividends paid in cash in respect of Disqualified Stock of the Company held by Persons other than the Company or a Restricted Subsidiary and minus (iii) to the extent otherwise included in such interest expense referred to in clause (i) above, amortization or write-off of financing costs, Special Purpose Financing Expense, accretion or accrual of discounted liabilities not constituting Indebtedness, expense resulting from discounting of Indebtedness in conjunction with recapitalization or purchase accounting, and any “additional interest” in respect of registration rights arrangements for any securities (including the Notes), in each case under clauses (i) through (iii) as determined on a Consolidated basis in accordance with GAAP; provided, that gross interest expense shall be determined after giving effect to any net payments made or received by the Company and its Restricted Subsidiaries with respect to Interest Rate Agreements.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its Restricted Subsidiaries, determined on a Consolidated basis in accordance with GAAP and before any reduction in respect of Preferred Stock dividends; provided, that there shall not be included in such Consolidated Net Income:

(i) any net income (loss) of any Person that is not the Company or a Restricted Subsidiary, except that the Company’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (ii) below),

(ii) solely for purposes of determining the amount available for Restricted Payments under clause (a)(3)(A) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments,” any net income (loss) of any Restricted Subsidiary that is not a Subsidiary Guarantor if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of similar distributions by such Restricted Subsidiary, directly or indirectly, to the Company by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its stockholders (other than (x) restrictions that have been waived or otherwise released, (y) restrictions pursuant to any of the Notes, the Indenture, the Note Security Documents, the Intercreditor Agreements, the Senior First Priority Indenture, the other Senior First Priority Note Documents, the Senior Second Priority Indenture, the other Senior Second Priority Note Documents, the Existing Senior Unsecured Indenture, the Existing Senior Unsecured Notes, the Senior Subordinated Indenture and the Senior Subordinated Notes and (z) restrictions in effect on the Issue Date with respect to a Restricted Subsidiary and other restrictions with respect to such Restricted Subsidiary that taken as a whole are not materially less favorable to the Noteholders than such restrictions in effect on the Issue Date), except that the Company’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of any dividend or distribution that was or that could have been made by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary (subject, in the case of a dividend that could have been made to another Restricted Subsidiary, to the limitation contained in this clause),

(iii) any gain or loss realized upon (x) the sale, abandonment or other disposition of any asset of the Company or any Restricted Subsidiary (including pursuant to any sale/leaseback transaction) that is not sold, abandoned or otherwise disposed of in the ordinary course of business (as determined in good faith by the Board of Directors) or (y) the disposal, abandonment or discontinuation of operations of the Company or any Restricted Subsidiary, and any income (loss) from disposed, abandoned or discontinued operations,

(iv) any item classified or disclosed as an extraordinary, unusual or nonrecurring gain, loss or charge (including fees, expenses and charges associated with the Transactions or any acquisition, merger or consolidation after April 12, 2012),

(v) the cumulative effect of a change in accounting principles,

(vi) all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments,

(vii) any unrealized gains or losses in respect of Currency Agreements,

(viii) any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person,

(ix) any non-cash compensation charge arising from any grant of stock, stock options or other equity based awards,

(x) to the extent otherwise included in Consolidated Net Income, any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Company or any Restricted Subsidiary owing to the Company or any Restricted Subsidiary,

(xi) any non-cash charge, expense or other impact attributable to application of the purchase or recapitalization method of accounting (including the total amount of depreciation and amortization, cost of sales or other non-cash expense resulting from the write-up of assets to the extent resulting from such purchase or recapitalization accounting adjustments),

(xii) any impairment charge or asset write-off, including any charge or write-off related to intangible assets, long-lived assets or investments in debt and equity securities, and any amortization of intangibles,

(xiii) any fees and expenses (or amortization thereof), and any charges or costs, in connection with any acquisition, Investment, Asset Disposition, issuance of Capital Stock, issuance, repayment or refinancing of Indebtedness, or amendment or modification of any agreement or instrument relating to any Indebtedness (in each case, whether or not completed, and including any such transaction consummated prior to the Issue Date),

(xiv) any accruals and reserves established or adjusted within twelve months after April 12, 2012 that are established as a result of the Transactions, and any changes as a result of adoption or modification of accounting policies, and

(xv) to the extent covered by insurance and actually reimbursed (or the Company has determined that there exists reasonable evidence that such amount will be reimbursed by the insurer and such amount is not denied by the applicable insurer in writing within 180 days and is reimbursed within 365 days of the date of such evidence (with a deduction in any future calculation of Consolidated Net Income for any amount so added back to the extent not so reimbursed within such 365 day period)), any expenses with respect to liability or casualty events or business interruption.

Notwithstanding the foregoing, for the purpose of clause (a)(3)(A) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income, without duplication, any income consisting of dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary, and any income consisting of return of capital, repayment or other proceeds from dispositions or repayments of Investments consisting of Restricted Payments, in each case to the extent such income would be included in Consolidated Net Income and such related dividends, repayments, transfers, return of capital or other proceeds are applied by the Company to increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(C) or (D) thereof.

“Consolidated Secured Indebtedness” means, as of any date of determination, (1) an amount equal to the Consolidated Total Indebtedness (without regard to clause (2) of the definition thereof) as of such date that in each case is then secured by Liens on property or assets of the Company and its Restricted Subsidiaries (other than property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby), minus (2) the amount of Unrestricted Cash held by the Company and its Restricted Subsidiaries as of the most recent date with respect to which a balance sheet is available.

“Consolidated Secured Leverage Ratio” means, as of any date of determination, the ratio of (i) Consolidated Secured Indebtedness as at such date (after giving effect to any Incurrence or Discharge of Indebtedness on such date) to (ii) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Company are available, provided, that:

(1) if since the beginning of such period the Company or any Restricted Subsidiary shall have made a Sale, the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

(2) if since the beginning of such period the Company or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made a Purchase (including any Purchase occurring in connection with a transaction causing a calculation to be made hereunder), Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

(3) if since the beginning of such period any Person became a Restricted Subsidiary or was merged or consolidated with or into the Company or any Restricted Subsidiary, and since the beginning of such period such Person shall have made any Sale or Purchase that would have required an adjustment pursuant to clause (1) or (2) above if made by the Company or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto, the pro forma calculations in respect thereof (including, without limitation, in respect of anticipated net cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by the Chief Financial Officer or an authorized Officer of the Company; provided that such net cost savings or synergies are reasonably identifiable and factually supportable.

“Consolidated Senior Priority Indebtedness” means, as of any date of determination, an amount equal to (1) the Consolidated Total Indebtedness (without regard to clause (2) of the definition thereof) as of such date that in each case is then secured by Liens on property or assets of the Company and its Restricted Subsidiaries (other than property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby) and consists of Indebtedness having Senior Lien Priority with respect to the Senior Second Priority Notes, minus (2) the amount of Unrestricted Cash held by the Company and its Restricted Subsidiaries as of the most recent date with respect to which a balance sheet is available.

“Consolidated Senior Priority Leverage Ratio” means, as of any date of determination, the ratio of (i) Consolidated Senior Priority Indebtedness as at such date (after giving effect to any Incurrence or Discharge of Indebtedness on such date) to (ii) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Company are available, provided, that:

(1) if since the beginning of such period the Company or any Restricted Subsidiary shall have made a Sale, the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

(2) if since the beginning of such period the Company or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made a Purchase (including any Purchase occurring in connection with a transaction causing a calculation to be made hereunder), Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

(3) if since the beginning of such period any Person became a Restricted Subsidiary or was merged or consolidated with or into the Company or any Restricted Subsidiary, and since the beginning of such period such Person shall have made any Sale or Purchase that would have required an adjustment pursuant to clause (1) or (2) above if made by the Company or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto, the pro forma calculations in respect thereof (including, without limitation, in respect of anticipated net cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by the Chief Financial Officer or an authorized Officer of the Company; provided that such net cost savings or synergies are reasonably identifiable and factually supportable.

“Consolidated Tangible Assets” means, as of any date of determination, the total assets less the sum of the goodwill, net, and other intangible assets, net, in each case reflected on the consolidated balance sheet of the Company and its Restricted Subsidiaries as at the end of the most recently ended fiscal quarter of the Company for which such a balance sheet is available, determined on a Consolidated basis in accordance with GAAP (and, in the case of any determination relating to any Incurrence of Indebtedness or any Investment, on a pro forma basis including any property or assets being acquired in connection therewith).

“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to (1) the aggregate principal amount of outstanding Indebtedness of the Company and its Restricted Subsidiaries as of such date consisting of (without duplication) Indebtedness for borrowed money (including Purchase Money Obligations and unreimbursed outstanding drawn amounts under funded letters of credit (other than letters of credit in respect of trade payables)), Capitalized Lease Obligations, debt obligations evidenced by bonds, debentures, notes or similar instruments, Disqualified Stock, and (in the case of any Restricted Subsidiary that is not a Subsidiary Guarantor) Preferred Stock, determined on a Consolidated basis in accordance with GAAP (excluding items eliminated in Consolidation, and for the avoidance of doubt, excluding Hedging Obligations), minus (2) the amount of Unrestricted Cash held by the Company and its Restricted Subsidiaries as of the most recent date with respect to which a balance sheet is available.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (i) Consolidated Total Indebtedness as at such date (after giving effect to any Incurrence or Discharge of Indebtedness on such date) to (ii) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Company are available, provided that:

(1) if since the beginning of such period the Company or any Restricted Subsidiary shall have made a Sale, the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

(2) if since the beginning of such period the Company or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made a Purchase (including any Purchase occurring in connection with a transaction causing a calculation to be made hereunder), Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

(3) if since the beginning of such period any Person became a Restricted Subsidiary or was merged or consolidated with or into the Company or any Restricted Subsidiary, and since the beginning of such period such Person shall have made any Sale or Purchase that would have required an adjustment pursuant to clause (1) or (2) above if made by the Company or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto, the pro forma calculations in respect thereof (including without limitation in respect of anticipated net cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by the Chief Financial Officer or an authorized Officer of the Company; provided that such net cost savings or synergies are reasonably identifiable and factually supportable.

“Consolidated Total Senior Debt Allowance” means, as of any date of determination, the sum of (A) $1 billion minus the aggregate principal amount of Notes issued on the Issue Date plus (B) an amount equal to all Extinguished Senior Obligations, provided that, to the extent Extinguishment of Senior Obligations is used to permit an Incurrence of Indebtedness in compliance with the Consolidated Total Senior Leverage Ratio in clause (b)(ii)(v)(x)(B) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” (without regard to the proviso to such clause), such Extinguished Senior Obligations, to such extent, (all as determined in good faith by the Company, which determination shall be conclusive) shall not be included in the Consolidated Total Senior Debt Allowance.

“Consolidated Total Senior Indebtedness” means, as of any date of determination, an amount equal to (1) the aggregate principal amount of outstanding Senior Indebtedness of the Company and its Restricted Subsidiaries as of such date consisting of (without duplication) Indebtedness for borrowed money (including Purchase Money Obligations and unreimbursed outstanding drawn amounts under funded letters of credit (other than letters of credit in respect of trade payables)), Capitalized Lease Obligations, and debt obligations evidenced by bonds, debentures, notes or similar instruments, determined on a Consolidated basis in accordance with GAAP (excluding items eliminated in Consolidation, and for the avoidance of doubt, excluding Hedging Obligations), minus (2) the amount of Unrestricted Cash held by the Company and its Restricted Subsidiaries as of the most recent date with respect to which a balance sheet is available; provided that all Allowed Indebtedness (if any and regardless of the date on which any such Allowed Indebtedness was or is to be Incurred) shall be excluded from the calculation of Consolidated Total Senior Indebtedness.

“Consolidated Total Senior Leverage Ratio” means, as of any date of determination, the ratio of (i) Consolidated Total Senior Indebtedness as at such date (after giving effect to any Incurrence or Discharge of Indebtedness or any Extinguishment of Senior Obligations on such date) to (ii) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Company are available, provided that:

(1) if since the beginning of such period the Company or any Restricted Subsidiary shall have made a Sale, the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

(2) if since the beginning of such period the Company or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made a Purchase (including any Purchase occurring in connection with a transaction causing a calculation to be made hereunder), Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

(3) if since the beginning of such period any Person became a Restricted Subsidiary or was merged or consolidated with or into the Company or any Restricted Subsidiary, and since the beginning of such period such Person shall have made any Sale or Purchase that would have required an adjustment pursuant to clause (1) or (2) above if made by the Company or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto, the pro forma calculations in respect thereof

(including without limitation in respect of anticipated net cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by the Chief Financial Officer or an authorized Officer of the Company; provided that such net cost savings or synergies are reasonably identifiable and factually supportable.

“Consolidation” means the consolidation of the accounts of each of the Restricted Subsidiaries with those of the Company in accordance with GAAP; provided that “Consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Company or any Restricted Subsidiary in any Unrestricted Subsidiary will be accounted for as an investment. The term “Consolidated” has a correlative meaning.

“Contingent Obligation” means, with respect to any Person, any obligation of such Person guaranteeing any obligation that does not constitute Indebtedness (a “primary obligation”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (1) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (2) to advance or supply funds (a) for the purchase or payment of any such primary obligation, or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contractual Obligation” means, as to any Person, any provision of any material security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contribution Amounts” means the aggregate amount of capital contributions applied by the Company to permit the Incurrence of Contribution Indebtedness pursuant to clause (b)(x) of the covenant described under “—Certain Covenants—Limitation on Indebtedness.”

“Contribution Indebtedness” means Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of the Company or such Restricted Subsidiary after April 12, 2012 (whether through the issuance or sale of Capital Stock or otherwise); provided that such Contribution Indebtedness (a) is incurred within 180 days after the making of the related cash contribution and (b) is so designated as Contribution Indebtedness pursuant to an Officer’s Certificate on the date of Incurrence thereof.

“Credit Facilities” means one or more of (i) the Senior Term Facility, (ii) the Senior ABL Facility and (iii) any other facilities or arrangements designated by the Company, in each case with one or more banks or other lenders or institutions providing for revolving credit loans, term loans, receivables, inventory or real estate financings (including without limitation through the sale of receivables, inventory, real estate and/or other assets to such institutions or to special purpose entities formed to borrow from such institutions against such receivables, inventory, real estate and/or other assets or the creation of any Liens in respect of such receivables, inventory, real estate and/or other assets in favor of such institutions), letters of credit or other Indebtedness, in each case, including all agreements, instruments and documents executed and delivered pursuant to or in connection with any of the foregoing, including but not limited to any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original banks, lenders or institutions or other banks, lenders or institutions or otherwise, and whether provided under any original Credit Facility or one or more other credit agreements, indentures, financing agreements or other Credit Facilities or otherwise). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Credit Facility Indebtedness” means any and all amounts, whether outstanding on the Issue Date or thereafter incurred, payable under or in respect of any Credit Facility, including without limitation any principal, premium, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Restricted Subsidiary whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees, other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

“Currency Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangements (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary.

“Default” means any event or condition that is, or after notice or passage of time or both would be, an Event of Default.

“Designated Noncash Consideration” means the Fair Market Value of noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Noncash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation.

“Designated Preferred Stock” means Preferred Stock of the Company (other than Disqualified Stock) or any Parent that is issued for cash (other than to a Restricted Subsidiary) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate of the Company.

“Designated Senior Indebtedness” means with respect to a Person (i) the Credit Facility Indebtedness under or in respect of any Senior Credit Facility and (ii) any other Senior Indebtedness of such Person that, at the date of determination, has an aggregate principal amount equal to or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25.0 million and is specifically designated by such Person in an agreement or instrument evidencing or governing such Senior Indebtedness as “Designated Senior Indebtedness” for purposes of the Indenture.

“Disinterested Directors” means, with respect to any Affiliate Transaction, one or more members of the Board of Directors of the Company, or one or more members of the Board of Directors of a Parent, having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of any such Board of Directors shall not be deemed to have such a financial interest by reason of such member’s holding Capital Stock of the Company or any Parent or any options, warrants or other rights in respect of such Capital Stock.

“Disqualified Stock” means, with respect to any Person, any Capital Stock (other than Management Stock) that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control,” or an Asset Disposition) (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control,” or an Asset Disposition), in whole or in part, in each case on or prior to the final Stated Maturity of the Notes; provided that Capital Stock issued to any employee benefit plan, or by any such plan to any employees of the Company or any Subsidiary, shall not constitute Disqualified Stock solely because it may be required to be repurchased or otherwise acquired or retired in order to satisfy applicable statutory or regulatory obligations.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company other than a Foreign Subsidiary.

“Dormant Subsidiary” means any Subsidiary of the Company that carries on no operations, had revenues of less than $4.0 million during the most recently completed period of four consecutive fiscal quarters of the Company and has total assets of less than $4.0 million as of the last day of such period; provided that the assets of all Subsidiaries constituting Dormant Subsidiaries shall at no time exceed $20.0 million in the aggregate and the revenues of all Subsidiaries constituting Dormant Subsidiaries for any four consecutive fiscal quarters shall at no time exceed $20.0 million in the aggregate.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Contribution” means Net Cash Proceeds, or the Fair Market Value of property or assets, received by the Company as capital contributions to the Company after April 12, 2012 or from the issuance or sale (other than to a Restricted Subsidiary) of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the Company, in each case to the extent designated as an Excluded Contribution pursuant to an Officer’s Certificate of the Company and not previously included in the calculation set forth in clause (a)(3)(B)(x) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” for purposes of determining whether a Restricted Payment may be made.

“Excluded Subsidiary” means any (a) Special Purpose Subsidiary, (b) Subsidiary of a Foreign Subsidiary, (c) Unrestricted Subsidiary, (d) Immaterial Subsidiary, (e) Dormant Subsidiary, (f) Captive Insurance Subsidiary, (g) Domestic Subsidiary that is prohibited by any applicable Contractual Obligation or Requirement of Law from guaranteeing or granting Liens to secure the Notes at the time such Subsidiary becomes a Restricted Subsidiary (and for so long as such restriction or any replacement or renewal thereof is in effect) or (h) Domestic Subsidiary with respect to which, in the reasonable judgment of the Company, the cost or other consequences (including any adverse tax consequences) of providing a Guarantee of the Notes shall be excessive in view of the benefits to be obtained by the Holders of the Notes therefrom.

“Exempt Sale and Leaseback Transaction” means any Sale and Leaseback Transaction (a) in which the sale or transfer of property occurs within 90 days of the acquisition of such property by the Company or any of its Subsidiaries or (b) that involves property with a book value of $20.0 million or less and is not part of a series of related Sale and Leaseback Transactions involving property with an aggregate value in excess of such amount and entered into with a single Person or group of Persons. For purposes of the foregoing, “Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing by the Company or any of its Subsidiaries of real or personal property that has been or is to be sold or transferred by the Company or any such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Company or such Subsidiary.

“Existing Senior Unsecured Indenture” means the Indenture, dated as of April 12, 2012, among the Company, the subsidiary guarantors party thereto from time to time and Wilmington Trust, National Association, as trustee, governing the 14.875% Notes due 2020 of the Company, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Existing Senior Unsecured Notes” means the “Notes” as such term is defined in the Existing Senior Unsecured Indenture.

“Extinguished Senior Obligations” means, as of any date of determination, all Senior Indebtedness (including any capitalized interest thereon) that after the Issue Date has been, or will be in any transaction giving rise to the need to calculate Extinguished Senior Obligations, (x) refinanced with, exchanged for, or amended, supplemented or otherwise modified into, Subordinated Obligations or (y) repaid other than with the proceeds of other Senior Indebtedness. “Extinguishment of Senior Obligations” means any such refinancing, exchange, amendment, supplement, other modification or repayment of Senior Indebtedness referred to in the previous sentence.

“Fair Market Value” means, with respect to any asset or property, the fair market value of such asset or property as determined in good faith by the Board of Directors, whose determination will be conclusive.

“Financing Disposition” means any sale, transfer, conveyance or other disposition of, or creation or incurrence of any Lien on, property or assets (a) by the Company or any Subsidiary thereof to or in favor of any Special Purpose Entity, or by any Special Purpose Subsidiary, in each case in connection with the Incurrence by a Special Purpose Entity of Indebtedness, or obligations to make payments to the obligor on Indebtedness, which may be secured by a Lien in respect of such property or assets or (b) by the Company or any Subsidiary thereof to or in favor of any Special Purpose Entity that is not a Special Purpose Subsidiary.

“First Lien Note Agent” has the meaning assigned to such term in the Base Intercreditor Agreement or the Cash Flow Intercreditor Agreement, as applicable.

“Fixed GAAP Date” means April 12, 2012, provided that at any time after April 12, 2012, the Company may by written notice to the Trustee elect to change the Fixed GAAP Date to be the date specified in such notice, and upon such notice, the Fixed GAAP Date shall be such date for all periods beginning on and after the date specified in such notice.

“Fixed GAAP Terms” means (a) the definitions of the terms “Borrowing Base,” “Capitalized Lease Obligation,” “Consolidated Coverage Ratio,” “Consolidated EBITDA,” “Consolidated Interest Expense,” “Consolidated Net Income,” “Consolidated Secured Indebtedness,” “Consolidated Secured Leverage Ratio,” “Consolidated Senior Priority Indebtedness,” “Consolidated Senior Priority Leverage Ratio,” “Consolidated Total Leverage Ratio,” “Consolidated Tangible Assets,” “Consolidated Total Indebtedness,” “Consolidated Total Senior Indebtedness,” “Consolidated Total Senior Leverage Ratio,” “Consolidation,” “Inventory” or “Receivables,” (b) all defined terms in the Indenture to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions, and (c) any other term or provision of the Indenture or the Notes that, at the Company’s election, may be specified by the Company by written notice to the Trustee from time to time.

“Foreign Subsidiary” means (a) any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any state thereof or the District of Columbia and any Restricted Subsidiary of such Foreign Subsidiary and (b) any Restricted Subsidiary of the Company that has no material assets other than securities or Indebtedness of one or more Foreign Subsidiaries (or Subsidiaries thereof), intellectual property relating to such Foreign Subsidiaries (or Subsidiaries thereof) and other assets relating to an ownership interest in any such securities, Indebtedness, intellectual property or Subsidiaries.

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the Fixed GAAP Date (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of the Indenture), including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, and subject to the following: If at any time the SEC permits or requires U.S. domiciled companies subject to the reporting requirements of the Exchange Act to use IFRS in lieu of GAAP for financial reporting purposes, the Company may elect by written notice to the Trustee to so use IFRS in lieu of GAAP and, upon any such notice, references herein to GAAP shall thereafter be construed to mean (a) for periods beginning on and after the date specified in such notice, IFRS as in effect on the date specified in such notice (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of the Indenture) and (b) for prior periods, GAAP as defined in the first sentence of this definition. All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor Subordinated Obligations” means, with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is expressly subordinated in right of payment to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee pursuant to a written agreement.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodities Agreement.

“Holder” or “Noteholder” means the Person in whose name a Note is registered in the Note Register.

“Holding” means HDS Holding Corporation, a Delaware corporation, and any successor in interest thereto.

“Holding Parent” means HDS Investment Holding, Inc., a Delaware corporation, and any successor in interest thereto.

“IFRS” means International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants, or any successor to either such Board, or the SEC, as the case may be), as in effect from time to time.

“Immaterial Subsidiary” means (i) any Subsidiary of the Company existing on the Issue Date with the consent of the Term Agent and (ii) any Subsidiary of the Company organized or acquired after the Issue Date, in the case of each of (i) and (ii) designated by the Company to the Trustee in writing, that had (a) total consolidated revenues of less than 2.5% of the total consolidated revenues of the Company and its Subsidiaries during the most recently completed period of four consecutive fiscal quarters of the Company and (b) total consolidated assets of less than 2.5% of the total consolidated assets of the Company and its Subsidiaries as of the last day of such period; provided that (x) for purposes of the provisions described under “—Subsidiary Guarantees” and “—Certain Covenants—Future Subsidiary Guarantors”, any Special Purpose Subsidiary shall be deemed to be an “Immaterial Subsidiary,” and (y) Immaterial Subsidiaries (other than any Special Purpose Subsidiary) shall not, in the aggregate, (1) have had revenues in excess of 10.0% of the total consolidated revenues of the Company and its Subsidiaries during the most recently completed period of four consecutive fiscal quarters or (2) have had total assets in excess of 10.0% of the total consolidated assets of the Company and its Subsidiaries as of the last day of such period. Any Subsidiary so designated as an Immaterial Subsidiary that fails to meet the foregoing as of the last day of any such four consecutive fiscal quarter period shall continue to be deemed an “Immaterial Subsidiary” hereunder until the date that is 60 days following the filing, transmittal or making available of annual or quarterly financial statements pursuant to the covenant described under “—Certain Covenants—SEC Reports” with respect to the last quarter of such four consecutive fiscal quarter period.

“Incur” means issue, assume, enter into any Guarantee of, incur or otherwise become liable for; and the terms “Incurs,” “Incurred” and “Incurrence” shall have a correlative meaning; provided, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. Accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness, and the payment of dividends on Capital Stock constituting Indebtedness in the form of additional shares of the same class of Capital Stock, will not be deemed to be an Incurrence of Indebtedness. Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed Incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(i) the principal of indebtedness of such Person for borrowed money,

(ii) the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,

(iii) all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit, bankers’ acceptances or other instruments plus the aggregate amount of drawings thereunder that have not then been reimbursed),

(iv) all obligations of such Person to pay the deferred and unpaid purchase price of property (except Trade Payables), which purchase price is due more than one year after the date of placing such property in final service or taking final delivery and title thereto,

(v) all Capitalized Lease Obligations of such Person,

(vi) the redemption, repayment or other repurchase amount of such Person with respect to any Disqualified Stock of such Person or (if such Person is a Subsidiary of the Company other than a Subsidiary Guarantor) any Preferred Stock of such Subsidiary, but excluding, in each case, any accrued dividends (the amount of such obligation to be equal at any time to the maximum fixed involuntary redemption, repayment or repurchase price for such Capital Stock, or if less (or if such Capital Stock has no such fixed price), to the involuntary redemption, repayment or repurchase price therefor calculated in accordance with the terms thereof as if then redeemed, repaid or repurchased, and if such price is based upon or measured by the fair market value of such Capital Stock, such fair market value shall be as determined in good faith by the Board of Directors or the board of directors or other governing body of the issuer of such Capital Stock),

(vii) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of Indebtedness of such Person shall be the lesser of (A) the fair market value of such asset at such date of determination (as determined in good faith by the Company) and (B) the amount of such Indebtedness of such other Persons,

(viii) all Guarantees by such Person of Indebtedness of other Persons, to the extent so Guaranteed by such Person, and

(ix) to the extent not otherwise included in this definition, net Hedging Obligations of such Person (the amount of any such obligation to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time);

provided that Indebtedness shall not include Contingent Obligations Incurred in the ordinary course of business.

The amount of Indebtedness of any Person at any date shall be determined as set forth above or otherwise provided in the Indenture, or otherwise shall equal the amount thereof that would appear as a liability on a balance sheet of such Person (excluding any notes thereto) prepared in accordance with GAAP.

“Intercreditor Agreements” means, collectively, the Base Intercreditor Agreement, the Cash Flow Intercreditor Agreement and any other intercreditor agreement entered into from time to time in accordance with the Senior Second Priority Indenture.

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, future agreement, option agreement, swap agreement, cap agreement, collar agreement, hedge agreement or other similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is party or a beneficiary.

“Inventory” means goods held for sale, lease or use by a Person in the ordinary course of business, net of any reserve for goods that have been segregated by such Person to be returned to the applicable vendor for credit and net of any applicable unearned vendor rebates, as determined in accordance with GAAP.

“Investment” in any Person by any other Person means any direct or indirect advance, loan or other extension of credit (other than to customers, dealers, licensees, franchisees, suppliers, directors, officers or employees of any Person in the ordinary course of business) or capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only, (i) “Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary, provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation, (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value (as determined in good faith by the Company) at the time of such transfer and (iii) for purposes of clause (3)(C) of paragraph (a) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments,” the amount resulting from the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary shall be the Fair Market Value of the Investment in such Unrestricted Subsidiary at the time of such redesignation (excluding the amount of such Investment then outstanding pursuant to clause (xv) or (xviii) of the definition of the term “Permitted Investments” or clause (vii) or (xii) of paragraph (b) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments”). Guarantees shall not be deemed to be Investments. The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Company’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment; provided, that to the extent that the amount of Restricted Payments outstanding at any time pursuant to paragraph (a) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” is so reduced by any portion of any such amount or value that would otherwise be included in the calculation of Consolidated Net Income, such portion of such amount or value shall not be so included for purposes of calculating the amount of Restricted Payments that may be made pursuant to paragraph (a) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

“Investment Grade Rating” means a rating of Baa3 or better by Moody’s and BBB- or better by S&P (or, in either case, the equivalent of such rating by such organization), or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents); (ii) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries; (iii) investments in any fund that invests exclusively in investments of the type described in clauses (i) and (ii), which fund may also hold immaterial amounts of cash pending investment or distribution; and (iv) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investors” means (i) the CD&R Investors, the Bain Capital Investors and the Carlyle Investors and (ii) any of their respective legal successors.

“Issue Date” means October 15, 2012.

“Junior Capital” means, collectively, any Indebtedness of any Parent or the Company that (i) is not secured by any asset of the Company or any Restricted Subsidiary, (ii) is expressly subordinated to the prior payment in full of the Notes on terms consistent with, or (taken as a whole) not materially less favorable to the Holders than, those contained in the Senior Subordinated Indenture (as determined in good faith by the Company), (iii) has a final maturity date that is not earlier than, and provides for no scheduled payments of principal prior to, the date that is 91 days after the maturity of the Notes (other than through conversion or exchange of any such

Indebtedness for Capital Stock (other than Disqualified Stock) of the Company, Capital Stock of any Parent or any other Junior Capital), (iv) has no mandatory redemption or prepayment obligations other than obligations that are subject to the prior payment in full in cash of the Notes and (v) does not require the payment of cash interest until the date that is 91 days after the maturity of the Notes.

“Liabilities” means, collectively, any and all claims, obligations, liabilities, causes of action, actions, suits, proceedings, investigations, judgments, decrees, losses, damages, fees, costs and expenses (including without limitation interest, penalties and fees and disbursements of attorneys, accountants, investment bankers and other professional advisors), in each case whether incurred, arising or existing with respect to third parties or otherwise at any time or from time to time.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Management Advances” means (1) loans or advances made to directors, officers, employees or consultants of any Parent, the Company or any Restricted Subsidiary (x) in respect of travel, entertainment or moving related expenses incurred in the ordinary course of business, (y) in respect of moving related expenses incurred in connection with any closing or consolidation of any facility, or (z) in the ordinary course of business and (in the case of this clause (z)) not exceeding $10.0 million in the aggregate outstanding at any time, (2) promissory notes of Management Investors acquired in connection with the issuance of Management Stock to such Management Investors, (3) Management Guarantees, or (4) other Guarantees of borrowings by Management Investors in connection with the purchase of Management Stock, which Guarantees are permitted under the covenant described under “—Certain Covenants—Limitation on Indebtedness.”

“Management Agreements” means, collectively, (i) the Subscription Agreements, each dated as of August 30, 2007, between Holding Parent and each of the Investors party thereto, (ii) the Consulting Agreements, each dated as of August 30, 2007, among Holding Parent, the Company and each of CD&R, Bain Capital and Carlyle, or Affiliates thereof, respectively, (iii) the Indemnification Agreements, each dated as of August 30, 2007, among the Company, Holding Parent and each of (a) CD&R and each CD&R Investor, (b) Bain Capital and each Bain Capital Investor, and (c) Carlyle and each Carlyle Investor, or Affiliates thereof, respectively, (iv) the Registration Rights Agreement, dated as of August 30, 2007, among Holding Parent and the Investors party thereto and any other Person party thereto from time to time, (v) the Stockholders Agreement, dated as of August 30, 2007, by and among Holding Parent and the Investors party thereto and any other Person party thereto from time to time and (vi) any other agreement primarily providing for indemnification and/or contribution for the benefit of any Permitted Holder in respect of Liabilities resulting from, arising out of or in connection with, based upon or relating to (a) any management, consulting, financial advisory, financing, underwriting or placement services or other investment banking activities, (b) any offering of securities or other financing activity or arrangement of or by any Parent or any of its Subsidiaries or (c) any action or failure to act of or by any Parent or any of its Subsidiaries (or any of their respective predecessors); in each case in clauses (i) through (vi) as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof and of the Indenture.

“Management Guarantees” means guarantees (x) of up to an aggregate principal amount outstanding at any time of $25.0 million of borrowings by Management Investors in connection with their purchase of Management Stock or (y) made on behalf of, or in respect of loans or advances made to, directors, officers, employees or consultants of any Parent, the Company or any Restricted Subsidiary (1) in respect of travel, entertainment and moving related expenses incurred in the ordinary course of business, or (2) in the ordinary course of business and (in the case of this clause (2)) not exceeding $10.0 million in the aggregate outstanding at any time.

“Management Indebtedness” means Indebtedness Incurred to any Management Investor to finance the repurchase or other acquisition of Capital Stock of the Company or any Parent (including any options, warrants or other rights in respect thereof) from any Management Investor, which repurchase or other acquisition of Capital Stock is permitted by the covenant described under “—Limitation on Restricted Payments.”

“Management Investors” means the officers, directors, employees and other members of the management of any Parent, the Company or any of their respective Subsidiaries, or family members or relatives thereof (provided that, solely for purposes of the definition of “Permitted Holders,” such relatives shall include only those Persons who are or become Management Investors in connection with estate planning for or inheritance from other Management Investors, as determined in good faith by the Company, which determination shall be conclusive), or trusts, partnerships or limited liability companies for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Company or any Parent.

“Management Stock” means Capital Stock of the Company or any Parent (including any options, warrants or other rights in respect thereof) held by any of the Management Investors.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Net Available Cash” from an Asset Disposition means an amount equal to the cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or to be accrued as a liability under GAAP, as a consequence of such Asset Disposition (including as a consequence of any transfer of funds in connection with the application thereof in accordance with the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock”), (ii) all payments made, and all installment payments required to be made, on any Indebtedness (x) that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or (y) that must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition, including but not limited to any payments required to be made to increase borrowing availability under any revolving credit facility, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition, or to any other Person (other than the Company or a Restricted Subsidiary) owning a beneficial interest in the assets disposed of in such Asset Disposition, (iv) any liabilities or obligations associated with the assets disposed of in such Asset Disposition and retained, indemnified or insured by the Company or any Restricted Subsidiary after such Asset Disposition, including without limitation pension and other post-employment benefit liabilities, liabilities related to environmental matters, and liabilities relating to any indemnification obligations associated with such Asset Disposition, and (v) the amount of any purchase price or similar adjustment (x) claimed by any Person to be owed by the Company or any Restricted Subsidiary, until such time as such claim shall have been settled or otherwise finally resolved, or (y) paid or payable by the Company or any Restricted Subsidiary, in either case in respect of such Asset Disposition.

“Net Cash Proceeds,” with respect to any issuance or sale of any securities or Indebtedness of the Company or any Subsidiary by the Company or any Subsidiary, or any capital contribution, means the cash proceeds of such issuance, sale or contribution net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance, sale or contribution and net of taxes paid or payable as a result thereof.

“Note Security Documents” means the collateral agreements and any mortgages, security agreements, pledge agreements or other instruments evidencing or creating Liens on the assets of the Company and the Subsidiary Guarantors to secure the obligations under the Senior First Priority Indenture and the Senior First Priority Notes or the Senior Second Priority Indenture and the Senior Second Priority Notes, as amended, restated, supplemented, waived or otherwise modified from time to time.

“Obligations” means, with respect to any Indebtedness, any principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Restricted Subsidiary whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, Guarantees of such Indebtedness (or of Obligations in respect thereof), other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

“Officer” means, with respect to the Company or any other obligor upon the Notes, the Chairman of the Board, the President, the Chief Executive Officer, the Chief Financial Officer, any Vice President, the Controller, the Treasurer or the Secretary (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity (or any other individual designated as an “Officer” for the purposes of the Indenture by the Board of Directors).

“Officer’s Certificate” means, with respect to the Company or any other obligor upon the Notes, a certificate signed by one Officer of such Person.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

“Parent” means any of Holding, Holding Parent, any Other Parent, and any other Person that is a Subsidiary of Holding, Holding Parent or any Other Parent and of which the Company is a Subsidiary. As used herein, “Other Parent” means a Person of which the Company becomes a Subsidiary after the Issue Date, provided that either (x) immediately after the Company first becomes a Subsidiary of such Person, more than 50% of the Voting Stock of such Person shall be held by one or more Persons that held more than 50% of the Voting Stock of a Parent of the Company immediately prior to the Company first becoming such Subsidiary or (y) such Person shall be deemed not to be an Other Parent for the purpose of determining whether a Change of Control shall have occurred by reason of the Company first becoming a Subsidiary of such Person.

“Parent Expenses” means (i) costs (including all professional fees and expenses) incurred by any Parent in connection with maintaining its existence or in connection with its reporting obligations under, or in connection with compliance with, applicable laws or applicable rules of any governmental, regulatory or self-regulatory body or stock exchange, the Indenture, the Senior First Priority Indenture, the Senior Second Priority Indenture, the Existing Senior Unsecured Indenture, the Senior Subordinated Indenture or any other agreement or instrument relating to Indebtedness of the Company or any Restricted Subsidiary, including in respect of any reports filed with respect to the Securities Act, the Exchange Act or the respective rules and regulations promulgated thereunder, (ii) expenses incurred by any Parent in connection with the acquisition, development, maintenance, ownership, prosecution, protection and defense of its intellectual property and associated rights (including but not limited to trademarks, service marks, trade names, trade dress, patents, copyrights and similar rights, including registrations and registration or renewal applications in respect thereof; inventions, processes, designs, formulae, trade secrets, know-how, confidential information, computer software, data and documentation, and any other intellectual property rights; and licenses of any of the foregoing) to the extent such intellectual property and associated rights relate to the business or businesses of the Company or any Subsidiary thereof, (iii) indemnification obligations of any Parent owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with or for the benefit of any such Person (including the Management Agreements), or obligations in respect of director and officer insurance (including premiums therefor), (iv) other administrative and operational expenses of any Parent incurred in the ordinary course of business, and (v) fees and expenses incurred by any Parent in connection with any offering of Capital Stock or Indebtedness, (w) which offering is not completed, or (x) where the net proceeds of such offering are intended to be received by or contributed or loaned to the Company or a Restricted Subsidiary, or (y) in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received, contributed or loaned, or (z) otherwise on an interim basis prior to completion of such offering so long as any Parent shall cause the amount of such expenses to be repaid to the Company or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed.

“Pari Passu Lien Priority” means “Pari Passu Lien Priority” as such term is defined in the Senior Second Priority Lien Indenture.

“Permitted Holder” means any of the following: (i) any of the Investors; (ii) any of the Management Investors and their respective Affiliates; (iii) any investment fund or vehicle managed or sponsored by CD&R, Bain Capital, Carlyle or any Affiliate thereof, and any Affiliate of or successor to any such investment fund or vehicle; (iv) any limited or general partners of, or other investors in, any CD&R Investor, Bain Capital Investor or Carlyle Investor or any of their respective Affiliates, or any such investment fund or vehicle (as to any such limited partner or other investor, solely to the extent of any Capital Stock of the Company or any Parent actually received by way of dividend or distribution from any such Investor, Affiliate, or investment fund or vehicle); and (v) any Person acting in the capacity of an underwriter in connection with a public or private offering of Capital Stock of any Parent or the Company. In addition, any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) whose status as a “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) constitutes or results in a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture, together with its Affiliates, shall thereafter constitute Permitted Holders.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in, or consisting of, any of the following:

(i) a Restricted Subsidiary, the Company, or a Person that will, upon the making of such Investment, become a Restricted Subsidiary (and any Investment held by such Person that was not acquired by such Person in contemplation of so becoming a Restricted Subsidiary);

(ii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, or is liquidated into, the Company or a Restricted Subsidiary (and, in each case, any Investment held by such other Person that was not acquired by such Person in contemplation of such merger, consolidation or transfer);

(iii) Temporary Cash Investments, Investment Grade Securities or Cash Equivalents;

(iv) receivables owing to the Company or any Restricted Subsidiary, if created or acquired in the ordinary course of business;

(v) any securities or other Investments received as consideration in, or retained in connection with, sales or other dispositions of property or assets, including Asset Dispositions made in compliance with the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock”;

(vi) securities or other Investments received in settlement of debts created in the ordinary course of business and owing to, or of other claims asserted by, the Company or any Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments, including in connection with any bankruptcy proceeding or other reorganization of another Person;

(vii) Investments in existence or made pursuant to legally binding written commitments in existence on the Issue Date;

(viii) Currency Agreements, Interest Rate Agreements, Commodities Agreements and related Hedging Obligations, which obligations are Incurred in compliance with the covenant described under “—Certain Covenants—Limitation on Indebtedness”;

(ix) pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business or (y) otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under the covenant described under “—Certain Covenants—Limitation on Liens”;

(x) (1) Investments in or by any Special Purpose Subsidiary, or in connection with a Financing Disposition (described in clause (a) of the definition thereof) by or to or in favor of any Special Purpose Entity, including Investments of funds held in accounts permitted or required by the arrangements governing such Financing Disposition or any related Indebtedness, or (2) any promissory note issued by the Company, or any Parent, provided that if such Parent receives cash from the relevant Special Purpose Entity in exchange for such note, an equal cash amount is contributed by any Parent to the Company;

(xi) bonds secured by assets leased to and operated by the Company or any Restricted Subsidiary that were issued in connection with the financing of such assets so long as the Company or any Restricted Subsidiary may obtain title to such assets at any time by paying a nominal fee, canceling such bonds and terminating the transaction;

(xii) Notes;

(xiii) any Investment to the extent made using Capital Stock of the Company (other than Disqualified Stock), or Capital Stock of any Parent or Junior Capital, as consideration;

(xiv) Management Advances;

(xv) Investments in Related Businesses in an aggregate amount outstanding at any time not to exceed the greater of $125.0 million and 2.5% of Consolidated Tangible Assets;

(xvi) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of paragraph (b) of the covenant described under “—Certain Covenants—Limitation on Transactions with Affiliates” (except transactions described in clauses (i), (v) and (vi) of such paragraph), including any Investment pursuant to any transaction described in clause (ii) of such paragraph (whether or not any Person party thereto is at any time an Affiliate of the Company);

(xvii) any Investment by any Captive Insurance Subsidiary in connection with its provision of insurance to the Company or any of its Subsidiaries, which Investment is made in the ordinary course of business of such Captive Insurance Subsidiary, or by reason of applicable law, rule, regulation or order, or that is required or approved by any regulatory authority having jurisdiction over such Captive Insurance Subsidiary or its business, as applicable; and

(xviii) other Investments in an aggregate amount outstanding at any time not to exceed the greater of $125.0 million and 2.5% of Consolidated Tangible Assets.

If any Investment pursuant to clause (xv) or (xviii) above, or clause (vii) of paragraph (b) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments,” as applicable, is made in any Person that is not a Restricted Subsidiary and such Person thereafter (A) becomes a Restricted Subsidiary or (B) is merged or consolidated into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary, then such Investment shall thereafter be deemed to have been made pursuant to clause (i) or (ii) above, respectively, and not clause (xv) or (xviii) above, or clause (vii) of paragraph (b) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments,” as applicable (and, in the case of the foregoing clause (A), for so long as such Person continues to be a Restricted Subsidiary unless and until such Person is merged or consolidated into or transfers or conveys all or substantially all its assets to, or is liquidated into, the Company or a Restricted Subsidiary).

“Permitted Liens” means:

(a) Liens for taxes, assessments or other governmental charges not yet delinquent or the nonpayment of which in the aggregate would not reasonably be expected to have a material adverse effect on the Company and its Restricted Subsidiaries or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or a Subsidiary thereof, as the case may be, in accordance with GAAP;

(b) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business in respect of obligations that are not overdue for a period of more than 60 days or that are bonded or that are being contested in good faith and by appropriate proceedings;

(c) pledges, deposits or Liens in connection with workers’ compensation, unemployment insurance and other social security and other similar legislation or other insurance related obligations (including, without limitation, pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

(d) pledges, deposits or Liens to secure the performance of bids, tenders, trade, government or other contracts (other than for borrowed money), obligations for utilities, leases, licenses, statutory obligations, completion guarantees, surety, judgment, appeal or performance bonds, other similar bonds, instruments or obligations, and other obligations of a like nature incurred in the ordinary course of business;

(e) easements (including reciprocal easement agreements), rights-of-way, building, zoning and similar restrictions, utility agreements, covenants, reservations, restrictions, encroachments, charges, and other similar encumbrances or title defects incurred, or leases or subleases granted to others, which do not in the aggregate materially interfere with the ordinary conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole;

(f) Liens existing on, or provided for under written arrangements existing on, the Issue Date, or (in the case of any such Liens securing Indebtedness of the Company or any of its Subsidiaries existing or arising under written arrangements existing on the Issue Date) securing any Refinancing Indebtedness in respect of such Indebtedness so long as the Lien securing such Refinancing Indebtedness is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or under such written arrangements could secure) the original Indebtedness;

(g) (i) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Company or any Restricted Subsidiary has easement rights or on any leased property and subordination or similar agreements relating thereto and (ii) any condemnation or eminent domain proceedings affecting any real property;

(h) Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Hedging Obligations, Bank Products Obligations, Purchase Money Obligations or Capitalized Lease Obligations Incurred in compliance with the covenant described under “—Certain Covenants—Limitation on Indebtedness”;

(i) Liens arising out of judgments, decrees, orders or awards in respect of which the Company or any Restricted Subsidiary shall in good faith be prosecuting an appeal or proceedings for review, which appeal or proceedings shall not have been finally terminated, or if the period within which such appeal or proceedings may be initiated shall not have expired;

(j) leases, subleases, licenses or sublicenses to or from third parties;

(k) Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of (1) Indebtedness Incurred in compliance with clause (b)(i), (b)(iv), (b)(v), (b)(vii), (b)(viii) (other than Junior Capital) or (b)(ix) of the covenant described under “—Certain Covenants—Limitation on Indebtedness,” or clause (b)(iii) thereof (other than the Notes, the Existing Senior Unsecured Notes, the Senior Subordinated Notes or Refinancing Indebtedness Incurred in respect of Indebtedness under the Notes, the Existing Senior Unsecured Notes, the Senior Subordinated Notes or described in paragraph (a) thereof), (2) (A) Acquisition Indebtedness Incurred in compliance with clause (b)(x) or (b)(xi) of the covenant described under “—Certain Covenants—Limitation on Indebtedness,” provided that (x) such Liens are limited to all or part of the same property or assets, including Capital Stock (plus improvements, accessions, proceeds or dividends or distributions in respect thereof, or replacements of any thereof) acquired, or of any Person acquired or merged or consolidated with or into the Company or any Restricted Subsidiary, in any transaction to which such Acquisition Indebtedness relates or (y) on the date of the Incurrence of such Indebtedness after giving effect to such Incurrence, the Consolidated Secured Leverage Ratio would equal or be less than the Consolidated Secured Leverage Ratio immediately prior to giving effect thereto or (B) any Refinancing Indebtedness Incurred in respect thereof, (3) the Notes, (4) Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor (limited, in the case of this clause (4), to Liens on any of the property and assets of any Restricted Subsidiary that is not a Subsidiary Guarantor), (5) Indebtedness or other obligations of any Special Purpose Entity, or (6) obligations in respect of Management Advances or Management Guarantees; in each case including Liens securing any Guarantee of any thereof;

(l) Liens existing on property or assets of a Person at the time such Person becomes a Subsidiary of the Company (or at the time the Company or a Restricted Subsidiary acquires such property or assets, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary); provided, however, that such Liens are not created in connection with, or in contemplation of, such other Person becoming such a Subsidiary (or such acquisition of such property or assets), and that such Liens are limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate; provided further, that for purposes of this clause (l), if a Person other than the Company is the Successor Company with respect thereto, any Subsidiary thereof shall be deemed to become a Subsidiary of the Company, and any property or assets of such Person or any such Subsidiary shall be deemed acquired by the Company or a Restricted Subsidiary, as the case may be, when such Person becomes such Successor Company;

(m) Liens on Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(n) any encumbrance or restriction (including, but not limited to, pursuant to put and call agreements or buy/sell arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(o) Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness secured by, or securing any refinancing, refunding, extension, renewal or replacement (in whole or in part) of any other obligation secured by, any other Permitted Liens, provided that any such new Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the obligations to which such Liens relate;

(p) Liens (1) arising by operation of law (or by agreement to the same effect) in the ordinary course of business, (2) on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets, (3) on receivables (including related rights), (4) on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent that such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose, (5) securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities (including in connection with purchase orders and other agreements with customers), (6) in favor of the Company or any Subsidiary (other than Liens on property or assets of the Company or any Subsidiary Guarantor in favor of any Subsidiary that is not a Subsidiary Guarantor), (7) arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business, (8) on inventory or other goods and proceeds securing obligations in respect of bankers’ acceptances issued or created to facilitate the purchase, shipment or storage of such inventory or other goods, (9) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft, cash pooling or similar obligations incurred in the ordinary course of business, (10) attaching to commodity trading or other brokerage accounts incurred in the ordinary course of business, (11) arising in connection with repurchase agreements permitted under the covenant described under “—Certain Covenants—Limitation on Indebtedness” on assets that are the subject of such repurchase agreements or (12) in favor of any Special Purpose Entity in connection with any Financing Disposition;

(q) other Liens securing obligations incurred in the ordinary course of business, which obligations do not exceed $75.0 million at any time outstanding; and

(r) Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Indebtedness Incurred in compliance with the covenant described under “—Certain Covenants—Limitation on Indebtedness,” provided that on the date of the Incurrence of such Indebtedness after giving effect to such Incurrence (or on the date of the initial borrowing of such Indebtedness after giving pro forma effect to the Incurrence of the entire committed amount of such Indebtedness, in which case such committed amount may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with this clause), (x) in the case of Indebtedness having Senior Lien Priority with respect to the Senior Second Priority Notes, the Consolidated Senior Priority Leverage Ratio shall not exceed 3.25 to 1.0 or (y) in all other cases, the Consolidated Secured Leverage Ratio shall not exceed 4.50 to 1.0.

For purposes of determining compliance with this definition, (x) a Lien need not be incurred solely by reference to one category of Permitted Liens described in this definition but may be incurred under any combination of such categories (including in part under one such category and in part under any other such category) and (y) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens, the Company shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this definition.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” as applied to the Capital Stock of any corporation means Capital Stock of any class or classes (however designated) that by its terms is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Purchase” has the meaning set forth in paragraph (4) of the definition of “Consolidated Coverage Ratio.”

“Purchase Money Obligations” means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets, and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“Rating Agency” means Moody’s or S&P or, if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company which shall be substituted for Moody’s or S&P or both, as the case may be.

“Real Property” means land, buildings, structures and other improvements located thereon, fixtures attached thereto, and rights, privileges, easements and appurtenances related thereto, and related property interests.

“Receivable” means a right to receive payment pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay, as determined in accordance with GAAP.

“refinance” means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell or extend (including pursuant to any defeasance or discharge mechanism); and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in the Indenture shall have a correlative meaning.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refinance any Indebtedness existing on the date of the Indenture or Incurred in compliance with such Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary (to the extent permitted in such Indenture) and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, that (1) (x) if the Indebtedness being refinanced is Subordinated Obligations or Guarantor Subordinated Obligations, the Refinancing Indebtedness

shall have a final Stated Maturity at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the final Stated Maturity of the Indebtedness being refinanced (or if shorter, the Notes), and (y) if the Indebtedness being refinanced was incurred pursuant to clause (b)(viii)(H) of the covenant described under “—Certain Covenants—Limitation on Indebtedness”, the Refinancing Indebtedness shall be Subordinated Obligations or Guarantor Subordinated Obligations, as applicable, (2) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced, plus (y) fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such Refinancing Indebtedness and (3) Refinancing Indebtedness shall not include (x) Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor that refinances Indebtedness of the Company or a Subsidiary Guarantor that could not have been initially Incurred by such Restricted Subsidiary pursuant to the covenant described under “—Certain Covenants—Limitation on Indebtedness” or (y) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

“Registration Rights Agreement” means the Exchange and Registration Rights Agreement, dated as of the Issue Date, between the Company and the initial purchasers of the Notes, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Related Business” means those businesses in which the Company or any of its Subsidiaries is engaged on the date of the Indenture, or that are similar, related, complementary, incidental or ancillary thereto or extensions, developments or expansions thereof.

“Related Taxes” means (x) any taxes, charges or assessments, including but not limited to sales, use, transfer, rental, ad valorem, value-added, stamp, property, consumption, franchise, license, capital, net worth, gross receipts, excise, occupancy, intangibles or similar taxes, charges or assessments (other than federal, state, foreign, provincial or local taxes measured by income, and federal, state, foreign, provincial or local withholding imposed by any government or other taxing authority on payments made by any Parent other than to another Parent), required to be paid by any Parent by virtue of its being incorporated or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than the Company, any of its Subsidiaries or any Parent), or being a holding company parent of the Company, any of its Subsidiaries or any Parent or receiving dividends from or other distributions in respect of the Capital Stock of the Company, any of its Subsidiaries or any Parent, or having guaranteed any obligations of the Company or any of its Subsidiaries, or having made any payment in respect of any of the items for which the Company or any of its Subsidiaries is permitted to make payments to any Parent pursuant to the covenant described under “—Certain Covenants—Limitation on Restricted Payments,” or acquiring, developing, maintaining, owning, prosecuting, protecting or defending its intellectual property and associated rights (including but not limited to receiving or paying royalties for the use thereof) relating to the business or businesses of the Company or any of its Subsidiaries, (y) any taxes of a Parent attributable to any taxable period (or portion thereof) ending on or prior to the Issue Date or incurred in connection with the 2007 Transactions or the Transactions, or attributable to any Parent’s receipt of (or entitlement to) any payment in connection with the 2007 Transactions or the Transactions, including any payment received after the Issue Date pursuant to any agreement related to the 2007 Transactions or the Transactions, or (z) any other federal, state, foreign, provincial or local taxes measured by income for which any Parent is liable up to an amount not to exceed, with respect to federal taxes, the amount of any such taxes that the Company and its Subsidiaries would have been required to pay on a separate company basis, or on a consolidated basis as if the Company had filed a consolidated return on behalf of an affiliated group (as defined in Section 1504 of the Code or an analogous provision of state, foreign, provincial or local law) of which it were the common parent, or with respect to state, foreign, provincial or local taxes, the amount of any such taxes that the Company and its Subsidiaries would have been required to pay on a separate company basis, or on a combined basis as if the Company had filed a combined return on behalf of an affiliated group consisting only of the Company and its Subsidiaries (in each case, reduced by any such taxes paid directly by the Company or its Subsidiaries).

“Requirement of Law” means, as to any Person, the certificate of incorporation and by laws or other organizational or governing documents of such Person, and any law, statute, ordinance, code, decree, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its material property or to which such Person or any of its material property is subject, including laws, ordinances and regulations pertaining to zoning, occupancy and subdivision of real properties.

“Restricted Payment Transaction” means any Restricted Payment permitted pursuant to the covenant described under “—Certain Covenants—Limitation on Restricted Payments,” any Permitted Payment, any Permitted Investment, or any transaction specifically excluded from the definition of the term “Restricted Payment” (including pursuant to the exception contained in clause (i) and the parenthetical exclusions contained in clauses (ii) and (iii) of such definition).

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Sale” has the meaning set forth in paragraph (3) of the definition of “Consolidated Coverage Ratio”.

“SEC” means the Securities and Exchange Commission.

“Second Lien Notes Agent” has the meaning assigned to such term in the Base Intercreditor Agreement or the Cash Flow Intercreditor Agreement, as applicable.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior ABL Agreement” means the Credit Agreement, dated as of April 12, 2012, among the Company; the other borrowers party thereto from time to time; the lenders and other financial institutions party thereto from time to time; and General Electric Capital Corporation, as administrative agent and collateral agent, as such agreement may be amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior ABL Agreement or one or more other credit agreements or otherwise, unless such agreement, instrument or document expressly provides that it is not intended to be and is not a Senior ABL Agreement).

“Senior ABL Facility” means the collective reference to the Senior ABL Agreement, any Loan Documents (as defined therein), any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior ABL Agreement or one or more other credit agreements, indentures (including the Indenture) or financing agreements or otherwise, unless such agreement, instrument or document expressly provides that it is not intended to be and is not a Senior ABL Facility). Without limiting the generality of the foregoing, the term “Senior ABL Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Senior Credit Agreements” means, collectively, the Senior ABL Agreement and the Senior Term Agreement.

“Senior Credit Facilities” means, collectively, the Senior ABL Facility and the Senior Term Facility.

“Senior First Priority Indenture” means the Indenture, dated as of April 12, 2012, among the Company, the subsidiary guarantors party thereto from time to time and Wilmington Trust, National Association, as trustee, governing the 8  1/8% Senior Secured First Priority Notes due 2019 of the Company, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Senior First Priority Note Documents” means, collectively, the Senior First Priority Indenture and the “Note Security Documents” as such term is defined in the Senior First Priority Indenture.

“Senior First Priority Notes” means the “Notes” as such term is defined in the Senior First Priority Indenture.

“Senior Indebtedness” means any Indebtedness of the Company or any Restricted Subsidiary other than (x) in the case of the Company, Subordinated Obligations and (y) in the case of any Subsidiary Guarantor, Guarantor Subordinated Obligations.

“Senior Lien Priority” means “Senior Lien Priority” as such term is defined in the Senior Second Priority Indenture.

“Senior Second Priority Indenture” means the Indenture, dated as of April 12, 2012, among the Company, the subsidiary guarantors party thereto from time to time and Wilmington Trust, National Association, as trustee, governing the 11% Senior Secured Second Priority Notes due 2020 of the Company, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Senior Second Priority Note Documents” means, collectively, the Senior Second Priority Indenture and the “Note Security Documents” as such term is defined in the Senior Second Priority Indenture.

“Senior Second Priority Notes” means the “Notes” as such term is defined in the Senior Second Priority Indenture.

“Senior Subordinated Indenture” means the Indenture, dated as of August 30, 2007, among the Company, the subsidiary guarantors party thereto from time to time and Wells Fargo Bank, National Association, as trustee, governing the 13.5% Senior Subordinated Notes due 2015 of the Company, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Senior Subordinated Notes” means the “Notes” as such term is defined in the Senior Subordinated Indenture.

“Senior Term Agreement” means the Credit Agreement, dated as of April 12, 2012, among the Company; the lenders and other financial institutions party thereto from time to time; and Bank of America, N.A., as administrative agent and collateral agent, as such agreement may be amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior Term Agreement or one or more other credit agreements or otherwise, unless such agreement, instrument or document expressly provides that it is not intended to be and is not a Senior Term Agreement).

“Senior Term Facility” means the collective reference to the Senior Term Agreement, any Loan Documents (as defined therein), any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior Term Agreement or one or more other credit agreements, indentures (including the Indenture) or financing agreements or otherwise, unless such agreement, instrument or document expressly provides that it is not intended to be and is not a Senior Term Facility). Without limiting the generality of the foregoing, the term “Senior Term Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC, as such Regulation was in effect on April 12, 2012.

“Special Purpose Entity” means (x) any Special Purpose Subsidiary or (y) any other Person that is engaged in the business of (i) acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time), other accounts and/or other receivables, and/or related assets and/or (ii) acquiring, selling, leasing, financing or refinancing Real Property acquired after April 12, 2012 and/or related rights (including under leases and insurance policies) and/or assets (including managing, exercising and disposing of any such rights and/or assets) and/or (iii) financing or refinancing in respect of Capital Stock of any Special Purpose Subsidiary.

“Special Purpose Financing” means any financing or refinancing of assets consisting of or including Receivables and/or Real Property (in the case of Real Property acquired after April 12, 2012) of the Company or any Restricted Subsidiary that have been transferred to a Special Purpose Entity or made subject to a Lien in a Financing Disposition (including any financing or refinancing in respect of Capital Stock of a Special Purpose Subsidiary held by another Special Purpose Subsidiary).

“Special Purpose Financing Expense” means for any period, (a) the aggregate interest expense for such period on any Indebtedness of any Special Purpose Subsidiary that is a Restricted Subsidiary, which Indebtedness is not recourse to the Company or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings), and (b) Special Purpose Financing Fees.

“Special Purpose Financing Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Special Purpose Financing.

“Special Purpose Financing Undertakings” means representations, warranties, covenants, indemnities, guarantees of performance and (subject to clause (y) of the proviso below) other agreements and undertakings entered into or provided by the Company or any of its Restricted Subsidiaries that the Company determines in good faith (which determination shall be conclusive) are customary or otherwise necessary or advisable in connection with a Special Purpose Financing or a Financing Disposition; provided that (x) it is understood that Special Purpose Financing Undertakings may consist of or include (i) reimbursement and other obligations in respect of notes, letters of credit, surety bonds and similar instruments provided for credit enhancement purposes, (ii) Hedging Obligations, or other obligations relating to Interest Rate Agreements, Currency Agreements or Commodities Agreements entered into by the Company or any Restricted Subsidiary, in respect of any Special Purpose Financing or Financing Disposition, or (iii) any Guarantee in respect of customary recourse obligations (as determined in good faith by the Company) in connection with any collateralized mortgage-backed securitization or any other Special Purpose Financing or Financing Disposition in respect of Real Property, including in respect of Liabilities in the event of any involuntary case commenced with the collusion of any Special Purpose Subsidiary or any Affiliate thereof, or any voluntary case commenced by any Special Purpose Subsidiary, under any applicable Bankruptcy Law, and (y) subject to the preceding clause (x), any such other agreements and undertakings shall not include any Guarantee of Indebtedness of a Special Purpose Subsidiary by the Company or a Restricted Subsidiary that is not a Special Purpose Subsidiary.

“Special Purpose Subsidiary” means a Subsidiary of the Company that (a) is engaged solely in (x) the business of (i) acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time) and other accounts and receivables (including any thereof constituting or evidenced by chattel paper, instruments or general intangibles), all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto, and/or (ii) acquiring, selling, leasing, financing or refinancing Real Property acquired after April 12, 2012 and/or related rights (including under leases and insurance policies) and/or assets (including managing, exercising and disposing of any such rights and/or assets), all proceeds thereof and all rights (contractual and other), collateral and/or other assets relating thereto, and/or (iii) owning or holding Capital Stock of any Special Purpose Subsidiary and/or engaging in any financing or refinancing in respect thereof, and (y) any business or activities incidental or related to such business, and (b) is designated as a “Special Purpose Subsidiary” by the Company.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and its successors.

“Stated Maturity” means, with respect to any Indebtedness, the date specified in such Indebtedness as the fixed date on which the payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase or repayment of such Indebtedness at the option of the holder thereof upon the happening of any contingency).

“Subordinated Obligations” means any Indebtedness of the Company (whether outstanding on the date of the Indenture or thereafter Incurred) that is expressly subordinated in right of payment to the Notes pursuant to a written agreement.

“Subsidiary” of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other equity interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person or (ii) one or more Subsidiaries of such Person.

“Subsidiary Guarantee” means any guarantee of the Notes that may from time to time be entered into by a Restricted Subsidiary of the Company on the Issue Date or after the Issue Date pursuant to the covenant described under “—Certain Covenants—Future Subsidiary Guarantors.” As used in the Indenture, “Subsidiary Guarantee” refers to a Subsidiary Guarantee of the Notes.

“Subsidiary Guarantor” means any Restricted Subsidiary of the Company that enters into a Subsidiary Guarantee. As used in the Indenture, “Subsidiary Guarantor” refers to a Subsidiary Guarantor of the Notes.

“Successor Company” shall have the meaning assigned thereto in clause (i) under “—Merger and Consolidation.”

“Tax Sharing Agreement” means the Tax Sharing Agreement, dated as of August 30, 2007, among the Company, Holding and Holding Parent, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof and of the Indenture.

“Temporary Cash Investments” means any of the following: (i) any investment in (x) direct obligations of the United States of America, Canada, a member state of the European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Company or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any thereof, or obligations Guaranteed by the United States of America, Canada, or a member state of the European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Company or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any of the foregoing, or obligations guaranteed by any of the foregoing or (y) direct obligations of any foreign country recognized by the United States of America rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (ii) overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by (x) any bank or other institutional lender under a Credit Facility or any affiliate thereof, (y) JPMorgan Chase Bank, N.A., SunTrust Bank, Wells Fargo Bank, National Association, Bank of America, N.A., Scotiabank, The Toronto-Dominion Bank, Bank of Montreal or any of their respective affiliates, or (z) a bank or trust company that is organized under the laws of the United States of America, any state thereof, Canada, any province thereof, or any foreign country recognized by the United States of America having capital and surplus aggregating in excess of $250.0 million (or the foreign currency equivalent thereof) and whose long term debt is rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization) at the time such Investment is made, (iii) repurchase obligations for underlying securities or instruments of the types described in clause (i) or (ii) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) Investments in commercial paper, maturing not more than 24 months after the date of acquisition, issued by a Person (other than that of the Company or any of its Subsidiaries), with a rating at the time as of which any Investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (v) Investments in securities maturing not more than 24 months after the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America or any province of Canada, or by any political subdivision or taxing authority of any thereof, and rated at least “BBB-” by S&P or “Baa3” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vi) Indebtedness or Preferred Stock (other than of the Company or any of its Subsidiaries) having a rating of “A” or higher by S&P or “A2” or higher by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vii) investment funds investing 95% of their assets in securities of the type described in clauses (i) through (vi) above (which funds may also hold reasonable amounts of cash pending investment and/or distribution), (viii) any money market deposit accounts issued or offered by a domestic commercial bank or a commercial bank organized and located in a country recognized by the United States of America or Canada, in each case, having capital and surplus in excess of $250.0 million (or the foreign currency equivalent thereof), or investments in money market funds subject to the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the Investment Company Act of 1940, as amended, and (ix) similar investments approved by the Board of Directors in the ordinary course of business.

“Term Agent” has the meaning assigned to such term in the Base Intercreditor Agreement or the Cash Flow Intercreditor Agreement, as applicable.

“THD” means The Home Depot, Inc., and any successor in interest thereto.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa—77bbbb) as in effect on the date of the Indenture, except as otherwise provided therein.

“Trade Payables” means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

“Transactions” means, collectively, any or all of the following: (i) the entry into the Indenture and the Registration Rights Agreement, and the offer and issuance of the Notes, (ii) the entry into the Senior First Priority Indenture, the other Senior First Priority Note Documents, and any related exchange and registration rights agreement, and the offer and issuance of the Senior First Priority Notes, (iii) the entry into the Senior Credit Facilities and Incurrence of Indebtedness thereunder by one or more of the Company and its Subsidiaries, (iv) the entry into the Senior Second Priority Indenture, the other Senior Second Priority Note Documents, and any related exchange and registration rights agreement, and the offer and issuance of the Senior Second Priority Notes, (v) the entry into the Base Intercreditor Agreement, the Cash Flow Intercreditor Agreement and the Note Security Documents, (vi) the entry into the Existing Senior Unsecured Indenture and any related exchange and registration rights agreement, and the offer and issuance of the Existing Senior Unsecured Notes, (vii) the repayment of certain Indebtedness of the Company and its Subsidiaries in connection with the foregoing, (viii) the exchange of certain Indebtedness of the Company and its Subsidiaries for Existing Senior Unsecured Notes, and (ix) all other transactions relating to any of the foregoing (including payment of fees and expenses related to any of the foregoing).

“Trustee” means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

“Trust Officer” means any officer within the Corporate Trust Administration department of the Trustee (or any successor group of the Trustee) with direct responsibility for the administration of this Indenture and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

“Uniform Commercial Code” means, unless the context requires otherwise, the Uniform Commercial Code as in effect in the state of New York from time to time.

“Unrestricted Cash” means cash, Cash Equivalents and Temporary Cash Investments, other than (i) as disclosed in the consolidated financial statements of the Company as a line item on the balance sheet as “restricted cash” and (ii) cash, Cash Equivalents and Temporary Cash Investments of a Captive Insurance Subsidiary to the extent such cash, Cash Equivalents and Temporary Cash Investments are not permitted by applicable law or regulation to be dividended, distributed or otherwise transferred to the Company or any Restricted Subsidiary that is not a Captive Insurance Subsidiary.

“Unrestricted Subsidiary” means (i) any Subsidiary of the Company that at the time of determination is an Unrestricted Subsidiary, as designated by the Board of Directors in the manner provided below, (ii) any Subsidiary of an Unrestricted Subsidiary and (iii) unless designated a Restricted Subsidiary as provided below, NHDSA Holding, LLC and NHDSA LLC. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Restricted Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, that (A) such designation was made at or prior to the Issue Date, or (B) the Subsidiary to be so designated has total consolidated assets of $1,000 or less or (C) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments.” The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that immediately after giving effect to such designation (x) the Company could Incur at least $1.00 of additional Indebtedness under paragraph (a) in the covenant described under “—Certain Covenants—Limitation on Indebtedness” or (y) the Consolidated Coverage Ratio would be greater than it was immediately prior to giving effect to such designation or (z) such

Subsidiary shall be a Special Purpose Subsidiary with no Indebtedness outstanding other than Indebtedness that can be Incurred (and upon such designation shall be deemed to be Incurred and outstanding) pursuant to paragraph (b) of the covenant described under “—Certain Covenants—Limitation on Indebtedness.” Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Company’s Board of Directors giving effect to such designation and an Officer’s Certificate of the Company certifying that such designation complied with the foregoing provisions. For the avoidance of doubt, any Senior Subordinated Notes in which a beneficial interest is held by any Unrestricted Subsidiary on the Issue Date may be acquired or retired by the Company or any Restricted Subsidiary without restriction under the covenant described under “—Certain Covenants—Limitation on Restricted Payments” and any such acquisition or retirement shall be deemed specifically excluded from the definition of “Restricted Payment.”

“U.S. Government Obligation” means (x) any security that is (i) a direct obligation of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or (ii) an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case under the preceding clause (i) or (ii) is not callable or redeemable at the option of the issuer thereof, and (y) any depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any U.S. Government Obligation that is specified in clause (x) above and held by such bank for the account of the holder of such depositary receipt, or with respect to any specific payment of principal of or interest on any U.S. Government Obligation that is so specified and held, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal or interest evidenced by such depositary receipt.

“Voting Stock” of an entity means all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of directors or all interests in such entity with the ability to control the management or actions of such entity.

“Wholly Owned Domestic Subsidiary” means as to any Person, any Domestic Subsidiary of such Person that is a Subsidiary of such Person, and of which such Person owns, directly or indirectly through one or more Wholly Owned Domestic Subsidiaries, all of the Capital Stock of such Domestic Subsidiary.

Registration Rights; Exchange Offer

The Company entered into the Exchange and Registration Rights Agreement with respect to the Notes, pursuant to which we agreed, for the benefit of the Holders of the Notes, to use our commercially reasonable efforts:

(1) to file with the SEC one or more registration statements, which we refer to as the Exchange Offer Registration Statement, under the Securities Act relating to an exchange offer, which we refer to as the Exchange Offer, pursuant to which new notes substantially identical to the Notes (except that such new notes will not contain terms with respect to the payment of additional interest described below or transfer restrictions), which we refer to as the Exchange Notes, would be offered in exchange for the then outstanding Notes tendered at the option of the Holders thereof; and

(2) to cause the Exchange Offer Registration Statement to become effective within 270 days following the Issue Date.

We further agreed to use commercially reasonable efforts to commence the Exchange Offer promptly after the Exchange Offer Registration Statement has become effective, hold the offer open for the period required by applicable law (including pursuant to any applicable interpretation by the staff of the SEC), but in any event for at least 10 business days, and exchange the Exchange Notes for all Notes validly tendered and not withdrawn before the expiration of the offer.

Under existing SEC interpretations contained in several no action letters to third parties, the Exchange Notes would in general be freely transferable by Holders thereof (other than affiliates of the Company) after the Exchange Offer without further registration under the Securities Act (subject to certain representations required to be made by each Holder of Notes participating in the Exchange Offer, as set forth below). However, any purchaser of Notes who is an “affiliate” of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes (1) will not be able to rely on such SEC interpretations, (2) will not be able to tender its Notes in the Exchange Offer and (3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Notes unless such sale or transfer is made pursuant to an exemption from such requirements. In addition, in connection with any resales of Exchange Notes, broker dealers, which we refer to as Participating Broker Dealers, receiving Exchange Notes in the Exchange Offer will be subject to a prospectus delivery requirement with respect to resales of those Exchange Notes. The SEC has taken the position that Participating Broker Dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes (other than a resale of an unsold allotment from the original sale of the Notes) by delivery of the prospectus contained in the Exchange Offer Registration Statement. Under the Exchange and Registration Rights Agreement, we are required to allow Participating Broker Dealers to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such Exchange Notes for a period of 90 days after the consummation of the Exchange Offer. Each beneficial holder of Notes who wishes to exchange such Notes for Exchange Notes in the Exchange Offer will be required to represent (1) that any Exchange Notes to be received by it will be acquired in the ordinary course of its business, (2) that at the time of the commencement of the Exchange Offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes, (3) that it is not an affiliate of ours, as defined in Rule 405 of the Securities Act, (4) if it is not a broker dealer, that it is not engaged in, and does not intend to engage in, the distribution of Exchange Notes, (5) if it is a Participating Broker Dealer, that it will deliver a prospectus in connection with any resale of such Exchange Notes, and (6) that it is not acting on behalf of any person who could not truthfully make the foregoing representations.

However, if:

(1) on or before the date of consummation of the Exchange Offer, the existing SEC interpretations are changed such that the Exchange Notes would not in general be freely transferable in such manner on such date;

(2) the Exchange Offer has not been completed within 360 days following the Issue Date;

(3) under certain circumstances, the initial purchasers so request with respect to Notes not eligible to be exchanged for Exchange Notes in the Exchange Offer; or

(4) any Holder of the Notes (other than an Initial Purchaser) is not permitted by applicable law to participate in the Exchange Offer, or if any Holder may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not available for such resales by such Holder (other than, in either case, due solely to the status of such Holder as an affiliate of the Company within the meaning of the Securities Act or due to such Holder’s inability to make the representations referred to above), we will use our commercially reasonable efforts to file, as promptly as reasonably practicable, one or more registration statements under the Securities Act relating to a shelf registration, which we refer to as the Shelf Registration Statement, of the Notes or Exchange Notes, as the case may be, for resale by Holders or, in the case of clause (3), of the Notes held by the initial purchasers for resale by the initial purchasers, which we refer to as the Resale Registration, and will use our commercially reasonable efforts to cause the Shelf Registration Statement to become effective within 90 days following the date on which the obligation to file the Shelf Registration Statement arises. We will use our commercially reasonable efforts to cause the Shelf Registration Statement to remain effective until the earlier of one year following the effective date of such registration statement or such shorter period that will terminate when all the securities covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement or are distributed to the public pursuant to

Rule 144 or would be eligible to be sold by a Person that is not an “affiliate” (as defined in Rule 144) of us pursuant to Rule 144 without volume restriction. Under certain circumstances, we may suspend the availability of the Shelf Registration Statement for certain periods of time.

We will, in the event of the Resale Registration, provide to the Holder or Holders of the applicable Notes copies of the prospectus that is a part of the Shelf Registration Statement, notify such Holder or Holders when the Resale Registration for the applicable Notes has become effective and take certain other actions as are required to permit unrestricted resales of the applicable Notes. A Holder of Notes that sells such Notes pursuant to the Resale Registration generally would be required to be named as a selling securityholder in the prospectus related to the Shelf Registration Statement and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Exchange and Registration Rights Agreement that are applicable to such a Holder (including certain indemnification obligations). In addition, each such Holder of Notes will be required, among other things, to deliver information to be used in connection with the Shelf Registration Statement within the time periods set forth in the Exchange and Registration Rights Agreement in order to benefit from the provisions regarding additional interest set forth below.

Although we intend to file one or more registration statements as previously described, we cannot assure you that any such registration statement will be filed or, if filed, that it will become effective.

In the event that:

(1) the Exchange Offer has not been consummated within 360 days following the Issue Date; or

(2) if a Shelf Registration Statement is required to be filed under the Exchange and Registration Rights Agreement, the Shelf Registration Statement is not declared effective within 90 days following the date on which the obligation to file the Shelf Registration Statement arises; or

(3) any Shelf Registration Statement required by the Exchange and Registration Rights Agreement is filed and declared effective, and during the period the Company is required to use its commercially reasonable efforts to cause the Shelf Registration Statement to remain effective (i) the Company shall have suspended and be continuing to suspend the availability of the Shelf Registration Statement for more than 60 days in the aggregate in any consecutive twelve month period, or (ii) such Shelf Registration Statement ceases to be effective and such Shelf Registration Statement is not replaced within 90 days by a Shelf Registration Statement that is filed and declared effective.

(any such event referred to in clauses (1) through (3) we refer to as a Registration Default), then additional interest will accrue on the Transfer Restricted Notes (as defined below), for the period from the occurrence of a Registration Default (but only with respect to one Registration Default at any particular time) until such time as all Registration Defaults have been cured at a rate per annum equal to 0.25% during the first 90-day period following the occurrence of such Registration Default which rate shall increase by an additional 0.25% during each subsequent 90-day period, up to a maximum of 0.50% regardless of the number of Registration Defaults that shall have occurred and be continuing. Any such additional interest will be paid in the same manner and on the same dates as interest payments in respect of Transfer Restricted Notes. Following the cure of all Registration Defaults, the accrual of such additional interest will cease. A Registration Default with respect to a failure to file, cause to become effective or maintain the effectiveness of a Shelf Registration Statement will be deemed cured upon consummation of the Exchange Offer in the case of a Shelf Registration Statement required to be filed due to a failure to consummate the Exchange Offer within the required time period. References in this “Description of Senior Notes,” except for provisions described above under the caption “—Amendments and Waivers,” to interest on the Notes shall include additional interest, if any.

For purposes of the foregoing, Transfer Restricted Notes means each Note until (1) the date on which such Note has been exchanged for a freely transferable Exchange Note in the Exchange Offer, (2) the date on which such Note has been effectively registered under the Securities Act and disposed of in accordance with a Shelf

Registration Statement, (3) the date on which such Note is distributed to the public pursuant to Rule 144 of the Securities Act or (4) the earliest date that is no less than 480 days after the Issue Date and on which such Note would be eligible to be sold by a Person that is not an “affiliate” (as defined in Rule 144) of us pursuant to Rule 144 without volume restriction.

Notes not tendered in the Exchange Offer will bear interest at the applicable rate set forth on the cover page of this offering circular and will be subject to all the terms and conditions specified in the Indenture, including transfer restrictions. The Exchange Notes will be accepted for clearance through DTC.

The summary herein of certain provisions of the Exchange and Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Exchange and Registration Rights Agreement, a copy of which will be available upon request to us.

The Notes and the Exchange Notes will be respectively considered collectively to be a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase, and for purposes of this “Description of Senior Notes” (except under this caption “Registration Rights; Exchange Offer”) all references herein to Notes shall be deemed to refer collectively to Notes and any Exchange Notes, unless the context otherwise requires.

Book Entry, Delivery and Form

The Global Notes

The New Notes to be issued in exchange for Old Notes will be issued in the form of several registered notes in global form, without interest coupons, which we refer to as the global notes, as follows:

•	Notes sold to qualified institutional buyers under Rule 144A will be represented by the Rule 144A global note; and

•

Notes sold in offshore transactions to non-U.S. persons in reliance on Regulation S will initially be represented by the temporary Regulation S global note and, after completion of the global note exchange described below, by the permanent Regulation S global note.

Upon issuance, each of the global notes was deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC. Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC, which we refer to as DTC participants, or persons who hold beneficial interests through DTC participants.

We expect that under procedures established by DTC:

•

upon deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the initial purchasers; and

•

ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in the Regulation S global note will initially be credited within DTC to Euroclear Bank S.A./N.V., or Euroclear, and Clearstream Luxembourg, société anonyme, or Clearstream, on behalf of the owners of these interests.

Investors may hold their interests in the Regulation S global note directly through Euroclear or Clearstream, if they are participants in those systems, or indirectly through organizations that are participants in those systems.

Investors may also hold their interests in the Regulation S global note through organizations other than Euroclear or Clearstream that are DTC participants. Each of Euroclear and Clearstream will appoint a DTC participant to act as its depositary for the interests in the Regulation S global note that are held within DTC for the account of each settlement system on behalf of its participants.

Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Each global note and beneficial interests in each global note is subject to restrictions on transfer as described under “Notice to Investors.”

These restrictions on transfer will apply from the closing date of the offering until the date that is one year, in the case of Rule 144A notes, or 40 days, in the case of Regulation S notes, after the later of the closing date of the offering and the last date that we or any of our affiliates was the owner of the Notes or any predecessor of the Notes, which period we refer to as the Resale Restriction Period, and will not apply after the Resale Restriction Period ends.

Exchanges Among the Global Notes

Beneficial interests in one global note of a series may generally be exchanged for interests in another global note of the same series. Depending on whether the transfer is being made during or after the Resale Restriction Period, and to which global note the transfer is being made, the trustee may require the seller to provide certain written certifications in the form provided in the Indenture.

A beneficial interest in a global note that is transferred to a person who takes delivery through another global note will, upon transfer, become subject to any transfer restrictions and other procedures applicable to beneficial interests in the other global note.

Book-Entry Procedures for the Global Notes

All interests in the global notes are subject to the operations and procedures of DTC, Euroclear and Clearstream. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. None of the Company, the Trustee or the initial purchasers are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the Notes represented by that global note for all purposes under the Indenture.

Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have Notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•

will not be considered the owners or holders of the Notes under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the Indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of Notes under the Indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium (if any) and interest with respect to the Notes represented by a global note will be made by the paying agent to DTC’s nominee as the registered holder of the global note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.

Cross market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a global note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a global note from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a global note to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the business day for Euroclear or Clearstream following the DTC settlement date.

DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related Notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 120 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 120 days;

•	we, at our option, notify the trustee that we elect to cause the issuance of certificated notes; or

•	certain other events provided in the Indenture should occur.

PLAN OF DISTRIBUTION

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with the resale of New Notes received in exchange for Old Notes, where such Old Notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of up to 90 days after the exchange offer is consummated, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time, in one or more transactions, through the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at prevailing market prices at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or, alternatively, to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to the exchange offer, other than underwriting discounts and commissions, brokerage commissions and applicable transfer taxes, and will indemnify certain Holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

Based on interpretations by the Staff of the SEC as set forth in no-action letters issued to third parties (including Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), K-111 Communications Corporation (available May 14, 1993) and Shearman & Sterling (available July 2, 1993)), we believe that the New Notes issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by any holder of such New Notes, other than any such holder that is a broker-dealer or an “affiliate” of us within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	such New Notes are acquired in the ordinary course of business;

•	at the time of the commencement of the exchange offer such holder has no arrangement or understanding with any person to participate in a distribution of such New Notes; and

•	such holder is not engaged in and does not intend to engage in a distribution of such New Notes.

We have not sought and do not intend to seek a no-action letter from the SEC, with respect to the effects of the exchange offer, and there can be no assurance that the Staff would make a similar determination with respect to the New Notes as it has in such no-action letters.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain U.S. federal income tax considerations relating to the exchange offer (as described under the heading “The Exchange Offer”). This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, U.S. Treasury regulations promulgated or proposed thereunder and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect, or to different interpretation. This discussion does not address all of the U.S. federal income tax considerations that may be relevant to specific Holders (as defined below) in light of their particular circumstances or to Holders subject to special treatment under U.S. federal income tax law (such as banks, insurance companies, dealers in securities or other Holders that generally mark their securities to market for U.S. federal income tax purposes, tax-exempt entities, retirement plans, regulated investment companies, real estate investment trusts, certain former citizens or residents of the United States, Holders that hold a Note as part of a straddle, hedge, conversion or other integrated transaction or Holders that are U.S. persons that have a “functional currency” other than the U.S. dollar). This discussion does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal estate, gift or alternative minimum tax considerations. As used in this discussion, the term “Holder” means a beneficial owner of a Note.

The exchange of an Old Note for a New Note pursuant to the exchange offer will not be treated as a sale or exchange of the Old Note by a Holder for U.S. federal income tax purposes. Accordingly, a Holder of an Old Note will not recognize any gain or loss upon the exchange of such Old Note for a New Note pursuant to the exchange offer. Such Holder’s holding period for such New Note will include the holding period for such Old Note, and such Holder’s adjusted tax basis in such New Note will be the same as such Holder’s adjusted tax basis in such Old Note. There will be no U.S. federal income tax consequences to a Holder of an Old Note that does not participate in the exchange offer.

INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSIDERATIONS RELATING TO THE EXCHANGE OFFER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the exchange of Old Notes for New Notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code (“ERISA Plans”) or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each arrangement or ERISA Plan, a “Plan”).

Prohibited transaction issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition, exchange or holding of Notes by an ERISA Plan with respect to which the Issuer or the Guarantors are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired, exchanged and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption.

Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) or ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or Section 4975 of the Code.

Because of the foregoing, the Notes should not be purchased, exchanged or held by any person investing “plan assets” of any Plan, unless such purchase, exchange and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

Accordingly, by exchange of a Note each holder, or in the case of a transfer of the Note, subsequent transferee will be deemed to have represented and warranted that either (a) no portion of the assets used by such holder or transferee to acquire, exchange or hold the Notes constitutes assets of any Plan or (b) the acquisition, exchange and holding, as applicable, of the Notes by such holder or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing or exchanging the Notes (and holding the Notes) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the Notes.

VALIDITY OF THE NOTES

Debevoise & Plimpton LLP, New York, New York will pass upon the validity of the New Notes and the guarantees. Debevoise & Plimpton LLP will rely upon the opinions of Richards, Layton & Finger, P.A. as to certain matters of Delaware law, upon the opinions of Holland & Knight LLP as to certain matters of Florida and Maryland law, upon the opinions of Clark Hill PLC as to certain matters of Michigan law and upon the opinions of Holland & Hart LLP as to certain matters of Nevada law. Debevoise & Plimpton LLP has in the past provided, and continues to provide, legal services to CD&R and its affiliates. Franci J. Blassberg, Esq., a member of Debevoise & Plimpton LLP, is married to Joseph L. Rice, III, who is a former Chairman of CD&R.

WHERE YOU CAN FIND MORE INFORMATION

In connection with the exchange offer, we have filed with the SEC a registration statement on Form S-4 under the Securities Act relating to the New Notes to be issued in the exchange offer. As permitted by SEC rules, this prospectus omits information included in the registration statement. For a more complete understanding of the exchange offer, you should refer to the registration statement, including its exhibits.

Following effectiveness of the registration statement relating to the exchange offer, we will be required to file annual reports, information, documents and other reports with the SEC. The Indenture requires us to transmit to the holders of the Notes and the Trustee the annual reports, information, documents and reports that we are required to file with the SEC under Section 13(a) or 15(d) of the Securities Exchange Act of 1934 within 15 days after the date on which we are required to file or would be required to file if we were so subject.

The public may read and copy any reports or other information that we file with the SEC. Such filings are available to the public over the internet at the SEC’s website at http://www.sec.gov. The SEC’s website is included in this prospectus as an inactive textual reference only. You may also read and copy any document that we file with the SEC at its public reference room at 100 F Street, NE, Washington DC 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. You may also obtain a copy of the exchange offer’s registration statement and other information that we file with the SEC at no cost by calling us or writing to us at the following address:

HD Supply, Inc.

3100 Cumberland Boulevard, Suite 1480

Atlanta, Georgia 30339

Attn: General Counsel

(770) 852-9000

In order to obtain timely delivery of such materials, you must request documents from us no later than five business days before you make your investment decision or at the latest by                     , 2013.

EXPERTS

The consolidated financial statements as of January 29, 2012 and January 30, 2011 and for each of the three years in the period ended January 29, 2012 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Audited Consolidated Financial Statements
Report of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm	F-2
Consolidated Statements of Operations for the fiscal years ended January 29, 2012, January 30, 2011 and January 31, 2010	F-3
Consolidated Balance Sheets as of January 29, 2012 and January 30, 2011	F-4
Consolidated Statements of Shareholder’s Equity and Comprehensive Income for the fiscal years ended January 29, 2012, January 30, 2011, January 31, 2010 and February 1, 2009	F-5
Consolidated Statements of Cash Flows for the fiscal years ended January 29, 2012, January 30, 2011 and January 31, 2010	F-6
Notes to Audited Consolidated Financial Statements	F-7

Unaudited Consolidated Financial Statements
Consolidated Statements of Operations and Comprehensive Income for three months and nine months ended October 28, 2012 and October 30, 2011	F-46
Consolidated Balance Sheets as of October 28, 2012 and January 29, 2012	F-47
Consolidated Statements of Cash Flows for nine months ended October 28, 2012 and October 30, 2011	F-48
Notes to Unaudited Consolidated Financial Statements	F-49

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholder of HD Supply, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholder’s equity (deficit) and comprehensive income (loss) and cash flows present fairly, in all material respects, the financial position of HD Supply, Inc. and its subsidiaries at January 29, 2012 and January 30, 2011, and the results of their operations and their cash flows for each of the three years in the period ended January 29, 2012 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index appearing under Item 21(b) presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Atlanta, Georgia

March 23, 2012, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of discontinued operations discussed in Note 18, as to which the date is July 20, 2012

HD SUPPLY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Amounts in millions

	Fiscal Year Ended
	January 29, 2012	January 30, 2011	January 31, 2010
Net Sales	$7,028	$6,449	$6,313
Cost of sales	5,014	4,608	4,545

Gross Profit	2,014	1,841	1,768
Operating expenses:
Selling, general and administrative	1,532	1,455	1,453
Depreciation and amortization	327	341	359
Restructuring	—	8	21
Goodwill impairment	—	—	219

Total operating expenses	1,859	1,804	2,052

Operating Income (Loss)	155	37	(284)
Interest expense	639	623	602
Other (income) expense, net	—	(1)	(208)

Income (Loss) from Continuing Operations Before Provision (Benefit) for Income Taxes	(484)	(585)	(678)
Provision (benefit) for income taxes	79	28	(198)

Income (Loss) from Continuing Operations	(563)	(613)	(480)
Loss from discontinued operations, net of tax	20	(6)	(34)

Net Income (Loss)	$(543)	$(619)	$(514)

The accompanying notes are an integral part of these consolidated financial statements.

HD SUPPLY, INC.

CONSOLIDATED BALANCE SHEETS

Amounts in millions, except share data

	January 29, 2012	January 30, 2011
ASSETS
Current assets:
Cash and cash equivalents	$111	$292
Receivables, less allowance for doubtful accounts of $32 and $36	1,002	907
Inventories	1,108	1,035
Deferred tax asset	58	102
Other current assets	47	45

Total current assets	2,326	2,381

Property and equipment, net	398	390
Goodwill	3,151	3,150
Intangible assets, net	735	992
Other assets	128	176

Total assets	$6,738	$7,089

LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$714	$805
Accrued compensation and benefits	140	118
Current installments of long-term debt	82	10
Other current liabilities	378	272

Total current liabilities	1,314	1,205

Long term debt, excluding current installments	5,380	5,239
Deferred tax liabilities	111	101
Other liabilities	361	448

Total liabilities	7,166	6,993

Stockholder’s equity (deficit):
Common stock, par value $0.01; authorized 1,000 shares; issued 1,000 shares at January 29, 2012 and January 30, 2011	—	—
Paid-in capital	2,680	2,660
Accumulated deficit	(3,106)	(2,563)
Accumulated other comprehensive loss	(2)	(1)

Total stockholder’s equity (deficit)	(428)	96

Total liabilities and stockholder’s equity (deficit)	$6,738	$7,089

The accompanying notes are an integral part of these consolidated financial statements.

HD SUPPLY, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY (DEFICIT) AND COMPREHENSIVE INCOME (LOSS)

Amounts in millions

	Common Stock	Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Equity
Balance at February 1, 2009	$—	$2,625	$(1,418)	$(32)	$1,175
Net loss			(514)		(514)
Other comprehensive income (loss):
Unrealized gains on derivatives, net of tax of $(1)				2	2
Foreign currency translation adjustment				19	19

Total comprehensive income (loss)					(493)
Stock-based compensation		18			18
Change in fiscal year end of subsidiary			(13)		(13)
Other			1		1

Balance at January 31, 2010	$—	$2,643	$(1,944)	$(11)	$688

Equity contribution		1			1
Net loss			(619)		(619)
Other comprehensive income (loss):
Unrealized gains on derivatives, net of tax of $(1)				1	1
Foreign currency translation adjustment				9	9

Total comprehensive income (loss)					(609)
Stock-based compensation		17			17
Other		(1)			(1)

Balance at January 30, 2011	$—	$2,660	$(2,563)	$(1)	$96

Net loss			(543)		(543)
Other comprehensive income (loss):
Foreign currency translation adjustment				(1)	(1)

Total comprehensive income (loss)					(544)
Stock-based compensation		20			20

Balance at January 29, 2012	$—	$2,680	$(3,106)	$(2)	$(428)

The accompanying notes are an integral part of these consolidated financial statements.

HD SUPPLY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Amounts in millions

	Fiscal Year Ended
	January 29, 2012	January 30, 2011	January 31, 2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(543)	$(619)	$(514)
Reconciliation of net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	350	369	392
Provision for uncollectibles	13	12	23
Non-cash interest expense	183	259	239
Stock-based compensation expense	20	17	18
Deferred income taxes	76	20	(221)
Unrealized derivative (gain) loss	(1)	(6)	(11)
Loss (gain) on extinguishment of debt	—	2	(200)
Goodwill and other asset impairments	8	1	256
Gain on sale of businesses	(9)	—	—
Other	(1)	2	2
Changes in assets and liabilities, net of the effects of acquisitions:
(Increase) decrease in receivables	(170)	(61)	221
(Increase) decrease in inventories	(149)	2	186
(Increase) decrease in other current assets	(3)	231	147
(Increase) decrease in other assets	—	1	1
Increase (decrease) in accounts payable and accrued liabilities	58	312	(481)
Increase (decrease) in other long term liabilities	3	9	11

Net cash provided by (used in) operating activities	(165)	551	69

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(115)	(49)	(58)
Proceeds from sales of property and equipment	4	4	8
Refunds (payments) for businesses acquired, net of cash acquired	(21)	—	6
Proceeds from sales of businesses	128	—	3
Purchase of investments	(23)	—	—
Proceeds from sale of investments	21	—	—

Net cash provided by (used in) investing activities	(6)	(45)	(41)

CASH FLOWS FROM FINANCING ACTIVITIES:
Equity contribution	—	1	—
Repayments of long-term debt	(10)	(40)	(72)
Borrowings on long-term revolver debt	1,053	178	5
Repayments on long-term revolver debt	(1,053)	(860)	(196)
Debt modification and issuance costs	—	(34)	—

Net cash provided by (used in) financing activities	(10)	(755)	(263)

Effect of exchange rates on cash and cash equivalents	—	2	3

Increase (decrease) in cash and cash equivalents	(181)	(247)	(232)
Cash and cash equivalents at beginning of period	292	539	771

Cash and cash equivalents at end of period	$111	$292	$539

The accompanying notes are an integral part of these consolidated financial statements.

HD SUPPLY, INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

HD Supply, Inc. (the “Company” or “HD Supply”), a wholly-owned subsidiary of HDS Investment Holding, Inc. (“Holding”), is one of the largest industrial distribution companies in North America. With a diverse portfolio of industry-leading businesses, the Company provides a broad range of products and services to approximately 440,000 professional customers in the infrastructure and energy, maintenance, repair and improvement, and specialty construction markets.

The Company provides an expansive offering of approximately one million stock-keeping units (“SKUs”) of quality, name-brand and propriety-brand products at competitive prices. Through 640 locations across 45 states and 9 Canadian provinces, HD Supply provides localized, customer-driven services including jobsite delivery, will call or direct-ship options, diversified logistics and innovative solutions that contribute to its customers’ success.

HD Supply is managed primarily on a product line basis and reports results of operations in four reportable segments. The reportable segments are Facilities Maintenance, Waterworks, Power Solutions (formerly Utilities/Electrical), and White Cap. Other operating segments include Crown Bolt, Repair & Remodel, Creative Touch Interiors (“CTI”), and HD Supply Canada. In addition, the consolidated financial statements include Corporate, which includes enterprise-wide functional departments.

Principles of Consolidation

The consolidated financial statements present the results of operations, financial position and cash flows of HD Supply, Inc. and its wholly-owned subsidiaries. All material intercompany balances and transactions are eliminated. Results of operations of companies acquired are included from their respective dates of acquisition. The assets, liabilities, and results of operations of all discontinued operations have been separately reported as discontinued operations for all periods presented. Certain amounts in prior-period financial statements have been reclassified to conform to the current period’s presentation.

Prior to February 2, 2009, CTI’s results were reported using a December year-end and therefore were consolidated one month in arrears into the consolidated financial statements of HD Supply, Inc. Effective February 2, 2009, CTI’s results are being consolidated on a January fiscal year-end, eliminating the lag period. The effect of eliminating the lag period for CTI’s results of operations was recorded directly to beginning Accumulated Deficit in the Statement of Stockholders’ Equity as of February 2, 2009.

Fiscal Year

HD Supply’s fiscal year is a 52- or 53-week period ending on the Sunday nearest to January 31. Fiscal years ended January 29, 2012 (“fiscal 2011”), January 30, 2011 (“fiscal 2010”), and January 31, 2010 (“fiscal 2009”) all include 52 weeks.

Estimates

Management has made a number of estimates and assumptions relating to the reporting of assets and liabilities, the disclosure of contingent assets and liabilities, and reported amounts of revenues and expenses in preparing these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Actual results could differ from these estimates.

Cash and Cash Equivalents

HD Supply considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

Allowance for Doubtful Accounts

Accounts receivable are evaluated for collectability based on numerous factors, including past transaction history with customers, their credit worthiness, and an assessment of lien and bond rights. An allowance for doubtful accounts is estimated as a percentage of aged receivables. This estimate is periodically adjusted when management becomes aware of a specific customer’s inability to meet its financial obligations (e.g., bankruptcy filing) or as a result of changes in historical collection patterns.

Inventories

Inventories are carried at the lower of cost or market. The cost of substantially all inventories is determined by the moving or weighted average cost method. Inventory value is evaluated at each balance sheet date to ensure that it is carried at the lower of cost or market. This evaluation includes an analysis of historical physical inventory results, a review of excess and obsolete inventories based on inventory aging, and anticipated future demand. Periodically, perpetual inventory records are adjusted to reflect declines in net realizable value below inventory carrying cost.

Consideration Received From Vendors

At the beginning of each calendar year, HD Supply enters into agreements with many of its vendors providing for inventory purchase rebates (“vendor rebates”) upon achievement of specified volume purchasing levels. Vendor rebates are accrued as part of cost of sales for products sold based on progress towards earning the vendor rebates, taking into consideration cumulative purchases of inventory to date and projected purchases through the end of the year. An estimate of unearned vendor rebates is included in the carrying value of inventory at each period end for vendor rebates recognized on products not yet sold. At January 29, 2012 and January 30, 2011, vendor rebates due to HD Supply were $71 million and $60 million, respectively. These receivables are included in Receivables in the accompanying Consolidated Balance Sheets.

Property and Equipment

Property and equipment are recorded at cost and depreciated using the straight-line method based on the following estimated useful lives of the assets:

Buildings and improvements	5 – 45 years
Transportation equipment	5 – 7 years
Furniture, fixtures and equipment	2 – 10 years

Capitalized Software Costs

HD Supply capitalizes certain software costs, which are being amortized on a straight-line basis over the estimated useful lives of the software, ranging from three to six years. At January 29, 2012 and January 30, 2011, capitalized software costs totaled $71 million and $85 million, respectively, net of accumulated amortization of $114 million and $92 million, respectively. Amortization of capitalized software costs totaled $28 million, $31 million, and $29 million, in fiscal 2011, fiscal 2010, and fiscal 2009, respectively.

Goodwill

Goodwill represents the excess of purchase price over fair value of net assets acquired. HD Supply does not amortize goodwill, but does assess the recoverability of goodwill in the third quarter of each fiscal year or whenever events or circumstances indicate that it is “more likely than not” that the fair value of a reporting unit has dropped below its carrying value. For the fiscal 2011 and fiscal 2010 annual impairment tests, the fair values of HD Supply’s identified reporting units were estimated using a discounted cash flow (“DCF”) analysis and a market comparable method, with each method being equally weighted in the calculation. There was no indication of impairment in any of the Company’s reporting units during either the fiscal 2011 or fiscal 2010 annual testing. HD Supply recorded $224 million in non-cash goodwill impairment charges during fiscal 2009. See Note 5, Goodwill and Intangible Assets, for a complete description of the Company’s goodwill.

Impairment of Long-Lived Assets

Long-lived assets, including property and equipment, are reviewed for possible impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. To analyze recoverability, undiscounted future cash flows over the remaining life of the asset are projected. If these projected cash flows are less than the carrying amount, an impairment loss is recognized to the extent the fair value of the asset less any costs of disposition is less than the carrying amount of the asset. Judgments regarding the existence of impairment indicators are based on market and operational performance. Evaluating potential impairment also requires estimates of future operating results and cash flows.

Self-Insurance

HD Supply has a high deductible insurance program for most losses related to general liability, product liability, environmental liability, automobile liability, workers’ compensation, and is self-insured for medical claims and certain legal claims. The expected ultimate cost for claims incurred as of the balance sheet date is not discounted and is recognized as a liability. Self-insurance losses for claims filed and claims incurred but not reported are accrued based upon estimates of the aggregate liability for uninsured claims using loss development factors and actuarial assumptions followed in the insurance industry and historical loss development experience. At both January 29, 2012 and January 30, 2011, reserves totaled approximately $101 million.

Fair Value of Financial Instruments

The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable, accrued compensation and benefits and other current liabilities approximate fair value due to the short-term nature of these financial instruments. The Company’s long-term financial assets and liabilities are recorded at historical costs. See Note 8, Fair Value Measurements, for information on the fair value of long-term financial instruments.

Revenue Recognition

HD Supply recognizes revenue when persuasive evidence of an agreement exists, delivery has occurred or services have been rendered, the price to the buyer is fixed and determinable and collectability is reasonably assured.

HD Supply ships products to customers predominantly by internal fleet and to a lesser extent by third party carriers. Revenues, net of sales tax and allowances for returns and discounts, are recognized from product sales when title to the products is passed to the customer, which generally occurs at the point of destination for products shipped by internal fleet and at the point of shipping for products shipped by third party carriers. Revenues related to services are recognized in the period the services are performed and totaled $73 million, $56 million, and $56 million in fiscal 2011, fiscal 2010, and fiscal 2009, respectively.

Shipping and Handling Fees and Costs

HD Supply includes shipping and handling fees billed to customers in Net sales. Shipping and handling costs associated with inbound freight are capitalized to inventories and relieved through Cost of sales as inventories are sold. Shipping and handling costs associated with outbound freight are included in Selling, general and administrative expenses and totaled $96 million, $91 million, and $84 million in fiscal 2011, fiscal 2010, and fiscal 2009, respectively.

Concentration of Credit Risk

The majority of HD Supply’s sales are credit sales which are made primarily to customers whose ability to pay is dependent, in part, upon the economic strength of the construction industry in the areas where they operate. Concentration of credit risk with respect to trade accounts receivable is limited by the large number of customers comprising HD Supply’s customer base. HD Supply performs ongoing credit evaluations of its customers.

Leases

Leases are reviewed for capital or operating classification at their inception under the guidance of Accounting Standard Codification (“ASC”) 840, Leases. The Company uses its incremental borrowing rate in the assessment of lease classification and assumes the initial lease term includes renewal options that are reasonably assured. HD Supply conducts operations primarily under operating leases. For leases classified as operating leases, the Company records rent expense on a straight-line basis, over the lease term beginning with the date the Company has access to the property which in some cases is prior to commencement of lease payments. Accordingly, the amount of rental expense recognized in excess of lease payments is recorded as a deferred rent liability and is amortized to rental expense over the remaining term of the lease. Capital leases currently in effect are not material.

Advertising

Advertising costs are charged to expense as incurred except for the costs of producing and distributing certain direct response sales catalogs, which are capitalized and charged to expense over the life of the related catalog. Advertising expenses were approximately $24 million, $21 million, and $20 million in fiscal 2011, fiscal 2010, and fiscal 2009, respectively. Capitalized advertising costs related to direct response advertising were not material.

Income Taxes

The Company provides for federal, state and foreign income taxes currently payable, as well as for those deferred due to temporary differences between reporting income and expenses for financial statement purposes versus tax purposes. Federal, state and foreign tax benefits are recorded as a reduction of income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in income tax rates is recognized as income or expense in the period that includes the enactment date.

The Company consists of corporations, limited liability companies and partnerships. All income tax expense (benefit) of the Company is recorded in the accompanying Consolidated Statements of Operations with the offset recorded through the Company’s current tax accounts, deferred tax accounts, or stockholder’s equity account as appropriate.

Comprehensive Income (Loss)

Comprehensive income (loss) includes Net income (loss) adjusted for certain revenues, expenses, gains and losses that are excluded from net income under U.S. GAAP. Adjustments to net income are for foreign currency translation adjustments and unrealized gains or losses on derivatives, to the extent they are accounted for as an effective hedge under ASC 815, Derivatives and Hedging.

Foreign Currency Translation

Assets and liabilities of foreign subsidiaries with a functional currency of Canadian dollars are translated into U.S. dollars at the current rate of exchange on the last day of the reporting period. Revenues and expenses are translated at a monthly average exchange rate and equity transactions are translated using either the actual exchange rate on the day of the transaction or a monthly average exchange rate.

Derivative Financial Instruments

When the Company enters into derivative financial instruments, it is for hedging purposes. In hedging the exposure to variable cash flows on forecasted transactions, deferral accounting is applied when the derivative reduces the risk of the underlying hedged item effectively as a result of high inverse correlation with the value of the underlying exposure. If a derivative instrument either initially fails or later ceases to meet the criteria for deferral accounting, any subsequent gains or losses are recognized currently in income. Cash flows resulting from derivative financial instruments are classified in the same category as the cash flows from the items being hedged.

Stock-Based Compensation

HDS Investment Holding, Inc. (“Holding”) established an Incentive Stock Plan (the “HDS Plan”) for associates of HD Supply, a wholly-owned subsidiary. The HDS Plan provides for the award of non-qualified stock options and deferred share units of the common stock of Holding. The maximum number of shares of common stock that may be issued under the HDS Plan may not exceed 55.6 million, of which a maximum of 30.9 million shares may be issued in respect of options granted under the HDS Plan. Holding will issue new shares of common stock to satisfy options exercised. The HDS Plan is accounted for under ASC 718, Compensation – Stock Compensation, which requires the recognition of share-based compensation costs in the financial statements.

Recent Accounting Pronouncements

Multiple-deliverable revenue arrangements – In October 2009, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2009-13, “Multiple-Deliverable Revenue Arrangements—a consensus of the FASB Emerging Issues Task Force” (“ASU 2009-13”). This ASU addresses how to separate deliverables under multiple-deliverable arrangements and how to measure and allocate arrangement consideration to one or more units of accounting. In addition, ASU 2009-13 expands the disclosures related to a company’s multiple-deliverable revenue arrangements. The Company adopted the provisions of ASU 2009-13 on January 31, 2011. The adoption did not have an impact on the consolidated financial statements or results of operations.

Fair value measurement – In May 2011, the FASB issued ASU No. 2011-04, “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs” (“ASU 2011-04”). The amendments in this ASU are intended to improve the comparability of fair value measurements presented and disclosed in financial statements prepared in accordance with U.S. GAAP and International Financial Reporting Standards (“IFRS”). The amendments in this ASU explain how to measure fair value. They do not require additional fair value measurements and are not intended to establish valuation standards or affect valuation practices outside of financial reporting. The amendments in this ASU are to be applied prospectively and are effective during interim and annual periods beginning after December 15, 2011. The Company does not expect the adoption of ASU 2011-04 to have a material impact on the Company’s financial position or results of operations.

Comprehensive income – In June 2011, the FASB issued ASU No. 2011-05, “Presentation of Comprehensive Income” (“ASU 2011-05”), to increase the prominence of items reported in other comprehensive income and to facilitate convergence of U.S. GAAP and IFRS. ASU 2011-05 eliminates the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity and requires that all non-owner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In the two-statement approach, the first statement should present total net income and its components followed consecutively by a second statement that should present total other comprehensive income, the components of other comprehensive income, and the total of comprehensive income. In December 2011, the FASB issued ASU No. 2011-12, “Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05” (“ASU 2011-12”), which deferred the requirement to present on the face of the financial statements reclassification adjustments for items that are reclassified from other comprehensive income to net income while the FASB further deliberates this aspect of the proposal. The amendments contained in ASU 2011-05 do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. For public entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. The adoption of ASU 2011-05, as amended by ASU 2011-12, will not have an impact on the Company’s financial position or results of operations. However, adopting the guidance will affect the presentation of components of comprehensive income by eliminating the historical practice of showing these items within the Consolidated Statements of Stockholder’s Equity.

Goodwill impairment testing – In September 2011, the FASB issued ASU No. 2011-08, “Testing Goodwill for Impairment” (“ASU 2011-08”), which simplifies how entities test goodwill for impairment and permits an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. ASU 2011-08 will be effective for fiscal years, and interim periods within those years, beginning after December 15, 2011, although early adoption is permitted. The adoption of ASU 2011-08 will not have an impact on the Company’s financial position or results of operations.

NOTE 2—ACQUISITIONS

HD Supply enters into strategic acquisitions to expand into new markets, new platforms, and new geographies in an effort to better service existing customers and attract new ones. In accordance with the acquisition method of accounting under ASC 805, Business Combinations, the results of the acquisitions completed by HD Supply are reflected in the Company’s consolidated financial statements from the date of acquisition forward.

On June 29, 2012, the Company purchased Peachtree Business Products LLC (“Peachtree”) for approximately $196 million, which is subject to a customary working capital adjustment. Headquartered in Marietta, Georgia, Peachtree Business Products specializes in customizable business and property marketing supplies, serving residential and commercial property managers, medical facilities, schools and universities, churches and funeral homes. Peachtree Business Products LLC is operated as part of the Facilities Maintenance segment.

On May 2, 2011, the Company closed on a transaction to acquire substantially all of the assets of Rexford Albany Municipal Supply Company, Inc. (“RAMSCO”) for approximately $21 million. RAMSCO specializes in distributing water, sanitary and storm sewer materials primarily to municipalities and contractors through four locations in upstate New York. These locations are operated as part of the HD Supply Waterworks business.

On June 1, 2009, HD Supply acquired substantially all of the assets of ORCO Construction Supply, a former competitor of the White Cap business, out of bankruptcy, for approximately $16 million. The total estimated fair value of the net assets acquired, net of liabilities assumed, at the date of the acquisition was $18 million, resulting in a $2 million bargain purchase gain, which is included in Other (income) expense, net in the Consolidated Statements of Operations.

NOTE 3—DISCONTINUED OPERATIONS

On September 9, 2011, the Company sold all of the issued and outstanding equity interests in its Plumbing/HVAC (“Plumbing”) business to Hajoca Corporation. The Company received cash proceeds of approximately $116 million, net of $8 million remaining in escrow and $4 million of transaction costs. As a result of the sale, the Company recorded a $7 million pre-tax gain in fiscal 2011.

On February 28, 2011, HD Supply Canada sold substantially all of the assets of SESCO/QUESCO (“SESCO”), an electrical products division of HD Supply Canada, to Sonepar Canada, and received proceeds of approximately $11 million, less $1 million remaining in escrow. As a result of the sale, the Company recorded a $2 million pre-tax gain in fiscal 2011.

Subsequent Event

On March 26, 2012, the Company sold all of the issued and outstanding equity interests in its Industrial Pipes, Valves and Fittings (“IPVF”) business to Shale-Inland Holdings, LLC for proceeds of approximately $469 million, which is subject to a customary working capital adjustment.

Summary Financial Information

In accordance with ASC 205-20, Discontinued Operations, the results of the IPVF, Plumbing/HVAC and SESCO/QUESCO operations and the gains on sales of the businesses are classified as discontinued operations. The presentation of discontinued operations includes revenues and expenses of the discontinued operations and gain on the sale of businesses, net of tax, as one line item on the Consolidated Statements of Operations. All Consolidated Statements of Operations presented have been revised to reflect this presentation. The following tables provide additional detail related to the results of operations of the discontinued operations (amounts in millions):

	Fiscal 2011	Fiscal 2010	Fiscal 2009
Net sales	$969	$1,028	$1,105
Gains on sales of discontinued operations	9	—	—
Income (loss) before provision for income taxes	20	(6)	(53)
Provision for income taxes	—	—	(19)

Income (loss) from discontinued operations, net of tax	$20	$(6)	$(34)

NOTE 4—RELATED PARTIES

On August 30, 2007, investment funds associated with Clayton, Dubilier & Rice, Inc., The Carlyle Group and Bain Capital Partners, LLC (collectively the “Equity Sponsors”) formed Holding and entered into a stock purchase agreement with The Home Depot, Inc. (“Home Depot” or “THD”) pursuant to which Home Depot agreed to sell to Holding or to a wholly owned subsidiary of Holding certain intellectual properties and all the outstanding common stock of HD Supply, Inc. and the Canadian subsidiary CND Holdings, Inc. On August 30, 2007, through a series of transactions, Holding’s direct wholly owned subsidiary, HDS Holding Corporation, acquired direct control of HD Supply through the merger of its wholly owned subsidiary, HDS Acquisition Corp., with and into HD Supply, Inc. and the Canadian subsidiary CND Holdings, Inc. Through these transactions (the “Transactions”), Home Depot was paid cash of $8.2 billion and 12.5% of Holding’s common stock worth $325 million for certain intellectual property and all of the outstanding common stock of HD Supply, Inc. and CND Holdings, Inc. including all dividends and interest payable associated with those shares. During fiscal 2009, HD Supply, Inc. and the Canadian subsidiary CND Holdings, Inc. received $22 million from Home Depot for the working capital adjustment and settlement of other items finalizing the purchase price of the Transactions.

Home Depot

Sales and Purchases—HD Supply derived revenue from the sale of products to Home Depot of $275 million, $299 million, and $290 million in fiscal 2011, fiscal 2010, and fiscal 2009, respectively. The revenue was recorded at an amount that generally approximates fair value. Accounts receivable from the sale of products to Home Depot were $45 million and $27 million at January 29, 2012 and January 30, 2011, respectively, and are included within Receivables in the accompanying Consolidated Balance Sheets. In addition to sales, HD Supply purchased product from Home Depot of less than $1 million in each of fiscal 2011, fiscal 2010, and fiscal 2009. All purchases were recorded in Cost of sales when the inventory was sold.

Strategic Agreement—On the date of the Transactions, Home Depot entered into a strategic purchase agreement with Crown Bolt, HD Supply’s distribution services line of business. This agreement provides a guaranteed revenue stream to Crown Bolt through January 31, 2015 by specifying minimum annual purchase requirements from Home Depot. The minimum annual purchase requirements range from $257 million at the outset of the agreement in 2007 to $401 million in the final year. Crown Bolt recorded $20 million and $12 million during fiscal 2011 and fiscal 2010, respectively, in Net sales in accordance with the minimum purchase requirement provisions of this strategic purchase agreement.

Equity Sponsors

In conjunction with the closing of the Transactions, the Company entered into a management agreement whereby the Company will pay the Equity Sponsors a $5 million annual aggregate management fee (“Sponsor Management Fee”) and related expenses through August 2017. During each of fiscal 2011, fiscal 2010, and fiscal 2009, the Company recorded $5 million of Sponsor Management Fees and related expenses, which are included in Selling, general and administrative expense in the Consolidated Statements of Operations.

Management of the Company has been informed that, as of January 29, 2012, affiliates of certain of the Equity Sponsors beneficially owned approximately $833 million aggregate principal amount, or 33%, of the Company’s 12.0% Senior Notes due 2014 and $713 million aggregate principal amount, or 39%, of the Company’s 13.5% Senior Subordinated Notes due 2015.

HD Supply purchased product from affiliates of the Equity Sponsors for approximately $61 million, $46 million, and $60 million in fiscal 2011, fiscal 2010, and fiscal 2009, respectively. In addition, HD Supply sold product to affiliates of the Equity Sponsors for approximately $3 million, $3 million, and $3 million in fiscal 2011, fiscal 2010, and fiscal 2009, respectively. Management believes these transactions were conducted at prices that an unrelated third party would pay.

Other Related Parties

HD Supply leases several buildings and properties from an executive officer of the Company. The leases generally provide that all expenses related to the properties are to be paid by HD Supply. Rents paid under these leases were minimal in fiscal 2011, less than $1 million in fiscal 2010, and $1 million in fiscal 2009. The fiscal 2010 payment included less than $1 million of a prepayment for fiscal 2011 and the fiscal 2009 payment included less than $1 million of a prepayment for fiscal 2010. The Company received a discount for making such prepayments.

NOTE 5—GOODWILL AND INTANGIBLE ASSETS

Goodwill

The carrying amount of goodwill by reporting unit as of January 29, 2012 and January 30, 2011 is as follows (amounts in millions):

	January 29, 2012			January 30, 2011
	Gross Goodwill	Accumulated Impairments	Net Goodwill	Gross Goodwill	Accumulated Impairments	Net Goodwill
Waterworks	$1,867	$(815)	$1,052	$1,855	$(815)	$1,040
Facilities Maintenance	1,474	—	1,474	1,474	—	1,474
White Cap	183	(74)	109	183	(74)	109
Utilities	285	(99)	186	296	(99)	197
Crown Bolt	215	—	215	215	—	215
Repair & Remodel	125	(30)	95	125	(30)	95
Electrical	20	—	20	20	—	20
IPVF	82	(82)	—	82	(82)	—
CTI	67	(67)	—	67	(67)	—
Plumbing	—	—	—	111	(111)	—

Total goodwill	$4,318	$(1,167)	$3,151	$4,428	$(1,278)	$3,150

Goodwill represents the excess of purchase price over fair value of net assets acquired. HD Supply does not amortize goodwill, but does assess the recoverability of goodwill in the third quarter of each fiscal year. If an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value, an interim impairment test would be performed between annual tests. Goodwill impairment testing is performed at the reporting unit level. There are nine reporting units within the Company to which goodwill was originally assigned, excluding the Plumbing/HVAC business, which was divested in the third quarter of fiscal 2011.

Under U.S. GAAP (ASC 350, Intangibles – Goodwill and Other), goodwill impairment analysis is a two-step test. The first step, used to identify potential impairment, involves comparing each reporting unit’s fair value to its carrying value including goodwill. If the fair value of a reporting unit exceeds its carrying value, applicable goodwill is considered not to be impaired. If the carrying value exceeds fair value, there is an indication of impairment and the second step is performed to measure the amount of impairment.

The second step involves calculating an implied fair value of goodwill for each reporting unit for which the first step indicated impairment. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination, which is the excess of the fair value of the reporting unit, as determined in the first step, over the aggregate fair values of the individual assets, liabilities and identifiable intangibles as if the reporting unit was being acquired in a business combination. If the implied fair value of goodwill in the “pro forma” business combination accounting as described above, exceeds the goodwill assigned to the reporting unit, there is no impairment. If the goodwill assigned to a reporting unit exceeds the implied fair value of the goodwill, an impairment charge is recorded for the excess. An impairment loss recognized cannot exceed the amount of goodwill assigned to a reporting unit, and the loss establishes a new basis in the goodwill. Subsequent reversal of goodwill impairment losses is not permitted under U.S. GAAP.

HD Supply performed the annual goodwill impairment testing during the third quarter of fiscal 2011 for the seven reporting units with goodwill balances (goodwill balances at two reporting units were zero prior to the annual testing). The Company determines the fair value of a reporting unit using a discounted cash flow (“DCF”) analysis and a market comparable method, with each method being equally weighted in the calculation.

Determining fair value requires the exercise of significant judgment, including judgment about appropriate discount rates, the amount and timing of expected future cash flows, as well as relevant comparable company earnings multiples for the market comparable approach. The cash flows employed in the DCF analyses are based on the Company’s most recent long-range forecast and, for years beyond the forecast, the Company’s estimates, which are based on estimated exit multiples ranging from six to seven times the final forecasted year earnings before interest, taxes, depreciation and amortization. The discount rates used in the DCF analyses are intended to reflect the risks inherent in the future cash flows of the respective reporting units and range from 13% to 17%. For the market comparable approach, the Company evaluated comparable company public trading values, using earnings multiples and sales multiples that are used to value the reporting units.

There was no indication of impairment in any of the Company’s reporting units during either the fiscal 2011 or the fiscal 2010 annual testing and accordingly, the second step of the goodwill impairment analysis was not performed. At the time of our fiscal 2011 annual testing, the fair value of the reporting units exceeded their carrying value by the following percentages: 17% for Waterworks, 50% for Facilities Maintenance, 68% for White Cap, 32% for Utilities, 4% for Crown Bolt, 24% for Repair & Remodel, and 166% for Electrical.

There was an indication of impairment in four of the Company’s reporting units during the third quarter fiscal 2009 impairment test and accordingly, the second step was performed for these reporting units. Based on the results of the second step, HD Supply recorded a $224 million non-cash, pre-tax, goodwill impairment charge in the third quarter of fiscal 2009 on four reporting units.

Total non-cash, pre-tax, goodwill impairment charges for fiscal 2009 were as follows (amounts in millions):

	Fiscal Year Ended January 31, 2010
	Beginning Goodwill	Impairment Charge	Remaining Goodwill
Waterworks	$1,174	$(134)	$1,040
Utilities	250	(54)	196
Repair & Remodel	125	(30)	95
Other	1,818	—	1,818

Total continuing operations*	$3,367	(219)	$3,149
IPVF	6	(6)	—

Total*	$3,373	$(224)	$3,149

*	Does not sum due to rounding

The primary cause of impairment of the goodwill in the reporting units for fiscal 2009 was a reduction in expected future cash flows for these businesses as a result of the decline in the residential and commercial construction markets.

The following table presents the changes in goodwill for the fiscal years ended January 29, 2012, January 30, 2011, and January 31, 2010 (amounts in millions).

	Fiscal 2011	Fiscal 2010	Fiscal 2009
Beginning Balance	$3,150	$3,149	$3,368
Acquisition	12	—	—
Realization of tax deductible goodwill from a prior acquisition	(11)	—	—
Impairment	—	—	(224)
Translation adjustment	—	1	5

Ending Balance	$3,151	$3,150	$3,149

During fiscal 2011, the Company recorded $12 million of goodwill as a result of the RAMSCO business acquisition.

The Company’s discounted cash flow model is based on HD Supply’s expectation of future market conditions for each of the reporting units, as well as discount rates that would be used by market participants in an arms-length transaction. Future events could cause the Company to conclude that market conditions have declined or discount rates have increased to the extent that the Company’s goodwill could be further impaired. It is not possible at this time to determine if any such future impairment charge would result.

Intangible Assets

HD Supply’s intangible assets consisted of the following (amounts in millions):

	January 29, 2012			January 30, 2011
	Gross Intangible	Accumulated Amortization	Net Intangible	Gross Intangible	Accumulated Amortization	Net Intangible
Customer relationships	$1,532	$(983)	$549	$1,548	$(774)	$774
Strategic purchase agreement	166	(99)	67	166	(77)	89
Trade names	152	(34)	118	151	(26)	125
Other	1	—	1	17	(13)	4

Total	$1,851	$(1,116)	$735	$1,882	$(890)	$992

During fiscal 2011, the Company recorded $4 million of intangible assets, primarily customer relationship intangibles, as a result of the RAMSCO business acquisition. These intangibles will be amortized over three to seven years.

During fiscal 2009, the Company recorded $2 million of customer relationship intangibles as a result of business acquisitions, primarily the transaction to purchase substantially all of the assets of ORCO Construction Supply out of bankruptcy. These intangibles will be amortized over five to seven years.

On the date of the Transactions, Home Depot entered into a strategic purchase agreement with Crown Bolt. This agreement provides a guaranteed revenue stream to Crown Bolt through January 31, 2015 by specifying minimum annual purchase requirements from Home Depot.

Amortization expense for continuing operations related to intangible assets was $244 million, $244 million, and $243 million in fiscal 2011, fiscal 2010, and fiscal 2009, respectively. Estimated future amortization expense for continuing operations for intangible assets recorded as of January 29, 2012 is $239 million, $143 million, $113 million, $27 million and $26 million for fiscal years 2012 through 2016, respectively.

NOTE 6—DEBT

Long-term debt as of January 29, 2012 and January 30, 2011 consisted of the following (dollars in millions):

	January 29, 2012		January 30, 2011
	Outstanding Principal	Interest Rate %	Outstanding Principal	Interest Rate %
Term Loan due August 30, 2012	$73	1.53	$74	1.56
Term Loan due April 1, 2014	855	3.03	864	3.06
ABL Term Loan due April 1, 2014	214	3.56	214	3.53
12.0% Senior Notes due September 1, 2014	2,500	12.00	2,500	12.00
13.5% Senior Subordinated Notes due September 1, 2015	1,820	13.50	1,597	13.50

Total long-term debt	5,462		5,249
Less current installments	(82)		(10)

Long-term debt, excluding current installments	$5,380		$5,239

Senior Secured Credit Facility

The Company maintains a senior secured credit facility (the “Senior Secured Credit Facility”) comprised of a $928 million term loan (the “Term Loan”) and a $200 million revolving credit facility (the “Revolving Credit Facility”). On March 19, 2010, the Company entered into Amendment No. 3 (the “Cash Flow Amendment”) to its Senior Secured Credit Facility, dated as of August 30, 2007, by and among the Company, Merrill Lynch Capital Corporation, as administrative agent and collateral agent, and the other lenders and financial institutions from time to time party thereto. The Cash Flow Amendment extended the maturity date from August 30, 2012 to April 1, 2014 of approximately $874 million in principal amount of outstanding Term Loan under the Senior Secured Credit Facility. Home Depot, which guarantees payment of the Term Loan under the Senior Secured Credit Facility (“THD Guarantee”), consented to the Cash Flow Amendment. Concurrently, Home Depot and the Company entered into an agreement pursuant to which Home Depot consented to any later amendment to the Senior Secured Credit Facility, as amended, (similar in form and substance to the Cash Flow Amendment) that would extend the maturity of the remaining approximately $104 million of outstanding Term Loan to a date that is not later than the maturity date in effect from time to time under the Cash Flow Amendment. In addition, the Company entered into a letter agreement with Home Depot, pursuant to which the Company agreed that, while the THD Guarantee is outstanding, the Company would not voluntarily repurchase any 12.0% Senior Notes or 13.5% Senior Subordinated Notes, directly or indirectly, without Home Depot’s prior written consent, subject to certain exceptions, including debt repurchases with equity or permitted refinancings. The Company also agreed to prepay $30 million in aggregate principal amount of non-extending Term Loan under the Senior Secured Credit Facility. This prepayment was completed during the first quarter of fiscal 2010. The maturity date of the extended outstanding Term Loan may be further extended to a date not later than June 1, 2014, without further consent by the lenders, if Home Depot provides a notice electing to extend its guarantee of the Term Loan to such later date. However, Home Depot is under no obligation to provide such notice or make such election to further extend its guarantee, and the Company cannot provide any assurance that Home Depot will provide such notice or make such election or on what terms it might do so. The remaining outstanding non-extended Term Loan will mature on the original maturity date of such loan, i.e. August 30, 2012. The Senior Secured Credit Facility can be repaid at any time without penalty or premium.

The Cash Flow Amendment increased the borrowing margins applicable to the extended portion of the Term Loan by 150 basis points, such that the extended Term Loan bears interest at Prime plus 1.75% or LIBOR plus 2.75% at the Company’s election. The remaining non-extended Term Loan continues to bear interest at Prime plus 0.25% or LIBOR plus 1.25% at the Company’s election. Interest on the Term Loan is due at the end of each calendar quarter with respect to Prime rate draws or at the maturity of each LIBOR draw (unless said draw is for a six-, nine-, or twelve-month period, then interest shall be paid quarterly). During fiscal 2011, the Term Loan due August 30, 2012 had an average outstanding balance of $73 million at a weighted average interest rate of 1.56% and the Term Loan due April 1, 2014 had an average outstanding balance of $860 million at a weighted average interest rate of 3.06%. During fiscal 2010, the Term Loan due August 30, 2012 had an average outstanding balance of $149 million at a weighted average interest rate of 1.54% and the Term Loan due April 1, 2014 had an average outstanding balance of $869 million at a weighted average interest rate of 3.11%.

The extended and non-extended portions of the Terms Loan outstanding under the Senior Secured Credit Facility, as amended, amortize in nominal quarterly installments equal to 0.25% of the original aggregate principal amount of the Term Loan. Additionally, beginning in fiscal 2009, the Company is required to pay down the Term Loan in an amount equal to 50% of Excess Cash Flow from the preceding fiscal year, as defined in the Term Loan agreement, such percentage is reduced to 0% upon the attainment of certain leverage ratio targets. Under the Excess Cash Flow provisions of the Senior Secured Credit Facility, the Company is not required to repay a portion of the Term Loan during fiscal 2012 and was not required to repay a portion of the Term Loan during fiscal 2011, fiscal 2010 or fiscal 2009.

The THD Guarantee was valued at $106 million at the issuance of the Senior Secured Credit Facility in August 2007 and was being amortized to interest expense over the original five-year life of the Term Loan on a straight-line basis which approximates the effective interest method. As a result of the extension of the THD Guarantee on the extended Term Loan, the amortization period of a pro-rata portion of the unamortized THD Guarantee has also been extended, on a straight-line basis, until April 1, 2014. During fiscal 2011, fiscal 2010, and fiscal 2009 the Company recorded amortization of the guarantee of $13 million, $14 million, and $21 million, respectively, which is reflected in Interest Expense in the Consolidated Statements of Operations. In connection with the $30 million prepayment of the non-extending portion of the Term Loan under the Senior Secured Credit Facility, the Company wrote-off the unamortized pro-rata portion of the THD Guarantee and the unamortized pro-rata portion of deferred debt costs, resulting in a pre-tax charge of $2 million in fiscal 2010. This charge is reflected in Other (income) expense, net in the Consolidated Statements of Operations.

The Revolving Credit Facility is due August 30, 2013 and bears interest at Prime plus 3.0% or LIBOR plus 4.0% at the Company’s election. The Revolving Credit Facility also has a 0.5% unused commitment fee and a Letter of Credit fee of 4.0% per annum. There were no amounts outstanding under the Revolving Credit Facility as of January 29, 2012 or January 30, 2011. During fiscal 2011, the Revolving Credit Facility had an average outstanding balance of zero. During fiscal 2010, the Revolving Credit Facility had an average outstanding balance of $125 million at a weighted average interest rate of 4.28%. As of January 29, 2012 and January 30, 2011, there were no outstanding Letters of Credit under the Revolving Credit Facility. Interest on the Revolving Credit Facility is due at the end of each calendar quarter with respect to Prime rate draws or at the maturity of each LIBOR draw (unless said draw is for a six-, nine-, or twelve-month period, then interest shall be paid quarterly).

In addition to Home Depot’s guarantee of the Term Loan payments, the Senior Secured Credit Facility is further collateralized by all of the capital stock of HD Supply, Inc. and its subsidiary guarantors and by 65% of the capital stock of its foreign subsidiaries as well as by other tangible and intangible assets owned by the Company subject to the priority of liens described in the guarantee and collateral agreement dated as of August 30, 2007. The Senior Secured Credit Facility contains various restrictive covenants including limitations on additional indebtedness and dividend payments and stipulations regarding the use of proceeds from asset dispositions. The Company is in compliance with all such covenants. The Senior Secured Credit Facility is subject to an acceleration clause under an Event of Default, as defined in the Senior Secured Credit Facility agreement. Management believes the likelihood of such acceleration to be remote.

Asset Based Lending Credit Agreement

The Company maintains a $2.1 billion asset based lending credit agreement (the “ABL Credit Facility”) subject to borrowing base limitations. On March 19, 2010, the Company entered into the Limited Consent and Amendment No. 3 (the “ABL Amendment”) to its ABL Credit Facility, dated as of August 30, 2007, by and among the Company, certain subsidiaries of the Company, GE Business Financial Services Inc. (formerly known as Merrill Lynch Business Financial Services Inc.), as administrative agent and collateral agent, GE Canada Finance Holding Company, as Canadian administrative agent and Canadian collateral agent, and the several lenders and financial institutions from time to time parties thereto. Pursuant to the ABL Amendment, the Company (i) converted approximately $214 million of commitments under the ABL Credit Facility into a term loan (the “ABL Term Loan”), (ii) extended the maturity date of approximately $1,537 million of the commitments under the ABL Credit Facility (the “ABL Revolving Credit Facility”) from August 30, 2012 to the later of April 1, 2014 and the maturity date of the extended Term Loan under the Cash Flow Amendment, and (iii) reduced the total commitments under the ABL Credit Facility by approximately $45 million. The ABL Term Loan does not amortize and the entire principal amount thereof is due and payable on the later of April 1, 2014 and the maturity date of the extended Term Loan under the Senior Secured Credit Facility, as amended. The remaining approximately $304 million of commitments under the ABL Credit Facility mature on the original maturity date of such commitments, i.e. August 30, 2012. The ABL Credit Facility can be repaid at any time without penalty or premium.

The ABL Amendment provided for a borrowing rate of Prime plus 2.25% or LIBOR plus 3.25% per annum applicable to the ABL Term Loan and increased the borrowing margins applicable to the extended portion of the ABL Revolving Credit Facility by 175 basis points and the commitment fee applicable to such portion by 50 basis points, such that the extended ABL Revolving Credit Facility bears interest at Prime plus 2.25% or LIBOR plus 3.25% per annum at the Company’s election and contains an unused commitment fee of 0.75%. The non-extended ABL Revolving Credit Facility continues to bear interest at Prime plus 0.5% or LIBOR plus 1.5% per annum at the Company’s election and contain an unused commitment fee of 0.25%.

As of January 29, 2012, there were no amounts outstanding under the ABL Revolving Credit Facility due August 30, 2012 or the ABL Revolving Credit Facility due April 1, 2014. During fiscal 2011, the ABL Term Loan had an average outstanding balance of $214 million at a weighted average interest rate of 3.50%, the ABL Revolving Credit Facility due August 30, 2012 had an average outstanding balance of $12 million at a weighted average interest rate of 1.76%, and the ABL Revolving Credit Facility due April 1, 2014 had an average outstanding balance of $77 million at a weighted average interest rate of 3.51%. During fiscal 2010, the ABL Term Loan had an average outstanding balance of $214 million at a weighted average interest rate of 3.60%, the ABL Revolving Credit Facility due August 30, 2012 had an average outstanding balance of $59 million at a weighted average interest rate of 2.01%, and the ABL Revolving Credit Facility due April 1, 2014 had an average outstanding balance of $57 million at a weighted average interest rate of 3.58%.

As of January 29, 2012, the Company had available borrowings under the ABL Credit Facility of $993 million, after giving effect to the borrowing base limitations and letters of credit issued and including $57 million of borrowings available on qualifying cash balances. The Company can use up to $400 million of its available borrowing under the ABL Credit Facility for Letters of Credit which are charged a fee of 1.5% per annum for amounts borrowed under the non-extended portion and 3.25% per annum for amounts borrowed under the extended portion. As of January 29, 2012, there were approximately $9 million and $57 million, respectively, of Letters of Credit outstanding under the ABL Credit Facility due August 30, 2012 and April 1, 2014, respectively. As of January 30, 2011, there were approximately $11 million and $60 million, respectively, of Letters of Credit outstanding under the ABL Credit Facility due August 30, 2012 and April 1, 2014, respectively.

The ABL Credit Facility contains various restrictive covenants including a limitation on the amount of dividends to be paid. In addition, if the Company’s availability under the ABL Credit Facility falls below $210 million (a “Liquidity Event”), the Company will be required to maintain a Fixed Charge Coverage Ratio of at least 1.0:1.0, as defined in the ABL Credit Facility. The Company is in compliance with all such covenants. The ABL Credit Facility is collateralized by all of the capital stock of HD Supply, Inc. and its subsidiary guarantors and by 65% of the capital stock of its foreign subsidiaries as well as by other tangible and intangible assets owned by the Company subject to the priority of liens described in the guarantee and collateral agreement dated as of August 30, 2007. The ABL Credit Facility is subject to an acceleration clause in a Liquidity Event or an Event of Default, as defined in the ABL Credit Facility agreement. Under such acceleration, the administrative agent can direct payments from the Company’s depository accounts to directly pay down the outstanding balance under the ABL Credit Facility. Management believes the likelihood of such acceleration to be remote.

In connection with the Cash Flow Amendment and ABL Amendment, the Company incurred financing fees of approximately $34 million, of which approximately $31 million were deferred and is being amortized into interest expense over the term of the amended facilities in accordance with U.S. GAAP for debt modifications (ASC 470-50, Debt-Modifications and Extinguishments). The non-deferred financing fees are reported in Other (income) expense, net in the Consolidated Statements of Operations.

Lehman Brothers and Woodlands Commercial Bank

Lehman Brothers Special Financing Inc. and Lehman Commercial Paper, Inc. (together “Lehman Brothers”) is committed to fund up to $95 million of the non-extended portion of the Company’s $2.1 billion ABL Credit Facility, maturing August 30, 2012, and Woodlands Commercial Bank (“Woodlands,” f/k/a Lehman Commercial Bank, an affiliate of Lehman Brothers) is committed to fund $100 million of the Company’s $300 million original availability under the Revolving Credit Facility.

On September 15, 2008, Lehman Brothers filed a petition under Chapter 11 of the U.S. Bankruptcy Code with the United States Bankruptcy Court for the Southern District of New York (“Lehman’s bankruptcy”). Subsequent to Lehman’s bankruptcy, the Company drew down on the ABL Credit Facility and Lehman Brothers failed to fund their portion of the ABL Credit Facility commitment. Lehman is currently in the process of emerging from bankruptcy and is expected to cure their default on the ABL Credit Facility commitment. As of January 29, 2012, there were no outstanding borrowings under the ABL Credit Facility from Lehman Brothers.

On April 21, 2011, the Company drew down the entire $300 million Revolving Credit Facility and Woodlands failed to fund their $100 million Revolving Credit Facility commitment. The following day, the Company repaid the entire Revolving Credit Facility balance. As a result of Woodlands’ default, the Company no longer pays the 0.5% unused commitment fee on Woodlands’ $100 million Revolving Credit Facility commitment and the Revolving Credit Facility is effectively reduced to $200 million.

12.0% Senior Notes

On August 30, 2007, the Company issued $2.5 billion of Senior Notes bearing interest at a rate of 12.0% (the “12.0% Senior Notes”). Interest payments are due each March 1st and September 1st through maturity. The 12.0% Senior Notes mature on September 1, 2014 and can be redeemed by the Company as follows:

Redemption Period	Redemption Price
September 1, 2011 – August 31, 2012	106% plus accrued interest
September 1, 2012 – August 31, 2013	103% plus accrued interest
September 1, 2013 – Thereafter	100% plus accrued interest

The 12.0% Senior Notes contain various restrictive covenants including limitations on additional indebtedness and dividend payments and stipulations regarding the use of proceeds from asset dispositions. The Company is in compliance with all such covenants.

13.5% Senior Subordinated Notes

On August 30, 2007, the Company issued $1.3 billion of Senior Subordinated PIK Notes bearing interest at a rate of 13.5% (the “13.5% Senior Subordinated Notes”). Interest payments are due each March 1st and September 1st through maturity except that the first eight payment periods through September 2011 were payments in kind (“PIK”) and therefore increased the balance of the outstanding indebtedness rather than paid in cash. During fiscal 2009, the Company repurchased $252 million principal amount, plus accrued interest of $15 million, of the 13.5% Senior Subordinated Notes for $62 million. As a result, we recognized a $200 million pre-tax gain for the extinguishment of this portion of the 13.5% Senior Subordinated Notes, net of the write-off of unamortized deferred debt issuance costs. As a result of PIK interest capitalizations and the extinguishment of a portion of the principal, as of January 29, 2012, the outstanding principal balance of the 13.5% Senior Subordinated Notes was $1.8 billion.

The 13.5% Senior Subordinated Notes mature on September 1, 2015 and can be redeemed by the Company as follows:

Redemption Period	Redemption Price
September 1, 2011 – August 31, 2012	106.75% plus accrued interest
September 1, 2012 – August 31, 2013	103.375% plus accrued interest
September 1, 2013 – Thereafter	100% plus accrued interest

The 13.5% Senior Subordinated Notes contain various restrictive covenants including limitations on additional indebtedness and dividend payments and stipulations regarding the use of proceeds from asset dispositions. The Company is in compliance with all such covenants.

The 12.0% Senior Notes and the 13.5% Senior Subordinated Notes are both fully and unconditionally guaranteed by the Company’s direct or indirect wholly-owned domestic subsidiaries. These guarantees can automatically be released under customary circumstances, including the sale of the assets of the subsidiary providing the guarantee. See the section titled “Description of Notes” of the Company’s Registration Statement on Form S-4 filed with the SEC on July 27, 2009 for a detailed description of the Company’s outstanding notes, including a discussion of each of the circumstances under which subsidiary guarantees may be released.

Debt Maturities

Maturities of long-term debt outstanding, in principal amounts, at January 29, 2012 are summarized below (amounts in millions):

Fiscal Year	Maturities
2012	$82
2013	10
2014	3,550
2015	1,820

Total	$5,462

NOTE 7—DERIVATIVE INSTRUMENTS

The Company maintained interest rate swap agreements to exchange fixed and variable rate interest payment obligations without the exchange of the underlying principal amounts. At execution, the swaps were designated as hedging the exposure to variable cash flows of a forecasted transaction, whereby the Company pays fixed interest and receives variable interest, effectively converting $400 million of floating-rate debt to fixed rate debt. Swaps with a combined $200 million notional value matured on January 31, 2010. The remaining swaps with a combined $200 million notional value matured on January 31, 2011, the first day of fiscal 2011. As of January 30, 2011, the fair value of the swaps was a liability of $1 million and was included in Other current liabilities in the Consolidated Balance Sheet.

The following tables summarize the weighted average rates and notional amounts of these agreements for the periods presented (dollars in millions).

	Fiscal Year Ended
	January 29, 2012	January 30, 2011	January 31, 2010
Weighted average notional value outstanding	—	$200	$400
Weighted average fixed rate paid	—	3.9%	3.8%
Weighted average floating rate received	—	0.3%	0.3%

	As of
	January 29, 2012	January 30, 2011
Weighted average notional value outstanding	—	$200
Weighted average fixed rate paid	—	3.9%
Weighted average floating rate received	—	0.3%

A subsidiary of Lehman Brothers Holdings, Inc. (“Lehman”) is the original counterparty to these interest rate swap agreements. The expected and ultimate filing of bankruptcy by Lehman caused HD Supply to conclude on September 12, 2008 (the “date of de-designation”) that the ability of the counterparty to meet its obligations under the swap agreements was remote. Therefore, on September 12, 2008, HD Supply removed the designation of the swaps as cash flow hedges, discontinued hedge accounting and considered these swaps economic hedges until their expiration. On June 16, 2009, Lehman assigned the counterparty position on the two interest rate swaps that matured on January 31, 2011 to Wells Fargo Foothill, LLC.

On the date of de-designation, the aggregate fair value of the swaps was a liability of $6 million. In accordance with the derivatives and hedging principles of U.S. GAAP (ASC 815, Derivatives and Hedging), the net loss was retained in Accumulated other comprehensive income (loss) (“OCI”) and was reclassified into earnings in the same periods in which the original hedged forecasted transactions affected earnings. As of January 30, 2011, all of the unrealized losses have been reclassified from OCI into Interest expense. Changes in the fair value of the swaps following the date of de-designation were recognized in earnings.

The following table summarizes the location and amounts of the gains or losses related to derivatives included in HD Supply’s consolidated financial statements for the periods presented (amounts in millions):

	Location of gain (loss) in statement of operations	Fiscal 2011	Fiscal 2010	Fiscal 2009
Changes in fair value	Other income (expense), net	$1	$(6)	$11
Amortization of net loss remaining in OCI at de-designation	Interest (expense)	—	(2)	(3)
Settlements	Interest (expense)	—	(8)	(14)

NOTE 8—FAIR VALUE MEASUREMENTS

The fair value measurements and disclosure principles of U.S. GAAP (ASC 820, Fair Value Measurements and Disclosures) define fair value, establish a framework for measuring fair value and provide disclosure requirements about fair value measurements. These principles define a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1 – Quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2 – Quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and inputs (other than quoted prices) that are observable for the asset or liability, either directly or indirectly;

Level 3 – Unobservable inputs in which little or no market activity exists.

The Company’s financial assets and liabilities measured at fair value on a recurring basis as of January 29, 2012 and January 30, 2011 were as follows (amounts in millions):

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
At January 29, 2012:
Interest Rate Swap Contracts	$—	$—	$—	$—
At January 30, 2011:
Interest Rate Swap Contracts	$—	$(1)	$—	$(1)

The Company’s financial instruments that are not reflected at fair value on the balance sheet were as follows as of January 29, 2012 and January 30, 2011 (amounts in millions):

	As of January 29, 2012		As of January 30, 2011
	Recorded Amount(1)	Estimated Fair Value	Recorded Amount(1)	Estimated Fair Value
Term Loan due August 30, 2012	$73	$73	$74	$74
Term Loan due April 1, 2014	855	855	864	871
ABL Term Loan due April 1, 2014	214	207	214	207
12.0% Senior Notes due September 1, 2014	2,500	2,388	2,500	2,338
13.5% Senior Subordinated Notes due September 1, 2015	1,820	1,547	1,597	1,198

Total	$5,462	$5,070	$5,249	$4,688

(1)	These amounts do not include accrued interest; accrued interest is classified as Other current liabilities in the accompanying Consolidated Balance Sheets.

The Company utilized Level 2 inputs, as defined in the fair value hierarchy, to measure the fair value of the long-term debt.

The Term Loan is guaranteed by Home Depot. Based on a review of the fair value of debt issued by companies with similar credit ratings as Home Depot, management estimates that as of January 29, 2012, the fair value of the Term Loan due August 30, 2012 was approximately 99-101% of the principal value, or $73 million, and the Term Loan due April 1, 2014 is approximately 99-101% of principal, or $855 million. Management estimated that as of January 30, 2011, the fair value of the Term Loan due August 30, 2012 was approximately 99-101% of the principal value, or $74 million, and the Term Loan due April 1, 2014 was approximately 100-102% of principal, or $871 million.

The Company’s fair value estimates for the ABL Credit Facility, 12.0% Senior Notes, and 13.5% Senior Subordinated Notes were based on recent similar credit facilities initiated by companies with like credit quality in similar industries, quoted prices for similar instruments, and inquiries with certain investment communities. Based on this data, management estimates that as of January 29, 2012, the fair value of the ABL Term Loan due April 1, 2014 was approximately 94-100% of the principal value, or $207 million, the fair value of the 12.0% Senior Notes was approximately 93-98% of the principal value, or $2,388 million, and the fair value of the 13.5% Senior Subordinated Notes was approximately 80-90% of principal value, or $1,547 million. Management estimated that as of January 30, 2011, the fair value of the ABL Term Loan due April 1, 2014 was approximately 94-100% of the principal value, or $207 million, the fair value of the 12.0% Senior Notes was approximately 87-100% of the principal value, or $2,338 million, and the fair value of the 13.5% Senior Subordinated Notes was approximately 65-85% of principal value, or $1,198 million.

NOTE 9—INCOME TAXES

The components of Income (Loss) from Continuing Operations before Provision (Benefit) for Income Taxes are as follows (amounts in millions):

	Fiscal Year Ended
	January 29, 2012	January 30, 2011	January 31, 2010
United States	$(503)	$(606)	$(678)
Foreign	19	21	—

Total	$(484)	$(585)	$(678)

The Provision (Benefit) for Income Taxes consisted of the following (amounts in millions):

	Fiscal Year Ended
	January 29, 2012	January 30, 2011	January 31, 2010
Current:
Federal	$—	$—	$—
State	3	2	4
Foreign	—	6	—

	3	8	4
Deferred:
Federal	64	12	(182)
State	6	4	(20)
Foreign	(5)	4	—
Foreign realization of tax deductible goodwill from prior acquisitions	11	—	—

	76	20	(202)

Total	$79	$28	$(198)

The Company’s combined federal, state and foreign effective tax rate for continuing operations for fiscal 2011, fiscal 2010, and fiscal 2009 was approximately (16.4%), (4.8%), and 29.2%, respectively.

The Company’s effective tax rate will vary based on a variety of factors, including overall profitability, the geographical mix of income before taxes and the related tax rates in the jurisdictions where it operates, restructuring and other one-time charges, as well as discrete events, such as settlements of future audits. The Company’s fiscal 2011 and fiscal 2010 effective tax rates were significantly impacted by the recording of a valuation allowance on its net U.S. deferred tax assets. The fiscal 2011 valuation allowance was directly impacted by the increasing of the deferred tax liability for U.S. goodwill amortization for tax purposes. The deferred tax liability related to the Company’s U.S. tax deductible goodwill must be considered as a liability related to an asset with an indefinite life. Therefore, the deferred tax liability does not amortize and is not available as a source of taxable income to support the realization of deferred tax assets created by other deductible temporary timing difference. The Company’s fiscal 2009 effective tax rate was significantly impacted by financial goodwill impairments.

The reconciliation of the provision (benefit) for income taxes from continuing operations at the federal statutory rate of 35% to the actual tax provision (benefit) for fiscal 2011, fiscal 2010, and fiscal 2009 is as follows (amounts in millions):

	Fiscal Year Ended
	January 29, 2012	January 30, 2011	January 31, 2010
Income taxes at federal statutory rate	$(169)	$(205)	$(237)
State income taxes, net of federal income tax benefit	(24)	(15)	(25)
Non-deductible goodwill impairment	—	—	41
Non-deductible interest	15	13	12
Valuation allowance	259	228	7
Adjustments to tax reserves	12	4	3
Other, net	(14)	3	1

Total provision (benefit)	$79	$28	$(198)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of January 29, 2012 and January 30, 2011 were as follows (amounts in millions):

	January 29, 2012	January 30, 2011
Current:
Deferred Tax Assets:
Interest	$33	$—
Allowance for doubtful accounts	12	14
Inventory	49	60
Accrued compensation	3	2
Accrued self-insurance liabilities	5	21
Restructuring liabilities	7	31
Other accrued liabilities	27	26
Valuation allowance	(76)	(51)

Current deferred tax assets	60	103
Deferred Tax Liabilities:
Prepaid expense	$(1)	$(1)

Current deferred tax liabilities	(1)	(1)
Noncurrent:
Deferred Tax Assets:
Interest	$212	$180
Accrued compensation	27	18
Accrued self-insurance liabilities	15	—
Other accrued liabilities	8	8
Deferred revenue	8	8
Restructuring liabilities	32	—
Net operating loss	374	291
Net capital loss carryforward	10	—
Fixed assets	16	22
Other	21	16
Valuation allowance	(415)	(188)

Noncurrent deferred tax assets	308	355
Deferred Tax Liabilities:
Software costs	$(23)	$(23)
Intangible assets	(316)	(357)
Income from discharge of indebtedness	(80)	(76)

Noncurrent deferred tax liabilities	(419)	(456)

Deferred tax assets (liabilities), net	$(52)	$1

In fiscal 2011, the Company recorded a valuation allowance on its total U.S. operations of $252 million of which $259 million related to continuing operations which was reduced by $7 million for discontinued operations. In fiscal 2010, the Company recorded a valuation allowance on its total U.S. operations of $230 million of which $228 million related to continuing operations and $2 million related to discontinued operations. In fiscal 2009, the Company recorded a valuation allowance on its total U.S. operations of $7 million which was comprised entirely of continuing operations. The Company records a valuation allowance when it is “more likely than not” that some portion or all of the deferred income tax assets will not be realized. In reaching this determination, the Company considers the future reversals of taxable temporary differences, future taxable income, exclusive of taxable temporary differences and carryforwards, taxable income in prior carry-back years and tax planning strategies.

During the first quarter of fiscal 2010, the Company designated the undistributed earnings of certain aspects of its foreign operations as not permanently reinvested. In fiscal 2011, the Company did not repatriate cash from its foreign operations to the U.S. If the company had repatriated cash to the U.S., no additional income tax expense would have been generated. In fiscal 2010, the Company repatriated $33 million of cash which resulted in $2 million of income tax expense in the U.S. In general, to the extent the Company’s financial reporting book basis over tax basis of a foreign subsidiary exceeds the cash available for repatriation, deferred taxes have not been provided, as they are essentially permanent in duration. If these amounts were not considered reinvested, it is estimated that additional deferred taxes of zero would have been provided.

As of January 29, 2012, the Company has tax-effected U.S. federal net operating loss carryforwards of $245 million which expire beginning in fiscal 2029. The Company also has $102 million of net state net operating loss carryfowards which expire in various years between fiscal 2012 and fiscal 2030. During fiscal 2011, the Company generated a $10 million capital loss associated with the Company’s exit from the Plumbing business, which can be carried forward to offset future capital gain income. The availability to use the capital loss expires in fiscal 2016. The future utilization of the net operating losses and the capital loss could also be impacted by Sections 382 and 383 of the Internal Revenue Code of 1986 should an “ownership change” occur. Section 382 and 383 contain rules that may limit the ability of a company that undergoes an “ownership change”, which generally is any change in ownership of more than 50% of its common stock over a three-year period, to utilize its net operating loss carryfowards to offset taxable income in periods after the ownership change.

There was no net income tax benefit or expense included in discontinued operations in fiscal 2011 or fiscal 2010. The amount of income tax benefit included in discontinued operations for fiscal 2009 was $19 million.

Federal, state and foreign income taxes receivable total $4 million and $3 million as of January 29, 2012 and January 30, 2011, respectively, and are included in Other current assets in the Consolidated Balance Sheets.

Accounting for uncertain tax positions

The Company follows the U.S. GAAP guidance for uncertain tax positions within ASC 740, Income Taxes. ASC 740 requires application of a “more likely than not” threshold to the recognition and de-recognition of tax positions. It further requires that a change in judgment related to prior years’ tax positions be recognized in the quarter of such change. A reconciliation of the beginning and ending amount of unrecognized tax benefits for continuing operations for fiscal 2011, fiscal 2010, and fiscal 2009 is as follows (amounts in millions):

	Fiscal Year Ended
	January 29, 2012	January 30, 2011	January 31, 2010
Unrecognized Tax Benefits beginning of period	$192	$190	$206
Gross increases for tax positions in current period	—	1	1
Gross increases for tax positions in prior period	6	4	—
Gross decreases for tax positions in prior period	—	—	(16)
Settlements	(1)	(3)	—
Lapse of statutes	(1)	—	(1)

Unrecognized Tax Benefits end of period	$196	$192	$190

There are $196 million, $192 million, and $140 million of unrecognized tax benefits included in the balance at January 29, 2012, January 30, 2011, and January 31, 2010, respectively, whose resolution could affect the annual effective income tax rate.

The Company accrued $5 million, $2 million, and $3 million of net interest and penalties related to unrecognized tax benefits for fiscal 2011, fiscal 2010, and fiscal 2009, respectively. The Company’s ending net accrual for interest and penalties related to unrecognized tax benefits at January 29, 2012, January 30, 2011, and January 31, 2010 was $19 million, $14 million, and $12 million, respectively. The Company’s accounting policy is to classify interest and penalties as components of income tax expense. Accrued interest and penalties from unrecognized tax benefits are included as a component of Other liabilities on the Consolidated Balance Sheet.

The Company is subject to audits and examinations of its tax returns by tax authorities in various jurisdictions, including the Internal Revenue Service. Management regularly assesses the likelihood of adverse outcomes resulting from these examinations to determine the adequacy of provisions for income taxes. Certain of the Company’s tax years 2006 and forward remain open for audit by the IRS and various state governments. The Company does not anticipate any significant changes in its unrecognized tax benefits over the next twelve months.

NOTE 10—STOCK-BASED COMPENSATION AND EMPLOYEE BENEFIT PLANS

Stock-Based Compensation Plan

Effective December 4, 2007, HDS Investment Holding, Inc. (“Holding”) established a Stock Incentive Plan (the “HDS Plan”) for associates of HD Supply, a wholly-owned subsidiary. The HDS Plan provides for the award of non-qualified stock options and deferred share units of the common stock of Holding. Holding will issue new shares of common stock to satisfy options exercised.

Under the terms of the HDS Plan, non-qualified stock options are to carry exercise prices at, or above, the fair market value of Holding’s stock on the date of the grant. Since Holding common stock is not publicly traded, the fair market value of the stock is determined by the Board of Directors of Holding based on such factors as it deems appropriate, including but not limited to the earnings and other financial and operating information of the Company in recent periods, the potential value of the Company as a whole, the future prospects of the Company and the industries in which it competes, the history and management of the Company, the general condition of the securities markets, the fair market value of securities of companies engaged in businesses similar to those of the Company, and any recent valuation of the common stock of Holding that shall have been performed by an independent valuation firm (although the Board of Directors of Holding is not obligated to obtain such a valuation). The non-qualified stock options generally vest at the rate of 20% per year commencing on the first anniversary date of the grant or 100% on the third anniversary of the grant and expire on the tenth anniversary date of the grant.

On January 15, 2010, the Company initiated a one-time stock option exchange program (“Option Exchange Program”). Under the Option Exchange Program, all participants of the HDS Plan were offered the opportunity to exchange their outstanding options (the “Eligible Options”) to purchase shares of Holding’s common stock (the “Common Stock”) granted under the HDS Plan for a lesser number of new options (as determined in accordance with the exchange ratios below) under the HDS Plan.

The Option Exchange Program covered all options that were outstanding under the HDS Plan, including vested and unvested options, at the time of the offer. Eligible Options that had an exercise price greater than $10.00 per share were offered for exchange for a lesser number of options with a new exercise price equal to $4.15 per share (the “Repriced Options”). For every three Eligible Options with an exercise price greater than $10.00 per share, an eligible employee was offered two new Repriced Options. Options that had an exercise price equal to $10.00 per share were offered for exchange for an equal number of options with an exercise price equal to $10.00 per share (the “New $10.00 Options”, and together with the Repriced Options, the “New Options”).

Regardless of the vesting status of the Eligible Options, the New Options have a five-year vesting period, with 20% of the New Options vesting on each anniversary of the date of exchange and an expiration date that is ten years from the date of exchange. All of the New Options are subject to the terms and conditions of the HDS Plan and the eligible employee’s new stock option agreement.

The offering period for the Option Exchange Program commenced on January 15, 2010 and expired on February 2, 2010. Participation in the Option Exchange Program was voluntary. However, once an eligible employee elected to participate, all of his or her Eligible Options were exchanged. Once the offer to exchange expired, all Eligible Options that were surrendered for exchange were cancelled and the New Options were granted.

On February 3, 2010, as a result of employee elections under the Option Exchange Program, the Company exchanged and issued the following options:

Number of Eligible Options Exchanged	20,484,001
Number of Repriced Options issued in the Option Exchange Program	6,828,025
Number of New $10.00 Options issued in the Option Exchange Program	10,242,002

As a result of the exchange, the Company will incur incremental stock-based compensation charges of approximately $1 million per year over the five years following the exchange date. The maximum number of shares of common stock that may be issued under the HDS Plan subsequent to the Option Exchange Program may not exceed 55.6 million, of which a maximum of 30.9 million shares may be issued in respect of options granted under the HDS Plan.

A summary of option activity under the HDS Plan is presented below (shares in thousands):

	Number of Shares	Weighted Average Option Price
Outstanding at February 1, 2009	22,049	$13.13

Granted	1,582	13.13
Exercised	—	—
Canceled	(2,732)	13.13

Outstanding at January 31, 2010	20,899	$13.13

Granted[1]	21,495	7.66
Exercised	—	—
Canceled[2]	(23,927)	12.41

Outstanding at January 30, 2011	18,467	$7.69

Granted	12,485	4.62
Exercised	—	—
Canceled	(1,415)	6.63

Outstanding at January 29, 2012	29,537	$6.44

1 –	Includes shares granted in conjunction with the Option Exchange Program.
2 –	Includes shares canceled in conjunction with the Option Exchange Program.

As of January 29, 2012, there were approximately 29.5 million stock options outstanding with a weighted average remaining life of 8.6 years. As of January 29, 2012, there were approximately 3.6 million options exercisable with a weighted average exercise price of $7.78 and a weighted average remaining life of 8.1 years.

The estimated fair value of the options when granted is amortized to expense over the options’ vesting or required service period. The fair value for these options was estimated by management, after considering a third-party valuation specialist’s assessment, at the date of grant based on the expected life of the option and historical exercise experience, using a Black-Scholes option pricing model with the following weighted-average assumptions:

	Fiscal Year Ended
	January 29, 2012	January 30, 2011	January 31, 2010
Risk-free interest rate	2.8%	3.0%	2.9%
Dividend yield	0.0%	0.0%	0.0%
Expected volatility factor	46.0%	48.9%	50.5%
Expected option life in years	6.6	6.8	7.3

The risk free interest rate was determined based on an analysis of U.S. Treasury zero-coupon market yields as of the date of the option grant for issues having expiration lives similar to the expected option life. The expected volatility was based on an analysis of the historical volatility of HD Supply’s competitors over the expected life of the HD Supply options. These volatilities were weighted by the respective HD Supply segment against which they compete, resulting in an overall industry-based volatility for HD Supply. As insufficient data exists to determine the historical life of options issued under the HDS Plan, the expected option life was determined based on the vesting schedule of the options and their contractual life taking into consideration the expected time in which the share price of Holding would exceed the exercise price of the option. The weighted-average fair value of each option granted during fiscal 2011, fiscal 2010, and fiscal 2009 was $1.99, $1.64, and $1.63, respectively. HD Supply recognized $20 million, $17 million, and $18 million of stock-based compensation expense related to stock options, included in Selling, general and administrative expense in the Consolidated Statements of Operations, during fiscal 2011, fiscal 2010, and fiscal 2009, respectively. As of January 29, 2012 the unamortized compensation expense related to stock options was $32 million and was expected to be recognized over a period of 4.8 years.

Employee Benefit Plans

HD Supply offers a comprehensive Health & Welfare Benefits Program which allows employees who satisfy certain eligibility requirements to choose among different levels and types of coverage. The Health & Welfare Benefits program provides employees healthcare coverage in which the employer and employee share costs. In addition, the Program offers employees the opportunity to participate in various voluntary coverages, including flexible spending accounts.

HD Supply maintains a 401(k) defined contribution plan that is qualified under Sections 401(a) and 501(a) of the Internal Revenue Code. Employees who satisfy the plan’s eligibility requirements may elect to contribute a portion of their compensation to the plan on a pre-tax basis. HD Supply may match a percentage of the employees’ contributions to the plan based on approval from the Board of Directors. Matching contributions are generally made shortly after the end of each pay period or shortly after the Company’s fiscal year-end if an additional annual matching contribution based on the Company’s fiscal-year financial results is approved. HD Supply paid $7 million, less than $1 million, and $3 million during fiscal 2011, fiscal 2010, and fiscal 2009, respectively.

NOTE 11—STOCKHOLDER’S EQUITY

Common Stock

The Company is authorized to issue 1,000 shares of common stock, par value $0.01 per share. As of January 29, 2012 and January 30, 2011, 1,000 shares were issued and outstanding.

Accumulated Other Comprehensive Income (Loss)

As of January 29, 2012 and January 30, 2011 accumulated other comprehensive income (loss) is comprised of $(2) million and $(1) million, respectively, of cumulative foreign currency translation adjustments, net.

NOTE 12—SUPPLEMENTAL BALANCE SHEET AND CASH FLOW INFORMATION

Receivables

Receivables as of January 29, 2012 and January 30, 2011 consisted of the following (amounts in millions):

	January 29, 2012	January 30, 2011
Trade receivables, net of allowance for doubtful accounts	$919	$837
Vendor rebate receivables	71	60
Other receivables	12	10

Total receivables, net	$1,002	$907

Property and Equipment

Property and equipment as of January 29, 2012 and January 30, 2011 consisted of the following (amounts in millions):

	January 29, 2012	January 30, 2011
Land	$42	$45
Buildings and improvements	206	214
Transportation equipment	44	20
Furniture, fixtures and equipment	298	288
Capitalized software	185	177
Construction in progress	40	12

	815	756
Less accumulated depreciation & amortization	(417)	(366)

Property and equipment, net	$398	$390

Other Current Liabilities

Other current liabilities as of January 29, 2012 and January 30, 2011 consisted of the following (amounts in millions):

	January 29, 2012	January 30, 2011
Accrued interest	$233	$131
Accrued non-income taxes	31	28
Branch closure & consolidation reserves	16	18
Other	98	95

Total other current liabilities	$378	$272

Significant Non-Cash Transactions

Interest payments on the 13.5% Senior Subordinated Notes are due each March 1st and September 1st through maturity except that the first eight payment periods through September 2011 were payments in kind (“PIK”) and therefore increased the balance of the outstanding indebtedness rather than paid in cash. The Company made PIK interest payments during fiscal 2011, fiscal 2010, and fiscal 2009 of $223 million, $196 million, and $172 million, respectively, increasing the outstanding balance of the 13.5% Senior Subordinated Notes.

Supplemental Cash Flow Information

Cash paid for interest in fiscal 2011, fiscal 2010, and fiscal 2009 was approximately $356 million, $363 million, and $366 million, respectively. During fiscal 2010, as a result of recent tax legislation regarding net operating loss carry-back periods, the Company filed for and received a cash refund of $220 million from the Internal Revenue Service for income tax previously paid. During fiscal 2009, the Company received a cash refund of $134 million from the Internal Revenue Service for income tax previously paid. Cash paid for income taxes, net of refunds, in fiscal 2011, fiscal 2010, and fiscal 2009 was approximately $5 million net payment, $216 million net refund, and $127 million net refund, respectively.

NOTE 13—BRANCH CLOSURE AND CONSOLIDATION ACTIVITIES

Fiscal 2009 Plan

In the third quarter of fiscal 2009, the Company initiated a plan to restructure its businesses which included evaluating opportunities to consolidate branches, further reduce costs, more efficiently employ working capital and streamline activities. Under this plan, which was completed in fiscal 2010, management closed or consolidated 25 branches and reduced workforce personnel by approximately 500 employees. The Company does not expect to incur any additional charges related to this plan.

During fiscal 2010 and fiscal 2009, the Company recognized $7 million and $14 million, respectively, in restructuring charges for branch closure and consolidation charges under the Fiscal 2009 Plan. The cash and non-cash restructuring charges were recorded to Restructuring expense in the Consolidated Statements of Operations. The Company regularly reviews the assumptions used to estimate the net present value of the on-going lease liabilities and other occupancy costs, net of expected sublease income. During fiscal 2011, the Company recorded an additional $2 million in occupancy costs due to actual results differing from the original assumptions within the Plumbing/HVAC business. As a result of the sale of the Plumbing/HVAC business, this charge is reflected within Discontinued operations, net of taxes, in the Consolidated Statements of Operations.

The following table presents the activity for the liability balance, included in Other current liabilities and Other liabilities in the Consolidated Balance Sheets, related to closure and consolidation activities under the Fiscal 2009 Plan (amounts in millions):

	Severance	Occupancy Costs	Other	Total
Charges	$5	$7	$2	$14
Cash payments	(2)	—	—	(2)

Balance – January 31, 2010	$3	$7	$2	$12

Charges	2	2	2	6
Cash payments	(4)	(3)	(2)	(9)
Other	(1)	1	—	—

Balance – January 30, 2011	$—	$7	$2	$9

Charges, net of reductions	—	2	—	2
Cash payments	—	(1)	(2)	(3)
Other	—	—	—	—

Balance – January 29, 2012	$—	$8	$—	$8

Transactions & Acquisition Integration

Concurrent with the Transactions and acquisition integration, management evaluated the operations and performance of individual branches and identified branches for closure or consolidation. In addition, during the fourth quarter of fiscal 2008, as a result of continued acquisition integration efforts, the decline in the residential construction market, and the general decline in economic conditions, management evaluated the operations and performance of individual branches and identified branches for closure or consolidation and a reduction in workforce. Under these plans, management closed or consolidated 210 branches and reduced workforce personnel by approximately 4,500 employees. The Company does not expect to incur additional restructuring charges under these plans.

The following table presents the activity for the liability balance, included in Other current liabilities and Other liabilities, related to closure and consolidation activities under the Transactions and Acquisition Integration plans (amounts in millions):

	Severance	Occupancy Costs	Other	Total
Balance – February 1, 2009	$5	$97	$3	$105

Charges, net of reductions	7	(3)	1	5
Cash payments	(12)	(28)	(4)	(44)
Effects of exchange rates	—	1	—	1
Other	—	(8)	—	(8)

Balance – January 31, 2010	$—	$59	$—	$59

Charges, net of reductions	—	2	—	2
Cash payments	—	(18)	—	(18)
Other	—	1	—	1

Balance – January 30, 2011	$—	$44	$—	$44

Cash payments	—	(12)	—	(12)

Balance – January 29, 2012	$—	$32	$—	$32

The Company regularly reviews the assumptions used to estimate the net present value of the on-going lease liabilities and other occupancy costs, net of expected sublease income. During fiscal 2010, the Company recorded an additional $2 million in occupancy costs due to actual results differing from the original assumptions. During the fourth quarter of fiscal 2009, management’s review resulted in a reduction to the lease liabilities due to several favorable lease dispositions, resulting in a reduction to Restructuring expense of $4 million related to previously incurred restructuring charges and a reduction to Selling, general and administrative expense of $8 million related to the lease reserves established under purchase accounting. During the first quarter of fiscal 2009, the Company incurred additional restructuring charges under these plans of $9 million, primarily related to severance.

As of January 29, 2012, approximately $16 million of the liability balances for all branch closure and consolidation activities is classified as a current liability on the Company’s Consolidated Balance Sheet. Payments for occupancy costs, which represent the net present value of future lease obligations, including rent, taxes, utilities, etc., less estimated sublease income of the closed branches, are expected to be substantially complete over the next five years, with certain property lease obligations extending out as far as twelve years. The Company continues to actively pursue buyout options or subleasing opportunities for the leased properties. The timing of cash payments related to the branch closure and consolidation activities could change depending on the success and timing of entering into these types of agreements.

NOTE 14—COMMITMENTS AND CONTINGENCIES

Lease Commitments

HD Supply occupies certain facilities and operates certain equipment and vehicles under leases that expire at various dates through the year 2027. In addition to minimum rentals, there are certain executory costs such as real estate taxes, insurance, and common area maintenance on most of its facility leases. Expense under these leases totaled $151 million, $153 million, and $161 million in fiscal 2011, fiscal 2010, and fiscal 2009, respectively. Capital leases currently in effect are not material.

Future minimum aggregate rental payments under non-cancelable operating leases as of January 29, 2012 are as follows (amounts in millions):

Fiscal Year	Operating Leases
2012	$126
2013	102
2014	78
2015	54
2016	36
Thereafter	86

Total	$482

The Company subleases certain leased facilities to third parties. Total future minimum rentals to be received under non-cancelable subleases as of January 29, 2012 are approximately $19 million. These subleases expire at various dates through the year 2023.

Purchase Obligations

As of January 29, 2012, the Company has agreements in place with various vendors to purchase goods and services, primarily inventory, in the aggregate amount of $671 million. These purchase obligations are generally cancelable, but the Company has no intent to cancel. Payment is due during fiscal 2012 for these obligations.

Internal Revenue Service

The Internal Revenue Service has issued notices of proposed adjustments that propose to disallow certain of the Company’s deductions and the carryback of certain of its net operating losses to taxable years during which the Company was a member of The Home Depot, Inc.’s U.S. federal consolidated income tax return. The Internal Revenue Service is expected to issue in the near future a letter that proposes to assess tax liabilities from such proposed adjustments. The Company is estimating such letter will contain a proposed assessment of tax liabilities for approximately $322 million to $325 million, including accrued interest. The Company believes that the deductions it reported on the tax returns in question and carryback of the net operating losses are accurate and appropriate. Therefore, the Company intends to challenge any proposed assessment by filing a formal protest with the Appeals Division of the Internal Revenue Service. During the protest period, the Company intends to vigorously defend its positions rather than pay any proposed assessments. If the Company is ultimately required to pay any such proposed assessments, it could incur significant liabilities and its cash flows, future results of operations and financial position could be affected in a significant and adverse manner. The carryback of the net operating losses was made in accordance with (and subject to the terms of) an agreement entered into between the Company’s ultimate parent corporation, HDS Investment Holding, Inc., and The Home Depot, Inc.

Legal Matters

HD Supply is involved in various legal proceedings arising in the normal course of its business. The Company establishes reserves for litigation and similar matters when those matters present loss contingencies that it determines to be both probable and reasonably estimable in accordance with ASC 450, Contingencies. In the opinion of management, based on current knowledge, all reasonably estimable and probable matters are believed to be adequately reserved for or covered by insurance and disclosed herein. For all such other matters, management believes the possibility of losses from such matters are remote or such matters are of such kind or involve such amounts that would not have a material adverse effect on the financial position, results of operations or cash flows of the Company if disposed of unfavorably.

NOTE 15—SEGMENT INFORMATION

HD Supply’s operating segments are based on management structure and internal reporting. Each segment offers different products and services to the end customer, except for Corporate, which provides general corporate overhead support and HD Supply Canada (included in Other), which is organized based on geographic location. The Company determines the reportable segments in accordance with the principles of segment reporting within U.S. GAAP (ASC 280, Segment Reporting). For purposes of evaluation under these segment reporting principles, the Chief Operating Decision Maker for HD Supply assesses HD Supply’s ongoing performance, based on the periodic review and evaluation of Net sales, Adjusted EBITDA, and certain other measures for each of the operating segments.

During fiscal 2011, the reportable segment presentation for two operating segments changed as compared to prior periods. The CTI operating segment no longer met the quantitative threshold requirements of a reportable segment. In addition, the Electrical operating segment was merged into the Utilities operating segment, which is a reportable segment, and collectively titled Power Solutions. As a result, prior period disclosures reflect the change in reportable segments.

In conjunction with the change in reportable segments, management re-evaluated its use of key performance metrics. Historically, the Company has presented operating income excluding certain charges as its measure of operating performance for presentation of segment results. Management uses both operating income excluding certain charges and Adjusted EBITDA in its evaluation of operating segment performance. However, based on the recent evaluation, management concluded that Adjusted EBITDA is the primary metric management uses to assess operating performance. Therefore, current and prior period segment presentation reflects Adjusted EBITDA as the operating performance measure.

HD Supply has four reportable segments, each of which is presented below:

•	Facilities Maintenance—Supplies maintenance, repair and operations (“MRO”) products and upgrade and renovation services largely to the multifamily, healthcare, hospitality, and institutional markets.

•	Waterworks—Distributes complete lines of water and wastewater transmission products, serving contractors and municipalities in all aspects of the water and wastewater industries.

•

Power Solutions—Distributes electrical transmission and distribution products, power plant maintenance, repair and operations supplies, smart-grid technologies, and provides materials management and procurement outsourcing arrangements to investor-owned utilities, municipal and provincial power authorities, rural electric cooperatives and utility contractors and distributes electrical products such as wire and cable, switch gear supplies, lighting and conduit to residential and commercial contractors.

•	White Cap— Distributes specialized hardware, tools, building materials, and safety equipment to professional contractors.

In addition to the reportable segments, the Company’s consolidated financial results include an Other category, Corporate, & Eliminations. Other primarily consists of (i) Repair & Remodel, offering light remodeling and construction supplies primarily to small remodeling contractors and tradesmen; (ii) Crown Bolt, a retail distribution operator, providing program and packaging solutions, sourcing, distribution, and in-store service, primarily serving Home Depot; (iii) CTI, offering turnkey supply and installation services for multiple interior finish options, including flooring, cabinets, countertops, and window coverings, along with comprehensive design center services for residential, commercial, and senior living projects; and (iv) HD Supply Canada, comprised of HD Supply’s Canadian operations (other than the Canadian utilities operations, which is included in the Power Solutions segment, and Commercial Direct, which is included in the Facilities Maintenance segment). Corporate has enterprise management responsibility and centralized support functions for some of the segments, information technology, human resources, sourcing and support services. Eliminations remove intersegment transactions.

The following tables present Net sales, Adjusted EBITDA, and certain other measures for each of the reportable segments and total continuing operations for the periods indicated (amounts in millions):

	Fiscal Year 2011
	Net Sales	Adjusted EBITDA	Depreciation(1) & Software Amortization	Other Intangible Amortization	Total Assets(2)	Capital Expen- ditures
Facilities Maintenance	$1,870	$318	$30	$75	$2,264	$32
Waterworks	1,772	112	5	95	1,562	5
Power Solutions	1,625	50	5	20	775	5
White Cap	981	17	14	19	481	16
Other, Corporate, & Eliminations	780	11	31	35	1,656	51

Total continuing operations	$7,028	$508	$85	$244	$6,738	$109

	Fiscal Year 2010
	Net Sales	Adjusted EBITDA	Depreciation(1) & Software Amortization	Other Intangible Amortization	Total Assets(2)	Capital Expen- ditures
Facilities Maintenance	$1,682	$282	$28	$75	$2,265	$20
Waterworks	1,659	94	5	94	1,582	2
Power Solutions	1,462	49	5	19	740	2
White Cap	852	(10)	20	19	439	3
Other, Corporate, & Eliminations	794	(4)	41	37	2,063	18

Total continuing operations	$6,449	$411	$99	$244	$7,089	$45

	Fiscal Year 2009
	Net Sales	Adjusted EBITDA	Depreciation(1) & Software Amortization	Other Intangible Amortization	Total Assets(2)	Capital Expen- ditures
Facilities Maintenance	$1,609	$279	$24	$73	$2,341	$28
Waterworks	1,652	99	5	95	1,695	2
Power Solutions	1,410	40	5	19	711	3
White Cap	872	(31)	25	20	487	4
Other, Corporate, & Eliminations	770	(44)	62	36	2,611	18

Total continuing operations	$6,313	$343	$121	$243	$7,845	$55

(1)	Depreciation includes amounts recorded within Cost of sales in the Consolidated Statements of Operations.
(2)	Total Assets include amounts attributable to discontinued operations for the periods prior to the dispositions.

Reconciliation to Consolidated Financial Statements

	Fiscal 2011	Fiscal 2010	Fiscal 2009
Total Adjusted EBITDA	$508	$411	$343
Depreciation and amortization	329	343	364
Stock-based compensation	20	17	18
Management fees and expenses	5	5	5
Restructuring	—	8	21
Goodwill impairment	—	—	219
Other	(1)	1	—

Operating income (loss)	155	37	(284)
Interest expense	639	623	602
Other (income) expense, net	—	(1)	(208)

Income (Loss) from Continuing Operations Before Provision (Benefit) for Income Taxes	(484)	(585)	(678)
Provision (benefit) for income taxes	79	28	(198)

Income (loss) from continuing operations	$(563)	$(613)	$(480)

Net sales for HD Supply outside the United States, primarily Canada, were $404 million, $365 million, and $330 million in fiscal 2011, fiscal 2010, and fiscal 2009, respectively. Long-lived assets of HD Supply outside the United States were $18 million and $29 million as of January 29, 2012 and January 30, 2011, respectively.

NOTE 16—SUBSIDIARY GUARANTORS

The Company has issued 12.0% Senior Notes and 13.5% Senior Subordinated Notes (collectively the “Notes”) guaranteed by certain of its subsidiaries (the “Guarantor Subsidiaries”). The Guarantor Subsidiaries are direct or indirect wholly-owned domestic subsidiaries of the Company. The subsidiaries of the Company that do not guarantee the Notes (“Non-guarantor Subsidiaries”) are direct or indirect wholly-owned subsidiaries of the Company and include the Company’s operations in Canada and a non-operating subsidiary in the United States that holds an investment of $373 million in principal, $261 million net of the discount at January 29, 2012, of the Company’s 13.5% Senior Subordinated Notes, which is eliminated in consolidation.

In connection with the Notes, the Company determined the need for compliance with Rule 3-10 of SEC Regulation S-X (“Rule 3-10”). In lieu of providing separate audited financial statements for the Guarantor Subsidiaries, the Company has included the accompanying Condensed Consolidating Financial Statements in accordance with Rule 3-10(d) of SEC Regulation S-X. The following supplemental financial information sets forth, on a consolidating basis, the condensed statements of operations, the condensed balance sheets, and the condensed statements of cash flows for the parent company issuer of the Notes HD Supply, Inc. (the “Parent Issuer”), for the Guarantor Subsidiaries and for the Non-guarantor Subsidiaries and total consolidated HD Supply, Inc. and subsidiaries (amounts in millions):

CONDENSED CONSOLIDATING INCOME STATEMENTS

	Fiscal Year Ended January 29, 2012
	Parent Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Net Sales	$—	$6,630	$398	$—	$7,028
Cost of sales	—	4,720	294	—	5,014

Gross Profit	—	1,910	104	—	2,014
Operating expenses:
Selling, general and administrative	78	1,372	82	—	1,532
Depreciation and amortization	12	313	2	—	327

Total operating expenses	90	1,685	84	—	1,859
Operating Income (Loss)	(90)	225	20	—	155
Interest expense	722	298	1	(382)	639
Interest (income)	(299)	(3)	(80)	382	—
Net loss of equity affiliates	30	—	—	(30)	—

Income (Loss) from Continuing Operations Before Provision (Benefit) for Income Taxes	(543)	(70)	99	30	(484)
Provision (benefit) for income taxes	32	10	37	—	79

Income (Loss) from Continuing Operations	(575)	(80)	62	30	(563)
Loss from discontinued operations, net of tax	32	(15)	3	—	20

Net Income (Loss)	$(543)	$(95)	$65	$30	$(543)

	Fiscal Year Ended January 30, 2011
	Parent Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total
Net Sales	$—	$6,085	$364	$—	$6,449
Cost of sales	—	4,339	269	—	4,608

Gross Profit	—	1,746	95	—	1,841
Operating expenses:
Selling, general and administrative	82	1,302	71	—	1,455
Depreciation and amortization	16	322	3	—	341
Restructuring	—	8	—	—	8

Total operating expenses	98	1,632	74	—	1,804
Operating Income (Loss)	(98)	114	21	—	37
Interest expense	701	298	—	(376)	623
Interest (income)	(298)	(4)	(74)	376	—
Other (income) expense, net	(1)	—	—	—	(1)
Net loss of equity affiliates	178	—	—	(178)	—

Income (Loss) from Continuing Operations Before Provision (Benefit) for Income Taxes	(678)	(180)	95	178	(585)
Provision (benefit) for income taxes	(17)	6	39	—	28

Income (Loss) from Continuing Operations	(661)	(186)	56	178	(613)
Loss from discontinued operations, net of tax	42	(49)	1	—	(6)

Net Income (Loss)	$(619)	$(235)	$57	$178	$(619)

CONDENSED CONSOLIDATING INCOME STATEMENTS (Continued)

	Fiscal Year Ended January 31, 2010
	Parent Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total
Net Sales	$—	$5,987	$326	$—	$6,313
Cost of sales	—	4,301	244	—	4,545

Gross Profit	—	1,686	82	—	1,768
Operating expenses:
Selling, general and administrative	83	1,304	66	—	1,453
Depreciation and amortization	22	334	3	—	359
Restructuring	1	21	(1)	—	21
Goodwill impairment	—	196	23	—	219

Total operating expenses	106	1,855	91	—	2,052
Operating Income (Loss)	(106)	(169)	(9)	—	(284)
Interest expense	679	305	—	(382)	602
Interest (income)	(304)	(11)	(67)	382	—
Other (income) expense, net	(206)	7	(9)	—	(208)
Net loss of equity affiliates	348	—	—	(348)	—

Income (Loss) from Continuing Operations Before Provision (Benefit) for Income Taxes	(623)	(470)	67	348	(678)
Provision (benefit) for income taxes	(70)	(148)	20	—	(198)

Income (Loss) from Continuing Operations	(553)	(322)	47	348	(480)
Loss from discontinued operations, net of tax	39	(72)	(1)	—	(34)

Net Income (Loss)	$(514)	$(394)	$46	$348	$(514)

CONDENSED CONSOLIDATING BALANCE SHEETS

	January 29, 2012
	Parent Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total
ASSETS
Current assets:
Cash and cash equivalents	$49	$12	$50	$—	$111
Receivables, net	4	922	97	(21)	1,002
Inventories	—	1,027	81	—	1,108
Deferred tax asset	—	89	2	(33)	58
Other current assets	8	34	5	—	47

Total current assets	61	2,084	235	(54)	2,326

Property and equipment, net	61	331	6	—	398
Goodwill	—	3,143	8	—	3,151
Intangible assets, net	—	731	4	—	735
Deferred tax asset	158	—	6	(164)	—
Investment in subsidiaries	3,456	—	—	(3,456)	—
Intercompany notes receivable	2,774	641	—	(3,415)	—
Other assets	122	6	261	(261)	128

Total assets	$6,632	$6,936	$520	$(7,350)	$6,738

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$21	$648	$45	$—	$714
Accrued compensation and benefits	42	93	5	—	140
Current installments of long-term debt	82	—	—	—	82
Deferred tax liabilities	33	—	—	(33)	—
Other current liabilities	284	104	11	(21)	378

Total current liabilities	462	845	61	(54)	1,314

Long term debt, excluding current installments	5,641	—	—	(261)	5,380
Deferred tax liabilities	—	275	—	(164)	111
Intercompany notes payable	641	2,774	—	(3,415)	—
Other liabilities	316	37	8	—	361

Total liabilities	7,060	3,931	69	(3,894)	7,166

Stockholders’ equity	(428)	3,005	451	(3,456)	(428)

Total liabilities and stockholders’ equity	$6,632	$6,936	$520	$(7,350)	$6,738

CONDENSED CONSOLIDATING BALANCE SHEETS (Continued)

	January 30, 2011
	Parent Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total
ASSETS
Current assets:
Cash and cash equivalents	$249	$8	$35	$—	$292
Receivables, net	2	830	75	—	907
Inventories	—	958	77	—	1,035
Deferred tax asset	40	62	4	(4)	102
Intercompany receivable	—	3	—	(3)	—
Other current assets	9	35	1	—	45

Total current assets	300	1,896	192	(7)	2,381

Property and equipment, net	62	322	6	—	390
Goodwill	—	3,132	18	—	3,150
Intangible assets, net	—	988	4	—	992
Deferred tax asset	117	—	—	(117)	—
Investment in subsidiaries	2,752	—	—	(2,752)	—
Intercompany notes receivable	3,054	304	—	(3,358)	—
Other assets	172	4	203	(203)	176

Total assets	$6,457	$6,646	$423	$(6,437)	$7,089

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$20	$730	$55	$—	$805
Accrued compensation and benefits	32	80	6	—	118
Current installments of long-term debt	10	—	—	—	10
Intercompany payables	—	—	3	(3)	—
Other current liabilities	157	104	11	—	272

Total current liabilities	219	914	75	(3)	1,205

Long term debt, excluding current installments	5,423	—	—	(184)	5,239
Deferred tax liabilities	—	222	—	(121)	101
Intercompany notes payable	304	3,054	—	(3,358)	—
Other liabilities	415	45	7	(19)	448

Total liabilities	6,361	4,235	82	(3,685)	6,993

Stockholders’ equity	96	2,411	341	(2,752)	96

Total liabilities and stockholders’ equity	$6,457	$6,646	$423	$(6,437)	$7,089

	Fiscal Year Ended January 29, 2012
	Parent Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total
Net cash flows from operating activities	$(629)	$458	$6	$—	$(165)
Cash flows from investing activities
Capital expenditures	(15)	(98)	(2)	—	(115)
Proceeds from sales of property and equipment	—	4	—	—	4
Payments for businesses acquired	—	(21)	—	—	(21)
Proceeds from sale of a business	117	—	11	—	128
Purchase of investments	(21)	(2)	—	—	(23)
Proceeds from sale of investments	21	—	—	—	21
Proceeds from (payments of) intercompany notes	—	(337)	—	337	—

Net cash flows from investing activities	102	(454)	9	337	(6)
Cash flows from financing activities
Borrowings (repayments) of intercompany notes	337	—	—	(337)	—
Repayments of long-term debt	(10)	—	—	—	(10)
Borrowings on long-term revolver	1,053	—	—	—	1,053
Repayments of long-term revolver	(1,053)	—	—	—	(1,053)

Net cash flows from financing activities	327	—	—	(337)	(10)
Effect of exchange rates on cash	—	—	—	—	—

Net increase (decrease) in cash & cash equivalents	$(200)	$4	$15	$—	$(181)
Cash and cash equivalents at beginning of period	249	8	35	—	292

Cash and cash equivalents at end of period	$49	$12	$50	$—	$111

	Fiscal Year Ended January 30, 2011
	Parent Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total
Net cash flows from operating activities	$452	$83	$16	$—	$551
Cash flows from investing activities
Capital expenditures	(6)	(41)	(2)	—	(49)
Proceeds from sales of property and equipment	—	4	—	—	4
Proceeds from (payments of) intercompany notes	—	(46)	—	46	—
Return of investment	33	—	—	(33)	—

Net cash flows from investing activities	27	(83)	(2)	13	(45)
Cash flows from financing activities
Equity contribution (return of capital)	1	—	(33)	33	1
Borrowings (repayments) of intercompany notes	46	—	—	(46)	—
Repayments of long-term debt	(40)	—	—	—	(40)
Borrowings on long-term revolver	178	—	—	—	178
Repayments of long-term revolver	(860)	—	—	—	(860)
Debt modification and issuance costs	(34)	—	—	—	(34)

Net cash flows from financing activities	(709)	—	(33)	(13)	(755)
Effect of exchange rates on cash	—	—	2	—	2

Net increase (decrease) in cash & cash equivalents	$(230)	$—	$(17)	$—	$(247)
Cash and cash equivalents at beginning of period	479	8	52	—	539

Cash and cash equivalents at end of period	$249	$8	$35	$—	$292

	Fiscal Year Ended January 31, 2010
	Parent Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total
Net cash flows from operating activities	$51	$16	$13	$(11)	$69
Cash flows from investing activities
Capital expenditures	(9)	(48)	(1)	—	(58)
Proceeds from sales of property and equipment	1	7	—	—	8
Refunds (payments) for businesses acquired, net of cash acquired	22	(16)	(3)	3	6
Proceeds from sale of a business	6	—	—	(3)	3
(Payments for) proceeds from debt & other investments	—	5	(67)	62	—
Investments in equity affiliates	(62)	—	—	62	—
Proceeds from (payments of) intercompany notes	12	39	—	(51)	—

Net cash flows from investing activities	(30)	(13)	(71)	73	(41)
Cash flows from financing activities
Equity contribution	—	—	51	(51)	—
Borrowings (repayments) of intercompany notes	(39)	(12)	—	51	—
Repayments of long-term debt	(10)	—	—	(62)	(72)
Borrowings on long-term revolver	5	—	—	—	5
Repayments of long-term revolver	(196)	—	—	—	(196)

Net cash flows from financing activities	(240)	(12)	51	(62)	(263)
Effect of exchange rates on cash	—	—	3	—	3

Net increase (decrease) in cash & cash equivalents	(219)	(9)	(4)	—	(232)
Cash and cash equivalents at beginning of period	698	17	56	—	771

Cash and cash equivalents at end of period	$479	$8	$52	$—	$539

NOTE 17—QUARTERLY FINANCIAL DATA (UNAUDITED)

The following is a summary of the quarterly consolidated results of operations for the fiscal years ended January 29, 2012 and January 30, 2011 (amounts in millions):

	Net Sales	Gross Profit	Net Income (Loss)
Fiscal Year Ended January 29, 2012:
First Quarter	$1,608	$460	$(164)
Second Quarter	1,875	533	(101)
Third Quarter	1,893	535	(105)
Fourth Quarter	1,652	486	(173)

Fiscal Year 2011	$7,028	$2,014	$(543)
Fiscal Year Ended January 30, 2011:
First Quarter	$1,552	$443	$(202)
Second Quarter	1,719	488	(115)
Third Quarter	1,724	488	(99)
Fourth Quarter	1,454	422	(203)

Fiscal Year 2010	$6,449	$1,841	$(619)

The following is a summary of the changes to the previously reported quarterly financial data in order to conform presentation to reflect discontinued operations (amounts in millions):

	Net Sales	Gross Profit	Net Income (Loss)
Fiscal Year Ended January 29, 2012:
First Quarter	$(280)	$(67)	$—
Second Quarter	(282)	(68)	—
Third Quarter	(182)	(45)	—
Fourth Quarter	(174)	(39)	—

Fiscal Year 2011	$(918)	$(219)	$—

Fiscal Year Ended January 30, 2011:
First Quarter	$(259)	$(59)	$—
Second Quarter	(255)	(59)	—
Third Quarter	(269)	(60)	—
Fourth Quarter	(245)	(58)	—

Fiscal Year 2010	$(1,028)	$(236)	$—

NOTE 18—SUBSEQUENT EVENTS

Disposition

On March 26, 2012, the Company sold all of the issued and outstanding equity interests in its IPVF business to Shale-Inland Holdings LLC for approximately $469 million. In accordance with ASC 205-20, Discontinued Operations, the results of the IPVF operations are classified as discontinued operations. The presentation of discontinued operations includes revenues and expenses of the discontinued operations and gain on the sale of businesses, net of tax, as one line item on the Consolidated Statements of Operations. All Consolidated Statements of Operations presented have been revised to reflect this presentation.

Refinancing Transactions (unaudited)

On April 12, 2012, HD Supply, Inc. consummated the following transactions (the “Refinancing Transactions”) in connection with the refinancing of the senior portion of its debt structure:

•	the issuance of $950 million of its 8.125% Senior Secured First Priority Notes due 2019 (the “First Priority Notes”);

•	the issuance of $675 million of its 11% Senior Secured Second Priority Notes due 2020 (the “Second Priority Notes”);

•	the issuance of approximately $757 million of its 14.875% Senior Notes due 2020 (the “Senior Notes”);

•	entry into a new senior term facility (the “Senior Term Facility”) maturing in 2017 and providing for term loans in an aggregate principal amount of $1 billion; and

•

entry into a new senior asset based lending facility (the “ABL Facility”) maturing in 2017 and providing for senior secured revolving loans and letters of credit of up to a maximum aggregate principal amount of $1.5 billion.

The proceeds of the First Priority Notes, the Second Priority Notes, the Senior Notes, the Senior Term Facility and the ABL Facility were used to (i) repay all amounts outstanding under the Senior Secured Credit Facility, (ii) repay all amounts outstanding under the ABL Credit Facility, (iii) repurchase all remaining outstanding 12.0% Senior Notes and (iv) pay related fees and expenses.

Acquisition (unaudited)

On June 29, 2012, the Company purchased Peachtree Business Products LLC for approximately $196 million. Headquartered in Marietta, Georgia, Peachtree Business Products specializes in customizable business and property marketing supplies, serving residential and commercial property managers, medical facilities, schools and universities, churches and funeral homes. Peachtree Business Products LLC will be operated as part of the Company’s Facilities Maintenance segment.

HD SUPPLY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

Amounts in millions, unaudited

	Three Months Ended		Nine Months Ended
	October 28, 2012	October 30, 2011	October 28, 2012	October 30, 2011
Net Sales	$2,146	$1,893	$6,041	$5,376
Cost of sales	1,530	1,358	4,308	3,848

Gross Profit	616	535	1,733	1,528
Operating expenses:
Selling, general and administrative	418	389	1,223	1,144
Depreciation and amortization	84	81	250	245

Total operating expenses	502	470	1,473	1,389
Operating Income	114	65	260	139
Interest expense	165	160	489	477
Loss on extinguishment of debt	—	—	220	—
Other (income) expense, net	—	—	—	(1)

Income (Loss) from Continuing Operations Before Provision (Benefit) for Income Taxes	(51)	(95)	(449)	(337)
Provision (benefit) for income taxes	2	24	36	59

Income (Loss) from Continuing Operations	(53)	(119)	(485)	(396)
Income from discontinued operations, net of tax	3	14	19	26

Net Income (Loss)	$(50)	$(105)	$(466)	$(370)

Other comprehensive income (loss) – foreign currency translation adjustment	—	(6)	—	1

Total Comprehensive Income (Loss)	$(50)	$(111)	$(466)	$(369)

The accompanying notes are an integral part of these consolidated financial statements.

HD SUPPLY, INC.

CONSOLIDATED BALANCE SHEETS

Amounts in millions, except share data, unaudited

	October 28, 2012	January 29, 2012
ASSETS
Current assets:
Cash and cash equivalents	$158	$111
Cash restricted for debt redemption	985	—
Receivables, less allowance for doubtful accounts of $25 and $32	1,105	1,002
Inventories	994	1,108
Deferred tax asset	65	58
Other current assets	45	47

Total current assets	3,352	2,326

Property and equipment, net	390	398
Goodwill	3,279	3,151
Intangible assets, net	518	735
Other assets	139	128

Total assets	$7,678	$6,738

LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$779	$714
Accrued compensation and benefits	137	140
Current installments of long-term debt	940	82
Other current liabilities	217	378

Total current liabilities	2,073	1,314

Long-term debt, excluding current installments	5,975	5,380
Deferred tax liabilities	149	111
Other liabilities	362	361

Total liabilities	8,559	7,166

Stockholder’s equity (deficit):
Common stock, par value $0.01; authorized 1,000 shares; issued and outstanding 1,000 shares at October 28, 2012 and January 29, 2012	—	—
Paid-in capital	2,693	2,680
Accumulated deficit	(3,572)	(3,106)
Accumulated other comprehensive income (loss) – cumulative foreign currency translation adjustment	(2)	(2)

Total stockholder’s equity (deficit)	(881)	(428)

Total liabilities and stockholder’s equity (deficit)	$7,678	$6,738

The accompanying notes are an integral part of these consolidated financial statements.

HD SUPPLY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Amounts in millions, unaudited

	Nine Months Ended
	October 28, 2012	October 30, 2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(466)	$(370)
Reconciliation of net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	255	264
Provision for uncollectibles	3	10
Non-cash interest expense	86	170
Stock-based compensation expense	13	16
Deferred income taxes	27	43
Unrealized derivative gain	—	(1)
Loss on extinguishment of debt	220	—
Gain on sale of a business	(12)	(9)
Other	1	4
Changes in assets and liabilities:
(Increase) decrease in receivables	(215)	(262)
(Increase) decrease in inventories	(197)	(128)
(Increase) decrease in other current assets	(4)	—
(Increase) decrease in other assets	2	—
Increase (decrease) in accounts payable and accrued liabilities	(46)	3
Increase (decrease) in other long-term liabilities	6	(4)

Net cash provided by (used in) operating activities	(327)	(264)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(80)	(58)
Proceeds from sales of property and equipment	5	4
Purchase of investments	(985)	(23)
Proceeds from sale of a business	481	98
Payment for acquisition of a business, net of cash acquired	(196)	(21)
Other investing activity	(2)	—

Net cash provided by (used in) investing activities	(777)	—

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	4,140	—
Repayments of long-term debt	(3,290)	(8)
Borrowings on long-term revolver debt	1,192	888
Repayments on long-term revolver debt	(797)	(769)
Debt issuance and modification fees	(95)	—
Other financing activities	1	—

Net cash provided by (used in) financing activities	1,151	111

Increase (decrease) in cash and cash equivalents	$47	$(153)
Cash and cash equivalents at beginning of period	111	292

Cash and cash equivalents at end of period	$158	$139

The accompanying notes are an integral part of these consolidated financial statements.

HD SUPPLY, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — NATURE OF BUSINESS AND BASIS OF PRESENTATION

Basis of Presentation

The consolidated financial statements have been prepared pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) that permit reduced disclosure for interim periods. The consolidated balance sheet as of January 29, 2012 was derived from audited financial statements, but does not include all necessary disclosures required by accounting principles generally accepted in the United States of America (“U.S. GAAP”).

In management’s opinion, the unaudited financial information for the interim periods presented includes all adjustments necessary for a fair statement of the results of operations, financial position, and cash flows. All adjustments are of a normal recurring nature unless otherwise disclosed. Revenues, expenses, assets and liabilities can vary during each quarter of the year. Therefore, the results and trends in these interim financial statements may not be the same as those for the full year. For a more complete discussion of HD Supply, Inc.’s significant accounting policies and other information, see “Management Discussion and Analysis of Financial Condition and Results of Operations—Critical accounting policies,” “Audited Consolidated Financial Statements” and “Notes to Audited Consolidated Financial Statements.”

Nature of Business

HD Supply, Inc. (the “Company” or “HD Supply”) is one of the largest industrial distribution companies in North America. With a diverse portfolio of industry-leading businesses, the Company provides a broad range of products and services to approximately 440,000 professional customers in the infrastructure and energy, maintenance, repair and improvement, and specialty construction markets.

The Company provides an expansive offering of approximately one million SKUs of name brand and propriety brand products at competitive prices. Through approximately 630 locations across 46 states and 9 Canadian provinces, HD Supply provides localized, customer-driven services including jobsite delivery, will call and direct-ship options, diversified logistics and innovative solutions that contribute to its customers’ success.

HD Supply has four reportable segments: Facilities Maintenance, Waterworks, Power Solutions, and White Cap. Other operating segments include Creative Touch Interiors (“CTI”), Crown Bolt, Repair & Remodel, and HD Supply Canada. In addition, the consolidated financial statements include Corporate, which includes enterprise-wide functional departments.

Fiscal Year

HD Supply’s fiscal year is a 52- or 53-week period ending on the Sunday nearest to January 31. Fiscal year ending February 3, 2013 (“fiscal 2012”) includes 53 weeks and fiscal year ending January 29, 2012 (“fiscal 2011”) includes 52 weeks. The three months ended October 28, 2012 and October 30, 2011 both include thirteen weeks and the nine months ended October 28, 2012 and October 30, 2011 both include thirty-nine weeks.

Principles of Consolidation

The consolidated financial statements present the results of operations, financial position and cash flows of HD Supply. All material intercompany balances and transactions are eliminated. Results of operations of companies acquired are included from their respective dates of acquisition.

Estimates

Management has made a number of estimates and assumptions relating to the reporting of assets and liabilities, the disclosure of contingent assets and liabilities, and reported amounts of revenues and expenses in preparing these consolidated financial statements in conformity with U.S. GAAP. Actual results could differ from these estimates.

Self-Insurance

HD Supply has a high deductible insurance program for most losses related to general liability, product liability, environmental liability, automobile, workers’ compensation, and is self-insured for medical claims and certain legal claims. The expected ultimate cost for claims incurred as of the balance sheet date is not discounted and is recognized as a liability. Self-insurance losses for claims filed and claims incurred but not reported are accrued based upon estimates of the aggregate liability for uninsured claims using loss development factors and actuarial assumptions followed in the insurance industry and historical loss development experience. At October 28, 2012 and January 29, 2012, self-insurance reserves totaled approximately $97 million and $101 million, respectively.

NOTE 2 — ACQUISITIONS

In accordance with the acquisition method of accounting under Accounting Standards Codification (“ASC”) 805, Business Combinations, the results of the acquisitions are reflected in the Company’s consolidated financial statements from the date of acquisition forward.

On June 29, 2012, the Company purchased Peachtree Business Products LLC (“Peachtree”) for approximately $196 million. Headquartered in Marietta, Georgia, Peachtree Business Products specializes in customizable business and property marketing supplies, serving residential and commercial property managers, medical facilities, schools and universities, churches and funeral homes. Peachtree Business Products LLC is operated as part of the Facilities Maintenance segment.

In accordance with ASC 805, Business Combinations, the Company recorded the following assets and liabilities at fair value on the date of acquisition: $129 million in goodwill, $53 million in definite-lived intangible assets, $12 million in property & equipment, $8 million in net working capital assets and liabilities, and $6 million in deferred tax liabilities. The total amount of goodwill expected to be deductible for tax purposes is $47 million. The definite-lived intangible assets are primarily $50 million in customer relationships that will be amortized over an average of eleven years.

On May 2, 2011, the Company closed on a transaction to acquire substantially all of the assets of Rexford Albany Municipal Supply Company, Inc. (“RAMSCO”) for approximately $21 million. RAMSCO specializes in distributing water, sanitary and storm sewer materials primarily to municipalities and contractors through four locations in upstate New York. These locations are operated as part of the Waterworks segment.

NOTE 3 — DISCONTINUED OPERATIONS

On March 26, 2012, the Company sold all of the issued and outstanding equity interests in its Industrial Pipes, Valves and Fittings (“IPVF”) business to Shale-Inland Holdings, LLC for proceeds of approximately $469 million, which was subject to a customary working capital adjustment. Upon closing, the Company received cash proceeds of approximately $464 million, net of $5 million of transaction costs. As a result of the sale, the Company recorded a $9 million pre-tax gain in the first quarter of fiscal 2012. During the third quarter of fiscal 2012, the Company received $13 million for the final working capital settlement, and, as a result, recorded an additional $3 million pre-tax gain.

On September 9, 2011, the Company sold all of the issued and outstanding equity interests in its Plumbing/HVAC (“Plumbing”) business to Hajoca Corporation. The Company received cash proceeds of approximately $116 million, net of $8 million remaining in escrow and $4 million of transaction costs. As a result of the sale, the Company recorded a $7 million pre-tax gain in fiscal 2011. During the first quarter of fiscal 2012, the Company paid an additional $1 million in transaction costs. During the third quarter of fiscal 2012, the Company received $4 million from escrow.

On February 28, 2011, HD Supply Canada sold substantially all of the assets of SESCO/QUESCO (“SESCO”), an electrical products division of HD Supply Canada, to Sonepar Canada, and received proceeds of approximately $11 million, less $1 million remaining in escrow. As a result of the sale, the Company recorded a $2 million pre-tax gain in fiscal 2011. During the second quarter of fiscal 2012, the Company received $1 million from escrow.

Summary Financial Information

In accordance with ASC 205-20, Discontinued Operations, the results of the IPVF, Plumbing and SESCO operations and the gain on sale of the businesses are classified as discontinued operations. The presentation of discontinued operations includes revenues and expenses of the discontinued operations and gain on the sale of businesses, net of tax, as one line item on the Consolidated Statements of Operations and Comprehensive Income (Loss). All prior period Consolidated Statements of Operations and Comprehensive Income (Loss) presented have been revised to reflect this presentation. The Consolidated Balance Sheets and Statements of Cash Flows prior to the dates of disposition have not been revised for discontinued operations.

The following tables provide additional detail related to the results of operations of the discontinued operations (amounts in millions):

	Three Months Ended		Nine Months Ended
	Oct 28, 2012	Oct 30, 2011	Oct 28, 2012	Oct 30, 2011
Net sales	$—	$230	$127	$795
Gain on sale of discontinued operations	3	7	12	9
Income (loss) before provision for income taxes	3	14	19	26
Provision (benefit) for income taxes	—	—	—	—

Income from discontinued operations, net of tax	$3	$14	$19	$26

NOTE 4 — RELATED PARTIES

On August 30, 2007, investment funds associated with Clayton, Dubilier & Rice, Inc., The Carlyle Group and Bain Capital Partners, LLC (collectively the “Equity Sponsors”) formed HDS Investment Holding, Inc. (“Holding”) and entered into a stock purchase agreement with The Home Depot, Inc. (“Home Depot” or “THD”) pursuant to which Home Depot agreed to sell to Holding or to a wholly owned subsidiary of Holding certain intellectual property and all of the outstanding common stock of HD Supply, Inc. and the Canadian subsidiary CND Holdings, Inc. (collectively “HD Supply”). On August 30, 2007, through a series of transactions, Holding’s direct wholly owned subsidiary, HDS Holding Corporation, acquired direct control of HD Supply through the merger of its wholly owned subsidiary, HDS Acquisition Corp., with and into HD Supply. Through these transactions (the “Transactions”), Home Depot was paid cash of $8.2 billion and 12.5% of Holding’s common stock worth $325 million for certain intellectual property and all of the outstanding common stock of HD Supply, Inc. and CND Holdings, Inc. including all dividends and interest payable associated with those shares.

Home Depot

Strategic Agreement—On the date of the Transactions, Home Depot entered into a strategic purchase agreement with Crown Bolt. This agreement provides a guaranteed revenue stream to Crown Bolt through January 31, 2015 by specifying minimum annual purchase requirements from Home Depot. As of October 28, 2012, the net book value of the strategic purchase agreement is $50 million and the net book value of goodwill assigned to Crown

Bolt is $215 million. From time to time, the Company has discussions with Home Depot concerning amending, extending or replacing the current strategic purchase agreement, as well as the potential terms of any such amendment, extension or replacement. Some of the options discussed with Home Depot concerning the amendment, extension or replacement of the agreement could result in a future impairment of the strategic purchase agreement, the goodwill assigned to Crown Bolt or both, which could be significant.

Sales—HD Supply derived revenue from the sale of products to Home Depot of $68 million and $211 million in the three and nine months ended October 28, 2012, respectively, and $66 million and $193 million in the three and nine months ended October 30, 2011, respectively. The revenue was recorded at an amount that generally approximates fair value. Accounts receivable from the sale of products to Home Depot were approximately $26 million at October 28, 2012 and $45 million at January 29, 2012, and are included within Receivables in the accompanying Consolidated Balance Sheets.

Equity Sponsors

Sponsor Management Fee—In conjunction with the closing of the Transactions, the Company entered into a management agreement whereby the Company pays the Equity Sponsors a $5 million annual aggregate management fee (“Sponsor Management Fee”) and related expenses through August 2017. The three and nine months ended October 28, 2012 include $1 million and $4 million, respectively, in Sponsor Management Fees and related expenses. The three and nine months ended October 30, 2011 include $1 million and $4 million, respectively, in Sponsor Management Fees and related expenses. These charges are included in Selling, general and administrative expense in the Consolidated Statements of Operations and Comprehensive Income (Loss).

Notes—As of October 28, 2012, affiliates of the Equity Sponsors beneficially owned all of the $813 million outstanding principal of the Company’s 14.875% Senior Notes. In addition, management of the Company has been informed that, as of October 28, 2012, affiliates of certain of the Equity Sponsors beneficially owned approximately $713 million aggregate principal amount, or 39%, of the Company’s 13.5% Senior Subordinated Notes and approximately $42 million aggregate principal amount of the Company’s other outstanding indebtedness. See Note 15, Subsequent Event, for information on the pro-rata redemption of the Company’s 13.5% Senior Subordinated Notes.

NOTE 5 — GOODWILL

The carrying amount of goodwill by reporting unit as of October 28, 2012 and January 29, 2012 is as follows (amounts in millions):

	October 28, 2012			January 29, 2012
	Gross Goodwill	Accumulated Impairments	Net Goodwill	Gross Goodwill	Accumulated Impairments	Net Goodwill
Waterworks	$1,867	$(815)	$1,052	$1,867	$(815)	$1,052
Facilities Maintenance	1,603	—	1,603	1,474	—	1,474
White Cap	183	(74)	109	183	(74)	109
Utilities	284	(99)	185	285	(99)	186
Crown Bolt	215	—	215	215	—	215
Repair & Remodel	125	(30)	95	125	(30)	95
Electrical	20	—	20	20	—	20
CTI	67	(67)	—	67	(67)	—
IPVF	—	—	—	82	(82)	—

Total goodwill	$4,364	$(1,085)	$3,279	$4,318	$(1,167)	$3,151

Goodwill represents the excess of purchase price over fair value of net assets acquired. HD Supply does not amortize goodwill, but does assess the recoverability of goodwill in the third quarter of each fiscal year. If an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value, an interim impairment test would be performed between annual tests. Goodwill impairment testing is performed at the reporting unit level.

Under U.S. GAAP (ASC 350, Intangibles—Goodwill and Other), goodwill impairment analysis is a two-step test. The first step, used to identify potential impairment, involves comparing each reporting unit’s fair value to its carrying value including goodwill. If the fair value of a reporting unit exceeds its carrying value, applicable goodwill is considered not to be impaired. If the carrying value exceeds fair value, there is an indication of impairment and the second step is performed to measure the amount of impairment.

The second step involves calculating an implied fair value of goodwill for each reporting unit for which the first step indicated impairment. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination, which is the excess of the fair value of the reporting unit, as determined in the first step, over the aggregate fair values of the individual assets, liabilities and identifiable intangibles as if the reporting unit was being acquired in a business combination. If the implied fair value of goodwill in the “pro forma” business combination accounting as described above, exceeds the goodwill assigned to the reporting unit, there is no impairment. If the goodwill assigned to a reporting unit exceeds the implied fair value of the goodwill, an impairment charge is recorded for the excess. An impairment loss recognized cannot exceed the amount of goodwill assigned to a reporting unit, and the loss establishes a new basis in the goodwill. Subsequent reversal of goodwill impairment losses is not permitted under U.S. GAAP.

On January 30, 2012, the Company adopted the provisions of Accounting Standard Update No. 2011-08, “Testing Goodwill for Impairment” (“ASU 2011-08”), which simplifies how entities test goodwill for impairment and permits an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test.

HD Supply performed the annual goodwill impairment testing during the third quarter of fiscal 2012 for the seven reporting units with goodwill balances (goodwill balances at one reporting unit was zero prior to the annual testing). In accordance with ASU 2011-08, the Company elected to first assess qualitative factors on two reporting units, Facilities Maintenance and White Cap, to determine whether it is more likely than not that the fair value of each of these reporting units is less than its carrying amount. Based on this assessment, the Company determined that it was not necessary to perform the two-step goodwill impairment test for these two reporting units. The Company bypassed the qualitative analysis on the remaining five reporting units and proceeded with the first step of the two-step goodwill impairment test.

The Company determines the fair value of a reporting unit using a discounted cash flow (“DCF”) analysis and a market comparable method, with each method being equally weighted in the calculation. Determining fair value requires the exercise of significant judgment, including judgment about appropriate discount rates, the amount and timing of expected future cash flows, as well as relevant comparable company earnings multiples for the market comparable approach. The cash flows employed in the DCF analyses are based on the Company’s most recent long-range forecast and, for years beyond the forecast, the Company’s estimates, which are based on estimated exit multiples ranging from six to seven times the final forecasted year earnings before interest, taxes, depreciation and amortization. The discount rates used in the DCF analyses are intended to reflect the risks inherent in the future cash flows of the respective reporting units and range from 11.5% to 14.0%. For the market comparable approach, the Company evaluated comparable company public trading values, using earnings multiples and sales multiples that are used to value the reporting units.

There was no indication of impairment in any of the Company’s reporting units during both the fiscal 2012 and fiscal 2011 annual testing and accordingly, the second step of the goodwill impairment analysis was not performed. At the time of our fiscal 2012 annual testing, the fair value of the reporting units for which step one of the goodwill impairment test was completed exceeded their carrying value by the following percentages: 47% for Waterworks, 31% for Utilities, 6% for Crown Bolt, 40% for Repair & Remodel, and 116% for Electrical.

The following table presents the changes in goodwill for the nine months ended October 28, 2012 and October 30, 2011 (amounts in millions).

	Nine Months Ended
	October 28, 2012	October 30, 2011
Beginning Balance	$3,151	$3,150
Acquisition	129	12
Realization of tax deductible goodwill from a prior acquisition	(1)	(11)

Ending Balance	$3,279	$3,151

The Company’s discounted cash flow model is based on HD Supply’s expectation of future market conditions for each of the reporting units, as well as discount rates that would be used by market participants in an arms-length transaction. Future events could cause the Company to conclude that market conditions have declined or discount rates have increased to the extent that the Company’s goodwill could be further impaired. It is not possible at this time to determine if any such future impairment charge would result.

NOTE 6 — DEBT

On October 15, 2012, HD Supply, Inc. issued $1,000 million of 11.5% Senior Notes due 2020 (the “11.5% Senior Notes”) at par. As a result of the issuance, the Company incurred $18 million in debt issuance costs, of which $15 million was paid as of October 28, 2012. The Company committed to use the net proceeds from the 11.5% Senior Notes issuance to redeem $930 million of the Company’s outstanding 13.5% Senior Subordinated Notes, subject to the required thirty-day notification period.

As of October 28, 2012, the Company holds $985 million in cash classified as Cash restricted for debt redemption in the Consolidated Balance Sheets for the redemption of $930 million of the 13.5% Senior Subordinated Notes, payment of a $31 million premium to redeem the debt prior to maturity and $23 million of accrued interest. See Note 15, Subsequent Events.

On April 12, 2012, HD Supply, Inc. consummated the following transactions (the “Refinancing Transactions”) in connection with the refinancing of the senior portion of its debt structure:

•	the issuance of $950 million of its 8.125% Senior Secured First Priority Notes due 2019 (the “First Priority Notes”);

•	the issuance of $675 million of its 11% Senior Secured Second Priority Notes due 2020 (the “Second Priority Notes”);

•	the issuance of approximately $757 million of its 14.875% Senior Notes due 2020 (the “14.875% Senior Notes”);

•	entry into a new senior term facility (the “Senior Term Facility”) maturing in 2017 and providing for term loans in an aggregate principal amount of $1,000 million; and

•

entry into a new senior asset based lending facility (the “ABL Facility”) maturing in 2017 and providing for senior secured revolving loans and letters of credit of up to a maximum aggregate principal amount of $1,500 million.

The proceeds of the First Priority Notes, the Second Priority Notes, the 14.875% Senior Notes, the Senior Term Facility and the ABL Facility were used to (i) repay all amounts outstanding under the Existing Senior Secured Credit Facility (Senior Secured Credit Facility dated as of August 30, 2007), (ii) repay all amounts outstanding under the Existing ABL Credit Facility (ABL Credit Facility dated as of August 30, 2007), (iii) repurchase all remaining outstanding Old Senior Notes (12.0% Senior Notes dated as of August 30, 2007) and (iv) pay related fees and expenses.

On August 2, 2012, the Company issued $300 million additional aggregate principal amount of its 8 1/8% First Priority Notes due 2019 (the “Additional Notes”) at a premium of 107.5%. At closing, the Company received approximately $317 million, net of transaction fees. The Additional Notes were issued under the indenture pursuant to which HD Supply previously issued $950 million aggregate principal amount of 8 1/8% First Priority Notes due 2019, all of which remains outstanding. The net proceeds from the sale of the Additional Notes were applied to reduce outstanding borrowings under the Company’s ABL facility.

As a result of the Refinancing Transactions and the issuance of the Additional Notes, the Company incurred $80 million in debt issuance costs, all of which was paid as of October 28, 2012, and recorded a $220 million loss on extinguishment, which included a $150 million premium payment to redeem the Old Senior Notes, $46 million to write-off the pro-rata portion of the unamortized deferred debt costs, and $24 million to write-off the remaining unamortized Other asset associated with Home Depot’s guarantee of the Company’s payment obligations for principal and interest under the Term Loan under the Existing Senior Secured Credit Facility that was terminated in the Refinancing Transactions.

Unamortized deferred debt costs

In accordance with ASC 470, Debt, the Company determined that all of the redemption of Old Senior Notes was an extinguishment as either the original note holders were unknown or the refinancing was considered a “substantial” change. As a result of the extinguishment, the Company wrote-off approximately $24 million in unamortized deferred financing charges associated with the Old Senior Notes. Similarly, under ASC 470, approximately $834 million of the Existing ABL Credit Facility and approximately $1,169 million of the Existing Senior Secured Credit Facility were deemed extinguishments, with the remaining portions considered modifications. As a result of the extinguishment, the Company wrote-off approximately $22 million of $42 million in unamortized deferred financing charges associated with these credit agreements.

Long-term debt as of October 28, 2012 and January 29, 2012 consisted of the following (dollars in millions):

	October 28, 2012		January 29, 2012
	Outstanding Principal	Interest Rate %(1)	Outstanding Principal	Interest Rate %(1)
ABL Facility due April 12, 2017	$395	2.21	$—	—
Term Loan due October 12, 2017, net of unamortized discount of $27 million as of October 28, 2012	970	7.25	—	—
8.125% First Priority Notes due April 15, 2019, including unamortized premium of $22 million as of October 28, 2012	1,272	8.13	—	—
11.0% Second Priority Notes due April 15, 2020	675	11.00	—	—
11.5% Senior Notes due July 15, 2020	1,000	11.50
14.875% Senior Notes due October 12, 2020, net of unamortized discount of $29 million as of October 28, 2012	784	14.88	—	—
Term Loan due August 30, 2012	—	—	73	1.53
Term Loan due April 1, 2014	—	—	855	3.03
ABL Term Loan due April 1, 2014	—	—	214	3.56
12.0% Senior Notes due September 1, 2014	—	—	2,500	12.00
13.5% Senior Subordinated Notes due September 1, 2015	1,819	13.50	1,820	13.50

Total long-term debt	$6,915		5,462
Less current installments	(940)		(82)

Long-term debt, excluding current installments	$5,975		$5,380

(1)	Represents the stated rate of interest, without including the effect of discounts or premiums.

11.5% Senior Notes due 2020

The Company issued $1,000 million of its 11.5% Senior Notes under an Indenture, dated, and amended, as of October 15, 2012 (“11.5% Senior Notes Indenture”) among the Company, certain subsidiaries of the Company as guarantors (the “Subsidiary Guarantors”) and the Trustee. The 11.5% Senior Notes will bear interest at a rate of 11.5% per annum and will mature on July 15, 2020. Interest will be paid semi-annually in arrears on April 15th and October 15th of each year, commencing on April 15, 2013.

The 11.5% Senior Notes are unsecured senior indebtedness of the Company and rank equal in right of payment with all of the Company’s existing and future senior indebtedness, senior in right of payment to all of the Company’s existing and future subordinated indebtedness, and effectively subordinated to all of the Company’s existing and future secured indebtedness, including, without limitation, indebtedness under the Senior Credit Facilities, the First Priority Notes and the Second Priority Notes, to the extent of the value of the collateral securing such indebtedness.

The 11.5% Senior Notes are guaranteed, on a senior unsecured basis, by each of the Company’s direct and indirect domestic existing and future subsidiaries that is a wholly owned domestic subsidiary (other than certain excluded subsidiaries), and by each other domestic subsidiary that is a borrower under the ABL facility or that guarantees the Company’s obligations under any credit facility or capital markets securities. These guarantees are subject to release under customary circumstances as stipulated in the 11.5% Senior Notes Indenture.

Redemption

The Company may redeem the 11.5% Senior Notes, in whole or in part, at any time (1) prior to October 15, 2016, at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, plus the applicable make-whole premium set forth in the 11.5% Senior Notes Indenture and (2) on and after October 15, 2016, at the applicable redemption price set forth below (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to the relevant redemption date, if redeemed during the 12-month period commencing on October 15 of the year set forth below.

Year	Percentage
2016	105.750%
2017	102.875%
2018 and thereafter	100.000%

In addition, at any time prior to October 15, 2015, the Company may redeem up to 35% of the aggregate principal amount of the 11.5% Senior Notes with the proceeds of certain equity offerings at a redemption price of 111.50% of the principal amount in respect of the 11.5% Senior Notes being redeemed, plus accrued and unpaid interest to the redemption date, provided, however, that if the 11.5% Senior Notes are redeemed, an aggregate principal amount of 11.5% Senior Notes equal to at least 50% of the original aggregate principal amount of 11.5% Senior Notes must remain outstanding immediately after each such redemption of 11.5% Senior Notes.

8 1/8% Senior Secured First Priority Notes due 2019

The Company issued $950 million of its First Priority Notes under an Indenture, dated, and amended, as of April 12, 2012 (the “First Priority Indenture”) among the Company, certain subsidiaries of the Company, as guarantors (the “Subsidiary Guarantors”), the Trustee, and the Note Collateral Agent. On August 2, 2012, the Company issued $300 million additional aggregate principal amount of its First Priority Notes (the “Additional Notes”) at a premium of 107.5%. The First Priority Notes bear interest at a rate of 8 1/8% per annum and will mature on April 15, 2019. Interest will be paid semi-annually in arrears on April 15th and October 15th of each year, commencing on October 15, 2012.

The First Priority Notes are senior secured indebtedness of the Company and rank equal in right of payment with all of our existing and future senior indebtedness and senior in right of payment to all of our existing and future subordinated indebtedness.

The First Priority Notes are guaranteed, on a senior secured basis, by each of the Company’s Wholly Owned Domestic Subsidiaries (as defined in the First Priority Indenture) (other than an Excluded Subsidiary (as defined in the First Priority Indenture)) and by each of the Company’s other Domestic Subsidiaries (as defined in the First Priority Indenture) that is a borrower under the ABL Facility or that guarantees payment of indebtedness of the Company under any Credit Facility or Capital Markets Securities (as defined in the First Priority Indenture). These guarantees are subject to release under customary circumstances as stipulated in the First Priority Indenture.

Collateral

The First Priority Notes and the related guarantees are secured by a first-priority security interest in substantially all of the tangible and intangible assets of the Company and the Subsidiary Guarantors (other than the ABL Priority Collateral, in which the First Priority Notes and the related guarantees have a second priority security interest), including pledges of all Capital Stock of the Company’s Restricted Subsidiaries directly owned by the Company and the Subsidiary Guarantors (but only up to 65% of each series of Capital Stock of each direct Foreign Subsidiary owned by the Company or any Subsidiary Guarantor), subject to certain thresholds, exceptions and permitted liens, and excluding any Excluded Assets (as defined in the First Priority Indenture) and Excluded Subsidiary Securities (as defined in the First Priority Indenture) (the “Cash Flow Priority Collateral”).

In addition, the First Priority Notes and the related guarantees are secured by a second-priority security interest in substantially all of the Company’s and the Subsidiary Guarantors’ present and future assets which secure the Company’s obligations under the ABL Facility on a first priority basis, including accounts receivable, inventory and other related assets and all proceeds thereof, subject to permitted liens. Such assets are referred to as the “ABL Priority Collateral.” (The Cash Flow Priority Collateral and the ABL Priority Collateral together are referred to herein as the “Collateral.”)

Redemption

The Company may redeem the First Priority Notes, in whole or in part, at any time (1) prior to April 15, 2015, at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, plus the applicable make-whole premium set forth in the First Priority Indenture and (2) on and after April 15, 2015, at the applicable redemption price set forth below (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to the relevant redemption date, if redeemed during the 12-month period commencing on April 15 of the year set forth below.

Year	Percentage
2015	106.094%
2016	104.063%
2017	102.031%
2018 and thereafter	100.000%

In addition, at any time prior to April 15, 2015, the Company may redeem up to 35% of the aggregate principal amount of the First Priority Notes with the proceeds of certain equity offerings at a redemption price of 108.125% of the principal amount in respect of the First Priority Notes being redeemed, plus accrued and unpaid interest to the redemption date, provided, however, that if the First Priority Notes are redeemed, an aggregate principal amount of First Priority Notes equal to at least 50% of the original aggregate principal amount of First Priority Notes must remain outstanding immediately after each such redemption of First Priority Notes.

11% Senior Secured Second Priority Notes due 2020

The Company issued $675 million of its Second Priority Notes under an Indenture, dated, and amended, as of April 12, 2012 (the “Second Priority Indenture”), among the Company, the Subsidiary Guarantors, the Trustee, and the Note Collateral Agent. The Second Priority Notes bear interest at a rate of 11% per annum and will mature on April 15, 2020. Interest will be paid semi-annually in arrears on April 15th and October 15th of each year, commencing on October 15, 2012.

The Second Priority Notes are senior secured indebtedness of the Company and rank equal in right of payment with all of the Company’s existing and future senior indebtedness and senior in right of payment to all of the Company’s existing and future subordinated indebtedness.

The Second Priority Notes are guaranteed, on a senior secured basis, by each of the Company’s Wholly Owned Domestic Subsidiaries (as defined in the Second Priority Indenture), other than an Excluded Subsidiary (as defined in the Second Priority Indenture), and by each of the Company’s other Domestic Subsidiaries (as defined in the Second Priority Indenture) that is a borrower under the ABL Facility or that guarantees payment of indebtedness of the Company under any Credit Facility or Capital Markets Securities (as defined in the Second Priority Indenture). These guarantees are subject to release under customary circumstances as stipulated in the Second Priority Indenture.

Collateral

The Second Priority Notes and the related guarantees are secured by a second-priority security interest in the Cash Flow Priority Collateral, subject to permitted liens. In addition, the Second Priority Notes and the related guarantees are secured by a third-priority security interest in the ABL Priority Collateral, subject to permitted liens.

Redemption

The Company may redeem the Second Priority Notes, in whole or in part, at any time (1) prior to April 15, 2016, at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, plus the applicable make-whole premium set forth in the Second Priority Indenture and (2) on and after April 15, 2016, at the applicable redemption price set forth below (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to the relevant redemption date, if redeemed during the 12-month period commencing on April 15 of the year set forth below.

Year	Percentage
2016	105.500%
2017	102.750%
2018 and thereafter	100.000%

In addition, at any time prior to April 15, 2015, the Company may redeem up to 35% of the aggregate principal amount of the Second Priority Notes with the proceeds of certain equity offerings at a redemption price of 111.000% of the principal amount in respect of the Second Priority Notes being redeemed, plus accrued and unpaid interest to the redemption date, provided, however, that if the Second Priority Notes are redeemed, an aggregate principal amount of Second Priority Notes equal to at least 50% of the original aggregate principal amount of Second Priority Notes must remain outstanding immediately after each such redemption of Second Priority Notes.

14.875% Senior Notes due 2020

The Company issued $757 million (net of $30 million of original issue discount) of its 14.875% Senior Notes under an Indenture, dated as of April 12, 2012 (the “14.875% Senior Notes Indenture”), among the Company, the Subsidiary Guarantors and Wilmington Trust, National Association, as Trustee to investment funds associated with Bain Capital Partners, LLC, Carlyle Investment Management, LLC and Clayton, Dubilier & Rice, LLC, the Equity Sponsors. The 14.875% Senior Notes bear interest at a rate of 14.875% per annum and will mature on October 12, 2020. Interest will be paid semi-annually in arrears on each April 12th and October 12th through maturity, commencing on October 12, 2012, except that the first eleven payment periods through October 2017 shall be paid in kind (“PIK”) and therefore increase the balance of the outstanding indebtedness rather than paid in cash. On October 12, 2012, the Company made a PIK payment of $56 million, increasing the outstanding principal balance to $813 million. As a result of the PIK payment and the amortization of the original issue discount, the net book value of the 14.875% Senior Notes as of October 28, 2012 was $784 million.

Affiliates of certain of the Equity Sponsors owned an aggregate principal amount of approximately $484 million of the Old Senior Notes which they exchanged in a non-cash transaction for their investment in the 14.875% Senior Notes.

The 14.875% Senior Notes and the guarantees thereof are the Company’s and the guarantors’ senior unsecured indebtedness and rank equally in right of payment to all existing and future senior unsecured indebtedness of the Company and the guarantors and rank senior in right of payment to all existing and future subordinated obligations of the Company and the guarantors.

Redemption

The Company may redeem the 14.875% Senior Notes, in whole or in part, at any time (1) prior to April 12, 2015, at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, plus the applicable make-whole premium set forth in the 14.875% Senior Notes Indenture and (2) on and after April 12, 2015, at the applicable redemption price set forth below (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to the relevant redemption date, if redeemed during the 12-month period commencing on April 12 of the years set forth below.

Year	Percentage
2015	111.1563%
2016	107.4375%
2017	103.7188%
2018 and thereafter	100.0000%

In addition, at any time prior to April 12, 2015, the Company may redeem up to 35% of the aggregate principal amount of the 14.875% Senior Notes with the proceeds of certain equity offerings at a redemption price of 114.875% of the principal amount in respect of the 14.875% Senior Notes being redeemed, plus accrued and unpaid interest to the redemption date, provided, however, that if the 14.875% Senior Notes are redeemed, an aggregate principal amount of 14.875% Senior Notes equal to at least 50% of the original aggregate principal amount of 14.875% Senior Notes must remain outstanding immediately after each such redemption of 14.875% Senior Notes.

On or after April 12, 2017, the Company will be required to redeem or pay portions of the 14.875% Senior Notes in amounts intended to ensure the 14.875% Senior Notes are not treated as applicable high yield discount obligations for U.S. federal income tax purposes.

First Priority Notes and Second Priority Notes (collectively the “Priority Notes”) and 11.5% Senior Notes and 14.875% Senior Notes (collectively the “Senior Notes”)

Offer to Repurchase

In the event of certain events that constitute a Change of Control (as defined in the First Priority Indenture and Second Priority Indenture, collectively the “Priority Indentures” and the 11.5% Senior Notes Indentures and the 14.875% Senior Notes Indenture, collectively the “Senior Indentures”), the Company must offer to repurchase all of the Priority Notes and Senior Notes (unless otherwise redeemed) at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date. If the Company sells assets under certain circumstances, the Company must use the proceeds to make an offer to purchase the Priority Notes and Senior Notes at a price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase.

Covenants

The Priority Indentures and Senior Indentures contain covenants that, among other things, limit the ability of the Company and its restricted subsidiaries to: incur more indebtedness; pay dividends, redeem stock or make other distributions; make investments; create restrictions on the ability of the Company’s restricted subsidiaries to pay dividends to the Company or make other intercompany transfers; create liens securing indebtedness; transfer or sell assets; merge or consolidate; and enter into certain transactions with the Company’s affiliates. Most of these covenants will cease to apply for so long as the Priority Notes and Senior Notes have investment grade ratings from both Moody’s Investment Services, Inc. and Standard & Poor’s.

Events of Default

The Priority Indentures and Senior Indentures also provide for events of default, which, if any of them occurs, would permit or require the principal, premium, if any, interest and other monetary obligations on all the then outstanding Priority Notes and Senior Notes to be due and payable immediately. The Priority Indentures and Senior Indentures also provide for specified cross default and cross acceleration to other material indebtedness. It is also an event of default if more than $450.0 million aggregate principal amount of (1) the Company’s 13.5% Senior Subordinated Notes due 2015 (the “Senior Subordinated Notes”) remains outstanding on the date that is 90 days or 45 days, in the case of the Priority Notes and Senior Notes, respectively, prior to the scheduled maturity date of the Senior Subordinated Notes or (2) any unsecured indebtedness of the Company or any restricted subsidiary incurred to refinance the Senior Subordinated Notes remains outstanding on the date that is 90 days or 45 days, in the case of the Priority Notes and Senior Notes, respectively, prior to the scheduled maturity date of the such refinancing indebtedness.

Registration Rights Agreements

The 11.5% Senior Notes and the guarantees have not been registered under the Securities Act of 1933, as amended (the “Securities Act”). The Company has agreed to make an offer to exchange the 11.5% Senior Notes for registered, publicly tradable notes that have substantially identical terms as the 11.5% Senior Notes within 270 days following the original issue date of the 11.5% Senior Notes. The Company is obligated to pay additional interest, up to a maximum additional interest rate of 0.50% per annum, on the 11.5% Senior Notes if the exchange offer has not been completed within 360 days following the original issue date of the 11.5% Senior Notes.

The Priority Notes and the guarantees have not been registered under the Securities Act of 1933, as amended (the “Securities Act”). The Company has agreed to make an offer to exchange the Priority Notes for registered, publicly tradable notes that have substantially identical terms as the Priority Notes within 270 days following the original issue date of the Priority Notes. The Company is obligated to pay additional interest, up to a maximum additional interest rate of 0.50% per annum, on the Priority Notes if the exchange offer has not been completed within 360 days following the original issue date of the Priority Notes.

The 14.875% Senior Notes and the guarantees have not been registered under the Securities Act. Under the 14.875% Senior Notes Exchange and Registration Rights Agreement, the holders of the 14.875% Senior Notes will not have registration rights until the later of (a) the date when 75% of the Senior Subordinated Notes have been repaid or refinanced and (b) the earlier of (i) October 12, 2013 and the date that is 90 days after a registration statement with respect to the Second Priority Notes has become effective. Thereafter, the holders of the 14.875% Senior Notes will have limited demand and piggy-back registration rights.

Senior Credit Facilities

Senior Term Facility

The Senior Term Facility consists of a senior secured Term Loan Facility (the “Term Loan Facility”; the term loan thereunder, the “Term Loan”) providing for a Term Loan in an aggregate principal amount of $1,000 million (net of $30 million of original issue discount). The Term Loan Facility also permits the Company to add one or more incremental term loans, revolving or letter of credit facilities of up to $250 million plus a certain amount depending on a secured first lien leverage ratio test included in the Term Loan Facility. The Term Loan bears interest at LIBOR (subject to a floor of 1.25%) plus a borrowing margin of 6.00% or Prime plus a borrowing margin of 5.00% at the Company’s election, payable at the end of each calendar quarter with respect to Prime rate draws or at the maturity of each LIBOR draw (unless a draw is for a six-, nine-, or twelve-month period, then interest shall be paid quarterly). The Term Loan amortizes in nominal quarterly installments, beginning September 30, 2012, equal to 0.25% of the original aggregate principal amount of the Term Loan and matures on October 12, 2017 (the “Term Loan Maturity Date”); provided that if more than $450 million aggregate principal amount of the Senior Subordinated Notes remain outstanding as of the date (the “First Springing Maturity Date”) occurring 90 days prior to the date of the scheduled maturity of the Senior Subordinated Notes, the Term Loan Facility will mature, and the balances of any then outstanding Term Loans will be payable, on the date occurring 90 days prior to the scheduled maturity of the Senior Subordinated Notes or in the event that more than $450 million aggregate principal amount of any unsecured indebtedness incurred to refinance the Senior Subordinated Notes remains outstanding on the date (the “Second Springing Maturity Date”) that is 90 days prior to the maturity date of such refinancing indebtedness, the Term Loan Facility will mature on the earlier of the Second Springing Maturity Date and October 12, 2017, provided further that the individual applicable lenders may agree to extend the maturity of their respective Term Loans upon the Company’s request and without the consent of any other applicable lender.

The Senior Term Facility is senior secured indebtedness of the Company and ranks equal in right of payment with all of the Company’s existing and future senior indebtedness and senior in right of payment to all of the Company’s existing and future subordinated indebtedness.

The Senior Term Facility is guaranteed, on a senior secured basis, by the Subsidiary Guarantors. These guarantees are subject to release under customary circumstances. The guarantee of each Subsidiary Guarantor is a senior secured obligation of that Subsidiary Guarantor and ranks equal in right of payment with all existing and future senior indebtedness of that Subsidiary Guarantor and senior in right of payment to all existing and future subordinated indebtedness of such Subsidiary Guarantor.

Collateral

The Senior Term Facility and the related guarantees are secured by a first-priority security interest in the Cash Flow Priority Collateral, subject to permitted liens. In addition, the Senior Term Facility and the related guarantees are secured by a second-priority security interest in the ABL Priority Collateral, subject to permitted liens.

Prepayment

Prior to the first anniversary of the closing date of the Term Loan Facility, the loans under the Term Loan Facility may not be optionally prepaid. During the second and third years following the closing date of the Term Loan Facility, the Term Loans may be optionally prepaid at a price of 102% and 101%, respectively, of the principal amount being prepaid. On and after the third anniversary of the closing date of the Term Loan Facility, the Term Loans may be prepaid without premium or penalty. Under certain circumstances and subject to certain exceptions, the Term Loan Facility will be subject to mandatory prepayment in an amount equal to:

•	100% of the net proceeds (other than those that are used to purchase certain assets or to repay certain other indebtedness) of certain asset sales and certain insurance recovery events; and

•	50% of annual excess cash flow for any fiscal year, such percentage to decrease to 0% depending on the attainment of certain secured leverage ratio targets.

In addition, upon the incurrence of certain events constituting a Change of Control (as defined in credit agreement governing the Term Loan Facility (the “Term Loan Credit Agreement”)), the Company must offer to prepay the Term Loans (unless otherwise repaid) at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the repayment date.

Guarantee

The Company is the borrower under the Term Loan Facility. The Subsidiary Guarantors guarantee the Company’s payment obligations under the Term Loan Facility.

The Company’s obligations under the Term Loan Facility and the guarantees thereof are secured in favor of the collateral agent by (i) all of the capital stock of the Company, all capital stock of all domestic subsidiaries directly owned by the Company and the Subsidiary Guarantors and 65% of the capital stock of any foreign subsidiary owned directly by the Company or any Subsidiary Guarantors (it being understood that a foreign subsidiary holding company will be deemed a foreign subsidiary) and (ii) substantially all other tangible and intangible assets owned by the Company and each Subsidiary Guarantor, in each case to the extent permitted by applicable law and subject to certain exceptions and subject to the priority of liens between the Term Loan Facility, the First Priority Notes, the Second Priority Notes and the ABL Facility.

Covenants

The Term Loan Facility contains a number of covenants that, among other things, limit the ability of the Company and its restricted subsidiaries, as described in the Term Loan Credit Agreement, to: incur more indebtedness; pay dividends, redeem stock or make other distributions; make investments; create restrictions on the ability of the Company’s restricted subsidiaries to pay dividends to the Company or make other intercompany transfers; create liens securing indebtedness; transfer or sell assets; merge or consolidate; enter into certain transactions with the Company’s affiliates; and prepay or amend the terms of certain indebtedness.

The Term Loan Facility also contains certain affirmative covenants, including financial and other reporting requirements.

Asset Based Lending Facility

The ABL Facility provides for senior secured revolving loans and letters of credit of up to a maximum aggregate principal amount of $1,500 million (subject to availability under a borrowing base). Extensions of credit under the ABL Facility will be limited by a borrowing base calculated periodically based on specified percentages of the value of eligible inventory and eligible accounts receivable, subject to certain reserves and other adjustments. As of October 28, 2012, the Company has $867 million of available borrowings under the ABL Facility (after giving effect to the borrowing base limitations and approximately $61 million in letters of credit issued and including $43 million of borrowings available on qualifying cash balances).

A portion of the ABL Facility is available for letters of credit and swingline loans. The ABL Facility also includes a sub-facility for loans and letters of credit in Canadian dollars. The ABL Facility also permits the Company to add one or more incremental term loans, revolving or letter of credit facilities to be included in the ABL Facility up to an aggregate maximum amount of $1,900 million for the total commitments under the ABL Facility (including all incremental commitments).

Until the date that is three months after the closing date of the ABL Facility, at the option of the applicable borrower, the interest rates applicable to the loans under the ABL Facility will be based, (i) in the case of U.S. dollar denominated loans, either a LIBOR plus 2.00% or Prime Rate plus 1.00% and (ii) in the case of Canadian dollar denominated loans, either the BA Rate plus 2.00% or the Canadian Prime Rate plus 1.00%. From and after the date that is three months after the closing date of the ABL Facility, the foregoing interest margins will be subject to a pricing grid, as included in ABL Facility agreement, based on average excess availability for the previous fiscal quarter. The ABL facility also contains a letter of credit fee computed at a rate per annum equal to the Applicable Margin (as defined in the agreement) then in effect for LIBOR Loans and an unused commitment fee subject to a pricing grid, as included in the ABL Facility agreement, based on the Average Daily Used Percentage (as defined in the agreement).

The ABL Facility will mature on April 12, 2017; provided that if more than $450 million aggregate principal amount of the Senior Subordinated Notes remain outstanding as of the date (the “First Springing Maturity Date”) occurring 90 days prior to the date of the scheduled maturity of the Senior Subordinated Notes, the ABL Facility will mature, and the balances of any then outstanding loans under the ABL Facility will be payable, on the date occurring 90 days prior to the scheduled maturity of the Subordinated Notes or in the event that more than $450 million aggregate principal amount of any unsecured indebtedness incurred to refinance the Subordinated Notes remains outstanding on the date (the “Second Springing Maturity Date”) that is 90 days prior to the scheduled maturity date of such refinancing indebtedness, the ABL Facility will mature on the earlier of the Second Springing Maturity Date and April 12, 2017; provided further that the individual applicable lenders may agree to extend the maturity of their respective loans under the ABL Facility upon the Company’s request and without the consent of any other applicable lender.

The ABL Facility is senior secured indebtedness of the Company and ranks equal in right of payment with all of the Company’s existing and future senior indebtedness and senior in right of payment to all of the Company’s existing and future subordinated indebtedness.

The ABL Facility is guaranteed, on a senior secured basis, by the Subsidiary Guarantors. These guarantees are subject to release under customary circumstances as stipulated in the agreement.

The ABL Facility is secured by a first-priority security interest in the ABL Priority Collateral, subject to permitted liens.

Prepayments

The ABL Facility may be prepaid at the Company’s option at any time without premium or penalty and will be subject to mandatory prepayment if the outstanding ABL Facility exceeds either the aggregate commitments with respect thereto or the current borrowing base, in an amount equal to such excess. Mandatory prepayments do not result in a permanent reduction of the lenders’ commitments under the ABL Facility.

Guarantees

The Company and at the Company’s option, certain of the Company’s subsidiaries, including HD Supply Canada, Inc., a Canadian subsidiary (the “Canadian Borrower”), are the borrowers under the ABL Facility. The Subsidiary Guarantors guarantee the Company’s payment obligations under the ABL Facility (and, in the case of Canadian obligations, each direct and indirect wholly-owned Canadian subsidiary, subject to certain exceptions, in each case to the extent otherwise permitted by applicable law, regulation and contractual provision (the “Canadian Guarantors”) guarantee the Canadian Borrower’s payment obligations under the ABL Facility).

The Company’s obligations under the ABL Facility and the guarantees thereof, are secured in favor of the U.S. ABL collateral agent, by (i) all of the capital stock of the Company, all capital stock of all domestic subsidiaries directly owned by the Company and the Subsidiary Guarantors and 65% of the capital stock of any foreign subsidiary held directly by the Company or any Subsidiary Guarantor (it being understood that a foreign subsidiary holding company will be deemed a foreign subsidiary) and (ii) substantially all other tangible and intangible assets owned by the Company and each Subsidiary Guarantor, in each case to the extent permitted by applicable law and subject to certain exceptions and subject to the priority of liens between the Term Loan Facility, the First Priority Notes, the Second Priority Notes and the ABL Facility.

The Canadian obligations under the ABL Facility are also secured by liens on substantially all assets of the Canadian Borrower and the Canadian Guarantors, subject to certain exceptions.

Covenants

The ABL Facility contains a number of covenants that, among other things, limit or restrict the Company’s ability and, in certain cases, the Company’s subsidiaries to make acquisitions, mergers, consolidations, dividends, and to prepay certain indebtedness (including the First Priority Notes, the Second Priority Notes and the 14.875% Senior Notes), in each case to the extent any such transaction would reduce availability under the ABL Facility below a specified amount.

In addition, if the Company’s specified excess availability (including an amount by which the Company’s borrowing base exceeds the existing commitments) under the ABL Facility falls below the greater of $150 million and 10% of the aggregate commitments (a “Liquidity Event”), the Company will be required to maintain a Fixed Charge Coverage Ratio of at least 1.0:1.0, as defined in the ABL Facility.

The ABL Facility also contains certain affirmative covenants, including financial and other reporting requirements.

Events of Default under the ABL Facility and Term Loan Facility

The ABL Facility and Term Loan Facility also provide for customary events of default, including non-payment of principal, interest or fees, violation of covenants, material inaccuracy of representations or warranties, specified cross default and cross acceleration to other material indebtedness, certain bankruptcy events, certain ERISA events, material invalidity of guarantees or security interest, material judgments and changes of control.

13.5% Senior Subordinated Notes

On August 30, 2007, the Company issued $1,300 million of Senior Subordinated Notes due 2015 bearing interest at a rate of 13.5% (the “13.5% Senior Subordinated Notes”). Interest payments are due each March and September 1st through maturity except that the first eight payment periods through September 2011 were paid in kind (“PIK”) and therefore increased the balance of the outstanding indebtedness rather than paid in cash. During the second quarter of fiscal 2012, the Company repurchased $1 million aggregate principal of the 13.5% Senior Subordinated Notes at a 3% discount. As of October 28, 2012, the outstanding principal balance of the 13.5% Senior Subordinated Notes was $1,819 million. During October 2012, the Company issued a notice of partial redemption to redeem $930 million of the 13.5% Senior Subordinated Notes. See Note 15, Subsequent Events.

NOTE 7 — FAIR VALUE MEASUREMENTS

The fair value measurements and disclosure principles of U.S. GAAP (ASC 820, Fair Value Measurements and Disclosures) define fair value, establish a framework for measuring fair value and provide disclosure requirements about fair value measurements. These principles define a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1	–	Quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2	–	Quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and inputs (other than quoted prices) that are observable for the asset or liability, either directly or indirectly;

Level 3	–	Unobservable inputs in which little or no market activity exists.

The Company’s financial instruments that are not reflected at fair value on the balance sheet were as follows as of October 28, 2012 and January 29, 2012 (amounts in millions):

	As of October 28, 2012		As of January 29, 2012
	Recorded Amount(1)	Estimated Fair Value	Recorded Amount(1)	Estimated Fair Value
ABL Facility	$395	$379	$—	$—
Term Loans and Notes	6,555	6,898	5,462	5,070

Total	$6,950	$7,277	$5,462	$5,070

(1)	These amounts do not include accrued interest; accrued interest is classified as Other current liabilities and Other liabilities in the accompanying Consolidated Balance Sheets. These amounts do include any related discounts and premiums.

The Company utilized Level 2 inputs, as defined in the fair value hierarchy, to measure the fair value of the long-term debt. The Term Loans outstanding as of January 29, 2012 and due August 30, 2012 and April 1, 2014 were guaranteed by Home Depot. Therefore, management’s estimates of fair value for these Term Loans were based on a review of the fair value of debt issued by companies with similar credit ratings as Home Depot. For all of the Company’s other debt instruments, management’s fair value estimates were based on recent similar credit facilities initiated by companies with like credit quality in similar industries, quoted prices for similar instruments, and inquiries with certain investment communities.

NOTE 8 — INCOME TAXES

As of October 28, 2012, the Company’s combined federal, state and foreign effective tax rate for continuing operations for the fiscal year ending February 3, 2013 is an 8.0% provision, reflecting the impact of increasing the U.S. valuation allowance, increasing the deferred tax liability for U.S. goodwill amortization for tax purposes, and the accrual of income taxes for foreign and certain state jurisdictions. The tax expense for the nine months ended October 28, 2012 was partially offset by an adjustment of the Company’s valuation allowance as a result of the acquisition of additional deferred tax liabilities in conjunction with the Peachtree acquisition. The Company’s effective tax rate will vary based on a variety of factors, including overall profitability, the geographical mix of income before taxes and the related tax rates in the jurisdictions where it operates, restructuring and other charges, as well as discrete events, such as acquisitions and settlements of audits. The Company is subject to audits and examinations of its tax returns by tax authorities in various jurisdictions, including the Internal Revenue Service. Management regularly assesses the likelihood of adverse outcomes resulting from these examinations to determine the adequacy of provisions for income taxes.

With regard to the increase in the valuation allowance and the impact the valuation allowance had on income tax expense, the valuation allowance was directly impacted by the increasing of the deferred tax liability for U.S. goodwill amortization for tax purposes. The deferred tax liability related to the Company’s U.S. tax deductible goodwill must be considered as a liability related to an asset with an indefinite life. Therefore, the deferred tax liability does not amortize and is not available as a source of taxable income to support the realization of deferred tax assets created by other deductible temporary timing differences. The Company does not believe it is “more likely than not” it will realize its U.S. deferred tax assets equal to deferred liability created by tax deductible goodwill and therefore, the Company was required to record an additional tax expense to increase its deferred tax asset valuation allowance. During the three and nine months ended October 28, 2012, the impact of the amortization of the indefinite lived intangibles increased income tax expense by $1 million and $34 million, respectively.

During the nine month period ended October 28, 2012, the Company recorded a $6 million reduction in income tax expense associated with an adjustment to the Company’s valuation allowance as a result of the Peachtree acquisition. The impact to the Company’s income tax rate of acquiring Peachtree’s net deferred tax liability is recorded in the Company’s financial statements outside of Peachtree’s purchase accounting. Peachtree’s net deferred tax liability of $6 million recorded in purchase accounting is available to the Company as a source of future taxable income to support the realization of the Company’s deferred tax assets which results in lowering the Company’s valuation allowance and income tax expense by such amount.

As of January 29, 2012, the Company’s unrecognized tax benefits in accordance with the income taxes principles of U.S. GAAP (ASC 740, Income Taxes) were $196 million. During the nine months ended October 28, 2012, the balance for unrecognized tax benefits increased $1 million as result of the Peachtree acquisition which was partially offset by settlements for tax positions in a prior period. Under the terms of the purchase agreement, the seller is required to reimburse the Company for any cash settlements related to the unrecognized tax benefits recorded in purchase accounting. As of October 28, 2012, the Company’s unrecognized tax benefits were $197 million. During the three and nine months ended October 28, 2012, the gross accrual for interest related to unrecognized tax benefits increased $3 million and $7 million, respectively, as a result of interest accruals on tax positions in a prior period. The Company’s ending net accrual for interest related to unrecognized tax benefits as of January 29, 2012 was $19 million and increased to $23 million as of October 28, 2012.

During fiscal year 2010, the Company determined that it did not meet the “more likely than not” standard that substantially all of its net U.S. deferred tax assets would be realized and therefore, the Company established a valuation allowance for its net U.S. deferred tax assets. With regard to the U.S., the Company continues to believe that a full valuation allowance is needed against the majority of its net deferred tax assets. As of October 28, 2012, the Company’s U.S. valuation allowance was $676 million and the Company expects to continue to add to its gross deferred tax assets for anticipated net operating losses.

See Note 11, Commitments and Contingencies, for discussion on the Internal Revenue Service audit of the Company’s U.S. federal income tax returns.

NOTE 9 — SUPPLEMENTAL BALANCE SHEET AND CASH FLOW INFORMATION

Receivables

Receivables as of October 28, 2012 and January 29, 2012 consisted of the following (amounts in millions):

	October 28, 2012	January 29, 2012
Trade receivables, net of allowance for doubtful accounts	$1,027	$919
Vendor rebate receivables	69	71
Other receivables	9	12

Total receivables, net	$1,105	$1,002

Other Current Liabilities

Other current liabilities as of October 28, 2012 and January 29, 2012 consisted of the following (amounts in millions):

	October 28, 2012	January 29, 2012
Accrued interest	$60	$233
Accrued non-income taxes	42	31
Branch closure & consolidation reserves	12	16
Other	103	98

Total other current liabilities	$217	$378

Significant Non-Cash Transactions

Interest payments on the 14.875% Senior Notes are due each April 12th and October 12th through maturity, commencing on October 12, 2012, except that the first eleven payment periods through October 2017 shall be paid in kind (“PIK”) and therefore increase the balance of the outstanding indebtedness rather than paid in cash. The Company made PIK interest payments during the third quarter of fiscal 2012 of $56 million, increasing the outstanding principal balance of the 14.875% Senior Notes.

Interest payments on the 13.5% Senior Subordinated Notes are due each March 1st and September 1st through maturity except that the first eight payment periods through September 2011 were paid in kind. The Company made PIK interest payments during the nine months ended October 30, 2011 of $223 million, increasing the outstanding balance of the 13.5% Senior Subordinated Notes.

Supplemental Cash Flow Information

Cash paid for interest in the nine months ended October 28, 2012 and October 30, 2011 was $576 million and $340 million, respectively. Cash paid for income taxes, net of refunds, in the nine months ended October 28, 2012 and October 30, 2011 was $2 million and $4 million, respectively.

NOTE 10 — BRANCH CLOSURE AND CONSOLIDATION ACTIVITIES

Concurrent with the Transactions and acquisition integration, management evaluated the operations and performance of individual branches and identified branches for closure or consolidation. In addition, during fiscal years 2008 and 2009, management initiated additional plans to restructure its business, which included evaluating opportunities to consolidate branches, reduce costs, more efficiently employ working capital and streamline activities. Under these plans, which were completed in fiscal 2010, management closed or consolidated 235 branches and reduced workforce personnel by approximately 5,000 employees. The Company does not expect to incur additional restructuring charges under these plans.

The remaining liability balances for these plans represents the net present value of future lease obligations, including rent, taxes, utilities, etc., less estimated sublease income of the closed branches. The Company regularly reviews the assumptions used to estimate these liabilities.

The following table presents the activity for the liability balances, included in Other current liabilities and Other liabilities in the Consolidated Balance Sheets (amounts in millions):

Balance – January 29, 2012	$40
Non-cash reduction	(2)
Cash payments	(9)
Other	(1)

Balance – October 28, 2012	$28

As of October 28, 2012, approximately $12 million of the liability balances for the branch closure and consolidation activities is classified as a current liability on the Company’s Consolidated Balance Sheet. Payments for occupancy costs are expected to be substantially complete over the next six years, with certain property lease obligations extending out as far as fourteen years. The Company continues to actively pursue buyout options or subleasing opportunities for the leased properties. The expected timing of cash payments related to the branch closure and consolidation activities could change or adjustments to the reserve may become necessary depending on the success and timing of entering into these types of agreements. Due to favorable lease and property dispositions, during the third quarter of fiscal 2012, the Company reduced the liability by $2 million, which was recorded as Income from discontinued operations, net in the Consolidated Statement of Operations and Comprehensive Income (Loss).

NOTE 11 — COMMITMENTS AND CONTINGENCIES

Internal Revenue Service

HD Supply carried back tax net operating losses (“NOL”) from its tax years ended on February 3, 2008 and February 1, 2009 to taxable years during which the Company was a member of Home Depot’s U.S. federal consolidated group. As a result of those NOL carrybacks, Home Depot received cash refunds from the IRS in the amount of approximately $354 million. Under an agreement (the “Agreement”) between HDS Investment Holding Inc. (the Company’s ultimate parent corporation) and Home Depot, Home Depot paid to the Company the refund proceeds resulting from the NOL carrybacks.

In connection with an audit of the Company’s U.S. federal income tax returns filed for the tax years ended on February 3, 2008 and February 1, 2009, the IRS has disallowed certain deductions claimed by the Company. During fiscal 2012, the IRS issued a formal Revenue Agents Report challenging approximately $299 million (excluding interest) of the cash refunds resulting from the Company’s NOL carrybacks. As of October 28, 2012, the Company estimates the interest to which the IRS would be entitled, if successful in all claims, to be approximately $36 million. If the IRS is ultimately successful with respect to the proposed adjustments, the Company, pursuant to the terms of the Agreement, would be required to pay Home Depot an amount equal to the disallowed refunds plus related interest. If the IRS is successful in defending its positions with respect to the disallowed deductions, certain of those disallowed deductions may be available to the Company in the form of increases in the Company’s deferred tax assets by approximately $231 million before valuation allowance.

The Company believes that its positions with respect to the deductions and the corresponding NOL carrybacks are supported by, and consistent with, applicable tax law. In collaboration with Home Depot, the Company has challenged the IRS’ proposed adjustments by filing a formal protest with the Office of Appeals Division within the IRS. During the administrative appeal period and as allowed under statute, the Company intends to vigorously defend its positions rather than pay any amount related to the adjustments. In the event of an unfavorable outcome at the Office of Appeals, the Company will strongly consider litigating the matter in U.S. Tax Court. The unpaid assessment would continue to accrue interest at the statutory rate until resolved. If the Company is ultimately required to pay a significant amount to Home Depot (or the IRS) related to the proposed IRS adjustments pursuant to the terms of the Agreement, the Company’s cash flows, future results of operations and financial positions could be affected in a significant and adverse manner.

See Note 8, Income Taxes, for further disclosures on the Company’s income taxes.

Legal Matters

HD Supply is involved in various legal proceedings arising in the normal course of its business. The Company establishes reserves for litigation and similar matters when those matters present loss contingencies that it determines to be both probable and reasonably estimable in accordance with ASC 450, Contingencies. In the opinion of management, based on current knowledge, all reasonably estimable and probable matters are believed to be adequately reserved for or covered by insurance. For all such other matters, management believes the possibility of losses from such matters are remote or such matters are of such kind or involve such amounts that would not have a material adverse effect on the financial position, results of operations or cash flows of the Company if disposed of unfavorably.

NOTE 12 — SEGMENT INFORMATION

HD Supply’s operating segments are based on management structure and internal reporting. Each segment offers different products and services to the end customer, except for Corporate, which provides general corporate overhead support and HD Supply Canada (included in Other), which is organized based on geographic location. The Company determines the reportable segments in accordance with the principles of segment reporting within U.S. GAAP (ASC 280, Segment Reporting). For purposes of evaluation under these segment reporting principles, the Chief Operating Decision Maker for HD Supply assesses HD Supply’s ongoing performance, based on the periodic review and evaluation of Net sales, Adjusted EBITDA, and certain other measures for each of the operating segments.

EBITDA is defined as Net income (loss) less Income (loss) from discontinued operations, net of tax, plus (i) Interest expense and Interest income, net, (ii) Provision (benefit) for income taxes, and (iii) Depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted to exclude non-cash items and certain other adjustments to Consolidated Net Income.

HD Supply has four reportable segments, each of which is presented below:

•	Facilities Maintenance—Supplies maintenance, repair and operations (“MRO”) products and upgrade and renovation services largely to the multifamily, healthcare, hospitality, and institutional markets.

•	Waterworks—Distributes complete lines of water and wastewater transmission products, serving contractors and municipalities in all aspects of the water and wastewater industries.

•

Power Solutions (formerly “Utilities/Electrical”)—Distributes electrical transmission and distribution products, power plant MRO supplies, smart-grid technologies, and provides materials management and procurement outsourcing arrangements to the power generation and distribution industries and distributes electrical products such as wire and cable, switch gear supplies, lighting and conduit to residential and commercial contractors.

•	White Cap—Distributes specialized hardware, tools, building materials, and safety equipment to professional contractors.

In addition to the reportable segments, the Company’s consolidated financial results include an Other category, Corporate, & Eliminations. Other primarily consists of (i) Repair & Remodel, offering light remodeling and construction supplies primarily to small remodeling contractors and tradesmen; (ii) Crown Bolt, a retail distribution operator, providing program and packaging solutions, sourcing, distribution, and in-store service, primarily serving Home Depot; (iii) CTI, offering turnkey supply and installation services for multiple interior finish options, including flooring, cabinets, countertops, and window coverings, along with comprehensive design center services for residential, commercial, and senior living projects; and (iv) HD Supply Canada, comprised of HD Supply’s Canadian operations (other than the Canadian utilities operations, which is included in the Power Solutions segment, and Commercial Direct, which is included in the Facilities Maintenance segment). Corporate has enterprise management responsibility and centralized support functions for some of the segments, information technology, human resources, sourcing and support services. All material intersegment transactions have been eliminated.

The following tables present Net sales, Adjusted EBITDA, and other measures for each of the reportable segments and total continuing operations for the periods indicated (amounts in millions):

	Facilities Maintenance	Waterworks	Power Solutions	White Cap	Other, Corporate, & Eliminations	Total Continuing Operations
Three Months Ended Oct. 28, 2012
Net Sales	$587	$553	$468	$318	$220	$2,146
Adjusted EBITDA	112	42	21	22	7	204
Depreciation(1) & Software Amortization	9	3	2	3	7	24
Other Intangible Amortization	21	24	5	5	6	61
Three Months Ended Oct. 30, 2011
Net Sales	$497	$490	$429	$277	$200	$1,893
Adjusted EBITDA	87	37	17	13	1	155
Depreciation(1) & Software Amortization	8	1	1	2	9	21
Other Intangible Amortization	18	24	5	5	9	61

(1)	Depreciation includes amounts recorded within Cost of sales in the Consolidated Statements of Operations and Comprehensive Income (Loss).

	Facilities Maintenance	Waterworks	Power Solutions	White Cap	Other, Corporate, & Eliminations	Total Continuing Operations
Nine Months Ended Oct. 28, 2012
Net Sales	$1,655	$1,541	$1,323	$891	$631	$6,041
Adjusted EBITDA	306	109	55	48	11	529
Depreciation(1) & Software Amortization	28	7	5	9	22	71
Other Intangible Amortization	59	72	14	15	21	181
Nine Months Ended Oct. 30, 2011
Net Sales	$1,441	$1,373	$1,239	$748	$575	$5,376
Adjusted EBITDA	254	91	43	17	1	406
Depreciation(1) & Software Amortization	22	3	3	10	26	64
Other Intangible Amortization	56	71	15	15	26	183

(1)	Depreciation includes amounts recorded within Cost of sales in the Consolidated Statements of Operations and Comprehensive Income (Loss).

Reconciliation to Consolidated Financial Statements (amounts in millions)

	Three Months Ended		Nine Months Ended
	October 28, 2012	October 30, 2011	October 28, 2012	October 30, 2011
Total Adjusted EBITDA	$204	$155	$529	$406
Depreciation and amortization	85	82	252	247
Stock-based compensation	3	7	13	16
Management fees and expenses	1	1	4	4
Other	1	—	—	—

Operating income (loss)	114	65	260	139
Interest expense	165	160	489	477
Loss on extinguishment of debt	—	—	220	—
Other (income) expense, net	—	—	—	(1)

Income (Loss) from Continuing Operations Before Provision (Benefit) for Income Taxes	(51)	(95)	(449)	(337)
Provision (benefit) for income taxes	2	24	36	59

Income (loss) from continuing operations	$(53)	$(119)	$(485)	$(396)

NOTE 13 — SUBSIDIARY GUARANTORS

The Company has issued 13.5% Senior Subordinated Notes guaranteed by certain of its subsidiaries (the “Guarantor Subsidiaries”). The Guarantor Subsidiaries are direct or indirect wholly-owned domestic subsidiaries of the Company. The subsidiaries of the Company that do not guarantee the 13.5% Senior Subordinated Notes (“Non-guarantor Subsidiaries”) are direct or indirect wholly-owned subsidiaries of the Company and include the Company’s operations in Canada and a non-operating subsidiary in the United States that held an investment in the Company’s 13.5% Senior Subordinated Notes, which was eliminated in consolidation. During the third quarter of fiscal 2012, the investment in the 13.5% Senior Subordinated Notes was contributed to the Parent in a non-cash transaction. The Parent retired this portion of the 13.5% Senior Subordinated Notes. These transactions had no impact on the consolidated results of operations or financial position.

In connection with the 13.5% Senior Subordinated Notes, the Company determined the need for compliance with Rule 3-10 of SEC Regulation S-X (“Rule 3-10”). In lieu of providing separate audited financial statements for the Guarantor Subsidiaries, the Company has included the accompanying Condensed Consolidating Financial Statements in accordance with Rule 3-10(d) of SEC Regulation S-X. The following supplemental financial information sets forth, on a consolidating basis, the condensed statements of operations and comprehensive income (loss), the condensed balance sheets, and the condensed statements of cash flows for the parent company issuer of the 13.5% Senior Subordinated Notes HD Supply, Inc. (the “Parent Issuer”), for the Guarantor

Subsidiaries and for the Non-guarantor Subsidiaries and total consolidated HD Supply, Inc. and subsidiaries (amounts in millions):

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	Three Months Ended October 28, 2012
	Parent Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total
Net Sales	$—	$2,036	$110	$—	$2,146
Cost of sales	—	1,448	82	—	1,530

Gross Profit	—	588	28	—	616
Operating expenses:
Selling, general and administrative	16	381	21	—	418
Depreciation and amortization	3	81	—	—	84

Total operating expenses	19	462	21	—	502
Operating Income (Loss)	(19)	126	7	—	114
Interest expense	178	75	1	(89)	165
Interest (income)	(75)	(1)	(13)	89	—
Net (earnings) loss of equity affiliates	(71)	—	—	71	—

Income (Loss) From Continuing Operations Before Provision (Benefit) for Income Taxes	(51)	52	19	(71)	(51)
Provision (benefit) for income taxes	3	(3)	2	—	2

Income (Loss) from Continuing Operations	(54)	55	17	(71)	(53)
Income (loss) from discontinued operations, net of tax	4	(1)	—	—	3

Net Income (Loss)	$(50)	$54	$17	$(71)	$(50)
Other comprehensive income – foreign currency translation adjustment	—	—	—	—	—

Total Comprehensive Income (Loss)	$(50)	$54	$17	$(71)	$(50)

	Three Months Ended October 30, 2011
	Parent Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total
Net Sales	$—	$1,791	$102	$—	$1,893
Cost of sales	—	1,283	75	—	1,358

Gross Profit	—	508	27	—	535
Operating expenses:
Selling, general and administrative	21	349	19	—	389
Depreciation and amortization	3	78	—	—	81

Total operating expenses	24	427	19	—	470
Operating Income (Loss)	(24)	81	8	—	65
Interest expense	180	75	—	(95)	160
Interest (income)	(75)	(1)	(19)	95	—
Net (earnings) loss of equity affiliates	(26)	—	—	26	—

Income (Loss) From Continuing Operations Before Provision (Benefit) for Income Taxes	(103)	7	27	(26)	(95)
Provision (benefit) for income taxes	16	(1)	9	—	24

Income (Loss) from Continuing Operations	(119)	8	18	(26)	(119)
Income (loss) from discontinued operations, net of tax	14	—	—	—	14

Net Income (Loss)	$(105)	$8	$18	$(26)	$(105)
Other comprehensive income (loss) – foreign currency translation adjustment	(6)	—	(6)	6	(6)

Total Comprehensive Income (Loss)	$(111)	$8	$12	$(20)	$(111)

	Nine Months Ended October 28, 2012
	Parent Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total
Net Sales	$—	$5,726	$315	$—	$6,041
Cost of sales	—	4,075	233	—	4,308

Gross Profit	—	1,651	82	—	1,733
Operating expenses:
Selling, general and administrative	52	1,107	64	—	1,223
Depreciation and amortization	10	239	1	—	250

Total operating expenses	62	1,346	65	—	1,473
Operating Income (Loss)	(62)	305	17	—	260
Interest expense	545	225	1	(282)	489
Interest (income)	(225)	(3)	(54)	282	—
Net (earnings) loss of equity affiliates	(143)	—	—	143	—
Loss on extinguishment of debt	220	—	—	—	220

Income (Loss) From Continuing Operations Before Provision (Benefit) for Income Taxes	(459)	83	70	(143)	(449)
Provision (benefit) for income taxes	19	(6)	23	—	36

Income (Loss) from Continuing Operations	(478)	89	47	(143)	(485)
Income (loss) from discontinued operations, net of tax	12	7	—	—	19

Net Income (Loss)	$(466)	$96	$47	$(143)	$(466)
Other comprehensive income – foreign currency translation adjustment	—	—	—	—	—

Total Comprehensive Income (Loss)	$(466)	$96	$47	$(143)	$(466)

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) (CONTINUED)

	Nine Months Ended October 30, 2011
	Parent Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total
Net Sales	$—	$5,073	$303	$—	$5,376
Cost of sales	—	3,625	223	—	3,848

Gross Profit	—	1,448	80	—	1,528
Operating expenses:
Selling, general and administrative	57	1,026	61	—	1,144
Depreciation and amortization	9	235	1	—	245

Total operating expenses	66	1,261	62	—	1,389
Operating Income (Loss)	(66)	187	18	—	139
Interest expense	537	223	1	(284)	477
Interest (income)	(223)	(2)	(59)	284	—
Net (earnings) loss of equity affiliates	1	—	—	(1)	—
Other (income) expense, net	(1)	—	—	—	(1)

Income (Loss) From Continuing Operations Before Provision (Benefit) for Income Taxes	(380)	(34)	76	1	(337)
Provision (benefit) for income taxes	24	7	28	—	59

Income (Loss) from Continuing Operations	(404)	(41)	48	1	(396)
Income (loss) from discontinued operations, net of tax	34	(11)	3	—	26

Net Income (Loss)	$(370)	$(52)	$51	$1	$(370)
Other comprehensive income (loss) – foreign currency translation adjustment	1	—	1	(1)	1

Total Comprehensive Income (Loss)	$(369)	$(52)	$52	$—	$(369)

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) (CONTINUED)

CONDENSED CONSOLIDATING BALANCE SHEETS

	October 28, 2012
	Parent Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total
ASSETS
Current assets:
Cash and cash equivalents	$107	$18	$33	$—	$158
Cash restricted for debt redemption	985	—	—	—	985
Receivables, net	—	1,032	73	—	1,105
Inventories	—	937	57	—	994
Deferred tax asset	—	84	2	(21)	65
Intercompany receivable	—	1	—	(1)	—
Other current assets	12	31	2	—	45

Total current assets	1,104	2,103	167	(22)	3,352

Property and equipment, net	63	321	6	—	390
Goodwill	—	3,272	7	—	3,279
Intangible assets, net	—	514	4	—	518
Deferred tax asset	80	—	6	(86)	—
Investment in subsidiaries	2,986	—	—	(2,986)	—
Intercompany notes receivable	2,774	608	—	(3,382)	—
Other assets	130	6	3	—	139

Total assets	$7,137	$6,824	$193	$(6,476)	$7,678

LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$13	$723	$43	$—	$779
Accrued compensation and benefits	38	94	5	—	137
Current installments of long-term debt	940	—	—	—	940
Deferred tax liabilities	21	—	—	(21)	—
Intercompany payable	—	—	1	(1)	—
Other current liabilities	98	108	11	—	217

Total current liabilities	1,110	925	60	(22)	2,073

Long-term debt, excluding current installments	5,975	—	—	—	5,975
Deferred tax liabilities	—	235	—	(86)	149
Intercompany notes payable	608	2,774	—	(3,382)	—
Other liabilities	325	30	7	—	362

Total liabilities	8,018	3,964	67	(3,490)	8,559

Stockholder’s equity (deficit)	(881)	2,860	126	(2,986)	(881)

Total liabilities and stockholder’s equity (deficit)	$7,137	$6,824	$193	$(6,476)	$7,678

	January 29, 2012
	Parent Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total
ASSETS
Current assets:
Cash and cash equivalents	$49	$12	$50	$—	$111
Receivables, net	4	922	97	(21)	1,002
Inventories	—	1,027	81	—	1,108
Deferred tax asset	—	89	2	(33)	58
Other current assets	8	34	5	—	47

Total current assets	61	2,084	235	(54)	2,326

Property and equipment, net	61	331	6	—	398
Goodwill	—	3,143	8	—	3,151
Intangible assets, net	—	731	4	—	735
Deferred tax asset	158	—	6	(164)	—
Investment in subsidiaries	3,456	—	—	(3,456)	—
Intercompany notes receivable	2,774	641	—	(3,415)	—
Other assets	122	6	261	(261)	128

Total assets	$6,632	$6,936	$520	$(7,350)	$6,738

LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$21	$648	$45	$—	$714
Accrued compensation and benefits	42	93	5	—	140
Current installments of long-term debt	82	—	—	—	82
Deferred tax liabilities	33	—	—	(33)	—
Other current liabilities	284	104	11	(21)	378

Total current liabilities	462	845	61	(54)	1,314

Long-term debt, excluding current installments	5,641	—	—	(261)	5,380
Deferred tax liabilities	—	275	—	(164)	111
Intercompany notes payable	641	2,774	—	(3,415)	—
Other liabilities	316	37	8	—	361

Total liabilities	7,060	3,931	69	(3,894)	7,166

Stockholder’s equity (deficit)	(428)	3,005	451	(3,456)	(428)

Total liabilities and stockholder’s equity (deficit)	$6,632	$6,936	$520	$(7,350)	$6,738

CONDENSED CONSOLIDATING BALANCE SHEETS (CONTINUED)

CONDENSED CONSOLIDATING CASH FLOW STATEMENTS

	Nine Months Ended October 28, 2012
	Parent Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total
Net cash flows from operating activities	$(368)	$19	$72	$(50)	$(327)
Cash flows from investing activities
Capital expenditures	(19)	(59)	(2)	—	(80)
Proceeds from sale of property and equipment	—	5	—	—	5
Purchase of debt investments	—	—	(1)	1	—
Purchase of other investments	(985)	—	—	—	(985)
Proceeds from sale of a business	480	—	1	—	481
Payment for a business acquired	—	(196)	—	—	(196)
Proceeds from (payments of) intercompany notes	—	33	—	(33)	—
Investments (return of capital) in equity affiliates	(169)	—	—	169	—
Other investing activities	—	—	(2)	—	(2)

Net cash flows from investing activities	(693)	(217)	(4)	137	(777)

Cash flows from financing activities
Dividend payment	—	—	(50)	50	—
Equity contribution (return of capital)	—	204	(35)	(169)	—
Borrowings (repayments) of intercompany notes	(33)	—	—	33	—
Borrowings of long-term debt	4,140	—	—	—	4,140
Repayments of long-term debt	(3,289)	—	—	(1)	(3,290)
Borrowings on long-term revolver	1,192	—	—	—	1,192
Repayments of long-term revolver	(797)	—	—	—	(797)
Debt issuance and modification fees	(95)	—	—	—	(95)
Other financing activities	1	—	—	—	1

Net cash flows from financing activities	1,119	204	(85)	(87)	1,151

Net increase (decrease) in cash & cash equivalents	$58	$6	$(17)	$—	$47
Cash and cash equivalents at beginning of period	49	12	50	—	111

Cash and cash equivalents at end of period	$107	$18	$33	$—	$158

	Nine Months Ended October 30, 2011
	Parent Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Net cash flows from operating activities	$(652)	$384	$4	$—	$(264)
Cash flows from investing activities
Capital expenditures	(11)	(46)	(1)	—	(58)
Proceeds from sale of property and equipment	—	4	—	—	4
Purchase of investments	(21)	(2)	—	—	(23)
Proceeds from sale of businesses	93	(6)	11	—	98
Payments for a business acquired	—	(21)	—	—	(21)
Proceeds from (payments of) intercompany notes	—	(306)	—	306	—

Net cash flows from investing activities	61	(377)	10	306	—

Cash flows from financing activities
Borrowings (repayments) of intercompany notes	306	—	—	(306)	—
Repayments of long-term debt	(8)	—	—	—	(8)
Borrowings on long-term revolver	888	—	—	—	888
Repayments of long-term revolver	(769)	—	—	—	(769)

Net cash flows from financing activities	417	—	—	(306)	111

Net increase (decrease) in cash & cash equivalents	$(174)	$7	$14	$—	$(153)
Cash and cash equivalents at beginning of period	249	8	35	—	292

Cash and cash equivalents at end of period	$75	$15	$49	$—	$139

NOTE 14 — RECENT ACCOUNTING PRONOUNCEMENTS

Fair value measurement—In May 2011, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2011-04, “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs” (“ASU 2011-04”). The amendments in this ASU are intended to improve the comparability of fair value measurements presented and disclosed in financial statements prepared in accordance with U.S. GAAP and International Financial Reporting Standards (“IFRS”s). The amendments in this ASU explain how to measure fair value. They do not require additional fair value measurements and are not intended to establish valuation standards or affect valuation practices outside of financial reporting. The Company adopted the provisions of ASU 2011-04 on January 30, 2012. The adoption did not have an impact on the consolidated financial statements or results of operations.

Comprehensive income—In June 2011, the FASB issued ASU No. 2011-05, “Presentation of Comprehensive Income” (“ASU 2011-05”), to increase the prominence of items reported in other comprehensive income and to facilitate convergence of U.S. GAAP and IFRS. ASU 2011-05 eliminates the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity and requires that all non-owner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In the two-statement approach, the first statement should present total net income and its components followed consecutively by a second statement that should present total other comprehensive income, the components of other comprehensive income, and the total of comprehensive income. The Company adopted the provisions of ASU 2011-05 on January 30, 2012. The adoption of ASU 2011-05 did not have an impact on the Company’s financial position or results of operations.

Goodwill impairment testing—In September 2011, the FASB issued ASU No. 2011-08, “Testing Goodwill for Impairment” (“ASU 2011-08”), which simplifies how entities test goodwill for impairment and permits an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting

CONDENSED CONSOLIDATING CASH FLOW STATEMENTS (CONTINUED)

unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. The Company adopted the provisions of ASU 2011-08 on January 30, 2012. The adoption of ASU 2011-08 did not have an impact on the Company’s financial position or results of operations.

NOTE 15 — SUBSEQUENT EVENTS

On November 8, 2012, the Company redeemed $930 million of its outstanding 13.5% Senior Subordinated Notes at a premium of 103.375% plus $23 million of accrued interest. As a result, in the fourth quarter of fiscal 2012, the Company will report a $37 million loss on extinguishment, which includes a $31 million premium payment to redeem the 13.5% Senior Subordinated Notes and $5 million to write-off the pro-rata portion of the unamortized deferred debt costs. Subsequent to the redemption, $889 million of the Company’s 13.5% Senior Subordinated Notes remains outstanding. Affiliates of the Equity Sponsors that hold the Company’s 13.5% Senior Subordinated Notes had such notes redeemed on a pro-rata basis, such that subsequent to the redemption, they beneficially own approximately $348 million aggregate principal amount, or 39%, of the Company’s 13.5% Senior Subordinated Notes.

On November 14, 2012, the Company entered into an agreement to purchase substantially all of the assets of Water Products of Oklahoma, Inc., Arkansas Water Products, LLC, and Municipal Water Works Supply, LP. These businesses distribute water, sewer, gas and related products, such as pipes, values, fittings, hydrants, pumps and meters, and offer maintenance products and repair services primarily to municipalities and contractors. The businesses will be operated as part of the Waterworks segment. The transaction closed in December 2012.

HD Supply, Inc.

8 1/8% Senior Secured First Priority Notes due 2019

11% Senior Secured Second Priority Notes due 2020

11.50% Senior Notes due 2020

Offer to Exchange

$1,250,000,000 Outstanding 8 1/8% Senior Secured First Priority Notes due 2019

for $1,250,000,000 Registered 8 1/8% Senior Secured First Priority Notes due 2019

$675,000,000 Outstanding 11% Senior Secured Second Priority Notes due 2020

for $675,000,000 Registered 11% Senior Secured Second Priority Notes due 2020

$1,000,000,000 Outstanding 11.50% Senior Notes due 2020

for $1,000,000,000 Registered 11.50% Senior Notes due 2020

PROSPECTUS

                     , 2013

DEALER PROSPECTUS DELIVERY OBLIGATION

Until                     , 2013, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Delaware Registrants

(a) Each of HD Supply, Inc., Brafasco Holdings II, Inc., Brafasco Holdings, Inc., HD Supply Construction Supply Group, Inc., HD Supply Waterworks Group, Inc., HD Supply Facilities Maintenance Group, Inc., HD Supply Utilities Group, Inc., HSI IP, Inc., HD Supply GP & Management, Inc., HD Supply Support Services, Inc. and White Cap Construction Supply, Inc., is incorporated under the laws of the state of Delaware.

Section 145(a) of the General Corporation Law of the State of Delaware, or the “DGCL,” provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner such person believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(e) of the DGCL provides that expenses, including attorneys’ fees, incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145 of the DGCL. Such expenses, including attorneys’ fees, incurred by former directors and officers or other persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Section 145(g) of the DGCL specifically allows a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against the person and incurred by the person in any such capacity, arising out of the person’s status as such, whether or not the corporation would otherwise have the power to indemnify the person under Section 145 of the DGCL.

The certificate of incorporation of HD Supply, Inc. provides that, to the fullest extent permitted by the DGCL, the corporation shall indemnify and advance expenses to the directors of the corporation; provided that, with respect to an action, suit or proceeding initiated by a director, HD Supply, Inc. shall only indemnify that director to the extent that the action, suit or proceeding was authorized by the board of directors of the corporation. The certificate of incorporation further provides that such rights to indemnification do not limit or exclude any rights, indemnities or limitations of liability to which any director of the corporation may be entitled under any statute, bylaws of the corporation, agreement, vote of stockholders, approval of the directors of the corporation or otherwise.

The bylaws of HD Supply, Inc. provide for the indemnification of directors and officers who were or are made party to, are threatened to be made party to or are involved in any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of HD Supply, Inc. or is or was serving at the request of HD Supply, Inc. as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, to the fullest extent permitted by the DGCL against expenses, liability and losses (including attorneys’ fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by him or her or on his or her behalf in connection therewith. In the case of an action or suit by or in the right of HD Supply, Inc. to obtain a judgment in its favor, indemnification shall be limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person in the defense or settlement of the suit or action, and no indemnification shall extend to matters as to which it is adjudged that such director or officer is liable to HD Supply, Inc. unless and only to the extent that a court determines that such director or officer is fairly and reasonably entitled to indemnity.

The bylaws of HD Supply, Inc. provide for the maintenance of insurance as described in Section 145(g) of the DGCL.

The certificate of incorporation of Brafasco Holdings II, Inc. provides that the corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may thereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person for whom he or she is a legal representative, is or was a director (or board observer) at the request of the corporation or, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person. The certificate of incorporation of Brafasco Holdings II, Inc. also provides that the corporation shall be required to indemnify such a person only if the commencement of such proceeding (or part thereof) by the person was authorized in the specific case by the board of directors of the corporation. Such certificate of incorporation further provides that the rights of indemnification shall not be exclusive of any other rights which such person may have or acquire under any statute, provision in the certificate of incorporation, the bylaws of the corporation, agreement, vote of stockholders or disinterested directors or otherwise. Such certificate of incorporation further provides that the corporation shall advance expenses to such persons to the maximum extent permitted by applicable law.

The bylaws of Brafasco Holdings II, Inc. provide that any officer, employee or agent of the corporation shall be indemnified to the fullest extent permitted by the DGCL, as amended.

The certificate of incorporation of Brafasco Holdings, Inc. contains no provisions addressing indemnification.

The bylaws of Brafasco Holdings, Inc. contain the same indemnification and advancement provisions as the certificate of incorporation of Brafasco Holdings II, Inc.

The certificate of incorporation of each of HD Supply Construction Supply Group, Inc. and HD Supply Waterworks Group, Inc. provides that the corporation shall, to the full extent permitted by Section 145 of the DGCL, indemnify all persons whom it may indemnify pursuant thereto.

The bylaws of each of HD Supply Construction Supply Group, Inc. and HD Supply Waterworks Group, Inc. are silent with respect to indemnification.

The certificate of incorporation of HD Supply Facilities Maintenance Group, Inc. is silent with respect to indemnification.

The bylaws of HD Supply Facilities Maintenance Group, Inc. provide that each director, officer and former director or officer of the corporation, and any person who may have served or who may hereafter serve at the request of the corporation as a director or officer of another corporation in which it owns shares of capital stock or of which it is a creditor, is indemnified by the corporation against expenses actually and necessarily incurred by him in connection with the defense of any action, suit or proceeding in which he is made a party by reason of being or having been such director or officer, except in relation to matters as to which he shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty. Such indemnification will not be deemed exclusive of any other rights to which such director, officer or other person may be entitled under any agreement, vote of stockholders or otherwise.

The certificate of incorporation of HD Supply Utilities Group, Inc. is silent with respect to indemnification.

The bylaws of HD Supply Utilities Group, Inc. provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee, fiduciary, or agent of another corporation or of a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the corporation to the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys’ fees actually and reasonably incurred by such person in connection with such proceeding); provided, however, that, except as provided by Section 2 of Article V of the bylaws (addressing the procedure for indemnification of directors and officers), the corporation shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person that was authorized by the board of directors of the corporation. The right to indemnification shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final deposition unless otherwise determined by the board of directors of the corporation. Any repeal or modification of the indemnification article shall not affect any rights or obligation then existing with respect to any state of facts or proceedings then existing. The bylaws of HD Supply Utilities Group, Inc. further provide that the right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the certificate of incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

The bylaws of HD Supply Utilities Group, Inc. further provide that any indemnification of a director or officer of the corporation or advancement of expenses under the bylaws shall be made promptly, and in any event within 30 days, upon the written request of the director or officer. If a determination by the corporation that the director or officer is entitled to indemnification pursuant to the bylaws is required, and the corporation fails to respond within 60 days to a written request for indemnity, the corporation shall be deemed to have approved the request. If the corporation denies a written request for indemnification or advancing of expenses, in whole or in part, or if payment in full pursuant to such request is not made within 30 days, the right to indemnification or advances as granted by the bylaws shall be enforceable by the director or officer in any court of competent jurisdiction. Such person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the corporation. Neither the failure of the corporation (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the corporation (including its board of directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

The bylaws of HD Supply Utilities Group, Inc. also provide for the maintenance of insurance under the circumstances described in Section 145(g) of the DGCL.

The certificate of incorporation of HSI IP, Inc. provides that the corporation shall indemnify directors and officers of the corporation to the fullest extent permitted by law.

The bylaws of HSI IP, Inc. provide that, except as prohibited by law, every director and officer of the corporation now or hereafter serving as such shall be entitled as of right to be indemnified by the corporation against reasonable expenses and any liability paid or incurred by such person in connection with any actual or threatened claim, action, suit or proceeding, civil, criminal, administrative or otherwise, whether brought by or in the right of the corporation or otherwise, by reason of such person being or having been a director or officer of the corporation or by reason of the fact that such officer or director of the corporation is or was serving at the request of the corporation as a director, officer, employee, fiduciary or other representative of another corporation, partnership, joint venture, trust, employee benefits plan or other entity; provided however that no such person shall be indemnified against, nor be reimbursed for, any expense incurred in connection with any liability arising out of his or her own willful misconduct or gross negligence. The bylaws further provide that the corporation shall have the express authority to enter into such agreements as the board of directors deems appropriate for the indemnification, including advancement of expenses, of present or future directors and officers of the corporation and other persons in connection with their service to, or status with, the corporation or any other corporation, partnership, joint venture, trust, employee benefit plan, or other entity with whom such director or officer or other person is serving at the request of the corporation. The right of indemnification (i) shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled, (ii) shall be deemed to create contractual rights in favor of persons entitled to indemnification, (iii) shall continue as to persons who have ceased to have the status pursuant to which they were entitled or were determined to be entitled to indemnification and (iv) shall be applicable to actions, suits or proceedings commenced after the adoption of the bylaws, whether arising from actions or omissions occurring before or after adoption. The rights of indemnification may not be amended, modified or repealed so as to limit in any way the indemnification provided for with respect to any acts or omissions occurring prior to the effective date of any such amendment, modification or repeal.

The bylaws of HSI IP, Inc. further provide that the corporation may purchase and maintain insurance to protect itself and any person eligible to be indemnified against any liability or expense asserted or incurred by such person in connection with any action, whether or not the corporation would have the power to indemnify such person against such liability or expense by law or under the bylaws of the corporation.

The certificate of incorporation of HD Supply GP & Management, Inc. provides that the corporation shall indemnify directors and officers of the corporation to the fullest extent permitted by law.

The bylaws of HD Supply GP & Management, Inc. provide that the corporation shall indemnify any director, officer, other employee or agent, who was or is a party to, or is threatened to be made a party to or who is called as a witness in connection with any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the corporation by reason of the fact that he or she is or was serving at the request of a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprises, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him or her in connection with such action, suit or proceeding unless the act or the failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. The indemnification and advancement of expenses shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled to under bylaw, agreement, contract, vote of stockholders or disinterested directors or pursuant to the direction, howsoever embodied, of any court of competent jurisdiction or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. It is the policy of the corporation that the indemnification of, and advancement of expenses to, directors, officers, employees and other agents of the corporation shall be made to the fullest extent permitted by law. To this end, the provisions of Article V of the bylaws (addressing indemnification of officers, directors, employees and agents) of the corporation shall be deemed to have been amended for the benefit of directors, officers, employees and other agents of the corporation effectively immediately upon any modification of the DGCL which expands or enlarges the power or obligation of corporations organized under the DGCL to indemnify, or advance expenses to, directors, officers, employees and other agents of the corporation. The indemnification and advancement of expenses, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent. A contract shall be deemed to exist between the corporation and each director and officer of the corporation with respect to indemnification and advancement of expenses as provided by in the indemnification article and as otherwise provided by applicable law.

The certificate of incorporation of HD Supply Support Services, Inc. is silent with respect to indemnification.

The bylaws of HD Supply Support Services, Inc. provide that the corporation shall have the power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation against liabilities incurrent in connection with such proceeding, including any appeal thereof, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The corporation shall have the power to indemnify any person who was or is a party to any proceeding by or in the right of the corporation to procure judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors of the corporation, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. To the extent that any director, officer, employee, or agent of the Corporation has been successful on the merits or otherwise in defense of any such proceeding, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses actually and reasonably incurred in connection therewith. The bylaws of HD Supply Support Services, Inc. further provide that the corporation may advance expenses incurred by any officer or director in defending a civil or criminal proceeding.

The bylaws of HD Supply Support Services, Inc. further provide that the corporation shall have the power to purchase and maintain insurance under the circumstances described in Section 145 of the DGCL.

The certificate of incorporation of White Cap Construction Supply, Inc. provides that the corporation shall, to the broadest and maximum extent permitted by Delaware law, as the same exists from time to time indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding. The corporation shall not indemnify any such person with respect to any of the following matters: (i) remuneration paid to such person if it shall be determined by a final judgment or other final adjudication that such remuneration was in violation of law; (ii) any accounting of profits made from the purchase or sale by such person of the corporation’s securities within the meaning of Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto or similar provisions of any federal, state or local statutory law; (iii) actions brought about or contributed to by the dishonesty of such person, if a final judgment or other final adjudication adverse to such person establishes that acts of active and deliberate dishonesty were committed or attempted by such person with actual dishonest purpose and intent and were material to the adjudication; (iv) actions based on or attributable to such person having gained any personal profit or advantage to which he was not entitled, in the event that a final judgment or other final adjudication adverse to such person establishes that such person in fact gained such personal profit or other advantage to which he was not entitled; or (v) any matter in respect of which a final decision by a court with competent jurisdiction shall determine that indemnification is unlawful. The bylaws further provide that the rights to indemnification and to the advancement of expenses conferred shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the certificate of incorporation, the bylaws of the corporation, by agreement, vote of stockholders, or disinterested directors or otherwise.

The bylaws of White Cap Construction Supply, Inc. provide that the corporation shall have power to indemnify to the fullest extent permitted by applicable law as it presently exists or hereafter may be amended, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether criminal, administrative, or investigative (other than an action by or in the right of a corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. In addition, the corporation shall have to power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. The bylaws further provide that to the extent a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection. The indemnification and advancement of expenses shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. The indemnification and advancement of expenses, unless otherwise provided when authorized or ratified, continue as to a director, officer, employee or agent of the corporation who has ceased to serve in such capacity. Any repeal or modification of the provisions shall not adversely affect any right or protection of any person with respect to any act or omission occurring prior to the time of such repeal of modification.

The bylaws of White Cap Construction Supply, Inc. also provide that the corporation may purchase and maintain insurance under the circumstances described in Section 145 of the DGCL.

Section 102(b)(7) of the DGCL permits a Delaware corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. This provision, however, may not eliminate or limit a director’s liability (1) for breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit. The certificate of incorporation of each of HD Supply Inc., Brafasco Holdings II, Inc., Brafasco Holdings, Inc., HD Supply Construction Supply Group, Inc., HD Supply Waterworks Group, Inc., HD Supply Facilities Maintenance Group, Inc., HD Supply Utilities Group, Inc., HSI IP, Inc., HD Supply GP & Management, Inc. and White Cap Construction Supply, Inc. contains such a provision. The Certificate of Incorporation of HD Supply Support Services, Inc. does not contain such a provision.

The foregoing summaries are necessarily subject to the complete text of the DGCL and each of the above registrant’s certificate of incorporation and bylaws, as amended to date.

(b) Each of HD Builder Solutions Group, LLC, HD Supply Distribution Services, LLC, HD Supply Repair & Remodel, LLC, LBM Holdings, LLC and ProValue, LLC, is organized as a limited liability company under the laws of the state of Delaware.

Section 18-108 of the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.) (the “Delaware LLC Act”) provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may, and shall have the power to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

The limited liability company agreement of HD Builder Solutions Group, LLC provides that to the fullest extent permitted by applicable law as it presently or may hereafter be amended, the company shall indemnify and hold harmless the manager of the company from and against any and all claims, actions, suits, damages, costs and expenses, including reasonable fees and disbursements of counsel, asserted against or incurred by the manager arising out of or in connection with the manager’s management or conduct in carrying out the company’s purposes, whether or not the manager is a member of the company when such claims are asserted against or incurred by it; provided, however, that the manager shall not be indemnified for any liability for fraud, intentional misconduct, gross negligence, or a knowing violation of the law that was material to the cause of action. No amendment to the limited liability company agreement of HD Builder Solutions Group, LLC shall affect the rights of the manager in existence prior to such amendment. The limited liability company agreement of HD Builder Solutions Group, LLC further provides that the company may indemnify and hold harmless any officer from and against any and all claims asserted against or incurred by such officer arising out of or in connection with such officer’s management or conduct in carrying out the company’s purposes; provided, however, that any officer shall not be indemnified for any liability for fraud, intentional misconduct, gross negligence, or a knowing violation of the law that was material to the cause of action.

The limited liability company agreement of each of HD Supply Distribution Services, LLC and HD Supply Repair & Remodel, LLC provides that, to the greatest extent permitted by law, as it presently exists or may be amended, the company shall indemnify and hold harmless the manager of the company from and against any and all claims, actions, suits, damages, costs and expenses, including reasonable fees and disbursements of counsel, asserted against or incurred by the manager arising out of or in connection with the manager’s management or conduct in carrying out the company’s purposes, whether or not the manager is a member of the company when such claims are asserted against or incurred by it; provided, however, that the manager shall not be indemnified for any liability for fraud, intentional misconduct, gross negligence, or a knowing violation of the law that was material to the cause of action.

The limited liability company agreement of LBM Holdings, LLC provides that, to the fullest extent permitted by applicable law, the member of the company and any of its or the company’s directors, officers, employees, shareholders agents or representatives (each, a “LBM Covered Person”) shall be entitled to indemnification from the company for any loss, damage or claim incurred by such LBM Covered Person by reason of any act or omission performed or omitted by such LBM Covered Person in good faith on behalf of the company, except that no such LBM Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such LBM Covered Person by reason of such LBM Covered Person’s gross negligence or willful misconduct. The limited liability company agreement of LBM Holdings, LLC further provides that, to the extent permitted by applicable law, expenses may be advanced, at the discretion of the board of directors of the company, prior to a proceeding’s final disposition upon receipt by the company of an undertaking by or on behalf of an LBM Covered Person to repay such amount if it shall ultimately be determined that the person is not entitled to indemnification.

The limited liability company agreement of ProValue, LLC provides that, to the fullest extent permitted by applicable law, any member, any affiliate of the member and any officers, directors, shareholder, partners or employees of the member and their respective affiliates, and any officer, employee or expressly authorized agent of the company or its affiliates (each, a “ProValue Covered Person” and collectively, the “ProValue Covered Persons”) shall be entitled to indemnification from the company for any loss, damage or claim incurred by reason of any act or omission by such ProValue Covered Person in good faith on behalf of the company and in a manner reasonably believed to be within the scope of authority conferred upon such ProValue Covered Person, except that no ProValue Covered Person shall entitled to be indemnified in respect of any loss, damage or claim incurred by reason of such ProValue Covered Person’s gross negligence or willful misconduct with respect to such acts or omissions; provided, however that any indemnity provided under the limited liability company agreement of ProValue, LLC shall be provided out of and to the extent of company assets only, and no such person shall have any personal liability on account thereof. The limited liability company agreement of ProValue, LLC further provides that, to the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a ProValue Covered Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the company prior to the final disposition of such claim, demand, action suit or proceeding upon receipt by the company of an undertaking by or on behalf of such ProValue Covered Person to repay such amount if it shall be determined that such ProValue Covered Person is not entitled to indemnification under the limited liability company agreement. In addition, the limited liability company agreement of ProValue, LLC provides that the company may purchase and maintain insurance to the extent and in such amounts as the managing member of the company shall, in its sole discretion, deem reasonable, on behalf of the ProValue Covered Person and such other persons or entities as the managing member shall determine, against any liability that may be asserted against or expenses that may be incurred by any such person or entity in connection with the activities of the company or such indemnities, regardless of whether the company would have the power to indemnify such person or entity against such liability under the provisions of the limited liability company agreement. Furthermore, the limited liability company agreement of ProValue, LLC provides that the managing member and the company may enter into indemnity contracts with ProValue Covered Persons and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under the indemnification provisions of the limited liability company agreement and containing such other procedures regarding indemnification as are appropriate.

Section 18-303(a) of the Delaware LLC Act provides that except as otherwise provided by the Delaware LLC Act, the debts, obligations and liabilities of a limited liability company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the limited liability company, and no member or manager of a limited liability company shall be obligated personally for any such debt, obligation or liability of the limited liability company solely by reason of being a member or acting as a manager of the limited liability company.

The limited liability company agreement of each of HD Builder Solutions Group, LLC, HD Supply Distribution Services, LLC and HD Supply Repair & Remodel, LLC provides that, the member of the company shall not have any liability for the obligations of the company, except to the extent required by the Delaware LLC Act.

The limited liability company agreement of LBM Holdings, LLC provides that, except as otherwise provided by the Delaware LLC Act or the limited liability company agreement of the company, the debts, obligations and liabilities of the company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the company, and the member of the company shall not be obligated personally for any such debt, obligation or liability of the company solely by reason of being a member of the company.

The limited liability company agreement of ProValue, LLC provides that the member of the company shall not have any liability for the obligations or liabilities of the company except to the extent provided in the Delaware LLC Act.

Section 18-406 of the Delaware LLC Act provides that a member, manager or liquidating trustee of a limited liability company shall be fully protected in relying in good faith upon the records of the limited liability company and upon information, opinions, reports or statements presented by another manager, member or liquidating trustee, an officer or employee of the limited liability company, or committees of the limited liability company, members or managers, or by any other person as to matters the member, manager or liquidating trustees reasonably believes are within such other person’s professional or expert competence, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the limited liability company, or the value and amount of assets or reserves or contracts, agreements or other undertakings that would be sufficient to pay claims and obligations of the limited liability company or to make reasonable provision to pay such claims and obligations, or any other facts pertinent to the existence and amount of assets from which distributions to members or creditors might properly be paid.

The limited liability company agreement of LBM Holdings, LLC provides that, a LBM Covered Person shall be fully protected in relying in good faith upon the records of the company and upon such information, opinions, reports or statements presented to the company by any person or entity as to matters such LBM Covered Person reasonably believes are within such person’s or entity’s professional or expert competence.

The limited liability company agreement of ProValue, LLC provides that any ProValue Covered Person shall be fully protected in relying in good faith upon the records of the company and upon such information, opinions, reports or statements presented to the company by any person or entity as to matters such ProValue Covered Person reasonably believes are within the professional or expert competence of such person or entity and who or which has been selected with reasonable care by or on behalf of the company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses, or any other facts pertinent to the existence and amount of assets from which distributions to the member of the company might properly be paid.

Section 18-1101(d) of the Delaware LLC Act provides that unless otherwise provided in a limited liability company agreement, a member or manager or other person shall not be liable to a limited liability company or to another member or manager or to another person that is a party to or is otherwise bound by a limited liability company agreement for breach of fiduciary duty for the member’s or manager’s or other person’s good faith reliance on the provisions of the limited liability company agreement.

Section 18-1101(e) of the Delaware LLC Act permits a limited liability company agreement to limit or eliminate any and all liabilities for breach of contract and breach of duties (including fiduciary duties) of a member, manager or other person to a limited liability company or to another member or manager or to another person that is a party to or is otherwise bound by a limited liability company agreement. However, under Section 18-1101(e) of the Delaware LLC Act, a limited liability company agreement may not limit or eliminate liability for any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing.

The limited liability company agreement of LBM Holdings, LLC provides that no LBM Covered Person shall be liable to the company for any loss, liability, damage or claim incurred by reason of any act or omission performed or omitted by such person in good faith on behalf of the company, except that such person shall be liable for any loss, liability, damage or claim incurred by such person as a result of the person’s gross negligence or willful misconduct. The limited liability company agreement of LBM Holdings, LLC provides further, that to the extent that, at law or in equity, a LBM Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the company, such LBM Covered Person acting under the limited liability company shall not be liable to the company for such LBM Covered Person’s good faith reliance on the provisions of such agreement. The provisions of the limited liability company agreement of the company, to the extent that they restrict or eliminate the duties and liabilities of a person otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such person. Notwithstanding any provision of the limited liability company agreement of the company or any provision of law or equity otherwise applicable, whenever in such limited liability company agreement a LBM Covered Person is permitted or required to make decisions in good faith, such person shall act under such standard and shall not be subject to any other or different standard imposed by such agreement or any relevant provisions of law or in equity or otherwise.

The limited liability company agreement of ProValue, LLC provides that no ProValue Covered Person shall be liable to the company or any other ProValue Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such ProValue Covered Person in good faith on behalf of the company and in a manner reasonably believed to be within the scope of authority conferred upon such ProValue Covered Person by the limited liability company agreement of the company, except that such ProValue Covered Person shall be liable for any loss, damage or claim incurred by reason of ProValue Covered Person person’s gross negligence or willful misconduct. The limited liability company agreement of ProValue, LLC provides further that to the extent that, at law or in equity, any ProValue Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the company or to any other ProValue Covered Person, such ProValue Covered Person acting under the limited liability company agreement shall not be liable to the company or to any other ProValue Covered Person for its good faith reliance on the provisions of the limited liability company agreement. The provisions of the limited liability company agreement, to the extent that they restrict the duties and liabilities of any ProValue Covered Person otherwise existing at law or in equity, are agreed by the member of the company to replace such other duties and liabilities of such person. In addition, the limited liability company agreement of ProValue, LLC provides that, unless otherwise expressly provided therein, (a) whenever a conflict of interest exists or arises between ProValue Covered Persons, or (b) whenever this agreement or any other agreement contemplated herein or therein provides that a ProValue Covered Person shall act in a manner that is, or provides terms that are, fair and reasonable to the company or the member, the ProValue Covered Person shall resolve such conflict of interest, taking such action or providing such terms, considering in each case the relative interest of each party (including its own interest) to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable generally accepted accounting practices or principles. In the absence of bad faith by the ProValue Covered Person, the resolution, action or term so made, taken or provided by the ProValue Covered Person shall not constitute a breach of the limited liability company agreement or any other agreement contemplated therein or of any duty or obligation of the ProValue Covered Person at law or in equity or otherwise. Furthermore, the limited liability company agreement of ProValue, LLC provides that, whenever in such agreement a ProValue Covered Person is permitted or required to make a decision (a) in its “discretion” or under a grant of similar authority or latitude, the ProValue Covered Person shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the company or any other person or entity, or (b) in its “good faith” or under another express standard, the ProValue Covered Person shall act under such express standard and shall not be subject to any other or different standard imposed by the limited liability company or other applicable law.

The foregoing summaries are necessarily subject to the complete text of the Delaware LLC Act and each of the above registrant’s limited liability company agreements, as amended to date.

Florida Registrants

(a) HD Supply Management, Inc. is incorporated under the laws of the state of Florida.

Section 607.0850 of the Florida Business Corporation Act, as amended (the “FBCA”), provides that, in general, a business corporation may indemnify any person who is or was party to any proceeding, other than an action by, or in the right of, the corporation, by reason of the fact that he or she is or was a director or officer of the corporation, against liability incurred in connection with such proceeding, including any appeal thereof, provided certain standards are met, including that such officer or director acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of the corporation, and provided further that, with respect to any criminal action or proceeding, the officer or director had no reasonable cause to believe his or her conduct was unlawful. In the case of proceedings by or in the right of the corporation, the FBCA provides that, in general, a corporation may indemnify any person who was or is a party to any such proceeding by reason of the fact that he or she is or was a director or officer of the corporation against and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, provided that such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made with respect to any claim as to which such person is adjudged liable, unless a court of competent jurisdiction determines upon application that such person is fairly and reasonably entitled to indemnity. To the extent that any officer or director is successful on the merits or otherwise in the defense of any such proceedings, the FBCA provides that the corporation is required to indemnify such officer or director against expenses actually and reasonably incurred in connection therewith. However, the FBCA further provides that, in general, indemnification or advancement of expenses shall not be made to or on behalf of any officer or director if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe that it was unlawful; (ii) a transaction from which the director or officer derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the director has voted for or assented to a distribution made in violation of the FBCA or the corporation’s articles of incorporation or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

The bylaws of HD Supply Management, Inc. (“Management Inc.”) provide that, to the fullest extent permitted by law, Management Inc. shall indemnify any person who (a) is or was a director, officer, employee or agent of Management Inc., or (b) serves or served any other corporation or enterprise in any capacity at the request of Management Inc. in connection with any actual or threatened action or proceeding, whether civil, criminal, administrative or investigative. Management Inc. shall also advance related expenses to such person to the fullest extent permitted by law. The bylaws further provide that Management Inc. may purchase insurance for the purpose of indemnifying these person and which may be for the benefit of all directors, officers or employees.

(b) HD Supply Holdings, LLC is organized as a limited liability company under the laws of the state of Florida.

Section 608.4229 of the Florida Limited Liability Company Act provides that, subject to such standards and restrictions set forth in its articles of organization or operating agreement, a limited liability company may, and shall have the power to, but shall not be required to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. Notwithstanding that provision, indemnification or advancement of expenses shall not be made to or on behalf of any member, manager, managing member, officer, employee, or agent if a judgment or other final adjudication establishes that the actions, or omissions to act, of such member, manager, managing member, officer, employee or agent were material to the cause of action so adjudicated and constitute any of the following: (a) a violation of criminal law, unless the member, manager, managing member, officer, employee, or agent had no reasonable cause to believe such conduct was unlawful; (b) a transaction from which the member, manager, managing member, officer, employee, or agent derived an improper personal benefit; (c) in the case of a manager or managing member, a circumstance under which the liability provisions of Section 608.426 (relating to improper distribution to members) are applicable; or (d) willful misconduct or a conscious disregard for the best interests of the LLC in a proceeding by or in the right of the LLC to procure a judgment in its favor or in a proceeding by or in the right of a member.

The operating agreement of HD Supply Holdings, LLC provides that the company shall have the power and authority to take any and all actions necessary, appropriate advisable, convenient or incidental to or for the furtherance of the purpose of indemnifying any person or entity and to obtain any and all types of insurance. The operating agreement further provides that no Covered Person (defined as the Manager, any affiliate of the Member and any officers, directors, shareholder, partners or employees of the Member and their respective affiliates, and any officer, employee or expressly authorized agent of the company or its affiliates) shall be liable to the company or any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the company and in a manner reasonably believed to be within the scope of authority conferred upon such Covered Person by the operating agreement, except that a Covered Person shall be liable for any loss, damage or claim incurred by reason of such Covered Person’s gross negligence or willful misconduct.

The operating agreement further provides that to the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by the operating agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Persons by reason of gross negligence or willful misconduct with respect to such actions of omissions; provided, however, that any indemnity shall be provided out of and to the extent of company assets only, and no Covered Person shall have any personal liability on account thereof.

The operating agreement further provides that the company may purchase and maintain insurance, to the extent and in such amounts as the Manager shall, in its sole discretion, deem reasonable, on behalf of Covered Persons and such other persons or entities as the Manager shall determine, against any liability that may be asserted against or expenses that may be incurred by any such person or entity in connection with the activities of the company or such indemnities, regardless of whether the company would have the power to indemnify such person or entity against such liability under the provisions of the operating agreement.

(c) Each of HD Supply Construction Supply, Ltd., HD Supply Electrical, Ltd., HD Supply Facilities Maintenance, Ltd., HD Supply Utilities, Ltd. and HD Supply Waterworks, Ltd. is registered as a limited partnership under the laws of the state of Florida.

Section 620.1406(6) of the Florida Revised Uniform Limited Partnership Act of 2005 provides that a limited partnership shall reimburse a general partner for payments made and indemnify a general partner for liabilities incurred by the general partner in the ordinary course of activities of the partnership or for the preservation of the partnership’s activities or property if such payments were made or such liabilities were incurred in good faith and either in the furtherance of the limited partnership’s purposes or the ordinary scope of its activities.

Section 620.2001 provides that a partner may maintain an action against the limited partnership or other partners to enforce his rights under the partnership agreement or the limited partnership statute.

Section 620.1110 provides that the partnership agreement among the partners governs relations among partners and between the partners and the limited partnership (subject to certain limitations or “nonwaivable” requirements described in such section). The limited partnership statutory provisions govern such relations to the extent that the partnership agreement does not otherwise provide. Such nonwaivable requirements include the partner’s duties of loyalty and care to the partnership and other partners and the partner’s obligations of fair dealing and good faith, which could be enforced by the partnership and other partners pursuant to Sections 620.2001 (direct actions) and 620.2002 (derivative actions).

The limited partnership agreements of HD Supply Construction Supply, Ltd., HD Supply Electrical, Ltd., HD Supply Facilities Maintenance, Ltd., HD Supply Utilities, Ltd. and HD Supply Waterworks, Ltd. (each a “Florida LP”), provide that no General Partner nor any officer, director or employee of the General Partner of such Florida LP will have any liability to the Florida LP or any partner for any acts taken on behalf of the Florida LP within the scope of authority given to the General Partner by the limited partnership agreement or under law, except in the case of actions taken or not taken that were fraudulent, in bad faith, or constituted wanton and willful misconduct or gross negligence. In addition, each Florida LP shall indemnify and hold harmless the General Partner, each officer, director and employee of the General Partner, and the agents of them (“indemnified parties”), from and against any loss, expense, damage or injury suffered or sustained by such person by reason of any act or omission arising out of his activities on behalf of the Florida LP or in furtherance of the interest of the Florida LP, including, but not limited to, any judgment, award, settlement, reasonable attorney’s fees, and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding, or claim and including any payments made by the General Partner to any of its officers, directors, or employees pursuant to an indemnification agreement no broader than this section; provided that the act, omission, or alleged act or omission upon which such actual or threatened action, proceeding or claim is based was not performed or omitted fraudulently or in bad faith or as a result of wanton and willful misconduct or gross negligence by such Indemnified Party.

Maryland Registrant

(a) Creative Touch Interiors, Inc. is incorporated under the laws of the state of Maryland.

The Maryland General Corporation Law (“MGCL”) permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action.

The MGCL requires a corporation to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. Section 2-418 of the MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit in money, property or services or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In addition, the MGCL requires a corporation, as a condition to advancing expenses, to obtain (1) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation as authorized by the bylaws and (2) a written statement by or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

The articles of incorporation of Creative Touch Interiors, Inc. (“Creative Touch”) provide that no present or former director or officer of Creative Touch, or person who have served at the request of Creative Touch as a director or officer of another corporation in which Creative Touch owns shares of capital stock or of which it is a creditors, shall be liable to the corporation or its stockholders for any money damages including any expenses incurred in proceedings in connection with defense of a claim for damages, arising from any acts, events or omissions by reason of service in the director’s or officer’s official capacity, except as such exculpation from liability is specifically limited by provisions of Section 2-405.2 of the MGCL.

The articles of incorporation further provide that, except to the extent limited by the provisions of Section 2-418 of the MGCL, Creative Touch shall indemnify (i) any present or former director or officer of Creative Touch or (ii) any person who may have served at the request of Creative Touch as a director or officer of another corporation in which Creative Touch owns shares of capital stock or of which it is a creditor, against liabilities, fines, penalties and claims imposed upon such persons by reason of his or her status if being or having been in such positions. Such person shall also be indemnified against all expenses (including attorney fees) reasonably incurred by such person in connection therewith. Such person may receive advances from Creative Touch for expenses reasonably incurred. Creative Touch shall not indemnify an officer or director if the board of directors decides that: (a) act or omission of a director or officer was material to the claim, and either was committed in bad faith or was the result of active and deliberate dishonesty; or (b) the director or officer actually received an improper personal benefit in money, property or services; or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Michigan Registrant

(a) HDS Power Solutions, Inc. is incorporated under the laws of the state of Michigan.

Sections 561 through 571 of the Michigan Business Corporation Act (“MBCA”) contain provisions governing the indemnification of directors and officers by Michigan corporations. The statute provides that a corporation has the power to indemnify a person who was or is a party of is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses (including attorneys’ fees), judgments, penalties, fines and amounts paid in settlement actually and reasonable incurred by him or her in connection with the action, suit or proceeding, if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. The termination of an action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and, with respect to a criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Indemnification of expenses (including attorneys’ fees) and amounts paid in settlement is permitted in derivative actions, except that indemnification is not allowed for any claim, issue or matter in which such person has been found liable to the corporation unless and to the extent that a court decides indemnification is proper, in which case indemnification is limited to reasonable expenses incurred. To the extent that a director or officer has been successful in on the merits or otherwise in defense of an action, suit or proceeding, or in defense of a claim, issue or matter in the action, suit or proceeding, he or she shall be indemnified against actual and reasonable expenses (including attorneys’ fees) incurred by him or her in connection with the action, suit or proceeding, and any action, suit or proceeding brought to enforce the mandatory indemnification provided under the MBCA. The MBCA permits partial indemnification for a portion of expenses (including reasonable attorneys’ fees), judgments, penalties, fines and amounts paid in settlement to the extent the person is entitled to indemnification for less than the total amount.

A determination that the person indemnified meets the applicable standard of conduct and an evaluation of the reasonableness of the expenses incurred and amounts paid in settlement shall be made (a) by a majority vote of a quorum of the board of directors who are not parties or threatened to be made parties to the action, suit or proceeding, (b) if a quorum cannot be obtained under clause (a), by a majority vote of a committee duly designated by the board and consisting of two or more directors who are not parties or threatened to be made parties to the action, suit, or proceeding, (c) by independent legal counsel appointed in accordance with the terms of the MBCA, (d) by all “independent directors” who are not parties or threatened to be made parties to the action, suit or proceeding or (e) by the shareholders subject to the terms set forth in the MBCA

Under the MBCA, a corporation may pay or reimburse the reasonable expenses incurred by a director, officer, employee, or agent who is a party or threatened to be made a party to an action, suit, or proceeding in advance of final distribution if the person furnishes the corporation a written undertaking, executed personally or on his or her behalf, to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct, if any, required by the MBCA for the indemnification of a person under the circumstances. The undertaking discussed above must be an unlimited general obligation of the person, but may be unsecured and may be accepted without reference to the financial ability of the person to make repayment.

The indemnification provisions of the MBCA are not exclusive of the rights to indemnification under a corporation’s articles of incorporation, bylaws, or by agreement. However, the total amount of expenses advanced or indemnified from all sources combined may not exceed the amount of actual expenses incurred by the person seeking indemnification or advancement of expenses. The indemnification provided under the MBCA continues as to a person who ceases to be a director, officer, employee, or agent. Additionally, the MBCA permits a corporation to purchase insurance on behalf of its directors, officers, employees and agents against liabilities arising out of their positions with the corporation, whether or not such liabilities would be within the above indemnification provisions.

An amendment to the articles of incorporation of HDS Power Solutions, Inc. provides that a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for a breach of fiduciary duty as a director, except for liability: (1) for any breach of the director’s duty of loyalty to the corporation or its shareholders; (2) for acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law; (3) for a violation of Section 551(1) of the Michigan Business Corporation Act; (4) for any transaction from which the director derived an improper personal benefit; and (5) for any acts or omission occurring before June 27, 1989.

The bylaws of HDS Power Solutions, Inc. provide that each person who is or has been a director or officer of the corporation or any subsidiary thereof shall be indemnified by the corporation from and against losses and expenses sustained or incurred by him in connection with any action, suit or proceeding to which he may be a party by reason of his being, or having been a director or officer of the corporation or of any subsidiary thereof, except in relation to matters as to which he shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of his duty as such director or officer. The bylaws also state that the foregoing right of indemnification shall not be exclusive of other rights to which an officer or director may be entitled as a matter of law.

Nevada Registrant

(a) HDS IP Holding, LLC is organized as a limited liability company under the laws of the state of Nevada.

Section 86.411 of the Nevada Revised Statutes (the “NRS”) permits a limited liability company to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except an action by or in the right of the limited liability company), by reason of being or having been a manager, member, employee or agent of the limited liability company or serving or having served in certain capacities at the request of the limited liability company. Indemnification may include attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person to be indemnified in connection with the action, suit or proceeding if the person acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

Section 86.421 of the NRS permits a limited liability company to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the liability company to procure a judgment in its favor by reason of being or having been a manager, member, employee or agent of the limited liability company or serving or having served in certain capacities at the request of the limited liability company, against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit. Indemnification may not be made for any claim, issue or matter as to which such person has been finally adjudged by a court of competent jurisdiction to be liable to the limited liability company or for amounts paid in settlement to the limited liability company, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that, in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. However, to be entitled to indemnification, the person to be indemnified in either case much have acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the limited liability company.

Section 86.431 of the NRS also provides that to the extent a manager, member, employee or agent of a limited liability company has been successful on the merits or otherwise in defense of any such action, he or she must be indemnified by the limited liability company against expenses, including attorneys’ fees actually and reasonably incurred in connection with the defense.

Section 86.441 of the NRS permits a limited liability company, in its articles of organization, operating agreement or other agreement, to provide for the payment of expenses incurred by members or managers in defending any civil or criminal action, suit or proceeding as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking to repay the amount if it is ultimately determined by a court of competent jurisdiction that the person is not entitled to indemnification by the company.

Section 86.461 of the NRS permits a limited liability company to purchase and maintain insurance or make other financial arrangements on behalf of the limited liability company’s current and former managers, members, employees or agents, or any person serving or who have served in certain capacities at the request of the limited liability company, for any liability and expenses incurred by them or in their capacities as managers, members, employees or agents or arising out of their status as such, whether or not the limited liability company has the authority to indemnify him, her or them against such liability and expenses.

The operating agreement of HDS IP Holding, LLC (the “Nevada Guarantor”) provides that no member, manager, or officers of the Nevada Guarantor shall be liable for the Nevada Guarantor’s liabilities or obligations. The failure of the Nevada Guarantor to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs shall not be grounds for imposing personal liability on the member, manager, or officer. Additionally, the Nevada Guarantor shall indemnify the member and manager for all costs, losses, liabilities, and damages paid in connection with the Nevada Guarantor’s business or because the person is a member or manager, to the fullest extent provided by Nevada law. The operating agreement further provides that the manager shall cause the Nevada Guarantor to advance costs of participation in any proceeding to the manager or member. The manager may, with consent of the member, indemnify, to the fullest extent permitted by Nevada law, all other employees, officer and agents of the Nevada Guarantor for all costs, losses, liabilities, and damages paid or accrued by such persons in connection with Nevada Guarantor’s business or because such person is an agent, officer or employee.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits.

The following exhibits are included as exhibits to this Registration Statement.

Exhibit List

Exhibit Number	Exhibit Description

2.1	Purchase and Sale Agreement, dated as of June 19, 2007, by and between The Home Depot, Inc., THD Holdings, LLC, Home Depot International, Inc. and Pro Acquisition Corporation.[1]

2.2	Letter agreement, dated August 14, 2007, by and between The Home Depot, Inc., THD Holdings, LLC, Home Depot International, Inc., Homer TLC, Inc. and Pro Acquisition Corporation.[1]

2.3	Amendment, dated August 27, 2007, by and between The Home Depot, Inc., THD Holdings, LLC, Home Depot International, Inc., Homer TLC, Inc. and Pro Acquisition Corporation.[1]

3.1	Certificate of Incorporation of HD Supply, Inc.[1]

3.2	By-Laws of HD Supply, Inc.[1]

3.3	Certificate of Incorporation of Brafasco Holdings II, Inc.[1]

3.4	By-Laws of Brafasco Holdings II, Inc.[1]

3.5	Certificate of Incorporation of Brafasco Holdings, Inc.[1]

3.6	By-Laws of Brafasco Holdings, Inc.[1]

3.7	Articles of Incorporation of Creative Touch Interiors, Inc.[1]

3.8	By-Laws of Creative Touch Interiors, Inc.[1]

3.9	Certificate of Formation of HD Builder Solutions Group, LLC.[1]

3.10	Limited Liability Company Agreement of HD Builder Solutions Group, LLC.[1]

3.11	Certificate of Incorporation of HD Supply Construction Supply Group, Inc.[1]

3.12	By-Laws of HD Supply Construction Supply Group, Inc.[1]

3.13	Certificate of Limited Partnership of HD Supply Construction Supply, Ltd.[1]

3.14	Agreement of Limited Partnership of HD Supply Construction Supply, Ltd.[1]

3.15	Certificate of Formation of HD Supply Distribution Services, LLC.[1]

3.16	Limited Liability Company Agreement of HD Supply Distribution Services, LLC.[1]

3.17	Certificate of Limited Partnership of HD Supply Electrical, Ltd.[1]

3.18	Agreement of Limited Partnership of HD Supply Electrical, Ltd.[1]

3.19	Certificate of Incorporation of HD Supply Facilities Maintenance Group, Inc.[1]

3.20	By-Laws of HD Supply Facilities Maintenance Group, Inc.[1]

3.21	Certificate of Limited Partnership of HD Supply Facilities Maintenance, Ltd.[1]

3.22	Agreement of Limited Partnership of HD Supply Facilities Maintenance, Ltd.[1]

3.23	Certificate of Incorporation of HD Supply GP & Management, Inc.[1]

3.24	By-Laws of HD Supply GP & Management, Inc.[1]

Exhibit Number	Exhibit Description

3.25	Articles of Organization of HD Supply Holdings, LLC.[1]

3.26	Operating Agreement of HD Supply Holdings, LLC.[1]

3.27	Articles of Incorporation of HD Supply Management, Inc.[1]

3.28	By-Laws of HD Supply Management, Inc.[1]

3.29	Certificate of Formation of HD Supply Repair & Remodel, LLC.[1]

3.30	Limited Liability Company Agreement of HD Supply Repair & Remodel, LLC.[1]

3.31	Certificate of Incorporation of HD Supply Support Services, Inc.[1]

3.32	By-Laws of HD Supply Support Services, Inc.[1]

3.33	Certificate of Incorporation of HD Supply Utilities Group, Inc.[1]

3.34	By-Laws of HD Supply Utilities Group, Inc.[1]

3.35	Certificate of Limited Partnership of HD Supply Utilities, Ltd.[1]

3.36	Agreement of Limited Partnership of HD Supply Utilities, Ltd.[1]

3.37	Certificate of Incorporation of HD Supply Waterworks Group, Inc.[1]

3.38	By-Laws of HD Supply Waterworks Group, Inc.[1]

3.39	Certificate of Limited Partnership of HD Supply Waterworks, Ltd.[1]

3.40	Agreement of Limited Partnership of HD Supply Waterworks, Ltd.[1]

3.41	Articles of Organization of HDS IP Holding, LLC.[1]

3.42	Operating Agreement of HDS IP Holding, LLC.[1]

3.43	Articles of Incorporation of HDS Power Solutions, Inc.[1]

3.44	Certificate of Amendment to Articles of Incorporation of HDS Power Solutions, Inc.[9]

3.45	By-Laws of HDS Power Solutions, Inc.[1]

3.46	Certificate of Incorporation of HSI IP, Inc.[1]

3.47	By-Laws of HSI IP, Inc.[1]

3.48	Articles of Organization of LBM Holdings, LLC.[9]

3.49	Operating Agreement of LBM Holdings, LLC.[9]

3.50	Certificate of Formation of ProValue, LLC.[1]

3.51	Operating Agreement of ProValue, LLC.[1]

3.52	Certificate of Incorporation of White Cap Construction Supply, Inc.[1]

3.53	By-Laws of White Cap Construction Supply, Inc.[1]

4.1	Indenture, dated as of April 12, 2012, among HD Supply, Inc., as issuer, the Subsidiary Guarantors from time to time parties thereto, and Wilmington Trust, National Association, as trustee and note collateral agent, relating to the 8 1/8% Senior Secured First Priority Notes due 2019.[7]

4.2	First Supplemental Indenture, dated as of April 12, 2012, among HD Supply, Inc., as issuer, the Subsidiary Guarantors named therein, and Wilmington Trust, National Association, as trustee, relating to the 8 1/8% Senior Secured First Priority Notes due 2019.[7]

4.3	Second Supplemental Indenture, dated as of July 27, 2012, among Varsity AP Holding Corporation, GCP Amerifile Coinvest Inc., Varsity AP Holdings LLC, Amerifile, LLC, Peachtree Business Products, LLC, AP RE LLC, HD Supply, Inc. and Wilmington Trust, National Association, as trustee, relating to the 8 1/8% Senior Secured First Priority Notes due 2019.[8]

Exhibit Number	Exhibit Description

4.4	Third Supplemental Indenture, dated as of August 2, 2012, among HD Supply, Inc., as issuer, the Subsidiary Guarantors named therein, and Wilmington Trust, National Association, as trustee, relating to the 8 1/8% Senior Secured First Priority Notes due 2019.[8]

4.5	Exchange and Registration Rights Agreement, dated as of April 12, 2012, among HD Supply, Inc., the Subsidiary Guarantors named therein, Merrill Lynch, Pierce, Fenner & Smith Incorporated and the other financial institutions named therein, relating to the 8 1/8% Senior Secured First Priority Notes due 2019.[7]

4.6	Exchange and Registration Rights Agreement, dated as of August 2, 2012, among HD Supply, Inc., the Subsidiary Guarantors named therein, Merrill Lynch, Pierce, Fenner & Smith Incorporated and the other financial institutions named therein, relating to the 8 1/8% Senior Secured First Priority Notes due 2019.[8]

4.7	Indenture, dated as of April 12, 2012, among HD Supply, Inc., as issuer, the Subsidiary Guarantors from time to time parties thereto, and Wilmington Trust, National Association, as trustee and note collateral agent, relating to the 11% Senior Secured Second Priority Notes due 2020.[7]

4.8	First Supplemental Indenture, dated as of April 12, 2012, among HD Supply, Inc., as issuer, the Subsidiary Guarantors named therein, and Wilmington Trust, National Association, as trustee, relating to the 11% Senior Secured Second Priority Notes due 2020.[7]

4.9	Second Supplemental Indenture, dated as of July 27, 2012, among Varsity AP Holding Corporation, GCP Amerifile Coinvest Inc., Varsity AP Holdings LLC, Amerifile, LLC, Peachtree Business Products, LLC, AP RE LLC, HD Supply, Inc. and Wilmington Trust, National Association, as trustee, relating to the 11% Senior Secured Second Priority Notes due 2020.[8]

4.10	Exchange and Registration Rights Agreement, dated as of April 12, 2012, among HD Supply, Inc., the Subsidiary Guarantors named therein, Goldman, Sachs & Co. and the other financial institutions named therein, relating to the 11% Senior Secured Second Priority Notes due 2020.[7]

4.11	Indenture, dated as of October 15, 2012, among HD Supply, Inc., as issuer, the Subsidiary Guarantors from time to time parties thereto, and Wells Fargo Bank, National Association, as trustee, relating to the 11.5% Senior Notes due 2020.[9]

4.12	Supplemental Indenture, dated as of October 15, 2012, among HD Supply, Inc., as issuer, the Subsidiary Guarantors from time to time parties thereto, and Wells Fargo Bank, National Association, as trustee, relating to the 11.5% Senior Notes due 2020.[9]

4.13	Exchange and Registration Rights Agreement, dated as of October 15, 2012, among HD Supply, Inc., the Subsidiary Guarantors named therein, Merrill Lynch, Pierce, Fenner & Smith Incorporated and the other financial institutions named therein, relating to the 11.5% Senior Notes due 2020.[9]

4.14	Indenture, dated as of April 12, 2012, among HD Supply, Inc., as issuer, the Subsidiary Guarantors from time to time parties thereto, and Wilmington Trust, National Association, as trustee, relating to the 14.875% Senior Notes due 2020.[7]

4.15	First Supplemental Indenture, dated as of July 27, 2012, among Varsity AP Holding Corporation, GCP Amerifile Coinvest Inc., Varsity AP Holdings LLC, Amerifile, LLC, Peachtree Business Products, LLC, AP RE LLC, HD Supply, Inc. and Wilmington Trust, National Association, as trustee, relating to the 14.875% Senior Notes due 2020.[8]

Exhibit Number	Exhibit Description

4.16	Exchange and Registration Rights Agreement, dated as of April 12, 2012, among HD Supply, Inc., the Subsidiary Guarantors named therein, and the Initial Investors named therein, relating to the 14.875% Senior Notes due 2020.[7]

4.17	Indenture, dated as of August 30, 2007, among HD Supply, Inc., as Issuer, the Subsidiary Guarantors from time to time parties thereto, and Wells Fargo Bank, National Association, as Trustee, relating to the 13.5% Senior Subordinated Notes due 2015.[1]

4.18	Merger Supplemental Indenture, dated as of August 30, 2007, by and between HD Supply, Inc. and Wells Fargo Bank, National Association, as Trustee, relating to the 13.5% Senior Subordinated Notes due 2015.[1]

4.19	Supplemental Indenture in Respect of Subsidiary Guarantee, dated as of August 30, 3007, by and between HD Supply Inc., the Subsidiary Guarantors named therein, and Wells Fargo Bank, National Association, as Trustee, relating to the 13.5% Senior Subordinated Notes due 2015.[1]

4.20	Third Supplemental Indenture, dated October 30, 2007, by and between HD Supply, Inc., the Subsidiary Guarantors parties named therein, and Wells Fargo Bank, National Association, as Trustee, relating to the 13.5% Senior Subordinated Notes due 2015.[1]

4.21	Fourth Supplemental Indenture, dated as of July 27, 2012, among Varsity AP Holding Corporation, GCP Amerifile Coinvest Inc., Varsity AP Holdings LLC, Amerifile, LLC, Peachtree Business Products, LLC, AP RE LLC, HD Supply, Inc. and Wells Fargo Bank, National Association, as trustee, relating to the 13.5% Senior Subordinated Notes due 2015.[8]

4.22	Exchange and Registration Rights Agreement, dated as of August 30, 2007, among HD Supply, Inc. (successor by merger to HDS Acquisition Subsidiary, Inc.), J.P. Morgan Securities Inc. and the other financial institutions named therein, relating to the 13.5% Senior Subordinated Notes due 2015.[1]

4.23	Form of 8 1/8% Senior Secured First Priority Note due 2019 (included in Exhibit 4.1 hereto).[7]

4.24	Form of 11% Senior Secured Second Priority Note due 2020 (included in Exhibit 4.7 hereto).[7]

4.25	Form of 11.5% Senior Note due 2020 (included in Exhibit 4.11 hereto).[9]

4.26	Form of 14.875% Senior Note due 2020 (included in Exhibit 4.14 hereto).[7]

4.27	Form of 13.5% Senior Subordinated Note due 2015 of HD Supply, Inc. (included in Exhibit 4.17 hereto).[1]

5.1	Opinion of Debevoise & Plimpton LLP.[11]

5.2	Opinion of Richards, Layton & Finger, P.A.[11]

5.3	Opinion of Holland & Knight LLP.[11]

5.4	Opinion of Clark Hill PLC.[11]

5.5	Opinion of Holland & Hart LLP.[11]

10.1	Credit Agreement, dated as of April 12, 2012, among HD Supply, Inc., as borrower, the several lenders and financial institutions from time to time parties thereto, Bank of America, N.A., as administrative agent and collateral agent for the lenders party thereto, and the other parties thereto.[7]

Exhibit Number	Exhibit Description

10.2	Guarantee and Collateral Agreement, among HD Supply, Inc., the Subsidiary Guarantors named therein, in favor of Bank of America, N.A., as administrative agent and collateral agent for the banks and other financial institutions from time to time parties to the Credit Agreement.[7]

10.3	ABL Credit Agreement, dated as of April 12, 2012, among HD Supply, Inc., as parent borrower, the Subsidiary Borrowers from time to time parties thereto, HD Supply Canada, Inc, as Canadian borrower, the several lenders and financial institutions from time to time parties thereto, General Electric Capital Corporation, as administrative agent and U.S. ABL collateral agent for the lenders party thereto, GE Canada Finance Holding Company, as Canadian agent and Canadian collateral agent for the lenders party thereto, and the other parties thereto.[7]

10.4	ABL Joinder Agreement, dated as of July 27, 2012, among HD Supply, Inc., as parent borrower, certain operating subsidiaries of the Parent Borrower signatory thereto and consented to by the other Loan Parties, General Electric Capital Corporation, as administrative agent and U.S. ABL collateral agent for the lenders party to the ABL Credit Agreement, GE Canada Finance Holding Company, as Canadian agent and Canadian collateral agent for the lenders party to the ABL Credit Agreement.[8]

10.5	U.S. Guarantee and Collateral Agreement, dated as of April 12, 2012, among HD Supply, Inc., the Subsidiary Borrowers named therein, the Subsidiary Guarantors named therein in favor of General Electric Capital Corporation, as U.S. ABL administrative agent and U.S. ABL collateral agent for the banks and other financial institutions from time to time parties to the ABL Credit Agreement.[7]

10.6	Assumption Agreement, dated as of July 27, 2012, made by Varsity AP Holding Corporation, GCP Amerifile Coinvest Inc., Varsity AP Holdings LLC, Amerifile, LLC, Peachtree Business Products, LLC and AP RE LLC in favor of General Electric Capital Corporation, as administrative agent and U.S. ABL collateral agent for the lenders party to the ABL Credit Agreement, and the other parties thereto.[8]

10.7	Supplemental Agreement, dated as of July 27, 2012, made by HD Supply Holdings, LLC in favor of General Electric Capital Corporation, as administrative agent and U.S. ABL collateral agent for the lenders party to the ABL Credit Agreement, and the other parties thereto.[8]

10.8	Holding Pledge Agreement, dated as of April 12, 2012, by HDS Holding Corporation in favor of Bank of America, N.A., as collateral agent and administrative agent for the banks and other financial institutions from time to time parties to the Credit Agreement.[7]

10.9	Assumption Agreement, dated as of July 27, 2012, made by Varsity AP Holding Corporation, GCP Amerifile Coinvest Inc., Varsity AP Holdings LLC, Amerifile, LLC, Peachtree Business Products, LLC and AP RE LLC in favor of Bank of America, N.A., as collateral agent and administrative for the lenders party to the Credit Agreement, and the other parties thereto.[8]

10.10	Supplemental Agreement, dated as of July 27, 2012, made by HD Supply Holdings, LLC in favor of Bank of America, N.A., as collateral agent and administrative for the lenders party to the Credit Agreement, and the other parties thereto.[8]

10.11	ABS Holding Pledge Agreement, dated as of April 12, 2012, by HDS Holding Corporation in favor of General Electric Capital Corporation, as administrative agent and collateral agent for the banks and other financial institutions from time to time parties to the ABL Credit Agreement.[7]

10.12	Collateral Agreement, dated as of April 12, 2012, among HD Supply, Inc., the Subsidiaries named therein, and Wilmington Trust, National Association, as note collateral agent, relating to the 8 1/8% Senior Secured First Priority Notes due 2019.[7]

Exhibit Number	Exhibit Description

10.13	Assumption Agreement, dated as of July 27, 2012, made by Varsity AP Holding Corporation, GCP Amerifile Coinvest Inc., Varsity AP Holdings LLC, Amerifile, LLC, Peachtree Business Products, LLC and AP RE LLC in favor of Wilmington Trust, National Association, as collateral agent, relating to the 8 1/8% Senior Secured First Priority Notes due 2019.[8]

10.14	Supplemental Agreement, dated as of July 27, 2012, made by HD Supply Holdings, LLC in favor of Wilmington Trust, National Association, as collateral agent, relating to the 8 1/8% Senior Secured First Priority Notes due 2019.[8]

10.15	Collateral Agreement, dated as of April 12, 2012, among HD Supply, Inc., the Subsidiaries named therein, and Wilmington Trust, National Association, note collateral agent, relating to the 11% Senior Secured Second Priority Notes due 2020.[7]

10.16	Assumption Agreement, dated as of July 27, 2012, made by Varsity AP Holding Corporation, GCP Amerifile Coinvest Inc., Varsity AP Holdings LLC, Amerifile, LLC, Peachtree Business Products, LLC and AP RE LLC in favor of Wilmington Trust, National Association, as collateral agent, relating to the 11% Senior Secured Second Priority Notes due 2020.[8]

10.17	Supplemental Agreement, dated as of July 27, 2012, made by HD Supply Holdings, LLC in favor of Wilmington Trust, National Association, as collateral agent, relating to the 11% Senior Secured Second Priority Notes due 2020.[8]

10.18	Intercreditor Agreement, dated as of April 12, 2012, among the Bank of America, N.A., as collateral agent for the banks and other financial institutions party to the Credit Agreement, General Electric Capital Corporation, as collateral agent for the banks and other financial institutions party to the ABL Credit Agreement, Wilmington Trust, National Association, as note collateral agent for the 8 1/8% Senior Secured First Priority Notes due 2019, and Wilmington Trust, National Association, as note collateral agent for the 11% Senior Secured Second Priority Notes due 2020.[7]

10.19	Cash Flow Intercreditor Agreement, dated as of April 12, 2012, among Bank of America, N.A., as collateral agent for the banks and other financial institutions party to the Credit Agreement, Wilmington Trust, National Association, as note collateral agent for the 8 1/8% Senior Secured First Priority Notes due 2019, and Wilmington Trust, National Association, as note collateral agent for the 11% Senior Secured Second Priority Notes due 2020.[7]

10.20	Notice and Confirmation of Grant of Security Interest in Trademarks, dated as of April 12, 2012, made by subsidiaries of HD Supply, Inc. named therein in favor of Bank of America, N.A., as administrative agent and collateral agent for the banks and other financial institutions that are parties to the Credit Agreement.[7]

10.21	Grant of Security Interest in Copyrights, dated as of April 12, 2012, made by subsidiaries of HD Supply, Inc. named therein in favor of Bank of America, N.A., as administrative agent and collateral agent for the banks and other financial institutions that are parties to the Credit Agreement.[7]

10.22	ABL Notice and Confirmation of Grant of Security Interest in Trademarks, dated as of April 12, 2012, made by subsidiaries of HD Supply, Inc. named therein in favor of General Electric Capital Corporation, as administrative agent and collateral agent for the banks and other financial institutions that are parties to the ABL Credit Agreement.[7]

10.23	ABL Grant of Security Interest in Copyrights, dated as of April 12, 2012, made by subsidiaries of HD Supply, Inc. named therein in favor of General Electric Capital Corporation, as administrative agent and collateral agent for the banks and other financial institutions that are parties to the ABL Credit Agreement.[7]

Exhibit Number	Exhibit Description

10.24	First Lien Secured Note Notice and Confirmation of Grant of Security Interest in Trademarks, dated as of April 12, 2012, made by subsidiaries of HD Supply, Inc. named therein in favor of Wilmington Trust, National Association, as note collateral agent, relating to the 8 1/8% Senior Secured First Priority Notes due 2019.[7]

10.25	First Lien Secured Note Grant of Security Interest in Copyrights, dated as of April 12, 2012, made by subsidiaries of HD Supply, Inc. named therein in favor of Wilmington Trust, National Association, as note collateral agent, relating to the 8 1/8% Senior Secured First Priority Notes due 2019.[7]

10.26	Second Lien Secured Note Notice and Confirmation of Grant of Security Interest in Trademarks, dated as of April 12, 2012, made by subsidiaries of HD Supply, Inc. named therein in favor of Wilmington Trust, National Association, as note collateral agent, relating to the 11% Senior Secured Second Priority Notes due 2020.[7]

10.27	Second Lien Secured Note Grant of Security Interest in Copyrights, dated as of April 12, 2012, made by subsidiaries of HD Supply, Inc. named therein in favor of Wilmington Trust, National Association, as note collateral agent, relating to the 11% Senior Secured Second Priority Notes due 2020.[7]

10.28	HD Supply Management Incentive Plan.[1]

10.29	Industrial PVF Bonus Plans.[2]

10.31	HDS Investment Holding, Inc. Stock Incentive Plan.[5]

10.32	Home Depot Retention Agreement with Joseph DeAngelo, effective August 30, 2007.[1]

10.33	Letter of Continued Employment, dated as of August 10, 2007, by Pro Acquisition Corporation in favor of Joseph J. DeAngelo.[3]

10.34	Letter of Continued Employment, dated as of August 10, 2007, by Pro Acquisition Corporation in favor of Anesa T. Chaibi.[3]

10.35	Letter of Employment, dated as of April 14, 2010, by and between HD Supply, Inc. and Ronald J. Domanico.[4]

10.36	Letter of Employment, dated as of March 26, 2010, by and between HD Supply, Inc. and Joseph Izganics.[5]

10.37	Letter of Employment, effective April 4, 2011, by and between HD Supply, Inc. and Steve Margolius.[6]

10.38	Tax Sharing Agreement, dated as of August 30, 2007, by and between HDS Investment Holding, Inc., HDS Acquisition Subsidiary, Inc. (which has been merged into HD Supply, Inc.), HDS Holding Corporation and HD Supply, Inc.[1]

10.39	Strategic Purchase Agreement, dated August 30, 2007, between Home Depot USA, Inc. and HD Supply Distribution Services, LLC.[1]

12.1	Computation of Ratio of Earnings to Fixed Charges.[9]

21.1	List of Subsidiaries.[9]

23.1	Consent of PricewaterhouseCoopers LLP.[10]

23.2	Consent of Debevoise & Plimpton LLP (included in Exhibit 5.1 hereto).[11]

23.3	Consent of Richards, Layton & Finger, P.A. (included in Exhibit 5.2 hereto).[11]

23.4	Consent of Holland & Knight LLP (included in Exhibit 5.3 hereto).[11]

Exhibit Number	Exhibit Description

23.5	Consent of Clark Hill PLC (included in Exhibit 5.4 hereto).[11]

23.6	Consent of Holland & Hart LLP (included in Exhibit 5.5 hereto).[11]

24.1	Powers of Attorney (contained on signature pages hereto).

25.1	Statement of Eligibility of Wilmington Trust, National Association on Form T-1.[9]

25.2	Statement of Eligibility of Wells Fargo Bank, National Association on Form T-1.[9]

99.1	Form of Letter of Transmittal.[10]

99.2	Form of Notice of Guaranteed Delivery.[9]

99.3	Form of Letter to Nominee.[9]

99.4	Form of Letter to Clients.[9]

99.5	Instruction to Registered Holder or DTC Participant From Beneficial Owner.[9]

101	The following financial information from (a) the Annual Report on Form 8-K for the fiscal year ended January 29, 2012 and/or (b) the Quarterly Report on Form 10-Q for the fiscal quarter ended October 28, 2012, as applicable, in each case formatted in XBRL (Extensible Business Reporting Language) and furnished electronically herewith: (i) the Consolidated Statements of Operations; (ii) the Consolidated Statements of Operations and Comprehensive Income (Loss); (iii) the Consolidated Balance Sheets; (iv) Consolidated Statements of Stockholder’s Equity and Comprehensive Income; (v) the Consolidated Statements of Cash Flows; and (vi) the Notes to the Consolidated Financial Statements.[10]

[1]	Previously filed in Amendment No. 1 to Form S-4 (File No. 333-159809) filed on July 10, 2009.
[2]	Previously filed in Amendment No. 2 to Form S-4 (File No. 333-159809) filed on July 27, 2009.
[3]	Previously filed in Form 10-K (File No. 333-159809) filed on April 13, 2010.
[4]	Previously filed in Form 10-Q (File No. 333-159809) filed on June 11, 2010.
[5]	Previously filed in Form 10-K (File No. 333-159809) filed on April 14, 2011.
[6]	Previously filed in Form 10-K (File No. 333-159809) filed on March 23, 2012.
[7]	Previously filed in Form 10-Q (File No. 333-159809) filed on June 7, 2012.
[8]	Previously filed in Form 10-Q (File No. 333-159809) filed on September 4, 2012.
[9]	Previously filed in Form S-4 (File No. 333-185158) filed on November 27, 2012.
[10]	Filed herewith.
[11]	To be filed by amendment.

(b) Financial Statement Schedule

HD SUPPLY, INC.

SCHEDULE II – VALUATION AND QUALIFYING ACCOUNTS

(Amounts in millions)

Accounts Receivable Allowance for Doubtful Accounts:

	Balance at Beginning of Period	Acquisition or Disposition of Business Adjustment	Charges to Expense / (Income)	Doubtful Accounts Written Off, Net	Other Adjustments	Balance at End of Period
Period ended:
January 31, 2010	$94	2	23	(64)	(3)	$52
January 30, 2011	$52	—	12	(28)	—	$36
January 29, 2012	$36	(2)	12	(14)	—	$32

Deferred Tax Valuation Allowances:

	Balance at Beginning of Period	Charges to Expense	Balance at End of Period
Period ended:
January 31, 2010	$2	7	$9
January 30, 2011	$9	230	$239
January 29, 2012	$239	252	$491

ITEM 22.	UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining liability under the Securities Act of 1933 to any purchaser: Each prospectus filed pursuant to Rule 424(b) as part of the registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, that the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(7) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(8) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, HD Supply, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on January 2, 2013.

HD SUPPLY, INC.

By:	/s/ Ricardo Nunez
	Name:	Ricardo Nunez
	Title:	Senior Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on January 2, 2013 by the following persons in the capacities indicated.

Signature	Title

* Joseph J. DeAngelo	President (Principal Executive Officer), Director

* Ronald J. Domanico	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

* Evan Levitt	Controller and Assistant Treasurer (Principal Accounting Officer)

* James G. Berges	Director

* Vipul Amin	Director

* Brian A. Bernasek	Director

* Paul Edgerley	Director

* Mitchell Jacobson	Director

* Lew Klessel	Director

* Gregory S. Ledford	Director

* Nathan K. Sleeper	Director

* Stephen M. Zide	Director

*By:	/s/ Ricardo Nunez Ricardo Nunez	Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, each of the registrants listed below has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on January 2, 2013.

BRAFASCO HOLDINGS II, INC.

BRAFASCO HOLDINGS, INC.

HD SUPPLY CONSTRUCTION SUPPLY GROUP, INC.

HD SUPPLY FACILITIES MAINTENANCE GROUP, INC.

HD SUPPLY MANAGEMENT, INC.

HD SUPPLY UTILITIES GROUP, INC.

HD SUPPLY WATERWORKS GROUP, INC.

HDS POWER SOLUTIONS, INC.

HSI IP, INC.

LBM HOLDINGS, LLC

By:	/s/ Ricardo Nunez
	Name:	Ricardo Nunez
	Title:	Vice President and Secretary of each registrant

Pursuant to the requirements of the Securities Act, this registration statement has been signed on January 2, 2013 by the following persons in the capacities indicated.

Signature	Title

* Joseph J. DeAngelo	President (Principal Executive Officer) and Director of each registrant

* Ronald J. Domanico	Vice President (Principal Financial Officer) and Director of each registrant

* Evan Levitt	Assistant Treasurer (Principal Accounting Officer) of each registrant

* Ricardo Nunez	Director of each registrant

* By:	/s/ Ricardo Nunez Ricardo Nunez	Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Creative Touch Interiors, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on January 2, 2013.

CREATIVE TOUCH INTERIORS, INC.

By:	/s/ Ricardo Nunez
Name: Ricardo Nunez
Title: Vice President and Secretary

Pursuant to the requirements of the Securities Act, this registration statement has been signed on January 2, 2013 by the following persons in the capacities indicated.

Signature	Title

* Joseph C. Izganics	President (Principal Executive Officer)

* Ronald J. Domanico	Vice President (Principal Financial Officer) and Director

* Evan Levitt	Assistant Treasurer (Principal Accounting Officer)

* Joseph J. DeAngelo	Director

* Ricardo Nunez	Director

* By:	/s/ Ricardo Nunez Ricardo Nunez	Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, HD Supply GP & Management, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on January 2, 2013.

HD SUPPLY GP & MANAGEMENT, INC.

By:	/s/ Ricardo Nunez
Name: Ricardo Nunez
Title: Vice President and Secretary

Pursuant to the requirements of the Securities Act, this registration statement has been signed on January 2, 2013 by the following persons in the capacities indicated.

Signature	Title

* Joseph J. DeAngelo	Chief Executive Officer (Principal Executive Officer) and Director

* Ronald J. Domanico	Vice President (Principal Financial Officer) and Director

* Evan Levitt	Assistant Treasurer (Principal Accounting Officer)

* Ricardo Nunez	Director

* By:	/s/ Ricardo Nunez Ricardo Nunez	Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, HD Supply Support Services, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on January 2, 2013.

HD SUPPLY SUPPORT SERVICES, INC.

By:	/s/ Ricardo Nunez
Name: Ricardo Nunez
Title: Vice President and Secretary

Pursuant to the requirements of the Securities Act, this registration statement has been signed on January 2, 2013 by the following persons in the capacities indicated.

Signature	Title

* Joseph J. DeAngelo	President (Principal Executive Officer) and Director

* Ronald J. Domanico	Vice President (Principal Financial Officer) and Director

* Jeffrey Monday	Assistant Treasurer (Principal Accounting Officer)

* Ricardo Nunez	Director

* By:	/s/ Ricardo Nunez Ricardo Nunez	Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, White Cap Construction Supply, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on January 2, 2013.

WHITE CAP CONSTRUCTION SUPPLY, INC.

By:	/s/ Ricardo Nunez
Name: Ricardo Nunez
Title: Vice President and Secretary

Pursuant to the requirements of the Securities Act, this registration statement has been signed on January 2, 2013 by the following persons in the capacities indicated.

Signature	Title

* John A. Stegeman	President (Principal Executive Officer)

* Ronald J. Domanico	Vice President (Principal Financial Officer) and Director

* Evan Levitt	Assistant Treasurer (Principal Accounting Officer)

* Joseph J. DeAngelo	Director

* Ricardo Nunez	Director

* By:	/s/ Ricardo Nunez Ricardo Nunez	Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, both of the registrants listed below has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on January 2, 2013.

HD BUILDER SOLUTIONS GROUP, LLC HD SUPPLY DISTRIBUTION SERVICES, LLC

By:	/s/ Ricardo Nunez
	Name:	Ricardo Nunez
	Title:	Vice President and Secretary of both registrants

Pursuant to the requirements of the Securities Act, this registration statement has been signed on January 2, 2013 by the following persons in the capacities indicated.

Signature	Title

* Joseph J. DeAngelo	Vice President (Principal Executive Officer) of both registrants

* Ronald J. Domanico	Vice President (Principal Financial Officer) of both registrants

* Evan Levitt	Assistant Treasurer (Principal Accounting Officer) of both registrants

HD Supply GP & Management, Inc.		Manager of both registrants

By:	*
Name: Joseph J. DeAngelo Title: Chief Executive Officer

* By:	/s/ Ricardo Nunez Ricardo Nunez	Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, HD Supply Holdings, LLC has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on January 2, 2013.

HD SUPPLY HOLDINGS, LLC

By:	/s/ Ricardo Nunez
Name: Ricardo Nunez
Title: Vice President and Secretary

Pursuant to the requirements of the Securities Act, this registration statement has been signed on January 2, 2013 by the following persons in the capacities indicated.

Signature	Title

* Joseph J. DeAngelo	President (Principal Executive Officer)

* Ronald J. Domanico	Vice President (Principal Financial Officer)

* Evan Levitt	Assistant Treasurer (Principal Accounting Officer)

HD Supply GP & Management, Inc.		Manager

By:	* Name: Joseph J. DeAngelo Title: Chief Executive Officer

* By:	/s/ Ricardo Nunez Ricardo Nunez	Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, HD Supply Repair & Remodel, LLC has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on January 2, 2013.

HD SUPPLY REPAIR & REMODEL, LLC

By:	/s/ Ricardo Nunez
Name: Ricardo Nunez
Title: Vice President and Secretary

Pursuant to the requirements of the Securities Act, this registration statement has been signed on January 2, 2013 by the following persons in the capacities indicated.

Signature	Title

* Joseph J. DeAngelo	Vice President (Principal Executive Officer)

* Katherine Boelte	Treasurer (Principal Financial Officer)

* Evan Levitt	Assistant Treasurer (Principal Accounting Officer)

HD Supply GP & Management, Inc.		Manager

By:	* Name: Joseph J. DeAngelo Title: Chief Executive Officer

* By:	/s/ Ricardo Nunez Ricardo Nunez	Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, HDS IP Holding, LLC has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on January 2, 2013.

HDS IP HOLDING, LLC

By:	/s/ Ricardo Nunez
Name: Ricardo Nunez
Title: Vice President

Pursuant to the requirements of the Securities Act, this registration statement has been signed on January 2, 2013 by the following persons in the capacities indicated.

Signature	Title

* Leo Cook	President (Principal Executive Officer) and Manager

* Joshua C. Miller	Treasurer (Principal Financial Officer and Principal Accounting Officer)

* By:	/s/ Ricardo Nunez Ricardo Nunez	Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, ProValue, LLC has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on January 2, 2013.

PROVALUE, LLC

By:	/s/ Ricardo Nunez
Name: Ricardo Nunez
Title: Vice President and Secretary

Pursuant to the requirements of the Securities Act, this registration statement has been signed on January 2, 2013 by the following persons in the capacities indicated.

Signature	Title

* Joseph J. DeAngelo	President (Principal Executive Officer)

* Katherine Boelte	Treasurer (Principal Financial Officer)

* Evan Levitt	Assistant Treasurer (Principal Accounting Officer)

HD Supply Support Services, Inc.		Managing Member

By:	*
Name: Joseph J. DeAngelo
Title: President

* By:	/s/ Ricardo Nunez Ricardo Nunez	Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, each of the registrants listed below has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on January 2, 2013.

HD SUPPLY CONSTRUCTION SUPPLY, LTD. HD SUPPLY ELECTRICAL, LTD. HD SUPPLY FACILITIES MAINTENANCE, LTD. HD SUPPLY UTILITIES, LTD. HD SUPPLY WATERWORKS, LTD.

By:	/s/ Ricardo Nunez
Name: Ricardo Nunez
Title: Vice President and Secretary of the general partner of each registrant, HD Supply GP & Management, Inc.

Pursuant to the requirements of the Securities Act, this registration statement has been signed on January 2, 2013 by the following persons in the capacities indicated.

Signature	Title

* Joseph J. DeAngelo	Chief Executive Officer (Principal Executive Officer) and Director of the general partner of each registrant, HD Supply GP & Management, Inc.

* Ronald J. Domanico	Vice President (Principal Financial Officer) and Director of the general partner of each registrant, HD Supply GP & Management, Inc.

* Evan Levitt	Assistant Treasurer (Principal Accounting Officer) of the general partner of each registrant, HD Supply GP & Management, Inc.

* Ricardo Nunez	Director of the general partner of each registrant, HD Supply GP & Management, Inc.

* By:	/s/ Ricardo Nunez Ricardo Nunez	Attorney-in-Fact

EXHIBIT INDEX

Exhibit List

Exhibit List

Exhibit Number	Exhibit Description

2.1	Purchase and Sale Agreement, dated as of June 19, 2007, by and between The Home Depot, Inc., THD Holdings, LLC, Home Depot International, Inc. and Pro Acquisition Corporation.[1]

2.2	Letter agreement, dated August 14, 2007, by and between The Home Depot, Inc., THD Holdings, LLC, Home Depot International, Inc., Homer TLC, Inc. and Pro Acquisition Corporation.[1]

2.3	Amendment, dated August 27, 2007, by and between The Home Depot, Inc., THD Holdings, LLC, Home Depot International, Inc., Homer TLC, Inc. and Pro Acquisition Corporation.[1]

3.1	Certificate of Incorporation of HD Supply, Inc.[1]

3.2	By-Laws of HD Supply, Inc.[1]

3.3	Certificate of Incorporation of Brafasco Holdings II, Inc.[1]

3.4	By-Laws of Brafasco Holdings II, Inc.[1]

3.5	Certificate of Incorporation of Brafasco Holdings, Inc.[1]

3.6	By-Laws of Brafasco Holdings, Inc.[1]

3.7	Articles of Incorporation of Creative Touch Interiors, Inc.[1]

3.8	By-Laws of Creative Touch Interiors, Inc.[1]

3.9	Certificate of Formation of HD Builder Solutions Group, LLC.[1]

3.10	Limited Liability Company Agreement of HD Builder Solutions Group, LLC.[1]

3.11	Certificate of Incorporation of HD Supply Construction Supply Group, Inc.[1]

3.12	By-Laws of HD Supply Construction Supply Group, Inc.[1]

3.13	Certificate of Limited Partnership of HD Supply Construction Supply, Ltd.[1]

3.14	Agreement of Limited Partnership of HD Supply Construction Supply, Ltd.[1]

3.15	Certificate of Formation of HD Supply Distribution Services, LLC.[1]

3.16	Limited Liability Company Agreement of HD Supply Distribution Services, LLC.[1]

3.17	Certificate of Limited Partnership of HD Supply Electrical, Ltd.[1]

3.18	Agreement of Limited Partnership of HD Supply Electrical, Ltd.[1]

3.19	Certificate of Incorporation of HD Supply Facilities Maintenance Group, Inc.[1]

3.20	By-Laws of HD Supply Facilities Maintenance Group, Inc.[1]

3.21	Certificate of Limited Partnership of HD Supply Facilities Maintenance, Ltd.[1]

3.22	Agreement of Limited Partnership of HD Supply Facilities Maintenance, Ltd.[1]

3.23	Certificate of Incorporation of HD Supply GP & Management, Inc.[1]

3.24	By-Laws of HD Supply GP & Management, Inc.[1]

Exhibit Number	Exhibit Description

3.25	Articles of Organization of HD Supply Holdings, LLC.[1]

3.26	Operating Agreement of HD Supply Holdings, LLC.[1]

3.27	Articles of Incorporation of HD Supply Management, Inc.[1]

3.28	By-Laws of HD Supply Management, Inc.[1]

3.29	Certificate of Formation of HD Supply Repair & Remodel, LLC.[1]

3.30	Limited Liability Company Agreement of HD Supply Repair & Remodel, LLC.[1]

3.31	Certificate of Incorporation of HD Supply Support Services, Inc.[1]

3.32	By-Laws of HD Supply Support Services, Inc.[1]

3.33	Certificate of Incorporation of HD Supply Utilities Group, Inc.[1]

3.34	By-Laws of HD Supply Utilities Group, Inc.[1]

3.35	Certificate of Limited Partnership of HD Supply Utilities, Ltd.[1]

3.36	Agreement of Limited Partnership of HD Supply Utilities, Ltd.[1]

3.37	Certificate of Incorporation of HD Supply Waterworks Group, Inc.[1]

3.38	By-Laws of HD Supply Waterworks Group, Inc.[1]

3.39	Certificate of Limited Partnership of HD Supply Waterworks, Ltd.[1]

3.40	Agreement of Limited Partnership of HD Supply Waterworks, Ltd.[1]

3.41	Articles of Organization of HDS IP Holding, LLC.[1]

3.42	Operating Agreement of HDS IP Holding, LLC.[1]

3.43	Articles of Incorporation of HDS Power Solutions, Inc.[1]

3.44	Certificate of Amendment to Articles of Incorporation of HDS Power Solutions, Inc.[9]

3.45	By-Laws of HDS Power Solutions, Inc.[1]

3.46	Certificate of Incorporation of HSI IP, Inc.[1]

3.47	By-Laws of HSI IP, Inc.[1]

3.48	Articles of Organization of LBM Holdings, LLC.[9]

3.49	Operating Agreement of LBM Holdings, LLC.[9]

3.50	Certificate of Formation of ProValue, LLC.[1]

3.51	Operating Agreement of ProValue, LLC.[1]

3.52	Certificate of Incorporation of White Cap Construction Supply, Inc.[1]

3.53	By-Laws of White Cap Construction Supply, Inc.[1]

4.1	Indenture, dated as of April 12, 2012, among HD Supply, Inc., as issuer, the Subsidiary Guarantors from time to time parties thereto, and Wilmington Trust, National Association, as trustee and note collateral agent, relating to the 8 1/8% Senior Secured First Priority Notes due 2019.[7]

4.2	First Supplemental Indenture, dated as of April 12, 2012, among HD Supply, Inc., as issuer, the Subsidiary Guarantors named therein, and Wilmington Trust, National Association, as trustee, relating to the 8 1/8% Senior Secured First Priority Notes due 2019.[7]

4.3	Second Supplemental Indenture, dated as of July 27, 2012, among Varsity AP Holding Corporation, GCP Amerifile Coinvest Inc., Varsity AP Holdings LLC, Amerifile, LLC, Peachtree Business Products, LLC, AP RE LLC, HD Supply, Inc. and Wilmington Trust, National Association, as trustee, relating to the 8 1/8% Senior Secured First Priority Notes due 2019.[8]

Exhibit Number	Exhibit Description

4.4	Third Supplemental Indenture, dated as of August 2, 2012, among HD Supply, Inc., as issuer, the Subsidiary Guarantors named therein, and Wilmington Trust, National Association, as trustee, relating to the 8 1/8% Senior Secured First Priority Notes due 2019.[8]

4.5	Exchange and Registration Rights Agreement, dated as of April 12, 2012, among HD Supply, Inc., the Subsidiary Guarantors named therein, Merrill Lynch, Pierce, Fenner & Smith Incorporated and the other financial institutions named therein, relating to the 8 1/8% Senior Secured First Priority Notes due 2019.[7]

4.6	Exchange and Registration Rights Agreement, dated as of August 2, 2012, among HD Supply, Inc., the Subsidiary Guarantors named therein, Merrill Lynch, Pierce, Fenner & Smith Incorporated and the other financial institutions named therein, relating to the 8 1/8% Senior Secured First Priority Notes due 2019.[8]

4.7	Indenture, dated as of April 12, 2012, among HD Supply, Inc., as issuer, the Subsidiary Guarantors from time to time parties thereto, and Wilmington Trust, National Association, as trustee and note collateral agent, relating to the 11% Senior Secured Second Priority Notes due 2020.[7]

4.8	First Supplemental Indenture, dated as of April 12, 2012, among HD Supply, Inc., as issuer, the Subsidiary Guarantors named therein, and Wilmington Trust, National Association, as trustee, relating to the 11% Senior Secured Second Priority Notes due 2020.[7]

4.9	Second Supplemental Indenture, dated as of July 27, 2012, among Varsity AP Holding Corporation, GCP Amerifile Coinvest Inc., Varsity AP Holdings LLC, Amerifile, LLC, Peachtree Business Products, LLC, AP RE LLC, HD Supply, Inc. and Wilmington Trust, National Association, as trustee, relating to the 11% Senior Secured Second Priority Notes due 2020.[8]

4.10	Exchange and Registration Rights Agreement, dated as of April 12, 2012, among HD Supply, Inc., the Subsidiary Guarantors named therein, Goldman, Sachs & Co. and the other financial institutions named therein, relating to the 11% Senior Secured Second Priority Notes due 2020.[7]

4.11	Indenture, dated as of October 15, 2012, among HD Supply, Inc., as issuer, the Subsidiary Guarantors from time to time parties thereto, and Wells Fargo Bank, National Association, as trustee, relating to the 11.5% Senior Notes due 2020.[9]

4.12	Supplemental Indenture, dated as of October 15, 2012, among HD Supply, Inc., as issuer, the Subsidiary Guarantors from time to time parties thereto, and Wells Fargo Bank, National Association, as trustee, relating to the 11.5% Senior Notes due 2020.[9]

4.13	Exchange and Registration Rights Agreement, dated as of October 15, 2012, among HD Supply, Inc., the Subsidiary Guarantors named therein, Merrill Lynch, Pierce, Fenner & Smith Incorporated and the other financial institutions named therein, relating to the 11.5% Senior Notes due 2020.[9]

4.14	Indenture, dated as of April 12, 2012, among HD Supply, Inc., as issuer, the Subsidiary Guarantors from time to time parties thereto, and Wilmington Trust, National Association, as trustee, relating to the 14.875% Senior Notes due 2020.[7]

4.15	First Supplemental Indenture, dated as of July 27, 2012, among Varsity AP Holding Corporation, GCP Amerifile Coinvest Inc., Varsity AP Holdings LLC, Amerifile, LLC, Peachtree Business Products, LLC, AP RE LLC, HD Supply, Inc. and Wilmington Trust, National Association, as trustee, relating to the 14.875% Senior Notes due 2020.[8]

Exhibit Number	Exhibit Description

4.16	Exchange and Registration Rights Agreement, dated as of April 12, 2012, among HD Supply, Inc., the Subsidiary Guarantors named therein, and the Initial Investors named therein, relating to the 14.875% Senior Notes due 2020.[7]

4.17	Indenture, dated as of August 30, 2007, among HD Supply, Inc., as Issuer, the Subsidiary Guarantors from time to time parties thereto, and Wells Fargo Bank, National Association, as Trustee, relating to the 13.5% Senior Subordinated Notes due 2015.[1]

4.18	Merger Supplemental Indenture, dated as of August 30, 2007, by and between HD Supply, Inc. and Wells Fargo Bank, National Association, as Trustee, relating to the 13.5% Senior Subordinated Notes due 2015.[1]

4.19	Supplemental Indenture in Respect of Subsidiary Guarantee, dated as of August 30, 3007, by and between HD Supply Inc., the Subsidiary Guarantors named therein, and Wells Fargo Bank, National Association, as Trustee, relating to the 13.5% Senior Subordinated Notes due 2015.[1]

4.20	Third Supplemental Indenture, dated October 30, 2007, by and between HD Supply, Inc., the Subsidiary Guarantors parties named therein, and Wells Fargo Bank, National Association, as Trustee, relating to the 13.5% Senior Subordinated Notes due 2015.[1]

4.21	Fourth Supplemental Indenture, dated as of July 27, 2012, among Varsity AP Holding Corporation, GCP Amerifile Coinvest Inc., Varsity AP Holdings LLC, Amerifile, LLC, Peachtree Business Products, LLC, AP RE LLC, HD Supply, Inc. and Wells Fargo Bank, National Association, as trustee, relating to the 13.5% Senior Subordinated Notes due 2015.[8]

4.22	Exchange and Registration Rights Agreement, dated as of August 30, 2007, among HD Supply, Inc. (successor by merger to HDS Acquisition Subsidiary, Inc.), J.P. Morgan Securities Inc. and the other financial institutions named therein, relating to the 13.5% Senior Subordinated Notes due 2015.[1]

4.23	Form of 8 1/8% Senior Secured First Priority Note due 2019 (included in Exhibit 4.1 hereto).[7]

4.24	Form of 11% Senior Secured Second Priority Note due 2020 (included in Exhibit 4.7 hereto).[7]

4.25	Form of 11.5% Senior Note due 2020 (included in Exhibit 4.11 hereto).[9]

4.26	Form of 14.875% Senior Note due 2020 (included in Exhibit 4.14 hereto).[7]

4.27	Form of 13.5% Senior Subordinated Note due 2015 of HD Supply, Inc. (included in Exhibit 4.17 hereto).[1]

5.1	Opinion of Debevoise & Plimpton LLP.[11]

5.2	Opinion of Richards, Layton & Finger, P.A.[11]

5.3	Opinion of Holland & Knight LLP.[11]

5.4	Opinion of Clark Hill PLC.[11]

5.5	Opinion of Holland & Hart LLP.[11]

10.1	Credit Agreement, dated as of April 12, 2012, among HD Supply, Inc., as borrower, the several lenders and financial institutions from time to time parties thereto, Bank of America, N.A., as administrative agent and collateral agent for the lenders party thereto, and the other parties thereto.[7]

Exhibit Number	Exhibit Description

10.2	Guarantee and Collateral Agreement, among HD Supply, Inc., the Subsidiary Guarantors named therein, in favor of Bank of America, N.A., as administrative agent and collateral agent for the banks and other financial institutions from time to time parties to the Credit Agreement.[7]

10.3	ABL Credit Agreement, dated as of April 12, 2012, among HD Supply, Inc., as parent borrower, the Subsidiary Borrowers from time to time parties thereto, HD Supply Canada, Inc, as Canadian borrower, the several lenders and financial institutions from time to time parties thereto, General Electric Capital Corporation, as administrative agent and U.S. ABL collateral agent for the lenders party thereto, GE Canada Finance Holding Company, as Canadian agent and Canadian collateral agent for the lenders party thereto, and the other parties thereto.[7]

10.4	ABL Joinder Agreement, dated as of July 27, 2012, among HD Supply, Inc., as parent borrower, certain operating subsidiaries of the Parent Borrower signatory thereto and consented to by the other Loan Parties, General Electric Capital Corporation, as administrative agent and U.S. ABL collateral agent for the lenders party to the ABL Credit Agreement, GE Canada Finance Holding Company, as Canadian agent and Canadian collateral agent for the lenders party to the ABL Credit Agreement.[8]

10.5	U.S. Guarantee and Collateral Agreement, dated as of April 12, 2012, among HD Supply, Inc., the Subsidiary Borrowers named therein, the Subsidiary Guarantors named therein in favor of General Electric Capital Corporation, as U.S. ABL administrative agent and U.S. ABL collateral agent for the banks and other financial institutions from time to time parties to the ABL Credit Agreement.[7]

10.6	Assumption Agreement, dated as of July 27, 2012, made by Varsity AP Holding Corporation, GCP Amerifile Coinvest Inc., Varsity AP Holdings LLC, Amerifile, LLC, Peachtree Business Products, LLC and AP RE LLC in favor of General Electric Capital Corporation, as administrative agent and U.S. ABL collateral agent for the lenders party to the ABL Credit Agreement, and the other parties thereto.[8]

10.7	Supplemental Agreement, dated as of July 27, 2012, made by HD Supply Holdings, LLC in favor of General Electric Capital Corporation, as administrative agent and U.S. ABL collateral agent for the lenders party to the ABL Credit Agreement, and the other parties thereto.[8]

10.8	Holding Pledge Agreement, dated as of April 12, 2012, by HDS Holding Corporation in favor of Bank of America, N.A., as collateral agent and administrative agent for the banks and other financial institutions from time to time parties to the Credit Agreement.[7]

10.9	Assumption Agreement, dated as of July 27, 2012, made by Varsity AP Holding Corporation, GCP Amerifile Coinvest Inc., Varsity AP Holdings LLC, Amerifile, LLC, Peachtree Business Products, LLC and AP RE LLC in favor of Bank of America, N.A., as collateral agent and administrative for the lenders party to the Credit Agreement, and the other parties thereto.[8]

10.10	Supplemental Agreement, dated as of July 27, 2012, made by HD Supply Holdings, LLC in favor of Bank of America, N.A., as collateral agent and administrative for the lenders party to the Credit Agreement, and the other parties thereto.[8]

10.11	ABS Holding Pledge Agreement, dated as of April 12, 2012, by HDS Holding Corporation in favor of General Electric Capital Corporation, as administrative agent and collateral agent for the banks and other financial institutions from time to time parties to the ABL Credit Agreement.[7]

10.12	Collateral Agreement, dated as of April 12, 2012, among HD Supply, Inc., the Subsidiaries named therein, and Wilmington Trust, National Association, as note collateral agent, relating to the 8 1/8% Senior Secured First Priority Notes due 2019.[7]

Exhibit Number	Exhibit Description

10.13	Assumption Agreement, dated as of July 27, 2012, made by Varsity AP Holding Corporation, GCP Amerifile Coinvest Inc., Varsity AP Holdings LLC, Amerifile, LLC, Peachtree Business Products, LLC and AP RE LLC in favor of Wilmington Trust, National Association, as collateral agent, relating to the 8 1/8% Senior Secured First Priority Notes due 2019.[8]

10.14	Supplemental Agreement, dated as of July 27, 2012, made by HD Supply Holdings, LLC in favor of Wilmington Trust, National Association, as collateral agent, relating to the 8 1/8% Senior Secured First Priority Notes due 2019.[8]

10.15	Collateral Agreement, dated as of April 12, 2012, among HD Supply, Inc., the Subsidiaries named therein, and Wilmington Trust, National Association, note collateral agent, relating to the 11% Senior Secured Second Priority Notes due 2020.[7]

10.16	Assumption Agreement, dated as of July 27, 2012, made by Varsity AP Holding Corporation, GCP Amerifile Coinvest Inc., Varsity AP Holdings LLC, Amerifile, LLC, Peachtree Business Products, LLC and AP RE LLC in favor of Wilmington Trust, National Association, as collateral agent, relating to the 11% Senior Secured Second Priority Notes due 2020.[8]

10.17	Supplemental Agreement, dated as of July 27, 2012, made by HD Supply Holdings, LLC in favor of Wilmington Trust, National Association, as collateral agent, relating to the 11% Senior Secured Second Priority Notes due 2020.[8]

10.18	Intercreditor Agreement, dated as of April 12, 2012, among the Bank of America, N.A., as collateral agent for the banks and other financial institutions party to the Credit Agreement, General Electric Capital Corporation, as collateral agent for the banks and other financial institutions party to the ABL Credit Agreement, Wilmington Trust, National Association, as note collateral agent for the 8 1/8% Senior Secured First Priority Notes due 2019, and Wilmington Trust, National Association, as note collateral agent for the 11% Senior Secured Second Priority Notes due 2020.[7]

10.19	Cash Flow Intercreditor Agreement, dated as of April 12, 2012, among Bank of America, N.A., as collateral agent for the banks and other financial institutions party to the Credit Agreement, Wilmington Trust, National Association, as note collateral agent for the 8 1/8% Senior Secured First Priority Notes due 2019, and Wilmington Trust, National Association, as note collateral agent for the 11% Senior Secured Second Priority Notes due 2020.[7]

10.20	Notice and Confirmation of Grant of Security Interest in Trademarks, dated as of April 12, 2012, made by subsidiaries of HD Supply, Inc. named therein in favor of Bank of America, N.A., as administrative agent and collateral agent for the banks and other financial institutions that are parties to the Credit Agreement.[7]

10.21	Grant of Security Interest in Copyrights, dated as of April 12, 2012, made by subsidiaries of HD Supply, Inc. named therein in favor of Bank of America, N.A., as administrative agent and collateral agent for the banks and other financial institutions that are parties to the Credit Agreement.[7]

10.22	ABL Notice and Confirmation of Grant of Security Interest in Trademarks, dated as of April 12, 2012, made by subsidiaries of HD Supply, Inc. named therein in favor of General Electric Capital Corporation, as administrative agent and collateral agent for the banks and other financial institutions that are parties to the ABL Credit Agreement.[7]

10.23	ABL Grant of Security Interest in Copyrights, dated as of April 12, 2012, made by subsidiaries of HD Supply, Inc. named therein in favor of General Electric Capital Corporation, as administrative agent and collateral agent for the banks and other financial institutions that are parties to the ABL Credit Agreement.[7]

Exhibit Number	Exhibit Description

10.24	First Lien Secured Note Notice and Confirmation of Grant of Security Interest in Trademarks, dated as of April 12, 2012, made by subsidiaries of HD Supply, Inc. named therein in favor of Wilmington Trust, National Association, as note collateral agent, relating to the 8 1/8% Senior Secured First Priority Notes due 2019.[7]

10.25	First Lien Secured Note Grant of Security Interest in Copyrights, dated as of April 12, 2012, made by subsidiaries of HD Supply, Inc. named therein in favor of Wilmington Trust, National Association, as note collateral agent, relating to the 8 1/8% Senior Secured First Priority Notes due 2019.[7]

10.26	Second Lien Secured Note Notice and Confirmation of Grant of Security Interest in Trademarks, dated as of April 12, 2012, made by subsidiaries of HD Supply, Inc. named therein in favor of Wilmington Trust, National Association, as note collateral agent, relating to the 11% Senior Secured Second Priority Notes due 2020.[7]

10.27	Second Lien Secured Note Grant of Security Interest in Copyrights, dated as of April 12, 2012, made by subsidiaries of HD Supply, Inc. named therein in favor of Wilmington Trust, National Association, as note collateral agent, relating to the 11% Senior Secured Second Priority Notes due 2020.[7]

10.28	HD Supply Management Incentive Plan.[1]

10.29	Industrial PVF Bonus Plans.[2]

10.31	HDS Investment Holding, Inc. Stock Incentive Plan.[5]

10.32	Home Depot Retention Agreement with Joseph DeAngelo, effective August 30, 2007.[1]

10.33	Letter of Continued Employment, dated as of August 10, 2007, by Pro Acquisition Corporation in favor of Joseph J. DeAngelo.[3]

10.34	Letter of Continued Employment, dated as of August 10, 2007, by Pro Acquisition Corporation in favor of Anesa T. Chaibi.[3]

10.35	Letter of Employment, dated as of April 14, 2010, by and between HD Supply, Inc. and Ronald J. Domanico.[4]

10.36	Letter of Employment, dated as of March 26, 2010, by and between HD Supply, Inc. and Joseph Izganics.[5]

10.37	Letter of Employment, effective April 4, 2011, by and between HD Supply, Inc. and Steve Margolius.[6]

10.38	Tax Sharing Agreement, dated as of August 30, 2007, by and between HDS Investment Holding, Inc., HDS Acquisition Subsidiary, Inc. (which has been merged into HD Supply, Inc.), HDS Holding Corporation and HD Supply, Inc.[1]

10.39	Strategic Purchase Agreement, dated August 30, 2007, between Home Depot USA, Inc. and HD Supply Distribution Services, LLC.[1]

12.1	Computation of Ratio of Earnings to Fixed Charges.[9]

21.1	List of Subsidiaries.[9]

23.1	Consent of PricewaterhouseCoopers LLP.[10]

23.2	Consent of Debevoise & Plimpton LLP (included in Exhibit 5.1 hereto).[11]

23.3	Consent of Richards, Layton & Finger, P.A. (included in Exhibit 5.2 hereto).[11]

23.4	Consent of Holland & Knight LLP (included in Exhibit 5.3 hereto).[11]

Exhibit Number	Exhibit Description

23.5	Consent of Clark Hill PLC (included in Exhibit 5.4 hereto).[11]

23.6	Consent of Holland & Hart LLP (included in Exhibit 5.5 hereto).[11]

24.1	Powers of Attorney (contained on signature pages hereto).

25.1	Statement of Eligibility of Wilmington Trust, National Association on Form T-1.[9]

25.2	Statement of Eligibility of Wells Fargo Bank, National Association on Form T-1.[9]

99.1	Form of Letter of Transmittal.[10]

99.2	Form of Notice of Guaranteed Delivery.[9]

99.3	Form of Letter to Nominee.[9]

99.4	Form of Letter to Clients.[9]

99.5	Instruction to Registered Holder or DTC Participant From Beneficial Owner.[9]

101	The following financial information from (a) the Annual Report on Form 8-K for the fiscal year ended January 29, 2012 and/or (b) the Quarterly Report on Form 10-Q for the fiscal quarter ended October 28, 2012, as applicable, in each case formatted in XBRL (Extensible Business Reporting Language) and furnished electronically herewith: (i) the Consolidated Statements of Operations; (ii) the Consolidated Statements of Operations and Comprehensive Income (Loss); (iii) the Consolidated Balance Sheets; (iv) Consolidated Statements of Stockholder’s Equity and Comprehensive Income; (v) the Consolidated Statements of Cash Flows; and (vi) the Notes to the Consolidated Financial Statements.[10]

[1]	Previously filed in Amendment No. 1 to Form S-4 (File No. 333-159809) filed on July 10, 2009.
[2]	Previously filed in Amendment No. 2 to Form S-4 (File No. 333-159809) filed on July 27, 2009.
[3]	Previously filed in Form 10-K (File No. 333-159809) filed on April 13, 2010.
[4]	Previously filed in Form 10-Q (File No. 333-159809) filed on June 11, 2010.
[5]	Previously filed in Form 10-K (File No. 333-159809) filed on April 14, 2011.
[6]	Previously filed in Form 10-K (File No. 333-159809) filed on March 23, 2012.
[7]	Previously filed in Form 10-Q (File No. 333-159809) filed on June 7, 2012.
[8]	Previously filed in Form 10-Q (File No. 333-159809) filed on September 4, 2012.
[9]	Previously filed in Form S-4 (File No. 333-185158) filed on November 27, 2012.
[10]	Filed herewith.
[11]	To be filed by amendment.